Exhibit 99.2

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to any aspect of the Merger, this document or as to the action to be taken, you should consult a licensed securities dealer or other registered institution in securities, a bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your shares in Sinoma, you should at once hand this document to the purchaser(s) or the transferee(s) or to the bank, licensed securities dealer or registered institution in securities, or other agent through whom the sale or the transfer was effected for transmission to the purchaser(s) or the transferee(s).

The Hong Kong Exchanges and Clearing Limited and the Stock Exchange take no responsibility for the contents of this document, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this document.

(a joint stock limited company incorporated in the People’s Republic of China with limited liability)	(a joint stock company incorporated in the People’s Republic of China with limited liability)
(Stock Code: 3323)	(Stock Code: 1893)

(1) MERGER OF CNBM AND SINOMA

(2) NOTICE OF THE SINOMA EXTRAORDINARY GENERAL MEETING

AND

(3) NOTICE OF THE SINOMA H SHAREHOLDERS’ CLASS MEETING

in no particular order

Joint Financial Advisers to CNBM

Independent Financial Adviser to the Sinoma Independent Board Committee

Capitalised terms used on this cover page shall have the same meanings as those defined in the section headed “Definitions” in this document.

A letter from Sinoma’s Board is set out on pages 12 to 35 of this document. A letter from the Sinoma Independent Board Committee to the Independent Sinoma Shareholders is set out on page 36 of this document. A letter from Oceanwide Capital Limited, the Sinoma Independent Financial Adviser, containing its advice to the Sinoma Independent Board Committee, is set out on pages 37 to 84 of this document.

The notice convening the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting to be held at No. 2 meeting room on the 6th Floor, Tower 2, Guohai Plaza, No. 17 Fuxing Road, Haidian District, Beijing, the People’s Republic of China on Wednesday, 6 December 2017 (i) in relation to the Sinoma EGM, 9:30 a.m., and (ii) in relation to the Sinoma H Shareholders’ Class Meeting, 10:30 a.m., or immediately following the conclusion of the Sinoma EGM or any adjournment thereof is contained in this document. Shareholders are advised to read the notice and to complete and return the enclosed form of proxy for use at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting in accordance with the instructions printed thereon.

Whether or not you are able to attend and vote at the Sinoma EGM and Sinoma H Shareholders’ Class Meeting in person, you are requested to complete and return the accompanying form of proxy in accordance with the instructions printed thereon and return it to the H Share registrar of Sinoma, Computershare Hong Kong Investor Services Limited, together with the power of attorney or other authority (if any) under which it is signed (or a notarially certified copy thereof), as soon as possible and in any event not later than 48 hours before the time appointed for holding the Sinoma EGM and Sinoma H Shareholders’ Class Meeting or any adjournment thereof (as the case may be).

Completion and return of the form or proxy will not preclude you from attending and voting in person at the Sinoma EGM, Sinoma H Shareholders’ Class Meeting or any adjournment thereof should you so wish and in such event, the form of proxy shall be deemed to be revoked.

This document is jointly issued by CNBM and Sinoma.

20 October 2017

– i –

EXPECTED TIMETABLE

The expected timetable set out below is indicative only and may be subject to change. Further announcement(s) will be made as and when appropriate.

Unless otherwise expressly stated, references to times and dates in this document are to Hong Kong times and dates.

Latest time for lodging transfers of Sinoma H Shares in order to be entitled to attend and vote at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting	4:30 p.m. on Friday, 3 November 2017

Closure of registers for transfers of shares for determination of Sinoma H Shareholders entitled to attend and vote at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting	Saturday, 4 November 2017 to Wednesday, 6 December 2017

Latest time for receiving reply slips for the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting	Wednesday, 15 November 2017

Latest time for lodging proxy forms in respect of the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting	9:30 a.m. on Monday, 4 December 2017

Record date for Sinoma Shareholders for the Sinoma EGM and Sinoma H Shareholders for the Sinoma H Shareholders’ Class Meeting	Wednesday 6 December 2017

Sinoma EGM	9:30 a.m. on Wednesday, 6 December 2017

Sinoma H Shareholders’ Class Meeting	10:30 a.m., or immediately following the conclusion of the Sinoma EGM or any adjournment thereof on Wednesday, 6 December 2017

Resumption of registers for transfer of shares	9:00 a.m. on Thursday, 7 December 2017

CNBM and Sinoma will jointly publish announcement on the date when or as soon as reasonably practicable after all conditions precedent to the Merger Agreement have been satisfied and the conditions to implementing the Merger have been satisfied or waived, as appropriate (the “Implementation Announcement”).

– ii –

EXPECTED TIMETABLE

CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should be aware that the Merger is subject to the conditions set out in this document being satisfied or waived, as applicable, and neither CNBM nor Sinoma provides any assurance that any or all conditions can be satisfied, and the Merger may or may not be completed before the expiry of the validity period of the approval of the Merger by CNBM’s Board or Sinoma’s Board, and thus the Merger Agreement may or may not become effective or, if effective, may or may not be implemented or completed. CNBM Shareholders, Sinoma Shareholders and potential investors in the securities of CNBM and/or the securities of Sinoma should therefore exercise caution when dealing in CNBM Shares or Sinoma Shares. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

– iii –

IMPORTANT NOTICES

NOTICE TO U.S. HOLDERS OF SHARES

IMPORTANT: You must read the following disclaimer before continuing. The following disclaimer applies to this document following this disclaimer page and you are therefore advised to read this disclaimer page carefully before accessing, reading or making any other use of this document. In, and as a result of, accessing this document you agree, and you are deemed to agree, to be bound by the following terms and conditions.

The Merger will involve the exchange of securities of two companies incorporated in the PRC with limited liability and is subject to Hong Kong disclosure requirements, which are different from those of the United States. The financial statements included in this document have been prepared in accordance with Hong Kong Financial Reporting Standards and PRC GAAP and thus may not be comparable to financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty enforcing their rights and any claims arising under the U.S. federal securities laws, as each of CNBM and Sinoma is located in a country outside the United States and some or all of their respective officers and directors may be residents of a country other than the United States. U.S. holders of CNBM Shares or Sinoma Shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, U.S. holders of CNBM Shares or Sinoma Shares may encounter difficulty compelling a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

Securities may not be offered or sold in the United States absent registration under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), or pursuant to an exemption from such registration. The CNBM Shares to be issued pursuant to the Merger are not, and will not be, registered under the U.S. Securities Act or under the securities laws of any jurisdiction of the United States and will be issued to U.S. holders of Sinoma Shares in reliance on the exemption from registration provided by Rule 802 under the U.S. Securities Act and in reliance on available exemptions from any state law registration requirements. The CNBM Shares to be issued pursuant to the Merger will be “restricted securities” within the meaning of Rule 144(a)(3) under the U.S. Securities Act to the same extent and proportion as the Sinoma Shares for which they were exchanged in the Merger.

Neither the U.S. Securities and Exchange Commission nor any U.S. state securities commission has approved or disapproved of the CNBM Shares to be issued in connection with the Merger, or determined if this document is accurate or complete. Any representation to the contrary is a criminal offence. In accordance with the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder with respect to the CNBM Shares to be issued in connection with the Merger, CNBM will submit to the US Securities and Exchange Commission any informational document it publishes or otherwise disseminates to holders of Sinoma Shares related to the Merger.

– iv –

IMPORTANT NOTICES

The receipt of CNBM Shares pursuant to the Merger by a U.S. holder of Sinoma shares may be a taxable transaction for U.S. federal income tax purposes and under applicable U.S. state and local, as well as foreign and other tax laws. Each Sinoma Shareholder is urged to consult an independent professional adviser immediately regarding applicable tax consequences of the Merger.

– v –

ACTION TO BE TAKEN

ACTION TO BE TAKEN BY SINOMA H SHAREHOLDERS

Sinoma H Shareholders who have been registered as holders of Sinoma H Shares on the register of members of Sinoma kept by the registrar of H shares, Computershare Hong Kong Investor Service Limited, by close of business on Wednesday, 6 December 2017 and who have completed all necessary registration procedures will be entitled to attend the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

Whether or not you intend to attend the Sinoma EGM or the Sinoma H Shareholders’ Class Meeting, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 48 hours before the appointed time for holding the relevant meetings or any adjournment thereof). After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish. A drop box service will be available for Sinoma Shareholders to lodge their proxy forms at Sinoma’s share registrar for H shares, Computershare Hong Kong Investor Services Limited, at 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

If you are eligible and intend to attend the relevant meetings, please complete and return the relevant reply slips in accordance with the instructions printed thereon. Reply slips should be returned as soon as possible (but in any event not later than 20 days before the scheduled date for holding the relevant meetings or any adjournment thereof).

Sinoma H Shareholders whose names are on the H share register of members of Sinoma at the close of business on Wednesday, 6 December 2017 will be entitled to attend the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting when they have completed all necessary registration procedures. The register of members of Sinoma H Shareholders will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017, during which no registration of transfers of Sinoma H Shares will be processed. If applicable, Sinoma H Shareholders intending to attend the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting must lodge their respective transfer documents and relevant share certificates with Sinoma’s share registrar for H shares, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

An announcement will be made by Sinoma in relation to the result of Sinoma EGM and the Sinoma H Shareholders’ Class Meeting. Further announcement(s) will be made before/after the satisfaction or waiver, as appropriate, of the conditions to becoming effective and implementation conditions to the Merger Agreement.

– vi –

ACTION TO BE TAKEN

NOTE

Investors in Sinoma should note that CNBM has despatched the Circular to CNBM H Shareholders in relation to the Merger. The Circular despatched to CNBM H Shareholders contains, in addition to information relating to CNBM, the views of CNBM’s Board, the CNBM Independent Board Committee and the independent financial adviser to the CNBM Independent Board Committee on the Merger, and certain other information. Sinoma H Shareholders should note that the Circular issued in relation to the Merger does not constitute an offer or invitation to subscribe for or purchase any securities in CNBM. An electronic copy of the Circular is available online at http://www.hkexnews.hk or http://www.cnbmltd.com/en/. A limited number of hard copies of the Circular will be available to CNBM H Shareholders upon request by contacting CNBM’s share registrar for H Shares at Tricor Investor Services Limited as Level 22, Hopewell Centre, 183 Queen’s Road East, Hong Kong.

– vii –

DEFINITIONS

In this document, the following expressions have the meanings set out below, unless the context requires otherwise:

“acting in concert”	has the meaning given to it in the Takeovers Code;

“associate(s)”	has the meaning given to it in the Takeovers Code;

“CICC”	means China International Capital Corporation Hong Kong Securities Limited, one of the joint financial advisers to CNBM. CICC is a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities;

“CICC Group”	means CICC and its related entities presumed to be acting in concert with CNBM under class (5) of the definitions of acting in concert in the Takeovers Code;

“Circular”	means the circular dated 20 October 2017, issued by CNBM to CNBM H Shareholders containing, among others, (i) further details of the Merger and the Merger Agreement, the granting of a specific mandate to CNBM’s Board for the issue of CNBM H Shares and CNBM Unlisted Shares, the proposed amendments to the CNBM’s Articles and other matters in relation to the Merger; (ii) a letter of advice issued by CNBM Independent Financial Adviser to the CNBM Independent Board Committee in respect of the Merger; and (iii) recommendations and advice from the CNBM Independent Board Committee on the Merger, together with a notice of the CNBM EGM, a notice of the CNBM H Shareholders’ Class Meeting and proxy form;

“Closing Date”	means the later of the Unlisted Share Exchange Date and the H Share Share Exchange Date, or such other date as agreed by Sinoma and CNBM;

“CNBM”	means 中國建材股份有限公司 (China National Building Material Company Limited*), a joint stock limited company incorporated in the PRC with limited liability, whose H shares are listed and traded on the Stock Exchange;

DEFINITIONS

“CNBM’s Articles”	means the articles of association of CNBM (including the rules of procedures for shareholders’ general meetings and the rules of procedures for board meetings);

“CNBM’s Board”	means CNBM’s board of directors;

“CNBM Director(s)”	means CNBM’s director(s);

“CNBM Dissenting Shareholder”	means a CNBM Shareholder who has cast an Effective Dissenting Vote in respect of each of the resolutions regarding the Merger at (for both CNBM H Shareholders and CNBM Domestic Shareholders) the CNBM EGM, (for the CNBM H Shareholders) the CNBM H Shareholders’ Class Meeting, and (for the CNBM Domestic Shareholders) the CNBM Domestic Shareholders’ Class Meeting (as the case may be);

“CNBM Domestic Share(s)”	means the CNBM domestic shares, with a RMB denominated par value of RMB1.00 each, representing approximately 46.67% of the issued share capital of CNBM as at the date of this document;

“CNBM Domestic Shareholders”	means the holders of CNBM Domestic Shares;

“CNBM Domestic Shareholders’ Class Meeting”	means CNBM’s class meeting to be convened for CNBM Domestic Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

“CNBM EGM”	means CNBM’s extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger, and relevant arrangements;

“CNBM H Shareholders”	means the holders of CNBM H Shares;

“CNBM H Shareholders’ Class Meeting”	means CNBM’s class meeting to be convened for CNBM H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

DEFINITIONS

“CNBM H Share(s)”	means the ordinary shares issued by CNBM, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 53.33% of the issued share capital of CNBM as at the Latest Practicable Date;

“CNBM Independent Board Committee”	means CNBM’s independent board committee established by CNBM for the purposes of considering the Merger, which comprises all of independent non-executive directors of CNBM, being Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue;

“CNBM Independent Financial Adviser”	means Halcyon Capital Limited, a licensed corporation under the SFO to carry on Type 6 (advising on corporate finance) regulated activities, who has been appointed appointed by the CNBM Independent Board Committee to advise the CNBM Independent Board Committee and the Independent CNBM Shareholders in respect of (among others) the Merger;

“CNBM Share(s)”	means the CNBM H Shares and CNBM Unlisted Shares;

“CNBM Shareholders”	means CNBM H Shareholders and CNBM Unlisted Shareholders;

“CNBM Unlisted Foreign Share(s)”	means the unlisted foreign shares of CNBM, with a RMB denominated par value of RMB1.00 each, to be issued by CNBM to the Sinoma Share-Exchange Shareholder(s) holding Sinoma Unlisted Foreign Shares;

“CNBM Unlisted Share(s)”	means the CNBM Domestic Shares and (if issued) the CNBM Unlisted Foreign Shares;

“CNBM Group”	means CNBM and its subsidiaries;

“CNBM Parent”	means 中國建材集團有限公司 (China National Building Material Group Co., Ltd.), a state-owned enterprise wholly-owned by the SASAC, which directly and indirectly holds approximately 41.27% of CNBM’s issued share capital as at the date of this document;

“concert parties”	in respect of a person, persons acting in concert with such a person;

DEFINITIONS

“connected person”	has the meaning given to it under the Listing Rules;

“controlling shareholder”	has the meaning given to it under the Listing Rules;

“CSRC”	means the China Securities Regulatory Commission;

“Declaration Period”	means a period after the approvals of the Merger at the CNBM EGM, CNBM H Shareholders’ Class Meeting, CNBM Domestic Shareholders’ Class Meeting, Sinoma EGM and Sinoma H Shareholders’ Class Meeting and during which (i) any CNBM Dissenting Shareholders may declare to exercise its right, which will be decided and announced by CNBM; and (ii) any Sinoma Dissenting Shareholders may declare to exercise its right, which will be decided and announced by Sinoma;

“Dissenting Shareholders”	means the CNBM Dissenting Shareholders and the Sinoma Dissenting Shareholders;

“Effective Dissenting Votes”	means any dissenting votes in relation to the Merger effectively cast by a shareholder in accordance with CNBM’s Articles or Sinoma’s Articles (as the case may be) and relevant laws and regulations through voting at the shareholders’ meeting;

“Enlarged Group”	means the Post-Merger CNBM and its subsidiaries;

“Exchange Ratio”	1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue:(i) 0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and (ii) 0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share;

“Executive”	the Executive Director of the Corporate Finance Division of the SFC or any delegate of the Executive Director;

DEFINITIONS

“Exercise Date”	the date on which (i) the CNBM Third Party Provider(s) pays cash consideration to CNBM Dissenting Shareholders who exercise their right and has the CNBM H Shares and CNBM Unlisted Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by CNBM; and (ii) the Sinoma Third Party Provider(s) pays cash consideration to Sinoma Dissenting Shareholders who exercise their right and has the Sinoma H Shares and Sinoma Unlisted Shares held and effectively declared by such shareholders transferred to it, which will be decided and announced by Sinoma;

“HK$”	means Hong Kong dollars, the lawful currency of Hong Kong;

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Independent CNBM Shareholders”	means CNBM Shareholders other than CNBM Parent and its associates and parties who have interests in the Merger;

“Independent Sinoma Shareholders”	means Sinoma Shareholders other than (i) parties who have interests in the Merger; and (ii) CNBM and its concert parties (including Sinoma Parent);

“Independent Sinoma H Shareholders”	means Sinoma H Shareholders other than (i) parties who have interests in the Merger; and (ii) CNBM and its concert parties (including Sinoma Parent);

“IFRS”	means the International Financial Reporting Standards issued by the International Accounting Standards Committee, which includes international accounting standards as well as the amendments and interpretations thereto;

“Joint Announcement”	means the announcement jointly published by Sinoma and CNBM dated 8 September 2017, which states, amongst other things, the proposal of the Merger of Sinoma and CNBM in accordance with the Merger Agreement;

“Last Trading Date”	means 6 September 2017, the last trading day prior to the suspension of trading in H shares of Sinoma and CNBM on the Stock Exchange respectively pending the issue of the joint announcement;

DEFINITIONS

“Latest Practicable Date”	means 17 October 2017, being the latest practicable date prior to the printing of this document for the purpose of ascertaining certain information contained therein;

“Listing Rules”	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;

“Merger”	the proposed merger by absorption of Sinoma by CNBM in accordance with the PRC Company Law and other applicable PRC Laws as contemplated under the Merger Agreement;

“Merger Agreement”	the merger agreement entered into between CNBM and Sinoma on 8 September 2017 in relation to the Merger;

“Merger Document”	means the document in respect of the Merger jointly despatched to all Sinoma Shareholder by CNBM and Sinoma in accordance with the Takeovers Code;

”Morgan Stanley”	Morgan Stanley Asia Limited, one of the joint financial advisers to CNBM. Morgan Stanley is licensed for Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities under the SFO;

“Offer Period”	has the meaning ascribed to it under the Takeovers Code, being the period commencing on 8 September 2017 (the date of the Joint Announcement) and ending on the Closing Date;

“Post-Merger CNBM”	CNBM after the Merger, as the surviving entity following the Merger with Sinoma;

“PRC” or “China”	the People’s Republic of China, which for the purposes of this document does not include Hong Kong, the Macau Special Administrative Region and Taiwan unless the context otherwise specifies;

“PRC Company Law”	the Company Law of the PRC, as amended, supplemented or otherwise modified from time to time;

“PRC GAAP”	means the PRC Generally Accepted Accounting Principles;

DEFINITIONS

“PRC Laws”	means any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations as may be in force and publicly available in the PRC from time to time;

“Record Date for Share Exchange”	means the trading day of the Stock Exchange, to be decided and announced by CNBM and Sinoma, on which a list of Sinoma Shareholders who are eligible to participate in the share-exchange and the number of shares held by such shareholders will be confirmed;

“Relevant Period”	means the period commencing from 8 March 2017 (i.e. the date that is six months prior to the publishing date of the Joint Announcement) and ending on the Latest Practicable Date;

“RMB”	means Renminbi, the lawful currency of the PRC;

“SAIC”	means the State Administration for Industry and Commerce of the PRC;

“SASAC”	means the State-owned Assets Supervision and Administration Commission of the State Council;

“SFC”	means the Securities and Futures Commission of Hong Kong;

“SFO”	means the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (as revised, supplemented or otherwise modified from time to time);

DEFINITIONS

“Share Exchange”; and “Share Exchange Date”	means (i) with respect to Sinoma H shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma H Shares held by them into CNBM H Shares according to the Exchange Ratio, being the “H Share Share Exchange Date”; (ii) with respect to the Sinoma Domestic Shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma Domestic Shares held by them into CNBM Domestic Shares according to the Exchange Ratio, being the “Domestic Share Share Exchange Date”; and (iii) with respect to the Sinoma Unlisted Foreign Shares means the date, to be decided and announced by CNBM and Sinoma, on which Sinoma Share-Exchange Shareholders exchange the Sinoma Unlisted Foreign Shares held by them into CNBM Unlisted Foreign Shares according to the Exchange Ratio, being the “Unlisted Foreign Share Share Exchange Date” (collectively with the Domestic Share Exchange Date, the “Unlisted Share Share Exchange Date”), and “Share Exchange” means any of the above share exchange;

“Sinoma”	means China National Materials Company Limited (中國中材股份有限公司), a joint stock limited company incorporated in the PRC with limited liability, whose H shares are listed and traded on the Stock Exchange;

“Sinoma’s Articles”	means the articles of association of Sinoma (including the rules of procedures for shareholders’ general meetings and the rules of procedures for board meetings);

“Sinoma’s Board”	means Sinoma’s board of directors;

“Sinoma Director(s)”	means Sinoma’s director(s);

“Sinoma Dissenting Shareholder”	means a Sinoma Shareholder who has cast Effective Dissenting Votes in respect of each of the resolutions regarding the Merger between the parties in relation to the Merger at (for both Sinoma H Shareholders and Sinoma Unlisted Shareholders) the Sinoma EGM and (for the Sinoma H Shareholders) the Sinoma H Shareholders’ Class Meeting (as the case may be);

DEFINITIONS

“Sinoma Domestic Share(s)”	means the domestic shares of Sinoma, with a RMB denominated par value of RMB1.00 each, representing approximately 63.74% of the issued share capital of Sinoma as at the date of this document;

“Sinoma Domestic Shareholders”	means the holders of Sinoma Domestic Share(s);

“Sinoma EGM”	means Sinoma’s extraordinary general meeting to be convened, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

“Sinoma Group”	means Sinoma and its subsidiaries;

“Sinoma H Share(s)”	means the ordinary shares issued by Sinoma, with a RMB denominated par value of RMB1.00 each, which are subscribed for and paid up in Hong Kong dollars and are listed and traded on the Stock Exchange, representing approximately 32.60% of the issued share capital of Sinoma as at the Latest Practicable Date;

“Sinoma H Shareholders”	means the holders of Sinoma H Shares;

“Sinoma H Shareholders’ Class Meeting”	means Sinoma’s class meeting to be convened for Sinoma H Shareholders, or any adjournment thereof, to consider and, if thought fit, approve the Merger Agreement, the Merger and relevant arrangements;

“Sinoma Independent Board Committee”	means Sinoma’s independent board committee established by Sinoma for the purposes of considering the Merger, which comprises some of the non-executive directors and all of independent non-executive directors of Sinoma, being Mr. Shen Yungang, Mr. Wang Fengting, Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin;

“Sinoma Independent Financial Adviser”	means Oceanwide Capital Limited, a licensed corporation to carry out type 6 (advising on corporate finance) regulated activity under the SFO, the independent financial adviser appointed by the Sinoma Independent Board Committee to advise the Sinoma Independent Board Committee in respect of the Merger;

DEFINITIONS

“Sinoma Parent”	means 中國中材集團有限公司 (China National Materials Group Corporation Ltd.), a state-owned enterprise wholly-owned by CNBM Parent, which directly and indirectly holds approximately 43.87% of Sinoma’s issued share capital as at the date of this document;

“Sinoma Share-Exchange Shareholder(s)”	means Sinoma Shareholders who are registered on the register of shareholders on the Record Date for Share Exchange including Sinoma Shareholders who do not declare, or are ineligible to declare, or invalidly declare to exercise the right to request for acquisition of their CNBM Shares or Sinoma Shares (as the case may be);

“Sinoma Share(s)”	means the Sinoma H Shares and Sinoma Unlisted Shares;

“Sinoma Shareholders”	means Sinoma H Shareholders and Sinoma Unlisted Shareholders;

“Sinoma Unlisted Foreign Share(s)”	means the unlisted foreign shares of Sinoma, with a RMB denominated par value of RMB1.00 each, representing approximately 3.66% of the issued share capital of Sinoma as at the date of the document;

“Sinoma Unlisted Foreign Shareholders”	means the holders of Sinoma Unlisted Foreign Share(s);

“Sinoma Unlisted Shareholders”	means the Sinoma Domestic Shareholders and the Sinoma Unlisted Foreign Shareholders;

“Sinoma Unlisted Share(s)”	means the Sinoma Domestic Shares and the Sinoma Unlisted Foreign Shares;

“Stock Exchange”	means The Stock Exchange of Hong Kong Limited;

“substantial shareholders”	has the meaning given to it in the Hong Kong Listing Rules;

“Takeovers Code”	means the Codes on Takeovers and Mergers published by the SFC (as revised, supplemented or otherwise modified from time to time);

DEFINITIONS

“trading day”	means a day on which the Stock Exchange is open for dealing or trading in securities;

“United States” or “U.S.”	means the United States of America; and

“%”	means per cent.

* For identification purposes only

LETTER FROM SINOMA’S BOARD

China National Materials Company Limited

(a joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock code: 1893)

Executive directors:	Registered office and place of business:
Mr. Liu Zhijiang (Chairman)	8th Floor, Tower 2 Guohai Plaza
Mr. Peng Jianxin (President)	17 Fuxing Road Haidian District
Beijing 100036
Non-executive directors:	the PRC
Mr. Li Xinhua (Vice Chairman)
Mr. Li Jianlun	Place of business in Hong Kong:
Mr. Shen Yungang	7th Floor, Hong Kong Trade Centre
Mr. Wang Fengting	161-167 Des Voeux Road Central
Hong Kong
Independent non-executive directors:
Mr. Leung Chong Shun
Mr. Lu Zhengfei
Mr. Wang Zhulin

20 October 2017

Dear Sinoma Shareholders,

MERGER OF CNBM AND SINOMA

1.	INTRODUCTION

On 8 September 2017, CNBM and Sinoma published the Joint Announcement to announce that the two companies have entered into a Merger Agreement with respect to the Merger. After the Merger, Sinoma will be merged into and absorbed by CNBM in accordance with the PRC Company Law and other applicable PRC Laws.

2.	BACKGROUND INFORMATION OF THE MERGER

(1)	Merger of CNBM Parent and Sinoma Parent

As approved by the SASAC, Sinoma Parent was transferred to CNBM Parent at nil consideration and became a wholly-owned subsidiary of CNBM Parent after the completion of the registration with relevant industry and commerce authorities (the “Parents Reorganisation”). The Parents Reorganisation was part of the supply side reform initiatives aiming at improving the operational efficiency and achieving synergies for the building materials industry in the PRC from both revenue and cost perspectives. As disclosed in the announcements published by each of CNBM and Sinoma both dated 8 March 2017, CNBM and Sinoma received notification from CNBM Parent, respectively, that the registration regarding the Parents Reorganisation with the relevant industry and commerce authorities in the PRC was completed.

LETTER FROM SINOMA’S BOARD

(2)	Information on Sinoma

Sinoma, a state-owned enterprise, is a joint stock company incorporated in the PRC with limited liability. Sinoma Group is primarily engaged in three business segments, namely cement equipment and engineering services, cement and high-tech materials, including glass fibre, composite materials, synthetic crystals and advanced ceramics.

Sinoma is owned directly and indirectly as to approximately 43.87% by Sinoma Parent which is in turn wholly-owned by CNBM Parent.

Sinoma is a leading cement engineering company and the fourth largest cement company in the PRC with a total capacity of approximately 112 million tonnes (as at 30 June 2017). Among Sinoma’s subsidiaries, Sinoma International Engineering Co., Ltd., Ningxia Building Materials Group Co., Limited and Gansu Qilianshan Cement Group Company Limited are listed on the Shanghai Stock Exchange; Sinoma Science & Technology Co., Ltd. and Xinjiang Tianshan Cement Co., Ltd. are listed on the Shenzhen Stock Exchange.

Set out below is the financial information of Sinoma Group (as extracted from the published financial statements of Sinoma prepared in accordance with PRC GAAP) for the two financial years ended 31 December 2015 and 31 December 2016 and the six months ended 30 June 2017.

			For the
	For the	For the	six months
	year ended	year ended	ended
	31 December	31 December	30 June
	2015	2016	2017
	(RMB million)	(RMB million)	(RMB million)
	(audited)	(audited)	(unaudited)

Total assets	102,618	102,423	107,866
Ownership interests attributable to shareholders of the company	14,977	16,642	17,929
Revenue	53,259	50,577	25,106
Net profit before taxation	1,594	1,709	1,679
Net profit after taxation	1,087	1,157	1,269
Net profit attributable to shareholders of the company	804	585	596

LETTER FROM SINOMA’S BOARD

(3)	Information on CNBM

CNBM, a state-owned enterprise, is a joint stock company incorporated in the PRC with limited liability. CNBM Group is mainly engaged in the cement, lightweight building materials, glass fibre, composite materials and engineering services businesses.

CNBM is owned directly and indirectly as to approximately 41.27% by CNBM Parent which is in turn wholly-owned by the SASAC.

CNBM is the largest cement company in the PRC with a total capacity of approximately 409 million tonnes (as at 30 June 2017).

Set out below is the financial information of CNBM Group (as extracted from the published financial statements of CNBM prepared in accordance with the International Financial Reporting Standards) for the two financial years ended 31 December 2015 and 31 December 2016 and the six months ended 30 June 2017.

	For the	For the	For the
	year ended	year ended	six months
	31 December	31 December	ended
	2015	2016	30 June 2017
	(RMB million)	(RMB million)	(RMB million)
	(audited)	(audited)	(unaudited)

Total assets	329,819	340,754	348,357
Equity attributable to shareholders of the company	41,916	41,850	42,557
Revenue	100,362	101,547	53,362
Profit attributable to shareholders of the company	1,019	1,058	885

(4)	Shareholding Structure Chart before and after the Merger

CNBM and Sinoma propose to implement the Merger by way of a merger by absorption and share-exchange. Under the Merger, CNBM will issue CNBM H Shares and CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders to merge with Sinoma by absorption, the Sinoma H Shares will be delisted from the Stock Exchange and cancelled and Sinoma will be deregistered. The following charts show the shareholding structure before and after the Merger. As shown in the charts below, as at the Latest Practicable Date, CNBM Parent held approximately 41.27% of the issued share capital of CNBM, whereas immediately after the Share Exchange CNBM Parent (and through Sinoma Parent being a wholly-owned subsidiary of CNBM Parent) will hold approximately 42.20% of the issued share capital of the Post-Merger CNBM. As such, the Merger will not result in a change of control of CNBM.

LETTER FROM SINOMA’S BOARD

Merger of CNBM and Sinoma by way of absorption and share-exchange:

Immediately after the Share Exchange:

Notes:

1.	This may include the Third Party Provider(s) which would pay cash to CNBM Dissenting Shareholders who exercise their right as payment for their CNBM Shares (if any).

2.	This may include the Third Party Provider(s) which would pay cash to Sinoma Dissenting Shareholders who exercise the right as payment for their Sinoma Shares (if any) and will subsequently exchange such shares into CNBM Shares at the Exchange Ratio.

LETTER FROM SINOMA’S BOARD

The Stock Exchange has stated that if, at the Closing Date, less than the minimum prescribed percentage applicable to the Post-Merger CNBM, being 25% of the issued CNBM Shares, are held by the public, or if the Stock Exchange believes that:

•	a false market exists or may exist in the trading of the CNBM Shares; or

•	that there are insufficient CNBM Shares in public hands to maintain an orderly market;

it will consider exercising its discretion to suspend dealings in the CNBM H Shares.

CNBM intends to remain listed on the Stock Exchange. The CNBM Directors will jointly and severally undertake to the Stock Exchange to take appropriate steps to ensure that sufficient public float exists in CNBM’s shares.

As shown in the above shareholding chart, the Post-Merger CNBM will have approximately 45.68% of its issued shares held by the public. Sufficient public float of CNBM will be maintained upon completion of the Merger.

(5)	Rights and interests in Sinoma Shares and CNBM Shares and respective derivatives

As at the Latest Practicable Date, save as disclosed below,

(i)	there is no existing holding of voting rights and rights over Sinoma Shares which CNBM owns or over which it has control or direction;

(ii)	there is no existing holding of voting rights and rights over Sinoma Shares which is owned or controlled or directed by any person acting in concert with CNBM, except that CNBM Parent wholly-owns Sinoma Parent, which owns approximately 43.87% in and consolidates the accounts of Sinoma, and the CICC Group owned or controlled 4,128,000 Sinoma H Shares, representing approximately 0.12% in Sinoma’s total issued share capital (the Sinoma H Shares owned or controlled by members of the CICC Group included the Sinoma H Shares which were acquired pursuant to non-proprietary trades conducted for and on behalf of clients of the CICC Group);

(iii)	there is no existing holding of voting rights and rights over Sinoma Shares in respect of which CNBM or any person acting in concert with it has received an irrevocable commitment in relation to the voting of the resolutions in respect of the Merger;

(iv)	there is no existing holding of voting rights and rights over Sinoma Shares in respect of which CNBM or any person acting in concert with it holds convertible securities, warrants or options;

LETTER FROM SINOMA’S BOARD

(v)	there is no outstanding derivative in respect of securities in Sinoma entered into by CNBM or any person acting in concert with it (except those which are exempt principal traders or exempt fund managers, in each case recognised by the Executive as such for the purposes of the Takeovers Code);

(vi)	there is no arrangement (whether by way of option, indemnity or otherwise) in relation to CNBM Shares or Sinoma Shares and which might be material to the Merger; and

(vii)	there are no relevant securities (as defined in Note 4 to Rule 22 of the Takeovers Code) in Sinoma which CNBM or any person acting in concert with it has borrowed or lent.

3.	PROPOSED MERGER

(1)	CNBM to Issue CNBM H Shares and CNBM Unlisted Shares in Exchange for Sinoma H Shares and Sinoma Unlisted Shares

CNBM proposes to issue 989,525,898 CNBM H Shares in exchange for all of the issued Sinoma H Shares at the Exchange Ratio.

CNBM proposes to issue 2,046,218,502 CNBM Unlisted Shares in exchange for all of the issued Sinoma Unlisted Shares at the Exchange Ratio.

Assuming the Merger has become unconditional and the Share Exchange has taken place and there is no change in share capital structures of CNBM and Sinoma immediately before the Share Exchange, CNBM will, in accordance with the terms of the Merger Agreement, issue 3,035,744,400 CNBM Shares, consisting of 989,525,898 CNBM H Shares and 2,046,218,502 CNBM Unlisted Shares (comprising 1,935,044,267 CNBM Domestic Shares and 111,174,235 CNBM Unlisted Foreign Shares). Immediately after the Closing Date, the aggregate number of CNBM Shares will be 8,434,770,662, among which 3,868,697,794 will be CNBM H Shares representing approximately 45.87% of its total issued share capital and 4,566,072,868 will be CNBM Unlisted Shares representing approximately 54.13% of its total issued share capital.

Upon the Share Exchange, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

(2)	Exchange Ratio and Basis of Determination

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share, meaning that CNBM will issue:

(i)	0.85 CNBM H Share to exchange for 1.00 Sinoma H Share; and

(ii)	0.85 CNBM Unlisted Share to exchange for 1.00 Sinoma Unlisted Share.

LETTER FROM SINOMA’S BOARD

The Exchange Ratio agreed by CNBM and Sinoma has given due consideration to factors such as capital market performance, business and operating results of CNBM and Sinoma.

(3)	Right of any Dissenting Shareholder

According to the CNBM’s Articles and Sinoma’s Articles and the PRC Company Law, any CNBM Dissenting Shareholder or Sinoma Dissenting Shareholder may request CNBM or Sinoma (as the case may be) or other CNBM Shareholders or Sinoma Shareholders (as the case may be) who have approved the Merger (collectively, the “Consenting Shareholders”) to acquire its CNBM Shares or Sinoma Shares (as the case may be) at a “fair price”. Under the Merger Agreement, CNBM and/or Sinoma (as the case may be) will designate a third party to undertake to assume such obligation of CNBM, Sinoma and/or the Consenting Shareholders (as the case may be). Please refer to the section headed “4. PRINCIPAL TERMS OF THE MERGER AGREEMENT” below.

4.	PRINCIPAL TERMS OF THE MERGER AGREEMENT

On 8 September 2017, CNBM and Sinoma entered into the Merger Agreement in relation to the Merger. In addition to the terms set out in the section headed “3. PROPOSED MERGER” above, the principal terms and conditions of the Merger Agreement include:

Parties	(1)	CNBM; and

	(2)	Sinoma

Overview of the Merger	The Merger will be implemented by CNBM merging Sinoma by way of absorption and share-exchange, namely:

	(1)	CNBM will issue (i) CNBM H Shares to the Sinoma Share-Exchange Shareholders holding Sinoma H Shares; and (ii) CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders holding Sinoma Unlisted Shares;

	(2)	CNBM will apply to the Stock Exchange for the listing of, and permission to deal in, the CNBM H Shares to be issued pursuant to the Merger Agreement;

	(3)	Sinoma will be delisted from the Stock Exchange and be deregistered; and

	(4)	Upon the Share Exchange, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

LETTER FROM SINOMA’S BOARD

The Merger will be effective as provided for by the PRC Company Law and will be subject to the Listing Rules and the Takeovers Code.

Consideration	The Sinoma Shares will be exchanged into CNBM Shares at the Exchange Ratio as follows:

• 0.85 CNBM H Shares being issued in exchange for 1.00 Sinoma H Share;

• 0.85 CNBM Domestic Shares being issued in exchange for 1.00 Sinoma Domestic Share; and

• 0.85 CNBM Unlisted Foreign Shares being issued for 1.00 Sinoma Unlisted Foreign Share.

Application will be made to the Stock Exchange for the CNBM H Shares to be issued under the Merger to be listed and traded on the Stock Exchange.

During the period between date of the Merger Agreement and the Share Exchange Date, where there is any cash dividend distributed by CNBM and/or Sinoma, the Exchange Ratio will be adjusted based on the adjusted indicative value per share.

An indicative value of CNBM H Shares and/or Sinoma H Shares (as applicable) will be adjusted in accordance with the formula below:

P1 = P0 – D

Where:

P1 = the adjusted indicative value per H share after adjustment;

P0 = the indicative value per H share before adjustment; and

D = the distributed cash dividend per H share.

For information purpose, the indicative value stated as P0 (i) per each CNBM H Share means the closing price of each CNBM H Share on the Last Trading Date (the “Indicative Value of CNBM H Share”); (ii) per each Sinoma H Share means the Indicative Value of CNBM H Share multiplied by 0.85.

LETTER FROM SINOMA’S BOARD

Accordingly, the Exchange Ratio will be adjusted based on the adjusted indicative value per each H share. The adjusted Exchange Ratio for H shares and the adjusted Exchange Ratio for unlisted shares will be the same.

Ranking of H shares and unlisted shares to be issued by CNBM	The CNBM H Shares and CNBM Unlisted Shares to be issued by CNBM pursuant to the Merger are not subject to any lien, pledge, charge or other restriction, and all relevant rights will be attached to such shares, including the right to receive all dividends and other distributions (if any) declared, made or paid on or after the issue date, and such shares will rank pari passu with the existing CNBM Shares, except for any existing restrictions on the rights in respect of any Sinoma Share which will remain effective on such new CNBM Shares to be issued by CNBM pursuant to the Merger.

Treatment of fractions of shares	Under the Share Exchange pursuant to the Merger, the number of CNBM H Shares and CNBM Unlisted Shares obtained by Sinoma Share-Exchange Shareholders will be in whole numbers.

If the number of CNBM H Shares to be obtained by a Sinoma Shareholder through a share-exchange of Sinoma H Shares for CNBM H Shares at the Exchange Ratio will not result in a whole number, the Sinoma Share-Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest, and one additional CNBM H Share will be given to each such Sinoma Shareholder in such order until the aggregate number of H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued, i.e. 989,525,898 CNBM H Shares.

If the number of Sinoma Shareholders with the same fractional value after the decimal point is more than the number of remaining H Shares to be issued, CNBM H Shares will be allocated randomly by a computerised system until the aggregate number of CNBM H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued.

The method of dealing with fractions of CNBM H Shares described above will also apply to dealing with fractions of CNBM Unlisted Shares.

LETTER FROM SINOMA’S BOARD

Conditions to becoming effective	The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

	(1)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Independent CNBM Shareholders present and voting in person or by proxy at each of the CNBM EGM, the CNBM H Shareholders’ Class Meeting and the CNBM Domestic Shareholders’ Class Meeting to approve the Merger and the issue of CNBM Shares pursuant thereto;

	(2)	(i) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Sinoma Shareholders present and voting in person or by proxy at the Sinoma EGM to approve the Merger in accordance with the PRC Laws; and (ii) the passing of special resolution(s) by way of poll approving the Merger at the Sinoma H Shareholders’ Class Meeting to be convened for this purpose, provided that: (a) approval is given by at least 75% of the votes attaching to the Sinoma H Shares held by the Independent Sinoma H Shareholders that are cast either in person or by proxy; and (b) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Sinoma H Shares held by the Independent Sinoma H Shareholders;

	(3)	the approval from the SASAC in respect of the Merger;

	(4)	the relevant approval from the CSRC;

	(5)	all necessary PRC domestic anti-trust filings for the Merger having been formally submitted and clearance having been obtained; and

	(6)	approval from the Stock Exchange for listing of the CNBM H Shares to be issued as consideration of the Share Exchange.

As at the Latest Practicable Date, none of the above conditions have been fulfilled. It is expected that CNBM will receive the final decision regarding its PRC domestic anti-trust filings from the Ministry of Commerce of the PRC in mid-December 2017.

LETTER FROM SINOMA’S BOARD

Conditions to implementation	Provided that the Merger Agreement has become effective, the implementation of the Merger shall be subject to satisfaction or appropriate waiver from (for the condition referred to in paragraph (1) below) both CNBM and Sinoma or (for the conditions referred to in paragraphs (2) and (4) below) from CNBM only or (for the condition referred to in paragraph (3) below) from Sinoma only of the following conditions:

	(1)	for the purposes of the Merger, CNBM and Sinoma having submitted anti-trust filings in the applicable jurisdictions where notification is legally required before completion of the legal procedures of the Merger, and having obtained or being deemed to have obtained all necessary approvals in relation to the Merger from the anti-trust authorities of such jurisdictions, or having passed a prescribed period without objection (as applicable).

As at the Latest Practicable Date, notification to the Fair Trade Commission in South Korea is legally required before completion of the legal procedures of the Merger, the filings for which is expected to be submitted in late October 2017. The time needed for approval is expected to be two months after submission of filling materials;

	(2)	the grant by the CSRC of the waiver from the obligation of CNBM to make a mandatory general offer for the issued shares in the subsidiaries of Sinoma listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange as a result of the Merger;

	(3)	there being no material breach of the representations, warranties or undertakings given by CNBM in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach); and

	(4)	there being no material breach of the representations, warranties or undertakings given by Sinoma in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach).

As at the Latest Practicable Date, none of the above conditions have been fulfilled.

LETTER FROM SINOMA’S BOARD

Completion of the legal procedures of the Merger	Subject to the satisfaction of all conditions required for the Merger Agreement to become effective and satisfaction or appropriate waiver by CNBM and/or Sinoma (as the case may be) of all conditions to implementation, the legal procedures of the Merger shall complete on the later of (i) the date on which CNBM completes its business registration update in relation to the Merger; and (ii) the date on which Sinoma completes the cancellation of its business registration.

Right of a Dissenting Shareholder	If any Dissenting Shareholder exercises its right, CNBM and/or Sinoma (as the case may be) will designate a third party (the “Third Party Provider”) to undertake to assume the reasonable obligation which CNBM, Sinoma and/or the Consenting Shareholders may have towards such Dissenting Shareholder to acquire the CNBM Shares or Sinoma Shares (as the case may be) held by that Dissenting Shareholder at a fair price. The Sinoma Shares acquired by the Third Party Provider from the Dissenting Shareholders who exercise their right will be exchanged to CNBM Shares at the Exchange Ratio on the Share Exchange Date, and the exchanged CNBM Shares will be held by the Third Party Provider. Upon completion of the acquisition of the CNBM Shares or Sinoma Shares (as the case may be) held by such Dissenting Shareholder by the Third Party Provider, such Dissenting Shareholder will no longer be entitled to make any request to CNBM, Sinoma and/or other Consenting Shareholders, nor will the Sinoma Dissenting Shareholder be entitled to exchange for new CNBM Shares issued by CNBM for the purpose of the Merger.

A Dissenting Shareholder is required to satisfy the following criteria when exercising its right:

(1) (i) for a CNBM Shareholder, its having validly voted against the resolutions in respect of the Merger at each of the CNBM EGM and CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (as the case may be); and (ii) for a Sinoma Shareholder, having validly voted against the resolutions in respect of the Merger at each of Sinoma EGM and (for Sinoma H Shareholders) Sinoma H Shareholders’ Class Meeting;

LETTER FROM SINOMA’S BOARD

(2)	having been validly registered as a shareholder on the share register of CNBM or Sinoma (as the case may be) since the record date for (i) (for CNBM Shareholder) the CNBM EGM and CNBM H Shareholders’ Class Meeting or CNBM Domestic Shareholders’ Class Meeting (as applicable to such class shareholders); and (ii) (for Sinoma Shareholder) the Sinoma EGM and (if applicable) Sinoma H Shareholders’ Class Meeting, and having held such CNBM Share(s) or Sinoma Share(s) in respect of which it intends to exercise its right until the Exercise Date; and

(3)	having successfully completed the declaration procedures during the Declaration Period.

Any CNBM Dissenting Shareholder or Sinoma Dissenting Shareholder who holds the following CNBM Share or Sinoma Share (as the case may be) is not entitled to exercise its right in respect of such shares held by them:

(1)	any CNBM Share or Sinoma Share (as the case may be) which is subject to restrictions on its rights, including but not limited to relevant share which is subject to pledge, other third-party rights or judicial moratorium;

(2)	any CNBM Share or Sinoma Share (as the case may be) the holder of which has undertaken to CNBM or Sinoma (as the case may be) to waive its right; or

(3)	any CNBM Share or Sinoma Share (as the case may be) for which its right is not exercisable in accordance with applicable laws.

For the avoidance of doubt, if the Merger does not proceed as a result of the terms in respect of the Merger under the Merger Agreement failing to become effective or the conditions for implementation of the Merger Agreement not being satisfied in full or properly waived, the CNBM Dissenting Shareholders and the Sinoma Dissenting Shareholders (if any) shall not be entitled to exercise their right as described above.

LETTER FROM SINOMA’S BOARD

Termination	The Merger Agreement may be terminated in any of the following circumstances:

	(1)	if a competent government authority imposes restrictions or prohibitions on completing the Merger which are final, binding and not capable of being appealed, either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice;

	(2)	if the Merger Agreement cannot be performed due to any force majeure event which continues for 60 days (unless otherwise agreed to be extended by CNBM and Sinoma), either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice; or

	(3)	if one party commits a material breach of the Merger Agreement and such material breach is not remedied by the defaulting party within 30 days following written notice from the non-defaulting party, the non-defaulting party will be entitled to unilaterally terminate the Merger Agreement by written notice.

Accumulated profits as at the Closing Date	Any accumulated profits of CNBM or Sinoma which remain undistributed as at the Closing Date of the Merger shall be for the benefit of shareholders of the Post-Merger CNBM according to the proportion of their shareholdings in the Post-Merger CNBM.

Pursuant to Note 2 to Rule 30.1 of the Takeovers Code, CNBM and Sinoma may only invoke any or all of the conditions (1) to (4) set out in the paragraph headed “Conditions to implementation” in this section or terminate the Merger Agreement in accordance with the paragraph headed “Termination” in this section as a basis for not proceeding with the Merger only if the circumstances which give rise to the right to invoke any such condition or termination right are of material significance to CNBM or Sinoma in the context of the Merger.

LETTER FROM SINOMA’S BOARD

5.	COMPARISONS OF VALUE

The Exchange Ratio is 1.00 Sinoma Share to exchange for 0.85 CNBM Share, which is determined and agreed by CNBM and Sinoma taking into consideration factors such as capital market performance, business and operating results of CNBM and Sinoma.

The Exchange Ratio represents an implied premium for Sinoma H Shareholders when compared with the ratio between the market prices of Sinoma H Shares and CNBM H Shares during the specified trading period.

		Trading Periods Including the
		Last Trading Date
		1 Trading	20 Trading	90 Trading
		Day	Days	Days

H shares	Ratio between the market prices of Sinoma H Shares and CNBM H Shares	0.71	0.67	0.60
	Implied premium of the Exchange Ratio	19.19%	26.94%	42.60%

Notes:

(1)	The market prices are the average closing prices during the specified trading period.

(2)	Implied premium of the Exchange Ratio = 0.85/(market price of Sinoma H Shares/market price of CNBM H Shares) -1. The ratio is calculated by comparing the Exchange Ratio with the ratio determined by dividing the average closing prices of Sinoma H Shares by the average closing prices of the CNBM H Shares for the specified trading period.

The Merger will be implemented at the Exchange Ratio. The comparisons below are provided solely for the convenience of investors. They are illustrations only. Shareholders should use the comparisons with care and take into account other disclosures in this document, including the reasons and benefits of the Merger.

Based on the closing price of each CNBM H Share of HK$5.74 on the Stock Exchange on the Latest Practicable Date, the value of the consideration for each Sinoma H Share in the Merger represents:

(a)	a premium of approximately 36.28% over the closing price of each Sinoma H Share of HK$3.58 on the Stock Exchange on the Last Trading Date;

(b)	a premium of approximately 47.83% over the average closing price of HK$3.30 of each Sinoma H Share based on the average closing price of Sinoma H Shares on the Stock Exchange for the 20 trading days immediately prior to and including the Last Trading Date;

LETTER FROM SINOMA’S BOARD

(c)	a premium of approximately 74.90% over the average closing price of HK$2.79 of each Sinoma H Share based on the average closing price of Sinoma H Shares on the Stock Exchange for the 90 trading days immediately prior to and including the Last Trading Date; and

(d)	a premium of approximately 3.37% over the closing price of HK$4.72 of each Sinoma H Share based on the closing price of each Sinoma H Shares on the Stock Exchange on the Latest Practicable Date.

Based on the closing price of each CNBM H Share of HK$5.02 on the Stock Exchange on the Last Trading Day, (A) each CNBM H Share represents (i) a discount of approximately 46.03% to the net asset value per CNBM H Share as at 31 December 2016; and (ii) a discount of approximately 46.93% to the net asset value per CNBM H Share as at 30 June 2017; and (B) the value of the consideration for each Sinoma H Share in the Merger represents (i) a discount of approximately 23.69% to the net asset value per Sinoma H Share as at 31 December 2016; and (ii) a discount of approximately 29.16% to the net asset value per Sinoma H Share as at 30 June 2017.

Based on the closing price of each CNBM H Share of HK$5.74 on the Stock Exchange on the Latest Practicable Date (A) each CNBM H Share represents (i) a discount of approximately 37.52% to the net asset value per CNBM H Share as at 31 December 2016; and (ii) a discount of approximately 38.56% to the net asset value per CNBM H Share as at 30 June 2017; and (B) the value of the consideration for each Sinoma H Share in the Merger represents (i) a discount of approximately 11.65% to the net asset value per Sinoma H Share as at 31 December 2016; and (ii) a discount of approximately 18.00% to the net asset value per Sinoma H Share as at 30 June 2017.

6.	ODD LOT ARRANGEMENT

CNBM H Shares may be issued in odd lots (of less than a board lot of 2,000 CNBM H Shares) to Sinoma Share-Exchange Shareholders (exchanging the Sinoma H Shares held by them into CNBM H Shares according to the Exchange Ratio). In order to facilitate the trading of odd lots (if any), CNBM will appoint a designated custodian or broker to stand in the market to match the sale and purchase of odd lots at the relevant market price, whose contact details will be announced by CNBM separately together with details on the timetable of the matching services. Sinoma Share-Exchange Shareholders (exchanging the Sinoma H Shares held by them into CNBM H Shares according to the Exchange Ratio) should note that the matching of the sale and purchase of odd lots is not guaranteed.

7.	ARRANGEMENTS FOR EMPLOYEES UNDER THE MERGER

Following completion of the Merger, the employment contracts of all employees of Sinoma and CNBM will continue with the Post-Merger CNBM.

Sinoma’s Board is of the view that CNBM’s plans for Sinoma’s employees are fair and reasonable and in the interests of Sinoma’s employees.

LETTER FROM SINOMA’S BOARD

8.	REASONS AND BENEFITS OF THE MERGER

China’s building materials industry has seen strong momentum in the past decades supported by China’s solid economic growth, booming infrastructure investment and growing real estate demand. Despite facing headwinds in recent years as China’s growth plateaued, the industry has regained momentum since the first half of 2016 marked by enhanced supply-demand dynamics and strong cement price recovery. Many factors are fuelling the industry’s turnaround, among which effective supply-side reform, continued urbanisation and the “Belt and Road Initiative” are believed to lend stable and sustainable support to the industry.

Consolidation has been accelerating amid industry downturn. The year 2016 has witnessed the highest level of M&A activities in China’s Building Materials industry since 2005. According to data published by China Cement Research Institute, the top 10 cement producers in China collectively occupied a market share of approximately 56.3% in 2016, an increase of 8.3% from approximately 52.0% in 2015. Industry consolidation is expected to continue as supply-side reform deepens and industry associations encourage combination among top players.

To better tackle the headwinds and capture the development opportunities mentioned above, CNBM and Sinoma, as the leading building materials players in China and the world, decide to take the initiative in transforming and upgrading the building materials industry through the Merger. Together as a world leading integrated materials group, they would further strengthen their influence over the industry and enhance their competitiveness in international markets, which in turn increases the interest for all shareholders. The Merger will bring the following benefits:

I.	Strengthening leading industry status, enhancing global competitiveness

CNBM and Sinoma are the leading building materials enterprises in China and the world. The Merger will combine the strengths of the two companies and complement each other’s advantages. It is expected that the Post-Merger CNBM will possess comprehensive and integrated competitive advantages in terms of industry positioning, business scale, product and services qualities. This would lead to stronger competitiveness in the global building materials industry. It is expected that the Post-Merger CNBM will have the largest cement production capacity in the world and obtain leading position globally in various sectors including commercial concrete production, cement engineering service, gypsum boards production, fibre glass manufacturing (such as China Jushi Co., Ltd., an associate of the CNBM Group), wind turbine blades production.

II.	Deepening market influence and setting industry standard with broadened region and product coverage and coordinating operation and deepening market influence:

In 2016, CNBM and Sinoma ranked the first and the fourth among cement producers in China, respectively, based on cement clinker production capacity. The Merger will consolidate the cement industry in certain regions. It is expected that the Post-Merger CNBM will be able to strengthen the competitiveness of its core business by coordinating production and sales strategy. It is expected that the Post-Merger CNBM, with deepened market influence, will play a crucial role in formulating China’s cement industry policy. Specifically, it would take the initiatives in (1) reducing excess capacity through limiting new capacity, driving the elimination of 32.5 cement and drafting the Capacity Reduction Plan for Cement Industry; (2) maintaining industry production order through strictly implementing measures such as off-peak production and limited production; and (3) promoting environmental management through measures such as strengthening regulation and setting industry standard.

LETTER FROM SINOMA’S BOARD

Expanding geographical presence and reducing fluctuations in overall results: The geographical presence of the Post-Merger CNBM will be more diversified. It is expected to reduce fluctuations in operations due to changes in demand and differences in competitive landscapes across various regions, bringing more consistent returns to all shareholders.

Enriching product systems and providing customers with all-round services: The Post-Merger CNBM will further optimise products offerings and provide customers with better products and more product choices which is expected to increase opportunities for portfolio sales and cross selling.

III.	Consolidating the procurement, production and operation systems, reducing cost and improving efficiency

Expanding procurement scale and sharing cost advantages: The Post-Merger CNBM will further leverage the economies of scale in procurement by sharing supplier bases and channels of both companies, it consolidates their procurement demand and coordinates their procurement planning (such as establishing cooperative relationships with large-sized coal suppliers and power companies and centralising procurement).

Coordinating production and operation and sharing production technology: The Post-Merger CNBM will regularly benchmark indicators, and conduct internal and external competition in production technologies. It is expected to increase production efficiency through sharing patented technologies, production know-how, special techniques and key technical personnel.

Optimising operation system and reducing operating costs: It is planned that the Post-Merger CNBM will consolidate the sales and management systems in certain overlapping business segments and regions, in order to further reduce operating costs.

IV.	Consolidating overseas resources, strengthening cooperation in global markets

CNBM and Sinoma both possess leading production designing abilities and provide general engineering contracting services in the global market. They enjoy exceptional advantages in glass engineering and cement engineering, respectively. The Post-Merger CNBM will solidifying its leading position in the global markets. By coordinating sales strategy and business planning, and sharing business techniques, sales services and customer resources, Post-Merger CNBM combines the strengths of both companies and is thus expected to further improve its brand image and compete in the global market. Specifically, (i) the combined entity will broaden contact with international players and deepen the influence in global cement markets; and (ii) consolidate resources in global engineering market and coordinate in overseas projects.

LETTER FROM SINOMA’S BOARD

V.	Integrating and sharing of R&D resources to enhance innovation capability

Prior to the Merger, each of CNBM and Sinoma possesses a strong R&D system and the ability to commercialise technologies. The R&D capability of the Post-Merger CNBM will rise to a new level. It is planned that the Post-Merger CNBM will (i) consolidate the R&D resources of both companies through sharing high-quality products and technological advantages; (ii) reduce waste of resources due to repetitive development; and (iii) enhance R&D efficiency, promote technological innovations, conduct fundamental, pioneering and strategic studies to spearhead major technological breakthroughs and establish its leadership in technological innovation.

VI.	Enhancing liquidity in the capital market and improving financing structure

Enhancing liquidity: There is a visible difference between the trading activities of H shares of CNBM and Sinoma. The cumulative turnover rates of the H Shares of CNBM and Sinoma for the 30 trading days immediately prior to and including the Last Trading Day are 33.76% and 15.43%, respectively. The trading of CNBM’s H-Share is relatively more active. The Merger is expected to enhance the liquidity of the shares held by Sinoma’s existing H Shareholders significantly and safeguard the interests of shareholders.

Optimising financing structure: Upon completion of the Merger, the Post-Merger CNBM is expected to further expand its business and asset, strengthen its position in the industry, and enhance its credit ratings. The Post-Merger CNBM, as a result, could leverage the industry leading credit rating and utilise various financing tools to optimise financing structure and improve the financial performance of the Post-Merger CNBM.

Setting the stage for integration of businesses and assets: Upon completion of the Merger, the Post-Merger CNBM can conduct deeper integration of its businesses and assets, better utilise the domestic and international capital markets, leverage the financing functions of all its listed companies to optimise capital structure and support business development. Meanwhile, since CMBN and Sinoma have similar businesses before the transaction, Post-Merger CNBM will, in accordance with the requirements of relevant securities regulatory departments and subject to applicable laws and relevant regulatory rules, further consolidates its businesses in order to benefit CNBM and the A share subsidiaries.

LETTER FROM SINOMA’S BOARD

9.	KEY INTEGRATION PLAN

CNBM and Sinoma have established a comprehensive integration roadmap to implement and capture the opportunities that the Merger offers in optimising operational efficiency and releasing synergies.

I.	Organisational Integration

CNBM and Sinoma have established a comprehensive integration roadmap to implement and capture the opportunities that the Merger offers in optimising operational efficiency and releasing synergies.

CNBM and Sinoma plan to establish incentive plan for employees in order to improve efficiency and performance. As at the Latest Practicable Date, there is no formal decision or undertaking made by CNBM’s Board or Sinoma’s Board in relation to such scheme. The Post-Merger CNBM will make further announcement in relation to such scheme (if it is formally resolved by the board of directors of the Post-Merger CNBM to be established) in accordance with the requirements of the Listing Rules and applicable laws as and when appropriate. The Post-Merger CNBM aims to optimise structures of subsidiary companies to enhance management and operational efficiency.

II.	Market Consolidation and Business Coordination

The Post-Merger CNBM aims to improve coordination on pricing and sales strategies among regions with overlapping products and capacity. The Merger will also enable deeper coordination on its overseas business, especially in the cement engineering service segment where combined business and resources serve to enhance the efficiency and margin in international engineering service projects.

The Merger and integration can facilitate intra-company services which serve to improve overall operating of the Post-Merger CNBM. One of the near-term initiatives is for Sinoma’s mining services to offer service to The Post-Merger CNBM.

III.	Centralised Procurement and Supply Chain Management

The Post-Merger CNBM will work on intra-regional integration of procurement and supply, and production optimisation. One of the near-term opportunities is to utilise CNBM’s logistics and storage facilities to enlarge the reach of spare parts for engineering services in the areas that have not been previously covered.

IV.	Capital Structure Optimisation

The Post-Merger CNBM will be able to optimise the overall debt financing costs with a more moderate leverage and combined resources with banks and financial institutions. The Merger can also allow the Post-Merger CNBM to better leverage the equity financing capacity of its subsidiaries listed in both domestic and international capital markets.

LETTER FROM SINOMA’S BOARD

Having taken into account the reasons for and benefits of the Merger and its effects as set out above, Sinoma’s Board (other than members of the Sinoma Independent Board Committee, whose views are given in the section headed “Letter from the Sinoma Independent Board Committee” in this document) is of the view that the terms of the Merger are fair and reasonable and in the interests of Sinoma and its shareholders as a whole.

10.	IMPACT OF THE MERGER ON THE SHAREHOLDING STRUCTURES OF SINOMA AND CNBM

The shareholding structures of CNBM and Sinoma prior to the Merger are as follows:

		Percentage	Number of	Percentage				Total
	Number of	of	Unlisted	of Unlisted	Percentage	Percentage		Number of
	Domestic	Domestic	Foreign	Foreign	of Unlisted	Number of	of H	Issued
	Shares	Shares	Shares	Shares	Shares	H Shares	Shares	Shares

CNBM	2,519,854,366	46.67%	N/A	N/A	46.67%	2,879,171,896	53.33%	5,399,026,262
Sinoma	2,276,522,667	63.74%	130,793,218	3.66%	67.40%	1,164,148,115	32.60%	3,571,464,000

The shareholding structure of the Post-Merger CNBM immediately after the Share Exchange is as follows:

			Number of	Percentage
	Number of	Percentage	Unlisted	of Unlisted	Percentage			Total
	Domestic	of Domestic	Foreign	Foreign	of Unlisted	Number of	Percentage	Number of
	Shares	Shares	Shares	Shares	Shares	H Shares	of H Shares	Issued Shares

CNBM Shares issued prior to the Merger	2,519,854,366	29.87%	N/A	N/A	29.87%	2,879,171,896	34.13%	5,399,026,262
CNBM Shares issued in exchange for Sinoma Shares pursuant to the Merger	1,935,044,267	22.94%	111,174,235	1.32%	24.26%	989,525,898	11.73%	3,035,744,400
Total issued shares of the Post-Merger CNBM	4,454,898,633	52.82%	111,174,235	1.32%	54.13%	3,868,697,794	45.87%	8,434,770,662

Immediately after the Share Exchange, 3,853,361,794 CNBM H Shares will be held by the public, representing approximately 45.68% of the total issued shares in the Post-Merger CNBM.

11.	ARRANGEMENTS FOR IMPLEMENTATION OF THE MERGER AGREEMENT

Pursuant to the Merger Agreement, CNBM will apply to the Stock Exchange for the listing of and permission to deal in the CNBM H Shares to be issued under the Merger;

Following completion of the Merger, Sinoma Shares will cease to have effect as documents or evidence of title. Upon satisfaction of all the conditions precedent to the Merger and satisfaction of the implementation conditions to the Merger or waiver thereof by CNBM and/or Sinoma as appropriate, CNBM does not intend to continue the listing of Sinoma H Shares and Sinoma will apply to the Stock Exchange for voluntary withdrawal of the listing of Sinoma H Shares from the Stock Exchange pursuant to Rule 6.15 of the Listing Rules, which is subject to the requirements under Chapter 6 of the Listing Rules and the approval of the Listing Committee of the Stock Exchange.

LETTER FROM SINOMA’S BOARD

Sinoma will issue separate announcement(s) notifying Sinoma H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in Sinoma H Shares on the Stock Exchange as well as when the formal delisting of the Sinoma H Shares will become effective.

The listing of the Sinoma H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason.

12.	SINOMA INDEPENDENT BOARD COMMITTEE AND SINOMA INDEPENDENT FINANCIAL ADVISER

To consider the Merger, Sinoma’s Board has established the Sinoma Independent Board Committee, consisting of some of the non-executive directors and all of independent non-executive directors of Sinoma, being Mr. Shen Yungang, Mr. Wang Fengting, Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin. The non-executive directors of Sinoma Mr. Li Xinhua and Mr. Li Jianlun are excluded from the Sinoma Independent Board Committee due to their position in Sinoma Parent which thus constitutes their direct or indirect interest in the Merger. Such committee will advise the Independent Sinoma Shareholders as to: (a) whether the terms of the Merger are fair and reasonable for the purpose of the Takeovers Code; and (b) whether to vote in favour of the Merger at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

The Sinoma Independent Board Committee has appointed Oceanwide Capital Limited as its independent financial adviser to provide advice to the Sinoma Independent Board Committee in respect of the Merger. For the opinions and advice of the Sinoma Independent Financial Adviser, please refer to section headed “Letter from the Sinoma Independent Financial Adviser” in this document.

13.	SINOMA EGM AND SINOMA H SHAREHOLDERS’ CLASS MEETING

Sinoma will convene the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting for the Sinoma Shareholders to consider and, if thought fit, approve matters including the Merger.

Sinoma H Shareholders who have been registered as holders of Sinoma H Shares on the register of members of Sinoma kept by the registrar of H shares, Computershare Hong Kong Investor Services Limited, on Wednesday, 6 December 2017 and who have completed all necessary registration procedures will be entitled to attend the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

LETTER FROM SINOMA’S BOARD

Suspension of Registration of Share Transfers

The register of members of Sinoma H Shareholders will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017, during which no registration of transfers of Sinoma H Shares will be processed. If applicable, Sinoma H Shareholders intending to attend the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting must lodge their respective transfer documents and relevant share certificates with Sinoma’s H share registrar, Computershare Hong Kong Investor Services Limited, at Shops 1712-1716, 17/F, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:30 p.m. on Friday, 3 November 2017.

Proxy Forms and Reply Slips

Whether or not you intend to attend the Sinoma EGM or the Sinoma H Shareholders’ Class Meeting, you are strongly urged to complete and return the proxy forms in accordance with the instructions printed thereon. The proxy forms should be returned as soon as possible (but in any event not less than 48 hours before the appointed time for holding the relevant meeting or any adjournment thereof). After completion and return of the proxy forms, you may still attend and vote at the relevant meetings should you so wish.

If you are eligible and intend to attend the relevant meeting, please complete and return the relevant reply slips in accordance with the instructions printed thereon. Reply slips should be returned as soon as possible (but in any event not later than 20 days before the scheduled date for holding the relevant meeting or any adjournment thereof).

Voting at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting

Pursuant to Rule 13.39(4) of the Listing Rules, all resolutions will be passed by way of poll at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

14.	TAXATION

(1)	Non-Tax Advice

You should consult with your professional adviser to understand the possible tax implications of acquiring exchanged CNBM H Shares or exercising the Sinoma Dissenting Shareholders’ rights. None of Sinoma, CNBM, CICC, Morgan Stanley, Sinoma Independent Financial Adviser or CNBM Independent Financial Adviser, nor their respective directors or any person participating in the Merger, assume any liability in respect of any tax incurred or other implication of any Sinoma H Shareholder’s acceptance of exchanged CNBM H Shares or exercise of the Sinoma Dissenting Shareholders’ rights.

LETTER FROM SINOMA’S BOARD

(2)	Hong Kong Stamp Duty

In respect of the exchange of Sinoma H Shares for CNBM H Shares, when the CNBM H Shares are issued, the corresponding Sinoma H Shares will be cancelled. Therefore, the share exchange under the Merger does not involve the sale and purchase of Hong Kong stock, and in this respect only, no stamp duty will be payable pursuant to the Stamp Duty Ordinance, Chapter 117 of the Laws of Hong Kong.

For the Sinoma Dissenting Shareholders who exercise its right to require acquisition of their Sinoma H Shares, Hong Kong stamp duty is payable at the rate of 0.1% of the consideration. The stamp duty payable will be deducted from the cash received by the Sinoma Dissenting Shareholders who exercise such right.

15.	REGISTRATION AND DELIVERY OF H SHARES OF CNBM TO BE ISSUED PURSUANT TO THE MERGER

Sinoma H Shareholders registered in the register of members as at the Record Date for Share Exchange shall receive H shares of CNBM in accordance with the Exchange Ratio. The shares of CNBM to be received by Sinoma H Shareholders shall be calculated in accordance with the Exchange Ratio and paid in full in accordance with the terms of the Merger Agreement irrespective of any lien, set-off right, counter-claim or other similar right that CNBM is entitled to or claims to be entitled to by way of other means against such Sinoma H Shareholders.

16.	RECOMMENDATION OF SINOMA’S BOARD

Sinoma’s Board (other than members of the Sinoma Independent Board Committee, whose views are given in the section headed “Letter from the Sinoma Independent Board Committee” in this document) is of the view that the terms of the Merger Agreement and the proposed merger are fair and reasonable and in the interests of Sinoma and its shareholders as a whole. Having considered the terms of the Merger Agreement and taken into account advice from the Sinoma Independent Financial Adviser, the Sinoma Independent Board Committee is of the view that the terms of the Merger Agreement and the proposed merger are fair and reasonable so far as the disinterested Sinoma Shareholders are concerned. Therefore, Sinoma’s Board recommends that the Sinoma Shareholders vote in favour of the resolutions in relation to the Merger at the Sinoma EGM and (if applicable) the Sinoma H Shareholders’ Class Meeting.

17.	OTHER INFORMATION

Your attention is drawn to other information set out in the appendices to this document.

By Order of the Sinoma’s Board
China National Materials Company Limited
Liu Zhijiang
Chairman

LETTER FROM THE SINOMA INDEPENDENT BOARD COMMITTEE

(a joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock code: 1893)

Dear Independent Sinoma Shareholders,

20 October 2017

MERGER OF SINOMA AND CNBM

Reference is made to the merger document jointly issued by China National Building Material Company Limited (“CNBM”) and China National Materials Company Limited (“Sinoma”) dated 20 October 2017 in respect of the Merger (the “Merger Document”) of which this letter forms part. Terms defined in the Merger Document shall have the same meanings in this letter unless the context otherwise requires.

We have been appointed by Sinoma’s Board as the members of the Sinoma Independent Board Committee to give a recommendation to Independent Sinoma Shareholders in respect of the Merger. We have appointed Oceanwide Capital Limited as our independent financial adviser in respect of the Merger.

Having considered the terms of the Merger and taken into account the advice of the Sinoma Independent Financial Adviser in particular the factors, reasons and recommendations set out in the letter from the Sinoma Independent Financial Adviser in the Merger Document, we are of the view that the terms of the Merger are fair and reasonable so far as Independent Sinoma Shareholders are concerned. Accordingly, we recommend Independent Sinoma Shareholders to vote in favour of the resolutions in relation to the Merger at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting.

We wish to draw the attention of Independent Sinoma Shareholders to (1) the letter from Sinoma’s Board set out on pages 12 to 35 of the Merger Document, (2) the letter from the Sinoma Independent Financial Adviser set out on pages 37 to 84 of the Merger Document, and (3) each of the Appendices to the Merger Document.

Yours faithfully,

For and behalf of

the Independent Board Committee of

China National Materials Company Limited

SHEN Yungang	LEUNG Chong Shun
WANG Fengting	LU Zhengfei
WANG Zhulin
Non-executive Directors	Independent Non-executive Directors

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

The following is the full text of a letter of advice from Oceanwide Capital Limited, the independent financial adviser to the Sinoma Independent Board Committee, which has been prepared for the purpose of incorporation in this document.

20 October 2017

To the Sinoma Independent Board Committee,

Dear Sir or Madam,

MERGER OF CNBM AND SINOMA

INTRODUCTION

We refer to our appointment as the independent financial adviser to the Sinoma Independent Board Committee in respect of the Merger, details of which are set out in the “Letter from Sinoma’s Board” (the “Letter from Sinoma’s Board”) contained in the merger document jointly issued by Sinoma and CNBM to all Sinoma Shareholders dated 20 October 2017 (the “Merger Document”), of which this letter forms part. Terms used in this letter shall have the same meanings as defined in the Merger Document unless the context requires otherwise.

The Sinoma Independent Board Committee consists of some of the non-executive Sinoma Directors and all independent non-executive Sinoma Directors, namely Shen Yungang, Wang Fengting, Leung Chong Shun, Lu Zhengfei and Wang Zhulin. The non-executive Sinoma Directors Mr. Li Xinhua and Mr. Li Jianlun are excluded from the Sinoma Independent Board Committee due to their position in Sinoma Parent which thus constitutes their direct or indirect interest in the Merger. The Sinoma Independent Board Committee has been established to advise the Independent Sinoma Shareholders as to (i) whether the terms of the Merger are fair and reasonable; and (ii) whether to vote in favour of the Merger at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting. As the Sinoma Independent Financial Adviser, our role is to give an independent opinion to the Sinoma Independent Board Committee in such regard.

Oceanwide Capital Limited is not associated with Sinoma, CNBM, their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them. Apart from normal professional fees paid or payable to us in connection with this engagement, no other arrangement exists whereby we will received any fees or benefits from Sinoma, CNBM, their respective substantial shareholders or any party acting, or presumed to be acting, in concert with any of them. Accordingly, we are considered eligible to give an independent advice to the Sinoma Independent Board Committee.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

BASIS OF OUR OPINION

In formulating our opinion and advice, we have relied on (i) the information and facts contained or referred to in the Merger Document; (ii) the information supplied by the Sinoma Directors, the CNBM Directors, the management of each of Sinoma Group and CNBM Group, and financial advisers of CNBM; (iii) the opinions expressed by and the representations of the Sinoma Directors, the CNBM Directors and the management of each of Sinoma Group and CNBM Group; and (iv) our review of the relevant public information. We have assumed that all the information provided and representations and opinions expressed to us or contained or referred to in the Merger Document were true, accurate and complete in all respects as at the date thereof and may be relied upon. We have also assumed that all statements contained and representations made or referred to in the Merger Document are true at the time they were made and continue to be true as at the Latest Practicable Date and all such statements of belief, opinions and intentions of the Sinoma Directors, the CNBM Directors and the management of each of Sinoma Group and CNBM Group and those as set out or referred to in the Merger Document were reasonably made after due and careful enquiry. We have no reason to doubt the truth, accuracy and completeness of the information and representations provided to us by the Sinoma Directors, the CNBM Directors, the management of each of Sinoma Group and CNBM Group and financial advisers of CNBM. We have also sought and received confirmation from the Sinoma Directors and CNBM Directors that no material facts have been withheld or omitted from the information provided and referred to in the Merger Document and that all information or representations provided to us by the Sinoma Directors, the CNBM Directors, the management of each of Sinoma Group and CNBM Group and financial advisers of CNBM are true, accurate, complete and not misleading in all respects at the time they were made and continued to be so until the date of the Merger Document.

We consider that we have reviewed sufficient information currently available to reach an informed view and to justify our reliance on the accuracy of the information contained in the Merger Document so as to provide a reasonable basis for our recommendation. We have not, however, carried out any independent verification of the information provided, representations made or opinion expressed by the Sinoma Directors, the CNBM Directors, the management of each of Sinoma Group and CNBM Group and financial advisers of CNBM, nor have we conducted any form of in-depth investigation into the business, affairs, operations, financial position or future prospects of Sinoma, CNBM, the Post-Merger CNBM or any of their respective subsidiaries and associates.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

OVERVIEW OF THE MERGER

The Merger will be implemented by CNBM merging Sinoma by way of absorption and share-exchange namely:

(i)	CNBM will issue (a) CNBM H Shares to the Sinoma Share-Exchange Shareholders holding Sinoma H Shares; and (b) CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders holding Sinoma Unlisted Shares at the Exchange Ratio;

(ii)	CNBM will apply to the Stock Exchange for the listing of, and permission to deal in, the CNBM H Shares to be issued pursuant to the Merger Agreement;

(iii)	Sinoma will be delisted from the Stock Exchange and be deregistered; and

(iv)	Upon the Share Exchange, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

The Merger will be effective as provided for by the PRC Company Law and will be subject to the Listing Rules and the Takeovers Code.

Sinoma will issue separate announcement(s) notifying Sinoma H Shareholders of the proposed withdrawal of listing and the exact dates and relevant arrangements for the last day for dealing in Sinoma H Shares on the Stock Exchange as well as when the formal delisting of the Sinoma H Shares will become effective.

The listing of the Sinoma H Shares on the Stock Exchange will not be withdrawn if the Merger is not approved or lapses or does not become unconditional for any reason.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

PRINCIPAL FACTORS AND REASONS CONSIDERED

In arriving at our recommendation, we have taken into account the principal factors and reasons set out below.

1.	Background to and benefits of the Merger

1.1	Background

(i)	Industry trend

As disclosed in the annual report and interim report of Sinoma for the year ended 31 December 2016 and the six months ended 30 June 2017, respectively, the PRC’s building materials industry has been faced with serious overcapacity and weak market demand. The intense industry competition gave rise to imbalance between supply and demand, exerting pressure on the cement price.

As disclosed in the Letter from Sinoma’s Board, despite the industry downturn, consolidation has been accelerating with year 2016 witnessing the highest level of merger and acquisition activities in the PRC’s building materials industry since 2005 and the market share of the top 10 cement producers in the PRC increasing from approximately 52.0% in 2015 to approximately 56.3% in 2016 according to the data published by China Cement Research Institute. According to 《水泥工業「十三五」發展規劃》 (“Thirteenth Five-Year Plan for the Cement Industry”) (the “Plan”) published by China Cement Association in June 2017, such market share is targeted to reach over 80% in 2020. Industry consolidation is expected to continue as supply-side reform deepens and industry associations encourage combination among top players.

As advised by Sinoma, such industry consolidation is essential to eliminating excess capacity, resulting in improved supply-demand dynamics. This was evidenced by, among other things, the cement price recovery since the first half of 2016 and the stablised cement production in recent years as detailed in the section headed “Prospect of the building materials industry in the PRC”.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	Merger

As approved by the SASAC, Sinoma Parent was transferred to CNBM Parent at nil consideration and became a wholly-owned subsidiary of CNBM Parent after completion of the Parents Reorganisation. The Parents Reorganisation was part of the supply side reform initiative aiming at improving the operational efficiency and achieving synergies of the building materials industry in the PRC from both revenue and cost perspectives. As disclosed in the announcements of CNBM and Sinoma both dated 8 March 2017, CNBM and Sinoma received notification from CNBM Parent, respectively, that the registration regarding the Parents Reorganisation with the relevant industry and commerce authorities in the PRC was completed.

CNBM and Sinoma propose to implement the Merger by way of a merger by absorption and share-exchange. Under the Merger, CNBM will issue CNBM H Shares and CNBM Unlisted Shares to the Sinoma Share-Exchange Shareholders to merge with Sinoma by absorption, the Sinoma H Shares will be delisted from the Stock Exchange and cancelled and Sinoma will be deregistered.

As advised by Sinoma, the Merger is an important step to further unleash the synergies between CNBM and Sinoma by resolving the competition issue among their subsidiaries following completion of the Parents Reorganisation.

We consider that the Merger represents one of the important initiatives to accelerate the consolidation of major cement producers in the PRC which follows the industry trend and is in accordance with the long-term governmental plan for the domestic cement industry.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

The following charts show the shareholding structure before and after the Merger:

Merger of CNBM and Sinoma by way of absorption and share-exchange:

Immediately after the Share Exchange:

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

Notes:

1.	Includes the Third Party Provider(s) which will pay cash to the CNBM Dissenting Shareholders who exercise their right as payment for their CNBM Shares (if any).

2.	Includes the Third Party Provider(s) which will pay cash to the Sinoma Dissenting Shareholders who exercise the right as payment for their Sinoma Shares (if any) and will subsequently exchange such shares into CNBM Shares at the Exchange Ratio.

As shown in the above charts, CNBM Parent held approximately 41.27% of the issued share capital of CNBM as at the Latest Practicable Date and will hold approximately 42.20% of the issued share capital of the Post-Merger CNBM immediately after the Share Exchange. As such, the Merger will not result in a change in control of CNBM.

CNBM intends to remain listed on the Stock Exchange. As shown in the above charts, it is expected that approximately 45.68% of the issued share capital of the Post-Merger CNBM will be held by the public. As such, sufficient public float of CNBM is expected to be maintained upon completion of the Merger.

1.2	Reasons for and benefits of the Merger

As stated in the Joint Announcement, to better cope with the challenges and capture the development opportunities of the PRC’s building materials industry, CNBM and Sinoma, as the PRC’s leading and globally important building materials enterprises, intend to take the first-mover advantage in the course of transformation and upgrade of the building materials industry through the Merger, building a world’s leading group in the integrated materials sector to strengthen their leading status in the industry and enhance their competitiveness in international markets, and in turns enhance the interest for all shareholders.

As mentioned in the Letter from Sinoma’s Board, it is expected that the Merger will bring the following benefits:

(i)	Strengthening leading industry status, enhancing global competitiveness

CNBM and Sinoma are the leading building materials enterprises in the PRC and the world. By combining the strengths of Sinoma Group and CNBM Group and complement each other’s advantages, the Merger is expected to enhance the competitiveness of the Post-Merger CNBM in the global building materials industry, rendering it being the largest cement company globally in terms of production capacity. It is also expected that the Post-Merger CNBM will have leading position globally in various sectors including commercial concrete production, cement engineering service, gypsum boards production, fiber glass manufacturing and wind turbine blades production.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	Deepening market influence and setting industry standard with broadening region and product coverage

The Merger will increase the concentration of the cement industry in some regions of the PRC, allowing the Post-Merger CNBM to strengthen the competitiveness of its core business by coordinating production planning and uniformly formulating sales strategy and to participate in the formulation of the PRC’s cement industry policy with deepened market influence.

The Merger also allows the Post-Merger CNBM to achieve a diversification in terms of geographical coverage and product mix, therefore reducing fluctuations in overall results due to changes in demand and differences in competitive landscapes across various regions in the PRC and providing more opportunities for cross sales to customers. Prior to the Merger, Sinoma Group primarily focuses on the northwestern region of the PRC whereas CNBM has more operations in eastern and southern regions of the PRC.

(iii)	Consolidating the procurement, production and operation systems, reducing cost and improving efficiency

Through sharing and consolidation of resources of Sinoma Group and CNBM Group such as supplier bases, patented technologies, production know-how, key technical personnel and sales and management systems in some overlapping business segments and regions, the Post-Merger CNBM is expected to achieve economies of scale and increase production efficiency, resulting in a reduction of operating costs.

CNBM and Sinoma will set up a combined management team and an integrated organizational framework to streamline and optimise the group structure, as well as to improve operating and management efficiency. The Post-Merger CNBM will focus on improving efficiency through integrating areas overlapping sales and management functions.

The Post-Merger CNBM will work on intra-regional integration of procurement and supply, and production optimisation. One of the near-term opportunities is to utilise CNBM’s logistics and storage facilities to enlarge the reach of spare parts for engineering services in the areas that have not been previously covered.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iv)	Consolidating overseas resources, strengthening cooperation in global markets

The Post-Merger CNBM is expected to participate in the global competition by combining the strengths of Sinoma Group and CNBM Group in production designs and general engineering service in the global market as well as glass engineering and cement engineering.

The Merger will enable deeper coordination on the overseas business of the Post-Merger CNBM, especially in the cement engineering service segment where combined business and resources serve to enhance the efficiency and margin in international engineering service projects.

(v)	Integration and sharing of R&D resources to enhance innovation capability

It is expected that the Post-Merger CNBM’s capability to innovate would be further enhanced through integration and sharing of high-quality products and technological advantages as well as the R&D resources of Sinoma Group and CNBM Group.

(vi)	Enhancing liquidity in the capital market and improving the financing structure

Taking into account the higher trading volume of H shares of CNBM in the past, the Merger is expected to enhance the liquidity of shares held by Sinoma H Shareholders. The Post-Merger CNBM will be able to optimise the overall debt financing costs with a more moderate leverage and combined resources with banks and financial institutions. The Merger can also allow the Post-Merger CNBM to better leverage the equity financing capacity of its subsidiaries listed in both domestic and international capital markets. The Merger can provide the Post-Merger CNBM with better access to equity capital market such as the A-share market.

Given the overlapping of (i) business segments, especially in the cement, engineering and glass fiber businesses; and (ii) geographical coverage in certain provinces in the PRC, we concur with the Sinoma Directors that synergy benefits would be achieved from the Merger in product sales, centralised raw materials procurement and sharing R&D resources. The Merger is also expected to promote consolidation between Sinoma Group and CNBM Group and improve coordination on pricing and sales strategies among regions with overlapping production and capacity, which may in turn improve the overall profit margin. We consider that following completion of the Merger, the competitiveness of the Post-Merger CNBM would be enhanced in terms of scope of products and services, market position, and business scale, as compared to that of Sinoma Group alone. Details are set out as follow for illustrative purpose:

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

	Sinoma Group	CNBM Group	Post-Merger CNBM

Principal activities	Provision of cement equipment and engineering services, production and sale of cement and high-tech materials.	Cement, lightweight building materials, glass fiber, composite materials and engineering services businesses.	A variety of businesses including commercial cement and concrete production, cement engineering service, gypsum boards production, fiber glass manufacturing and wind turbine blades production.

Market position	A leading cement engineering company and the fourth largest cement manufacturer in the PRC with a total capacity of approximately 112 million tonnes as at 30 June 2017.

The largest cement company in the PRC with a total capacity of approximately 409 million tonnes as at 30

June 2017. The largest commercial concrete and gypsum board producer in the world. The largest rotor blade producer in the PRC.

Expected to rank first globally in terms of cement production capacity

Total revenue (for the six months ended 30 June 2017) (Note 1)	RMB25.1 billion	RMB53.4 billion	RMB78.1 billion (i.e. 3.1 times to that of Sinoma Group)

Gross profit/Gross profit margin (for the six months ended 30 June 2017) (Note 1)	RMB5.5 billion/22.0%	RMB13.6 billion/25.4%	RMB19.1 billion/24.4% (i.e. 3.5 times to that of Sinoma Group)

Profit attributable to shareholders (for the six months ended 30 June 2017) (Note 1)	RMB594.5 million	RMB885.4 million	RMB1.5 billion (i.e. 2.5 times to that of Sinoma Group)

Total assets (as at 30 June 2017) (Note 1)	RMB108.2 billion	RMB348.4 billion	RMB456.4 billion (i.e. 4.2 times to that of Sinoma Group)

Total equity (as at 30 June 2017) (Note 1)	RMB37.9 billion	RMB76.8 billion	RMB114.7 billion (i.e. 3.0 times to that of Sinoma Group)

Total revenue (for the year ended 31 December 2016) (Note 2)	RMB50.6 billion	RMB101.5 billion	RMB152.1 billion (i.e. 3.0 times to that of Sinoma Group) (Note 3)

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

	Sinoma Group	CNBM Group	Post-Merger CNBM

Gross profit/Gross profit margin (for the year ended 31 December 2016) (Note 2)	Cement RMB4.9 billion/24.7%	Cement and concrete RMB21.3 billion/26.4%	Cement and concrete RMB26.2 billion/26.1% (i.e. 5.3 times that of Sinoma Group)

	High-tech materials RMB2.6 billion/25.4%	Lightweight building materials RMB2.3 billion/30.2% Glass fiber and composite materials RMB0.6 billion/24.2%	High-tech materials RMB5.5 billion/27.1% (i.e. 2.1 times that of Sinoma Group) (Note 4)

	Cement equipment and engineering services RMB2.7 billion/12.8%	Engineering services RMB2.1 billion/26.1%	Cement equipment and engineering services RMB4.8 billion/16.5% (i.e. 1.8 times that of Sinoma Group)

	Overall RMB10.3 billion/20.3%	Overall RMB26.8 billion/26.4%	Overall RMB37.1 billion/24.4% (i.e. 3.6 times that of Sinoma Group) (Note 3)

Profit attributable to shareholders (for the year ended 31 December 2016) (Note 2)	RMB585.4 million	RMB1.1 billion	RMB1.7 billion (i.e. 2.9 times that of Sinoma Group) (Note 3)

Note:

1.	Extracted from the unaudited pro forma consolidated financial information (the “Unaudited Pro Forma Financial Information”) of the Enlarged Group set out in Appendix III to the Merger Document.

2.	Extracted from the respective annual reports of Sinoma and CNBM for the year ended 31 December 2016.

3.	The figures of the Post-Merger CNBM represent the summation of those of Sinoma Group and CNBM Group.

4.	Including lightweight building materials, glass fiber and composite materials.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

As shown in the table above, upon completion of the Merger, Sinoma Group will integrate into CNBM Group to become the world’s largest cement company in terms of production capacity with an expanded range of products and services. Based on the Unaudited Pro Forma Financial Information, (i) assuming completion of the Merger had taken place on 30 June 2017, total assets and equity of the Post-Merger CNBM represent approximately 4.2 times and 3.0 times to those of Sinoma Group, respectively; and (ii) assuming completion of the Merger had taken place on 1 January 2017, total revenue, gross profit and profit attributable to shareholders of the Post-Merger CNBM would have been approximately 3.1 times, 3.5 times and 2.5 times to those of Sinoma Group, respectively. Based on the annual reports of Sinoma and CNBM for the year ended 31 December 2016, total revenue, gross profit and profit attributable to shareholders of the Post-Merger CNBM represent approximately 3.0 times, 3.6 times and 2.9 times to those of Sinoma Group, respectively. For each business segment, gross profit margin of the Post-Merger CNBM is generally higher than that of Sinoma Group.

The Merger provides an opportunity for the Sinoma Shareholders to hold shares of the Post-Merger CNBM, which is a sizeable company with stronger market position in the building materials industry. We consider that such expansion in business scale may allow the Post-Merger CNBM to achieve economies of scale, therefore reducing the operating costs and improving the profitability.

2.	Information on Sinoma

2.1	Business overview of Sinoma Group

Sinoma is a joint stock company incorporated in the PRC with its H shares listed on the Stock Exchange since 20 December 2007. Among Sinoma’s subsidiaries, Sinoma International Engineering Co., Ltd., Ningxia Building Materials Group Co., Limited and Gansu Qilianshan Cement Group Company Limited are listed on the Shanghai Stock Exchange; Sinoma Science & Technology Co., Ltd. and Xinjiang Tianshan Cement Co., Ltd. are listed on the Shenzhen Stock Exchange.

Sinoma Group is principally engaged in (i) provision of cement equipment and engineering services; (ii) manufacture and sale of cement; and (iii) manufacture and sale of high-tech materials, including glass fiber, composite materials, synthetic crystals and advanced ceramics. Sinoma Group is the largest cement equipment and engineering services provider in the world and is a leading producer of non-metal materials in the PRC. Set out below are details of the principal segments of Sinoma Group:

(i)	Cement equipment and engineering services

The business segment of cement equipment and engineering services mainly includes provision of, either separately or on an engineering, procurement and construction (EPC) basis, engineering and project management services relating to cement production facilities including facility design, equipment manufacturing, procurement and construction. The segment accounted for approximately 40.5% and 54.3% of Sinoma Group’s total operating revenue and operating profit for the year ended 31 December 2016, respectively.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	Cement

The cement business mainly represents manufacture and sale of a variety of cement and its related products including normal cement, composite cement, Portland cement and clinker. It is the second largest business segment of Sinoma Group and generated approximately 39.0% and 26.8% of Sinoma Group’s total operating revenue and operating profit for the year ended 31 December 2016, respectively.

(iii)	High-tech materials

The business segment of high-tech materials mainly includes manufacture and sale of high-tech materials including glass fiber, composite materials, synthetic crystals and advanced ceramics and provision of equipment and engineering services to glass fiber producers and non-metal mineral fine processing companies. It accounted for approximately 20.5% and 18.9% of Sinoma Group’s total operating revenue and operating profit for the year ended 31

December 2016, respectively.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

2.2	Financial performance of Sinoma Group

The following is a summary of the consolidated income statements of Sinoma Group for each of the two years ended 31 December 2016 and the six months ended 30 June 2016 and 2017 (the “Review Period”), which were prepared in accordance with PRC GAAP. Further details of the results and other financial information of Sinoma Group are set out in Appendix I to the Merger Document.

	Six months ended 30 June		Year ended 31 December
	2017	2016	2016	2015
	RMB’000	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Total operating revenue	25,105,812	21,751,268	50,576,870	53,258,868
Operating cost	(19,306,222)	(17,523,673)	(40,307,947)	(44,006,612)

Gross profit	5,799,590	4,227,595	10,268,923	9,252,256
Taxes and surcharges	(277,738)	(142,462)	(478,603)	(358,737)
Selling expenses	(964,610)	(922,634)	(2,117,908)	(2,040,553)
Administrative expenses	(2,141,954)	(1,861,264)	(4,382,096)	(4,344,544)
Financial expenses	(877,063)	(781,742)	(1,384,731)	(1,759,800)
Asset impairment losses	(93,595)	(157,775)	(996,954)	(453,510)
Income (losses) from changes in fair value	3,229	(9,200)	3,847	(381)
Investment income	14,773	34,037	133,733	416,763
Other income	209,171	–	–	–

Operating profit	1,671,803	386,555	1,046,211	711,494
Non-operating income	83,278	311,551	836,052	994,927
Non-operating expenses	(76,300)	(32,825)	(172,816)	(112,010)

Total profit	1,678,781	665,281	1,709,447	1,594,411
Income tax expenses	(410,172)	(237,148)	(552,599)	(507,453)

Net profit	1,268,609	428,133	1,156,848	1,086,958

Net profit attributable to
Sinoma Shareholders	596,207	307,522	585,442	803,504
Minority interests	672,402	120,611	571,406	283,454

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(i)	Total operating revenue

Total operating revenue of Sinoma Group for the six months ended 30 June 2017 was approximately RMB25,105.8 million, representing an increase of approximately 15.4%, as compared to that for the corresponding period in 2016. This was primarily attributable to the increase in total operating revenue of the cement segment as a result of the increase in both selling prices and sales volume of cement products. Sales volume of cement and clinker increased by approximately 5.2% to approximately 38.9 million tonnes for the six months ended 30 June 2017, as compared to the corresponding period in 2016.

For the year ended 31 December 2016, total operating revenue of Sinoma Group for the year ended 31 December 2016 decreased by approximately 5.0% to approximately RMB50,576.9 million, as compared to the previous year. This was mainly due to the decrease in contracted business volume in the cement equipment and engineering services segment. The amount of new order intakes for cement equipment and engineering services decreased by approximately 11.1% to approximately RMB29,887 million for the year ended 31 December 2016, as compared to the previous year.

(ii)	Net profit attributable to Sinoma Shareholders

For the six months ended 30 June 2017, net profit attributable to Sinoma Shareholders increased by approximately 93.9% to approximately RMB596.2 million, as compared to that for the corresponding period in 2016. This was mainly due to the increase in gross profit as a result of the increase in total operating revenue and the improvement in overall gross profit margin primarily caused by the cement segment, which was partially offset by the increase in taxes and surcharges and administrative expenses primarily resulting from the increase in labour cost and repairing expenses of the cement segment.

Net profit attributable to the Sinoma Shareholders for the year ended 31 December 2016 was approximately RMB585.4 million, representing a decrease of approximately 27.1%, although total net profit after income tax expenses showed an increase of approximately 6.4%, as compared to the previous year. Such decrease was primarily attributable to the significant deterioration of performance of certain subsidiaries in which Sinoma had relatively high stakes, as well as the fact that Sinoma recorded a gain on disposal of certain available-for-sale financial assets during the previous year, but no such gain was recorded for the year ended 31 December 2016.

Among Sinoma’s subsidiaries, five of which are listed on the stock exchanges in the PRC. Sinoma Science & Technology Co., Ltd. (“Sinoma Technology”), Xinjiang Tianshan Cement Co., Ltd., Gansu Qilianshan Cement Group Company Limited and Ningxia Building Materials Group Co., Limited issued the third quarterly reports for the nine months ended 30 September 2017 on 16 October 2017. It is noted that operating revenue and profit attributable to shareholders of these companies increased compared with the same period last year. As at the Latest Practicable Date, Sinoma International Engineering Co., Ltd. has not yet issued its third quarterly report for the nine months ended 30 September 2017.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

2.3	Financial position of Sinoma Group

Set out below are the summarised consolidated balance sheets of Sinoma Group as at 31 December 2015 and 2016 and 30 June 2017. Further details of the financial position of Sinoma Group as at those dates and other financial information of Sinoma Group are set out in Appendix I to the Merger Document.

	As at 30 June	As at 31 December
	2017	2016	2015
	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Audited)	(Audited)

CURRENT ASSETS
Monetary funds	19,678,579	17,938,399	15,059,508
Bills receivable	4,787,270	5,220,076	4,141,302
Accounts receivable	8,738,889	8,260,671	9,249,803
Prepayments	4,683,942	3,559,649	4,498,868
Other receivables	1,168,483	1,000,246	910,092
Inventories	8,425,747	8,007,243	9,622,098
Other current assets	1,416,980	823,185	983,625

Total current assets	48,899,890	44,809,469	44,465,296

NON-CURRENT ASSETS
Available-for-sale financial assets	3,824,127	2,717,404	3,097,279
Long-term receivables	1,531,320	1,409,191	332,014
Fixed assets	42,355,646	42,718,647	43,717,983
Construction in progress	2,138,897	1,858,762	2,170,814
Intangible assets	4,793,667	4,818,842	4,727,607
Goodwill	1,561,652	1,532,197	1,644,081
Deferred income tax assets	1,062,879	1,040,770	940,993
Other non-current assets	1,697,458	1,517,492	1,521,889

Total non-current assets	58,965,646	57,613,305	58,152,660

TOTAL ASSETS	107,865,536	102,422,774	102,617,956

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

	As at 30 June	As at 31 December
	2017	2016	2015
	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Audited)	(Audited)

CURRENT LIABILITIES
Short-term borrowings	11,297,900	11,344,697	12,308,967
Bills payable	4,035,540	4,264,101	3,948,149
Accounts payable	13,112,581	12,784,124	12,755,448
Accounts received in advance	12,464,457	10,315,119	10,605,187
Other payables	1,792,462	1,306,600	1,421,634
Non-current liabilities due within one year	4,398,595	3,798,417	8,424,397
Other current liabilities	3,869,749	8,416,317	7,226,236

Total current liabilities	50,971,284	52,229,375	56,690,018

NON-CURRENT LIABILITIES
Long-term borrowings	8,390,489	6,711,163	5,186,731
Bonds payable	7,796,817	4,796,119	4,100,000
Deferred income tax liabilities	1,020,906	764,636	881,105
Other non-current liabilities	2,105,370	2,279,747	2,402,941

Total non-current liabilities	19,313,582	14,551,665	12,570,777

TOTAL LIABILITIES	70,284,866	66,781,040	69,260,795

NET ASSETS	37,580,670	35,641,734	33,357,161

SHAREHOLDERS’ EQUITY
Share capital	3,571,464	3,571,464	3,571,464
Reserves	14,357,628	13,070,276	11,405,293

Total equity attributable to Sinoma Shareholders	17,929,092	16,641,740	14,976,757
Minority interests	19,651,578	18,999,994	18,380,404

Total shareholders’ equity	37,580,670	35,641,734	33,357,161

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(i)	Working capital

Monetary funds are principally cash and cash equivalents held by Sinoma Group. Monetary funds increased from approximately RMB15,059.5 million as at 31 December 2015 to approximately RMB19,678.6 million as at 30 June 2017, approximately RMB2,761.8 million of which were monetary funds with limited use, including bond deposit, letter of credit deposit, acceptance bill deposit, performance deposit and restricted certificate of deposit.

The current ratio of Sinoma Group, being total current assets divided by current liabilities, increased from approximately 78.4% a s at 31 December 2015 to approximately 85.8% as at 31 December 2016 and to approximately 95.9% as at 30 June 2017.

(ii)	Inventories

Inventories, mainly consisting of raw materials, work-in-progress and finished goods, decreased from approximately RMB9,622.1 million as at 31 December 2015 to approximately RMB8,425.7 million as at 30 June 2017. This accounted for approximately 7.8% of Sinoma Group’s total assets as at 30 June 2017.

(iii)	Fixed assets

Fixed assets of Sinoma Group are mainly premises and buildings, machinery equipment, transportation equipment and office equipment used for operation of Sinoma Group. Fixed assets decreased from approximately RMB43,718.0 million as at 31 December 2015 to approximately RMB42,355.6 million, representing approximately 39.3% of total assets, as at 30 June 2017. Sinoma Group did not obtain ownership certificates for certain fixed assets, which amounted to approximately RMB852.1 million as at 30 June 2017. However, Sinoma Directors consider that this did not affect Sinoma Group’s normal use of such properties and therefore the normal operations of Sinoma Group.

As Sinoma Group and CNBM Group are engaged in building materials businesses, the value of Sinoma and CNBM lies in their earnings power which do not come from real estates. Furthermore, the properties held by Sinoma Group and CNBM Group are primarily for operating use and not for investment or resale purpose. The amount of investment properties held by each of Sinoma Group and CNBM Group is negligible. As such, the exclusion of valuation reports in respect of the properties held by Sinoma Group and CNBM Group in the Merger Document will not affect our advice in respect of the Merger.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iv)	Indebtedness and gearing

As at 30 June 2017, Sinoma Group had borrowings of approximately RMB33,873.5 million in aggregate, comprising short-term borrowings, long-term borrowings and medium-term notes due within one year, lease payment of finance leases due within one year, short-term commercial papers, long-term borrowings and finance leases (net of portions due within one year), corporate bonds and medium-term notes (net of portions due within one year). As disclosed in Appendix I to the Merger Document, total borrowings, comprising borrowings, obligations under finance leases and other borrowings, were approximately RMB36,006.1 million as at 31 August 2017.

Based on the total interest-bearing borrowings less monetary funds and divided by total capital, the gearing ratio of Sinoma Group was approximately 37.8% as at 30 June 2017, as compared to approximately 43.0% and 61.5% as at 31 December 2016 and 2015, respectively.

(v)	Net asset value per Sinoma Share

As at 30 June 2017, the consolidated net asset value attributable to Sinoma Shareholders per Sinoma Share was approximately RMB5.02 (equivalent to approximately HK$6.02 based on the exchange rate of HK$1: RMB0.83337), calculated by dividing the unaudited net asset value attributable to Sinoma Shareholders of approximately RMB17,929.1 million by 3,571,464,000 Sinoma Shares in issue as at 30 June 2017.

3.	Information on CNBM

3.1	Business overview of CNBM Group

CNBM is a joint stock company incorporated in the PRC with its shares listed on the Stock Exchange since 23 March 2006. Among CNBM’s subsidiaries, Beijing New Building Materials Public Limited Company is listed on the Shenzhen Stock Exchange.

CNBM Group is mainly engaged in the cement, lightweight building materials, glass fiber, composite materials and engineering services businesses. According to the interim report of CNBM for the six months ended 30 June 2017 (the “CNBM 2017 Interim Report”), as at 30 June 2017, in terms of production capacity, CNBM Group is:

•	the largest cement producer in the world;

•	the largest commercial concrete producer in the world;

•	the largest gypsum board producer in the world;

•	the largest rotor blade producer in the PRC;

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

•	the largest glass fiber producer in the world through China Jushi Co., Ltd., an associate of CNBM; and

•	an international engineering firm that provides design and EPC services of glass, cement production lines and solar power stations in the PRC, leads and dominates the engineering technology market of domestic high-end glass and export of the PRC’s high-end glass.

The principal business segments of CNBM Group are as follows:

(i)	Cement

The cement business mainly represents production and sale of cement. It accounted for approximately 59.6% and 71.6% of CNBM Group’s revenue and earnings before depreciation and amortisation, net other income, central administration costs, net finance costs, share of profits/(losses) of associates and income tax expense (“Adjusted EBITDA”) for the year ended 31 December 2016, respectively. The Adjusted EBITDA net of (a) depreciation and amortisation, and prepaid lease payments released to consolidated statement of profit or loss; (b) share of profits/(losses) of associates; and (c) allocated finance costs – net (the “Allocated EBIT”) of the cement business accounted for approximately 33.4% of CNBM Group’s Allocated EBIT for the year ended 31

December 2016.

(ii)	Concrete

The concrete business mainly represents production and sale of concrete. It accounted for approximately 20.8% and 11.0% of CNBM Group’s revenue and Adjusted EBITDA for the year ended 31 December 2016, respectively. The Allocated EBIT of the concrete business accounted for approximately 0.7% of CNBM Group’s Allocated EBIT for the year ended 31 December 2016.

(iii)	Lightweight building materials

The lightweight building materials business mainly represents production and sale of lightweight building materials. It accounted for approximately 7.6% and 10.6% of CNBM Group’s revenue and Adjusted EBITDA for the year ended 31 December 2016, respectively. The Allocated EBIT of the lightweight building materials business accounted for approximately 42.4% of CNBM Group’s Allocated EBIT for the year ended 31 December 2016.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iv)	Glass fiber and composite materials

The glass fiber and composite materials business mainly represents production and sale of glass fiber and composite materials. It accounted for approximately 2.5% and 2.2% of CNBM Group’s revenue and Adjusted EBITDA for the year ended 31 December 2016, respectively. The Allocated EBIT of the glass fiber and composite materials business accounted for approximately 8.8% of CNBM Group’s Allocated EBIT for the year ended 31 December 2016.

(v)	Engineering services

The engineering services business mainly represents provision of engineering services to glass and cement manufacturers and equipment procurement. It accounted for approximately 7.7% and 5.4% of CNBM Group’s revenue and Adjusted EBITDA for the year ended 31 December 2016, respectively. The Allocated EBIT of the Engineering services business accounted for approximately 13.2% of CNBM Group’s Allocated EBIT for the year ended 31 December 2016.

(vi)	Others

The business segment of others mainly represents merchandise trading business and others. It accounted for approximately 1.8% of CNBM Group’s revenue and incurred a negative Adjusted EBITDA of approximately RMB134.6 million for the year ended 31 December 2016. The Allocated EBIT of the others business accounted for approximately 1.5% of CNBM Group’s Allocated EBIT for the year ended 31 December 2016.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

3.2	Financial performance of CNBM Group

The following is a summary of the consolidated statements of profit or loss of CNBM Group for the Review Period, which were prepared in accordance with IFRS. Further details of the results and other financial information of CNBM Group are set out in Appendix II to the Merger Document.

	Six months ended 30 June		Year ended 31 December
	2017	2016	2016	2015
	RMB’000	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Revenue	53,361,940	44,103,725	101,546,783	100,362,429
Cost of sales	(39,804,506)	(32,814,211)	(74,755,173)	(75,742,646)

Gross profit	13,557,434	11,289,514	26,791,610	24,619,783
Investment and other income, net	1,182,930	1,143,156	3,637,098	6,295,543
Selling and distribution costs	(3,541,436)	(3,130,611)	(7,239,443)	(7,110,376)
Administrative expenses	(4,320,840)	(4,127,754)	(10,598,576)	(9,498,560)
Finance costs, net	(4,632,578)	(4,147,894)	(9,293,513)	(10,532,177)
Share of profits of associates	429,726	238,552	763,260	331,171

Profit before income tax	2,675,236	1,264,963	4,060,436	4,105,384
Income tax expenses	(847,378)	(567,335)	(1,238,192)	(1,312,622)

Profit for the period/year	1,827,858	697,628	2,822,244	2,792,762

Profit attributable to:
CNBM Shareholders	885,364	109,114	1,058,171	1,019,461
Holders of perpetual capital instruments	301,250	258,250	527,103	325,592
Non-controlling interests	641,244	330,264	1,236,970	1,447,709

	1,827,858	697,628	2,822,244	2,792,762

(i)	Revenue

Revenue of CNBM Group for the six months ended 30 June 2017 was approximately RMB53,361.9 million, representing an increase of approximately 21.0%, as compared to the corresponding period in 2016. This was primarily attributable to the increase in revenue of the cement segment and the concrete segment. The increase in revenue of the cement segment was mainly attributable to the increase in selling prices of cement and clinker with a double-digit percentage growth, which was partially offset by the decrease in sales volume of cement and clinker by approximate 3.6% for the six months ended 30 June 2017, as compared to the corresponding period in 2016. The increase in concrete segment was mainly attributable to the increase in both selling prices and sale volume of commercial concrete.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

For the year ended 31 December 2016, revenue of CNBM Group was approximately RMB101,546.8 million, representing an increase of approximately 1.2%, as compared to the previous year. The slight increase was primarily attributable to the increase in revenue of the cement segment due to the increase in sales volume of cement and clinker of approximately 4.2%, which was partially offset by the decrease in selling prices of cement and clinker for the year ended 31 December 2016, as compared to the previous year.

(ii)	Net profit attributable to CNBM Shareholders

For the six months ended 30 June 2017, profit attributable to CNBM Shareholders increased by approximately 711.4% to approximately RMB885.4 million, as compared to the corresponding period in 2016. This was mainly driven by the increase in gross profit of approximately 2,267.9 million for the six months ended 30 June 2017 as a result of the increase in revenue, which was partially offset by (a) the increase in selling and distribution costs by approximately RMB410.8 million primarily due to the increase in transportation costs; and (b) the increase in finance costs by approximately RMB484.7 million mainly due to the increase in average interest rates of borrowings of CNBM Group.

For the year ended 31 December 2016, profit attributable to CNBM Shareholders increased by approximately 3.8% to approximately RMB1,058.2 million as compared to the previous year. Such increase was primarily attributable to the increase in gross profit by approximately RMB2,171.8 million primarily due to (a) the increase in revenue and the improvement in gross profit margin due to the decrease in costs of electric power and raw materials; (b) the decrease in finance costs of approximately RMB1,238.7 million primarily due to the decrease in average interest rates of borrowings; and (c) the increase in share of profits of associates of approximately RMB432.1 million primarily due to the increase in profits of CNBM’s associated companies in the cement segment and the glass fiber and composite materials segment. This was partially offset by (a) the decrease in other income primarily due to the decrease in government grants of approximately RMB1,895.1 million; (b) the net loss from change in fair value of financial assets at fair value through profit or loss of approximately RMB71.4 million for the year ended 31 December 2016 as compared to a net gain of approximately RMB438.7 million for the previous year; and (c) the increase in administrative expenses of approximately RMB1,100.0 million primarily due to the increase in provision for bad debts, provision for impairment of fixed assets, exchange loss and research and development expenses.

Among CNBM’s subsidiaries, Beijing New Building Materials Public Limited Company (“Beijing New Building Materials”) is listed on the Shenzhen Stock Exchange which is owned as to 35.73% interest by CNBM. Beijing New Building Materials issued the third quarterly report for the nine months ended 30 September 2017 on 13 October 2017. It is noted that operating revenue and profit attributable to shareholders of Beijing New Building Materials increased compared with the same period last year.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

3.3	Financial position of CNBM Group

Set out below are the summarised consolidated statements of financial position of CNBM Group as at 31 December 2015 and 2016 and 30 June 2017. Further details of the financial position of CNBM Group and other financial information of CNBM Group are set out in Appendix II to the Merger Document.

	As at 30 June	As at 31 December
	2017	2016	2015
	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Audited)	(Audited)

NON-CURRENT ASSETS
Property, plant and equipment	129,637,627	129,088,091	126,225,430
Prepaid lease payments	14,651,615	14,660,619	14,512,689
Investment properties	295,657	315,660	323,395
Goodwill	42,724,389	42,604,255	42,604,255
Intangible assets	7,342,922	7,259,784	7,144,897
Interests in associates	10,599,000	10,715,153	10,347,973
Available-for-sale financial assets	3,138,529	3,095,655	3,331,163
Deposits	4,010,677	3,522,251	4,213,178
Deferred income tax assets	4,983,658	4,821,436	4,015,509

	217,384,074	216,082,904	212,718,489

CURRENT ASSETS
Inventories	17,046,627	15,204,778	15,164,523
Trade and other receivables	79,277,541	76,576,890	69,693,707
Available-for sale financial assets	57,536	43,998	132,480
Financial assets at fair value through profit or loss	2,671,504	2,692,941	3,084,343
Amounts due from related parties	10,360,539	11,928,255	12,694,943
Pledged bank deposits	9,006,437	7,973,769	5,746,301
Cash and cash equivalents	12,552,539	10,250,639	10,584,045

	130,972,723	124,671,270	117,100,342

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

	As at 30 June	As at 31 December
	2017	2016	2015
	RMB’000	RMB’000	RMB’000
(Approximate)	(Unaudited)	(Audited)	(Audited)

CURRENT LIABILITIES
Trade and other payables	49,277,539	49,353,538	46,291,969
Amounts due to related parties	9,376,015	6,058,394	7,342,940
Borrowings – amount due within one year	141,569,682	140,802,387	144,425,583
Obligations under finance leases	4,541,637	4,935,082	4,456,608
Current income tax liabilities	1,588,124	1,885,842	1,652,014
Financial guarantee contracts due with one year	56,838	56,981	56,981
Dividends payable to non- controlling interests	372,421	311,380	216,528

	206,782,256	203,403,604	204,442,623

NET CURRENT LIABILITIES	(75,809,533)	(78,732,334)	(87,342,281)

TOTAL ASSETS LESS CURRENT LIABILITIES	141,574,541	137,350,570	125,376,208

NON-CURRENT LIABILITIES
Borrowings – amount due after one year	46,226,652	44,492,436	30,501,188
Deferred income	963,411	968,633	1,108,573
Obligations under finance leases	15,387,357	14,141,494	18,150,330
Deferred income tax liabilities	2,154,644	2,180,470	2,124,057

	64,732,064	61,783,033	51,884,148

NET ASSETS	76,842,477	75,567,537	73,492,060

CAPITAL AND RESERVES
Share capital	5,399,026	5,399,026	5,399,026
Reserves	37,158,311	36,450,806	36,516,657

Equity attributable to:
CNBM Shareholders	42,557,337	41,849,832	41,915,683
Holders of perpetual capital instruments	12,304,936	12,003,686	9,994,863
Non-controlling interests	21,980,204	21,714,019	21,581,514

TOTAL EQUITY	76,842,477	75,567,537	73,492,060

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(i)	Property, plant and equipment

Property, plant and equipment of CNBM Group are mainly land and buildings and plant and machinery used for the operations of CNBM Group, of which the net book values were approximately RMB63,534.2 million and RMB53,188.2 million, respectively, as at 30 June 2017. During the year ended 31 December 2016, property, plant and equipment of CNBM Group increased by approximately RMB2,862.7 million mainly as a result of the incurred costs for construction in progress for its cement and concrete businesses. Property, plant and equipment of CNBM Group further increased by approximately RMB549.5 million to approximately RMB129,637.6 million as at 30 June 2017, which accounted for approximately 37.2% of total assets of CNBM Group as at 30 June

2017.

(ii)	Inventories

Inventories of CNBM Group, mainly consisting of raw materials, work-in-progress and finished goods. Inventories remained at around RMB15,200 million as at 31 December 2015 and 2016. During the six months ended 30 June 2017, inventories of CNBM Group increased by approximately 12.1% to approximately RMB17,046.6 million, which accounted for approximately 4.9% of CNBM Group’s total assets as at 30 June 2017.

(iii)	Indebtedness and gearing

As at 30 June 2017, CNBM Group had borrowings of approximately RMB187,796.3 million.

Based on total bank borrowings less cash and cash equivalents and divided by total equity, the gearing ratio of CNBM Group was approximately 228.1% as at 30 June 2017, as compared to approximately 231.6% and 223.6% as at 31 December 2016 and 2015, respectively.

(iv)	Net asset value per CNBM Share

As at 30 June 2017, consolidated net asset value attributable to CNBM Shareholders per CNBM Share was approximately RMB7.88 (equivalent to approximately HK$9.46 based on the exchange rate of HK$1: RMB0.83337), calculated by dividing the unaudited net asset value attributable to CNBM Shareholders of approximately RMB42,557.3 million by the 5,399,026,000 CNBM Shares in issue as at 30 June 2017.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

4.	Prospect of the building materials industry in the PRC

As advised by Sinoma, CNBM was the largest cement producer in the PRC with a reported total production capacity of approximately 409 million tonnes as at 30 June 2017, while Sinoma ranked fourth largest cement producer in PRC with a total production capacity of approximately 112 million tonnes as at 30 June 2017. It is expected that the Merger will strengthen the leading industry status of CNBM and Sinoma and reinforce the global market leader position of the Post-Merger CNBM in the cement industry. With an expansion in operation scale, the Post-Merger CNBM will be well positioned to achieve cost savings by streamlining its procurement, production and operation systems and broaden its geographical landscape to reduce fluctuation in operational results.

(i)	Demand for building materials in the PRC

The continued urbanisation in the PRC will further drive the demand for infrastructure and construction, and therefore the demand for building materials including cement. In recent years, the rate of urbanisation in the PRC has been remarkable. The urban population increased from approximately 606 million in 2007 to approximately 793 million in 2016 with a compound annual growth rate (“CAGR”) of approximately 3.0% and the urbanisation rate increased from approximately 45.9% in 2007 to approximately 57.4% in 2016. According to the China National Human Development Report 2016 published by United Nations Development Program China and Development Research Center of the State Council of the PRC, it is expected that the urban population of the PRC will be approximately 1 billion with an urbanisation rate of approximately 70% by 2030.

The table below sets out selective economic statistics relating to urbanisation trends in the PRC for the years indicated:

	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016

Urban population (million)	606	624	645	670	691	712	731	749	771	793
Urbanisation rate (%)	45.9	47.0	48.3	50.0	51.3	52.6	53.7	54.8	56.1	57.4

Source: National Bureau of Statistics of China

Stable real estate development has secured the demand for building materials in PRC, despite various local government measures to stabilise property prices in the PRC including restriction on purchase and mortgage. According to the National Bureau of Statistics of China, the amount of commodity housing sold in the PRC in the first half of 2017 increased by approximately 21.5% to approximately RMB5.9 trillion and the investment in the PRC real estate in the first half of 2017 increased by approximately 8.5% to approximately RMB5.1 trillion, as compared to the first half of 2016.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	Supply of cement in the PRC

The chart below sets out the PRC’s national cement production over past ten years:

The PRC’s national cement production

Source: National Bureau of Statistics of China

From 2006 to 2013, the PRC’s national cement production has expanded rapidly from approximately 1,237 million tonnes in 2006 to approximately 2,419 million tonnes in 2013, representing a CAGR of approximately 10.1%. In view of the overcapacity faced by certain industries in the PRC, the State Council of the PRC published《國務院關於化解產能嚴重過剩矛盾的指導意見》(“The State Council’s Guidelines on Addressing Severe Overcapacity”) in October 2013 which laid out a series of measures, including imposing restriction on over-expansion and streamlining production structure, with an aim to resolve the overcapacity issue in cement and some other industries. From 2014 to 2016, the PRC’s national cement production remained relatively stable with annual production maintained within a range of 2,300 million tonnes to 2,500 million tonnes from 2014 to 2016.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iii)	Cement price

The chart below sets out the historical market price of Portland Cement P.C 42.5, one of the most common types of cement in general use, in the PRC:

Market price of Portland Cement P.C 42.5 in PRC

Source: Bloomberg

As a result of the slowdown in economic growth, in-depth adjustment, overcapacity and keen competition in the industry, the market price of cement in the PRC exhibited a downward trend until the beginning of 2016. As mentioned in the CNBM 2017 Interim Report, under the guidance of《關於進一步做好水泥錯峰生產的通知》 (“Notice on Further Promotion of Peak Shifting Production of Cement”) jointly published by the Ministry of Industry and Information Technology of the PRC and the Ministry of Environmental Protection of the PRC in October 2016, the supply end was effectively controlled and the imbalance between supply and demand was alleviated through peak shifting production and industrial self-discipline, resulting in steady rise in the cement price. As shown in the chart above, the market price of Portland Cement P.C 42.5 in the PRC increased significantly by approximately 51.7% from RMB230 per tonne at the beginning of January 2016 to RMB348.9 per tonne at the beginning of October 2017. Based on the historical results, the fluctuation of selling prices of cement significantly affected the financial results of Sinoma Group and CNBM Group. The trend of increasing cement price is favourable to the Post-Merger CNBM.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iv)	Policy initiatives in the cement industry

Various policies advocated by the PRC government will continue to benefit the development of the cement industry. The Belt and Road Initiatives will allow the cement producers to expand their geographical coverage globally. In June 2017, China Cement Association published the Plan to relieve overcapacity. Under the Plan, the filing for construction of new and expanded cement and clinker production capacities is strictly prohibited and production capacities failing to meet the standards for environmental protection, energy consumption, safety and quality after taking remedial actions shall cease operations and exit the market orderly. The Plan promotes industry consolidation with the target of increasing the market share of the top ten enterprises by clinker production capacities. It also aims to implement multi-tiered electricity tariffs policy, accelerate the upgrade and reform of cement products and encouraging the use of higher grade cement. As disclosed in the CNBM 2017 Interim Report, the Belt and Road Initiatives, which promote the development of infrastructure, urbanisation and industrialisation in the countries and regions alongside, also provide opportunities for the businesses of cement equipment and engineering services as well as high-tech materials.

In summary, in face of uncertain and unstable factors including the slowdown of the PRC’s economic growth and the overcapacity of the domestic cement industry, the growth in the PRC’s building materials industry may be restricted in the short run. However, continued urbanisation and stable development of the real estate industry in the PRC will drive the domestic demand for building materials including cement. Given the PRC government’s dedication to restructuring the domestic cement industry through supply-side consolidation so as to eliminate excess capacity and therefore result in improved supply-demand dynamics, the balance of evidence suggests that the outlook for the PRC’s building materials industry is optimistic in the long run.

Following completion of the Merger, the Post-Merger CNBM can consolidate businesses and assets of Sinoma Group and CNBM Group to be in a better position to capture the opportunities arising from the supply-side structural reforms in the PRC and the recent policy initiatives in the industry that is favorable to cement price as well as enjoying the potential benefits arising from the synergies between Sinoma and CNBM.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

5.	Trading performance on the Stock Exchange

5.1	Share price performance of Sinoma H Shares

On 25 January 2016, Sinoma issued the first announcement in respect of the possible strategic reorganisation between Sinoma Group and CNBM Group (the “First Announcement”). Set out in the chart below are the daily closing prices of Sinoma H Shares as quoted on the Stock Exchange (a) from 4 January 2016 to 6 September 2017, being the Last Trading Date (the “Pre-Announcement Period”); and (b) from 11 September 2017 (the “First Trading Date”), being the first trading day following the publication of the Joint Announcement, up to and including the Latest Practicable Date (the “Post-Announcement Period”, together with the Pre-Announcement Period, the “Historical Period”):

Closing prices of Sinoma H Shares during the Historical Period

Source: Bloomberg

As illustrated in the chart above, the closing price of Sinoma H Shares was HK$1.42 on 4 January 2016. On 25 January 2016, Sinoma published the First Announcement. Following the issue of the First Announcement, Sinoma published several announcements in respect of the updates of the possible reorganisation. It was announced on 8 March 2017 that the Parents Reorganisation has been completed. On 8 September 2017, the Joint Announcement was jointly published by Sinoma and CNBM. After reaching the lowest point of HK$1.18 on 12 February 2016, the closing prices of Sinoma H Shares were generally in an upward trend and gradually reached a peak of HK$3.58 on 6 September 2017, being the Last Trading Date, representing an increase of approximately 169.2% from HK$1.33 on 25 January 2016, being the date of the First Announcement. The general increase of the closing prices of Sinoma H Shares following the issue of the First Announcement might be attributable to the market reaction to the anticipated strategic reorganisation between Sinoma Group and CNBM Group and completion of the Parents Reorganisation as well as the financial performance of Sinoma Group for the six months ended 30 June 2017.

On the First Trading Date, the closing price of Sinoma H Shares surged by approximately 12.6% to HK$4.03 as compared to the closing price on the Last Trading Date. We consider that the substantial increase in Sinoma H Share price reflects the positive market sentiment in response to the effect of the Merger on Sinoma including the implied premium of the Exchange Ratio of approximately 19.19% in comparison with the ratio between the share prices of Sinoma H Shares and CNBM H Shares on the Last Trading Date.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

The closing prices of Sinoma H Shares were in a range of HK$4.03 to HK$4.76 per Sinoma H Share during the Post-announcement Period. As at the Latest Practicable Date, the price of Sinoma H Shares closed at HK$4.72.

5.2	Share price performance of CNBM H Shares

Set out in the chart below are the daily closing prices of CNBM H Shares as quoted on the Stock Exchange during the Historical Period:

Closing prices of CNBM H Shares during the Historical Period

Source: Bloomberg

During the Historical Period, the closing prices of CNBM H Shares ranged from HK$3.01 to HK$5.87 per CNBM H Share. The price of CNBM H Shares closed at HK$5.02 on the Last Trading Date, representing an increase of approximately 55.4% from HK$3.23 on 25 January 2016, being the date of the First Announcement. The general increase of the closing prices of CNBM H Shares following the issue of the First Announcement might be attributable to the market reaction to the anticipated strategic reorganisation between Sinoma Group and CNBM Group and completion of the Parents Reorganisation as well as the financial performance of CNBM Group for the six months ended 30 June 2017. Nevertheless, the closing prices of CNBM H Shares increased at a lesser extent than that of Sinoma H Shares during the Pre-Announcement Period.

The closing prices of CNBM H Shares slightly decreased to HK$4.92 on the First Trading Date but surged to HK$5.87 on 22 September 2017. As at the Latest Practicable Date, the price of CNBM H Share closed at HK$5.74.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

5.3	Trading volume of Sinoma H Shares

The following table sets out the trading volume of Sinoma H Shares during the Historical Period:

	Average daily trading	Percentage of average
	volume for the	daily trading volume
	month/period of	to total issued
Month/period	Sinoma H Shares	Sinoma H Shares
	(Note 1)	(Note 2)

2016
January	5,339,990	0.459%
February	2,918,550	0.251%
March	3,552,831	0.305%
April	9,710,542	0.834%
May	3,420,419	0.294%
June	2,452,693	0.211%
July	2,699,504	0.232%
August	4,401,805	0.378%
September	2,854,606	0.245%
October	2,214,483	0.190%
November	1,944,845	0.167%
December	1,747,702	0.150%

2017
January	3,220,688	0.277%
February	10,636,781	0.914%
March	9,433,809	0.810%
April	9,323,000	0.801%
May	2,691,839	0.231%
June	3,361,832	0.289%
July	4,951,769	0.425%
August	6,096,448	0.524%
September	20,044,897	1.722%
October (up to the Latest Practicable Date)	8,643,021	0.742%
Pre-Announcement Period	4,662,052	0.400%
The First Trading Date	119,122,298	10.233%
Post-Announcement Period	17,569,630	1.509%

Source: Bloomberg and website of the Stock Exchange

Notes:

1.	Average daily trading volume is calculated by dividing the total trading volume for the month/period by the number of trading days during the month/period excluding any trading day on which trading of Sinoma H Shares on the Stock Exchange was suspended for the whole trading day.

2.	Based on the total number of issued Sinoma H Shares at the end of the respective month/period.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

As illustrated in the above table, the monthly average daily trading volume of Simona H Shares during the Pre-Announcement Period ranged from 1,747,702 Simona H Shares to 10,636,781 Simona H Shares, representing approximately 0.150% to 0.914% of the total number of Simona H Shares in issue for the respective month.

The total trading volume surged to 119,122,298 Simona H Shares on the First Trading Date. The average daily trading volume was 17,569,630 Sinoma H Shares during the Post-Announcement Period. We consider that the relatively high trading volume during the Post-Announcement Period was mainly stimulated by the publication of the Joint Announcement.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

5.4	Trading volume of CNBM H Shares

The following table sets out the trading volume of CNBM H Shares during the Historical Period:

	Average daily trading	Percentage of average
	volume for the	daily trading volume
	month/period of	to total issued
Month/period	CNBM H Shares	CNBM H Shares
	(Note 1)	(Note 2)

2016
January	28,306,673	0.983%
February	18,228,168	0.633%
March	26,021,941	0.904%
April	25,102,475	0.872%
May	16,925,136	0.588%
June	15,281,581	0.531%
July	16,138,512	0.561%
August	33,862,137	1.176%
September	33,542,310	1.165%
October	19,844,389	0.689%
November	29,982,654	1.041%
December	15,258,364	0.530%

2017
January	26,750,156	0.929%
February	47,125,092	1.637%
March	42,769,403	1.485%
April	29,954,063	1.040%
May	30,590,685	1.062%
June	29,866,010	1.037%
July	28,762,715	0.999%
August	34,521,374	1.199%
September	58,305,538	2.025%
October (up to the Latest Practicable Date)	34,159,394	1.171%
Pre-Announcement Period	27,641,569	0.960%
The First Trading Date	105,850,103	3.676%
Post-Announcement Period	53,700,047	1.865%

Source: Bloomberg and website of the Stock Exchange

Notes:

1.	Average daily trading volume is calculated by dividing the total trading volume for the month/period by the number of trading days during the month/period excluding any trading day on which trading of CNBM H Shares on the Stock Exchange was suspended for the whole trading day.

2.	Based on the total number of issued CNBM H Shares at the end of the respective month/period.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

As illustrated in the above table, during the Pre-Announcement Period, the monthly average daily trading volume of CNBM H Shares ranged from 15,258,364 CNBM H Shares to 47,125,092 CNBM H Shares, representing approximately 0.530% to 1.637% of the total number of CNBM H Shares in issue for the respective month.

On the First Trading Date, the total trading volume surged to 105,850,103 CNBM H Shares. The average daily trading volume during the Post-Announcement Period was 53,700,047 CNBM H Shares.

During the Post-Announcement Period, the closing prices of both Simoma H Shares and CNBM H Shares exhibited an upward trend and closed at HK$4.72 and HK$5.74 respectively as at the Latest Practicable Date. Likewise, the trading of both shares was more active when compared with the trading volume before the publication of the Joint Announcement. In the light of the above, we consider that the market response in respect of the Merger is positive.

Furthermore, as illustrated in the above table, during the Pre-Announcement Period, the average daily trading volumes of Sinoma H Shares and CNBM H Shares were 4,662,052 Sinoma H Shares and 27,641,569 CNBM H Shares, representing approximately 0.400% and 0.960% of the total number of Sinoma H Shares and CNBM H Shares in issue for the respective period, respectively. As such, we concur with the Sinoma’s Board that the exchange of Sinoma H Shares in return for CNBM H Shares, which are relatively more liquid as shown above, is expected to enhance the liquidity of shares held by the existing Sinoma H Shareholders.

6.	Principal terms of the Merger Agreement

(i)	Consideration

The consideration for the Merger is:

	For each Sinoma H Share For each Sinoma Domestic Share For each Sinoma Unlisted Foreign Share	0.85 CNBM H Share 0.85 CNBM Domestic Share 0.85 CNBM Unlisted Foreign Share

Assuming the Merger has become unconditional and the Share Exchange has taken place and there is no change in share capital structures of CNBM and Sinoma immediately before the Share Exchange, CNBM will, in accordance with the terms of the Merger Agreement, issue 3,035,744,400 CNBM Shares, consisting of 989,525,898 CNBM H Shares and 2,046,218,502 CNBM Unlisted Shares (comprising 1,935,044,267 CNBM Domestic Shares and 111,174,235 CNBM Unlisted Foreign Shares). Immediately after the Closing Date, the aggregate number of CNBM Shares will be 8,434,770,662, among which 3,868,697,794 will be CNBM H Shares representing approximately 45.87% of its total issued share capital and 4,566,072,868 will be CNBM Unlisted Shares representing approximately 54.13% of its total issued share capital.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

As disclosed in the section headed “Letter from Sinoma’s Board” in the Merger Document, the Exchange Ratio agreed by Sinoma and CNBM have given due consideration to factors such as capital market performance, business and operating results of CNBM and Sinoma.

(ii)	Adjustment to the Exchange Ratio

In the event that there is any cash dividend distributed by CNBM and/or Sinoma during the period between the date of the Merger Agreement and the Share Exchange Date, the Exchange Ratio will be adjusted based on the adjusted indicative value per share.

An indicative value of CNBM H Shares and/or Sinoma H Shares (as applicable) will be adjusted in accordance with the formula below:

P1=P0 – D

Where:

P1 = the adjusted indicative value per H share after adjustment;

P0 = the indicative value per H share before adjustment; and

D = the distributed cash dividend per H share.

For information purpose, the indicative value stated as P0 (i) per each CNBM H Share means the Indicative Value of CNBM H Share; (ii) per each Sinoma H Share means the Indicative Value of CNBM H Share multiplied by 0.85.

Accordingly, the Exchange Ratio will be adjusted based on the adjusted indicative value per each H share. The adjusted Exchange Ratio for H shares and the adjusted Exchange Ratio for unlisted shares will be the same.

We consider such adjustment mechanism to be fair and reasonable given that it purely reflects the economic benefits entitled by Sinoma Shareholders prior to such distribution.

(iii)	Treatment of fractions of CNBM Shares

Under the Share Exchange pursuant to the Merger, the number of CNBM H Shares and CNBM Unlisted Shares obtained by Sinoma Share-Exchange Shareholders will be in whole numbers. If the number of CNBM H Shares to be obtained by a Sinoma Shareholder through a share-exchange of Sinoma H Shares for CNBM H Shares at the Exchange Ratio will not result in a whole number, the Sinoma Share-Exchange Shareholders concerned will be ranked according to the fractional value after the decimal point from highest to lowest, and one additional CNBM H Share will be given to each such Sinoma Shareholder in such order until the aggregate number of H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued, i.e. 989,525,898 CNBM H Shares. If the number of Sinoma Shareholders with the same fractional value after the decimal point is more than the number of remaining H Shares to be issued, CNBM H Shares will be allocated randomly by a computerised system until the aggregate number of CNBM H Shares actually exchanged is equal to the total number of CNBM H Shares proposed to be issued. The method of dealing with fractions of CNBM H Shares described above will also apply to dealing with fractions of CNBM Unlisted Shares.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

We consider that the above mechanism is on a fair and equitable basis.

(iv)	Conditions of the Merger Agreement

The Merger Agreement shall become effective upon satisfaction of all of the following conditions (none of which shall be capable of being waived):

(a)	the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Independent CNBM Shareholders present and voting in person or by proxy at each of the CNBM EGM, the CNBM H Shareholders’ Class Meeting and the CNBM Domestic Shareholders’ Class Meeting to approve the Merger and the issue of CNBM Shares pursuant thereto;

(b)	(1) the passing of special resolution(s) by a majority of not less than two-thirds of the votes cast by way of poll by the Sinoma Shareholders present and voting in person or by proxy at the Sinoma EGM to approve the Merger in accordance with the PRC Laws; and (2) the passing of special resolution(s) by way of poll approving the Merger at the Sinoma H Shareholders’ Class Meeting to be convened for this purpose, provided that: (i) approval is given by at least 75% of the votes attaching to the Sinoma H Shares held by the Independent Sinoma H Shareholders that are cast either in person or by proxy; and (ii) the number of votes cast against the resolution is not more than 10% of the votes attaching to all Sinoma H Shares held by the Independent Sinoma H Shareholders;

(c)	the approval from the SASAC in respect of the Merger; (d) the relevant approval from the CSRC;

(e)	all necessary PRC domestic anti-trust filings for the Merger having been formally submitted and clearance having been obtained; and

(f)	approval from the Stock Exchange for listing of the CNBM H Shares to be issued as consideration of the Share Exchange.

As at the Latest Practicable Date, none of the above conditions had been fulfilled. It is expected that CNBM will receive the final decision regarding its PRC domestic anti-trust filings from the Ministry of Commerce of the PRC in mid-December 2017.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

Provided that the Merger Agreement has become effective, the implementation of the Merger shall be subject to satisfaction or appropriate waiver from (for the condition referred to in paragraph (a) below) both CNBM and Sinoma or (for the conditions referred to in paragraphs (b) and (d) below) from CNBM only or (for the condition referred to in paragraph (c) below) from Sinoma only of the following conditions:

(a)	for the purposes of the Merger, CNBM and Sinoma having submitted anti-trust filings in the applicable jurisdictions where notification is legally required before completion of the legal procedures of the Merger, and having obtained or being deemed to have obtained all necessary approvals in relation to the Merger from the anti-trust authorities of such jurisdictions, or having passed a prescribed period without objection (as applicable).

A notification to the Fair Trade Commission in South Korea is legally required before completion of the legal procedures of the Merger, the filings for which is expected to be submitted in late October 2017. The time needed for approval is expected to be two months after submission of the filing materials;

(b)	the grant by the CSRC of the waiver from the obligation of CNBM to make a mandatory general offer for the issued shares in the subsidiaries of Sinoma listed on the Shenzhen Stock Exchange or the Shanghai Stock Exchange as a result of the Merger;

(c)	there being no material breach of the representations, warranties or undertakings given by CNBM in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach); and

(d)	there being no material breach of the representations, warranties or undertakings given by Sinoma in the Merger Agreement (in respect of the representations and warranties, they shall be deemed as if repeated immediately as of the time of the breach).

As at the Latest Practicable Date, none of the above conditions had been fulfilled.

(v)	Completion

Subject to the satisfaction of all conditions required for the Merger Agreement to become effective and satisfaction or appropriate waiver by CNBM and/or Sinoma (as the case may be) of all conditions to implementation, the legal procedures of the Merger shall complete on the later of (i) the date on which CNBM completes its business registration update in relation to the Merger; and (ii) the date on which Sinoma completes the cancellation of its business registration.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(vi)	Termination

The Merger Agreement may be terminated in any of the following circumstances:

(a)	if a competent government authority imposes restrictions or prohibitions on completing the Merger which are final, binding and not capable of being appealed, either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice;

(b)	if the Merger Agreement cannot be performed due to any force majeure event which continues for 60 days (unless otherwise agreed to be extended by CNBM and Sinoma), either CNBM or Sinoma will be entitled to terminate the Merger Agreement by written notice; or

(c)	if one party commits a material breach of the Merger Agreement and such material breach is not remedied by the defaulting party within 30 days following written notice from the non-defaulting party, the non-defaulting party will be entitled to unilaterally terminate the Merger Agreement by written notice.

For other terms of the Merger Agreement, please refer to the Letter form Sinoma’s Board.

7.	Evaluation of the Exchange Ratio

7.1	Comparison of value

(i)	Historical ratios between the market prices of Sinoma H Shares and CNBM H Shares

As set out in the Letter from Sinoma’s Board, the Exchange Ratio represents an implied premium for the Sinoma H Shareholders when compared with the ratios between the market prices of Sinoma H Shares and CNBM H Shares during the specified trading periods as follows:

		As at the	Trading periods including
		Latest	the Last Trading Date
		Practicable	1 trading	20 trading	90 trading
		Date	day	days	days

H shares	Ratio between the market prices of Sinoma H Shares and CNBM H Shares	0.82	0.71	0.67	0.60
	Implied premium of the Exchange Ratio	3.37%	19.19%	26.94%	42.60%

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

Set out below are the ratios (the “Historical Ratios”) of the closing prices of Sinoma H Shares to the closing prices of CNBM H Shares during the Historical Period:

Source: Bloomberg and website of the Stock Exchange

As show in the above chart, during the Pre-Announcement Period, the Historical Ratios ranged from approximately 0.38 to approximately 0.71 with an average of approximately 0.50. On the last trading day prior to the publication of the First Announcement on 25 January 2016, the Historical Ratio was approximately 0.41. The Exchange Ratio implies a premium of approximately 107.3% over this Historical Ratio. The Exchange Ratio of 1.00 Sinoma Share in exchange for 0.85 CNBM Share is above the Historical Ratios during the whole Pre-Announcement Period.

During the Post-Announcement Period, the closing prices of Sinoma H Shares exhibited an upward trend from HK$3.58 on the Last Trading Date to HK$4.72 as at the Latest Practicable Date, representing an increase of approximately 31.8%. Similarly, the closing prices of CNBM H Shares also exhibited an upward trend from HK$5.02 on the Last Trading Date to HK$5.74 as at the Latest Practicable Date, representing an increase of approximately 14.3%. During the Post-Announcement Period, the Historical Ratios ranged from approximately 0.81 to approximately 0.82 with an average of approximately 0.81, which is close to the Exchange Ratio. Based on the Historical Ratios as illustrated above, we believe that this reflects that the trading of Sinoma H Shares during the Post-Announcement Period has factored in the Exchange Ratio.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	Historical share prices of Sinoma

For illustrative purpose, based on the closing price of each CNBM H Share of HK$5.74 on the Stock Exchange as at the Latest Practicable Date, the value of the consideration for each Sinoma H Share in the Merger was HK$4.879 which represents:

(a)	a premium of approximately 36.28% over the closing price of each Sinoma H Share of HK$3.58 on the Stock Exchange on the Last Trading Date;

(b)	a premium of approximately 47.83% over the average closing price of Sinoma H Shares of approximately HK$3.30 per Sinoma H Share as quoted on the Stock Exchange for the 20 trading days immediately prior to and including the Last Trading Date;

(c)	a premium of approximately 74.90% over the average closing price of Sinoma H Shares of approximately HK$2.79 per Sinoma H Share as quoted on the Stock Exchange for the 90 trading days immediately prior to and including the Last Trading Date; and

(d)	a premium of approximately 3.37% to the closing price of each Sinoma H Share of HK$4.72 on the Stock Exchange as at the Latest Practicable Date.

As illustrated above, the value of the consideration for each Sinoma H Share is at premium over the closing price on the Last Trading Date and the Latest Practicable Date as well as the average closing prices of Sinoma H Shares for the 20 trading days and 90 trading days immediately prior to and including the Last

Trading Date.

Based on the closing price of each CNBM H Share of HK$5.02 on the Stock Exchange on the Last Trading Date, each CNBM H Share represents a discount of approximately 46.93% to the net asset value per CNBM H Share as at 30 June 2017; and the value of the consideration for each Sinoma H Share in the Merger represents a discount of approximately 29.16% to the net asset value per Sinoma H Share as at 30 June 2017.

Based on the closing price of each CNBM H Share of HK$5.74 on the Stock Exchange as at the Latest Practicable Date, each CNBM H Share represents a discount of approximately 38.56% to the net asset value per CNBM H Share as at 30 June 2017; and the value of the consideration for each Sinoma H Share in the Merger represents a discount of approximately 18.00% to the net asset value per Sinoma H Share as at 30 June 2017.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

7.2	Precedent mergers

We have compared the implied premium of the Exchange Ratio to other successful precedent mergers by way of absorption and share exchange for listed companies in Hong Kong for the last ten years (the “Precedent Mergers”). In our view, the Precedent Mergers represent a complete list of merger proposals involving absorption and share exchange that we are able to identify from the Stock Exchange’s website in this time frame. The table below illustrates the implied premium/discount of the exchange ratios of the Precedent Mergers in comparison with the ratios between share prices of the acquirers and the target companies involved in the Precedent Mergers:

					Premium/(discount) based on closing price/average closing prices (Note 3)
					Last	Last 5	Last 10	Last 20	Last 30	Last 60	Last 90	Last 180
Announcement			Exchange	Implied	trading	trading	trading	trading	trading	trading	trading	trading
date	Acquirer	Target companies	ratio	price	day	days	days	days	days	days	days	days
				(HK$)
			(Note 1)	(Note 2)

9 January 2015	Cheung Kong (Holdings) Limited (Stock code: 0001)	Hutchison Whampoa Limited (Stock code: 0013)	0.684	88.28	1.01%	1.16%	(0.46)%	(0.71)%	(2.86)%	(6.27)%	(7.95)%	(11.82)%
30 December 2014	CSR Corporation Limited (Stock code: 1766)	China CNR Corporation Limited (Stock code: 6199)	1.10	8.679	13.30%	14.11%	18.73%	22.65%	23.85%	26.67%	33.58%	N/A (Note 4)
10 May 2013	China Resources Power Holdings Company Limited (Stock code: 836)	China Resources Gas Group Limited (Stock code: 1193)	0.97	24.638	12.76%	14.22%	15.24%	14.84%	15.27%	25.77%	32.96%	42.59%
19 May 2010	Guangzhou Automobile Group Co., Ltd. (H Share Stock code: 2238)	Denway Motors Limited (Stock code: 203) (Note 5)	0.378610	5.32	18.43%	20.96%	25.38%	26.43%	27.55%	26.45%	21.70%	27.83%
2 June 2008	China Unicom Limited (Stock code: 0762)	China Netcom Group Corporation (Hong Kong) Limited (Stock code: 906)	1.508	27.9	3.14%	14.30%	13.16%	14.26%	17.38%	19.60%	18.44%	22.38%
				Maximum	18.43%	20.96%	25.38%	26.43%	27.55%	26.67%	33.58%	42.59%
				Minimum	1.01%	1.16%	(0.46)%	(0.71)%	(2.86)%	(6.27)%	(7.95)%	(11.82)%
				Average	9.73%	12.95%	14.41%	15.49%	16.24%	18.44%	19.75%	20.25%
				Median	12.76%	14.22%	15.24%	14.84%	17.38%	25.77%	21.70%	25.11%
8 September 2017	CNBM	Sinoma	0.85	4.267	19.19%	21.64%	24.73%	29.28%	31.18%	44.86%	52.96%	67.54%

Notes:

1.	Exchange ratio is the number of the acquirer’s shares that one share of the target company is worth of.

2.	Implied price is calculated based on the acquirer’s closing price on the last trading day multiplied by the exchange ratio.

3.	For the purpose of consistency, premium is calculated based on the average of the closing prices of last respective trading days (up to and including the last trading day).

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

4.	No historical share prices of China CNR Corporation Limited for the last 180 trading days prior to the last trading day were available as China CNR Corporation Limited was only listed on 22 May 2014.

5.	The premiums have been adjusted for the final dividend of RMB0.06 (equivalent to approximately HK$0.068) per Denway Share for which the record date was 11 May 2010.

As illustrated in the above table, the implied premiums of the value of the consideration for each Sinoma H Share based on the Exchange Ratio when compared with the market prices of Sinoma H Shares for various periods in the six months before the Last Trading Date are significant, in the range of approximately 19.19% to 67.54%, and are much higher than the averages of those of the Precedent Mergers.

7.3	Comparison of shareholdings in the Post-Merger CNBM to various contributions

For illustrative purpose only, set out below is a comparison of the proportions of shareholdings of the Sinoma Shareholders/CNBM Shareholders in the Post-Merger CNBM to Sinoma’s and CNBM’s relative contributions measured by earnings and net asset value:

	Sinoma	CNBM		Sinoma’s	CNBM’s
	Group	Group	Total	contribution	contribution
	A	B	C = A + B	A/C	B/C
	In RMB	In RMB	In RMB
	million	million	million

Net profit attributable to shareholders for the year ended 31 December 2016 (Note 1)	585.4	1,058.2	1,643.6	35.62%	64.38%
Equity attributable to shareholders at 30 June 2017 (Note 1)	17,929.1	42,557.3	60,486.4	29.64%	70.36%
Proportions of shareholding of the Sinoma Shareholders/CNBM Shareholders in the Post-Merger CNBM (Note 2)				35.99%	64.01%

Notes:

1.	Extracted from the annual reports and interim reports of Sinoma and CNBM for the year ended 31 December 2016 and for the six months ended 30 June 2017, respectively.

2.	Based on the number of CNBM Shares issued or to be issued in exchange for Sinoma Shares pursuant to the Merger divided by total issued shares of the Post-Merger CNBM.

As illustrated in the above table, the contributions made by Sinoma to the Post-Merger CNBM on the basis of net profit and net asset value are less than the proportion of shareholding to which Sinoma Shareholders would be entitled in the Post-Merger CNBM. However, it should be noted that upon completion of the Merger, the actual contributions may be different from the above.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

Based on the analysis set out in sections 7.1 to 7.3 above, we consider the Exchange Ratio to be fair and reasonable.

8.	Financial effects of the Merger

(i)	Earnings

The Unaudited Pro Forma Financial Information was prepared based on the financial results of Sinoma Group and CNBM Group for the six months ended 30 June 2017. In view of the seasonality of the businesses of Sinoma Group and CNBM Group, we have considered the latest twelve-month earnings of Sinoma Group and CNBM Group in assessing earnings per share of the Post-Merger CNBM. The following analysis is prepared for illustrative purpose only.

Based on earnings per Sinoma Share of approximately RMB0.086, RMB0.16 and RMB0.167 for the six months ended 30 June 2016, the year ended 31 December 2016 and the six months ended 30 June 2017, respectively, which were prepared in accordance with PRC GAAP as disclosed in the respective annual report and interim report of Sinoma, earnings per Sinoma Share for the twelve months ended 30 June 2017 was approximately RMB0.241 (i.e. RMB0.167 plus RMB0.16 minus RMB0.086).

Set out below is the calculation of the equivalent earnings for each Sinoma Share based on the earnings per share of the Post-Merger CNBM:

		Sinoma	CNBM	Post-Merger
Profit attributable to shareholders		Group	Group	CNBM
		RMB’000	RMB’000	RMB’000
		A	B	A + B

For the year ended 31 December 2016 (Note 1)	C	585,442	1,058,171	1,643,613
Less: for the six months ended 30 June 2016 (Note 1)	D	307,522	109,114	416,636

For the six months ended 31 December 2016	E = C – D	277,920	949,057	1,226,977
Add: for the six months ended 30 June 2017 (Note 2)	F			1,465,633

For the twelve months ended 30 June 2017	G = E + F			2,692,610
Number of issued shares of the Post-Merger CNBM (Note 3)	H			8,434,770,662
Earnings per share of the Post-Merger CNBM	I = G/H			RMB0.319
Equivalent earnings for each Sinoma Share	I × 0.85			RMB0.271

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

Notes:

1.	Extracted from the annual reports and interim reports of Sinoma and CNBM for the year ended 31 December 2016 and for the six months ended 30 June 2017, respectively. The financial statements of Sinoma Group and CNBM Group were prepared based on PRC GAAP and IFRS, respectively.

2.	Extracted from the Unaudited Pro Forma Financial Information prepared in accordance with IFRS.

3.	Based on 5,399,026,262 CNBM Shares in issue prior to the Merger and 3,035,744,000 CNBM Shares to be issued in exchange for Sinoma Shares pursuant to the Merger and assuming there is no change in share capital structures of CNBM and Sinoma prior to the Merger.

As shown in the above table, earnings per share of the Post-Merger CNBM is computed to be approximately RMB0.319. By applying the Exchange Ratio, this is equivalent to earnings of approximately RMB0.271 for each Sinoma Share, representing an increase of approximately 12.4% as compared to earnings per Sinoma Share of approximately RMB0.241 for the twelve months ended 30 June 2017.

(ii)	Equity attributable to shareholders

It should be noted that the following analyses are based on the Unaudited Pro Forma Financial Information, which are for illustrative purpose only and do not purport to represent how the financial performance and position of the Enlarged Group will be upon completion of the Merger.

Upon completion of the Merger, CNBM will assume all assets, liabilities, businesses, employees, contracts, qualifications and all other rights and obligations of Sinoma.

Based on the equity attributable to the Sinoma Shareholders of approximately RMB18,033.8 million as at 30 June 2017 prepared in accordance with IFRS and 3,571,464,000 total issued Sinoma Shares as at 30 June 2017, net asset value per Sinoma Share was approximately RMB5.05.

Accordingly to the Unaudited Pro Forma Financial Information, assuming the Merger had taken place on 30 June 2017, equity attributable to shareholders of the Post-Merger CNBM would have been approximately RMB60,576.9 million. Based on 8,434,770,662 total issued shares of the Post-Merger CNBM, net asset value per share of the Post-Merger CNBM would have been approximately RMB7.18. By applying the Exchange Ratio, this is equivalent to approximately RMB6.10 for each Sinoma Share.

As such, the Merger is expected to enhance the net assets backing for the shares held by the Sinoma Shareholders after completion of the Merger.

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(iii)	Gearing

Gearing ratio, being the sum of borrowings less cash and cash equivalents and divided by total equity as prepared in accordance with IFRS, of Sinoma Group was approximately 44.1% as at 30 June 2017. Based on the Unaudited Pro Forma Financial Information, assuming the Merger had taken place on 30 June 2017, gearing ratio of the Post-Merger CNBM would have been approximately 167.4%, which we consider acceptable.

As shown above, the Post-Merger CNBM may have higher earnings and net asset value for each Sinoma Share but the Post-Merger CNBM may have higher gearing ratio than Sinoma Group. However, taking into account (i) the dominant position of CNBM Group in the PRC’s cement industry and the profitable track record of CNBM Group; (ii) the synergies of the Merger as detailed in the section headed “1.2 Reasons for and benefits of the Merger” above, especially the plans to optimise the overall debt financing costs with a more moderate leverage and combined resources with banks and financial institutions; and (iii) the positive outlook for the building materials industry in the PRC as detailed in the section headed “4. Prospect of the building materials industry in the PRC” above, we concur with the Sinoma Directors that the Merger is in the interests of Sinoma and the Sinoma Shareholders as a whole.

RECOMMENDATION

Having considered the principal factors and reasons described above and in particular the following (which should be read in conjunction in the full context of this letter):

•	the Merger represents one of the important initiatives to accelerate the consolidation of major cement producers in the PRC which follows the industry trend and is essential to promoting industry consolidation and therefore eliminating excess capacity, resulting in improved supply-demand dynamics;

•	the potential synergies of the Merger;

•	the prospect of the building materials industry in the PRC;

•	the Merger provides the Sinoma Shareholders an opportunity to hold shares of the Post-Merger CNBM, a sizeable company with stronger market position in the building materials industry;

•	taking into account the higher trading volume of CNBM H Shares during the Historical Period, the Merger is expected to enhance the liquidity of shares held by Sinoma H Shareholders after completion of the Merger;

•	evaluation of the Exchange Ratio:

(i)	the Exchange Ratio is above all Historical Ratios and is much higher than the average Historical Ratio of approximately 0.50 during the Pre-Announcement Period;

LETTER FROM THE SINOMA INDEPENDENT FINANCIAL ADVISER

(ii)	based on the closing price of CNBM H Shares on the Last Trading Date and the Exchange Ratio, the value of the consideration for each Sinoma Share represents a premium of approximately 19.19% over the closing price of Sinoma H Shares on the Last Trading Date;

(iii)	the implied premiums of the value of the consideration for each Sinoma Share based on the Exchange Ratio over (a) the closing price of Sinoma H Shares on the Last Trading Date; and (b) the average closing prices of Sinoma H Shares for the periods of 5, 10, 20, 30, 60, 90 and 180 trading days up to and including the Last Trading Date are much higher than those of the Precedent Mergers for the relevant periods; and

(iv)	the contributions made by Sinoma to the Post-Merger CNBM on the basis of net profit and net asset value are less than the proportion of shareholding to which Sinoma Shareholders would be entitled in the Post-Merger CNBM; and

•	due to (i) the nature of the businesses and properties of Sinoma Group and CNBM Group; and (ii) that the amount of investment properties held by each of Sinoma Group and CNBM Group is negligible, valuation in respect of the properties is not relevant for us to assess whether the terms of the Merger are fair and reasonable, we consider that the terms of the Merger are fair and reasonable and in the interests of Sinoma and the Sinoma Shareholders as a whole. Accordingly, we advise the Sinoma Independent Board Committee to recommend the Independent Sinoma Shareholders to vote in favour of the resolutions to be proposed at the Sinoma EGM and the Sinoma H Shareholders’ Class Meeting to approve the Merger.

Yours faithfully,
For and on behalf of
Oceanwide Capital Limited
Noelle Hung Larry Choi
Managing Director Director

Ms. Noelle Hung is a licensed person and a responsible officer of Oceanwide Capital Limited registered with the Securities and Futures Commission to carry out type 6 (advising on corporate finance) regulated activity under the SFO. She has over 15 years of experience in corporate finance.

Mr. Larry Choi is a licensed person and a responsible officer of Oceanwide Capital Limited registered with the Securities and Futures Commission to carry out type 6 (advising on corporate finance) regulated activity under the SFO. He has over seven years of experience in corporate finance.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

A.	SINOMA GROUP’S FINANCIAL INFORMATION

The audited consolidated financial information of Sinoma for each of the three years ended 31 December 2014, 2015 and 2016 have been disclosed in the annual reports of Sinoma for the year ended 31 December 2014, 2015 and 2016, respectively, and the unaudited consolidated financial information of Sinoma for the six months ended 30 June 2017 have been disclosed in the interim report of Sinoma for the six months ended 30 June 2017. Details of the financial statements have been published in the Stock Exchange website (http://www.hkexnews.hk) and Sinoma website (http://www.sinoma- ltd.cn/) and can be accessed by the direct hyperlinks below:

(i)	in respect of the annual report of Sinoma for the year ended 31 December 2016 published on 10 April 2017 (pages 63 to 197)

http://www.hkexnews.hk/listedco/listconews/SEHK/2017/0410/LTN20170410325.pdf

(ii)	in respect of the annual report of Sinoma for the year ended 31 December 2015 published on 6 April 2016 (pages 61 to 206)

http://www.hkexnews.hk/listedco/listconews/SEHK/2016/0406/LTN20160406451.pdf

(iii)	in respect of the annual report of Sinoma for the year ended 31 December 2014 published on 2 April 2014 (pages 61 to 221)

http://www.hkexnews.hk/listedco/listconews/SEHK/2015/0402/LTN201504021052.pdf

(iv)	in respect of the interim report of Sinoma for the six months ended 30 June 2017 published on 29 August 2017 (pages 28 to 154)

http://www.hkexnews.hk/listedco/listconews/SEHK/2017/0829/LTN20170829303.pdf

The audited consolidated financial information of Sinoma for each of the two years ended 31 December 2014 and 2015 are prepared in accordance with Hong Kong Financial Reporting Standards (“ HKFRSs ”) and the audited consolidated financial statements of the Sinoma Group for the year ended 31 December 2016 and the unaudited condensed consolidated financial statements of the Sinoma Group for the six months ended 30 June 2017 are prepared in Accounting Standards for Business Enterprises issued by the Ministry of Finance of the PRC and other related regulations (the “PRC GAAP”).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

B.	SUMMARY OF FINANCIAL INFORMATION OF SINOMA GROUP

Set out below is a summary of the financial information of the Sinoma Group for the six months ended 30 June 2017 and three years ended 31 December 2014, 31 December 2015 and 31 December 2016, which is extracted from the audited consolidated financial statements of the Sinoma Group as set forth in the annual reports of Sinoma for each of the year ended 31 December 2014, 31 December 2015 and 31 December 2016 and the unaudited consolidated financial statements of the Sinoma Group as set forth in the interim report of Sinoma for the six months ended 30 June 2017.

The consolidated financial statements of the Sinoma Group for each of the two years ended 31 December 2014 and 2015 were audited by ShineWing (HK) CPA Limited, Certified Public Accountants, Hong Kong and did not contain any qualified opinion. The consolidated financial statements of the Sinoma Group for the year ended 31 December 2016 were audited by ShineWing Certified Public Accountants LLP, Certified Public Accountants, China and did not contain any qualified opinion. The Sinoma Group had no items which are exceptional because of size, nature or incidence for each of the three years ended 31 December 2014, 2015 and 2016 and the six months ended 30 June 2017. Sinoma declared the distribution of final dividend of RMB0.03 per share (tax inclusive) in an aggregate amount of RMB107.14 million for each of the three years ended 31 December 2014, 31 December 2015 and 31 December 2016, which were subsequently paid in July 2015, July 2016 and July 2017, respectively. In addition, Sinoma did not declare any interim dividend for the six months ended 30 June 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

An extract of the consolidated income statements of Sinoma Group for the each of the year ended 31 December 2014, 2015 and 2016 and the six months ended 30 June 2017 is as follows:

(A)	Financial Information on Sinoma Group for the two years ended 31 December 2014 and 2015

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

	2015	2014
	RMB’000	RMB’000

Turnover	53,258,869	55,284,822
Cost of sales	(44,372,040)	(45,230,945)

Gross profit	8,886,829	10,053,877
Interest income	177,306	121,657
Other gains	1,413,294	1,377,406
Selling and marketing expenses	(2,040,553)	(1,847,430)
Administrative expenses	(4,875,081)	(5,360,127)
Exchange gain (loss)	121,364	(42,883)
Other expenses	(154,639)	(93,455)
Finance costs	(2,057,760)	(2,165,066)
Share of results of associates	29,397	74,393
Share of results of joint ventures	(13,059)	(84,696)

Profit before tax	1,487,098	2,033,676
Income tax expense	(499,039)	(718,046)

Profit for the year	988,059	1,315,630

Profit for the year attributable to:
Owners of the Company	772,122	507,156
Non-controlling interests	215,937	808,474

	988,059	1,315,630

Earnings per share – basic and diluted (expressed in RMB per share)	0.216	0.142

Note:	The financial information on Sinoma Group for the two years ended 31 December 2014 and 2015 are prepared in HKFRSs and the reproduction of the text of the audited consolidated financial statements of the Sinoma Group for the year ended 31 December 2015 which are prepared in accordance with the HKFRSs is set out on Section C.(A) to the Appendix I.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

	2015	2014
	RMB’000	RMB’000

Profit for the year	988,059	1,315,630
Other comprehensive (expenses) income
Items that will not be subsequently reclassified to profit or loss:
Actuarial (loss) gain on defined benefit obligations	(22,611.00)	25,145.00
Income tax relating to actuarial loss (gain) on defined benefit obligations	4,104.00	(5,433.00)

	(18,507.00)	19,712.00

Items that may be subsequently reclassified to profit or loss:
Safety fund set aside	151,947.00	161,584.00
Utilisation of safety fund	(124,393.00)	(100,496.00)
Exchange differences arising on translation	54,844.00	20,653.00
Exchange difference arising on share of other comprehensive income of a joint venture	7,230.00	–
(Loss) gain on fair value changes of available-for-sale financial assets	(40,327.00)	1,112,348.00
Release of reserve upon disposal of available-for-sale financial assets	(136,502.00)	(218.00)
Income tax relating to fair value changes of available-for-sale financial assets	7,980.00	(214,077.00)
Release of income tax upon disposal of available-for-sale financial assets	26,219.00	40.00

	(53,002.00)	979,834.00

Other comprehensive (expenses) income for the year (net of tax)	(71,509.00)	999,546.00

Total comprehensive income for the year	916,550.00	2,315,176.00

Total comprehensive income attributable to:
Owners of the Company	696,643.00	1,226,453.00
Non-controlling interests	219,907.00	1,088,723.00

	916,550.00	2,315,176.00

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(B)	Consolidated income statements of Sinoma Group for the years ended 31 December 2015 and 2016 and the six months ended 30 June 2017

			Unit: RMB

	Six months ended
	30 June 2017	2016	2015

I. Total operating revenue	25,105,811,439.50	50,576,870,050.73	53,258,868,400.05
Including: operating income	25,105,811,439.50	50,576,870,050.73	53,258,868,400.05

II. Total operating cost	23,661,180,855.07	49,668,239,009.88	52,963,757,325.31
Including: operating cost	19,306,221,809.68	40,307,947,379.94	44,006,612,177.93
Taxes and surcharges	277,738,005.87	478,603,064.34	358,737,099.93
Selling expenses	964,609,740.70	2,117,907,864.81	2,040,553,412.56
Administrative expenses	2,141,953,789.89	4,382,095,558.04	4,344,544,005.32
Financial expenses	877,062,771.82	1,384,730,893.96	1,759,800,168.45
Asset impairment losses	93,594,737.11	996,954,248.79	453,510,461.12
Add: incomes from changes in fair value (losses to be listed with “-”)	3,229,005.54	3,847,413.56	-381,342.91
Investment incomes (losses to be listed with “-”)	14,772,955.82	133,733,010.74	416,762,734.88
Including: income from investment in associates and joint ventures	10,602,203.40	14,091,965.16	16,338,428.57
Exchange income (loss to be listed with“-”)	–	–	–
Other income	209,171,165.00

III. Operating profit (loss to be listed with “-”)	1,671,803,710.79	1,046,211,465.15	711,492,466.71
Add: non-operating incomes	83,277,525.26	836,052,139.00	994,927,361.45

Including: gain from disposal of non-current assets	11,250,425.86	153,164,941.53	90,413,195.89
Less: non-operating expenses	76,299,868.52	172,816,321.46	112,009,786.48

Including: loss from disposal of non-current assets	60,273,294.56	55,468,746.42	29,433,173.35
IV. Total profit (total loss to be listed with “-”)	1,678,781,367.53	1,709,447,282.69	1,594,410,041.68

Less: Income tax expenses	410,171,632.50	552,599,440.73	507,453,070.24
V. Net profit (net loss to be listed with “-”)	1,268,609,735.03	1,156,847,841.96	1,086,956,971.44
Net profit attributable to shareholders of the parent company	596,206,675.01	585,441,930.78	803,504,348.61
Minority interests	672,403,060.02	571,405,911.18	283,452,622.83

Note:	The financial information on Sinoma Group for the years ended 31 December 2015 and 2016 and the six months ended 30 June 2017 are prepared in PRC GAAP and the reproduction of the texts of the audited consolidated financial statements of the Sinoma Group for the years ended 31 December 2015 and 2016 and unaudited condensed consolidated financial statements of the Sinoma Group for the six months ended 30 June 2017 which are prepared in accordance with PRC GAAP are set out on Section C.(B) and Section D. to the Appendix I, respectively.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Six months ended
	30 June 2017	2016	2015

VI. Net amount of other comprehensive income	921,602,252.95	-217,581,595.42	-183,121,845.14
Other comprehensive income attributable to shareholders’of parent company (net of tax)	783,370,800.61	-99,954,551.24	-140,366,028.24
(I) Other comprehensive income that cannot be subsequently reclassified to profit or loss	-408,825.23	425,068.96	-9,045,048.47
1. Changes arising from re-measurement of net liabilities or net assets of defined benefit plan	-408,825.23	425,068.96	-9,045,048.47
2. Shares of other comprehensive income that cannot be reclassified to profit or loss of the investee entities under the equity method	–	–	–
(II) Other comprehensive income that may be subsequently reclassified to profit or loss	783,779,625.84	-100,379,620.20	-131,320,979.77
1. Shares of other comprehensive income that may be subsequently reclassified to profit or loss of the investee entities under the equity method	124,621.07	-1,786,977.78	-7,230,274.36
2. Gains and losses arising from changes in fair value of available-for-sale financial assets	761,563,618.05	-133,271,443.62	-104,165,402.93
3. Gains and losses arising from reclassifying held-to-maturity investment to available-for-sale financial assets	–	–	–
4. Effective portion of gains and losses arising from hedging instruments in a cash flow hedge	–	–	–
5. Exchange differences on translation of foreign currency financial statements	22,091,386.72	34,678,328.21	-19,925,379.18
6. Others	–	472.99	76.70
Other comprehensive income attributable to minority interests (net of tax)	138,231,452.34	-117,627,044.18	-42,755,816.90

VII. Total comprehensive income
Total comprehensive income attributable to the shareholders of parent company	2,190,211,987.98	939,266,246.54	903,835,126.30
Total comprehensive income attributable to minority interests	1,379,577,475.62	485,487,379.54	663,138,320.37
	810,634,512.36	453,778,867.00	240,696,805.93

VIII. Earnings per share:
(I) Basic earnings per share
(II) Diluted earnings per share	0.167	0.16	0.22
	0.167	0.16	0.22

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

C.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SINOMA GROUP FOR THE THREE YEARS ENDED 31 DECEMBER 2016 AND THE SIX MONTHS ENDED 30 JUNE 2017

(A)	Financial Information on Sinoma Group for the years ended 31 December 2014 and 2015

Set out below is reproduction of the text of the audited consolidated financial statements of the Sinoma Group which are prepared in accordance with HKFRSs together with the accompanying notes contained in the annual report of the Sinoma Group for the year ended 31 December 2015 (the “Sinoma 2015 Annual Report”). Capitalised terms used in this section have the same meanings as those defined in the Sinoma 2015 Annual Report.

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

For the year ended 31 December 2015

		2015	2014
	Notes	RMB’000	RMB’000

Turnover	8	53,258,869	55,284,822
Cost of sales		(44,372,040)	(45,230,945)

Gross profit		8,886,829	10,053,877
Interest income	10	177,306	121,657
Other gains	11	1,413,294	1,377,406
Selling and marketing expenses		(2,040,553)	(1,847,430)
Administrative expenses		(4,875,081)	(5,360,127)
Exchange gain (loss)	12	121,364	(42,883)
Other expenses	13	(154,639)	(93,455)
Finance costs	14	(2,057,760)	(2,165,066)
Share of results of associates		29,397	74,393
Share of results of joint ventures		(13,059)	(84,696)

Profit before tax		1,487,098	2,033,676
Income tax expense	15	(499,039)	(718,046)

Profit for the year	16	988,059	1,315,630

Profit for the year attributable to:
Owners of the Company		772,122	507,156
Non-controlling interests		215,937	808,474

		988,059	1,315,630

Earnings per share – basic and diluted (expressed in RMB per share)	20	0.216	0.142

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME

For the year ended 31 December 2015

	2015	2014
	RMB’000	RMB’000

Profit for the year	988,059	1,315,630
Other comprehensive (expenses) income
Items that will not be subsequently reclassified to profit or loss:
Actuarial (loss) gain on defined benefit obligations	(22,611)	25,145
Income tax relating to actuarial loss (gain) on defined benefit obligations	4,104	(5,433)

	(18,507)	19,712

Items that may be subsequently reclassified to profit or loss
Safety fund set aside	151,947	161,584
Utilisation of safety fund	(124,393)	(100,496)
Exchange differences arising on translation	54,844	20,653
Exchange difference arising on share of other comprehensive income of a joint venture	7,230	–
(Loss) gain on fair value changes of available-for-sale financial assets	(40,327)	1,112,348
Release of reserve upon disposal of available-for-sale financial assets	(136,502)	(218)
Income tax relating to fair value changes of available-for-sale financial assets	7,980	(214,077)
Release of income tax upon disposal of available-for-sale financial assets	26,219	40

	(53,002)	979,834

Other comprehensive (expenses) income for the year (net of tax)	(71,509)	999,546

Total comprehensive income for the year	916,550	2,315,176

Total comprehensive income attributable to:
Owners of the Company	696,643	1,226,453
Non-controlling interests	219,907	1,088,723

	916,550	2,315,176

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 31 December 2015

		31/12/2015	31/12/2014
	Notes	RMB’000	RMB’000

Non-current assets
Property, plant and equipment	21	45,879,793	45,375,394
Prepaid lease payments	22	4,073,494	3,926,396
Investment properties	23	326,152	243,772
Intangible assets	24	2,042,095	651,932
Mining rights	26	551,692	562,954
Interests in associates	27	201,900	853,211
Interests in joint ventures	28	6,113	49,542
Available-for-sale financial assets	29	3,111,432	3,572,045
Trade and other receivables	32	588,648	616,027
Other non-current assets		379,505	369,041
Deferred income tax assets	45	983,496	914,430

		58,144,320	57,134,744

Current assets
Inventories	31	9,377,646	8,902,852
Trade and other receivables	32	19,876,824	21,480,633
Amounts due from customers for contract work	33	591,186	573,062
Prepaid lease payments	22	141,235	135,871
Derivative financial instruments	30	18,417	–
Other current assets		188,464	165,622
Restricted bank balances	34	2,108,391	1,402,897
Bank balances and cash	35	12,951,117	10,108,923

		45,253,280	42,769,860

Current liabilities
Trade and other payables	36	31,460,232	30,043,843
Dividend payable		11,239	9,366
Amounts due to customers for contract work	33	346,734	335,503
Derivative financial instruments	30	9,142	1,690
Income tax liabilities		641,127	631,439
Short-term financing bills	37	5,250,000	6,220,000
Borrowings	38	15,241,868	14,695,282
Corporate bonds	42	2,497,993	–
Medium-term notes	43	3,159,321	1,700,000
Early retirement and supplemental benefit obligations	39	46,323	53,184
Provisions	41	30,564	21,389

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		31/12/2015	31/12/2014
	Notes	RMB’000	RMB’000

		58,694,543	53,711,696

Net current liabilities		(13,441,263)	(10,941,836)

Total assets less current liabilities		44,703,057	46,192,908

Non-current liabilities
Trade and other payables	36	6,139	5,390
Corporate bonds	42	–	2,495,162
Medium-term notes	43	4,099,824	4,557,222
Borrowings	38	4,877,228	6,160,754
Provisions	41	116,289	80,868
Deferred income	44	817,966	860,957
Early retirement and supplemental benefit obligations	39	219,194	223,848
Deferred income tax liabilities	45	924,134	788,515

		11,060,774	15,172,716

NET ASSETS		33,642,283	31,020,192

Capital and reserves
Share capital	46	3,571,464	3,571,464
Reserves		11,613,818	10,248,340

Equity attributable to owners of the Company		15,185,282	13,819,804
Non-controlling interests		18,457,001	17,200,388

TOTAL EQUITY		33,642,283	31,020,192

The consolidated financial statements were approved and authorised for issue by the board of directors on 29 March 2016 and are signed on its behalf by:

LIU Zhijiang	PENG Jianxin

Director	Director

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended 31 December 2015

	Attributable to owners of the Company
				Statutory		Foreign	Investment				Non-
	Share	Share	Capital	surplus	Safety	exchange	revaluation	Other	Retained		controlling	Total
	capital	premium	reserve	reserve	fund	reserve	reserve	reserves	earnings	Total	interests	equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
					(Note (i))			(Note (ii))
At 1 January 2014	3,571,464	3,273,160	(1,435,542)	127,444	154,015	(46,869)	974,850	607,535	4,179,179	11,405,236	16,762,921	28,168,157
Profit for the year	–	–	–	–	–	–	–	–	507,156	507,156	808,474	1,315,630
Other comprehensive income (expenses)
Actuarial gain (loss) on defined benefit obligations	–	–	–	–	–	–	–	26,080	–	26,080	(935)	25,145
Income tax relating to actuarial (gain) loss on defined benefit obligations	–	–	–	–	–	–	–	(5,601)	–	(5,601)	168	(5,433)
Safety fund set aside	–	–	–	–	96,650	–	–	–	–	96,650	64,934	161,584
Utilisation of safety fund	–	–	–	–	(47,788)	–	–	–	–	(47,788)	(52,708)	(100,496)
Exchange differences arising on translation	–	–	–	–	–	8,564	–	–	–	8,564	12,089	20,653
Gain on fair value changes of available-for-sale financial assets	–	–	–	–	–	–	837,635	–	–	837,635	274,713	1,112,348
Release of reserve upon disposal of available-for-sale financial assets	–	–	–	–	–	–	(164)	–	–	(164)	(54)	(218)
Income tax relating to fair value changes of available-for-sale financial assets	–	–	–	–	–	–	(196,115)	–	–	(196,115)	(17,962)	(214,077)
Release of income tax upon disposal of available-for-sale financial assets	–	–	–	–	–	–	36	–	–	36	4	40

Total comprehensive income for the year	–	–	–	–	48,862	8,564	641,392	20,479	507,156	1,226,453	1,088,723	2,315,176

Dividends to non-controlling interests	–	–	–	–	–	–	–	–	–	–	(374,599)	(374,599)
Transactions with non-controlling interests (Note (iv))	–	–	–	–	–	–	–	(131,106)	–	(131,106)	(276,657)	(407,763)
Government contributions (Note (iii))	–	–	–	–	–	–	–	1,390,650	–	1,390,650	–	1,390,650
Dividend recognised as distribution	–	–	–	–	–	–	–	–	(71,429)	(71,429)	–	(71,429)
Appropriation to statutory surplus reserve	–	–	–	2,667	–	–	–	–	(2,667)	–	–	–

At 31 December 2014	3,571,464	3,273,160	(1,435,542)	130,111	202,877	(38,305)	1,616,242	1,887,558	4,612,239	13,819,804	17,200,388	31,020,192

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Attributable to owners of the Company
				Statutory		Foreign	Investment				Non-
	Share	Share	Capital	surplus	Safety	exchange	revaluation	Other	Retained		controlling	Total
	capital	premium	reserve	reserve	fund	reserve	reserve	reserves	earnings	Total	interests	equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
					(Note (i))			(Note (ii))
At 1 January 2015	3,571,464	3,273,160	(1,435,542)	130,111	202,877	(38,305)	1,616,242	1,887,558	4,612,239	13,819,804	17,200,388	31,020,192
Profit for the year	–	–	–	–	–	–	–	–	772,122	772,122	215,937	988,059
Other comprehensive income (expenses)
Actuarial loss on defined benefit obligations	–	–	–	–	–	–	–	(20,566)	–	(20,566)	(2,045)	(22,611)
Income tax relating to actuarial loss on defined benefit obligations	–	–	–	–	–	–	–	3,784	–	3,784	320	4,104
Safety fund set aside	–	–	–	–	99,099	–	–	–	–	99,099	52,848	151,947
Utilisation of safety fund	–	–	–	–	(79,429)	–	–	–	–	(79,429)	(44,964)	(124,393)
Exchange differences arising on translation	–	–	–	–	–	18,580	–	–	–	18,580	36,264	54,844
Exchange difference arising on share of other comprehensive income of a joint venture	–	–	–	–	–	7,230	–	–	–	7,230	–	7,230
Loss on fair value changes of available-for-sale financial assets	–	–	–	–	–	–	(29,316)	–	–	(29,316)	(11,011)	(40,327)
Release of reserve upon disposal of available-for-sale financial assets	–	–	–	–	–	–	(101,136)	–	–	(101,136)	(35,366)	(136,502)
Income tax relating to fair value changes of available-for-sale financial assets	–	–	–	–	–	–	6,056	–	–	6,056	1,924	7,980
Release of income tax upon disposal of available-for-sale financial assets	–	–	–	–	–	–	20,219	–	–	20,219	6,000	26,219

Total comprehensive income (expense) for the year	–	–	–	–	19,670	25,810	(104,177)	(16,782)	772,122	696,643	219,907	916,550

Dividends to non-controlling interests	–	–	–	–	–	–	–	–	–	–	(524,001)	(524,001)
Deemed disposal/acquisition of subsidiaries (Notes 47(i),(ii)&(iii))	–	–	–	–	–	–	–	250,820	–	250,820	1,387,980	1,638,800
Transactions with non-controlling interests (Note (iv))	–	–	–	–	–	–	–	149,540	–	149,540	172,727	322,267
Government contributions (Note (iii))	–	–	–	–	–	–	–	375,619	–	375,619	–	375,619
Dividend recognised as distribution	–	–	–	–	–	–	–	–	(107,144)	(107,144)	–	(107,144)
Appropriation to statutory surplus reserve	–	–	–	11,597	–	–	–	–	(11,597)	–	–	–

At 31 December 2015	3,571,464	3,273,160	(1,435,542)	141,708	222,547	(12,495)	1,512,065	2,646,755	5,265,620	15,185,282	18,457,001	33,642,283

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Notes:

(i)	Pursuant to certain regulations issued by the State Administration of Work Safety of the People’s Republic of China (the “PRC”), the Group is required to set aside an amount to a safety fund. The fund can be used for improvements of safety at the mines and construction sites, and is not available for distribution to owners.

(ii)	Other reserves mainly comprise of reserves from transactions with the non-controlling interests, deemed contributions from owners of the Company, government contributions and actuarial gain or loss on defined benefit obligations.

(iii)	During the year ended 31 December 2015, national funds of approximately RMB375,619,000 (2014: RMB1,390,650,000) are contributed by the PRC Government to the Group. Such funds are used specifically for energy saving and emission reduction and key industries construction projects.

Pursuant to the requirements of the relevant notice, the national funds are designated as capital contribution and vested solely with the PRC Government. They are non-repayable and can be converted to share capital of the entities receiving the funds upon approval by their shareholders and completion of other procedures.

(iv)	During the year ended 31 December 2015, the Group received RMB322,267,000 to dispose of certain equity interests in non-wholly owned subsidiaries, the carrying amount of those disposal interests immediately prior to the disposal amounted to RMB172,727,000.

During the year ended 31 December 2014, the Group paid RMB407,763,000 to acquire additional equity interests in non-wholly owned subsidiaries with a carrying amount of non-controlling interests prior to the acquisition of the additional interests of RMB276,657,000.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2015

	2015	2014
	RMB’000	RMB’000

OPERATING ACTIVITIES
Profit before tax	1,487,098	2,033,676
Adjustments for:
Allowance for inventories	139,025	152,458
Amortisation of intangible assets	108,337	51,551
Amortisation of mining rights	74,062	53,239
Amortisation of prepaid lease payments	80,205	86,855
Depreciation of property, plant and equipment	3,365,860	3,388,251
Depreciation of investment properties	22,018	23,938
Dividend income on available-for-sale financial assets	(20,583)	(25,006)
Gain on bargain purchase	(66,645)	–
Gain on debts restructuring	(17,455)	(8,526)
Finance costs	2,057,760	2,165,066
Foreseeable losses on construction contracts	63,872	61,921
Government grants	(70,571)	(112,847)
Impairment loss recognised in respect of property, plant and equipment	169,888	282,644
Impairment loss recognised in respect of intangible assets	3,384	77,658
Impairment loss recognised in respect of trade receivables	91,485	249,828
Impairment loss recognised in respect of prepayments to suppliers and subcontractors and other receivables	283,192	212,733
Impairment loss recognised in respect of loan receivables	–	11,390
Impairment loss recognised in respect of available-for-sale financial assets	606	–
Interest income	(177,306)	(121,657)
Changes in fair values of foreign currency forward contracts	(9,275)	5,204
Gain on realisation of foreign currency forward contracts	(1,690)	(8,957)
Gain on disposal of a joint venture	(767)	–
Gain on deemed disposal of a joint venture	(47,250)	–
Loss on deemed disposal of an associate	21,961	–
Loss on deemed disposal of available-for-sale financial assets	67,287	–
Net (gain) loss on disposal of property, plant and equipment	(32,791)	10,390
Net gain on disposal of prepaid lease payments	(27,786)	(259,118)
Net gain on disposal of available-for-sale financial assets	(312,992)	(229)
Net gain on disposal of intangible assets	(777)	(328)
Reversal of allowance for inventories	(11,385)	(14,251)
Reversal of impairment loss in respect of other receivables	(108,104)	(13,447)
Safety fund set aside	151,947	161,584
Cash-settled share based payments	–	(113)
Share of results of associates	(29,397)	(74,393)
Share of results of joint ventures	13,059	84,696
Utilisation/amortisation of government grants	(204,112)	(206,629)
Waiver of other payables	(8,802)	(11,357)

Operating cash flows before movements in working capital	7,053,358	8,256,224

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		2015	2014
	Note	RMB’000	RMB’000

Operating cash flows before movements in working capital
Increase in inventories		(299,711)	(267,779)
Decrease (increase) in trade and other receivables		3,176,092	(94,210)
Increase in contracts work-in-progress		(70,765)	(43,536)
Decrease (increase) in other current and non-current assets		72,210	(206,460)
Decrease in trade and other payables		(2,062,460)	(1,273,395)
Increase in provisions		44,596	20,737
Receipts from net gain arising from forward contracts		–	26,612
Decrease in early retirement and supplemental benefit obligations		(34,126)	(15,091)
Decrease in safety fund		(124,393)	(100,496)

Cash generated from operations		7,754,801	6,302,606
Income tax paid		(536,318)	(634,827)

NET CASH FROM OPERATING ACTIVITIES		7,218,483	5,667,779

INVESTING ACTIVITIES
Purchase of property, plant and equipment		(1,149,499)	(1,420,244)
Purchase of prepaid lease payments		(356,527)	(191,439)
Purchase of mining rights		(62,800)	(103,248)
Purchase of investment properties		(104,398)	(91,706)
Purchase of available-for-sale financial assets		(184,199)	(438,103)
Repayment of loan receivables		–	47,795
Purchase of intangible assets		(46,819)	(64,280)
Placement of restricted bank balances		(578,284)	(22,934)
Interest received on bank deposits and loan receivables		172,449	118,296
Proceeds from disposals of property, plant and equipment		173,487	359,555
Proceeds from disposals of prepaid lease payments		151,646	86,446
Proceeds from disposal of intangible assets		4,381	5,311
Proceeds from disposal of a joint venture		3,924	–
Proceeds from disposals of available-for-sale financial assets		344,131	896
Dividends received on available-for-sale financial assets		20,583	25,006
Dividends received from associates		67,226	84,900
Dividends received from joint ventures		587	–
Net cash outflow on acquisition of subsidiaries	47	(67,447)	(72,547)

NET CASH USED IN INVESTING ACTIVITIES		(1,611,559)	(1,676,296)

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	2015	2014
	RMB’000	RMB’000

FINANCING ACTIVITIES
Proceeds from new borrowings	18,563,064	20,601,401
Government grants received	231,692	416,100
Repayments of borrowings	(19,641,970)	(24,071,086)
Interest paid	(2,225,324)	(2,193,832)
Dividends paid to non-controlling interests	(384,111)	(370,344)
Dividends paid	(105,271)	(70,180)
Gross proceeds from issuance of medium-term notes	2,700,000	500,000
Government contributions	375,619	1,102,360
Repayments of medium-term notes	(1,700,000)	–
Receipt (payment) for disposal of (acquisition of additional) equity interests in subsidiaries	322,267	(407,763)
Proceeds from short-term financing bills	9,150,000	7,270,000
Repayments of short-term financing bills	(10,120,000)	(3,950,000)

NET CASH USED IN FINANCING ACTIVITIES	(2,834,034)	(1,173,344)

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,772,890	2,818,139

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	10,108,923	7,270,055
Effect of foreign exchange rate changes	69,304	20,729

	12,951,117	10,108,923

CASH AND CASH EQUIVALENTS AT END OF THE YEAR,
represented by:
Bank balances and cash	12,951,117	10,108,923

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 December 2015

1.	GENERAL INFORMATION

China National Materials Company Limited (the “Company”) was established in the People’s Republic of China (the “PRC”) on 31 July 2007 as a joint stock company with limited liability under the Company Law. Its immediate holding company is China National Materials Group Corporation Ltd. (“Sinoma Group”). The directors of the Company regard the ultimate holding party as at 31 December 2015 to be Chinese State owned Assets Supervision and Administration Commission of the State Council. The Company has been listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”) since 20

December 2007.

The address of the registered office and the principal place of business of the Company is at No. 11, Beishuncheng Street, Xizhimennei, Xicheng District, Beijing, the PRC.

The consolidated financial statements are presented in Renminbi (“RMB”), which is the same as the functional currency of the Company.

The Company and its subsidiaries (collectively referred to as the “Group”) are principally engaged in provision of cement equipment and engineering services, production and sales of cement and high-tech materials. Particulars of the Company’s principal subsidiaries are set out in Note 52(a).

2.	BASIS OF PREPARATION AND PRESENTATION

Basis of preparation of the consolidated financial statements

The consolidated financial statements have been prepared on a going concern basis notwithstanding the Group had net current liabilities of approximately RMB13,441,263,000 as at 31

December 2015.

In the opinion of the directors of the Company, the Group should be able to maintain itself as a going concern in the next twelve months from 31 December 2015 by taking into consideration the followings:

•	The directors of the Company anticipate that the Group will generate positive cash flows from its operations; and

•	At 31 December 2015, the Group has undrawn borrowings facilities available for immediate use of approximately RMB37,736,470,000 out of which approximately RMB14,862,559,000 will not be expiring in the next twelve months from 31 December 2015. Details of which are set out in Note 38(f).

Based on the above, the directors of the Company consider that the Group will have sufficient working capital to meet its financial obligations when they fall due for the next twelve months from 31 December 2015. Accordingly, the directors of the Company are satisfied that it is appropriate to prepare these consolidated financial statements on a going concern basis. The consolidated financial statements do not include any necessary adjustments relating to the carrying amount and reclassification of assets and liabilities that might be necessary should the Group be unable to continue as a going concern.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

3.	APPLICATION OF NEW AND REVISED HONG KONG FINANCIAL REPORTING STANDARDS (“HKFRSS”) AND NEW HONG KONG COMPANIES ORDINANCE

In the current year, the Group has applied the following new and revised HKFRSs, which include HKFRSs, Hong Kong Accounting Standard (“HKAS(s)”), amendments and Interpretations (“Int(s)”), issued by the Hong Kong Institute of Certified Public Accountants (the “ HKICPA”).

Amendments to HKFRSs	Annual Improvements to HKFRSs 2010 – 2012 Cycle
Amendments to HKFRSs	Annual Improvements to HKFRSs 2011 – 2013 Cycle
Amendments to HKAS 19	Defined Benefit Plans: Employee Contributions

Except as described below, the application of the new and revised HKFRSs in the current year has had no material impact on the Group’s financial performance and positions for the current and prior years and/or on the disclosures set out in these consolidated financial statements.

Annual Improvements to HKFRSs 2010 – 2012 Cycle

The Annual Improvements to HKFRSs 2010 – 2012 Cycle include a number of amendments to various HKFRSs, which are summarised below.

The amendments to HKFRS 2 (i) change the definitions of ‘vesting condition’ and ‘market condition’; and (ii) add definitions for ‘performance condition’ and ‘service condition’ which were previously included within the definition of ‘vesting condition’. The amendments to HKFRS 2 are effective for share-based payment transactions for which the grant date is on or after 1 July 2014.

The amendments to HKFRS 3 clarify that contingent consideration that is classified as an asset or a liability should be measured at fair value at each reporting date, irrespective of whether the contingent consideration is a financial instrument within the scope of HKFRS 9 or HKAS 39 or a non- financial asset or liability. Changes in fair value (other than measurement period adjustments) should be recognised in profit and loss. The amendments to HKFRS 3 are effective for business combinations for which the acquisition date is on or after 1 July 2014.

The amendments to HKFRS 8 (i) require an entity to disclose the judgements made by management in applying the aggregation criteria to operating segments, including a description of the operating segments aggregated and the economic indicators assessed in determining whether the operating segments have ‘similar economic characteristics’; and (ii) clarify that a reconciliation of the total of the reportable segments’ assets to the entity’s assets should only be provided if the segment assets are regularly provided to the chief operating decision-maker.

The amendments to the basis for conclusions of HKFRS 13 clarify that the issue of HKFRS 13 and consequential amendments to HKAS 39 and HKFRS 9 did not remove the ability to measure short- term receivables and payables with no stated interest rate at their invoice amounts without discounting, if the effect of discounting is immaterial.

The amendments to HKAS 16 and HKAS 38 remove perceived inconsistencies in the accounting for accumulated depreciation/amortisation when an item of property, plant and equipment or an intangible asset is revalued. The amended standards clarify that the gross carrying amount is adjusted in a manner consistent with the revaluation of the carrying amount of the asset and that accumulated depreciation/amortisation is the difference between the gross carrying amount and the carrying amount after taking into account accumulated impairment losses.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The amendments to HKAS 24 clarify that a management entity providing key management personnel services to a reporting entity is a related party of the reporting entity. Consequently, the reporting entity should disclose as related party transactions the amounts incurred for the service paid or payable to the management entity for the provision of key management personnel services. However, disclosure of the components of such compensation is not required.

The directors of the Company consider that the application of the amendments to HKFRSs 2010 – 2012 Cycle has had no material impact in the Group’s consolidated financial statements.

Annual Improvements to HKFRSs 2011-2013 Cycle

The Annual Improvements to HKFRSs 2011-2013 Cycle include a number of amendments to various HKFRSs, which are summarised below.

The amendments to HKFRS 3 clarify that the standard does not apply to the accounting for the formation of all types of joint arrangement in the financial statements of the joint arrangement itself.

The amendments to HKFRS 13 clarify that the scope of the portfolio exception for measuring the fair value of a group of financial assets and financial liabilities on a net basis includes all contracts that are within the scope of, and accounted for in accordance with, HKAS 39 or HKFRS 9, even if those contracts do not meet the definitions of financial assets or financial liabilities within HKAS 32.

The amendments to HKAS 40 clarify that HKAS 40 and HKFRS 3 are not mutually exclusive and application of both standards may be required. Consequently, an entity acquiring investment property must determine whether:

(a)	the property meets the definition of investment property in terms of HKAS 40; and

(b)	the transaction meets the definition of a business combination under HKFRS 3.

The amendments are applied prospectively. The directors of the Company consider that the application of the amendments to HKFRSs 2011-2013 Cycle has had no material impact on the Group’s consolidated financial statements.

Amendments to HKAS 19 Defined Benefit Plans: Employee Contributions

The amendments to HKAS 19 simplify the accounting for contributions that are independent of the number of years of employee service, for example, employee contributions that are calculated according to a fixed percentage of salary. Specifically, contributions that are linked to services are attributed to periods of services as a negative benefit. The amendments to HKAS 19 specifies that such negative benefit are attributed in the same way as the gross benefit, i.e. attribute to periods of services under the plan’s contribution formula or on a straight-line basis.

Besides, the amendments also states that if the contributions are independent of the number of years of employee service, such contributions may be recognised as a reduction of the service cost as they fall due.

The amendments to HKAS 19 will become effective for annual periods beginning on or after 1 July 2014 with early application permitted.

The directors of the Company consider that the application of the amendments to HKAS 19 Defined Benefit Plans: Employee Contributions has had no material impact on the Group’s consolidated financial statements.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Part 9 of Hong Kong Companies Ordinance (Cap. 622)

In addition, the annual report requirements of Part 9 “Accounts and Audit” of the Hong Kong Companies Ordinance (Cap. 622) come into operation during the financial year. As a result, there are changes to presentation and disclosures of certain information in the consolidated financial statements.

New and revised HKFRSs issued but not yet effective

The Group has not early applied the following new and revised HKFRSs that have been issued but are not yet effective:

HKFRS 9 (2014)	Financial Instruments[2]
HKFRS 15	Revenue from Contracts with Customers[2]
Amendments to HKFRSs	Annual Improvements to HKFRSs 2012-2014 Cycle[1]
Amendments to HKAS 1	Disclosure Initiative[1]
Amendments to HKAS 16 and HKAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation[1]
Amendments to HKAS 27	Equity Method in Separate Financial Statements[1]

[1]	Effective for annual periods beginning on or after 1 January 2016.
[2]	Effective for annual periods beginning on or after 1 January 2018.

The directors of the Company anticipate that, except as described below, the application of other new and revised HKFRSs will have no material impact on the results and the financial position of the Group.

HKFRS 9 (2014) Financial Instruments

HKFRS 9 issued in 2009 introduces new requirements for the classification and measurement of financial assets. HKFRS 9 was amended in 2010 and includes the requirements for the classification and measurement of financial liabilities and for derecognition. In 2013, HKFRS 9 was further amended to bring into effect a substantial overhaul of hedge accounting that will allow entities to better reflect their risk management activities in the financial statements. A finalised version of HKFRS 9 was issued in 2014 to incorporate all the requirements of HKFRS 9 that were issued in previous years with limited amendments to the classification and measurement by introducing a “fair value through other comprehensive income” (“FVTOCI”) measurement category for certain financial assets. The finalised version of HKFRS 9 also introduces an “expected credit loss” model for impairment assessments.

Key requirements of HKFRS 9 (2014) are described as follows:

•	All recognised financial assets that are within the scope of HKAS 39 Financial Instruments: Recognition and Measurement to be subsequently measured at amortised cost or fair value. Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortised cost at the end of subsequent accounting periods. Debt instruments that are held within a business model whose objective is achieved both by collecting contractual cash flows and selling financial assets, and that have contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are measured at FVTOCI. All other debt investments and equity investments are measured at their fair values at the end of subsequent reporting periods. In addition, under HKFRS 9 (2014), entities may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognised in profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

•	With regard to the measurement of financial liabilities designated as at fair value through profit or loss, HKFRS 9 (2014) requires that the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is presented in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. Changes in fair value of financial liabilities attributable to changes in the financial liabilities’ credit risk are not subsequently reclassified to profit or loss. Under HKAS 39, the entire amount of the change in the fair value of the financial liability designated as fair value through profit or loss was presented in profit or loss.

•	In the aspect of impairment assessments, the impairment requirements relating to the accounting for an entity’s expected credit losses on its financial assets and commitments to extend credit were added. Those requirements eliminate the threshold that was in HKAS 39 for the recognition of credit losses. Under the impairment approach in HKFRS 9 (2014) it is no longer necessary for a credit event to have occurred before credit losses are recognised. Instead, expected credit losses and changes in those expected credit losses should always be accounted for. The amount of expected credit losses is updated at each reporting date to reflect changes in credit risk since initial recognition and, consequently, more timely information is provided about expected credit losses.

•	HKFRS 9 (2014) introduces a new model which is more closely aligns hedge accounting with risk management activities undertaken by companies when hedging their financial and non-financial risk exposures. As a principle-based approach, HKFRS 9 (2014) looks at whether a risk component can be identified and measured and does not distinguish between financial items and non-financial items. The new model also enables an entity to use information produced internally for risk management purposes as a basis for hedge accounting. Under HKAS 39, it is necessary to exhibit eligibility and compliance with the requirements in HKAS 39 using metrics that are designed solely for accounting purposes. The new model also includes eligibility criteria but these are based on an economic assessment of the strength of the hedging relationship. This can be determined using risk management data. This should reduce the costs of implementation compared with those for HKAS 39 hedge accounting because it reduces the amount of analysis that is required to be undertaken only for accounting purposes.

HKFRS 9 (2014) will become effective for annual periods beginning on or after 1 January 2018 with early application permitted.

The directors of the Company anticipate that the adoption of HKFRS 9 (2014) in the future may have significant impact on amounts reported in respect of the Group’s financial assets and financial liabilities.

Regarding the Group’s financial assets, it is not practicable to provide a reasonable estimate of that effect until a detailed review has been completed.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

HKFRS 15 Revenue from Contracts with Customers

The core principle of HKFRS 15 is that an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Thus, HKFRS 15 introduces a model that applies to contracts with customers, featuring a contract-based five-step analysis of transactions to determine whether, how much and when revenue is recognised. The five steps are as follows:

i)	Identify the contract with the customer;

ii)	Identify the performance obligations in the contract;

iii)	Determine the transaction price;

iv)	Allocate the transaction price to the performance obligations; and

v)	Recognise revenue when (or as) the entity satisfies a performance obligation.

HKFRS 15 also introduces extensive qualitative and quantitative disclosure requirements which aim to enable users of the financial statements to understand the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers.

HKFRS 15 will supersede the current revenue recognition guidance including HKAS 18 Revenue, HKAS 11 Construction Contracts and the related Interpretations when it becomes effective.

HKFRS 15 will become effective for annual periods beginning on or after 1 January 2018 with early application permitted. The directors of the Company anticipate that the application of HKFRS 15 in the future may have a material impact on the amounts reported and disclosures made in the Group’s consolidated financial statements. However, it is not practicable to provide a reasonable estimate of the effect of HKFRS 15 until the Group performs a detailed review.

Annual Improvements to HKFRSs 2012-2014 Cycle

The Annual Improvements to HKFRSs 2012-2014 Cycle include a number of amendments to various HKFRSs, which are summarised below.

The amendments to HKFRS 5 clarify that changing from one of the disposal methods (i.e. disposal through sale or disposal through distribution to owners) to the other should not be considered to be a new plan of disposal, rather it is a continuation of the original plan. There is therefore no interruption of the application of the requirements in HKFRS 5. Besides, the amendments also clarify that changing the disposal method does not change the date of classification.

The amendments to HKFRS 7 clarify that a servicing contract that includes a fee can constitute continuing involvement in a financial asset. An entity must assess the nature of the fee and arrangement against the guidance for continuing involvement in HKFRS 7 in order to assess whether the additional disclosures for any continuing involvement in a transferred asset that is derecognised in its entirety are required. Besides, the amendments to HKFRS 7 also clarify that disclosures in relation to offsetting financial assets and financial liabilities are not required in the condensed interim financial report, unless the disclosures provide a significant update to the information reported in the most recent annual report.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The amendments to HKAS 19 clarify that the market depth of high quality corporate bonds is assessed based on the currency in which the obligation is denominated, rather than the country where the obligation is located. When there is no deep market for high quality corporate bonds in that currency, government bond rates must be used.

HKAS 34 requires entities to disclose information in the notes to the interim financial statements ‘if not disclosed elsewhere in the interim financial report’. The amendments to HKAS 34 clarify that the required interim disclosures must either be in the interim financial statements or incorporated by cross-reference between the interim financial statements and wherever they are included within the greater interim financial report. The other information within the interim financial report must be available to users on the same terms as the interim financial statements and at the same time. If users do not have access to the other information in this manner, then the interim financial report is incomplete.

The directors of the Company do not anticipate that the application of the amendments included in the Annual Improvements to HKFRSs 2012-2014 Cycle will have a material effect on the Group’s consolidated financial statements.

Amendments to HKAS 16 and HKAS 38 Clarification of Acceptable Methods of Depreciation and Amortisation

The amendments to HKAS 16 prohibit the use of revenue-based depreciation methods for property, plant and equipment under HKAS 16. The amendments to HKAS 38 introduce a rebuttable presumption that the use of revenue-based amortisation methods for intangible assets is inappropriate. This presumption can be rebutted only in the following limited circumstances:

i)	when the intangible asset is expressed as a measure of revenue;

ii)	when a high correlation between revenue and the consumption of the economic benefits of the intangible assets could be demonstrated.

The amendments to HKAS 16 and HKAS 38 will become effective for financial statements with annual periods beginning on or after 1 January 2016. Earlier application is permitted. The amendments should be applied prospectively.

As the Group use straight-line method for depreciation of property, plant and equipment and amortisation of the intangible assets, the directors of the Company do not anticipate that the application of the amendments to HKAS 16 and HKAS 38 will have a material impact on the Group’s consolidated financial statements.

Amendments to HKAS 27 Equity Method in Separate Financial Statements

The amendments to HKAS 27 allow an entity to apply the equity method to account for its investments in subsidiaries, joint ventures and associates in its separate financial statements. As a result of the amendments, the entity can choose to account for these investments either:

i)	at costs;

ii)	in accordance with HKFRS 9 (or HKAS 39); or

iii)	using the equity method as described in HKAS 28.

The amendments to HKAS 27 will become effective for financial statements with annual periods beginning on or after 1 January 2016. Earlier application is permitted. The amendments should be applied retrospectively.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Amendments to HKAS 1 Disclosure Initiative

The amendments clarify that companies should use professional judgement in determining what information as well as where and in what order information is presented in the financial statements. Specifically, an entity should decide, taking into consideration all relevant facts and circumstances, how it aggregates information in the financial statements, which include the notes. An entity does not require to provide a specific disclosure required by a HKFRS if the information resulting from that disclosure is not material. This is the case even if the HKFRS contain a list of specific requirements or describe them as minimum requirements.

Besides, the amendments provide some additional requirements for presenting additional line items, headings and subtotals when their presentation is relevant to an understanding of the entity’s financial position and financial performance respectively. Entities, in which they have investments in associates or joint ventures, are required to present the share of other comprehensive income of associates and joint ventures accounted for using the equity method, separated into the share of items that (i) will not be reclassified subsequently to profit or loss; and (ii) will be reclassified subsequently to profit or loss when specific conditions are met.

Furthermore, the amendments clarify that:

(i)	a n entity should consider the effect on the understandability and comparability of its financial statements when determining the order of the notes; and

(ii)	significant accounting policies are not required to be disclosed in one note, but instead can be included with related information in other notes.

The amendments will become effective for financial statements with annual periods beginning on or after 1 January 2016. Earlier application is permitted.

The directors of the Company anticipate that the application of Amendments to HKAS 1 in the future may have a material impact on the disclosures made in the Group’s consolidated financial statements.

4.	SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements have been prepared in accordance with HKFRSs issued by the HKICPA. In addition, the consolidated financial statements include applicable disclosures required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited and by the Hong Kong Companies Ordinance.

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments that are measured at fair values. Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal (or most advantageous) market at the measurement date under current market conditions (i.e. an exit price) regardless of whether that price is directly observable or estimated using another valuation technique. Details of fair value measurement are explained in the accounting policies set out below.

The principal accounting policies are set out below.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities (including structured entities) controlled by the Company (i.e. its subsidiaries). If a subsidiary prepares its financial statements using accounting policies other than those adopted in the consolidated financial statements for like transactions and events in similar circumstances, appropriate adjustments are made to that subsidiary’s financial statements in preparing the consolidated financial statements to ensure conformity with the group’s accounting policies.

Control is achieved where the Group has: (i) the power over the investee; (ii) exposure, or rights, to variable returns from its involvement with the investee; and (iii) the ability to use its power over the investee to affect the amount of the Group’s returns. When the Group has less than a majority of the voting rights of an investee, power over the investee may be obtained through: (i) a contractual arrangement with other vote holders; (ii) rights arising from other contractual arrangements; (iii) the Group’s voting rights and potential voting rights; or (iv) a combination of the above, based on all relevant facts and circumstances.

The Company reassess whether it controls an investee if facts and circumstances indicate that there are changes to one or more of these elements of control stated above.

Consolidation of a subsidiary begins when the Group obtains control of the subsidiary and cease when the Group loses control of the subsidiary.

Income and expenses of subsidiaries are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each component of other comprehensive income of subsidiaries are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the noncontrolling interests having a deficit balance.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between entities of the Group are eliminated in full on consolidation.

Changes in the Group’s ownership interests in existing subsidiaries

Changes in the Group’s ownership interests in existing subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to owners of the Company.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

When the Group loses control of a subsidiary, it (i) derecognises the assets (including any goodwill) and liabilities of the subsidiary at their carrying amounts at the date when control is lost, (ii) derecognises the carrying amount of any non-controlling interests in the former subsidiary at the date when control is lost (including any components of other comprehensive income attributable to them), and (iii) recognises the aggregate of the fair value of the consideration received and the fair value of any retained interest, with any resulting difference being recognised as a gain or loss in profit or loss attributable to the Group. When assets and liabilities of the subsidiary are carried at revalued amounts or fair values and the related cumulative gain or loss has been recognised in other comprehensive income and accumulated in equity, the amounts previously recognised in other comprehensive income and accumulated in equity are accounted for as if the Group had directly disposed of the related assets and liabilities (i.e. reclassified to profit or loss or transferred directly to retained earnings as specified by applicable HKFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under HKAS 39 Financial Instruments: Recognition and Measurement or, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

Business combinations

Business combinations other than common control combinations

Business combinations are accounted for by applying the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs incurred to effect a business combination are recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value, except that:

•	deferred tax assets or liabilities arising from the assets acquired and liabilities assumed in the business combination are recognised and measured in accordance with HKAS 12 Income Taxes;

•	assets or liabilities related to the acquiree’s employee benefit arrangements are recognised and measured in accordance with HKAS 19 Employee Benefits;

•	liabilities or equity instruments related to share-based payment transactions of the acquiree or the replacement of the acquiree’s share-based payment transactions with the share-based payment transactions of the Group are measured in accordance with HKFRS 2 Share-based Payment at the acquisition date (see the accounting policy below); and

•	assets (or disposal groups) that are classified as held for sale in accordance with HKFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after assessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a gain on bargain purchase.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Non-controlling interests, unless as required by another standards, are measured at acquisition-date fair value except for non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation are measured either at fair value or at the present ownership instruments’ proportionate share in the recognised amounts of the acquiree’s identifiable net assets on a transaction-by-transaction basis.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control), and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

Goodwill

Goodwill arising from a business combination is carried at cost less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash- generating units (or groups of cash-generating units) that is expected to benefit from the synergies of the combination.

A cash-generating unit to which goodwill has been allocated is tested for impairment annually, or more frequently when there is indication that the unit may be impaired. For the goodwill arising on an acquisition in a reporting period, the cash-generating unit to which goodwill has been allocated is tested for impairment before the end of that reporting period. If the recoverable amount of the cash-generating unit is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit on a pro rata basis based on the carrying amount of each asset in the unit. Any impairment loss for goodwill is recognised directly in profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the amount of profit or loss on disposal.

The Group’s policy for goodwill relating to an associate or a joint venture that included in the carrying amount of the investment is set out in “investments in associates and joint ventures” below.

Investments in associates and joint ventures

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

A joint venture is a joint arrangement whereby the parties that have joint control of the arrangement have rights to the net assets of the joint arrangement. Joint control is the contractually agreed sharing of control of an arrangement, which exists only when decisions about the relevant activities require the unanimous consent of the parties sharing control.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The Group’s investments in associates and joint ventures are accounted for in the consolidated financial statements using the equity method. Under the equity method, investments in associates and joint ventures are initially recognised at cost. The Group’s share of the profit or loss and changes in the other comprehensive income of the associates and joint ventures are recognised in profit or loss and other comprehensive income respectively after the date of acquisition. If the Group’s share of losses of an associate or a joint venture equals or exceeds its interest in the associate or joint venture, which determined using the equity method together with any long-term interests that, in substance, form part of the Group’s net investment in the associate or joint venture, the Group discontinues recognising its share of further losses. Additional losses are provided for, and a liability is recognised, only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate or joint venture.

If an associate or a joint venture uses accounting policies other than those of the Group for like transactions and events in similar circumstances, adjustments are made to make the associate’s or joint venture’s accounting policies conform to those of the Group when the associate’s or joint venture’s financial statements are used by the Group in applying the equity method.

An investment in an associate or a joint venture is accounted for using the equity method from the date on which the investee becomes an associate or a joint venture. On acquisition of the investment in an associate or a joint venture, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognised as goodwill, which is included within the carrying amount of the investment.

Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognised immediately in profit or loss in the period in which the investment is acquired.

After application of the equity method, including recognising the associate’s or joint venture’s losses, the Group determines whether it is necessary to recognise any additional impairment loss with respect to its investment in the associate or joint venture. Goodwill that forms part of the carrying amount of an investment in an associate or a joint venture is not separately recognised. The entire carrying amount of the investment (including goodwill) is tested for impairment as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognised forms part of the carrying amount of the investment in the associate or joint venture. Any reversal of that impairment loss is recognised to the extent that the recoverable amount of the investment subsequently increases.

When the investment ceases to be an associate or a joint venture upon the Group losing significant influence over the associate or joint control over the joint venture, the Group discontinues to apply equity method and any retained interest is measured at fair value at that date which is regarded as its fair value on initial recognition as a financial asset in accordance with HKAS 39. Any difference between the fair value of any retained interest and any proceeds from disposing of a part interest in the associate or joint venture and the carrying amount of the investment at the date the equity method was discontinued is recognised in profit or loss. Any amount previously recognised in other comprehensive income in relation to that investment is reclassified to profit or loss or retained earnings on the same basis as it would have been required if the investee had directly disposed of the related assets or liabilities.

When the Group’s ownership interest in an associate or a joint venture is reduced, but the Group continues to apply the equity method, the proportion of the gain or loss that had previously been recognised in other comprehensive income relating to that reduction in ownership interest is reclassified to profit or loss if that gain or loss would be required to be reclassified to profit or loss on the disposal of the related assets or liabilities.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Gains and losses resulting from transactions between the Group and its associate or joint venture are recognised in consolidated financial statements only to the extent of unrelated investors’ interests in the associate or joint venture. The Group’s share in the associate’s or joint venture’s gains or losses resulting from these transactions is eliminated.

Property, plant and equipment

Property, plant and equipment including buildings held for use in the production or supply of goods or services, or for administrative purposes (other than construction in progress as described below) are stated in the consolidated statement of financial position at cost less subsequent accumulated depreciation and accumulated impairment losses, if any.

Depreciation is recognised so as to allocate the cost of items of property, plant and equipment other than construction in progress less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Construction in progress includes property, plant and equipment in the course of construction for production, supply or administrative purposes. Construction in progress is carried at cost less any recognised impairment loss. Costs include professional fees and for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy. Construction in progress is classified to the appropriate category of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognised in profit or loss.

Investment properties

Investment properties are properties held to earn rentals and/or for capital appreciation.

Investment properties are initially measured at cost, including any directly attributable expenditure. Subsequent to initial recognition, investment properties are stated at cost less subsequent accumulated depreciation and any accumulated impairment losses. Depreciation is recognised so as to write off the cost of investment properties over their estimated useful lives and after taking into account of their estimated residual value, using the straight-line method.

Intangible assets

Intangible assets acquired separately

Intangible assets with finite useful lives that are acquired separately are carried at cost less accumulated amortisation and any accumulated impairment losses. Amortisation for intangible assets with finite useful lives is recognised on a straight-line basis over their estimated useful lives. The estimated useful life and amortisation method are reviewed at the end of each reporting period, with the effect of any changes in estimate being accounted for on a prospective basis.

An intangible asset is derecognised on disposal, or when no future economic benefits are expected from use or disposal. Gains or losses arising from derecognition of an intangible asset are measured at the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in profit or loss in the period when the asset is derecognised.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Internally-generated intangible assets – research and development expenditure

An internally-generated intangible asset arising from development activities (or from the development phase of an internal project) is recognised if, and only if, all of the following have been demonstrated:

•	the technical feasibility of completing the intangible asset so that it will be available for use or sale;

•	the intention to complete the intangible asset and use or sell it;

•	the ability to use or sell the intangible asset;

•	how the intangible asset will generate probable future economic benefits;

•	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and

•	the ability to measure reliably the expenditure attributable to the intangible asset during its development.

The amount initially recognised for internally-generated intangible assets is the sum of the expenditure incurred from the date when the intangible asset first meets the recognition criteria listed above. Where no internally-generated intangible asset can be recognised, development expenditure is recognised in profit or loss in the period in which it is incurred.

Subsequent to initial recognition, internally-generated intangible asset is measured on the same basis as intangible assets that are acquired separately.

Expenditure on research activities is recognised as an expense in the period in which it is incurred.

Intangible assets acquired in a business combination

Intangible assets acquired in a business combination are recognised separately from goodwill and are initially recognised at their fair value at the acquisition date (which is regarded as their cost).

Subsequent to initial recognition, intangible assets with finite useful lives are carried at costs less accumulated amortisation and any accumulated impairment losses. Amortisation for intangible assets with finite useful lives is recognised on a straight-line basis over their estimated useful lives.

Derecognition of intangible assets

An items of intangible asset is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in profit or loss in the period in which the asset is derecognised.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Mining rights

Mining rights represent upfront prepayments made for the mining rights and are expensed in the consolidated statement of profit or loss on a straight-line basis over the period of the mining rights or when there is impairment, the impairment is expensed in the consolidated statement of profit or loss.

Construction contracts

Where the outcome of a construction contract can be estimated reliably, revenue and costs are recognised by reference to the stage of completion of the contract activity at the end of the reporting period, measured based on the proportion that contract costs incurred for work performed to date relative to the estimated total contract costs, except where this would not be representative of the stage of completion. Variations in contract work, claims and incentive payments are included to the extent that the amount can be measured reliably and its receipt is considered probable.

Where the outcome of a construction contract cannot be estimated reliably, contract revenue is recognised to the extent of contract costs incurred that it is probable will be recoverable. Contract costs are recognised as expenses in the period in which they are incurred.

When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognised as an expense immediately.

Where contract costs incurred to date plus recognised profits less recognised losses exceed progress billings, the surplus is shown as amounts due from customers for contract work. For contracts where progress billings exceed contract costs incurred to date plus recognised profits less recognised losses, the surplus is shown as amounts due to customers for contract work. Amounts received before the related work is performed are included in the consolidated statement of financial position, as a liability, as advances received. Amounts billed for work performed but not yet paid by the customer are included in the consolidated statement of financial position under trade and other receivables.

Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessor

Rental income from operating leases is recognised in profit or loss on a straight-line basis over the term of the relevant lease.

The Group as lessee

Operating lease payments are recognised as an expense on a straight-line basis over the lease term.

Leasehold land for own use

When a lease includes both land and building elements, the Group assesses the classification of each element as a finance or an operating lease separately based on the assessment as to whether substantially all the risks and rewards incidental to ownership of each element have been transferred to the Group, unless it is clear that both elements are operating leases in which case the entire lease is classified as an operating lease. Specifically, the minimum lease payments (including any lump- sum upfront payments) are allocated between the land and the building elements in proportion to the relative fair values of the leasehold interests in the land element and building element of the lease at the inception of the lease.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

To the extent the allocation of the lease payments can be made reliably, interest in leasehold land that is accounted for as an operating lease is presented as “prepaid lease payments” in the consolidated statement of financial position and is amortised over the lease term on a straight-line basis. When the lease payments cannot be allocated reliably between the land and building elements, the entire lease is generally classified as a finance lease and accounted for as property, plant and equipment.

Inventories

Inventories are stated at the lower of cost and net realisable value. Costs of inventories are calculated using the weighted average method. Net realisable value represents the estimated selling price for inventories less all estimated costs of completion and costs necessary to make the sale.

Cash and cash equivalents

Bank balances and cash in the consolidated statement of financial position comprise cash at banks and on hand and short-term deposits with high liquidity that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. For the purpose of the consolidated statement of cash flows, cash and cash equivalents consist of cash and short-term deposits as defined above.

Investment in subsidiaries and associates

Investment in subsidiaries and associates are stated on the statement of financial position of the Company at cost less accumulated impairment loss.

Financial instruments

Financial assets and financial liabilities are recognised in the consolidated statement of financial position when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets or financial liabilities at fair value through profit or loss (“FVTPL”)) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at FVTPL are recognised immediately in profit or loss.

Financial assets

Financial assets are classified into the following specified categories: financial assets at FVTPL, loans and receivables and available-for-sale financial assets. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instruments and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period to the net carrying amount on initial recognition.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Interest income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL, of which interest income is included in net gains or losses.

Financial assets at FVTPL

Financial assets at FVTPL has two subcategories, including financial asset held for trading and those designated as at FVTPL on initial recognition.

A financial asset is classified as held for trading if:

•	it has been acquired principally for the purpose of selling in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit- taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

Financial assets at FVTPL are measured at fair value, with changes in fair value arising from remeasurement recognised directly in profit or loss in the period in which they arise. The net gain or loss recognised in profit or loss excludes any dividend or interest earned on the financial assets and is included in the “other gains” or “other expenses” line items in the consolidated statement of profit or loss. Fair value is determined in the manner described in Note 5.3.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, loans and receivables (including trade and other receivables, restricted bank balances and bank balances and cash) are carried at amortised cost using the effective interest method, less any identified impairment losses (see accounting policy on impairment loss on financial assets below).

Available-for-sale financial assets

Available-for-sale (“AFS”) financial assets are non-derivatives that are either designated as available-for-sale or not classified as financial assets at FVTPL, loans and receivables or held-to-maturity investments.

Equity and debt securities held by the Group that are classified as AFS and are traded in an active market are measured at fair value at the end of each reporting period. Changes in the carrying amount of AFS monetary financial assets relating to interest income calculated using the effective interest method and dividends on AFS equity investments are recognised in profit or loss. Other changes in the carrying amount of AFS financial assets are recognised in other comprehensive income and accumulated under the heading of investments revaluation reserve. When the investment is disposed of or is determined to be impaired, the cumulative gain or loss previously accumulated in the investment revaluation reserve is reclassified to profit or loss (see the accounting policy in respect of impairment loss on financial assets below).

Dividends on AFS equity instruments are recognised in profit or loss when the Group’s right to receive the dividends is established.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

For AFS equity investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured and derivatives that are linked to and must be settled by delivery of such unquoted equity investments, they are measured at cost less any identified impairment losses at the end of the reporting period (see accounting policy in respect of impairment loss on financial assets below).

Impairment loss on financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial assets have been affected.

For an AFS equity investment, a significant or prolonged decline in the fair value of that investment below its cost is considered to be objective evidence of impairment.

For all other financial assets, objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	breach of contract, such as default or delinquency in interest and principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re-organisation; or

•	disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial asset, such as trade receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the credit period of 30 to 365 days and observable changes in national or local economic conditions that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of the impairment loss recognised is the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate.

For financial assets carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade and other receivables, where the carrying amount is reduced through the use of an allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss. When a trade and other receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

When an AFS financial asset is considered to be impaired, cumulative gains or losses previously recognised in other comprehensive income are reclassified to profit or loss in the period in which the impairment takes place.

For financial assets measured at amortised cost, if, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment loss was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

Impairment losses on AFS equity investments will not be reversed through profit or loss. Any increase in fair value subsequent to impairment loss is recognised directly in other comprehensive income and accumulated under the heading of investment revaluation reserve.

Financial liabilities and equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

The Group’s financial liabilities are classified into either financial liabilities at FVTPL or other financial liabilities.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liabilities are either held for trading or those designated as at FVTPL on initial recognition.

A financial liability is classified as held for trading if:

•	it has been incurred principally for the purpose of repurchasing in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit- taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

Financial liabilities at FVTPL are measured at fair value, with any gains or losses arising on remeasurement recognised directly in profit or loss in the period in which they arise. The net gain or loss is included in the “other gains” or “other expenses” line items in the consolidated statement of profit or loss. Fair value is determined in a manner described in Note 5.3.

Other financial liabilities

Other financial liabilities including trade and other payables, dividend payable, short-term financing bills, corporate bonds, medium-term notes and borrowings are subsequently measured at amortised cost, using the effective interest method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or, where appropriate, a shorter period, to the net carrying amount on initial recognition.

Interest expense is recognised on an effective interest basis.

Equity instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities. Equity instruments issued by the Company are recognised at the proceeds received, net of direct issue costs.

Derivative financial instruments

Derivatives are initially recognised at fair value at the date when a derivative contract is entered into and are subsequently remeasured to their fair value at the end of the reporting period. The resulting gain or loss is recognised in profit or loss immediately, unless the derivative is designated and effective as a hedging instrument, in which event the timing of the recognition in profit or loss depends on the nature of the hedge relationship. The fair values of derivatives are classified as non-current assets or liabilities when the remaining maturity of the items are more than one year and current assets or liabilities when the remaining maturity are less than one year.

Derecognition

Financial asset is derecognised only when the contractual rights to receive cash flows from the asset expire, or when it transfers the financial asset and substantially all the risks and rewards of ownership of the financial asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and is accumulated in equity recognised in profit or loss.

The Group derecognises financial liabilities when, and only when the Group’s obligation are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that the Group will be required to settle that obligation, and a reliable estimate can be made of the amount of the obligation.

Provisions are measured at the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

Warranties

Provisions for the expected cost of warranty obligations under the terms of relevant sales contracts recognised at the date of sale of the relevant products, at the directors’ best estimate of the expenditure required to settle the Group’s obligation.

Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (foreign currencies) are recognised at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non- monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences on monetary items are recognised in profit or loss in the period in which they arise.

For the purposes of presenting the consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into the presentation currency of the Group (i.e. RMB) at the rates of exchange prevailing at the end of each reporting period. Income and expenses items are translated at the average exchange rates for the year. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity under the heading of the foreign exchange reserve (attributable to non-controlling interests as appropriate).

Goodwill and fair value adjustments on identifiable assets acquired arising on an acquisition of a foreign operation are treated as assets and liabilities of that foreign operation and retranslated at the rate of exchange prevailing at the end of each reporting period. Exchange differences arising are recognised in other comprehensive income.

On the disposal of a foreign operation (i.e. a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, a disposal involving loss of joint control over a joint arrangement that includes a foreign operation, or a disposal involving loss of significant influence over an associate that includes a foreign operation), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss. In addition, in relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences are reattributed to non-controlling interests and are not recognised in profit or loss. For all other partial disposals (i.e. partial disposals of associates or joint arrangements that do not result in the Group losing significant influence or joint control), the proportionate share of the accumulated exchange differences is reclassified to profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable and represents amounts receivable for goods sold and services provided in the normal course of business, net of discounts and sales related taxes.

Deposits and instalments received from purchasers prior to meeting the criteria for revenue recognition (see the accounting policy below) are included in the consolidated statement of financial position under current liabilities.

(a)	Revenue from cement equipment and engineering services

Revenue from cement equipment and engineering services is recognised under the percentage of completion method when the contract has progressed to a stage where the stage of completion and expected profit on the contract can be reliably determined and, is measured mainly by reference to the contract costs incurred up to the end of the reporting period as a percentage of estimated total costs.

Variation in contract work, claims and incentive payments are included in the contract revenue to the extent that the amount can be measured reliably and its receipt is considered probable.

If circumstances arise that may change the original estimates of revenues, costs or extent of progress toward completion, estimates are revised. These revisions may result in increases or decreases in estimated revenues or costs and are reflected in the consolidated statement of profit or loss in the period in which the circumstances that give rise to the revision become known by management.

(b)	Other services rendered

Revenue for other services rendered, which includes, among others, technique development, design, consultation and supervision, is recognised when such services are rendered and when it is probable that the economic benefits associated with the transaction will flow to the entity.

(c)	Sales of products

Sales of products are recognised when significant risks and rewards of ownership of the goods are transferred to the customer and the customer has accepted the products, and all the following conditions are satisfied:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the Group; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(d)	Rental income

Rental income under operating leases of buildings is recognised on a straight-line basis over the lease term.

(e)	Interest income

Interest income from a financial asset is recognised when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income from a financial asset is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

(f)	Dividend income

Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established (provided that it is probable that the economic benefits will flow to the Group and the amount of revenue can be measured reliably).

(g)	Penalty income

Penalty income is recognised when the Group’s rights to receive payment have been established.

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sales, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale.

All other borrowing costs are recognised in profit or loss in the period in which they are incurred.

Government grants

Government grants are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognised in profit or loss on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognised as deferred income in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Taxation

Income tax expense represents the sum of the income tax currently payable and deferred income tax.

The income tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the consolidated statement of profit or loss because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current income tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax base used in the computation of taxable profit. Deferred income tax liabilities are generally recognised for all taxable temporary differences. Deferred income tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such assets and liabilities are not recognised if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred income tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, and interests in joint ventures except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred income tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred income tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realised, based on tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period.

The measurement of deferred income tax assets and liabilities reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred income tax is recognised in profit or loss, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case the current and deferred income tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Employee benefits

(a)	Retirement benefit costs and termination benefits

Payments to defined contribution retirement benefit plans are recognised as an expense when employees have rendered service entitling them to the contributions.

For defined benefit retirement benefit plans, the cost of providing benefits is determined using the projected unit credit method, with actuarial valuations being carried out at the end of each annual reporting period. Remeasurement, comprising actuarial gains and losses, the effect of the changes to the asset ceiling (if applicable) and return on plan assets (excluding interest), is reflected immediately in the statement of financial position with a charge or credit recognised in other comprehensive income in the period in which they occur. Remeasurement recognised in other comprehensive income is reflected immediately in retained earnings and will not be reclassified to profit or loss. Past service cost is recognised in profit or loss in the period of a plan amendment. Net interest is calculated by applying the discount rate at the beginning of the period to the net defined benefit liability or asset. Defined benefit costs are categorised as follows:

•	service cost (including current service cost, past service cost, as well as gains and losses on curtailments and settlements);

•	net interest expense or income; and

•	remeasurement.

The Group presents the first two components of defined benefit costs in profit or loss and other comprehensive income. Curtailment gains and losses are accounted for as past service costs.

The retirement benefit obligation recognised in the consolidated statement of financial position represents the actual deficit or surplus in the Group’s defined benefit plans. Any surplus resulting from this calculation is limited to the present value of any economic benefits available in the form of refunds from the plans or reductions in future contributions to the plans.

A liability for a termination benefit is recognised at the earlier of when the Group entity can no longer withdraw the offer of the termination benefit and when it recognises any related restructuring costs.

After 31 December 2006, the Company will not allow early retirement, nor provide such termination benefits to employees who are terminated after then.

(b)	Housing funds

All full-time employees of the Group in the PRC are entitled to participate in various housing funds. The Group contributes on a monthly basis to these funds based on certain percentages of the salaries of the employees. The Group’s liability in respect of these funds is limited to the contributions payable in each period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	Bonus entitlements

The expected cost of bonus payments is recognised as a liability when the Group has a present contractual or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made. Liabilities for bonus are expected to be settled within twelve months and are measured at the amounts expected to be paid when they are settled.

Cash-settled share-based payment transactions

For cash-settled share-based payments, a liability is recognised for goods or services acquired, measured initially at the fair value of the liability. At the end of the reporting period, the liability is remeasured at its fair value until the liability is settled, with any changes in fair value recognised in profit or loss for the year.

Impairment losses on tangible assets, mining rights and intangible assets other than goodwill (see the accounting policy in respect of goodwill above)

At the end of the reporting period, the Group reviews the carrying amounts of its tangible assets, mining rights and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss, if any. When it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

Recoverable amount is the higher of fair values less costs of disposal and value in use. In assessing value in use, the estimated future cash flows are discounted to their presented value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or a cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (or cash- generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or a cash-generating unit) in prior years. A reversal of an impairment loss is recognised as income immediately in profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

5.	FINANCIAL INSTRUMENTS

5.1	Categories of financial instruments

	2015	2014
	RMB’000	RMB’000

Financial assets

Derivative financial instruments	18,417	–
Loans and receivables (including cash and cash equivalents)	29,896,578	27,277,754
Available-for-sale financial assets	3,111,432	3,572,045

	33,026,427	30,849,799

Financial liabilities

Derivative financial instruments	9,142	1,690
Financial liabilities at amortised cost	54,839,554	55,154,884

	54,848,696	55,156,574

5.2	Financial risk management objectives and policies

The Group’s major financial instruments include available-for-sale financial assets, derivative financial instruments, trade and other receivables, restricted bank balances, bank balances and cash, trade and other payables, short-term financing bills, borrowings, corporate bonds, medium-term notes and dividend payable. Details of the financial instruments are disclosed in respective notes. The risks associated with these financial instruments include market risk (including foreign exchange risk, interest rate risk and other price risk), credit risk and liquidity risk. The policies on how to mitigate these risks are set out below. The management manages and monitors these exposures to ensure appropriate measures are implemented on a timely and effective manner.

There has been no change to the types of the Group’s exposure in respect of financial instruments or the manner in which it manages and measures the risks.

(a)	Foreign exchange risk

The functional currency of the Company and majority of the subsidiaries is RMB with the majority of transactions settled in RMB. However, foreign currencies are used to collect the Group’s revenue from overseas operations and settle the Group’s purchases of machinery and equipment from overseas suppliers and certain expenses. RMB is not freely convertible into other foreign currencies and conversion of RMB into foreign currencies is subject to rules and regulations of foreign exchange control promulgated by the PRC government.

The Group’s exposure to foreign exchange risk relates principally to its trade and other receivables (except for prepayments to suppliers and subcontractors), restricted bank balances, bank balances and cash, trade and other payables (except for prepayments from customers) and borrowings as at 31 December 2015 denominated in foreign currencies, mainly United States Dollars (“US$”), Euro (“EUR”), South African Rand (“ZAR”), Saudi Arabian Riyal (“SAR”), CFA Franc BCEAO (“XOF”), Malaysian Ringgit (“MYR”), Emirati Dirham (“AED”), Iraqi Dinar (“IQD”), Albanian Lek (“ALL”) and Azerbaijani Manat (“AZN”).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

To mitigate the impact of exchange rate fluctuations, the Group continually assesses and monitors the exposure to foreign exchange risk. During the year, management of the Group has entered into certain foreign currency forward contracts, however they do not qualify for hedge accounting, therefore, they are deemed as financial assets or financial liabilities held for trading. The particulars of the outstanding foreign currency forward contracts as at the end of the reporting period are disclosed in Note 30.

The carrying amounts of the Group’s monetary assets and liabilities that are denominated in currencies other than the functional currencies of relevant group entities at the end of reporting period are as follows:

	Assets		Liabilities
	31/12/2015	31/12/2014	31/12/2015	31/12/2014
	RMB’000	RMB’000	RMB’000	RMB’000

US$	2,112,404	1,634,591	(2,340,842)	(2,080,817)
EUR	700,502	345,170	(581,928)	(523,446)
ZAR	18,381	17,424	–	–
SAR	131,462	277,992	–	–
XOF	32,103	34,758	–	–
MYR	19,293	12,347	–	–
AED	25,347	22,593	–	–
IQD	44,465	122,497	–	–
ALL	219	73,932	–	–
AZN	9,861	58,333	–	–
Others	165,355	207,570	(4,714)	(6,745)

	3,259,392	2,807,207	(2,927,484)	(2,611,008)

The Group’s exposure to foreign exchange risk mainly relates to US$, EUR, ZAR, SAR, XOF, MYR AED, IQD, ALL and AZN. The following sensitivity rates used when reporting foreign exchange risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates.

Sensitivity analysis

As at 31 December 2015, if RMB had strengthened by 3% (2014: 1%) against US$ with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB5,825,000 (2014: RMB3,793,000) higher. The adverse movement in US$ would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 8% (2014: 2%) against EUR with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB8,063,000 (2014: RMB3,031,000) lower (2014: higher). The adverse movement in EUR would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 15% (2014: 5%) against ZAR with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB2,344,000 (2014: RMB741,000) lower. The adverse movement in ZAR would be an equal and opposite impact on the post-tax profit for the year.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

As at 31 December 2015, if RMB had strengthened by 3% (2014: 1%) against SAR with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB3,352,000 (2014: RMB2,363,000) lower. The adverse movement in SAR would be an equal and opposite impact on post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 8% (2014: 1%) against XOF with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB2,183,000 (2014: RMB295,000) lower. The adverse movement in XOF would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 10% (2014: 1%) against MYR with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB1,640,000 (2014: RMB105,000) lower. The adverse movement in MYR would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 3% (2014: 1%) against AED with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB646,000 (2014: RMB192,000) lower. The adverse movement in AED would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 5% (2014: 1%) against IQD with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB1,890,000 (2014: RMB1,041,000) lower. The adverse movement in IQD would be equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 7% (2014: 1%) against ALL with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB13,000 (2014: RMB628,000) lower. The adverse movement in ALL would be an equal and opposite impact on the post-tax profit for the year.

As at 31 December 2015, if RMB had strengthened by 10% (2014: 1%) against AZN with all other variables held constant, which was considered reasonably possible at that date by management, the post-tax profit for the year would have been approximately RMB838,000 (2014: RMB496,000) lower. The adverse movement in AZN would be an equal and opposite impact on the post-tax profit for the year.

(b)	Cash flow and fair value interest rate risk

The Group’s exposure to changes in interest rates is mainly attributable to its loan receivables, restricted bank balances, bank balances, short-term financing bills, borrowings, corporate bonds and medium-term notes. Bank balances and borrowings at variable rates expose the Group to cash flow interest-rate risk. Loan receivables, restricted bank balances, bank balances, short-term financing bills, borrowings, corporate bonds and medium-term notes at fixed rates expose the Group to fair value interest-rate risk.

The interest rates and maturities of the Group’s loan receivables, restricted bank balances, bank balances, short-term financing bills, borrowings, corporate bonds and medium-term notes are disclosed in Notes 32, 34, 35, 37, 38, 42 and 43.

To mitigate the impact of interest rate fluctuations, the Group continually assesses and monitors the exposure to interest rate risk.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

An analysis of the Group’s financial assets and liabilities carrying variable interest rates is as follows:

At variable
rates
RMB’000

31 December 2015
Bank balance	11,891,750
Borrowings	(11,365,554)

526,196

At variable
rates
RMB’000

31 December 2014
Bank balance	9,220,288
Borrowings	(11,797,154)

(2,576,866)

As at 31 December 2015, if the interest rate on variable-rate borrowings and bank balances had been 100 basis points (2014: 100 basis points) higher with all other variables held constant, which was considered reasonably possible at that date by management, profit for the year would has been RMB3,496,000 higher (2014: RMB16,670,000 lower), mainly as a net effect of higher (2014: lower) interest income on bank balances than interest expenses on bank borrowings.

(c)	Other price risk

The Group is exposed to equity price risk through its investments in listed equity securities. The management manages this exposure by maintaining a portfolio of investments with different risks.

Sensitivity analysis

The sensitivity analyses below have been determined based on the exposure to equity securities price risks at the reporting date.

If the price of the respective equity securities had been 10% (2014: 10%) higher/lower, the investment revaluation reserve would increase/decrease by approximately RMB218,536,000 (2014: RMB226,612,000), net of tax for the Group as a result of the changes in fair value of available-for-sale financial assets.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(d)	Credit risk

The carrying amounts of trade and other receivables (except for prepayments to suppliers and subcontractors), restricted bank balances and bank balances represent the Group’s maximum exposure to credit risk in relation to financial assets. The Group has policies in place to ensure that services are rendered and products are sold to customers with appropriate credit history and the Group performs periodic assessment on the credit quality of the customers, taking into account its financial position, past experience and other factors. Normally the Group does not hold any collaterals as security. The directors of the Company consider the Group does not have a significant concentration of credit risk. Contributions from the largest and five largest customers accounted for approximately 1% (2014: 1%) and 3% (2014: 3%) of the Group’s total trade receivables as at 31 December 2015.

The credit risk on restricted bank balances and bank balances is limited because the restricted bank balances and bank balances are maintained with state-owned banks or other creditworthy financial institutions in the PRC and overseas.

The debtors of the Group are mainly in the PRC. However, the credit risk on geographical locations is limited as the counterparties are spread over among different cities and provinces in the PRC as at 31 December 2015 and 2014.

(e)	Liquidity risk

Prudent liquidity risk management includes maintaining sufficient cash and the availability of funding through an adequate amount of committed credit facilities. Due to the dynamic nature of the underlying business, the Group aims to maintain a reasonable level of cash and cash equivalents and flexibility in funding by keeping committed credit lines available.

Due to the capital intensive nature of the Group’s business, the Group ensures that it maintains sufficient cash and credit lines to meet its liquidity requirements. The Group finances its working capital requirements through a combination of funds generated from operations, short- term financing bills, borrowings, corporate bonds and medium-term notes.

The maturity analysis of short-term financing bills, borrowings, corporate bonds and medium-term notes that shows the remaining contractual maturities is disclosed in Notes 37, 38, 42 and 43 respectively. Generally there is no specific credit period granted by the suppliers but the related trade payables are normally expected to be settled within one year after receipt of goods or services.

The Group is exposed to liquidity risk as at 31 December 2015 as the Group had net current liabilities of approximately RMB13,441,263,000. The directors of the Company are of the opinion that the Group will have sufficient working capital to meet its financial obligations and the details of which are set out in Note 2.

The following table details the Group’s remaining contractual maturity for its non- derivative financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curve at the end of the reporting period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In addition, the following table details the Group’s liquidity analysis for its derivative financial instruments. The table has been drawn up based on the undiscounted contractual net cash inflows and outflows on derivative instruments that settle on a net basis, and the undiscounted gross inflows and outflows on those derivatives that require gross settlement. When the amount payable is not fixed, the amount disclosed has been determined by reference to the projected interest rates as illustrated by the yield curves existing at the end of the reporting period. The liquidity analysis for the Group’s derivative financial instruments are prepared based on the contractual maturities as the management consider that the contractual maturities are essential for an understanding of the timing of the cash flows of derivatives.

		Between	Between		Total
	Less than	1 and	2 and	Over	undiscounted	Carrying
	1 year	2 years	5 years	5 years	cash flows	amounts
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2015
Non-derivative financial liabilities
Trade and other payables	19,695,942	–	6,139	–	19,702,081	19,702,081
Dividend payable	11,239	–	–	–	11,239	11,239
Short-term financing bills	5,409,727	–	–	–	5,409,727	5,250,000
Borrowings	16,964,192	2,835,607	3,375,967	494,675	23,670,441	20,119,096
Corporate bonds	2,578,041	–	–	–	2,578,041	2,497,993
Medium-term notes	3,577,135	1,108,363	3,585,690	–	8,271,188	7,259,145

	48,236,276	3,943,970	6,967,796	494,675	59,642,717	54,839,554

Derivative financial instruments – net settlement
Foreign currency forward contracts
– inflow	(18,417)	–	–	–	(18,417)	(18,417)
– outflow	9,142	–	–	–	9,142	9,142

	(9,275)	–	–	–	(9,275)	(9,275)

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Between	Between		Total
	Less than	1 and	2 and	Over	undiscounted	Carrying
	1 year	2 years	5 years	5 years	cash flows	amounts
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2014
Non-derivative financial liabilities
Trade and other payables	19,311,708	–	5,390	–	19,317,098	19,317,098
Dividend payable	9,366	–	–	–	9,366	9,366
Short-term financing bills	6,537,220	–	–	–	6,537,220	6,220,000
Borrowings	16,157,242	3,866,920	4,008,298	590,434	24,622,894	20,856,036
Corporate bonds	135,000	2,578,041	–	–	2,713,041	2,495,162
Medium-term notes	2,045,917	3,749,876	1,795,093	–	7,590,886	6,257,222

	44,196,453	10,194,837	5,808,781	590,434	60,790,505	55,154,884

Derivative financial instruments – net settlement
Foreign currency forward contracts
– outflow	1,690	–	–	–	1,690	1,690

The amounts included above for variable interest rate instruments for non-derivative financial liabilities is subject to change if changes in variable interest rates differ to those estimates of interest rates determined at the end of the reporting period.

5.3	Fair value measurements of financial instruments

(i)	Fair value of the Group’s financial assets and financial liabilities that are measured at fair value on a recurring basis

Some of the Group’s financial assets and financial liabilities are measured at fair value at the end of each reporting period. The following table gives information about how the fair values of these financial assets and financial liabilities are determined (in particular, the valuation technique(s) and inputs used).

	Fair value as at			Valuation
Financial assets/	31/12/2015	31/12/2014	Fair value	techniques
financial liabilities	RMB’000	RMB’000	hierarchy	and key inputs

Financial assets/liabilities at FVTPL
Foreign currency forward contracts classified as derivative financial instruments	Assets: 18,417 Liabilities: 9,142	Assets: Nil Liabilities: 1,690	Level 2	Discounted cash flow. Future cash flows are estimated based on observable forward exchange rates at the end of the reporting period and contracted forward rates, discounted at a rate that reflects the credit risk of various counterparties

Listed available-for-sale financial assets	2,913,814	2,984,388	Level 1	Quoted bid prices in an active market

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(ii)	Fair value hierarchy

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2015

Financial assets at FVTPL
Derivative financial assets	–	18,417	–	18,417

Financial liabilities at FVTPL
Derivative financial liabilities	–	(9,142)	–	(9,142)

Available-for-sales financial assets
Listed equity securities	2,913,814	–	–	2,913,814

	2,913,814	9,275	–	2,923,089

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2014

Financial liabilities at FVTPL
Derivative financial liabilities	–	(1,690)	–	(1,690)

Available-for-sales financial assets Listed equity securities	2,984,388	–	–	2,984,388

	2,984,388	(1,690)	–	2,982,698

The fair values of the financial assets and financial liabilities included in the level 2 categories above have been determined in accordance with generally accepted pricing models based on a discounted cash flow analysis, with the most significant inputs being the discount rate that reflects the credit risk of counterparties.

There were no transfers between Level 1 and 2 during the year ended 31 December 2015 and 2014.

The non-current financial assets and non-current financial liabilities are approximate to their fair value.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

6.	CAPITAL RISK MANAGEMENT

The Group’s objectives when managing capital are to safeguard the Group’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other shareholders and to maintain an optimal capital structure to reduce the cost of capital. The Group’s overall strategy remains unchanged from prior year.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debts.

The Group monitors its capital on the basis of the net debt ratio which is calculated as net debt divided by total equity. Net debt is calculated as the total amount of interest-bearing debts (including current and non-current borrowings, short-term financing bills, corporate bonds and medium-term notes as shown in the consolidated statement of financial position) less restricted bank balances and bank balances and cash. Based on the opinion of the Company’s directors, the Group will focus on reducing short term debts and control the capital investment in lower level in order to to maintain the net debt ratio at a reasonable level in coming future.

The net debt ratios of the Group are as follows:

	31/12/2015	31/12/2014
	RMB’000	RMB’000

Short-term financing bills (Note 37)	5,250,000	6,220,000
Borrowings (Note 38)	20,119,096	20,856,036
Corporate bonds (Note 42)	2,497,993	2,495,162
Medium-term notes (Note 43)	7,259,145	6,257,222
Less: Restricted bank balances (Note 34)	(2,108,391)	(1,402,897)
Bank balances and cash (Note 35)	(12,951,117)	(10,108,923)

Net debt	20,066,726	24,316,600
Total equity	33,642,283	31,020,192

Net debt ratio	59.65%	78.39%

The Group did not breach any loan covenants at the end of the reporting period.

7.	CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Group’s accounting policies, which are described in Note 4, the directors of the Company are required to make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period, or in the period of the revision and future periods if the revision affects both current and future periods.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Critical judgments in applying the entity’s accounting policies

The following are the critical judgments, apart from those involving estimations (see below), that the directors of the Company have made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements:

(a)	Going concern basis

Although the Group had net current liabilities at the end of the reporting period, the Group manages its liquidity risk by monitoring its current and expected liquidity requirements regularly and ensuring sufficient liquid cash to meet the Group’s liquidity requirements in the short and long term. Details of liquidity risk are disclosed in Note 5.2.

(b)	De facto control over subsidiaries

The Group’s management exercises its critical judgment when determining whether the Group has de facto control over an entity by evaluating, among other things: (i) the amount of additional interests in the subsidiary required to be acquired by the Group so as to obtain the legal rights to direct the relevant activities (including financial and operating activities); (ii) the ability to demonstrate effective control during the shareholders’ meetings and board meetings; (iii) the extent of reliance of the subsidiary on the financial and operational support from the Group; (iv) the extent of involvement of directors of the subsidiary nominated by the Group in its relevant activities (including financial and operating policies setting and decision making). In exercising the judgments the directors of the Company considered that the Group had dominant voting interests to direct the relevant activities of subsidiaries with de facto control on the basis of the Group’s absolute size of shareholding and the relevant size and dispersion of voting interests of other equity holders and other contractual arrangements. Further details of significant subsidiaries of the judgment are set out in Note 52(a)(i) for details.

(c)	Significant influence over associates

The Group’s management exercises its critical judgment when determining whether the Group has significant influence over an entity by one or more of the following ways: (a) representation on the board of directors or equivalent governing body of the investee; (b) participation in policy-making processes, including participation in decisions about dividends or other distribution; (c) material transactions between the investor and the investee; (d) interchange of managerial personnel; or (e) provision of essential technical information. Further details of the judgement are set out in Note 52(c).

(d)	Joint arrangements

The Group’s management exercises its critical judgment when determining whether the joint arrangement of the Group is under joint venture or joint operation. The Group determines the classification of joint arrangements based on the rights and obligations to the joint arrangements and determined that the Group’s joint arrangements are joint ventures as the parties that have joint control of the arrangement have rights to the net assets of the arrangement.

(e)	Available-for-sale investments

The Group’s management exercises its critical judgements when determining the classification of equity investments as available-for-sale investments. Further details of the judgement as set out in Note 29.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(f)	Current and deferred income tax

The Group is subject to income taxes in several jurisdictions. Judgment is required in determining the provision for income taxes in each of these jurisdictions. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Group recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the periods in which such determination are made.

Deferred tax assets relating to certain temporary differences and tax losses are recognised as management considers it is probable that future taxable profit will be available against which the temporary differences or tax losses can be utilised. Where the expectation is different from the original estimate, such differences will impact the recognition of deferred tax assets and taxation in the periods in which such estimates are changed.

(g)	Ownership of the buildings

Despite the Group has paid the full purchase consideration as detailed in Note 21, formal titles of certain of the Group’s rights to the use of the buildings were not yet granted from the relevant government authorities. In the opinion of the directors of the Company, the absence of formal title to these buildings does not impair the value of the relevant assets to the Group.

Key sources of estimation uncertainty

The following are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

(a)	Useful lives and residual value of property, plant and equipment

The Group’s management determines the residual value, useful lives and related depreciation charges for its property, plant and equipment. These estimates are based on the historical experience of the actual residual value and useful lives of property, plant and equipment of similar nature and functions. They could change significantly as a result of technical innovations and competitor actions in response to severe industry cycles. Management will increase the depreciation charge where residual value or useful lives are less than previously estimated.

(b)	Impairment of property, plant and equipment

The Group assesses annually whether property, plant and equipment have any indication of impairment, in accordance with relevant accounting policies. The recoverable amounts of property, plant and equipment have been determined based on value in use calculations. These calculations and valuations require the use of judgment and estimates on future operating cash flows and discount rates adopted. As at 31 December 2015, the carrying amount of property, plant and equipment is approximately RMB45,879,793,000 (net of accumulated impairment approximately RMB776,110,000 (2014: Carrying amount of approximately RMB45,375,394,000, net of accumulated impairment of approximately RMB674,057,000).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	Impairment loss recognised in respect of available-for-sale financial assets

The Group follows the guidance of HKAS 39 Financial Instruments – Recognition and Measurement in determining when an available-for-sale financial asset carried at cost is impaired. This determination requires significant judgment and estimation. In making this judgment and estimation, the Group evaluates, among other factors, the duration and extent to which the fair value of an investment is less than its cost; and the financial health of and near-term business outlook for the investee, including factors such as industry and sector performance, changes in technology and operational and financing cash flow. As at 31 December 2015, the carrying amount of available-for-sale financial assets carried at cost is approximately RMB197,618,000 (net of impairment loss of approximately RMB109,812,000) (2014: carrying amount of approximately RMB587,657,000 net of impairment loss of approximately RMB109,206,000).

(d)	Allowance for inventories

During the year, the Group reversed the allowance of inventories of approximately RMB11,385,000 (2014: RMB14,251,000). The Group makes allowance for inventories based on assessment of the net realisable value of inventories. Allowance is applied to inventories where events or changes in circumstances indicate that the net realisable value is lower than the cost of inventories. The identification of obsolete inventories required the use of judgment and estimates on the conditions and usefulness of the inventories. As at 31 December 2015, the carrying amount of inventories is approximately RMB9,377,646,000 (net of accumulated allowance of inventories approximately of RMB572,489,000) (2014: carrying amount of approximately RMB8,902,852,000, net of accumulated allowance of inventories of approximately RMB444,849,000).

(e)	Impairment loss recognised in respect of trade and other receivables

The Group’s management determines the provision for impairment of trade and other receivables with the accounting policy stated in Note 4. Such provision for impairment is established if there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables. Management reassesses the adequacy of any such provision on a regular basis. As at 31 December 2015, the carrying amount of trade and other receivables is approximately RMB20,465,472,000 (net of impairment loss of approximately RMB3,131,219,000) (2014: carrying amount of approximately RMB22,096,660,000, net of impairment loss of approximately RMB2,982,673,000).

(f)	Impairment loss of goodwill

The Group tests annually whether goodwill has suffered any impairment in accordance with the accounting policy stated in Note 4. The recoverable amounts of cash-generating units have been determined based on the higher of the cash-generating unit’s (“CGU”) fair value less costs to sell and its value in use. These calculations require the use of estimates which are disclosed in Note 25. As at 31 December 2015, the carrying value of goodwill is approximately RMB1,627,849,000 (net of accumulated impairment loss of approximately RMB323,744,000) (2014: carrying amount of approximately RMB462,656,000, net of accumulated impairment loss of approximately RMB323,744,000).

Further details of the Group’s goodwill and the results of the review undertaken by management as at 31 December 2015 are set out in Notes 24 and 25 respectively.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(g)	Impairment of intangible assets (excluding goodwill) and mining rights

At the end of the reporting period, the directors of the Company review the carrying amounts of its intangible assets (excluding goodwill mentioned above) and mining rights with finite useful lives of approximately RMB414,246,000 and RMB551,692,000 respectively (2014: RMB189,276,000 and RMB562,954,000 respectively) and identified there is indication that certain intangible assets may suffer an impairment loss. Accordingly, the recoverable amounts of the assets are estimated in order to determine the extent of the impairment loss. The estimates of the recoverable amounts of the assets require the use of assumptions such as cash flow projections and discount rates. Based on the estimated recoverable amounts, impairment loss of RMB3,384,000 (2014: RMB77,658,000) has been recognised in profit or loss.

(h)	Construction contracts

Revenue from individual contracts is recognised under the percentage of completion method which requires judgment of the management. Anticipated losses are fully provided on contracts when identified. Management estimates the amount of foreseeable losses of construction work based on the estimation prepared for the construction contracts. Because of the nature of the activity undertaken in construction and engineering businesses, the contract activity will usually last for a period over one year and therefore fall into different accounting periods. During the year ended 31 December 2015, foreseeable losses on construction contracts of approximately RMB63,872,000 (2014: RMB61,921,000) have been recognised.

The Group reviews and revises the estimates of both contract revenue and contract costs in the budget prepared for each contract as the contract progresses and regularly reviews the progress of the contracts and the corresponding costs of the contract revenue. If circumstances arise that may change the original estimates of revenues, costs or extent of progress toward completion, estimates are revised. These revisions may result in increases or decreases in estimated revenues or costs and are reflected in the consolidated income statement in the period in which the circumstances that give rise to the revision become known by management.

(i)	Contingent liabilities in respect of litigations and claims

The Group has been engaged in a number of litigations and claims in respect of certain construction works. Contingent liabilities arising from these litigations and claims have been assessed by management with reference to legal advice. Provisions on the possible obligation have been made based on management’s best estimates and judgments. As at 31 December 2015 and 2014, no provision has been made in respect of litigations and claims.

(j)	Provision for warranties

Provisions for the expected cost of warranty obligations under the sale contracts are recognised at the date of sale of the relevant products, at the best estimate of the directors of the Company the expenditure required to settle the Group’s obligation. As at 31 December 2015, the carrying amount of provision for warranties is approximately RMB146,853,000 (2014: RMB102,257,000).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

8.	TURNOVER

Turnover represents revenue arising from provision of cement equipment and engineering services, production and sales of cement and high-tech materials, net of discounts, returns and sales related taxes.

	2015	2014
	RMB’000	RMB’000

Turnover comprises:
– Cement equipment and engineering services	24,167,061	23,806,356
– Cement	18,807,894	23,280,255
– High-tech materials	10,283,914	8,198,211

	53,258,869	55,284,822

9.	SEGMENT INFORMATION

Information reported to the executive directors of the Company, being the chief operating decision maker, for the purposes of resource allocation and assessment of segment performance focuses on the nature of business for the goods supplied and services provided. The directors of the Company have chosen to organise the Group around differences in products and services. No operating segments identified by the chief operating decision maker have been aggregated in arriving at the reportable segments of the Group.

Specifically, the Group’s reportable and operating segments under HKFRS 8 are as follows:

Cement equipment and engineering services	Provision of engineering equipment and engineering services for new dry process cement production lines and mining projects and equipment manufacturing

Cement	Production and sales of cement, clinker and commercial concrete

High-tech materials	Production and sales of glass fiber, glass fiber products, specialty fiber, fiber reinforcement composite materials and standard sand; equipment and engineering services for glass fiber production and non-metal mineral fine processing and advance ceramics

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(a)	Segment revenues and results

The following is an analysis of the Group’s revenue and results by reportable and operating segment.

For the year ended 31 December 2015

	Cement
	equipment
	and
	engineering		High-tech
	services	Cement	materials	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

REVENUE
External sales	24,167,061	18,807,894	10,283,914	–	53,258,869
Inter-segment sales	640,224	13,456	49,881	(703,561)	–

Total	24,807,285	18,821,350	10,333,795	(703,561)	53,258,869

Segment results	1,057,848	731,899	1,246,625	1,864	3,038,236

Unallocated operating income and expenses					312,978
Interest income					177,306
Finance costs					(2,057,760)
Share of results of associates					29,397
Share of results of joint ventures					(13,059)

Profit before tax					1,487,098

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

For the year ended 31 December 2014

	Cement
	equipment
	and
	engineering		High-tech
	services	Cement	materials	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

REVENUE
External sales	23,806,356	23,280,255	8,198,211	–	55,284,822
Inter-segment sales	1,299,288	38,297	371,904	(1,709,489)	–

Total	25,105,644	23,318,552	8,570,115	(1,709,489)	55,284,822

Segment results	505,918	3,223,147	558,596	(167,402)	4,120,259

Unallocated operating income and expenses					(32,871)
Interest income					121,657
Finance costs					(2,165,066)
Share of results of associates					74,393
Share of results of joint ventures					(84,696)

Profit before tax					2,033,676

The accounting policies of the operating segments are the same as the Group’s accounting policies described in Note 4. Segment profits represent the profit earned by each segment without allocation of interest income, finance costs, share of results of associates, share of results of joint ventures. Unallocated operating income and expenses including gain on disposal of available-for- sale financial assets, dividend income and other head office administrative expenses. This is the measure reported to the chief operating decision maker for the purposes of resource allocation and performance assessment.

Inter-segment sales are charged at prevailing market rates.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(b)	Segment assets and liabilities

The following is an analysis of the Group’s assets and liabilities by reportable and operating segment:

Segment assets

	31/12/2015	31/12/2014
	RMB’000	RMB’000

Cement equipment and engineering services	20,559,364	19,137,158
Cement	45,709,150	47,339,209
High-tech materials	19,284,639	17,933,434

Total segment assets	85,553,153	84,409,801
Eliminations	(1,965,085)	(1,922,555)
Unallocated assets	19,809,532	17,417,358

Consolidated assets	103,397,600	99,904,604

Segment liabilities

	31/12/2015	31/12/2014
	RMB’000	RMB’000

Cement equipment and engineering services	19,945,321	19,093,910
Cement	12,793,937	11,963,447
High-tech materials	3,943,192	3,694,634

Total segment liabilities	36,682,450	34,751,991
Eliminations	(3,793,333)	(3,257,551)
Unallocated liabilities	36,866,200	37,389,972

Consolidated liabilities	69,755,317	68,884,412

For the purposes of monitoring segment performances and allocating resources between segments:

•	all assets are allocated to operating segments other than deferred income tax assets and unallocated assets including interests in associates, interests in joint ventures, investment properties, available-for-sale financial assets, derivative financial instruments, restricted bank balances, bank balances and cash and certain unallocated head office assets; and

•	all liabilities are allocated to operating segments other than income tax liabilities, deferred income tax liabilities and unallocated liabilities including derivative financial instruments, short-term financing bills, borrowings, corporate bonds, medium-term notes, dividend payable and certain unallocated head office liabilities.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	Other segment information

For the year ended 31 December 2015

	Cement
	equipment
	and
	engineering		High-tech
	services	Cement	materials	Unallocated	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Amounts included in the measure of segment results or segment assets:
Depreciation on property, plant and equipment and investment properties	211,024	2,524,209	651,702	943	3,387,878
Amortisation	35,816	137,262	89,261	265	262,604
Impairment loss recognised in respect of:
– property, plant and equipment	–	146,255	23,633	–	169,888
– intangible assets	–	3,384	–	–	3,384
– trade receivables	80,177	5,595	5,713	–	91,485
– prepayments to suppliers and subcontractors and other receivables	233,817	17,894	31,481	–	283,192
– available-for-sale financial assets	606	–	–	–	606
Allowance for inventories	23,736	69,283	46,006	–	139,025
Reversal of allowance for inventories	–	–	(11,385)	–	(11,385)
Reversal of impairment of other receivables	(44,937)	(23,940)	(39,227)	–	(108,104)
Net (gain) loss on disposals of property, plant and equipment	(24,197)	2,412	(11,006)	–	(32,791)
Net gain on disposals of prepaid lease payments	–	–	(27,786)	–	(27,786)
Gain on disposals of available-for-sale financial assets	–	–	–	(312,992)	(312,992)
Gain on disposal of a joint venture	–	–	–	(767)	(767)
Gain on deemed disposal of a joint venture	–	–	–	(47,250)	(47,250)
Gain on bargain purchase	–	–	–	(66,645)	(66,645)
Loss on deemed disposal of an associate	–	–	–	21,961	21,961
Loss on deemed disposal of an available–for-sale financial asset	–	–	–	67,287	67,287
Waiver of other payables	(2,918)	(3,013)	(2,871)	–	(8,802)
Government grants	(35,163)	(119,466)	(120,054)	–	(274,683)
Foreseeable losses on construction contracts	63,872	–	–	–	63,872
Additions to non-current assets (Note)	2,263,914	3,463,332	1,295,051	223	7,022,520

Amounts regularly provided to the chief operating decision maker but not included in the measure of segment results or segment assets:
Interest income	(123,608)	(18,928)	(28,967)	(5,803)	(177,306)
Finance costs	172,236	1,148,593	380,956	355,975	2,057,760
Share of results of associates	–	(19,664)	(538)	(9,195)	(29,397)
Share of results of joint ventures	–	–	13,059	–	13,059
Income tax expense	232,189	104,013	84,476	78,361	499,039
Interests in associates	172,034	1,543	28,323	–	201,900
Interests in joint ventures	–	–	6,113	–	6,113

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

For the year ended 31 December 2014

	Cement
	equipment
	and
	engineering		High-tech
	services	Cement	materials	Unallocated	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Amounts included in the measure of segment results or segment assets:
Depreciation on property, plant and equipment and investment properties	282,548	2,220,445	908,212	984	3,412,189
Amortisation	30,673	102,621	58,188	163	191,645
Impairment loss recognised in respect of:
– property, plant and equipment	21,439	175,530	85,675	–	282,644
– intangible assets	–	41,042	36,616	–	77,658
– trade receivables	217,943	17,321	14,564	–	249,828
– prepayments to suppliers and subcontractors and other receivables	189,731	12,753	10,249	–	212,733
– loan receivables	1,473	6,531	3,386	–	11,390
Allowance for inventories	27,157	75,313	49,988	–	152,458
Reversal of allowance for inventories	–	–	(14,251)	–	(14,251)
Reversal of impairment of other receivables	–	–	(13,447)	–	(13,447)
Net (gain) loss on disposals of property, plant and equipment	9,256	3,523	(2,389)	–	10,390
Net gain on disposals of prepaid lease payments	–	(259,118)	–	–	(259,118)
Gain on disposals of available-for-sale financial assets	–	–	–	(229)	(229)
Waiver of other payables	(4,980)	(5,312)	(1,065)	–	(11,357)
Government grants	(21,314)	(151,715)	(146,447)	–	(319,476)
Foreseeable losses on construction contracts	61,921	–	–	–	61,921
Additions to non-current assets (Note)	352,575	3,209,105	1,432,356	2,685	4,996,721

Amounts regularly provided to the chief operating decision maker but not included in the measure of segment results or segment assets:
Interest income	(56,487)	(32,961)	(30,069)	(2,140)	(121,657)
Finance costs	298,970	1,259,376	399,469	207,251	2,165,066
Share of results of associates	–	(61,346)	(1,079)	(11,968)	(74,393)
Share of results of joint ventures	–	–	84,696	–	84,696
Income tax expense	238,156	400,008	79,882	–	718,046
Interests in associates	165,390	1,576	27,785	658,460	853,211
Interests in joint ventures	–	–	49,542	–	49,542

Note:	Non-current assets exclude trade and other receivables, available-for-sale financial assets and deferred income tax assets.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(d)	Geographical information

The Group operates in six principal geographical areas – the PRC (country of domicile), Middle East, Africa, other Asian countries, America and Europe.

The Group’s revenue from external customers based on location of operations and information about its non-current assets by geographical location are detailed as below:

	Revenue from
	external customers		Non-current assets
	2015	2014	31/12/2015	31/12/2014
	RMB’000	RMB’000	RMB’000	RMB’000

The PRC	33,540,944	36,574,186	53,102,363	52,000,604
Middle East	3,319,372	3,172,693	21,933	22,351
Africa	7,212,815	6,654,982	7,814	8,184
Other Asian countries	5,540,943	4,809,124	1,307	1,103
Europe	1,822,154	1,953,503	327,327	–
America	1,451,929	1,711,225	–	–
Others	370,712	409,109	–	–

	53,258,869	55,284,822	53,460,744	52,032,242

Non-current assets exclude trade and other receivables, available-for-sale financial assets and deferred income tax assets.

(e)	Information about major customers

During the two years ended 31 December 2015 and 2014, no revenue from transactions with any single external customer amounted to 10% or more of the Group’s revenue.

10.	INTEREST INCOME

	2015	2014
	RMB’000	RMB’000

Interest income on bank deposits	175,972	117,370
Interest income on loan receivables	1,334	4,287

Total interest income	177,306	121,657

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

11.	OTHER GAINS

	2015	2014
	RMB’000	RMB’000

Gain on debts restructuring (Note a)	17,455	8,526
Net gain on disposals of property, plant and equipment	32,791	–
Net gain on disposals of prepaid lease payments	27,786	259,118
Gain on disposals of available-for-sale financial assets	312,992	229
Gain on disposal of intangible assets	777	328
Gain on disposal of a joint venture	767	–
Gain on deemed disposal of a joint venture	47,250	–
Gain on bargain purchase	66,645	–
Change in fair values of foreign currency forward contracts	9,275	–
Exchange gain on realisation of foreign currency forward contracts	1,690	8,957
Dividend income on available-for-sale financial assets (Note b)	20,583	25,006
Income from sales of scrap materials	240	1,672
Penalty income (Note c)	10,899	9,886
Rental income (Note d)	38,858	36,876
Reversal of impairment loss of other receivables	108,104	13,447
Waiver of other payables	8,802	11,357
Value-added tax refunds (Note e)	428,309	679,167
Government grants
– utilisation/amortisation of deferred income for the year (Note 44)	204,112	206,629
– grants related to expenses recognised as other gains (Note f)	70,571	112,847
Others	5,388	3,361

	1,413,294	1,377,406

Notes:

(a)	During the year, certain subsidiaries of the Company had settled certain bank borrowings and trade and other payables at a discount of approximately RMB17,455,000 (2014: RMB8,526,000).

(b)	Dividend income from available-for-sale financial assets represented dividend income from listed and unlisted equity investments.

(c)	The penalty income mainly represented the compensation income received from the subcontractors or constructors in relation to delays of contract works or construction of property, plant and equipment.

(d)	Rental income:

	2015	2014
	RMB’000	RMB’000

Gross rental income from investment properties	38,858	36,876

Less: Direct operating expenses that generated rental income (included in administrative expenses)	(25,513)	(24,512)

Net rental income from investment properties	13,345	12,364

(e)	The balances represent refunds of value-added tax paid by certain subsidiaries since these subsidiaries produce certain specific cement products.

(f)	These government grants are awarded to the Group by the local government agencies as incentives primarily to encourage the development of the Group and the contribution to the local economic development.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

12.	EXCHANGE GAIN (LOSS)

	2015	2014
	RMB’000	RMB’000

Net exchange gain (loss)	115,712	(44,125)
Less: Net foreign exchange loss on bank borrowings (Note 14)	5,652	1,242

Exchange gain (loss) arising from the operating activities	121,364	(42,883)

13.	OTHER EXPENSES

	2015	2014
	RMB’000	RMB’000

Penalty	35,537	20,726
Donations	6,986	3,045
Change in fair values of foreign currency forward contracts	–	5,204
Loss on deemed disposal of an associate	21,961	–
Loss on deemed disposal of an available-for-sale financial asset	67,287	–
Net loss on disposals of property, plant and equipment	–	10,390
Others	22,868	54,090

	154,639	93,455

14.	FINANCE COSTS

	2015	2014
	RMB’000	RMB’000

Interest expenses
– Bank borrowings	1,299,649	1,441,059
– Corporate bonds	137,831	137,683
– Medium-term notes	353,064	490,538
– Short-term financing bills	311,964	162,267
– Other borrowings	12,788	15,614

	2,115,296	2,247,161
Less: Amounts capitalised as construction in progress (Note)	(80,037)	(100,804)

	2,035,259	2,146,357

Net foreign exchange loss on bank borrowings (Note 12)	5,652	1,242
Discount charges on bank acceptance notes	16,849	17,467

Total finance costs	2,057,760	2,165,066

Note:	Borrowing costs capitalised during the year are calculated by applying a capitalisation rate of 6.54% (2014: 6.47%) per annum to expenditure on qualifying assets.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

15.	INCOME TAX EXPENSE

The Group has no operations in Hong Kong and is therefore not subject to Hong Kong profits tax for both years.

Certain of the companies now comprising the Group are subject to the PRC enterprise income tax, which has been provided for based on the statutory income tax rates of 25% (2014: 25%) on the assessable income of each of these companies during the year as determined in accordance with the relevant PRC income tax rules and regulations except that certain subsidiaries and joint ventures which were taxed at preferential rate of 15% (2014: 15%).

Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the jurisdictions in which the Group operates.

The amount of income tax expense charged to the consolidated statement of profit or loss represents:

	2015	2014
	RMB’000	RMB’000

Current income tax:
– PRC enterprise income tax	542,757	835,941
– Overseas taxation	1,721	2,158
– Under provision in previous years	1,528	1,977

	546,006	840,076

Deferred income tax (Note 45)
– Other deferred income tax	(46,967)	(122,030)

	499,039	718,046

The difference between the actual income tax expense in the consolidated statement of profit or loss and the amounts which is calculated based on the statutory tax rate of 25% (2014: 25%) is as follows:

	2015	2014
	RMB’000	RMB’000

Profit before tax	1,487,098	2,033,676
Less: Share of results of associates	(29,397)	(74,393)
Less: Share of results of joint ventures	13,059	84,696

	1,470,760	2,043,979

Tax calculated at the statutory tax rate of 25% (2014: 25%)	367,690	510,995
Tax effect of income not taxable for tax purpose	(50,806)	(32,961)
Tax effect of expenses not deductible for tax purpose	189,614	280,021
Tax effect of tax losses not recognised	66,916	52,077
Utilisation of tax losses previously not recognised	–	(6,102)
Additional deduction arising from research and development expenditure	(4,103)	(3,095)
Effect of differences in tax rates applicable to certain domestic subsidiaries	(70,288)	(83,472)
Additional deduction arising from equipment produced in the PRC	(1,512)	(1,394)
Under provision in previous years	1,528	1,977

Income tax expense	499,039	718,046

Details of deferred taxation are shown in Note 45.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

16.	PROFIT FOR THE YEAR

The Group’s profit for the year has been arrived at after charging (crediting):

	2015	2014
	RMB’000	RMB’000

Cost of inventories recognised as expenses	27,879,915	29,421,765
Auditor’s remuneration	9,500	10,000
Employee benefit expense (including directors’, supervisors’, chief executive’s and senior management’s emoluments) (Note 17)	3,853,484	3,943,085
Depreciation and amortisation:
– property, plant and equipment	3,365,860	3,388,251
– prepaid lease payments	80,205	86,855
– investment properties	22,018	23,938
– intangible assets	108,337	51,551
– mining rights	74,062	53,239
Operating lease rentals	105,984	93,489
Share of income tax expenses:
– associates	7,351	18,490
– joint ventures	–	15
Research and development costs	934,579	912,732
Safety fund set aside	151,947	161,584
Provision for warranties (Note 41) (included in cost of sales)	108,386	52,926
Foreseeable losses on construction contracts (included in cost of sales)	63,872	61,921
Loss on deemed disposal of an associate (Note 27)	21,961	–
Loss on deemed disposal of an available-for-sale financial asset (Note 29(c))	67,287	–
Impairment loss recognised in respect of:
– trade receivables (included in administrative expenses)	91,485	249,828
– prepayments to suppliers and subcontractors and other receivables (included in administrative expenses)	283,192	212,733
– loan receivables (included in administrative expenses)	–	11,390
– property, plant and equipment (included in cost of sales and administrative expenses)	169,888	282,644
– intangible assets (included in administrative expenses)	3,384	77,658
– available-for-sale financial assets (included in administrative expenses)	606	–
Allowance for inventories (included in cost of sales)	139,025	152,458
Reversal of allowance for inventories (included in cost of sales)	(11,385)	(14,251)

17.	EMPLOYEE BENEFITS

	2015	2014
	RMB’000	RMB’000

Salaries, wages and bonuses	2,599,602	2,644,746
Contributions to pension plans (Note a)	466,002	474,507
Early retirement and supplemental pension benefits (Note 39 and Note b)	12,197	38,093
Housing funds (Note c)	100,704	101,463
Cash-settled share-based payments (Note 40)	–	(113)
Welfare, medical and other expenses	674,979	684,389

	3,853,484	3,943,085

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Notes:

(a)	During the two years ended 31 December 2015 and 2014, the employees of the Company and the subsidiaries in the PRC participate in various retirement benefit plans organised by the relevant municipal and provincial governments in the PRC to which the Group is required to make monthly contributions at rates ranging from 18% to 22%, depending on the applicable local regulations, of the employees’ basic salary for the previous year.

(b)	Certain employees of the Group were directed to early retire in previous years. Early retirement benefits are recognised in the consolidated statement of profit or loss in the period in which the Group entered into an agreement specifying the terms of redundancy or after the individual employee had been advised of the specific terms. These specific terms vary among the terminated and early retired employees depending on various factors including position, length of service and location of the employee concerned.

The Group also provided supplemental pension subsidies or pension contributions to certain employees who retired prior to 31 December 2006. The costs of providing these pension subsidies and pension contributions are charged to the consolidated statement of profit or loss so as to spread the service costs over the average service lives of the retirees. Employees who retire after 31 December 2006 are not entitled to such supplemental pension subsidies or pension contributions.

(c)	These represent contributions to the government-sponsored housing funds (at rates ranging from 6% to 12% of the employees basic salary of the previous year) in the PRC for both years.

18.	DIRECTORS’, SUPERVISORS’, CHIEF EXECUTIVE’S AND SENIOR MANAGEMENT’S EMOLUMENTS

(a)	Directors’, supervisors’ and chief executive’s emoluments

	2015	2014
	RMB’000	RMB’000

Directors, supervisors and the chief executive
– Fee for directors, supervisors and the chief executive	750	795
– Basic salaries, housing allowances and other allowances	1,299	1,147
– Contributions to pension plans	132	120
– Discretionary bonuses	732	506
– Cash-settled share-based payments	–	(27)

	2,913	2,541

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(i)	The emoluments of every director, supervisor and the chief executive for the year ended 31 December 2015 were set out below:

		Basic
	Fee for	salaries,
	directors,	housing
	supervisors	allowances	Contributions		Cash-settled
	and the chief	and other	to pension	Discretionary	share-based
Name	executive	allowances	plans	bonuses	payments	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors
– Mr. Liu Zhijang	–	–	–	–	–	–
– Mr. Peng Jianxin	–	607	44	642	–	1,293

Non-executive directors
– Mr. Li Xinhua	–	–	–	–	–	–
– Mr. Yu Shiliang	–	–	–	–	–	–
– Mr. Tang Baoqi	60	–	–	–	–	60
– Mr. Li Jianlun	–	–	–	–	–	–
– Mr. Yu Guobo	–	–	–	–	–	–

Independent non-executive directors
– Mr. Leung Chong Shun	180	–	–	–	–	180
– Mr. Lu Zhengfei	180	–	–	–	–	180
– Mr. Wang Shimin	165	–	–	–	–	165
– Mr. Zhou Zude	150	–	–	–	–	150

Supervisors
– Ms. Xu Weibing	–	–	–	–	–	–
– Mr. Wang Jianguo	15	–	–	–	–	15
– Mr. Zhang Renjie (Note (ii)d)	–	–	–	–	–	–
– Mr. Qu Xiaoli	–	299	44	54	–	397
– Mr. Wang Yingcai	–	393	44	36	–	473

	750	1,299	132	732	–	2,913

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(ii)	The emoluments of every director, supervisor and the chief executive for the year ended 31 December 2014 were set out below:

		Basic
	Fee for	salaries,
	directors,	housing
	supervisors	allowances	Contributions		Cash-settled
	and the chief	and other	to pension	Discretionary	share-based
Name	executive	allowances	plans	bonuses	payments	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors
– Mr. Liu Zhijang	–	–	–	–	(9)	(9)
– Mr. Peng Jianxin (Note a)	–	492	40	410	–	942

Non-executive directors
– Mr. Li Xinhua (Note b)	–	–	–	–	(9)	(9)
– Mr. Yu Shiliang	–	–	–	–	(9)	(9)
– Mr. Zhang Hai (Note c)	–	–	–	–	–	–
– Mr. Tang Baoqi	60	–	–	–	–	60
– Mr. Li Jianlun	–	–	–	–	–	–
– Mr. Yu Guobo	–	–	–	–	–	–

Independent non-executive directors
– Mr. Leung Chong Shun	180	–	–	–	–	180
– Mr. Lu Zhengfei	180	–	–	–	–	180
– Mr. Wang Shimin	180	–	–	–	–	180
– Mr. Zhou Zude	180	–	–	–	–	180

Supervisors
– Ms. Xu Weibing	–	–	–	–	–	–
– Mr. Wang Jianguo	15	–	–	–	–	15
– Mr. Zhang Renjie (Note d)	–	–	–	–	–	–
– Mr. Qu Xiaoli	–	280	40	48	–	368
– Mr. Wang Yingcai	–	375	40	48	–	463

	795	1,147	120	506	(27)	2,541

Notes:

a.	Appointed as non-executive director on 21 October 2014 and re-designated from non- executive director to executive director on the same day. Peng Jianxin is also the chief executive of the Company and his emoluments disclosed above include those for services rendered by him as the chief executive.

b.	Re-designated from executive director to non-executive director on 21 October 2014 and resigned from chief executive on the same date.

c.	Ceased to be a non-executive director on 21 October 2014.

d	Waived emoluments amounted to RMB15,000 (2014: RMB15,000) for the year ended 31 December 2015. Zhang Renjie resigned as a supervisor of the Company with effect from 29 March 2016.

e.	In addition to the directors’ emoluments disclosed above, certain directors and supervisors of the Company received emoluments from Sinoma Group in aggregate of approximately RMB3,654,036 (2014: RMB2,968,682) and RMB682,087 (2014: RMB553,620) respectively for the year ended 31 December 2015.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(iii)	During the year ended 31 December 2015, one supervisor waived emoluments of RMB15,000 (2014: RMB15,000). The Group did not make any payment to any of the directors or supervisors or the chief executive as incentive upon their joining the Group or as compensation for the loss of their offices.

The discretionary bonuses of directors, supervisors and the chief executive for the two years ended 31 December 2015 and 2014 is determined by the remuneration committee and having regard to the performance of individuals and market trends.

(b)	Five highest paid individuals

(i)	The five individuals whose emoluments were the highest in the Group for the year ended 31 December 2015 include one director (also the chief executive) (2014: Nil) whose emoluments are reflected in the analysis presented above. The emoluments payable to the remaining four (2014: five) individuals during the year are as follows:

	2015	2014
	RMB’000	RMB’000

Basic salaries, housing allowances and other allowances	1,816	2,323
Contributions to pension plans	177	198
Discretionary bonuses	3,674	3,271

	5,667	5,792

(ii)	The emoluments of the above individuals fell within the following bands:

	2015	2014

HK$1,000,001 to HK$1,500,000 (2015: equivalent to RMB 803,501 to RMB 1,205,250 and 2014: equivalent to RMB792,501 to RMB1,188,750)	1	4
HK$1,500,001 to HK$2,000,000 (2015: equivalent to RMB 1,205,251to RMB 1,607,000 and 2014: equivalent to RMB1,188,751 to RMB1,585,000)	2	1
HK$2,000,001 to HK$2,500,000 (2015: equivalent to RMB 1,607,001 to RMB 2,008,750 and 2014: equivalent to RMB1,585,001 to RMB1,981,250)	1	–

	4	5

(iii)	During the two years ended 31 December 2015 and 2014, no individuals of the Company agreed to waive or waived any emoluments and no emoluments were paid by the Company to any of the highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

19.	DIVIDENDS

	2015	2014
	RMB’000	RMB’000

Dividends paid and recognised as distribution during the year:
– 2014 final dividend: RMB0.03 (2014: 2013 final dividend RMB0.02) per share	107,144	71,429

The 2015 final dividend of RMB0.03 (2014: RMB0.03) per share (tax inclusive) has been proposed by the directors of the Company and is subject to the approval by the shareholders at the forthcoming annual general meeting.

20.	EARNINGS PER SHARE

(a)	Basic

Basic earnings per share is calculated by dividing the profit for the year attributable to owners of the Company by the weighted average number of ordinary shares in issue during each of the year ended 31 December 2015 and 2014.

	2015	2014

Profit for the year attributable to owners of the Company (RMB’000)	772,122	507,156
Weighted average number of ordinary shares in issue (’000)	3,571,464	3,571,464
Basic earnings per share (RMB)	0.216	0.142

(b)	Diluted

Diluted earnings per share was the same as the basic earnings per share as there were no potential dilutive ordinary shares outstanding during the two years ended 31 December 2015 and 2014.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

21.	PROPERTY, PLANT AND EQUIPMENT

				Furniture,
				office and
		Plant and	Motor	other	Construction-
	Buildings	machinery	vehicles	equipment	in-progress	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2014	18,565,342	21,954,786	1,183,051	674,268	2,832,739	45,210,186
Additions	473,796	235,696	90,828	142,245	3,603,483	4,546,048
Disposals	(250,655)	(244,425)	(99,067)	(115,798)	–	(709,945)
Reclassification upon completion	1,935,217	1,784,442	4,173	22,136	(3,745,968)	–
Depreciation charged for the year	(797,055)	(2,106,284)	(284,218)	(200,694)	–	(3,388,251)
Impairment loss recognised in the consolidated statement of profit or loss	(120,828)	(148,780)	(4,994)	(2,140)	(5,902)	(282,644)

At 31 December 2014 and 1 January 2015	19,805,817	21,475,435	889,773	520,017	2,684,352	45,375,394
Additions	528,821	372,165	112,544	158,454	2,423,552	3,595,536
Attributable to acquisition of subsidiaries (Note 47)	287,654	684,932	138,563	46,387	229,771	1,387,307
Disposals	(188,042)	(664,665)	(43,158)	(46,831)	–	(942,696)
Reclassification upon completion	850,008	2,215,602	3,199	91,629	(3,160,438)	–
Depreciation charged for the year	(831,102)	(2,075,315)	(251,373)	(208,070)	–	(3,365,860)
Impairment loss recognised in the consolidated statement of profit or loss	(95,385)	(69,030)	(325)	(2,875)	(2,273)	(169,888)

At 31 December 2015	20,357,771	21,939,124	849,223	558,711	2,174,964	45,879,793

At 31 December 2015
Cost	24,564,924	33,591,696	1,815,310	1,446,770	2,199,678	63,618,378
Accumulated depreciation	(3,798,606)	(11,342,921)	(948,444)	(855,965)	(16,539)	(16,962,475)
Accumulated impairment loss	(408,547)	(309,651)	(17,643)	(32,094)	(8,175)	(776,110)

Carrying values	20,357,771	21,939,124	849,223	558,711	2,174,964	45,879,793

At 31 December 2014
Cost	23,234,481	31,443,697	1,668,456	1,278,301	2,706,793	60,331,728
Accumulated depreciation	(3,076,540)	(9,699,313)	(761,175)	(728,710)	(16,539)	(14,282,277)
Accumulated impairment loss	(352,124)	(268,949)	(17,508)	(29,574)	(5,902)	(674,057)

Carrying values	19,805,817	21,475,435	889,773	520,017	2,684,352	45,375,394

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(a)	Depreciation of the Group’s property, plant and equipment has been charged to the consolidated statement of profit or loss as follows:

	2015	2014
	RMB’000	RMB’000

Cost of sales	2,928,971	3,009,277
Selling and marketing expenses	77,622	89,336
Administrative expenses	359,267	289,638

	3,365,860	3,388,251

(b)	The buildings mainly situated on the land located in the PRC.

(c)	As at 31 December 2015, borrowings are secured by certain property, plant and equipment of the Group with an aggregate carrying values of approximately RMB2,475,405,000 (2014: RMB2,069,526,000) (Note 38).

(d)	During the year, the directors of the Company conducted a review of the Group’s property, plant and equipment and determined that a number of those assets were impaired, due to an adverse operation environment, physical damage and technical obsolescence. Accordingly, impairment loss of approximately RMB169,888,000 (2014: RMB282,644,000) has been recognised for those assets, which are used in the cement segment and high-tech materials segment. The recoverable amounts of the relevant assets were RMB142,115,000 (2014: RMB134,835,000) and have been determined on the basis of their values in use by adopting discount rate ranged from 5.78% to

10.13% (2014: 6.19% to 11.21%).

(e)	The above items of property, plant and equipment are depreciated on a straight-line basis at the following rates per annum:

Buildings	2.5% to 5%
Plant and machinery	6.67% to 20%
Motor vehicles	10% to 20%
Furniture, office and other equipment	10% to 20%

(f)	At 31 December 2015, the Group has not obtained the formal ownership certificates for certain properties including in the buildings above, the carrying values of which at that date were approximately RMB1,307,721,000 (2014: RMB255,479,000). In the opinion of the directors of the Company, the absence of formal title to these properties does not impair their values to the Group as the Group has paid the full purchase consideration of these buildings and the probability of being evicted on the ground of an absence of formal title is remote.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

22.	PREPAID LEASE PAYMENTS

	2015	2014
	RMB’000	RMB’000

Cost	4,899,036	4,666,369
Accumulated amortisation	(684,307)	(604,102)

Carrying values	4,214,729	4,062,267

Analysed for reporting purposes as:
Current asset	141,235	135,871
Non-current asset	4,073,494	3,926,396

	4,214,729	4,062,267

(a)	Prepaid lease payments represent the Group’s interests in land mainly located in the PRC.

(b)	Amortisation of prepaid lease payments for the year of RMB80,205,000 (2014: RMB86,855,000) has been charged to the cost of sales.

(c)	As at 31 December 2015, borrowings are secured by certain prepaid lease payments of the Group with an aggregate carrying values of approximately RMB421,618,000 (2014: RMB144,581,000) (Note 38).

23.	INVESTMENT PROPERTIES

	2015	2014
	RMB’000	RMB’000

At 1 January
Cost	338,797	247,091
Accumulated depreciation	(95,025)	(71,087)

Carrying values	243,772	176,004

At 1 January	243,772	176,004
Additions	104,398	91,706
Depreciation charged for the year	(22,018)	(23,938)

At 31 December	326,152	243,772

At 31 December
Cost	443,195	338,797
Accumulated depreciation	(117,043)	(95,025)

Carrying values	326,152	243,772

Fair values at 31 December (Note b)	1,340,391	1,063,288

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(a)	The investment properties are situated on pieces of land located in the PRC.

(b)	The fair values of investment properties as at 31 December 2015 and 2014 have been arrived at on the basis of a valuation carried out by Greater China Appraisal Limited, an independent qualified valuer not connected with the Group. The valuation was determined by reference to the rentals achieved in the lettable units of the properties as well as other lettings of similar properties in the neighbourhood are assessed and discounted at the market yield expected by investors for this type of properties based on income approach. There has been no change from the valuation technique used in prior year.

(c)	All of the Group’s investment properties are held to earn rentals.

(d)	In estimating the fair value of the properties, the highest and best use of the properties is their current use.

(e)	Details of the Group’s investment properties and information about the fair value hierarchy as at 31 December 2015 and 2014 are as follows:

Fair value
	As at	As at
	31/12/2015	31/12/2014
	RMB’000	RMB’000

Commercial properties units located in PRC under level 3 hierarchy	1,340,391	1,063,288

(f)	There were no transfers between levels of fair value hierarchy during the year.

(g)	The above investment properties are depreciated on a straight-line basis over the shorter of the term of the lease and 30 years.

(h)	The following amounts have been recognised in the consolidated statement of profit or loss:

	2015	2014
	RMB’000	RMB’000

Rental income recorded as other gains	38,858	36,876

Depreciation recorded as administrative expenses	22,018	23,938

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

24.	INTANGIBLE ASSETS

		Patent and			Computer
		proprietary	Customer		software
	Goodwill	technologies	relationships	Trademarks	and others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2014	533,684	86,213	6,364	49,531	46,052	721,844
Additions	–	32,346	–	–	31,934	64,280
Disposals	–	–	–	–	(4,983)	(4,983)
Amortisation charged for the year	–	(24,868)	(1,566)	(11,378)	(13,739)	(51,551)
Impairment loss recognised in the consolidated statement of profit or loss	(71,028)	(6,630)	–	–	–	(77,658)

At 31 December 2014	462,656	87,061	4,798	38,153	59,264	651,932

At 1 January 2015	462,656	87,061	4,798	38,153	59,264	651,932
Additions	–	13,243	–	–	33,576	46,819
Attributable to acquisition of subsidiaries (Note 47)	1,165,193	203,504	–	33,585	56,387	1,458,669
Disposals	–	(723)	–	–	(2,881)	(3,604)
Amortisation charged for the year	–	(68,305)	(1,646)	(7,933)	(30,453)	(108,337)
Impairment loss recognised in the consolidated statement of profit or loss	–	(3,384)	–	–	–	(3,384)

At 31 December 2015	1,627,849	231,396	3,152	63,805	115,893	2,042,095

At 31 December 2015
Cost	1,951,593	443,768	40,169	120,192	229,727	2,785,449
Accumulated amortisation	–	(191,063)	(37,017)	(56,387)	(113,834)	(398,301)
Accumulated impairment loss	(323,744)	(21,309)	–	–	–	(345,053)

Carrying values	1,627,849	231,396	3,152	63,805	115,893	2,042,095

At 31 December 2014
Cost	786,400	227,744	40,169	86,607	142,645	1,283,565
Accumulated amortisation	–	(122,758)	(35,371)	(48,454)	(83,381)	(289,964)
Accumulated impairment loss	(323,744)	(17,925)	–	–	–	(341,669)

Carrying values	462,656	87,061	4,798	38,153	59,264	651,932

(a)	Amortisation of intangible assets has been charged in administrative expenses.

(b)	The goodwill impairment assessment is based on the recoverable amount of the CGU which is explained in Note 4 above. Particulars regarding impairment testing on goodwill are disclosed in Note 25.

(c)	As at 31 December 2015, the directors of the Company conducted a review of the Group’s intangible assets other than goodwill and determined that certain proprietary technologies were impaired, due to an adverse operation environment. Accordingly, impairment loss of approximately RMB3,384,000 (2014: RMB6,630,000) has been recognised for that assets, which are used in the high-tech materials segment. The recoverable amounts of the relevant assets of RMB17,256,000 (2014: RMB14,397,000) have been determined on the basis of their values in use using a discount rate of 6.93% (2014: 7.24%).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(d)	The above items of intangible assets are amortised on a straight-line basis at the following rates per annum:

Patent and proprietary technologies	10% to 33.33%
Customer relationships	20% to 33.33%
Trademarks	5% to 10%
Computer software and others	20% to 33.33%

25.	IMPAIRMENT TESTING ON GOODWILL

For the purposes of impairment testing, goodwill set out in Note 24 have been allocated to eleven (2014: nine) individual CGUs. The carrying amounts of goodwill (net of accumulated impairment losses) as at 31 December 2015 and 2014 allocated to these units are as follows:

	31/12/2015	31/12/2014
	RMB’000	RMB’000

High-tech materials segment – Shandong Taishan Composite Materials Co., Ltd (“Taishan Composite”)	22,868	22,868
Cement segment – Yixing Tianshan Cement Co. Ltd. (“Yixing Tianshan”)	22,718	22,718
Cement segment – Xinjiang Tianshan Cement Co. Ltd. (“Tianshan Cement”)	2,852	2,852
Cement segment – Gansu Qilianshan Building Materials Holdings Company Limited (“Qilianshan Holdings”)	346,948	346,948
Cement segment – Tianshui China Concrete Engineering Co. Ltd. (“Tianshui China”)	1,002	1,002
Cement segment – Xinjiang Wujie Building Materials Testing Co. Ltd. (“Xinjiang Wujie”)	699	699
Cement segment – Xiahe Anduo Cement Co. Ltd. (“Xiahe Anduo”)	24,484	24,484
Cement segment – Gansu Zhangye Julong Building Materials Co., Ltd. (“Zhangye Julong”)	26,014	26,014
Cement segment – Longnan Runji Cement Company Limited (“Runji Cement”)	15,071	15,071
Cement equipment and engineering services segment – Hazemag & EPR GmbH (“Hazemag”)	460,313	–
Cement equipment and engineering services segment – Anhui Jieyuan Environmental Protection Technology Co., Ltd (“Anhui Jieyuan”)	704,880	–

	1,627,849	462,656

During the year ended 31 December 2015, no impairment loss on goodwill has been recognised.

During the year ended 31 December 2014, impairment loss of approximately RMB71,028,000 had been recognised in respect of the goodwill arising from Qilianshan Holdings, LNV Technology and Wuhai Xishui since the future performance is expected to be less optimistic.

The basis of the recoverable amounts of the above CGUs and their major underlying assumptions are summarised below:

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Taishan Composite

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Taishan Composite Group’s management covering a five-year period, and discount rate of 9.49% (2014: 10.97%) that reflects current market assessment of the time value of money and the risks specific to this unit. Taishan Composite Group’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 16.31% (2014: 23.06%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Taishan Composite Group believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Taishan Composite Group to exceed the aggregate recoverable amount of Taishan Composite Group.

Yixing Tianshan

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Yixing Tianshan’s management covering a five-year period, and discount rate of 12.59% (2014: 12.71%) that reflects current market assessment of the time value of money and the risks specific to this unit. Yixing Tianshan’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 10.29% to 13.83% (2014: 13.23% to 16.71%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Yixing Tianshan believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Yixing Tianshan to exceed the aggregate recoverable amount of Yixing Tianshan.

Tianshan Cement

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Tianshan Cement Group’s management covering a five-year period, and discount rate of 11.11% (2014: 8.83%) that reflects current market assessment of the time value of money and the risks specific to this unit. Tianshan Cement Group’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 17.76% (2014: 23.08%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Tianshan Cement Group believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Tianshan Cement Group to exceed the aggregate recoverable amount of Tianshan Cement Group.

Qilianshan Holdings

The recoverable amount of the unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Qilianshan Holdings’s management covering a five-year period, and discount rate of 9.40% (2014: 10.81%) that reflects current market assessment of the time value of money and the risks specific to this unit. Qilianshan Holdings’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 17.06% to 21.01% (2014: 22.23% to 23.61%). Such estimation is based on the unit’s past performance and management’s expectations for the market development.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Management of Qilianshan Holdings believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Qilianshan Holdings to exceed the aggregate recoverable amount of Qilianshan Holdings.

Tianshui China

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Tianshui China’s management covering a five-year period, and discount rate of 8.98% (2014: 9.14%) that reflects current market assessment of the time value of money and the risks specific to this unit. Tianshui China’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 22.19% to 28.09% (2014: 29.41% to 32.08%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Tianshui China believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Tianshui China to exceed the aggregate recoverable amount of Tianshui China.

Xinjiang Wujie

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Xinjiang Wujie’s management covering a five-year period, and discount rate of 11.18% (2014: 12.10%) that reflects current market assessment of the time value of money and the risks specific to this unit. Xinjiang Wujie’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 56.37% (2014: 58.00%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Xinjiang Wujie believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Xinjiang Wujie to exceed the aggregate recoverable amount of Xinjiang Wujie.

Xiahe Anduo

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Xiahe Anduo’s management covering a five-year period, and discount rate of 10.78% (2014: 11.13%) that reflects current market assessment of the time value of money and the risks specific to this unit. Xiahe Anduo’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 17.55% to 20.24% (2014: 20.94% to 23.46%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Xiahe Anduo believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Xiahe Anduo to exceed the aggregate recoverable amount of Xiahe Anduo.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Zhangye Julong

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Zhangye Julong’s management covering a five-year period, and discount rate of 12.02% (2014: 11.08%) that reflects current market assessment of the time value of money and the risks specific to this unit. Zhangye Julong’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 14.10% (2014: 15.56%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Zhangye Julong believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Zhangye Julong to exceed the aggregate recoverable amount of Zhangye Julong.

Runji Cement

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Runji Cement’s management covering a five-year period, and discount rate of 10.38% (2014: 10.78%) that reflects current market assessment of the time value of money and the risks specific to this unit. Runji Cement’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 17.63% (2014: 22.07%). Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Runji Cement believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Runji Cement to exceed the aggregate recoverable amount of Runji Cement.

Hazemag

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Hazemag’s management covering a five-year period, and discount rate of 7.21% that reflects current market assessment of the time value of money and the risks specific to this unit. Hazemag’s cash flows beyond the five- year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 8.80% to 14.46%. Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Hazemag believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Hazemag to exceed the aggregate recoverable amount of Hazemag.

Anhui Jieyuan

The recoverable amount of this unit has been determined based on a value in use calculation. That calculation uses cash flow projections based on financial budgets approved by Anhui Jieyuan’s management covering a five-year period, and discount rate of 12.05% that reflects current market assessment of the time value of money and the risks specific to this unit. Anhui Jieyuan’s cash flows beyond the five-year period are assumed constant with zero growth rate. Other key assumptions for the value in use calculations relate to the estimation of cash inflows/outflows which include budgeted sales, and gross profit margin of 49.52% to 52.88%. Such estimation is based on the unit’s past performance and management’s expectations for the market development. Management of Anhui Jieyuan believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of Anhui Jieyuan to exceed the aggregate recoverable amount of Anhui Jieyuan.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

26.	MINING RIGHTS

	2015	2014
	RMB’000	RMB’000

At 1 January
Cost	808,629	705,381
Accumulated amortisation	(245,675)	(192,436)

Carrying values	562,954	512,945

At 1 January	562,954	512,945
Additions	62,800	103,248
Amortisation charged for the year	(74,062)	(53,239)

At 31 December	551,692	562,954

At 31 December
Cost	871,429	808,629
Accumulated amortisation	(319,737)	(245,675)

Carrying values	551,692	562,954

Mining rights are amortised over its concession period from 3 years to 30 years. Amortisation of mining rights has been charged to cost of sales.

27.	INTERESTS IN ASSOCIATES

	2015	2014
	RMB’000	RMB’000

Cost of investment in unlisted associates	173,777	656,619
Share of post-acquisition profits and other comprehensive income, net of dividend received	28,123	196,592

	201,900	853,211

On 1 August 2015, the Group’s 60% equity interest in Jiugang (Group) Hongda Building Materials Co., Ltd. (“Jiugang Hongda”) was reclassified from an associate to a subsidiary due to changes in the composition of board of directors of Jiugang Hongda. The carrying amount and fair value of the 60% equity interests in Jiugang Hongda as at 1 August 2015 are approximately RMB613,482,000 and RMB591,521,000 respectively. A loss on deemed disposal of interest in an associate of approximately RMB21,961,000 was recognised in the consolidated statement of profit or loss for the year ended 31 December 2015.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The reconciliation of the summarised financial information presented above to the carrying amount of the interest in the associates is set out below:

	2015	2014
	RMB’000	RMB’000

The Group’s share of profit	29,397	74,393
The Group’s share of total comprehensive income	29,397	74,393

Aggregate carrying amount of the Group’s interest in associates	201,900	853,211

Details of the associates are disclosed in note 52(c).

Material associate

Summarised audited financial information in respect of the Group’s material associate is set out below:

Jiugang Hongda

	2015	2014
	RMB’000	RMB’000

Current assets	N/A	360,369
Non-current assets	N/A	778,348
Current liabilities	N/A	(133,404)

Net assets	N/A	1,005,313

Group’s share of net assets of associate	N/A	603,188

Revenue	274,387	494,468

Profit and total comprehensive income for the period/year	32,830	104,978

Dividend received from the associate during the period/year	64,677	84,900

Group’s share of profits and other comprehensive income of associates for the period/year	19,698	62,987

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The reconciliation of the summarised financial information presented above to the carrying amount of interest in the associate is set out below:

	2015	2014
	RMB’000	RMB’000

Net assets of the associate	N/A	1,005,313
Proportion of the Group’s ownership interest in Jiugang Hongda	N/A	603,188
Goodwill	N/A	55,273

Carrying amount of the Group’s interests in Jiugang Hongda	N/A	658,461

Immaterial associates

The financial information and carrying amount, in aggregate, of the Group’s interests in associates that are not individually material and are accounted for using the equity method are set out below:

	2015	2014
	RMB’000	RMB’000

The Group’s share of profit	9,699	11,406
The Group’s share of total comprehensive income	9,699	11,406

Carrying amount of the Group’s interests in immaterial associates	201,900	250,023

28.	INTERESTS IN JOINT VENTURES

Details of the Group’s interests in joint ventures are as follows:

	2015	2014
	RMB’000	RMB’000

Cost of investments in joint ventures
Unlisted	12,296	123,940
Share of post-acquisition losses and other comprehensive expenses	(6,183)	(74,398)

	6,113	49,542

On 31 December 2015, the Group acquired additional 50% equity interest in Sinoma Jinjing Fiberglass Hong Kong Co., Limited (“Sinoma Jinjing Hong Kong”) (formerly known as PPG Sinoma Jinjing Fiber Glass Co., Ltd) as further set out in Note 47(iv). After the completion of transaction, the Group’s interest in Sinoma Jinjing Hong Kong increased to 100%. The carrying amount and fair value of the 50% equity interest at the transaction date are approximately RMB19,396,000 and RMB66,646,000 respectively. A gain on deemed disposal of interest in joint venture of approximately RMB47,250,000 was recognised in the consolidated statement of profit or loss for the year ended 31 December 2015.

On 15 April 2015, the Group disposed of its 50% equity interests in Dongguan Tiger Fiber Glass Co., Ltd (“Dongguan Tiger”), being the entire equity interest held by the Group, to an independent third party for a cash consideration of RMB3,924,000. The carrying amount of the 50% equity interest on the date of disposal is approximately RMB3,157,000 and a gain on disposal of approximately RMB767,000 was recognised in profit or loss for the year ended 31 December 2015.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In the opinion of the directors of the Company, no individual joint venture principally affected the results for the year or formed a substantial portion of the net assets of the Group. To give details of the joint ventures would, in the opinion of the directors of the Company, result in particulars of excessive length.

The Group’s interests in joint ventures are accounted for using the equity method. The financial information and carrying amount in aggregate, of the Group’s interests in joint ventures that are not individually material are set out below:

	2015	2014
	RMB’000	RMB’000

The Group’s share of loss	(13,059)	(84,696)
The Group’s share of total comprehensive expenses	(20,289)	(84,696)

Aggregate carrying amount of the Group’s interest in joint ventures	6,113	49,542

29.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	2015	2014
	RMB’000	RMB’000

Measured at fair value
Listed equity securities in PRC	2,913,814	2,984,388

Measured at cost
Unlisted equity securities in PRC	307,430	260,625
Unlisted equity securities in Germany	–	436,238
Less: Impairment loss recognised	(109,812)	(109,206)

	197,618	587,657

	3,111,432	3,572,045

(a)	Included in the unlisted equity investments at cost are investments with net carrying amount of approximately RMB197,618,000 (2014: RMB587,657,000), after accumulated impairment loss of approximately RMB109,812,000 (2014: RMB109,206,000), measured at cost less impairment loss because the range of reasonable fair value estimates is so significant that the directors of the Company are of the opinion that their fair value cannot be measured reliably.

(b)	During the year ended 31 December 2015, the Group invested an additional investment in unlisted equity securities with amount of approximately RMB51,770,000 (2014: RMB438,103,000).

RMB436,238,000 of the additions in 2014 was attributable to the Group’s 29.55% equity interest in Hazemag & EPR GmbH (“Hazemag”). The Group’s interest in Hazemag was classified as available-for-sale investments as the Group had no representative in the management of Hazemag and did not have any control, significant influence and joint control in Hazemag.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	During the year ended 31 December 2015, the Group acquired additional 29.54% equity interest in Hazemag. Details please refer to Note 47(i). After the completion of transaction, the Group’s interest in Hazemag increased to 59.09%. The carrying amount and fair value of the 29.55% equity interest at the transaction date are approximately RMB436,238,000 and RMB368,951,000 respectively. Loss on deemed disposal of available-for-sale financial asset of RMB67,287,000 was recognised in the consolidated statement of profit or loss for the year ended 31 December

2015.

(d)	As at 31 December 2014, included in unlisted equity securities is investment in unlisted domestic shares in Guotai Junan Securities Limited Corporation (國泰君安證券股份有限公司) with carrying amount of RMB4,965,000. The Group’s investment in the domestic shares became listed on 26 June 2015 on the Shanghai Stock Exchange.

(e)	During the year ended 31 December 2015, no unlisted equity securities measured at cost was disposed. During the year ended 31 December 2014, unlisted equity securities measured at cost with a net carrying amount of approximately RMB107,000 were disposed of and resulted in a gain of approximately RMB165,000.

(f)	During the year ended 31 December 2015, listed equity securities of RMB167,641,000 (2014: RMB560,000) were disposed of and resulted in a gain of approximately RMB312,992,000 (2014: RMB64,000).

30.	DERIVATIVE FINANCIAL INSTRUMENTS

Derivatives not under hedge accounting:

	Current
	2015	2014
	RMB’000	RMB’000

Derivative financial assets
– Foreign currency forward contracts	18,417	–

Derivative financial liabilities
– Foreign currency forward contracts	9,142	1,690

As at 31 December 2015, major terms of the foreign currency forward contracts are as follows:

Notional amounts	Maturities	Exchange rates

Sell US$6,000,000	1 February 2016	RMB6.3133:US$1
Sell US$9,000,000	29 February 2016	RMB6.3244:US$1
Sell US$1,000,000	28 March 2016	RMB6.3353:US$1
Sell US$10,000,000	29 August 2016	RMB6.3939:US$1
Sell US$10,000,000	30 September 2016	RMB6.4050:US$1
Sell US$10,000,000	31 October 2016	RMB6.4161:US$1
Sell US$20,000,000	30 November 2016	RMB6.4270:US$1
Sell US$7,000,000	21 December 2016	RMB6.4340:US$1
Sell EUR20,000,000	15 February 2016	RMB7.5700:EUR1
Sell EUR10,000,000	19 April 2016	RMB7.3556:EUR1

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

As at 31 December 2014, major terms of the foreign currency forward contracts were as follows:

Notional amounts	Maturities	Exchange rates

Buy US$4,480,000	15 January 2015	RMB6.0339:US$1
Buy US$3,820,000	15 January 2015	RMB6.1247:US$1
Buy US$2,000,000	30 January 2015	RMB6.1399:US$1
Buy US$5,000,000	31 January 2015	RMB6.1684:US$1
Buy US$2,000,000	27 February 2015	RMB6.1399:US$1
Buy US$2,000,000	30 March 2015	RMB6.1399:US$1

31.	INVENTORIES

	2015	2014
	RMB’000	RMB’000

Raw materials	4,599,004	4,345,908
Work-in-progress	2,432,702	2,156,614
Finished goods	2,345,940	2,400,330

	9,377,646	8,902,852

During the year ended 31 December 2015, reversal of allowance of inventories of approximately RMB11,385,000 (2014: RMB14,251,000) has been recognised as the corresponding inventories were either sold or used.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

32.	TRADE AND OTHER RECEIVABLES

	2015	2014
	RMB’000	RMB’000

Trade receivables and retentions
Trade and bills receivables	15,193,794	15,180,966
Retentions	398,651	393,146

	15,592,445	15,574,112

Less: Impairment loss recognised (Note c)	(2,141,775)	(2,053,752)

Trade receivables and retentions, net	13,450,670	13,520,360

Loan receivables
Loan receivables	–	76,450
Less: Impairment loss recognised (Note d)	–	(66,351)

Loan receivables, net (Note e)	–	10,099

Prepayments to suppliers and subcontractors, staff advances, deposits and other receivables
Prepayments to suppliers and subcontractors	6,573,346	7,148,796
Staff advances	73,862	99,939
Deposits	156,312	179,639
Other receivables	1,200,726	2,000,397

	8,004,246	9,428,771
Less: Impairment loss recognised (Note f)	(989,444)	(862,570)

Prepayments to suppliers and subcontractors, staff advances, deposits and other receivables, net	7,014,802	8,566,201

Total trade and other receivables	20,465,472	22,096,660

Less: Non-current portion
Trade and bills receivables	(374,653)	(395,185)
Retentions	(213,995)	(220,842)

	(588,648)	(616,027)

Current portion	19,876,824	21,480,633

The Group does not hold any collateral over these balances.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(a)	Ageing analysis of the Group’s trade receivables and retentions, net of impairment loss, at the end of the reporting period presented based on the invoice date at the end of the reporting period, which approximated the respective revenue recognition dates are as follows:

	2015	2014
	RMB’000	RMB’000

Less than 6 months	10,217,112	10,813,281
6 months to 1 year	1,958,381	1,539,944
1 year to 2 years	793,391	864,003
2 years to 3 years	357,200	243,213
Over 3 years	124,586	59,919

	13,450,670	13,520,360

Settlement of trade receivables and retentions generated through engineering and construction services is made in accordance with the terms specified in the contracts governing the relevant transactions, among which retentions are generally settled within one to two years after completion of corresponding services. The Group allows credit period ranging from 30 to 365 days to its trade and construction customers.

(b)	As at 31 December 2015, approximately of RMB1,383,312,000 (2014: RMB1,209,315,000) of the Group’s trade receivables were past due but not impaired. The ageing analysis of these receivables is as follows:

	2015	2014
	RMB’000	RMB’000

Less than 6 months	41,610	38,609
6 months to 1 year	622,980	578,049
1 year to 2 years	476,892	442,498
2 years to 3 years	154,353	143,221
Over 3 years	87,477	6,938

	1,383,312	1,209,315

Trade receivables that were past due but not impaired were related to a number of individual customers that have a good track record with the Group. Based on past experience, management believes that no impairment allowance is necessary in respect of these balances that are still considered fully recoverable.

(c)	Movement on the impairment loss of trade receivables is as follows:

	2015	2014
	RMB’000	RMB’000

At 1 January	2,053,752	1,811,755
Impairment loss recognised	91,485	249,828
Receivables written off as uncollectible	(3,462)	(7,831)

At 31 December	2,141,775	2,053,752

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Included in the impairment loss recognised are individually impaired trade receivables with an aggregate balance of approximately RMB2,141,775,000 (2014: RMB2,053,752,000). The individually impaired receivables mainly related to customers that are in unexpected difficult economic situations or of poor credit history. The factors considered by management in determining the impairment are described in Note 7.

(d)	Movement on the impairment loss of loan receivables is as follows:

	2015	2014
	RMB’000	RMB’000

At 1 January	66,351	54,961
Impairment loss recognised	–	11,390
Written off of impairment loss	(66,351)	–

At 31 December	–	66,351

As at 31 December 2014, included in the impairment loss recognised are individually impaired loan receivables with an aggregate balance of approximately RMB66,351,000 (2015: Nil) which the Group did not hold any collateral over these balances. The individually impaired receivables mainly related to debtors that are in unexpected difficult economic situations or of poor credit history. The factors considered by management in determining the impairment are described in Note 7.

(e)	As at 31 December 2014, the gross interest bearing loan receivables amounted to approximately RMB32,387,000 bear interest ranging from 5.36% to 7.27%. The remaining gross loan receivables amounted to approximately RMB44,063,000 are non-interest bearing. The interest bearing and non-interest bearing loan receivables are unsecured and repayable on demand.

(f)	Movement on the impairment loss of prepayments to suppliers and subcontractors and other receivables is as follows:

	2015	2014
	RMB’000	RMB’000

At 1 January	862,570	704,455
Impairment loss recognised	283,192	212,733
Reversal	(108,104)	(13,447)
Receivables written off as uncollectible	(48,214)	(41,171)

At 31 December	989,444	862,570

Included in the impairment loss recognised are individually impaired prepayments to suppliers and subcontractors and other receivables with an aggregate balance of approximately RMB989,444,000 (2014: RMB862,570,000) which the Group does not hold any collateral over these balances. The individually impaired receivables mainly related to debtors that are in unexpected difficult economic situations or of poor credit history. The balances also included the accumulated impairment of approximately RMB44,500,000 (2014: RMB44,500,000) provided for the consideration receivables for disposal of Taian City Electric Power Co., Ltd.. The factors considered by management in determining the impairment are described in Note 7.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(g)	During the year ended 31 December 2012, Sinoma Equipment & Engineering Corp., Ltd. (“Sinoma E&E”), a subsidiary of the Company have entered into certain steel trading agreements with various customers for which some of these agreements required Sinoma E&E to make prepayments. However, certain of these customers were unable to settle their outstanding trade receivables or refund the prepayments made by Sinoma E&E in accordance with the contractual terms of steel trading agreements with outstanding balances of trade receivables and prepayments to suppliers of approximately RMB946,941,000 and RMB679,796,000 respectively. In order to recover the outstanding receivables and/or prepayments, Sinoma E&E has taken legal actions against these customers. As at 31 December 2012, the directors of the Company had assessed the recoverability of each customer individually and recognised an aggregate impairment loss in respect of trade receivable and prepayments to suppliers of approximately RMB186,085,000 and RMB214,648,000 respectively for the year ended 31 December 2012.

During the year ended 31 December 2013, despite that Sinoma E&E had been successful in the legal proceedings against those customers, no material repayments had been received from those customers. In view of such, Sinoma E&E had applied to courts in the PRC for freezing the assets of certain customers. Having regard inter alia to the results of these freezing orders, financial position of the respective customers and value of assets available for settlement, the directors of the Company recognised further impairment in respect of trade receivables and prepayments to suppliers of approximately RMB515,398,000 and RMB210,668,000 respectively during the year ended 31 December 2013.

During the year ended 31 December 2014, no material repayments had been received from those customers even though freezing orders had been implied. The directors of the Company recognised further impairment in respect of trade receivables and prepayments to suppliers of approximately RMB88,254,000 and RMB122,036,000 during the year ended 31 December 2014.

During the year ended 31 December 2015, certain repayments had been received from those customers. The directors of the Company recognised reversal of impairment in respect of trade receivables and prepayments to suppliers of approximately RMB19,034,000 and RMB93,981,000 during the year ended 31 December 2015. The directors of the company believe that Sinoma E&E can fully recover the remaining balances.

(h)	As at 31 December 2015, borrowings are secured by certain trade and other receivables of the Group with an aggregate carrying values of approximately RMB800,938,000 (2014: Nil) (Note 38(a)).

33.	CONTRACT WORK-IN-PROGRESS

	2015	2014
	RMB’000	RMB’000

Contract cost incurred plus recognised profit less recognised losses	46,582,897	44,121,027
Less: Progress billings	(46,338,445)	(43,883,468)

Contract work-in-progress	244,452	237,559

Analysed for reporting purposes as:
Amounts due from customers for contract work	591,186	573,062
Amounts due to customers for contract work	(346,734)	(335,503)

	244,452	237,559

Contract revenue recognised as turnover	15,600,860	14,737,760

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Included in the trade and other receivable are retentions due from customers for contract works of approximately RMB398,651,000 (2014: RMB393,146,000).

Included in the trade and other payables are advances received from customers for contract works of approximately RMB7,993,241,000 (2014: RMB7,778,312,000).

When it is probable that total contract costs exceed total contract revenue, the foreseeable loss is recognised as an expense immediately.

During the year ended 31 December 2015, foreseeable losses on construction contracts of approximately RMB63,872,000 (2014: RMB61,921,000) have been recognised in the consolidated statement of profit or loss.

34.	RESTRICTED BANK BALANCES

Restricted bank balances are held in dedicated bank accounts under the name of the Group for the issuance of performance bonds of approximate ly RMB15,987,000 (2014: RMB10,342,000) and letter of credits to customers or bank acceptance notes to suppliers.

As at 31 December 2015, the fixed interest rate on restricted bank balances, with maturities ranging from 6 months to 1 year, ranged from 0.35% to 3.43% (2014: 0.34% to 3.23%) per annum.

35.	BANK BALANCES AND CASH

	2015	2014
	RMB’000	RMB’000

Cash at banks and in hand	11,963,895	9,273,171

Bank deposits
– Term deposits	221,617	276,316
– Other bank deposits	765,605	559,436

	987,222	835,752

Cash and cash equivalents	12,951,117	10,108,923

(a)	As at 31 December 2015, the fixed interest rate on bank deposits ranged from 2.67% to 5.31% (2014: 2.85% to 5.87%) per annum.

(b)	Cash at banks denominated in RMB are deposited with banks in the PRC at the prevailing market rates. The conversion of these RMB denominated balances into foreign currencies is subject to the rules and regulations of foreign exchange control promulgated by the PRC government.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

36.	TRADE AND OTHER PAYABLES

	2015	2014
	RMB’000	RMB’000

Trade payables	18,164,566	17,279,575

Deposits, advances, accruals and other payables
Prepayment from customers	11,610,261	10,519,060
Accrued payroll and welfare	352,229	436,177
Accrued social security costs	232,651	299,154
Other taxes	154,029	213,075
Accrued expenses	212,117	285,871
Deposits payable	129,845	174,629
Dividends payable to non-controlling interests by subsidiaries	210,297	152,451
Other payables	400,376	689,241

	13,301,805	12,769,658

Total trade and other payables	31,466,371	30,049,233

Less: Non-current portion:
Accrued payroll and welfare	(6,139)	(5,390)

Current portion	31,460,232	30,043,843

(a)	Ageing analysis of trade payables at the end of the reporting period presented based on the invoice date are as follows:

	2015	2014
	RMB’000	RMB’000

Within 6 months	13,241,196	12,676,905
6 months to 1 year	3,770,773	3,470,479
1 year to 2 years	922,447	905,907
2 years to 3 years	140,113	133,238
Over 3 years	90,037	93,046

	18,164,566	17,279,575

The credit period on purchases of goods ranges from 90 days to 180 days. The Group has financial risk management policies in the place to ensure that all payables are settled within the credit timeframe.

(b)	Non-current portion of accrued payroll and welfare represents the portion of accrued employee housing allowances, payable to employees over their years of service to the Group, expected to be settled over one year from the end of the reporting period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

37.	SHORT-TERM FINANCING BILLS

	2015	2014
	RMB’000	RMB’000

Short-term financing bills, unsecured	5,250,000	6,220,000

On 1 April and 2 September 2014, the Company issued two one-year short-term financing bills of face value at RMB1,500,000,000 and RMB400,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 5.60% and 4.98% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 5 August 2014, Sinoma International Engineering Co., Ltd. (“Sinoma International”), a non- wholly owned subsidiary of the Company, issued one-year short-term financing bills of face value at RMB500,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 4.95% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 29 April and 11 November 2014, Xinjiang Tianshan Cement Co., Ltd. (“Tianshan Cement”), a non-wholly owned subsidiary of the Company, issued two one-year short-term financing bills of face value at RMB500,000,000 and RMB500,000,000 respectively in the PRC inter-bank bond market. The short- term financing bills bear a fixed interest rate of 5.97% and 4.50% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 16 September 2014, Ningxia Building Materials Co., Ltd. (“Ningxia Building Materials”), a non- wholly owned subsidiary of the Company, issued one-year short-term financing bills of face value at RMB500,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 5.56% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 3 April, 19 May and 25 September 2014, Sinoma Cement Co., Ltd (“Sinoma Cement”), a wholly owned subsidiary of the Company, issued three one-year short-term financing bills of face value at RMB260,000,000, RMB300,000,000 and RMB500,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 6.00%, 5.74% and 5.34% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 17 January, 30 July and 14 October 2014, Sinoma Science & Technology Co., Ltd. (“Sinoma Science & Technology”), a non-wholly owned subsidiary of the Company, issued three one-year short-term financing bills of face value at RMB10,000,000, RMB400,000,000 and RMB500,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 8.00%, 5.39% and

5.10% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 15 April 2014, Sinoma Science & Technology, a non-wholly owned subsidiary of the Company, issued 90-day short-term financing bills of face value at RMB550,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 6.30% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 12 March and 11 November 2014, Sinoma Science & Technology, a non-wholly owned subsidiary of the Company, issued 180-day short-term financing bills of face value at RMB500,000,000 and RMB350,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 6.80% and 5.00% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

On 28 February and 23 March 2015, the Company issued two 180-day short-term financing bills of face value at RMB1,800,000,000 and RMB1,700,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 4.80% and 4.89% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 8 September 2015, the Company issued 270-day short-term financing bills of face value at RMB1,250,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 3.35% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 20 July 2015, Sinoma International, a non-wholly-owned subsidiary of the Company issued one-year short-term financing bills of face value at RMB500,000,000 in the PRC inter-bank bond market. The short- term financing bills bear a fixed interest rate of 3.67% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 23 April, 31 July and 15 June 2015, Tianshan Cement, a non-wholly-owned subsidiary of the Company issued 270-day short-term financing bill of face value at RMB500,000,000; 270-day short-term financing bill of face value at RMB500,000,000 and 180-day short-term financing bill of face value at RMB400,000,000 respectively in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 5.00%, 4.17% and 4.90% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 6 August 2015, Ningxia Building Materials, a non-wholly-owned subsidiary of the Company issued one-year short-term financing bills of face value at RMB500,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 3.75% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 15 May and 15 September 2015, Sinoma Cement, a wholly-owned subsidiary of the Company, issued two 270-day short-term financing bills of face value at RMB500,000,000 each in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 4.40% and 3.85% respectively per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 29 October 2015, Sinoma Cement, a wholly-owned subsidiary of the Company, issued a one-year short-term financing bill of face value at RMB500,000,000 in the PRC inter-bank bond market. The short- term financing bills bear a fixed interest rate of 3.46% per annum and the principal together with the interest thereon is payable on maturity of the bills.

On 3 December 2015, Sinoma Science & Technology, a non-wholly-owned subsidiary of the Company, issued 180-day short-term financing bills of face value at RMB500,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 3.69% per annum and the principal together with the interest thereon is payable on maturity of the bills.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

38.	BORROWINGS

	2015	2014
	RMB’000	RMB’000

Bank borrowing
– Secured (Note a)	1,926,044	1,921,310
– Unsecured	16,955,990	17,334,011

	18,882,034	19,255,321

Other borrowing
– Unsecured	1,237,062	1,600,715

Total borrowing	20,119,096	20,856,036

Non–current
Non–current portion of long–term bank borrowings
– Secured	731,837	694,842
– Unsecured	3,853,691	4,801,654

	4,585,528	5,496,496

Other borrowings
– Unsecured	291,700	664,258

Total non–current borrowings	4,877,228	6,160,754

Current
Current portion of long–term bank borrowings
– Secured	364,663	256,930
– Unsecured	1,178,448	1,183,459

	1,543,111	1,440,389

Short–term bank borrowings
– Secured	829,544	969,538
– Unsecured	11,923,851	11,348,898

	12,753,395	12,318,436

Other borrowings
– Unsecured	945,362	936,457

Total current borrowings	15,241,868	14,695,282

Total borrowings	20,119,096	20,856,036

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Notes:

(a)	Secured borrowings of the Group as at 31 December 2015 and 2014 were secured by the Group’s property, plant and equipment (Note 21), prepaid lease payments (Note 22) and trade and other receivables (Note 32).

(b)	The exposure of borrowings to interest rate changes is as follows:

	2015	2014
	RMB’000	RMB’000

Fixed-rate borrowings	8,753,542	9,058,882
Variable-rate borrowings	11,365,554	11,797,154

	20,119,096	20,856,036

(c)	The maturities of total borrowings are set out as follows:

	2015	2014
	RMB’000	RMB’000

Within 1 year	15,241,868	14,695,282
1 year to 2 years	1,885,109	2,618,879
2 years to 5 years	2,649,473	3,114,745
Over 5 years	342,646	427,130

	20,119,096	20,856,036

(d)	Certain borrowings of the Group are guaranteed by other state-owned enterprises and independent third parties. The amounts of the guarantees provided by other state-owned enterprises and independent third parties to the Group at the end of the reporting period are as follows:

	2015	2014
	RMB’000	RMB’000

Guarantees provided by:
Other state-owned enterprises	20,000	20,000
Independent third parties	563,250	583,760

	583,250	603,760

(e)	The weighted average effective interest rates (per annum) at the end of the respective reporting periods are as follows:

	2015	2014

Bank borrowings
– RMB	6.06%	6.56%
– US$	4.12%	4.17%
Other borrowings
– RMB	5.96%	6.04%

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(f)	The undrawn borrowing facilities are as follows:

	2015	2014
	RMB’000	RMB’000

Floating rate
– Expiring within 1 year	13,526,390	14,367,813
– Expiring beyond 1 year	14,542,559	12,903,682

Fixed rate
– Expiring within 1 year	9,347,521	9,243,390
– Expiring beyond 1 year	320,000	350,000

	37,736,470	36,864,885

39.	EARLY RETIREMENT AND SUPPLEMENTAL BENEFIT OBLIGATIONS

The Group operates unfunded defined benefit plan for qualifying former employees. The Group paid supplemental pension subsidies or pension contributions to its retired employees in the PRC who retired prior to 31 December 2006. In addition, the Group is committed to make periodic benefits payments to certain former employees who were terminated or early retired in accordance with various rationalisation programmes adopted by the Group prior to 31 December 2006. The Group ceased to pay the supplemental pension subsidies and other post-employment medical benefits to its retired employees and early retired employees in China who leave the Group after 31 December 2006. The plan is administrated by the Group and contributed from the Group in accordance with an independent actuary’s recommendation based on annual actuarial valuations. Under the plan, the employees are entitled to retirement benefits varying between

45% and 85% of final salary on attainment of a retirement age of 55-60.

The defined benefit plan expose the Group to actuarial risks, such as interest rate risk, longevity risk and salary risk.

Interest rate risk	A decrease in the bond interest rate will increase the plan liability.

Longevity risk	The present value of the defined benefit plan liability is calculated by reference to the best estimate of the mortality of plan participants both during and after their employment. An increase in the life expectancy of the plan participants will increase the plan’s liability.

Salary risk	The present value of the defined benefit plan liability is calculated by reference to the future salaries of plan participants. As such, an increase in the salary of the plan participants will increase the plan’s liability.

No other post-retirement benefits are provided to these employees.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Amounts recognised in profit or loss or other comprehensive income in respect of the defined benefit plan are as follows:

	2015	2014
	RMB’000	RMB’000

Past service cost	(2,954)	(24,692)
Net interest on obligation	(9,243)	(13,401)

Total amounts recognised in profit or loss	(12,197)	(38,093)

Remeasurement of defined benefit obligation:
Actuarial losses recognised in the year	(14,594)	(16,321)
Actuarial (losses) gains arising from changes in experience adjustments	(8,017)	41,466

Total amounts recognised in other comprehensive income	(22,611)	25,145

Total defined benefit costs	(34,808)	(12,948)

The amounts recognised in profit or loss of approximately RMB12,197,000 (2014: RMB38,093,000) has been included in administrative expenses.

The amount included in the consolidated statement of financial position arising from the Group’s obligation in respect of the defined benefit plan is as follows:

	2015	2014
	RMB’000	RMB’000

Present value of unfunded defined benefit obligation	265,517	277,032
Less: current portion	(46,323)	(53,184)

Non-current portion	219,194	223,848

Movements in the present value of the unfunded defined benefit obligations in the current year were as follows:

	2015	2014
	RMB’000	RMB’000

At 1 January	277,032	317,268
Interest cost	9,243	13,401
Remeasurements:
Actuarial losses (gains) arising from changes in experience adjustments	8,017	(41,466)
Actuarial losses recognised in the year	14,594	16,321
Past service cost, including losses on curtailments	2,954	24,692
Benefits paid	(46,323)	(53,184)

At 31 December	265,517	277,032

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The principal assumptions used for the purposes of the actuarial valuation were as follow:

	Valuation at
	2015	2014

Discount rate	2.9%	3.7%
Benefit increase rates	6%	6%
Mortality for current early retiree
Male	0.26%	0.26%
Female	0.14%	0.14%
Mortality for current retiree
Male	1.19%	1.19%
Female	0.75%	0.75%

The assumptions on mortality are set based on actuarial advice in accordance with published statistics and experience in each territory.

The sensitivity analyses below have been determined based on reasonably possible changes of the respective assumptions occurring at the end of the reporting period.

31 December 2015

	Change in assumption	Impact on defined benefit obligation 2015
RMB’000

Discount rate	increase/decrease by 0.5%	decrease/increase by 11,361
Benefits increase rates	increase/decrease by 0.5%	increase/decrease by 11,494
Mortality	increase/decrease by 1%	increase/decrease by 3,953

31 December 2014

	Change in assumption	Impact on defined benefit obligation 2014
RMB’000

Discount rate	increase/decrease by 0.5%	decrease/increase by 10,661
Benefits increase rates	increase/decrease by 0.5%	increase/decrease by 11,512
Mortality	increase/decrease by 1%	increase/decrease by 3,470

The above sensitivity analyses are based on a change in an assumption while holding all other assumptions constant. In practice, this is unlikely to occur, and changes in some of the assumptions may be correlated.

When calculating the sensitivity of the defined benefit obligation to significant actuarial assumptions the same method (present value of the defined benefit obligation calculated with the projected unit credit method at the end of the reporting period) has been applied as when calculating the liability arising from defined benefit obligation.

The methods and types of assumptions used in preparing the sensitivity analysis did not change compared to the previous period.

The weighted average duration of the defined benefit obligation is 66 years.

The most recent actuarial valuations and the present value of the defined benefit obligation as at 31 December 2015 were carried out at 12 January 2016 by Mr. Alex Tschai, Consulting Director, Principal Actuary of Mercer Investment Consulting Inc and is a Fellow of the Institute of Actuaries. The present value of the defined benefit obligation, related past service cost were measured using the Projected Unit Credit Cost method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

40.	CASH-SETTLED SHARE-BASED PAYMENTS

The Group implemented a share appreciation rights scheme to motivate and award the senior management team and other key members of the Company. Under this share appreciation rights scheme, share appreciation rights are granted in units representing one H share. No share will be issued under the share appreciation rights scheme. Upon exercise of the share appreciation rights, a recipient will receive, subject to any applicable withholding tax, a cash payment in RMB, translated from the Hong Kong dollars amount equal to the product of the number of share appreciation rights exercised and the difference between the exercise price and market price of the Company’s H shares at the date of exercise based on the applicable exchange rate between RMB and Hong Kong dollars at the date of the exercise. The Company recognises compensation expense of the share appreciation rights over the applicable vesting period.

The share appreciation rights scheme was approved at the second extraordinary general meeting held on 22 October 2010. On 13 December 2010, 4,130,000 units of the share appreciation rights scheme with a vesting period of two years were granted to sixteen senior officers, including five directors and eleven senior management members, at an exercise price of RMB5.17 per unit. Under the terms of this grant, all share appreciation rights had a contractual life of seven years from the date of grant, a recipient of share appreciation rights may not exercise the rights in the first twenty four months after the date of grant. As at each of the second, third and fourth anniversary of the date of grant, the total number of share appreciation rights exercisable may not in aggregate exceed one-third, two-third and 100%, respectively, of the total share appreciation rights granted to such person. The total amounts paid in cash as a result of the Company’s market price being higher than that the exercise price of the share appreciation rights shall not exceed 40% of the salaries level of those grantees accessed at the date of grant. The share appreciation rights which have not been exercised after the expiration of the term of the scheme shall lapse.

During the year ended 31 December 2014, no share appreciation rights granted was exercised while all the share appreciation rights were lapsed. Therefore, no share appreciation rights remained outstanding as at 31 December 2014 and liability balance of RMB113,000 was reversed. There was no liability balance in respect of share appreciation rights as at 31 December 2014.

During the year ended 31 December 2015, no share appreciation rights were granted and no share appreciation rights remained outstanding as at 31 December 2015. There was no liability balance in respect of share appreciation rights as at 31 December 2015.

41.	PROVISIONS

	2015	2014
	RMB’000	RMB’000

Analysed for reporting purposes:
Non-current liabilities	116,289	80,868
Current liabilities	30,564	21,389

	146,853	102,257

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Warranties
RMB’000

At 1 January 2014	81,520
Additional provision recognised	52,926
Utilised during the year	(32,189)

At 31 December 2014 and 1 January 2015	102,257
Additional provision recognised	108,386
Utilised during the year	(63,790)

At 31 December 2015	146,853

The provision for warranty claims represents the present value of the best estimate of the directors of the Company the future outflow of economic benefits that will be required under the Groups’ obligations for warranties under the sale contracts. The estimate has been made on the basis of historical warranty trends and may vary as a result of new materials, altered manufacturing processes or other events affecting product quality.

42.	CORPORATE BONDS

	2015	2014
	RMB’000	RMB’000

Corporate bonds, at amortised cost	2,497,993	2,495,162
Less: Non-current portion	–	(2,495,162)

Current portion	2,497,993	–

On 31 July 2009, the Company issued seven-year corporate bonds of face value of RMB2,500,000,000 in the PRC capital market. The corporate bonds bear a fixed interest rate of 5.40% per annum and the interest is paid annually.

The corporate bonds are denominated in RMB. The effective interest rate of the corporate bonds is 5.52% per annum.

43.	MEDIUM-TERM NOTES

	2015	2014
	RMB’000	RMB’000

Medium-term notes, at amortised cost	7,259,145	6,257,222
Less: Non-current portion	(4,099,824)	(4,557,222)

Current portion	3,159,321	1,700,000

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The medium-term notes are denominated in RMB and the details are as follow:

31 December 2015

			Contractual	Interest	Effective
Date of issue	Principal	Term	interest rate	payment	interest rate
	RMB’000

21 April 2011	660,000	5 years	6.16% per annum	Annually	6.41%
20 October 2011	500,000	5 years	7.00% per annum	Annually	7.00%
25 October 2011	700,000	5 years	7.99% per annum	Annually	7.99%
24 November 2011	800,000	5 years	5.83% per annum	Annually	5.89%
14 August 2012	900,000	5 years	5.61% per annum	Annually	5.63%
7 June 2013	500,000	3 years	5.04% per annum	Annually	5.04%
20 August 2014	500,000	5 years	6.73% per annum	Annually	6.73%
13 August 2015	2,500,000	5 years	4.56% per annum	Annually	4.56%
15 September 2015	200,000	3 years	5.02% per annum	Annually	5.02%

31 December 2014

			Contractual	Interest	Effective
Date of issue	Principal	Term	interest rate	payment	interest rate
	RMB’000

10 March 2010	1,700,000	5 years	4.48% per annum	Annually	4.48%
21 April 2011	660,000	5 years	6.16% per annum	Annually	6.41%
20 October 2011	500,000	5 years	7.00% per annum	Annually	7.00%
25 October 2011	700,000	5 years	7.99% per annum	Annually	7.99%
24 November 2011	800,000	5 years	5.83% per annum	Annually	5.89%
14 August 2012	900,000	5 years	5.61% per annum	Annually	5.63%
7 June 2013	500,000	3 years	5.04% per annum	Annually	5.04%
20 August 2014	500,000	5 years	6.73% per annum	Annually	6.73%

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

44.	DEFERRED INCOME

	Government grants	Government
	relating to research	grants relating	Government
	and development	to property, plant	grants relating to
	expenditure	and equipment	land use rights	Total
	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2014	330,653	268,275	165,405	764,333
Additions	164,282	101,520	37,451	303,253
Utilised/amortised during the year	(108,178)	(73,878)	(24,573)	(206,629)

At 31 December 2014 and 1 January 2015	386,757	295,917	178,283	860,957
Additions	115,652	33,128	12,341	161,121
Utilised/amortised during the year	(105,194)	(74,219)	(24,699)	(204,112)

At 31 December 2015	397,215	254,826	165,925	817,966

During the year ended 31 December 2015, the Group received government grants of approximately RMB115,652,000 (2014: RMB164,282,000) towards the research and development expenditure. The amounts have been treated as deferred income and are recognised as revenue over the periods necessary to match them with the costs for which they are intended to compensate, on a systematic basis. This policy has resulted in a credit to income in the current year of approximately RMB105,194,000 (2014: RMB108,178,000). As at 31 December 2015, an amount of approximately RMB397,215,000 (2014: RMB386,757,000) remains unutilised.

During the year ended 31 December 2015, the Group received government grants of approximately RMB45,469,000 (2014: RMB138,971,000) towards the cost of construction of property, plant and equipment and acquisition of land use rights. The amounts have been treated as deferred income and transferred to income over the useful lives of the related assets. This policy has resulted in a credit to income in the current year of approximately RMB98,918,000 (2014: RMB98,451,000). As at 31 December 2015, an amount of approximately RMB420,751,000 (2014: RMB474,200,000) remains unamortised.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

45.	DEFERRED INCOME TAX

The movements in deferred income tax assets and liabilities during the year are as follows:

(a)	Deferred income tax assets

						Provision
		Assets		Deferred		for early
		revaluation		income	Unrealised	retirement and
	Provision for	surplus		arising from	profit on	supplemental
	impairment	during the		government	inter-company	benefit
	of assets	Reorganisation	Tax losses	grants	transactions	obligations	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2014	365,578	5,152	14,475	37,709	270,885	48,898	89,500	832,197
Charged to other comprehensive income	–	–	–	–	–	(5,433)	––	(5,433)
Credited (Charged) to the consolidated of profit or loss statement	38,384	(850)	667	10,297	46,176	(8,375)	1,367	87,666

At 31 December 2014 and 1 January 2015	403,962	4,302	15,142	48,006	317,061	35,090	90,867	914,430
Credited to other comprehensive income	–	–	–	–	–	4,104	–	4,104
Credited (Charged) to the consolidated of profit or loss statement	33,124	(761)	1,325	9,601	24,767	(5,669)	2,575	64,962

At 31 December 2015	437,086	3,541	16,467	57,607	341,828	33,525	93,442	983,496

(b)	Deferred income tax liabilities

	Assets
	revaluation	Borrowings
	surplus in	reassessed	Available-for-
	business	in debt	sale financial
	combinations	restructurings	assets	Total
	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2014	271,927	2,002	334,913	608,842
Credited to other comprehensive income	–	–	214,037	214,037
Credited to consolidated statement of profit or loss	(34,035)	(329)	–	(34,364)

At 31 December 2014 and 1 January 2015	237,892	1,673	548,950	788,515
Attributable to acquisition of subsidiaries (Note 47)	151,823	–	–	151,823
Credited to other comprehensive income	–	–	(34,199)	(34,199)
(Credited) Charged to consolidated statement of profit or loss	(48,085)	(336)	66,416	17,995

At 31 December 2015	341,630	1,337	581,167	924,134

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	Deferred income tax assets are recognised for tax loss carry-forwards to the extent that the realisation of the related tax benefit through the future taxable profits is probable. As at 31 December 2015, a deferred tax asset has been recognised in respect of approximately RMB103,955,000 (2014: RMB93,378,000) of such losses. No deferred tax assets has been recognised in respect of the remaining tax losses amounting to approximately RMB1,518,399,000 (2014: RMB1,440,390,000), as management believes it is more likely than not that such tax losses would not be realised before they expire. The expiry of the tax losses for which no deferred income tax assets were recognised are analysed as follows:

	2015	2014
	RMB’000	RMB’000

Within 1 year	416,245	210,412
Between 1 to 2 years	342,782	416,245
Between 2 to 3 years	231,608	342,782
Between 3 to 4 years	239,343	231,608
Between 4 to 5 years	288,421	239,343

	1,518,399	1,440,390

46.	SHARE CAPITAL

	Unlisted domestic shares		Unlisted foreign shares		H Shares		Total
	Number		Number		Number		Number
	of shares	Amount	of shares	Amount	of shares	Amount	of shares	Amount
	’000	RMB’000	’000	RMB’000	’000	RMB’000	’000	RMB’000

Registered, issued and fully paid:
1 January 2014,
31 December 2014,
1 January 2015 and
31 December 2015	2,276,523	2,276,523	130,793	130,793	1,164,148	1,164,148	3,571,464	3,571,464

47.	BUSINESS COMBINATIONS

Business combinations for the year ended 31 December 2015

(i)	Hazemag & EPR GmbH (“Hazemag”)

On 30 August 2013, Sinoma International Engineering Co., Ltd (“Sinoma International”), a non- wholly owned subsidiary of the Company, entered into a share transfer agreement with the shareholder of Hazemag, a company incorporated in Germany, to acquire 59.09% equity interest in Hazemag at a total cash consideration of EUR104,000,000. The first step of acquisition of 29.55% equity interest was completed during the year ended 31 December 2014 with such investment carried as an available-for- sale investment as at 31 December 2014. On 2 March 2015, the Group acquired the additional 29.54% equity interest in Hazemag and and Hazemag became a subsidiary of the Group since then. Hazemag is principally engaged in the development, design, manufacture and supply of plant and machinery for materials processing and crushing both above and below ground, as well as for mining and tunnelling equipment and was acquired so as to continue the expansion of the Group’s cement equipment and engineering services. This acquisition has been accounted for using acquisition method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Consideration transferred

RMB’000

Fair value of previously held equity interests	368,951
Cash consideration	368,950

737,901

Acquisition-related costs were insignificant and have been excluded for the consideration transferred and have been recognised as an expense for the year ended 31 December 2015, within the ‘administrative expenses’ in the consolidated statement of profit or loss.

Assets acquired and liabilities recognised at the date of acquisition are as follows:

RMB’000

Property, plant and equipment	81,325
Intangible assets	128,395
Inventories	181,048
Trade and other receivables	415,636
Bank balances and cash	115,104
Trade and other payables	(295,845)
Borrowings	(10,185)
Deferred income tax liabilities	(100,908)
Non-controlling interests	(44,798)

469,772

The fair value of trade and other receivables at the date of acquisition amounted to approximately RMB415,636,000. The gross contractual amounts of those trade and other receivables acquired amounted to approximately RMB415,636,000 at the date of acquisition. No estimated uncollectible contractual cash flows were expected at the acquisition date.

Goodwill arising on acquisition:

RMB’000

Consideration transferred	737,901
Plus: non-controlling interest (40.91% in Hazemag)	192,184
Less: net assets acquired	(469,772)

Goodwill arising on acquisition	460,313

The non-controlling interest in Hazemag recognised at the acquisition date was measured by reference to the proportionate share of recognised amounts of net assets of Hazemag and amounted to approximately RMB192,184,000.

Goodwill arose in the acquisition of Hazemag because the consideration paid for the acquisition effectively included amounts in relation to the benefit of expected synergies, revenue growth and future market development of Hazemag. These benefits are not recognised separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

None of the goodwill arising on this acquisition is expected to be deductible for tax purpose.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Net cash outflow on acquisition of Hazemag

RMB’000

Cash consideration paid	(368,950)
Cash and cash equivalents acquired	115,104

(253,846)

Impact of acquisition on the results of the Group

Included in the Group’s profit for the year ended 31 December 2015 is approximately loss of RMB29,334,000 attributable to Hazemag. Revenue of the Group for the year ended 31 December 2015 includes approximately RMB668,359,000 attributable to Hazemag.

Had the acquisition of Hazemag been effected on 1 January 2015, the consolidated revenue and profit of the year of the Group for year ended 31 December 2015 would have been approximately RMB53,374,811,000 and RMB990,331,000 respectively. The pro-forma information is for illustrative purposes only and is not necessarily an indication of revenue and results of operations of the Group that actually would have been achieved had the acquisition been completed at the beginning of the interim period, nor is it intended to be a projection of future results.

(ii)	Anhui Jieyuan Environmental Protection Technology Co., Ltd. (“Anhui Jieyuan”)

On 20 November 2015, Sinoma International acquired 100% equity interest in Anhui Jieyuan from an independent third party for an aggregate consideration of RMB1,007,470,000. The consideration is satisfied by the issuance of 76,208,025 ordinary shares (the “Consideration Shares”) of Sinoma International at an issue price of RMB13.22 per Consideration Share. Sinoma International has agreed with the following parties, Xu Xidong, Xuan Hong, Zhang Ximing, Zhang Ping, Jiang Guirong, Anhui Haihe New Energy Investment Co., Ltd., and Wuhu Henghai Investment Center (Limited Partnership) (collectively referred as “Compensation Covenanters”) that the accumulated net profit attributable to the parent company of Anhui Jieyuan for the three years ending 31 December 2017 shall not be less than RMB300,000,000, failing which performance compensation shall be made by the Compensation Covenanters to Sinoma International. Anhui Jieyuan is principally engaged in energy management project, environment protection project, research on environmental technology and sales of environment equipment. This acquisition has been accounted for using acquisition method.

Consideration transferred

RMB’000

Consideration shares	1,007,470

Acquisition-related costs were insignificant and have been excluded from the consideration transferred and have been recognised as an expense for the year ended 31 December 2015, within the ‘administrative expenses’ in the consolidated statement of profit or loss.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Assets acquired and liabilities recognised at the date of acquisition are as follows:

RMB’000

Property, plant and equipment	340,988
Other non-current assets	105,516
Intangible assets	3,840
Inventories	843
Trade and other receivables	63,688
Bank balances and cash	38,727
Trade and other payables	(159,398)
Borrowings	(77,400)
Deferred income tax liabilities	(14,214)

302,590

The fair value of trade and other receivables at the date of acquisition amounted to approximately RMB63,688,000. The gross contractual amounts of those trade and other receivables acquired amounted to approximately RMB63,688,000 at the date of acquisition. No estimated uncollectible contractual cash flows were expected at the acquisition date.

Goodwill arising on acquisition:

RMB’000

Consideration transferred	1,007,470
Less: net assets acquired	(302,590)

Goodwill arising on acquisition	704,880

Goodwill arose in the acquisition of Anhui Jieyuan because the consideration paid for the acquisition effectively included amounts in relation to the benefit of expected synergies, revenue growth, future market development and the assembled workforce of Anhui Jieyuan. These benefits are not recognised separately from goodwill because they do not meet the recognition criteria for identifiable intangible assets.

None of the goodwill arising on this acquisition is expected to be deductible for tax purpose.

Net cash inflow on acquisition of Anhui Jieyuan

RMB’000

Cash and cash equivalents acquired	38,727

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Impact of acquisition on the results of the Group

Included in the profit for the year ended 31 December 2015 was approximately RMB5,131,000 attributable to the additional business generated by Anhui Jieyuan. Turnover for the year ended 31 December 2015 included approximately RMB14,938,000 from Anhui Jieyuan.

Had the acquisition been completed on 1 January 2015, the total amount of revenue and profit of the year of the Group for year ended 31 December 2015 would have been approximately RMB53,351,127,000 and RMB1,022,043,000 respectively. The pro forma information is for illustrative purposes only and is not necessarily an indication of turnover and results of operations of the Group that actually would have been achieved had the acquisition been completed on 1 January 2015, nor is it intended to be a projection of future results.

In determining the “pro-forma” turnover and profit of the Group had Anhui Jieyuan been acquired at the beginning of 2015, the directors of the Company have calculated depreciation of property, plant and equipment acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognised in the pre-acquisition financial statements; and determined borrowing costs based on the funding levels, credit ratings and debt/equity position of the Group after the business combination.

As a result of the issuance of the consideration shares, the Group’s equity interest in Sinoma International was reduced from 42.46% to 39.70% and increase in non-controlling interest of RMB756,650,000 and a gain of RMB250,820,000 was resulted and recorded under other reserves in equity.

(iii)	Jiugang Hongda

On 1 August 2015, following the change in the board composition of Jiugang Hongda, the Group obtained control over Jiugang Hongda and Jiugang Hongda was treated as a subsidiary of the Group thereafter. Prior to and after the change in the board composition, the Group had 60% equity interest in Jiugang Hondga.

Jiugang Hongda is principally engaged in manufacturing and sales of cement and cement clinker. The transaction has been accounted for using acquisition method.

Consideration

RMB’000

Fair value of previously held equity interests	591,521

There were no acquisition-related costs.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Assets acquired and liabilities recognised at the date control was obtained are as follows:

RMB’000

Property, plant and equipment	734,997
Intangible assets	67,257
Inventories	54,184
Trade and other receivables	263,326
Bank balances and cash	77,920
Trade and other payables	(197,935)
Deferred income tax liabilities	(13,880)

985,869

The fair value of trade and other receivables at the date of acquisition amounted to approximately RMB263,326,000. The gross contractual amounts of those trade and other receivables acquired amounted to approximately RMB263,326,000 at the date of acquisition. No estimated uncollectible contractual cash flows were expected at the acquisition date.

RMB’000

Fair value of previously held equity interests	591,521
Plus: non-controlling interest (40% in Jiugang Hongda)	394,348
Less: net assets acquired	(985,869)

–

The non-controlling interest in Jiugang Hongda recognised at the date control was obtained was measured by reference to the proportionate share of recognised amounts of net assets of Jiugang Hongda and amounted to approximately RMB394,348,000.

Net cash inflow on acquisition of Jiugang Hongda

RMB’000

Cash and cash equivalents acquired	77,920

Impact of acquisition on the results of the Group

Included in the profit for the year ended 31 December 2015 was approximately RMB29,020,000 attributable to the additional business generated by Jiugang Hongda. Turnover for the year ended 31 December 2015 included approximately RMB223,257,000 from Jiugang Hongda.

Had the acquisition of Jiugang Hongda been completed on 1 January 2015, the total amount of revenue and profit of the year of the Group for year ended 31 December 2015 would have been approximately RMB53,533,256,000 and RMB1,021,648,000 respectively. The pro forma information is for illustrative purposes only and is not necessarily an indication of turnover and results of operations of the Group that actually would have been achieved had the acquisition been completed on 1 January 2015, nor is it intended to be a projection of future results.

In determining the “pro-forma” turnover and profit of the Group had Jiugang Hongda been acquired at the beginning of 2015, the directors of the Company have calculated depreciation of property, plant and equipment acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognised in the pre-acquisition financial statements; and determined borrowing costs based on the funding levels, credit ratings and debt/equity position of the Group after the business combination.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(iv)	Sinoma Jinjing Fiberglass Hong Kong Co., Limited (“Sinoma Jinjing Hong Kong”)

On 31 December 2015, the Group acquired 50% equity interest in Sinoma Jinjing Hong Kong for a cash consideration of USD1. Prior to the acquisition of the 50% equity interest, the Group had 50% equity interest in Sinoma Jinjing Hong Kong which was classified as a joint venture of the Group. Following the acquisition, the Group had 100% equity interest in Sinoma Jinjing Hong Kong.

Sinoma Jinjing Hong Kong is principally engaged in the production and sales of glass fiber. The acquisition has been accounted for using acquisition method.

Consideration

RMB’000

Cash consideration	–
Fair value of previously held equity interests	66,646

Total	66,646

There were no acquisition-related costs.

Assets acquired and liabilities recognised at the date of acquisition are as follows:

RMB’000

Property, plant and equipment	229,997
Intangible assets	93,984
Inventories	66,648
Trade and other receivables	261,970
Bank balances and cash	69,752
Restricted bank balances	127,210
Trade and other payables	(421,613)
Borrowings	(271,836)
Deferred income tax liabilities	(22,821)

133,291

The fair value of trade and other receivables at the date of acquisition amounted to approximately RMB261,970,000. The gross contractual amounts of those trade and other receivables acquired amounted to approximately RMB261,970,000 at the date of acquisition. No estimated uncollectible contractual cash flows were expected at the acquisition date.

Gain on bargain purchase on acquisition:

RMB’000

Fair value of previously held equity interests	66,646
Less: net assets acquired	(133,291)

Gain on bargain purchase	(66,645)

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The Group recognised a gain on bargain purchase of approximately RMB66,645,000 in the consolidated statement of profit or loss for the year ended 31 December 2015. In the opinion of the directors of the Company, the gain on bargain purchase is mainly attributable to the Group’s capability in negotiating the terms of the transaction in favour of the Group.

Net cash inflow on acquisition of Sinoma Jinjing Hong Kong

RMB’000

Cash consideration paid	–
Cash and cash equivalents acquired	69,752

69,752

Impact of acquisition on the results of the Group

There was no profit and turnover was attributed the additional business generated by Sinoma Jinjing Hong Kong for the year ended 31 December 2015.

Had the acquisition of Sinoma Jinjing Hong Kong been completed on 1 January 2015, the total amount of revenue and profit of the year of the Group for year ended 31 December 2015 would have been approximately RMB53,453,522,000 and RMB975,729,000 respectively. The pro forma information is for illustrative purposes only and is not necessarily an indication of turnover and results of operations of the Group that actually would have been achieved had the acquisition been completed on 1 January 2015, nor is it intended to be a projection of future results.

In determining the “pro-forma” turnover and profit of the Group had Sinoma Jinjing Hong Kong been acquired at the beginning of 2015, the directors of the Company have calculated depreciation of property, plant and equipment acquired on the basis of the fair values arising in the initial accounting for the business combination rather than the carrying amounts recognised in the pre-acquisition financial statements; and determined borrowing costs based on the funding levels, credit ratings and debt/equity position of the Group after the business combination.

48.	COMMITMENTS

(a)	Capital commitments

	2015	2014
	RMB’000	RMB’000

Capital expenditure contracted for but not provided in the consolidated financial statements in respect of the acquisition of:
– Property, plant and equipment	418,824	728,576
– Prepaid lease payments	2,673	1,891

	421,497	730,467

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(b)	Operating lease commitments

The Group as lessee

The Group leases various offices, warehouses and residential properties under non-cancellable operating lease agreements. At the end of the reporting period, the Group had commitments for future minimum lease payments under non-cancellable operating leases which fall due as follows:

	2015 RMB’000	2014 RMB’000

Within one year	12,467	6,482
In the second to fifth year inclusive	10,748	9,640
After five years	27,710	32,118

	50,925	48,240

Operating lease payments represents rentals payables by the Group for various offices, warehouses and residential properties. Leases are negotiated for a period from 1 to 20 years and rentals are fixed during the relevant lease periods.

The Group as lessor

The Group rents out various investment properties under non-cancellable operating lease agreements. The rented out properties are expected to generate rental yield of 15% (2014: 18%) on an ongoing basis. All of the properties held have committed tenants for the next 1 to 10 years.

At the end of the reporting period, the Group had contracted with tenants for future minimum lease payments as follows:

	2015 RMB’000	2014 RMB’000

Within one year	20,986	11,438
In the second to fifth year inclusive	35,766	14,112
After five years	27,540	10,833

	84,292	36,383

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

49.	NOTES TO CONSOLIDATED STATEMENT OF CASH FLOWS

(a)	During the year ended 31 December 2015, proceeds from the disposal of property, plant and equipment amounting to approximately RMB802,000,000 were included in other receivables.

(b)	During the year ended 31 December 2015, the Group has acquired property, plant and equipment amounting to approximately RMB2,366,000,000 (2014: RMB2,625,000,000) which has been settled by bills payable.

(c)	During the year ended 31 December 2014, proceeds from the disposal of property, plant and equipment and prepaid lease payments of approximately RMB240,000,000 and RMB200,000,000 respectively were included in other receivables.

(d)	During the year ended 31 December 2014, the Group has acquired property, plant and equipment amounting to approximately RMB400,000,000 was settled by bank borrowings.

50.	RELATED PARTY DISCLOSURES

Sinoma Group, the immediate holding company of the Company, is owned and controlled by the State- owned Assets Supervision and Administration Commission of the State Council. The State Council is the Company’s ultimate controlling party, which also controls a significant portion of the productive assets and entities in the PRC (collectively referred as the “state-owned enterprises”). Neither Sinoma Group nor the State Council published financial statements available for public use.

In accordance with HKAS 24 (Revised), the Group is exempted from disclosures of transactions with other state-owned enterprises and their subsidiaries, directly or indirectly controlled by the PRC government.

In addition to the related party information disclosed elsewhere in the consolidated financial statements, the following is a summary of significant related party transactions entered into between the Group and its related parties, excluding other state-owned enterprises, during the two years ended 31

December 2015 and 2014 and balances as at 31 December 2015, 31 December 2014 with related parties transactions.

The transactions with related parties are carried out on pricing and settlement terms agreed with counter parties.

(i)	Transactions and balances with other state-owned enterprises

(a)	The Group’s transactions with other state-owned enterprises only accounted for less than 5% of the Group’s revenue and cost of sales for the two years ended 31 December 2015 and 2014.

(b)	The balances with other state-owned enterprises and Sinoma Group and its fellow subsidiaries only accounted for less than 5% of the Group’s trade and other receivables and trade and other payables as at 31 December 2015 and 2014. However, over 95% of the Group’s borrowings were obtained from and over 95% of the Group’s cash and cash equivalents are maintained with other state-owned enterprises.

In addition, as at 31 December 2015 and 2014, certain borrowings of the Group were secured by the corporate guarantees executed by other state-owned enterprises and about 5% of the outstanding guarantees provided by the Group were in favor of other state-owned enterprises.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(ii)	Significant transactions and balances with related parties other than state-owned enterprises

The Group has the following significant transactions with related parties other than other state- owned enterprises:

	2015	2014
	RMB’000	RMB’000

Transactions with joint ventures
Revenue
– Sales of goods or provision of services	14,167	17,741

Expenses
– Purchases of goods or services	–	9,137

Transactions with associates
Revenue
– Sales of goods or provision of services	1,234	276

Transactions with non-controlling interests
Revenue
– Sales of goods or provision of services	90,251	71,511

Expenses
– Purchases of goods or services	8,671	11,152
– Rental expenses	2,013	2,039

Balances with related parties other than other state-owned enterprises:

	2015	2014
	RMB’000	RMB’000

Trade and other receivables
Trade receivables due from
– Joint ventures	9,751	10,576
– Associates	597	518
– Non-controlling interests	36,439	9,242
– Less: Impairment loss recognised	(2,398)	(1,447)

	44,389	18,889

Other receivables due from
– Joint ventures	724	1,487
– Non-controlling interests	2,168	–
– Less: Impairment loss recognised	(145)	(74)

	2,747	1,413

	47,136	20,302

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	2015	2014
	RMB’000	RMB’000

Trade and other payables
Trade payables due to
– Joint ventures	12	9,184
– Non-controlling interests	24,405	21,083

	24,417	30,267

Other payables due to
– Non-controlling interests	2,786	–

	2,786	–

	27,203	30,267

The credit periods of trade receivables due from related parties and trade payables due to related parties, if any, generally range from 30 to 365 days. Other receivables due from related parties and other payables due to related parties are generally unsecured, non-interest bearing and repayable on demand.

(iii)	Compensation of key management personnel

The remuneration of directors and other members of key management during the year was as follows:

	2015	2014
	RMB’000	RMB’000

Short-term benefits	11,405	10,208
Post employment benefits	574	504
Cash-settled share-based payments	–	(113)

	11,979	10,599

The remuneration of the key management is determined by the remuneration committee and having regard to the performance of individuals and market trends.

51.	CHARGE OF ASSETS

The carrying values of Group’s assets that are pledged to secured bank borrowings are as follows:

	31/12/2015	31/12/2014
	RMB’000	RMB’000

Property, plant and equipment	2,475,405	2,069,526
Prepaid lease payments	421,618	144,581
Trade and other receivables	800,938	–

	3,697,961	2,214,107

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

52.	PARTICULARS OF PRINCIPAL SUBSIDIARIES AND ASSOCIATES

(a)	General information of subsidiaries

As at 31 December 2015 and 2014, the Company has direct and indirect equity interests in the following principal subsidiaries:

	Place and date of
	incorporation and type	Issued/paid-in	Attributable equity interest		Principal activities and place
Name	of legal entities	capital	Directly held	Indirectly held	of operation
		RMB’000

Listed:
Sinoma International (中國中材國際工程股份有限公司)	The PRC 28 December 2001 Joint stock company	1,169,505 (2014: 1,093,297)	39.70% (2014: 42.46%) (Note (i)(1))	–	Construction and engineering services; The PRC, Europe, Africa and other Asian countries

Sinoma Science & Technology (中材科技股份有限公司)	The PRC 28 December 2001 Joint stock company	400,000	54.32% (Note (i)(2))	–	High-tech materials operations; The PRC

Tianshan Cement (新疆天山水泥股份有限公司)	The PRC 18 November 1998 Joint stock company	880,101	35.49% (Note (i)(3))	–	Cement operations; The PRC

Ningxia Building Materials (寧夏建材集團股份有限公司)	The PRC 4 December 1998 Joint stock company	478,181	47.56% (Note (i)(4))	–	Cement operations; The PRC

Qilianshan Co. (甘肅祁連山水泥集團股份有限公司)	The PRC 3 December 1995 Joint stock company	776,290	13.24% (Note (i)(5))	5.93% (2014: 6.53%)	Cement Operations; The PRC

Unlisted:
CBMI Construction Co., Ltd. (中材建設有限公司)	The PRC 13 November 2002 Limited liability company	72,580	–	100%	Construction and engineering services; The PRC, Africa, Europe and South America

Chengdu Design & Research Institute of Building Materials Industry Co., Ltd. (成都建築材料工業設計研究院有限公司)	The PRC 28 November 2002 Limited liability company	60,000	–	100%	Construction and engineering services; The PRC

Sinoma Tangshan Heavy Machinery Co., Ltd. (唐山中材重型機械有限公司)	The PRC 27 January 2003 Limited liability company	30,006	–	100%	Manufacture of cement equipment; The PRC

Sinoma (Suzhou) Construction Co., Ltd. (蘇州中材建設有限公司)	The PRC 19 December 2002 Limited liability company	50,080	–	100%	Construction and engineering services; The PRC

Sinoma Equipment Group Co., Ltd. (中材裝備集團有限公司)	The PRC 13 December 2006 Limited liability company	145,000	–	100%	Construction and engineering services; The PRC, Africa and other Asian countries

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Place and date of
	incorporation and type	Issued/paid-in	Attributable equity interest		Principal activities and place
Name	of legal entities	capital	Directly held	Indirectly held	of operation
		RMB’000

Sinoma Equipment & Engineering Corp Ltd. (中國中材東方國際貿易有限公司)	The PRC 3 June 1988 Limited liability company	50,000	–	100%	Construction and engineering services; The PRC and other Asian countries

CEMTECH Tianjin Heavy Machinery Co. Ltd. (中材(天津)重型機械有限公司)	The PRC 7 April 2000 Limited liability company	55,280	–	100%	Manufacture of cement equipment; The PRC

CEMTECH Xuzhou Heavy Machinery Co., Ltd. (中天仕名(徐州)重型機械有限公司)	The PRC 16 December 2002 Limited liability company	38,000	–	91%	Manufacture of cement equipment; The PRC

CEMTECH Zibo Heavy Machinery Co., Ltd. (中天仕名(淄博)重型機械有限公司)	The PRC 8 January 2002 Limited liability company	50,000	–	100%	Manufacture of cement equipment; The PRC

CEMTECH Changshu (常熟仕名重型機械有限公司)	The PRC 23 October 2003 Limited liability company	20,000	–	100%	Manufacture of cement equipment; The PRC

China Building Materials Industrial Corporation Xi’an Engineering Co., Ltd. (中國建築材料工業建設西安工程有限公司)	The PRC 28 December 2001 Limited liability company	56,000	–	100%	Construction and engineering services; The PRC

Sinoma Nanjing Mining Engineering Co., Ltd. (中國非金屬材料南京礦山工程有限公司)	The PRC 29 June 2007 Limited liability company	35,750	–	100%	Construction and engineering services; The PRC

Sinoma Shangrao (上饒中材機械有限公司)	The PRC 19 April 2007 Limited liability company	12,457	–	100%	Construction and engineering services; The PRC

Sinoma Tianjin Mining Engineering Co., Ltd. (天津礦山工程有限公司)	The PRC 26 June 2007 Limited liability company	60,960	–	100%	Construction and engineering services; The PRC

Sinoma Yanzhou Mining Engineering Co., Ltd. (兗州中材建設工程有限公司)	The PRC 14 August 2007 Limited liability company	33,870	–	100%	Construction and engineering services; The PRC

Henan Sinoma Environmental Protection Co., Ltd. (河南中材環保有限公司)	The PRC 17 November 2003 Limited liability company	28,500	–	100%	Manufacture of environment-friendly equipment; The PRC

Sinoma Cement (中材水泥有限責任公司)	The PRC 20 November 2003 Limited liability company	1,823,140	100%	–	Cement operations; The PRC

Sinoma Hanjiang (中材漢江水泥股份有限公司)	The PRC 25 August 1994 Joint stock company	277,916	–	91.83%	Cement operations; The PRC

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Place and date of
	incorporation and type	Issued/paid-in	Attributable equity interest		Principal activities and place
Name	of legal entities	capital	Directly held	Indirectly held	of operation
		RMB’000

Sinoma Hengda Cement Co., Ltd. (中材亨達水泥有限公司)	The PRC 6 February 2006 Limited liability company	270,000	–	70%	Cement operations; The PRC

Yunfu Tianshan Cement Co., Ltd. (中材天山(雲浮)水泥有限公司)	The PRC 4 April 2003 Limited liability company	150,000	–	81.94%	Cement operations; The PRC

Xinjiang Tianshan Zhuyou Concrete Co., Ltd. (新疆天山築友混凝土有限責任公司)	The PRC 20 April 2003 Limited liability company	50,000	–	100%	Cement operations; The PRC

Xinjiang Hejing Tianshan Cement Co., Ltd. (新疆和靜天山水泥有限責任公司)	The PRC 16 January 1996 Limited liability company	35,526	–	74.63%	Cement operations; The PRC

Korla Tianshan Shenzhou Concrete Co., Ltd. (庫爾勒天山神州混凝土有限責任公司)	The PRC 28 January 2003 Limited liability company	24,253	–	60%	Cement operations; The PRC

Aksu Tianshan Duolang Cement Co., Ltd. (阿克蘇天山多浪水泥有限責任公司)	The PRC 25 April 2001 Limited liability company	443,325	–	100%	Cement operations; The PRC

Xinjiang Tunhe Cement Co., Ltd. (新疆屯河水泥有限責任公司)	The PRC 16 October 2000 Limited liability company	517,426	–	51%	Cement operations; The PRC

Suzhou Tianshan Cement Co., Ltd. (蘇州天山水泥有限責任公司)	The PRC 6 November 2003 Limited liability company	30,000	–	100%	Cement operations; The PRC

Wuxi Tianshan Cement Co., Ltd. (無鍚天山水泥有限公司)	The PRC 28 February 2003 Limited liability company	80,000	–	100%	Cement operations; The PRC

Jiangsu Tianshan Cement (Group) Co., Ltd. (江蘇天山水泥集團有限公司)	The PRC 11 November 2002 Limited liability company	231,353	–	66.01%	Cement operations; The PRC

Suzhou Tianshan Concrete Co., Ltd. (蘇州天山商品混凝土有限公司)	The PRC 26 July 2002 Limited liability company	4,000	–	75%	Cement operations; The PRC

Sinoma Advanced Materials Co. Ltd. (中材高新材料股份有限公司)	The PRC 25 December 2000 Joint stock company	107,591	99.46%	–	High-tech materials operations; The PRC

Jiangxi Sinoma New Solar Materials Co., Ltd. (江西中材太陽能新材料有限公司)	The PRC 30 April 2007 Limited liability company	100,000	–	64%	Manufacture of new materials; The PRC

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Place and date of
	incorporation and type	Issued/paid-in	Attributable equity interest		Principal activities and place
Name	of legal entities	capital	Directly held	Indirectly held	of operation
		RMB’000

Beijing Sinoma Synthetic Crystals Co., Ltd. (北京中材人工晶體研究院有限公司)	The PRC 22 April 2005 Limited liability company	40,000	–	100%	High-tech materials operations; The PRC

Beijing Composite Material Co., Ltd. (北京玻鋼院複合材料有限公司)	The PRC 2 January 2003 Limited liability company	60,000	20%	80%	High-tech materials operations; The PRC

Sinoma Science & Technology (Suzhou) Co., Ltd. (中材科技(蘇州)有限公司)	The PRC 26 October 2004 Limited liability company	180,000	–	100%	High-tech materials operations; The PRC

Taishan Fiberglass Inc. (泰山玻璃纖維有限公司)	The PRC 17 September 1999 Limited liability company	1,934,712	100%	–	Glass fiber operations; The PRC

Taishan Fiberglass Zoucheng Co., Ltd. (泰山玻璃纖維鄒城有限公司)	The PRC 26 July 2001 Limited liability company	806,865	–	87.41%	Glass fiber operations; The PRC

Taishan Composite (山東泰山複合材料有限公司)	The PRC 16 April 2003 Limited liability company	238,684	–	100%	Glass fiber operations; The PRC

CTG International Inc. (CTG北美貿易有限公司)	United States (ìU.S.î) 16 April 2004 Limited liability company	1,626	–	100%	Trading of glass fiber; U.S.

Tai’an Huatai Nonmetal Micronization Co., Ltd. (泰安華泰非金屬微粉有限公司)	The PRC 4 January 2002 Limited liability company	18,980	–	100%	Production and sale of non-metallic crystal; The PRC

Sinoma Jinjing Fiber Glass Co., Ltd. (中材金晶玻纖有限公司)	The PRC 17 January 2004 Limited liability company	203,957	50.01%	–	Glass fiber operations; The PRC

Xiamen ISO Standard Sand Co., Ltd. (廈門艾思歐標準砂有限公司)	The PRC 22 December 1999 Limited liability company	32,000	51%	–	Manufacture of Chinese ISO standard sands; The PRC

Yixing Tianshan (宜興天山水泥有限責任公司)	The PRC 29 July 2008 Limited liability company	150,000	–	100%	Cement operations; The PRC

Midong Tianshan Cement Co., Ltd. (新疆米東天山水泥有限公司)	The PRC 24 April 2007 Limited liability company	256,481	–	64.56%	Cement operations; The PRC

Sinoma Luoding Cement Co., Ltd. (中材羅定水泥有限公司)	The PRC 4 December 2007 Limited liability company	230,000	–	100%	Production and sales of cement and clinker; The PRC

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Place and date of
	incorporation and type	Issued/paid-in	Attributable equity interest		Principal activities and place
Name	of legal entities	capital	Directly held	Indirectly held	of operation
		RMB’000

Sinoma Zhuzhou Cement Co., Ltd. (中材株洲水泥有限公司)	The PRC 11 October 2005 Limited liability company	230,000	–	100%	Cement operation; The PRC

Sinoma Changde Cement Co., Ltd. (中材常德水泥有限責任公司) (formerly known as Changde Sinoma Cement Co., Ltd, 常德中材牛力水泥有限公司)	The PRC 10 October 2007 Limited liability company	135,000	–	100%	Cement operation; The PRC

Sinoma Xiang Tan Cement Co., Ltd. (中材湘潭水泥有限公司) (formerly known as Xiang Tan Sinoma Cement Co., Ltd, 湘潭中材牛力水泥有限公司)	The PRC 28 September 2007 Limited liability company	230,000	–	100%	Production and sales of cement and clinker; The PRC

Sinomatech Wind Power Blades Co., Ltd (中材科技風電葉片股份有限公司)	The PRC 14 June 2007 Joint stock company	441,019	–	91.58%	Sales of wind power blade; The PRC

Ning Xia Qingtongxia Cement Co., Ltd. (寧夏青銅峽水泥股份有限公司)	The PRC 11 August 2001 Joint stock company	334,750	–	87.19%	Cement operation; The PRC

Ning Xia Zhongning Saima Cement Co., Ltd. (寧夏中寧賽馬水泥有限公司)	The PRC 24 June 2004 Limited liability company	205,758	–	100%	Cement operation; The PRC

Xiahe Anduo (夏河祁連山安多水泥有限責任公司)	The PRC 1 February 2000 Limited liability company	50,000	–	65%	Cement operation; The PRC

Sinomatech (Funing) Wind Power Blade Co., Ltd. (中材科技(阜寧)風電葉片有限公司)	The PRC 26 December 2007 Limited liability company	318,607	–	100%	Sales of wind power blade; The PRC

Energy and Infrastructure Limited (能源和基建有限公司)	Saudi Arabia 3 February 2013 Limited liability company	31,848	–	51%	Construction and engineering services; Saudi Arabia

Sinoma International Engineering (HK) Co., Limited (中材國際工程股份(香港)有限公司)	Hong Kong 22 January 2013 Limited liability company	158,052	–	100%	Investment in construction project; The PRC

Nanjing National Materials Testing Technology Co., Ltd. (南京中材檢測技術有限公司)	The PRC 1 January 2013 Limited liability company	500	–	100%	Inspection service; The PRC

中材江西電瓷電氣有限公司	The PRC 22 March 2013 Limited liability company	100,000	–	70%	Sales of insulators for high voltage power transmission The PRC

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The above table lists the subsidiaries of the Group which, in the opinion of the directors, principally affected the results or assets of the Group. To give details of other subsidiaries would, in the opinion of the directors, result in particulars of excessive length.

(i)	As at 31 December 2015 and 2014, the Group’s shares in companies listed in the PRC comprise:

(1)	39.70% (2014: 42.46%) equity interests in Sinoma International, a company listed on the Shanghai Stock Exchange of the PRC. The Company’s equity interests in Sinoma International represents 464,263,219 A shares. The market value of the 464,263,219 tradable shares as at 31 December 2015 is approximately RMB5,547,945,467 (2014: RMB6,225,769,766 for 464,263,219 tradable shares).

The directors of the Company concluded that the Group has a sufficiently dominant voting interest to direct the relevant activities of Sinoma International on the basis of the Group’s absolute size of shareholding and the relative size of and dispersion of the shareholdings owned by other shareholders. There are another three shareholders individually holding more than 1% with aggregation of ownership interests of 13.00%. The remaining 47.30% ownership interests in Sinoma International are owned by thousands of shareholders that are unrelated to the Group.

(2)	54.32% (2014: 54.32%) equity interests in Sinoma Science & Technology, a company listed on the Shenzhen Stock Exchange of the PRC. The Company’s equity interests in Sinoma Science & Technology represents 217,298,286 A shares. The market value of the 217,298,286 tradable shares as at 31 December 2015 is approximately RMB5,784,480,373 (2014: RMB2,824,877,718 for 217,298,286 tradable shares).

The directors of the Company concluded that the Group has a sufficiently dominant voting interest to direct the relevant activities of Sinoma Science & Technology on the basis of the Group’s absolute size of shareholding and the relative size of and dispersion of the shareholdings owned by other shareholders. There are another five shareholders individually holding more than 1% with aggregation of ownership interests of 13.35%. The remaining 32.33% ownership interests in Sinoma Science & Technology are owned by thousands of shareholders that are unrelated to the Group.

(3)	35.49% (2014: 35.49%) equity interests in Tianshan Cement, a company listed on the Shenzhen Stock Exchange of the PRC. The Company’s equity interests in Tianshan Cement represents 312,381,609 A shares. The market value of the 312,381,609 tradable shares as at 31 December 2015 is approximately RMB2,507,918,430 (2014: RMB3,201,911,492 for 312,381,609 tradable shares).

The directors of the Company concluded that the Group has a sufficiently dominant voting interest to direct the relevant activities of Tianshan Cement on the basis of the Group’s absolute size of shareholding and the relative size of and dispersion of the shareholdings owned by other shareholder. There is one shareholder holding more than 1% with ownership interests of 1.14%. The remaining 63.37% ownership interests in Tianshan Cement are owned by thousands of shareholders that are unrelated to the Group.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(4)	47.56% (2014: 47.56%) equity interests in Ningxia Building Materials, a company listed on the Shanghai Stock Exchange of the PRC. The Group’s equity interests in Ningxia Building Materials represents 227,413,294 (2014: 227,413,294) A shares which will be tradable since 21 December 2014. The market value of the 227,413,294 tradable shares as at 31 December 2015 is approximately RMB2,547,028,893 (2014: RMB2,824,473,062 for 227,413,294 tradable shares).

The directors of the Company concluded that the Group has a sufficiently dominant voting interest to direct the relevant activities of Ningxia Building Materials on the basis of the Group’s absolute size of shareholding and the relative size of and dispersion of the shareholdings owned by other shareholder. The remaining 52.44% (2014: 52.44%) ownership interests in Ningxia Building Materials are owned by thousands of shareholders that are unrelated to the Group, none individually holding more than 1%.

(5)	19.17% (2014: 19.77%) effective equity interests in Qilianshan Co., a company listed on the Shanghai Stock Exchange of the PRC. The Group’s equity interests in Qilianshan Co. represents 193,047,029 (2014: 202,216,739) A shares. The market value of these shares as at 31 December 2015 is approximately RMB1,704,605,266 (2014: RMB2,218,317,627).

The directors of the Company concluded that the Group has a sufficiently dominant voting interest to direct the relevant activities of Qilianshan Co., on the basis of the Group’s absolute size of shareholding and the relative size of and dispersion of the shareholdings owned by other shareholder. The remaining 80.83% (2014: 80.23%) ownership interests in Ningxia Building Materials are owned by thousands of shareholders that are unrelated to the Group, none individually holding more than 1%.

(ii)	The operations of the principal subsidiaries are principally located in the PRC, Middle East and other Asian countries

Except for Sinoma International, Sinoma Science & Technology, Tianshan Cement, Ningxia Building Material, Qilianshan Co. which are listed companies in the PRC, all subsidiaries, jointly ventures and associates have substantially the same characteristics as a Hong Kong incorporated private company.

The English names of certain subsidiaries referred to in these consolidated financial statements represent management’s best effort in translating the Chinese names of these companies as no English names have been registered.

Except for the medium-term notes, short-term financing bills and corporate bonds, as detailed in Note 43, Note 37 and Note 42, none of the subsidiaries had issued debt securities at the end of the reporting period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

At the end of the reporting period, the Company has other subsidiaries that are not material to the Group. The principal activities of these subsidiaries are summarised as follows:

	Principal place
Principal activities	of business	Number of subsidiaries
		31 December	31 December
		2015	2014

Equipment and engineering services	Germany	2	–
Investment holdings	The PRC	3	3
Investment holdings	India	1	1
Construction and engineering services	The PRC	28	30
Construction and engineering services	Malaysia	1	1
Manufacture of cement equipment	The PRC	10	10
Cement operations	The PRC	95	94
Glass fiber operations	The PRC	5	5
High-tech materials operations	The PRC	26	24
Production and sale of non-metallic crystal	The PRC	3	2
Publication service	The PRC	3	3
Mining, gas supply and inspection	The PRC	9	9
Sales of wind power blade	The PRC	8	4
Property management	The PRC	8	10

(b)	Details of non-wholly owned subsidiaries that have subsidiary of the Group that have material non-controlling interests:

The table below shows details of non-wholly-owned subsidiaries of the Group that have material non-controlling interests:

			Proportion of ownership
			interests and voting rights
	Place of	Paid up issued/	held by non-controlling		Profit (loss) allocated to		Accumulated non-
	incorporation/	ordinary share	interests		non-controlling interests		controlling interests
Name of subsidiaries	registration	capital	2015	2014	2015	2014	2015	2014
		RMB’000			RMB’000	RMB’000	RMB’000	RMB’000

Sinoma International	The PRC	1,169,505 (2014: 1,093,297)	60.30%	57.54%	104,398	43,786	2,708,991	2,587,882
Sinoma Science & Technology	The PRC	400,000	45.68%	45.68%	124,436	78,915	1,377,062	1,252,626
Tianshan Cement	The PRC	880,101	64.51%	64.51%	(409,029)	164,552	4,988,480	5,397,509
Ningxia Building Materials	The PRC	478,181	52.44%	52.44%	19,253	156,483	2,114,519	2,140,476
Qilianshan Co.	The PRC	776,290	80.83%	80.23%	47,283	347,982	2,939,844	2,654,731
Sinoma Jinjing Fiber Glass	The PRC	203,957	49.99%	49.99%	29,900	(55,735)	117,773	87,873

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The summarised financial information in respect of the Group’s subsidiaries that have non- controlling interests that are material to the Group for the year ended 31 December 2015, before intragroup eliminations:

		Sinoma		Ningxia		Sinoma
	Sinoma	Science &	Tianshan	Building	Qilianshan	Jinjing Fiber
	International	Technology	Cement	Materials	Co.	Glass
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2015
Current assets	23,260,230	4,746,647	4,427,196	2,171,420	2,390,713	481,741

Non-current assets	5,306,028	3,250,861	16,423,196	5,597,930	8,825,270	505,365

Current liabilities	(20,011,377)	(4,336,824)	(11,232,277)	(2,304,053)	(3,049,181)	(629,140)

Non-current liabilities	(1,743,595)	(577,064)	(1,897,889)	(1,023,522)	(2,355,946)	(121,250)

Equity attributable to owners of the Company	2,587,294	1,706,558	2,731,746	2,327,256	2,871,011	118,943

Non-controlling interests	4,223,991	1,377,062	4,988,480	2,114,519	2,939,844	117,773

For the year ended 31 December 2015
Revenue	22,596,228	5,827,586	5,046,650	3,184,500	4,850,556	81,434

Expenses	21,946,747	5,490,769	5,712,688	3,129,592	4,754,806	20,497

Profit (loss) for attributable to owners of the Company	664,492	300,303	(521,843)	19,895	303	60,937
Profit (loss) for attributable to the non-controlling interests	(15,011)	36,514	(144,195)	35,013	95,447	–

Profit (loss) for the year	649,481	336,817	(666,038)	54,908	95,750	60,937

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Sinoma		Ningxia		Sinoma
	Sinoma	Science &	Tianshan	Building	Qilianshan	Jinjing Fiber
	International	Technology	Cement	Materials	Co.	Glass
	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000

Other comprehensive income (expenses) attributable to owners of the Company	(39,703)	–	(1,045)	(690)	–	(87)
Other comprehensive income (expenses) attributable to the non-controlling interests	(591)	–	(919)	–	–	–

Other comprehensive income (expenses) for the year	(40,294)	–	(1,964)	(690)	–	(87)

Total comprehensive income (expenses) attributable to owners of the Company	424,789	212,381	(258,973)	34,965	48,467	30,950
Total comprehensive income (expenses) attributable to the non-controlling interests	184,398	124,436	(409,029)	19,253	47,283	29,900

Total comprehensive income (expenses) for the year	609,187	336,817	(668,002)	54,218	95,750	60,850

Dividends paid to non-controlling interests	4,946	15,941	–	172,829	56,999	–

Net cash inflow (outflow) from operating activities	1,965,218	822,954	236,784	309,442	639,440	(8,377)

Net cash (outflow) inflow from investing activities	(425,307)	(329,011)	(5,557)	(35,963)	364,064	49,499

Net cash inflow (outflow) from financing activities	266,672	(390,327)	97,442	(229,944)	(818,748)	37,434

Effect of changes in exchange rate	165,684	435	–	–	–	148

Net cash inflow (outflow)	1,972,267	104,051	328,669	43,535	184,756	78,704

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The summarised financial information in respect of the Group’s subsidiaries that have non-controlling interests that are material to the Group for the year ended 31 December 2014, before intragroup eliminations:

		Sinoma		Ningxia		Sinoma
	Sinoma	Science &	Tianshan	Building	Qilianshan	Jinjing Fiber
	International	Technology	Cement	Materials	Co.	Glass
	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000

As at 31 December 2014
Current assets	21,039,405	4,881,285	4,865,317	2,337,649	2,326,812	160,926

Non-current assets	3,719,377	3,173,975	17,088,018	5,795,218	8,932,068	226,819

Current liabilities	(18,473,699)	(4,661,846)	(9,889,390)	(2,602,985)	(3,437,932)	(209,882)

Non-current liabilities	(1,787,548)	(651,239)	(3,697,012)	(1,029,301)	(2,403,130)	(2,083)

Equity attributable to owners of the Company	1,909,653	1,489,549	2,969,424	2,360,105	2,763,087	87,907

Non-controlling interests	2,587,882	1,252,626	5,397,509	2,140,476	2,654,731	87,873

For the year ended 31 December 2014
Revenue	22,943,571	4,531,885	7,104,243	4,119,608	6,412,132	17,643

Expenses	22,897,007	4,359,128	6,845,742	3,789,751	5,928,815	129,136

Profit (loss) for attributable to owners of the Company	19,771	93,842	91,742	172,977	246,491	(55,758)
Profit (loss) for attributable to the non-controlling interests	26,793	78,915	166,759	156,880	236,826	(55,735)

Profit (loss) for the year	46,564	172,757	258,501	329,857	483,317	(111,493)

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Sinoma		Ningxia		Sinoma
	Sinoma	Science &	Tianshan	Building	Qilianshan	Jinjing Fiber
	International	Technology	Cement	Materials	Co.	Glass
	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000	RMB ‘000

Other comprehensive income (expenses) attributable to owners of the Company	29,272	–	(1,837)	(734)	33,565	–
Other comprehensive income (expenses) attributable to the non-controlling interests	261	–	(1,583)	(101)	193,287	–

Other comprehensive income (expenses) for the year	29,533	–	(3,420)	(835)	226,852	–

Total comprehensive income (expenses) attributable to owners of the Company	32,311	93,842	90,528	172,539	362,186	(55,758)
Total comprehensive income (expenses) attributable to the non-controlling interests	43,786	78,915	164,553	156,483	347,983	(55,735)

Total comprehensive income (expenses) for the year	76,097	172,757	255,081	329,022	710,169	(111,493)

Dividends paid to non-controlling interests	15,727	18,272	56,775	47,662	–	–

Net cash inflow (outflow) from operating activities	1,409,015	381,621	409,989	493,166	923,930	(35,680)

Net cash (outflow) inflow from investing activities	(575,771)	(525,306)	18,534	(166,692)	(112,892)	(4,302)

Net cash inflow (outflow) from financing activities	790,701	339,303	(200,682)	(182,189)	(856,560)	34,324

Effect of changes in exchange rate	(26,542)	(1,067)	–	(1,067)	–	108

Net cash inflow (outflow)	1,597,403	194,551	227,841	143,218	(45,522)	(5,550)

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(c)	As at 31 December 2015 and 2014, the Company has indirect equity interests in the following principal associates:

	Place and date of
	incorporation and type	Issued/paid-in	Attributable	Principal activities and
Name	of legal entities	capital	equity interest	place of operation
		RMB’000

Unlisted:
Nanjing Chunhui Science &Technology Industry &Commerce Co., Ltd. ( 南京春輝科技實業有限公司)	The PRC 24 January 1997 Limited liability company	8,043	20.59%	Glass fiber operations; The PRC

Hangzhou Qiangshi Engineering & Materials Co., Ltd. ( 杭州強士工程材料有限公司)	The PRC 30 July 2000 Limited liability company	17,750	30%	Glass fiber operations; The PRC

Hanjiang Concrete Co., Ltd. ( 漢中市漢江混凝土有限責任公司)	The PRC 24 March 2000 Limited liability company	15,000	26.67%	Cement operations; The PRC

Jiugang (Group) Hongda Building Materials Co., Ltd. ( 酒鋼(集團)宏達建材有限責任公司)	The PRC 10 February 1998 Limited liability company	136,730	(Note (i)) (2014: 60%)	Cement operation; The PRC

Sinoma Group Finance Co., Ltd. ( 中材集團財務有限公司)	The PRC 23 April 2013 Limited liability company	500,000	30%	Finance business; The PRC

Wuxi Hengjiu Concrete Pile Manufacturing Co., Ltd. ( 無錫恒久管粧制造有限公司)	The PRC 4 September 2003 Limited liability company	15,000	25%	Cement equipment and engineering services; The PRC

The above table lists the associates of the Group which, in the opinion of the directors, principally affected the results or assets of the Group. To give details of other associates would, in the opinion of the directors, result in particulars of excessive length.

Note(i):	The Group appointed three of the seven directors in the board of directors of Jiugang (Group) Hongda Building Materials Co., Ltd. (“Jiugang Hongda”). The Group has significant influence over Jiugang Hongda and therefore Jiugang Hongda treated as an associate of the Group since 2010.

During the year ended 31 December 2015, the Group appointed four of the seven directors in the board of directors of Jiugang Hongda. Accordingly, the Group has control over Jiugang Hongda and therefore Jiugang Hongda was accounted for as a subsidiary of the Group.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

53.	THE STATEMENT OF FINANCIAL POSITION OF THE COMPANY

	31/12/2015	31/12/2014
	RMB’000	RMB’000

Non-current assets
Property, plant and equipment	4,476	5,405
Intangible assets	6,898	7,385
Investments in subsidiaries	12,806,816	12,460,224
Investment in an associate	921,758	904,700
Available-for-sale financial assets	2,166,540	2,435,699
Deferred income tax assets	15,798	15,798

	15,922,286	15,829,211

Current assets
Other receivables	1,806,844	1,915,251
Bank balances and cash	303,999	486,022

	2,110,843	2,401,273

Current liabilities
Other payables	56,237	532,341
Dividend payables	11,239	9,366
Income tax liabilities	3,893	1,678
Short-term financing bills	1,250,000	1,900,000
Borrowings	–	50,000
Corporate bonds	2,497,993	–
Medium-term notes	–	1,700,000
Early retirement and supplemental benefit obligations	3,862	3,571

	3,823,224	4,196,956

Net current assets (liabilities)	(1,712,381)	(1,795,683)

Total assets less current liabilities	14,209,905	14,033,528

Non-current liabilities
Corporate bonds	–	2,495,162
Medium-term notes	2,500,000	–
Borrowings	48,000	–
Early retirement and supplemental benefit obligations	29,568	27,644
Deferred income tax liabilities	442,678	507,315

NET ASSETS	3,020,246	3,030,121

	11,189,659	11,003,407
Capital and reserves
Share capital	3,571,464	3,571,464
Reserves (Note a)	7,618,195	7,431,943

TOTAL EQUITY	11,189,659	11,003,407

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(a)	The movements in the reserves of the Company during the reporting period are:

			Statutory	Investment
	Share	Capital	surplus	revaluation	Other	Retained
	premium	reserve	reserve	reserve	reserves	earnings	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
					(Note b(i))
At 1 January 2014	3,273,160	(546,272)	127,444	922,532	1,532,854	214,035	5,523,753

Loss for the year	–	–	–	–	–	(52,997)	(52,997)
Other comprehensive income for the year Actuarial gain on defined benefit obligations	–	–	–	–	21,222	–	21,222
Fair value changes of available-for-sale financial assets	–	–	–	821,858	–	–	821,858
Income tax relating to fair value changes of available-for-sale financial assets	–	–	–	(200,159)	–	–	(200,159)

Total comprehensive (expenses) income for the year	–	–	–	621,699	21,222	(52,997)	589,924

Dividend recognised as distribution	–	–	–	–	–	(71,429)	(71,429)
Government contributions	–	–	–	–	1,389,695	–	1,389,695

At 31 December 2014	3,273,160	(546,272)	127,444	1,544,231	2,943,771	89,609	7,431,943

			Statutory	Investment
	Share	Capital	surplus	revaluation	Other	Retained
	premium	reserve	reserve	reserve	reserves	earnings	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
					(Note b(i))

At 1 January 2015	3,273,160	(546,272)	127,444	1,544,231	2,943,771	89,609	7,431,943

Profit for the year	–	–	–	–	–	115,971	115,971
Other comprehensive income for the year Actuarial gain on defined benefit obligations	–	–	–	–	(4,953)	–	(4,953)
Fair value changes of available-for-sale financial assets	–	–	–	(176,445)	–	–	(176,445)
Release of reserve upon disposal of available-for-sale financial assets	–	–	–	(81,210)	–	–	(81,210)
Income tax relating to fair value changes of available-for-sale financial assets	–	–	–	44,111	–	–	44,111
Release of income tax upon disposal of available-for-sale financial assets	–	–	–	20,303	–	–	20,303

Total comprehensive (expenses) income for the year	–	–	–	(193,241)	(4,953)	115,971	(82,223)

Dividend recognised as distribution	–	–	–	–	–	(107,144)	(107,144)
Government contributions	–	–	–	–	375,619	–	375,619
Appropriation to statutory surplus reserve	–	–	11,597	–	–	(11,597)	–

At 31 December 2015	3,273,160	(546,272)	139,041	1,350,990	3,314,437	86,839	7,618,195

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(b)	The reserves of the Company

(i)	In October 2007, Sinoma Group entered into an irrevocable guarantee agreement with the Ministry of Commerce of the PRC (“MOC”), which released a guarantee previously provided by the Company to a subsidiary of Sinoma Group on a special foreign aid fund loans lent by MOC to such subsidiary. According to the agreement, Sinoma Group will assume the responsibility as the guarantor of the loans. The provision made by the Company for such guarantee, amounting to RMB98,700,000, was reversed and accounted for as an equity contribution from Sinoma Group.

During the year ended 31 December 2015, national funds amount to RMB375,619,000 (2014: RMB1,389,695,000) are contributed by the PRC Government to the Company through Sinoma Group. Such funds are used specifically for energy saving and emission reduction and key industries construction projects.

Pursuant to the requirements of the relevant notice, the national funds are designated as capital contribution and vested solely by the PRC Government. They are non-repayable and can be converted to share capital of the entities receiving the funds upon approval by their shareholders and completion of other procedures.

(ii)	Statutory surplus reserve

In accordance with the PRC Company Law and the Company’s articles of association, the Company is required to appropriate 10% of its profit after tax as determined in accordance with the PRC GAAP and regulations applicable to the Company, to the statutory surplus reserve until such reserve reaches 50% of the registered capital of the Company. The appropriation to the reserve must be made before any distribution of dividends to owners.

The statutory surplus reserve can be used to offset previous years’ losses, if any, and part of the statutory surplus reserve can be capitalised as the Company’s share capital provided that the amount of such reserve remaining after the capitalisation shall not be less than 25% of the share capital of the Company.

For the year ended 31 December 2015, the Board of Directors proposed appropriation of 10% of profit after tax as determined under the PRC GAAP, amounting to RMB11,597,000 (2014: Nil) to the statutory surplus reserve.

(iii)	Profit/loss for the year attributable to owners of the Company

The profit for the year attributable to owners of the Company for the year ended 31 December 2015 has incorporated a profit of approximately RMB115,971,000 (2014: loss of approximately RMB52,997,000) arising from the financial statements of the Company.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

54.	EVENTS AFTER THE REPORTING PERIOD

1.	On 16 February 2016, Sinoma Science & Technology issued 180-day short-term financing bills of face value at RMB300,000,000 in the PRC inter-bank bond market. The short-term financing bills bear a fixed interest rate of 3.14% per annum and the principal together with the interest thereon is payable on maturity of the bills.

2.	On 23 February 2016, Sinoma Science & Technology entered into an equipment procurement contract with DaLian Rubber & Plastics Machinery Co., Ltd. (“DaLian Rubber & Plastics”) pursuant to which DaLian Rubber & Plastics has agreed to sell the lithium membrane production lines with a single capacity of 60 million square meters to Sinoma Lithium Membrane Co., Ltd. (“Lithium Membrane Company”) and to be in charge of the overall graphic design of plant area and the design of factories for the construction project of lithium membrane production lines, with the aggregate consideration thereunder being RMB277.9 million. Further details of which are set out in the Company’s announcement dated 23 February 2016.

3.	On 3 March 2016, Sinoma Science & Technology entered into the promoters’ agreement with the Nanjing Fiberglass R&D Institute Co., Ltd. (“NRDI”), a wholly-owned subsidiary of Sinoma Science & Technology, and Tengzhou Yingke Hezhong Investment Management Centre (Limited Partnership) (“Yingke Hezhong”) to set up a joint venture. Sinoma Science & Technology, the NRDI and Yingke Hezhong have agreed to establish Lithium Membrane Company with a registered capital of RMB0.3 billion, upon the completion of which Lithium Membrane Company will be owned as to 53.33%, 33.34% and 13.33% by Sinoma Science & Technology, the NRDI and Yingke Hezhong, respectively. Further details of which are set out in the Company’s announcement dated 3 March 2016.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(B)	Financial Information on Simoma Group for the years ended 31 December 2015 and 2016

Set out below is reproduction of the text of the audited consolidated financial statements of the Sinoma Group which are prepared in accordance with the PRC GAAP together with the accompanying notes contained in the annual report of the Sinoma Group for the year ended 31 December 2016 (the “Sinoma 2016 Annual Report”). Capitalised terms used in this section have the same meanings as those defined in the Sinoma 2016 Annual Report.

CONSOLIDATED BALANCE SHEET

31 December 2016

Company Name: China National Materials Company Limited			Unit: RMB
		As at	As at
Item	Notes	31 December 2016	31 December 2015

Current assets:
Monetary funds	VI.1	17,938,399,177.44	15,059,508,463.86
Financial assets at fair value through profit or loss	VI.2	5,302,903.32	18,417,367.12
Bills receivable	VI.3	5,220,075,723.28	4,141,302,237.29
Accounts receivable	VI.4	8,260,671,460.88	9,249,803,070.72
Prepayments	VI.5	3,559,649,291.84	4,498,868,368.53
Interest receivable		14,854,583.91	41,308,381.85
Dividends receivable	VI.6	39,137,097.90	39,557,042.70
Other receivables	VI.7	1,000,245,750.80	910,092,488.22
Inventories	VI.8	8,007,242,535.61	9,622,098,088.62
Assets classified as held for sale	VI.9	41,907,445.58	43,565,713.65
Non-current assets due within one year		190,206,006.45	31,939,063.66
Other current assets	VI.10	531,777,191.13	808,835,575.00

Total current assets		44,809,469,168.14	44,465,295,861.22

Non-current assets:
Available-for-sale financial assets	VI.11	2,717,403,870.93	3,097,278,962.43
Held-to-maturity investments	VI.12	–	–
Long-term receivables	VI.13	1,409,191,067.46	332,014,376.92
Long-term equity investments	VI.14	239,633,436.78	219,746,632.41
Investment properties	VI.15	313,687,704.55	326,152,305.36
Fixed assets	VI.16	42,718,647,177.17	43,717,983,089.36
Construction in progress	VI.17	1,858,761,729.36	2,170,813,642.02
Construction materials		955,197.22	1,689,386.48
Disposal of fixed assets		2,760,748.79	4,151,014.00
Productive biological assets		–	–
Oil and gas assets		–	–
Intangible assets	VI.18	4,818,842,003.52	4,727,606,894.76
Development expenditures	VI.19	106,592,418.23	40,644,061.62
Goodwill	VI.20	1,532,196,983.00	1,644,081,493.25
Long-term prepayments	VI.21	684,990,733.48	688,757,725.59
Deferred income tax assets	VI.22	1,040,769,848.40	940,993,259.15
Other non-current assets	VI.23	168,872,509.93	240,747,491.15

Total non-current assets		57,613,305,428.82	58,152,660,334.50

Total assets		102,422,774,596.96	102,617,956,195.72

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited			Unit: RMB
		As at	As at
		31 December	31 December
Item	Notes	2016	2015

Current liabilities:
Short-term borrowings	VI.24	11,344,696,714.05	12,308,967,318.68
Financial liabilities at fair value through profit or loss	VI.25	2,562,715.43	9,142,168.24
Bills payable	VI.26	4,264,101,092.89	3,948,148,840.93
Accounts payable	VI.27	12,784,123,997.60	12,755,448,214.94
Accounts received in advance	VI.28	10,315,118,567.63	10,605,187,497.28
Employee benefits payable	VI.29	853,455,498.45	719,174,610.16
Taxes payable	VI.30	617,184,805.79	641,110,984.05
Interest payable	VI.31	247,432,291.27	287,570,906.66
Dividends payable	VI.32	132,117,503.90	221,536,460.30
Other payables	VI.33	1,306,600,086.88	1,421,633,625.40
Liabilities classified as held for sale		–	–
Non-current liabilities due within one year	VI.34	3,798,417,393.78	8,424,396,897.66
Other current liabilities	VI.35	6,563,564,483.01	5,347,700,313.95

Total current liabilities		52,229,375,150.68	56,690,017,838.25

Non-current liabilities:
Long-term borrowings	VI.36	6,711,162,503.78	5,186,731,216.43
Bonds payable	VI.37	4,796,119,409.53	4,100,000,000.00
Including: preferred shares		–	–
perpetual bond		–	–
Long-term payables	VI.38	652,359,925.04	824,751,794.33
Long-term employee benefits payable	VI.39	292,079,236.77	295,382,198.03
Special payables	VI.40	313,168,444.12	287,557,761.08
Provisions	VI.41	286,603,241.14	193,987,526.67
Deferred incomes	VI.42	735,536,279.87	801,261,195.22
Deferred income tax liabilities	VI.22	764,636,191.59	881,105,477.64
Other non-current liabilities		–	–

Total non-current liabilities		14,551,665,231.84	12,570,777,169.40

Total liabilities		66,781,040,382.52	69,260,795,007.65

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at	As at
		31 December	31 December
Item	Notes	2016	2015

Shareholders’ equity:
Share capital	VI.43	3,571,464,000.00	3,571,464,000.00
Other equity instruments		–	–
Including: preferred shares		–	–
perpetual bond		–	–
Capital reserve	VI.44	5,956,389,552.00	4,693,739,636.75
Less: treasury shares		–	–
Other comprehensive income	VI.45	1,265,184,592.31	1,365,139,143.54
Special reserve	VI.46	247,886,109.99	222,546,698.14
Surplus reserve	VI.47	214,682,338.10	135,391,961.13
General risk provisions		–	–
Undistributed profits	VI.48	5,386,133,582.18	4,988,475,948.37

Total equity attributable to the shareholders of parent company		16,641,740,174.58	14,976,757,387.93
Minority interests		18,999,994,039.86	18,380,403,800.14

Total shareholders’ equity		35,641,734,214.44	33,357,161,188.07

Total liabilities and shareholders’ equity		102,422,774,596.96	102,617,956,195.72

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

BALANCE SHEET OF THE COMPANY

31 December 2016

Company Name: China National Materials Company Limited			Unit: RMB
		As at	As at
		31 December	31 December
Item	Notes	2016	2015

Current assets:
Monetary funds		666,688,821.77	303,998,811.14
Financial assets at fair value through profit or loss		–	–
Bills receivable		–	–
Accounts receivable		–	–
Prepayments		600,000.00	1,959,468.40
Interest receivable		–	–
Dividends receivable		46,915,119.64	47,315,119.64
Other receivables	XVI.1	1,076,029,588.13	1,757,569,147.05
Inventories		–	–
Assets classified as held for sale		–	–
Non-current assets due within one year		–	–
Other current assets		–	–

Total current assets		1,790,233,529.54	2,110,842,546.23

Non-current assets:
Available-for-sale financial assets		2,059,118,960.88	2,166,539,914.34
Held-to-maturity investments		–	–
Long-term receivables		535,130,000.00	–
Long-term equity investments	XVI.2	15,453,366,938.10	15,068,117,141.92
Investment properties		–	–
Fixed assets		3,688,764.07	4,475,695.43
Construction in progress		–	–
Construction materials		–	–
Disposal of fixed assets		–	–
Productive biological assets		–	–
Oil and gas assets		–	–
Intangible assets		4,617,195.75	4,046,094.52
Development expenditures		–	–
Goodwill		–	–
Long-term prepayments		–	–
Deferred income tax assets		–	–
Other non-current assets		–	–

Total non-current assets		18,055,921,858.80	17,243,178,846.21

Total assets		19,846,155,388.34	19,354,021,392.44

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited			Unit: RMB
		As at	As at
		31 December	31 December
Item	Notes	2016	2015

Current liabilities:
Short-term borrowings		145,000,000.00	–
Financial liabilities at fair value through profit or loss		–	–
Bills payable		–	–
Accounts payable		9,134.95	–
Accounts received in advance		–	–
Employee benefits payable		2,857,000.00	2,416,615.75
Taxes payable		1,369,893.71	3,893,086.84
Interest payable		123,586,666.65	112,677,587.35
Dividends payable		13,117,309.22	11,239,033.32
Other payables		21,325,849.37	265,683,324.20
Liabilities classified as held for sale		–	–
Non-current liabilities due within one year		–	2,498,296,295.79
Other current liabilities		3,500,000,000.00	1,250,000,000.00

Total current liabilities		3,807,265,853.90	4,144,205,943.25

Non-current liabilities:
Long-term borrowings		280,000,000.00	48,000,000.00
Bonds payable		2,500,000,000.00	2,500,000,000.00
Including: preferred shares		–	–
perpetual bond		–	–
Long-term payables		–	–
Long-term employee benefits payable		31,135,000.00	33,593,811.03
Special payables		–	–
Provisions		–	–
Deferred incomes		–	–
Deferred income tax liabilities		415,823,238.82	442,678,477.19
Other non-current liabilities		–	–

Total non-current liabilities		3,226,958,238.82	3,024,272,288.22

Total liabilities		7,034,224,092.72	7,168,478,231.47

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at	As at
		31 December	31 December
Item	Notes	2016	2015

Shareholders’ equity:
Share capital		3,571,464,000.00	3,571,464,000.00
Other equity instruments		–	–
Including: preferred shares		–	–
perpetual bond		–	–
Capital reserve		6,868,168,164.66	6,846,568,164.66
Less: treasury shares		–	–
Other comprehensive income		1,232,088,716.49	1,313,060,431.58
Special reserve		–	–
Surplus reserve		207,393,572.45	128,103,195.48
Undistributed profits		932,816,842.02	326,347,369.25

Total shareholders’ equity		12,811,931,295.62	12,185,543,160.97

Total liabilities and shareholders’ equity		19,846,155,388.34	19,354,021,392.44

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED INCOME STATEMENT

For the year ended 31 December 2016

Company Name: China National Materials Company Limited	Unit: RMB

Item		Notes	2016	2015

I.	Total operating revenue		50,576,870,050.73	53,258,868,400.05
	Including:operating income	VI.49	50,576,870,050.73	53,258,868,400.05

II.	Total operating cost		49,668,239,009.88	52,963,757,325.31
	Including:operating cost	VI.49	40,307,947,379.94	44,006,612,177.93
	Taxes and surcharges	VI.50	478,603,064.34	358,737,099.93
	Selling expenses	VI.51	2,117,907,864.81	2,040,553,412.56
	Administrative expenses	VI.52	4,382,095,558.04	4,344,544,005.32
	Financial expenses	VI.53	1,384,730,893.96	1,759,800,168.45
	Asset impairment losses	VI.54	996,954,248.79	453,510,461.12
	Add:incomes from changes in fair value (losses to be listed with “-”)	VI.55	3,847,413.56	-381,342.91
	Investment incomes (losses to be listed with “-”)	VI.56	133,733,010.74	416,762,734.88
	Including: income from investment in associates and joint ventures		14,091,965.16	16,338,428.57
	Exchange income (loss to be listed with”-”)		–	–

III.	Operating profit (loss to be listed with “-”)		1,046,211,465.15	711,492,466.71
	Add: non-operating incomes	VI.57	836,052,139.00	994,927,361.45
	Including: gain from disposal of non-current assets		153,164,941.53	90,413,195.89
	Less: non-operating expenses	VI.58	172,816,321.46	112,009,786.48
	Including: loss from disposal of non-current assets		55,468,746.42	29,433,173.35

IV.	Total profit (total loss to be listed with “-”)		1,709,447,282.69	1,594,410,041.68
	Less:income tax expenses	VI.59	552,599,440.73	507,453,070.24

V.	Net profit (net loss to be listed with “-”)		1,156,847,841.96	1,086,956,971.44
	Net profit attributable to shareholders of the parent company		585,441,930.78	803,504,348.61
	Minority interests		571,405,911.18	283,452,622.83

VI.	Net amount of other comprehensive income		-217,581,595.42	-183,121,845.14
	Other comprehensive income attributable to shareholders’ of parent company (net of tax)		-99,954,551.24	-140,366,028.24
	(I) Other comprehensive income that cannot be subsequently reclassified to profit or loss		425,068.96	-9,045,048.47

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Item	Notes	2016	2015

1. Changes arising from re-measurement of net liabilities or net assets of defined benefit plan		425,068.96	-9,045,048.47
2. Shares of other comprehensive income that cannot be reclassified to profit or loss of the investee entities under the equity method		–	–
(II) Other comprehensive income that may be subsequently reclassified to profit or loss		-100,379,620.20	-131,320,979.77
1. Shares of other comprehensive income that may be subsequently reclassified to profit or loss of the investee entities under the equity method		-1,786,977.78	-7,230,274.36
2. Gains and losses arising from changes in fair value of available-for-sale financial assets		-133,271,443.62	-104,165,402.93
3. Gains and losses arising from reclassifying held-to-maturity investment to available-for-sale financial assets		–	–
4. Effective portion of gains and losses arising from hedging instruments in a cash flow hedge		–	–
5. Exchange differences on translation of foreign currency financial statements		34,678,328.21	-19,925,379.18
6. Others		472.99	76.70
Other comprehensive income attributable to minority interests (net of tax)		-117,627,044.18	-42,755,816.90

VII. Total comprehensive income		939,266,246.54	903,835,126.30
Total comprehensive income attributable to the shareholders of parent company		485,487,379.54	663,138,320.37
Total comprehensive income attributable to minority interests		453,778,867.00	240,696,805.93

VIII. Earnings per share:
(I) Basic earnings per share		0.16	0.22
(II) Diluted earnings per share		0.16	0.22

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

INCOME STATEMENT OF THE COMPANY

For the year ended 31 December 2016

Company Name: China National Materials Company Limited	Unit: RMB

Item	Notes	2016	2015

I. Operating revenue	XVI.3	70,912,900.10	98,304,390.75
Less: operating costs	XVI.3	–	5,505,045.87
Taxes and surcharges		2,088,953.31	2,567,864.89
Selling expenses		–	–
Administrative expenses		59,720,489.35	62,387,857.75
Financial expenses		309,961,197.32	350,719,337.77
Asset impairment losses		–	-100,000.00
Add: incomes from changes in fair value (losses to be listed with “-”)		–	–
Investment incomes (losses to be listed with “-”)	XVI.4	1,096,083,873.40	440,246,429.05
Including: income from investment in associates and joint ventures		37,488,569.28	4,998,730.57

II. Operating profit (loss to be listed with “-”)		795,226,133.52	117,470,713.52
Add: non-operating incomes		–	–
Including: gain from disposal of non-current assets		–	–
Less: non-operating expenses		2,322,363.78	1,500,000.00
Including: loss from disposal of non-current assets		322,363.78	–

III. Total profit (total loss to be listed with “-”)		792,903,769.74	115,970,713.52
Less: income tax expenses		–	–

IV. Net profit (net loss to be listed with “-”)		792,903,769.74	115,970,713.52

V. Net amount of other comprehensive income		-80,971,715.09	-193,240,537.18
(I) Other comprehensive income that cannot be subsequently reclassified to profit or loss		-406,000.00	-4,953,000.00
1. Changes arising from re-measurement of net liabilities or net assets of defined benefit plan		-406,000.00	-4,953,000.00
2. Shares of other comprehensive income that cannot be reclassified to profit or loss of the investee entities under the equity method		–	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Item	Notes	2016	2015

(II) Other comprehensive income that may be subsequently reclassified to profit or loss		-80,565,715.09	-188,287,537.18
1. Shares of other comprehensive income that may be subsequently reclassified to profit or loss of the investee entities under the equity method		–	–
2. Gains and losses arising from changes in fair value of available-for-sale financial assets		-80,565,715.09	-188,287,537.18
3. Gains and losses arising from reclassifying held-to-aturity investment to available-for-sale financial assets		–	–
4. Effective portion of gains and losses arising from hedging instruments in a cash flow hedge		–	–
5. Exchange differences on translation of foreign currency financial statements		–	–
6. Others		–	–

VI. Total comprehensive income		711,932,054.65	-77,269,823.66

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2016

Company Name: China National Materials Company Limited				Unit: RMB

Item		Notes	2016	2015

I.	Cash flows generated from operating activities
	Cash received from sales of goods or rendering of services		44,352,478,152.53	47,516,126,022.48
	Refund of taxes and surcharges		936,751,805.53	1,181,421,075.44
	Cash received relating to other operating activities	VI.61	1,881,100,574.81	2,144,937,891.85

	Subtotal of cash inflows from operating activities		47,170,330,532.87	50,842,484,989.77

	Cash paid for goods and services		28,165,433,462.18	32,452,439,445.33
	Cash paid to and on behalf of employees		5,575,297,131.16	5,615,363,415.04
	Cash paid for taxes and surcharges		3,710,610,212.33	3,576,184,750.50
	Cash paid relating to other operating activities	VI.61	3,130,932,718.98	3,823,353,958.31

	Subtotal of cash outflows from operating activities		40,582,273,524.65	45,467,341,569.18

	Net cash flows from operating activities		6,588,057,008.22	5,375,143,420.59

II.	Cash flows generated from investing activities:
	Cash received from disposal of investments		75,056,223.68	166,921,972.72
	Cash received from returns on investments		209,570,865.68	385,256,756.17
	Net cash received from disposal of fixed assets, intangible assets and other long-term assets		208,023,016.88	284,297,607.81
	Net cash received from disposal of subsidiaries and other business entities		7,903,876.80	2,636,531.34
	Cash received relating to other investing activities		45,526,333.25	96,425,778.36

	Subtotal of cash inflows from investing activities		546,080,316.29	935,538,646.40

	Cash paid to acquire fixed assets, intangible assets and other long-term assets		2,141,983,238.13	1,697,139,231.62
	Cash paid for investments		267,649,832.08	105,086,473.00
	Net increase in pledge loans		–	–
	Net cash paid for acquisitions of subsidiaries and other business entities		–	136,403,233.99
	Cash paid relating to other investing activities		28,527,400.00	26,974,561.79

	Subtotal of cash outflows from investing activities		2,438,160,470.21	1,965,603,500.40

	Net cash flows from investing activities		-1,892,080,153.92	-1,030,064,854.00

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Item		Notes	2016	2015

III.	Cash flows generated from financing activities:
	Cash received from capital contributions		2,060,052,920.05	416,293,362.59
	Including: cash received by subsidiaries’ from capital contributions by minority interests		79,754,185.00	39,733,362.59
	Cash received from borrowings		22,280,210,384.67	21,263,064,016.09
	Cash received from issuing bonds
	Cash received relating to other financing activities	VI.61	9,000,176,780.25	11,109,923,233.05

	Subtotal of cash inflows from financing activities		33,340,440,084.97	32,789,280,611.73

	Cash repayments of borrowings		25,798,606,971.96	21,062,288,881.07
	Cash payments for interest expenses and distribution of dividends or profits		2,336,328,841.34	2,401,235,959.96
	Including: dividends and profits paid to minority interests by subsidiaries		350,136,282.40	384,111,152.79
	Cash paid relating to other financing activities	VI.61	7,582,174,193.87	11,012,420,413.84

	Subtotal of cash outflows from financing activities		35,717,110,007.17	34,475,945,254.87

	Net cash flows from financing activities		-2,376,669,922.20	-1,686,664,643.14

IV.	Effect of changes in exchange rate on cash and cash equivalents		232,865,903.54	183,940,409.82

V.	Net increase in cash and cash equivalents	VI.61	2,552,172,835.64	2,842,354,333.27
	Add: cash and cash equivalents at the beginning of the period	VI.61	12,951,276,987.11	10,108,922,653.84

VI.	Cash and cash equivalents at the end of the period	VI.61	15,503,449,822.75	12,951,276,987.11

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

STATEMENT OF CASH FLOWS OF THE COMPANY

For the year ended 31 December 2016

Company Name: China National Materials Company Limited				Unit: RMB

			The year ended	The year ended
Item		Notes	31 December 2016	31 December 2015

I.	Cash flows generated from operating activities
	Cash received from sales of goods or rendering of services		–	–
	Refund of taxes and surcharges		–	–
	Cash received relating to other operating activities		11,454,537.93	11,866,461.21

	Subtotal of cash inflows from operating activities		11,454,537.93	11,866,461.21

	Cash paid for goods and services		–	–
	Cash paid to and on behalf of employees		19,664,201.05	38,200,537.76
	Cash paid for taxes and surcharges		6,912,112.79	8,778,972.80
	Cash paid relating to other operating activities		53,063,629.32	34,978,758.96

	Subtotal of cash outflows from operating activities		79,639,943.16	81,958,269.52

	Net cash flows from operating activities		-68,185,405.23	-70,091,808.31

II.	Cash flows generated from investing activities:
	Cash received from disposal of investments		–	940,800.00
	Cash received from returns on investments		294,654,077.22	319,205,742.37
	Net cash received from disposal of fixed assets, intangible assets and other long-term assets		–	129,348,331.13
	Net cash received from disposal of subsidiaries and other business entities		–	–
	Cash received relating to other investing activities		1,746,285,474.93	757,304,419.53

	Subtotal of cash inflows from investing activities		2,040,939,552.15	1,206,799,293.03

	Cash paid to acquire fixed assets, intangible assets and other long-term assets		826,328.55	489,250.00
	Cash paid for investments		118,550,000.00	662,900,000.00
	Net cash paid for acquisitions of subsidiaries and other business entities		–	–
	Cash paid relating to other investing activities		988,000,000.00	550,260,000.00

	Subtotal of cash outflows from investing activities		1,107,376,328.55	1,213,649,250.00

	Net cash flows from investing activities		933,563,223.60	-6,849,956.97

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

			The year ended	The year ended
Item		Notes	31 December 2016	31 December 2015

III.	Cash flows generated from financing activities:
	Cash received from capital contributions		21,600,000.00	376,560,000.00
	Cash received from borrowings		377,000,000.00	2,548,000,000.00
	Cash received from issuing bonds		–	–
	Cash received relating to other financing activities		3,500,000,000.00	5,000,000,000.00

	Subtotal of cash inflows from financing activities		3,898,600,000.00	7,924,560,000.00

	Cash repayments of borrowings		2,750,000,000.00	1,750,000,000.00
	Cash payments for interest expenses and distribution of dividends or profits		401,287,807.74	260,480,218.85
	Cash paid relating to other financing activities		1,250,000,000.00	6,019,160,709.28

	Subtotal of cash outflows from financing activities		4,401,287,807.74	8,029,640,928.13

	Net cash flows from financing activities		-502,687,807.74	-105,080,928.13

IV.	Effect of changes in exchange rate on cash and cash equivalents		–	–

V.	Net increase in cash and cash equivalents		362,690,010.63	-182,022,693.41
	Add: cash and cash equivalents at the beginning of the period		303,998,811.14	486,021,504.55

VI.	Cash and cash equivalents at the end of the period		666,688,821.77	303,998,811.14

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the year ended 31 December 2016

Company Name: China National Materials Company Limited	Unit: RMB

	2016
	Equity attributable to shareholders of the parent company
		Other equity instruments
						Less:	Other						Total
						treasury	comprehensive	Special		General risk	Undistributed	Minority	shareholders’
Item	Share capital	Preferred shares	Perpetual bond	Others	Capital reserve	shares	income	reserve	Surplus reserve	provisions	profits	interests	equity

I. At 31 December 2015	3,571,464,000.00	–	–	–	4,693,739,636.75		1,365,139,143.54	222,546,698.14	135,391,961.13	–	4,988,475,948.37	18,380,403,800.14	33,357,161,188.07
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–	–	–
Business combination under common control	–	–	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2016	3,571,464,000.00				4,693,739,636.75		1,365,139,143.54	222,546,698.14	135,391,961.13		4,988,475,948.37	18,380,403,800.14	33,357,161,188.07

III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	1,262,649,915.25	–	-99,954,551.23	25,339,411.85	79,290,376.97	–	397,657,633.81	619,590,239.72	2,284,573,026.37
(I) Total comprehensive income	–	–	–	–	–	–	-99,954,551.23	–	–	–	585,441,930.78	453,778,867.00	939,266,246.55
(II) Capital contribution and withdraw by shareholders	–	–	–	–	1,262,649,915.25	–	–	–	–	–	–	645,606,449.54	1,908,256,364.79
1. Shareholders’ ordinary share	–	–	–	–	29,544,300.00	–	–	–	–	–	–	37,137,639.62	66,681,939.62
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	1,233,105,615.25	–	–	–	–	–	–	608,468,809.92	1,841,574,425.17
(III) Profit distribution	–	–	–	–	–	–	–	–	79,290,376.97	–	-187,784,296.97	-500,713,792.87	-609,207,712.87
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	79,290,376.97	–	-79,290,376.97	–	–
2. Appropriation of general risk provisions	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Distribution to Shareholders	–	–	–	–	–	–	–	–	–	–	-107,143,920.00	-500,713,792.87	-607,857,712.87
4. Others	–	–	–	–	–	–	–	–	–	–	-1,350,000.00	–	-1,350,000.00
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–	-8,449,986.00	-8,449,986.00
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–	-8,449,986.00	-8,449,986.00
(V) Special reserve	–	–	–	–	–	–	–	25,339,411.85	–	–	–	29,362,345.84	54,701,757.69
1. Appropriation in current period	–	–	–	–	–	–	–	95,445,453.44	–	–	–	74,369,858.80	169,815,312.24
2. Amount used in current period	–	–	–	–	–	–	–	-70,106,041.59	–	–	–	-45,007,512.96	-115,113,554.55
(VI) Others	–	–	–	–	–	–	–	–	–	–	–	6,356.21	6,356.21

IV. At 31 December 2016	3,571,464,000.00	–	–	–	5,956,389,552.00	–	1,265,184,592.31	247,886,109.99	214,682,338.10	–	5,386,133,582.18	18,999,994,039.86	35,641,734,214.44

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited	Unit: RMB

	2015
	Equity attributable to shareholders of the parent company
		Other equity instruments
							Other						Total
						Less:	comprehensive			General	Undistributed	Minority	shareholders’
Item	Share capital	Preferred shares	Perpetual bond	Others	Capital reserve	treasury shares	income	Special reserve	Surplus reserve	risk provisions	profits	interests	equity

I. At 31 December 2014	3,571,464,000.00	–	–	–	3,908,000,339.36	–	1,505,505,171.78	202,876,631.66	123,794,889.78	–	4,304,612,591.11	17,108,679,034.50	30,724,932,658.19
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–	–	–
Business combination under common control	–	–	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2015	3,571,464,000.00	–	–	–	3,908,000,339.36	–	1,505,505,171.78	202,876,631.66	123,794,889.78	–	4,304,612,591.11	17,108,679,034.50	30,724,932,658.19

III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	785,739,297.39	–	-140,366,028.24	19,670,066.48	11,597,071.35	–	683,863,357.26	1,271,724,765.64	2,632,228,529.88
(I) Total comprehensive income	–	–	–	–	–	–	-140,366,028.24	–	–	–	803,504,348.61	240,696,805.93	903,835,126.30
(II) Capital contribution and withdraw by shareholders	–	–	–	–	785,739,297.39	–	–	–	–	–	–	1,547,144,816.17	2,332,884,113.56
1. Shareholders’ ordinary share	–	–	–	–	375,619,200.00	–	–	–	–	–	–	718,048,994.64	1,093,668,194.64
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	410,120,097.39	–	–	–	–	–	–	829,095,821.53	1,239,215,918.92
(III) Profit distribution	–	–	–	–	–	–	–	–	11,597,071.35	–	-119,640,991.35	-524,000,601.54	-632,044,521.54
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	11,597,071.35	–	-11,597,071.35	–	–
2. Appropriation of general risk provisions	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Distribution to Shareholders	–	–	–	–	–	–	–	–	–	–	-107,143,920.00	-524,000,601.54	-631,144,521.54
4. Others	–	–	–	–	–	–	–	–	–	–	-900,000.00	–	-900,000.00
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	19,670,066.48	–	–	–	7,883,745.08	27,553,811.56
1. Appropriation in current period	–	–	–	–	–	–	–	99,098,951.63	–	–	–	52,848,196.70	151,947,148.33
2. Amount used in current period	–	–	–	–	–	–	–	-79,428,885.15	–	–	–	-44,964,451.62	-124,393,336.77
(VI) Others	–	–	–	–	–	–	–	–	–	–	–	–	–

IV. At 31 December 2015	3,571,464,000.00	–	–	–	4,693,739,636.75	–	1,365,139,143.54	222,546,698.14	135,391,961.13	–	4,988,475,948.37	18,380,403,800.14	33,357,161,188.07

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY OF THE COMPANY

For the year ended 31 December 2016

Company Name: China National Materials Company Limited	Unit: RMB

	2016
	Equity attributable to shareholders of the parent company
		Other equity instruments
							Other				Total
						Less:	comprehensive			Undistributed	shareholders’
Item	Share capital	Preferred shares	Perpetual bond	Others	Capital reserve	treasury shares	income	Special reserve	Surplus reserve	profits	equity

I. At 31 December 2015	3,571,464,000.00	–	–	–	6,846,568,164.66	–	1,313,060,431.58	–	128,103,195.48	326,347,369.25	12,185,543,160.97
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2016	3,571,464,000.00	–	–	–	6,846,568,164.66	–	1,313,060,431.58	–	128,103,195.48	326,347,369.25	12,185,543,160.97

III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	21,600,000.00	–	-80,971,715.09	–	79,290,376.97	606,469,472.77	626,388,134.65
(I) Total comprehensive income	–	–	–	–	–	–	-80,971,715.09	–	–	792,903,769.74	711,932,054.65
(II) Capital contribution and withdraw by shareholders	–	–	–	–	21,600,000.00	–	–	–	–	–	21,600,000.00
1. Shareholders’ ordinary share	–	–	–	–	21,600,000.00	–	–	–	–	–	21,600,000.00
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(III) Profit distribution	–	–	–	–	–	–	–	–	79,290,376.97	-186,434,296.97	-107,143,920.00
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	79,290,376.97	-79,290,376.97	–
2. Distribution to Shareholders	–	–	–	–	–	–	–	–	–	-107,143,920.00	-107,143,920.00
3. Others	–	–	–	–	–	–	–	–	–	–	–
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	–	–	–	–
1. Appropriation in current period	–	–	–	–	–	–	–	–	–	–	–
2. Amount used in current period	–	–	–	–	–	–	–	–	–	–	–
(VI) Others	–	–	–	–	–	–	–	–	–	–	–

IV. At 31 December 2016	3,571,464,000.00	–	–	–	6,868,168,164.66	–	1,232,088,716.49	–	207,393,572.45	932,816,842.02	12,811,931,295.62

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited	Unit: RMB

	2015
	Equity attributable to shareholders of the parent company
		Other equity instruments
							Other				Total
						Less:	comprehensive			Undistributed	shareholders’
Item	Share capital	Preferred shares	Perpetual bond	Others	Capital reserve	treasury shares	income	Special reserve	Surplus reserve	profits	equity

I. At 31 December 2014	3,571,464,000.00	–	–	–	6,470,948,964.66	–	1,506,300,968.76	–	116,506,124.13	329,117,647.08	11,994,337,704.63
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2015	3,571,464,000.00	–	–	–	6,470,948,964.66	–	1,506,300,968.76	–	116,506,124.13	329,117,647.08	11,994,337,704.63

III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	375,619,200.00	–	-193,240,537.18	–	11,597,071.35	-2,770,277.83	191,205,456.34
(I) Total comprehensive income	–	–	–	–	–	–	-193,240,537.18	–		115,970,713.52	-77,269,823.66
(II) Capital contribution and withdraw by shareholders	–	–	–	–	375,619,200.00	–	–	–	–	–	375,619,200.00
1. Shareholders’ ordinary share	–	–	–	–	375,619,200.00	–	–	–	–	–	375,619,200.00
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(III) Profit distribution	–	–	–	–	–	–	–	–	11,597,071.35	-118,740,991.35	-107,143,920.00
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	11,597,071.35	-11,597,071.35	–
2. Distribution to Shareholders	–	–	–	–	–	–	–	–	–	-107,143,920.00	-107,143,920.00
3. Others	–	–	–	–	–	–	–	–	–	–	–
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	–	–	–	–
1. Appropriation in current period	–	–	–	–	–	–	–	–	–	–	–
2. Amount used in current period	–	–	–	–	–	–	–	–	–	–	–
(VI) Others	–	–	–	–	–	–	–	–	–	–	–

IV. At 31 December 2015	3,571,464,000.00	–	–	–	6,846,568,164.66	–	1,313,060,431.58	–	128,103,195.48	326,347,369.25	12,185,543,160.97

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

NOTES TO THE FINANCIAL STATEMENTS

From 1 January 2016 to 31 December 2016 (Monetary unit for the Notes to these Financial Statements is RMB unless otherwise stated)

I.	COMPANY PROFILE

China National Materials Company Limited (hereinafter referred to as “the Company”, or collectively “the Group” if subsidiaries are included) has been restructured from China Non-Metallic Materials Corporation which is a secondary enterprise owned by the whole people subordinated to China National Materials Group Corporation Ltd. (hereinafter referred to as “Sinoma Group”), and has been established by Sinoma, together with other sponsors including Taian State-owned Assets Management Co., Ltd. (hereinafter referred to as “Taian State-owned Assets”), China Cinda Asset Management Co., Ltd. (hereinafter referred to as “Cinda”), BBMG Group Co., Ltd. (hereinafter referred to as “BBMG”), Well Kent International Holdings Co., Ltd. (hereinafter referred to as “Well Kent”), Xinjiang Tianshan Building Materials (Group) Co., Ltd. (hereinafter referred to as “Tianshan Building Materials”) and Zibo New & Hi-tech Venture Capital Co., Ltd. (hereinafter referred to as “Zibo Hi-tech”), with contribution in the forms of evaluated net assets, equities and monetary funds, in accordance with the Reply of the State-owned Assets Supervision and Administration Commission of the State Council of the PRC on Restructuring of Owner’s Assets and Overseas Listing of China National Materials Group Corporation Ltd. (GZGG [2007] No. 313) and the Approval of the State-owned Assets Supervision and Administration Commission of the State Council Concerning the Adjustment of Limited Liability Company Sponsors by China National Materials Group Corporation Ltd. (GZTGG [2007] No. 366).

The Company obtained the renewed Business License of Enterprise Legal Person (No. 1000001000610) issued by the State Administration for Industry & Commerce on 31 July 2007, with RMB2,500 million of registered capital. The address is No. 11, Beishuncheng Street, Xizhimennei, Xicheng District, Beijing. The shareholders and their shareholding proportion are listed below:

Shareholder Name	Share capital	Proportion

China National Materials Group Corporation Ltd.	1,565,202,629	62.61%
Taian State-owned Assets Management Co., Ltd.	324,459,649	12.97%
China Cinda Asset Management Co., Ltd.	319,788,108	12.79%
Well Kent International Holdings Co., Ltd.	130,793,218	5.23%
Xinjiang Tianshan Building Materials (Group) Co., Ltd.	67,377,080	2.70%
BBMG Group Co., Ltd.	65,396,609	2.62%
Zibo New & Hi-tech Venture Capital Co., Ltd.	26,982,707	1.08%

Total	2,500,000,000	100.00%

On 15 November 2007, according to the Reply of China Securities Regulatory Commission on Approval of Issuing Overseas Listed Foreign Shares for China National Materials Group Corporation Ltd. (ZJGHZ [2007] No. 37), the Company was approved to issue not more than 1,071,465,340 overseas listed foreign shares which are all ordinary shares with a par value of RMB 1.00. Sinoma Group, Taian State-owned Assets, Cinda, BBMG, Well Kent, Tianshan Building Materials and Zibo Hi-tech transferred not more than 92,684,230 state-owned shares to the National Council for Security Fund into overseas listed foreign shares. On 7 December 2007, the Company issued a Prospectus to issue 931,708,000 H shares for global investors with a par value of RMB1.00 per share. After the issuance, the Company was listed on the main board of Hong Kong Exchanges and Clearing Limited on 20 December 2007. On 3 January 2008, the Company exerted its overallotment option to issue 139,756,000 H shares for global investors with a par value of RMB1.00 per share. After the issuance, the Company was listed on the main board of Hong Kong Exchanges and Clearing Limited on 11 January 2008. Meanwhile, the state-owned shareholder of the Company transferred its 92,684,115 state-owned shares to the National Council for Social Security Fund.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

After the issuance, the registered capital of the Company applied for registration was RMB3,571,464,000.00 which was verified by Reanda Certified Public Accountants by issuing the capital verification report (LADYZ [2008] No. 1003).

In April 2009, Taian State-owned Assets transferred its 309,786,095 shares of the Company to Taian Taishan Investment Co., Ltd. (hereinafter referred to as “Taishan Investment”) in accordance with the Reply of the State-owned Assets Supervision and Administration Commission of the State Council of the PRC on Issues Concerning Transfer of Shares Held by the State-owned Shareholder of China National Materials Company Limited (GZCQ [2009] No. 171). The registration of transfer was completed by China Securities Depository and Clearing Co., Ltd. on 27 April 2009.

The Company obtained the changed Business License (the unified social credit code is No. 91110000100006100T) issued by the Beijing Administration for Industry & Commerce on 6 December 2016, with RMB3,571,464,000.00 of registered capital. The renewed address is Floor 8, Tower 2, Guohai Plaza, No. 17 Fuxing Road, Haidian District, Beijing.

As of 31 December 2016, the legal representative of the Company was Liu Zhijiang and the shareholders and their contribution proportion are as follows:

Shareholder Name	Share capital	Proportion

China National Materials Group Corporation Ltd.	1,494,416,985	41.84%
China Cinda Asset Management Co., Ltd.	319,788,108	8.96%
Taian Taishan Investment Co., Ltd.	309,786,095	8.67%
Well Kent International Holdings Co., Ltd.	130,793,218	3.66%
Xinjiang Tianshan Building Materials (Group) Co., Ltd.	64,329,980	1.80%
BBMG Group Co., Ltd.	62,439,074	1.75%
Zibo New & Hi-tech Venture Capital Co., Ltd.	25,762,425	0.72%
Shareholders of public H shares	1,164,148,115	32.60%

Total	3,571,464,000	100.00%

The Company has its Board of Directors of which the function is to manage and control important decisions and routine work of the Company.

The controlling shareholder of the Company is Sinoma and ultimate holding party of the Company is the State- owned Assets Supervision and Administration Commission of the State Council. The Company has 11 subsidiaries including Sinoma International Engineering Co., Ltd. (hereinafter referred to as “Sinoma International”), Sinoma Science

& Technology Co., Ltd. (hereinafter referred to as Sinoma Science & Technology), Xinjiang Tianshan Cement Co., Ltd. (hereinafter referred to as “Tianshan Cement”), Ningxia Building Materials Group Co., Ltd. (hereinafter referred to as “Ningxia Building Materials”) and Gansu Qilianshan Building Materials Holdings Co., Ltd. (hereinafter referred to as “Qilianshan Holdings”).

Main business scope of the Group covers the following: contracting overseas projects suitable for the Group’s capacity, scale and performance, dispatching abroad workers for implementation of overseas construction projects; research, development, production and sales of inorganic non-metal materials; design, production (with production activities restricted to be carried out in other towns and cities than local place) and sales of products manufactured with application of inorganic non-metal materials; EPC; engineering consultation and design; import and export; lease of construction and mining machineries and sales of relevant accessories; technical consultation and technical services related to the above- mentioned business. (The enterprise shall independently choose the business items and carry out the business activities in accordance with the law; and shall carry out business activities upon approval of applicable departments with regard to the items operated upon approval according to the law; the enterprise may not engage in any business activities prohibited and restricted by the industrial policies of this city.)

Main business of the Group is divided into three segments: cement equipment and engineering services, cement, and high-tech materials.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

II.	SCOPE OF CONSOLIDATED FINANCIAL STATEMENTS

The scope of consolidated financial statements of the Group remains unchanged compared with the previous year and contains 11 subsidiaries including Sinoma International, Sinoma Science & Technology, Ningxia Building Materials and Qilianshan Holdings. For details, please see “VIII. Interest in other entities” in the Notes.

III.	PREPARATION BASIS OF FINANCIAL STATEMENTS

(1)	Preparation basis

On the going-concern basis the financial statements of the Group have been prepared in accordance with actually-occurring transactions and items, Accounting Standards for Business Enterprises issued by the Ministry of Finance of the PRC and other related regulations, Preparation Rules for Information Disclosures by Companies Offering Shares to the Public No. 15 – General Provisions on Financial Reports (revised in 2014) issued by China Securities Regulatory Commission (CSRC), disclosure requirements in Rules Governing the Listing of Securities issued by Hong Kong Stock Exchange and Companies Ordinance of Hong Kong, and accounting policies and accounting estimates as set out in “IV. Significant accounting policies and accounting estimates” in the Notes.

(2)	Going concern

The Group has evaluated the going concern ability within 12 months since 31 December 2016 and has not found any event and condition causing substantial doubt about the going concern ability. These financial statements, therefore, are prepared on a going concern basis.

IV.	SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

The detailed accounting policies and accounting estimates set out by the Group are based on the actual production and management characteristics, including operating cycle, recognition and measurement of bad debt provision for receivables, dispatched inventory measurement, measurement of net realizable value of inventories, classification and depreciation methods of fixed assets, amortization of intangible assets, capitalization condition of R&D expenses, and recognition and measurement of revenue.

1.	Declaration on compliance with accounting standards for business enterprises

The financial statements prepared by the Group meet the requirements of ASBE and truly and fully reflect the financial position, business performance, cash flow of the Group.

2.	Accounting period

An accounting period of the Group is from 1 January to 31 December of each calendar year.

3.	Business cycle

The Group takes 12 months as a business cycle.

4.	Recording currency

The Group uses Renminbi (“RMB”) as its recording currency.

5.	Accounting treatment methods for business combination under common control and not under common control

The assets and liabilities acquired by the Group, as the combination party, from business combination under common control should be measured based on the book value in the ultimate holding party consolidated statements of the combination party on the combination date. The difference between the book value of the net assets acquired and that of the paid combination consideration shall be used to adjust the capital reserve. Where the capital reserve is insufficient for offset, retained earnings shall be adjusted.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The identifiable assets, liabilities and contingent liabilities acquired from the acquiree in the business combination not under common control are measured at fair value on the acquisition date. The combination costs are the sum of the fair value of cash or non-cash assets paid, liabilities issued or assumed and equity securities issued by the Group on the acquisition date for acquiring control over the acquiree, and all costs directly related to the business combination (for business combination achieved in stages through multiple transactions, the combination costs are the sum of costs of all individual transactions). Where the combination costs are greater than the share of fair value of identifiable net assets acquired from the acquiree in the business combination, the difference thereof is recognized as goodwill. Where the combination costs are less than the share of fair value of identifiable net assets acquired from the acquiree in the business combination, the fair value of all identifiable assets, liabilities and contingent liabilities acquired from the business combination, as well as the fair value of non-cash assets of the consideration or the issued equity securities etc., are rechecked. Where the combination costs are, after rechecking, still less than the share of fair value of net identifiable assets acquired from the acquiree in the business combination, the difference is included in current non-operating income.

6.	Preparation method of consolidated financial statements

The Group includes all of its subsidiaries in the scope of consolidated financial statements.

In preparing the consolidated financial statements, where the accounting policy or accounting period adopted by subsidiaries are inconsistent with that adopted by the Company, financial statements of subsidiaries shall be adjusted according to the accounting policy and accounting period of the Company.

All significant internal transactions, balances and unrealized profits within the scope of consolidation shall be eliminated during preparation of consolidated financial statements. The share of subsidiary owner’s equity not attributable to the parent company and the share of minority interest in the current net profits and losses, other comprehensive income and total comprehensive income must be respectively listed under “minority interests, minority interests, other comprehensive income attributable to minority interests, and total comprehensive income attributable to minority interests” in the consolidated financial statements.

For the subsidiary acquired in the business combination under common control, its financial performance and cash flow are included in the consolidated financial statements from the beginning of the year of combination. During preparation of comparative consolidated financial statements, relevant items of the financial statements of the previous period shall be adjusted. It shall be deemed that the reporting entity formed after the combination has existed since the beginning of control by the ultimate holding party.

For the subsidiary acquired in the business combination not under common control, its financial performance and cash flow are included in the consolidated financial statements since the date when the Group acquires the control rights. In preparing of consolidated financial statements, financial statements of the subsidiary are adjusted based on the fair value of all identifiable assets, liabilities and contingent liabilities recognized on the acquisition date.

7.	Classification of joint arrangements and accounting treatment method for joint operations

The Group’s joint arrangement includes joint operations and joint venture entities. For joint operations, the Group, as the joint operator, recognizes assets and liabilities solely held and owed by the Group, assets and liabilities jointly owned proportionally, and income and expenses solely or proportionally based on agreements. Only profit or loss attributable to other joint operators shall be recognized in transactions where assets purchase and sale occurred with joint operator but not classified as trading transactions.

8.	Cash and cash equivalents

Cash shown in the cash flow statement of the Group refers to both cash on hand and the deposit held in bank available for payment at any time. Cash equivalent in the cash flow statement refers to the investment with a term not more than 3 months and high liquidity, and is easily convertible to known amounts of cash and subject to an insignificant risk of changes in value.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

9.	Foreign currency transactions and translation of foreign currency financial statements

(1)	Foreign currency transaction

The amount of transactions in foreign currency shall be translated into that in RMB at the spot exchange rate on the transaction date. Monetary items calculated in foreign currency in the balance sheet are translated into RMB at the spot exchange rate on the balance sheet date; the exchange balance is directly included in current profits and losses, except the disposal of exchange balance that is formed by foreign currency borrowings for acquiring or constructing assets eligible for capitalization as per capitalization principle.

(2)	Translation of foreign currency financial statements

The asset and liability items in the foreign currency balance sheet shall be translated at the spot exchange rate on balance sheet date; shareholders’ equity items, except for “undistributed profit”, shall be translated at the spot exchange rate at the time of transaction; and the income and expenditure items in the income statement shall be translated at the spot exchange rate on the transaction date. The difference arising from the above translation shall be listed in other comprehensive income items. Foreign currency cash flow is translated at the spot exchange rate on the date when cash flow occurs. The amount of effect of exchange rate fluctuations on cash shall be separately listed in the cash flow statement.

10.	Financial assets and financial liabilities

The Group shall recognize one financial asset or financial liability when it becomes one of the parties to financial instrument contract.

(1)	Financial assets

1)	Classification, recognition and measurement of financial assets

Financial assets are classified by the Group into four categories according to the investment purposes and economic essence: financial assets at fair value through profit or loss, held-to-maturity investments, receivables, and available-for-sale financial assets.

Financial assets measured at fair value through profit or loss are trading financial assets. The Group classifies a financial asset meeting any of the following conditions as a trading financial asset: A. the financial asset is acquired to sell it in a short time; B. it belongs to a part of an identifiable financial instrument portfolio under centralized management, and there is objective evidence showing that the company uses the short-term profit method to manage this portfolio recently; C. it is a derivative instrument except the one that is designated and belongs to the derivative instrument of effective hedging instrument, or is the derivative instrument of financial guarantee contract, or is linked to the equity instrument investment without quotation in the active market and with fair value unable to be reliably measured, and must be settled by delivery of this equity instrument. Trading financial assets of the Group mainly include forward foreign exchange contract and open-end monetary funds that are subsequently measured at fair value with the changes in fair value included in the profit/gain arising from changes in fair value; cash dividends gained during holding of the assets that are recognized as investment income (at the disposal, the difference between the fair value and the initial entry amount is recognized as investment income and profit/gain arising from changes in fair value is adjusted at the same time).

Held-to-maturity investment refers to non-derivative financial assets which have fixed maturity date, fixed or determinable recoverable amount and for which the Group has clear intention and capability to hold to maturity. Held-to-maturity investment should be subsequently measured at the amortized cost by the effective interest rate method, and all the profits or losses incurred due to the derecognition, impairment or amortization should be included in current profits and losses.

Receivables refer to non-derivative financial assets which have no quotation in the active market, but have fixed or determinable recoverable amount. They should be measured subsequently at the amortized cost by the effective interest rate method, and all the profits or losses incurred due to the derecognition, impairment or amortization should be included in current profits and losses.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Available-for-sale financial assets refer to non-derivative financial assets designated as available for sale at the time of initial recognition, and financial assets not classified to other classes. Equity instrument investments without quotation in the active market and with fair value unable to be reliably measured, and derivative financial assets which are linked to the equity investment and should be settled by delivery of the equity instrument shall be measured at cost; other financial assets with quotation in the active market or without quotation in the active market but with fair value able to be reliably measured shall be initially recognized and subsequently measured at the fair value. Except impairment losses and exchange gain/loss arising from foreign currency monetary assets, changes in fair value of available- for-sale financial assets shall be included in other comprehensive income. At the derecognition of the financial assets, the accumulated amount of changes in fair value which has been included in other comprehensive income before shall be transferred to current profits and losses. Cash dividends which are declared to distribute by the investee entity and related to equity instrument investments available for sale shall be included in current profits and losses as investment income.

2)	Recognition basis and measuring method for transfer of financial assets

Financial assets should be derecognized where any of the following conditions is met: ① the contractual right to acquire cash flow of the said financial assets is terminated; ② the financial assets have been transferred and almost all risks and rewards from the ownership of the said financial assets are transferred by the Group to the transferee; ③ the financial assets have been transferred and the transferor waives its control over the said assets, despite the transferor has not transferred or retained any risks and rewards from the ownership of the said financial assets.

Where the enterprise neither transfers nor retains any risk or reward on the financial asset ownership, if the control over the financial assets is not waived, relevant financial assets should be recognized according to the extent to which they are involved in the transferred financial assets, and relevant liabilities should be recognized correspondingly.

If the entire transfer of the financial assets meets derecognition conditions, the difference between the book value of transferred financial assets and the sum of consideration received from the transfer and accumulated amount of changes in fair value previously recognized in other comprehensive income should be included in current profits and losses.

Where the partial transfer of the financial assets meets derecognition conditions, the book value of the transferred financial assets should be appointed between the derecognized and non-derecognized portions as per their relative fair values respectively; and the difference between the sum of consideration received from the transfer and accumulated amount of changes in fair value previously recognized in other comprehensive income and appointed to the derecognized portion, and the aforesaid book value appointed should be included in current profits and losses.

3)	Test and accounting treatment methods for impairment of financial assets

The Group assesses the book value of financial assets, expect for the financial assets at fair value through profit or loss, on the balance sheet date. If there is objective evidence showing impairment of any financial asset item, the impairment provision shall be drawn.

In case of impairment of financial assets measured at amortized cost, the impairment provision will be drawn according to the balance between the expected future cash flow (excluding the future credit loss which has not happened yet) and the book amount. If there is objective evidence showing that the value of the financial assets is recovered and it is objectively related to the matters that happen after the impairment is recognized, the impairment loss recognized before should be reversed and included in current profits and losses.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In case of substantial or non-temporary decline of fair value of available-for-sale financial assets, the accumulated loss due to decline of the fair value which has been directly included in the other comprehensive incomes shall be transferred out and included in impairment loss. As for equity instrument investment available for sale whose impairment loss has been recognized, the increase of fair value in periods following shall be directly included in other comprehensive income.

(2)	Financial liabilities

1)	Classification, recognition and measurement of financial liabilities

Financial liabilities of the Group are classified, at the time of initial recognition, into financial liabilities at fair value through profit or loss and other financial liabilities.

Financial liabilities at fair value through profit or loss are trading financial liabilities. The Group classifies a financial liability meeting any of the following conditions as a trading financial liability: A. the financial liability is acquired to sell it in a short time; B. it belongs to a part of an identifiable financial instrument portfolio under centralized management, and there is objective evidence showing that the company uses the short-term profit method to manage this portfolio recently; C. it is a derivative instrument except the one that is designated and belongs to the derivative instrument of effective hedging instrument, or is the derivative instrument of financial guarantee contract, or is linked to the equity instrument investment without quotation in the active market and with fair value unable to be reliably measured, and must be settled by delivery of this equity instrument. Trading financial liabilities of the Group are forward foreign exchange contracts that are subsequently measured at fair value with the changes in fair value included in the profit/gain arising from changes in fair value (at the disposal, the difference between the fair value and the initial entry amount is recognized as investment income and profit/gain arising from changes in fair value is adjusted at the same time).

Other financial liabilities are subsequently measured at amortized cost using the effective interest rate method.

2)	Derecognition conditions of financial liabilities

Where the current obligation of financial liability has been terminated entirely or partially, the financial liability or obligation that has been terminated shall be derecognized. The difference between the book value of the derecognized part and the paid consideration shall be included in current profits and losses.

3)	Determination methods for fair value of financial assets and financial liabilities

The Group measures the fair value of financial assets and financial liabilities, based on the prices of major markets or the price of the most advantageous market in case of no major market, and employ the valuation techniques currently available and supported by sufficient valid data and other information. The inputs for measuring the fair value are divided into three levels: the inputs for Level 1 are the unadjusted quotation of identical assets or liabilities in the active market which can be obtained on the measurement date; the inputs for Level 2 are the inputs directly or indirectly observable for relevant assets or liabilities other than those for Level 1; and the inputs for Level 3 are the inputs that are unobservable for relevant assets or liabilities. The Group gives priority to the inputs for Level 1 and then relevant observable inputs. Unobservable inputs can be used only when relevant observable inputs cannot be obtained or the obtainment is infeasible. At the end of the year, the available-for-sale financial assets measured at fair value shall use inputs for Level 1, and derivative financial instruments shall use inputs for Level 2. The lowest level that has significant impact on the overall fair value measurement determines which level this fair value measurement result shall belong to.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

11.	Bad debt provision for receivables

The Group will check the book value of receivables on the balance sheet date and recognize the following items as bad debt loss: debts that cannot be repaid due to production halt within foreseeable time due to revocation, bankruptcy, insolvency, serious shortage of cash flow of the debtor, and occurrence of severe natural disasters to the debtor; receivables with other conclusive evidence indicating that they cannot be recovered or can barely be recovered.

The Group applies the allowance method for the accounting of potential bad debts and performs the impairment test separately or integrally in the end of period, with accrued bad-debt provision included in current profit and loss. As for receivables for which there is authentic evidence showing that they are impossible to be recovered, the Group will recognize them as bad debt loss after approval through specified procedures and write off the drawn bad debt provision.

The long-term receivables of the Group are drawn for bad-debt provision by the portfolio method, and the portfolio falls into long-term receivables within the credit period and overdue long-term receivables. The long- term receivables within the credit period shall not be withdrawn of bad-debt provision, and the overdue long-term receivables shall be transferred to accounts receivable at the moment when it is due and the withdrawal of bad-debt provision shall be in the drawing proportion based on the analysis method of overdue aging and aging of accounts receivable.

(1)	Receivables that are individually significant and are provided for bad debts on individual basis

Judgment basis or amount standard of individually significant receivable	Regard receivables more than RMB10,000,000 as individually significant receivables

Method of provision for individually significant receivables on individual basis	For receivables for which there is objective evidence showing that the full amount cannot be recovered as per original terms of the receivable, impairment test shall be conducted separately and the provision for bad debts shall be drawn according to the difference between the present value of expected future cash flow and the book value thereof.

(2)	Receivables with bad debt provision drawn as per portfolio of credit risk features

Method for bad-debt provision withdrawn by portfolio

Account age portfolio	Drawing of bad debt provision by aging analysis

1)	Except second-level companies of the Group, including Sinoma International, Sinoma Science & Technology, Ningxia Building Materials and Xiamen ISO Standard Sand Co., Ltd. (hereinafter referred to as “Xiamen Standard Sand”), the drawing proportion of bad debt provision for receivables and other receivables of the Group and other subsidiaries divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	provision for	provision for
	Accounts	Other
Account Age	Receivable (%)	Receivables (%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	20	20
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	The drawing proportion of bad debt provision for receivables of Sinoma International, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	provision for	provision for
	Accounts	Other
Account Age	Receivable (%)	Receivables (%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	20	20
3-4 years	80	80
Over 4 years	100	100

3)	The drawing proportion of bad debt provision for receivables of Sinoma Science & Technology, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	provision for	provision for
	Accounts	Other
Account Age	Receivable (%)	Receivables (%)

1-6 months	2	2
7-12 months	5	5
1-2 years	20	20
2-3 years	50	50
Over 3 years	100	100

4)	The drawing proportion of bad debt provision for receivables of Ningxia Building Materials, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	provision for	provision for
	Accounts	Other
Account Age	Receivable (%)	Receivables (%)

Within 1 year	3	3
1-2 years	10	10
2-3 years	20	20
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

5)	The drawing proportion of bad debt provision for receivables of Xiamen Standard Sand, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	provision for	provision for
	Accounts	Other
Account Age	Receivable (%)	Receivables (%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	30	30
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Receivables that are individually insignificant but drawn bad debt individually

Reason for drawing of bad debt provision on individual item	Receivables with insignificant individually amount and bad debt provision drawn by portfolio not reflecting risk features of the receivables

Drawing method for bad debts provision	For receivables for which there is objective evidence showing that the full amount cannot be recovered as per original terms of the receivable, impairment test shall be conducted separately and the provision for bad debts shall be drawn according to the difference between the present value of expected future cash flow and the book value thereof.

12.	Inventories

The inventories of the Group mainly include raw materials, products in process, goods in stock, completed but unsettled assets formed through construction contracts, goods in transit, etc.

The contract costs of the Group actually incurred from construction contracts include direct and indirect costs. The direct costs include material cost, labor cost, machinery expenses and other direct expenses; while the indirect costs are expenses incurred by construction units or production units subordinated to the Group for organization and management of construction and production activities. For project construction, where the accumulated incurred contract cost and recognized gross profit is greater than the settled payment, the difference shall be reflected in inventories. Where the settled payment is greater than the accumulated incurred cost and recognized gross profit, the difference shall be reflected in accounts received in advance.

Inventories shall be subject to the perpetual inventory system and valued according to the actual cost when acquired. The acquired or sent shall be calculated by the Group with the weighted average method. Low value consumables and packing materials shall be amortized in full when used.

Ending inventories are valued by the cost or net realizable value, whichever is lower. For estimated irrecoverable part of cost due to inventory damage, obsolescence of all or partial inventories, or sale price lower than the cost, inventory impairment provisions are drawn. Inventory impairment provisions for goods in stock and bulk raw materials are drawn based on the difference between the cost of single inventory item and its net realizable value; for other numerous raw and auxiliary materials with low prices, inventory impairment provisions are drawn based on their categories.

As to inventories arising from construction contract, the Group shall check the construction contract term by term at the end of the period. When the expected total cost of the construction contract exceeds the expected total income of the contract, the inventory impairment provision shall be drawn as per the difference between the contract cost not yet occurring and the income not yet recognized.

For goods inventory directly available for sale such as goods in stock, products in process, and materials available for sale, its net realizable value is determined as per the estimated selling price deducting estimated selling expenses and relevant taxes; for material inventory held for production, its net realizable value is determined as per the estimated price of finished product deducting estimated cost till the completion date, estimated selling expenses, and related taxes. For inventory held for implementing sales contract or labor service contract, the net realizable value shall be calculated based on the contract price. If the quantity of inventories held is greater than ordered quantity of the sales contract, the net realizable value of the excessive part shall be calculated based on the general selling price.

13.	Classification as assets held for sale

The Group categorizes non-current assets or disposal group meeting following conditions into assets available for sale: (I) the non-current assets or disposal group can be immediately sold only pursuant to general terms for selling such assets or disposal group; (II) the Company has made a resolution upon handling of the non-current assets or disposal group and had obtained appropriate approval; (III) the Company has signed an irrevocable transfer agreement with the transferee; (IV) the transfer will be completed within one year.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

14.	Long-term equity investments

The Group’s long-term equity investments are mainly investments into subsidiaries, associates, and joint ventures.

The Group’s criterion for joint control is that all parties or group of parties jointly control the arrangement, and policies of relevant activities of the arrangement must be subject to unanimous consent of parties sharing the control.

It is generally considered that the Group, when holding, directly or indirectly through subsidiaries, more than 20% (included) but less than 50% of the voting right of the investee entity, has a significant influence on the investee entity. The Group, if holding less than 20% of voting right of the investee entity, may have a significant influence on the investee entity in consideration of facts and situation that the Group sends representatives to the Board of Directors or similar organs of authorities of the investee entity, participates in financial and operation policy making of the investee entity, has important transactions with the investee entity, sends management personnel to the investee entity, or provides critical technical information for the investee entity.

When control over the investee entity exists, the investee entity becomes subsidiary of the Group. As to long- term equity investments acquired in business combination under common control, the share of book value of net assets in the ultimate holding party’s consolidated statements of the acquiree on the combination date shall be recognized as the initial investment cost of long-term equity investment. Where book value of net assets of the acquiree on the combination date is negative, the long-term equity investment cost is determined as zero.

For long-term equity investment acquired via business combination not under common control, the combination cost is taken as the initial investment cost.

As to equity of the investee entity not under common control acquired step by step through multiple transactions and business combination finally completed, which belongs to a package deal, the Group will perform accounting treatment by regarding all transactions as a transaction for acquiring control. If it is not a package deal, the sum of book value of equity investment originally held and new investment cost is taken as the initial investment cost calculated by the cost method. If the equity originally held before the acquisition date and calculated by the equity method, relevant other comprehensive income originally figured out by the equity method is temporarily not adjusted and will be subject to accounting treatment when disposing the investment, on the same basis as that adopted by the investee entity for directly handling related assets or liabilities. If the equity held before the acquisition date is calculated by fair value in the available-for-sale financial assets, the accumulated changes in fair value originally included in other comprehensive incomes are transferred into current investment profit or loss on the combination date.

Apart from aforementioned long-term equity investment acquired through business combination, as to long- term equity investment acquired by cash payment, the actually paid amount is taken as investment cost; as to long- term equity investment acquired through issuing equity securities, the fair value of the issued equity securities is taken as the investment cost; as to long-term equity investment invested by investors, the value specified in investment contract or agreement is taken as the investment cost.

The Group uses the cost method to calculate investments in subsidiaries and equity method to calculate investments in associates and joint ventures.

For long-term equity investments subsequently calculated by the cost method, when more investments are added, the book value of the long-term equity investment cost is increased based on the cost paid for additional investments or the fair value and related transaction expenses. Cash dividend or profit declared by the investee entity is recognized as current investment income in accordance with the amount to enjoy.

For long-term equity investments subsequently calculated by the equity method, the book value of long-term equity investment is increased or decreased accordingly with variance of owner’s equity of the investee entity. When determining the share of net profit to enjoy in the investee entity, the Group will adjust and recognize the net profits of investee entity based on the fair value of identifiable assets in the investee entity when investments are acquired, as well as its accounting policies and accounting period, by offsetting internal profit and loss incurred in transactions with joint ventures and associates and by calculating the share attributable to the investing enterprise based on the shareholding proportion.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

For the disposal of long-term equity investment, the difference between the book value and actually obtained price shall be included in current investment income. For the long-term equity investment calculated by equity method which has been included in the owner’s equity due to other changes in owner’s equity (excluding the net profit or loss) of the investee entity, when disposed of, the part which has been included in the owner’s equity of such investment shall be transferred to current profits and losses according to corresponding proportion.

15.	Investment properties

Investment properties of the Group includes the land use rights which have already been rented, the land use rights held for transfer after appreciation and premises and buildings which have already been rented. The investment properties of the Group are measured at cost.

The investment properties of the Group shall be depreciated or amortized by the cost model. The estimated service life, net residual rate and annual rate of depreciation (amortization) of investment properties are as follows:

	Period of	Estimated	Annual Rate
	Depreciation	Residual Rate	of Depreciation
Category	(Year)	(%)	(%)

Land use right	40-50	–	2.00-2.50
Premises and buildings	20-45	4-5	2.11-6.00

When investment properties are converted for self-use, such real estate shall be changed into fixed assets or intangible assets since the date of conversion. When properties for self-use are converted for earning rent or capital appreciation, fixed assets or intangible assets shall be changed into investment real estate since the date of conversion. When conversion occurs, book value prior to conversion shall be the entry value after conversion.

If an investment property is disposed of or withdrawn permanently from use and no economic benefit can be obtained from the disposal, the investment real estate shall be derecognized. The disposal income from selling, transferring, discarding or damaging investment real estate shall be deducted by the book value and relevant taxes thereof and then included in current profits and losses.

16.	Fixed assets

The fixed assets of the Group feature the following characteristics: tangible assets with a high unit value and held for the sake of producing goods, rendering services, renting or operating management, with a service life in excess of one year.

Fixed assets shall be recognized only when the related economic benefits are likely to flow into the Group and the costs can be measured reliably. Fixed assets consist of premises, buildings, machinery equipment, electronic equipment, transportation equipment, office equipment and others.

Except for the fully depreciated fixed assets that are still in use and the land that is separately valuated and recorded, all the fixed assets of the Group shall be depreciated.

The Group draws depreciation for premises, buildings, machinery equipment, transportation equipment and office equipment by straight-line method and separately includes the depreciation in the costs of relevant assets or current expenses according to the purpose. The following table shows period of depreciation, estimated net residual rate, and rate of depreciation for fixed assets of the Group by category:

		Period of	Estimated	Annual Rate of
S/N	Category	Depreciation (Year)	Residual Rate (%)	Depreciation (%)

1	Premises and buildings	16-45	3-5	2.11-6.00
2	Machinery equipment	5-20	0-5	4.75-20.00
3	Transportation equipment	5-12	0-5	7.92-20.00
4	Office equipment	3-12	0-5	7.92-33.33

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In Taishan Fiberglass Inc. (hereinafter referred to as “CTG”), a third-level company of the Group, the main component material of the main production equipment for production of fiberglass is precious metal. CTG carries out regular maintenance according to the wear of the equipment. The wear can be compensated through repair and the using functions can be maintained. Therefore, in daily accounting, the wear amount actually incurred shall be included in production cost. In Sinoma Science & Technology, also a second-level company of the Group, the wind power blade mould is depreciated as per the frequency of usage (400 blades) and other moulds are depreciated as per the service life (3 years). In Sinoma International, also a second-level company, the asset of any contracted energy management project shall be depreciated as per the sharing period. A contracted energy management project refers to business mode in which an energy-saving service contract is signed with any customer willing to perform transformation of energy saving and environmental protection, comprehensive services such as energy efficiency audit, energy-saving project design, equipment procurement, construction, operation &maintenance, and detection of energy saving quantity are provided for the customer, and the energy-saving benefits after implementation of the project is shared with the customer. After the sharing period, ownership of the asset arising from the project shall be transferred from the service party to the service object.

At the end of each year, The Group rechecks the estimated service life, estimated net residual value and depreciation method of the fixed assets. Any change shall be handled as changes in accounting estimates.

For fixed assets acquired by financial lease, the entry value of such assets shall be the fair value of such assets and the present value of the minimum lease payment, whichever is lower. The difference between the entry value and the minimum lease payment shall be deemed as unrecognized financing cost.

The depreciation policies of fixed assets acquired by financial lease shall be consistent with those of self- owned fixed assets. For fixed assets, if it can be reasonably confirmed that the ownership can be granted when the lease term expires, the depreciation shall be drawn within the service life of the acquired leasing assets; otherwise, the depreciation shall be drawn within the lease term or the service life of leasing assets, whichever is shorter.

17.	Construction in progress

Construction in progress ready for intended use shall be transferred to fixed assets based on the estimated value according to construction budget, project cost or actual project cost. The depreciation shall be drawn from the next month. After going through procedures of completion settlement, the difference of the original value of the fixed assets shall be adjusted.

18.	Borrowing costs

The borrowing costs directly belonging to fixed assets, investment properties and inventories that require more than one year of acquisition or construction to be ready for intended use or selling shall be capitalized when the expenditures of the assets and the borrowing costs incurred and acquisition or construction activities necessary for making the assets be ready for intended use or selling begin. When the assets meeting the capitalization requirements are acquired or constructed are ready for use or selling, the capitalization shall be terminated, and the borrowing costs incurred subsequently shall be included in current profits and losses. If assets eligible for capitalization are suddenly suspended in acquisition or construction or production for more than three months continuously, the capitalization of borrowing costs shall be suspended until the restart of acquisition or construction and production activities of the assets.

The actually incurred interest costs of special borrowings in current period shall be capitalized after the interest income from unused borrowings deposited in banks or investment income from temporary investment of unused borrowings is deducted. The capitalized amount of general borrowings shall be obtained by multiplying the weighted average of the excess of the accumulated asset expenditures over the asset expenditures of special borrowings with the capitalization rate of general borrowings used. The capitalization rate shall be calculated and determined based on the weighted average interest rate of the general borrowings.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

19.	Intangible assets

The intangible assets of the Group, including the land use rights, mining rights, exploration rights, software, patented technology, non-patented technology, franchise rights, customer contracts and customer resources, are measured based on the actual cost when acquired. Intangible assets are measured at their actual cost when acquired. The actual cost of purchased intangible assets is the actual purchase price and other necessary expenditures on purchase. The actual cost of intangible assets invested by investors is measured at the value specified in the investments contract or agreements. In case the specified value of the contracts or agreements is not fair, the assets are measured at fair value. Intangible assets acquired in business merger under different control, previously held by the acquiree, but not recognized in the financial statements of the acquiree, shall be recognized as intangible assets at the fair value at the initial recognition of assets of the acquiree.

Land use rights shall be amortized from the date of transfer on an average basis for the term of transfer. Software, patented technology, non-patented technology and other intangible assets shall be amortized on an average basis by stages according to the estimated service life, benefit life under contract, and effective period under laws, whichever is the shortest. The amortized amounts shall be included in current profits and losses and relevant asset costs according to beneficiaries.

The estimated service life and the amortization method of intangible assets with limited service life shall be reviewed at the end of each year. Any change shall be handled as changes in accounting estimates. In each accounting period, the Group rechecks the estimated service life and amortization method of intangible assets with uncertain service life.

Research and development expenditures of the Group are classified into expenditures in research stage and development stage depending on the nature and whether there is material uncertainty that the research and development activities can form intangible assets at the end. The expenditures in research stage shall be included in current profits and losses when incurred. The expenditures in development stage shall be recognized as intangible assets when meeting the following conditions:

(1)	It is technically feasible to complete the intangible asset so that it will be available for use or sale;

(2)	There is an intention to complete the intangible asset and use or sell it;

(3)	There exists market for products produced by using the intangible assets or market of the intangible assets;

(4)	Adequate technical, financial and other resources are available to complete the development of the intangible assets, and it is able to use or sell the intangible assets; and

(5)	The expenditures attributable to the intangible assets during the development can be reliably measured.

The expenditures in development stage which do not meet the above conditions shall be included in current profits and losses when incurred. Development expenditures included in profits or losses before will not be recognized as assets in subsequent period. The capitalized expenditures in development stage shall be listed in the balance sheet as development expenditures and transferred into intangible assets when the R&D project is ready for intended use.

20.	Impairment of long-term assets

On each balance sheet date, the Group shall check the long-term equity investment, investment properties measured by cost model, fixed assets, construction in progress, intangible assets with limited service life, and other items. In case of any indication of impairment, the Group shall carry out an impairment test. Impairment tests shall be conducted on goodwill and intangible assets with uncertain service life at the end of each year, whether there is any indication of impairment.

If the impairment test shows that the book value of the asset is greater than its recoverable value, the difference between the two shall be recognized as impairment loss. Such impairment loss, once recognized, shall not be reversed in subsequent accounting period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

21.	Long-term prepayments

Long-term prepayments of the Group include project agency fee, compensation fee, construction cost, quarry site stripping fee and house decoration cost. Such expenses shall be evenly amortized in the benefit period. If the long- term prepayments cannot benefit the future accounting period, the amortized value of unamortized items shall be all transferred to current profits and losses.

22.	Employee benefits

Employee benefits include short-term employee remunerations, post-employment benefits, termination benefits and other long-term welfare.

(1)	Short-term remunerations mainly include salaries, bonuses, allowances & subsidiaries, employee welfare, social insurance premiums, housing funds, labor union expenditures and personnel education fund. During the accounting period when the employees provide services for the Group, the actual short- term remunerations are recognized as liabilities, and included in current profits or losses or relevant asset cost based on different beneficiaries.

(2)	Post-employment benefits include basic endowment insurance, unemployment insurance, enterprise annuity and supplementary welfares provided by the Group for the retired employees and is classified as defined contribution plan and defined benefit plan depending on the risk and obligation the Company bears.

As for the defined contribution plan, the contributions which are made for individual subjects in exchange for the employees’ services rendered in the accounting period shall be recognized as liabilities on the balance sheet date and included in current profits and losses or relevant asset costs according to the beneficiaries. The defined contribution plan of the Group is mainly purposed for payment of endowment insurance premiums, unemployment insurance premiums, etc. for the employees.

As for the defined benefit plan, the Group shall use an actuarial assumption that is unbiased and mutually compatible to make a reliable estimate of the variables on population and finance according to the projected accumulated benefit unit method, measure obligations generated by defined benefit plan and determine the period to which relevant obligations belong. The deficit or surplus formed by the present value of obligations under defined benefit plan minus the fair value of assets under defined benefit plan shall be recognized as a net liability or a net asset under defined benefit plan. In case that the defined benefit plan has surplus, the Group measures the net asset under defined benefit plan as per the surplus under defined benefit plan and the upper asset limit, whichever is lower.

The Group shall discount the obligations under the defined benefit plan, including the obligation to pay within 12 months after the annual report period when the employees provide services. The discount shall be made on the balance sheet date based on the market return on the national bonds matching with the obligations under the defined benefit plan in terms of the term and currency or based on the high-quality corporation bonds in the active market.

The service cost arising from the defined benefit plan and the net amount of interest of the net liability or net asset of the defined benefit plan shall be included in current profits and losses or relevant asset cost; the changes arising from re-measurement of the net liability or net asset of the defined benefit plan shall be included in other comprehensive incomes and shall never be reversed back to profits or losses in subsequent accounting periods. For settlement of the defined benefit plan, the settlement gain or loss shall be recognized as per the difference between the present value of the defined benefit plan obligation and the settlement price determined on the date of settlement.

(3)	Termination benefits are compensation paid to employees for either the enterprise’s decision to terminate the employment relationship before the expiration of employment contract or encouragement to an employee for voluntary acceptance of dismissal.

(4)	Other long-term benefits mean the all employee welfares excluding short-term remunerations, post- employment benefits and termination benefits.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

23.	Provisions

Where the business related to contingencies including external security, discount of commercial acceptance bills, pending litigation or arbitration and product quality assurance meets the following conditions simultaneously, the Group will recognize it as liabilities: such obligation is a current obligation of the Group; performance of the obligation will probably cause outflow of economic benefits from the enterprise; and the amount for such obligation can be calculated reliably.

Provisions are initially measured at the best estimate required to be paid when performing relevant current obligations, with comprehensive consideration of such factors as risks, uncertainties and time value of money related to contingencies. Where the time value of money is of great influence, the best estimate is recognized through the discount of relevant future cash outflows. On the balance sheet date, the book value of the provisions shall be reviewed and adjusted (if any change) to reflect current best estimate.

24.	Revenue recognition principles and measuring methods

The operating revenue of the Group mainly include revenue from construction contracts, sales of goods, contracted energy management projects, rendering services and abalienation of the right to use assets and the revenue recognition conditions are specified as follows:

(1)	The Group shall recognize contract revenue and costs by using the percentage of completion method on the balance sheet date when the following conditions are met: total contract revenue can be measured reliability; economic benefits related to the contract may flow to the Group; the actually incurred contract costs can be distinguished clearly and measured reliability; the contract completion progress and costs to occur for completion of the contract can be determined reliably. If the percentage of completion method is adopted, the contract completion progress shall be identified based on the proportion of actually incurred contract cost in estimated total contract cost.

If the outcome of construction contract cannot be estimated reliably but the contract cost is recoverable, the contract revenue shall be recognized according to the actual contract cost that is recoverable. The contract cost is recognized as the contract expense when incurred. When the contract cost is unrecoverable, it is recognized immediately as the contract expense when incurred, and the contract revenue shall not be recognized.

(2)	Recognition principle for sales revenue: the revenue from goods sales is recognized under the following conditions: major risks and rewards concerning the ownership of goods have been transferred to the buyer; neither continuous management right usually related to the ownership is retained nor effective control over sold goods is effected; the amount of the revenue can be measured reliably; relevant economic benefits may flow to the enterprise; and relevant costs incurred or to be incurred can be measured reliably.

(3)	After the energy-saving acceptance of the contracted energy management project of the Group, the Group and the service parties recognize the energy saving quantity and amount in the current period on a monthly or quarterly basis and recognize the revenue within the sharing period based on the sharing proportion specified in the agreement.

(4)	When total service revenue and total costs of the Group can be measured reliably, economic benefits related to services may flow to the Group and completion schedule of services can be identified clearly, the Group can recognize the service revenue. On the balance sheet date, if the outcome of service transactions performed can be estimated reliably, the service revenue concerning it shall be recognized according to the percentage of completion method and the percentage of completion shall be determined based on the proportion of incurred costs in estimated total costs; if the outcome of service transactions performed cannot be estimated reliably but the service costs incurred can be compensated, the service revenue shall be recognized according to the incurred service costs that can be compensated and relevant service costs shall be carried forward; if the outcome of service transactions performed cannot be estimated reliably and the incurred service costs cannot be compensated in full, the incurred service costs shall be included in current profits and losses and the service revenue shall not be recognized.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(5)	When economic benefits related to transactions may flow to the Group and revenue can be measured reliably, the revenue related to abalienating the right to use assets shall be recognized.

25.	Government grants

Government grants refer to monetary or non-monetary assets acquired by the Group from the government for free. The government grants shall be recognized when all the attached conditions can be satisfied and the government grants can be received by the Group.

Government grants in the form of monetary assets shall be measured based on the actually received amounts; grants allocated according to fixed quota standards shall be measured based on the receivable amounts; government grants in the form of non-monetary assets shall be measured based on the fair value; where the fair value cannot be estimated reliably, it shall be measured based on nominal amount (RMB1).

Government grants of the Group are divided into asset-related government grants and revenue-related government grants. The asset-related government grants refer to those obtained by the Group and used for the acquisition or construction of long-term assets or obtainment of such assets by other forms. The revenue-related government grants refer to those other than the asset-related government grants. If no assistance object is specified in the government documents, the Group shall determine based on the above principles.

Asset-related government grants shall be recognized as deferred revenues, and shall be distributed equally within the service life of related assets and included in current profits and losses. Revenue-related government grants used to compensate for related costs or losses during future periods shall be recognized as deferred income, and it shall be included in current profits and losses during the period when it is recognized; those used to compensate for the incurred related costs or losses shall be included in current profits and losses directly.

26.	Deferred income tax assets and liabilities

Deferred income tax assets and deferred income tax liabilities of the Group shall be recognized by calculating the difference (temporary difference) between the tax base and book value thereof. For the deductible loss of taxable income that can be deducted in the future years as specified by tax laws, corresponding deferred income tax assets shall be recognized. For temporary difference from initial recognition of goodwill, relevant deferred income tax liabilities shall not be recognized. For the temporary difference with respect to initial recognition of assets or liabilities incurred in transaction which is not business merger and the occurrence of which has no impact on the accounting profits and the taxable incomes (or deductible losses), relevant deferred income tax assets and liabilities shall not be recognized. Deferred income tax assets and liabilities shall be measured at applicable tax rate during the anticipated period for recovering such assets or paying off such liabilities on the balance sheet date.

The deferred income tax assets shall be recognized to the extent of the future taxable income likely to be obtained for deducting deductible temporary difference, deductible loss, and tax deduction by the Group.

27.	Lease

Lease can be divided by the Group into finance lease and operating lease at the commencement of lease.

At the commencement of the lease term, as the Lessee for finance lease, the Group shall deem the lower of the fair value of the leased asset and the present value of the minimum lease payments as the entry value of fixed assets acquired by finance lease and the minimum lease payment as the entry value of long-term payable. The difference between two entry values is deemed as unrecognized financing cost.

As the Lessee of operating lease, the Group shall include the lease payment in relevant asset costs or current profits and losses by using the straight-line method within each period of the lease term. While as the Lessor, the Group shall recognize the lease payment as incomes by using the straight-line method within each period of the lease term.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

28.	About significant accounting estimates

During the preparation of financial statements, according to previous experiences and other factors, including reasonable prediction on future event, the Group’s management personnel need to perform some estimations and assumptions, which may have an impact on the application of accounting policies and the amount of assets, liabilities, revenues and expenses. The actual conditions may be different from these estimations. The Group’s management personnel shall perform continuous evaluation on judgment of critical assumptions and uncertainties related to estimations. The impact of accounting estimate changes shall be confirmed in current change period and during the future period.

(1)	Impairment of receivables

Based on the current market conditions, the Group made an estimation on the aging of accounts receivable, financial situation of customers, and the historical experiences of guarantees (if any) provided by customers. The Group has conducted reassessment regularly to find whether the bad-debt provision for accounts receivable is sufficient. If all assumptions and estimation in the process of reviewing have changed, the change will affect bad-debt provision of accounts receivable in the changing process of assumptions.

(2)	Impairment provision for inventories

The Group shall estimate the net realizable value of inventory regularly and confirm the loss on inventory valuation according to the difference between inventory cost and net realizable value.

The Group can estimate the net realizable value of inventory of raw materials, products and goods based on the amount obtained after the estimated selling price of similar goods is deducted by the costs, selling expenses and relevant taxes to be paid during completion. When the actual selling price or costs are different from the estimated ones, the management personnel shall perform corresponding adjustment on net realizable value. Therefore, the estimated results based on existing experience may be different from later actual results, and the book value of inventory in the balance sheet shall be adjusted. The amount for provision for decline in inventory may vary with the above-mentioned causes. The adjustment of inventory falling price reserves will affect the profits and losses within the estimated current period of change.

(3)	Provision for impairment of long-term assets

When the Group carries out an impairment test on goodwill, fixed assets, intangible assets and other long-term assets, it shall calculate the recoverable amount of the portfolio of asset groups, asset group or assets (hereinafter collectively referred to as assets), and the present value of the assets’ expected future cash flow shall be calculated using basic assumptions and the accounting estimation. When estimating the present value of assets’ expected future cash flow, it mainly involves in estimates of assets’ expected future cash flow, service life and discount rate. Therefore, the estimated results based on existing experience may be different from later actual results, and this difference may affect the profits and losses of current period of change.

(4)	Estimates of deferred income tax assets

For the estimation on deferred tax assets, it is necessary to estimate on the taxable incomes and applicable tax rates in each future year. The achievement of deferred tax assets depends on whether the Company will obtain enough taxable incomes in the future or not. The withdrawing time of temporary difference and the change of future tax rate may also affect the income tax expense (revenue) and the balance of deferred income taxes. The change of above-mentioned estimation may affect the deferred income tax expenses of the changing period.

(5)	Estimates of construction contract

During the execution of the construction contract, the management of the Group will regularly review the expected contract revenue, expected contract cost, completion progress and cost incurred by the change in the contract. If there is a situation that may result in a change in the contract revenue, contract cost or completion progress, it will affect the expected contract revenue and the corresponding expected contract cost, which will be reflected in the income statement of current period of change.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(6)	Taxes

The Group is required to pay various taxes for its business. However, in normal operating activities, many transactions and events are subject to uncertainty in the final tax treatment. Therefore, it is required to make an estimate of tax provision. This estimate may differ from the final tax settlement. If there is a difference between finally recognized outcome for these taxes and initially received amount, it will have an impact on the above-mentioned taxes drawn in the final recognition period.

29.	Change in significant accounting policies and accounting estimates

(1)	Change in significant accounting policies

No change in significant accounting policies happens to the Group during the Reporting Period.

(2)	Changes in significant accounting estimates

No change in significant accounting estimates happens to the Group during the Reporting Period.

V.	TAXES

1.	Main taxes and tax rates

Category	Tax Basis	Statutory Rate

Value-added tax (VAT)	Income from goods sales	3%, 5%, 6%, 7%, 11%, 13%, 17%, 19% (overseas)
Business tax	Taxable income of the business tax before replacing the business tax with value-added tax	3%, 5%
City maintenance and construction tax	Taxable amount of turnover tax	1%, 5%, 7%
Educational surcharge	Taxable amount of turnover tax	2%, 3%
Mineral resources taxes	The amount of limestone and the like consumed in production	RMB0.5-1/ton, RMB2/ton, RMB3/ton
	Limestone sales (implemented as of 1 July 2016)	1%-6%
Housing property tax	70% or 75% of the rental income and original house property value	12%, 1.2%
Land use tax	Land area	RMB8/m2, RMB14/m2
Corporate income tax in China	Taxable income	25%
Income tax in Germany	Taxable income	15.50%, 28%, 30.89%
Profit tax in Hong Kong	Taxable income	16.50%
Income tax in Malaysia	Taxable income	24%
Income tax in India	Taxable income	32.45%
State income tax in North America	Taxable income	8.84%
Federal income tax in North America	The total amount of taxable profits is paid on a seven-grade progressive basis	Maximum tax rate of 35%

Note 1:	According to the Notice on Implementing the Pilot Program of Replacing Business Tax with Value- Added Tax (CS [2016] No. 36) issued by the Ministry of Finance and the State Administration of Taxation on March 24, 2016, since May 1, 2016, the pilot program of replacing business tax with value-added tax has been fully implemented throughout the country and the Group has paid the value-added tax for the design service revenue and project installation and construction revenue.

Note 2:	Overseas tax rates are mainly those applicable to overseas subsidiaries of the Group.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2.	Tax preference

(1)	Corporate income tax

1)	According to relevant regulations of the Measures for the Administration of the Recognition of Hi-tech Enterprises (GKFH [2008] No. 172) and the Guidelines for the Administration and the Recognition of Hi-tech Enterprises (GKFH [2008] No. 362), some subsidiaries of the Group shall enjoy the following preferential policies:

Name	Level	Preferential Policy

Sinoma International Engineering Co., Ltd.	Second-level
Xiamen ISO Standard Sand Co., Ltd.	Second-level
Sinoma Science & Technology Co., Ltd.	Second-level
Sinoma Advanced Materials Co., Ltd.	Second-level
Sinoma Jinjing Fiber Glass Co., Ltd.	Second-level
Sinoma Technology & Equipment Group Co., Ltd.	Third-level
CBMI Construction Co., Ltd.	Third-level
Chengdu Design & Research Institute of Building Materials Industry Co., Ltd.	Third-level
Sinoma (Suzhou) Construction Co., Ltd.	Third-level
Tianjin Cement Industry Design & Research Institute Co., Ltd.	Third-level
Sinoma International Environmental Engineering (Beijing) Co., Ltd.	Third-level
Anhui Jieyuan Environmental Protection Technology Co., Ltd.	Third-level
Beijing Composite Materials Co., Ltd.	Third-level
Sinoma Science & Technology (Suzhou) Co., Ltd.	Third-level	The preferential
Suzhou Sinoma Design & Research Institute of Non-metallic Minerals Industry Co., Ltd.	Third-level	income tax rate of 15% shall be
Sinoma Science & Technology (Chengdu) Co., Ltd.	Third-level	implemented in 2016.
Sinoma Wind Power Blade Co., Ltd.	Third-level
Taishan Fiberglass Inc.	Third-level
Shandong Industrial Ceramics Research & Design Institute Co., Ltd.	Third-level
Beijing Sinoma Synthetic Crystals Co., Ltd.	Third-level
Sinoma Hi-tech Chengdu Energy Technology Co., Ltd.	Third-level
Sinoma Jiangxi Porcelain Electric Co., Ltd.	Third-level
Jiangxi Sinoma New Solar Materials Co., Ltd.	Third-level
Sinoma (Tianjin) Powder Technology Machinery Co., Ltd.	Fourth-level
Sinoma (Tianjin) Control Engineering Co., Ltd.	Fourth-level
Xuzhou Sinoma Equipment Heavy Machinery Co., Ltd.	Fourth-level
Sinoma Changshu Heavy Machinery Co., Ltd.	Fourth-level
Sinoma-Liyang Heavy Machinery Co., Ltd.	Fourth-level
Sinoma (Henan) Environmental Protection Co., Ltd.	Fourth-level
Sinoma-Tangshan Heavy Machinery Co., Ltd.	Fourth-level
Sinoma Wind Power Blade (Jiuquan) Co., Ltd.	Fourth-level
Sinoma Wind Power Blade (Pingxiang) Co., Ltd.	Fourth-level
Sinoma Wind Power Blade (Funing) Co., Ltd.	Fourth-level
Taishan Fiberglass Zoucheng Co., Ltd.	Fourth-level

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	Pursuant to the Notice of the Ministry of Finance and the State Administration of Taxation on Preferential Tax Policy Issues Concerning the Development of Western China (CS [2001] No. 202), the preferential income tax rate of 15% enjoyed by Tianshan Cement (a second-level company of the Group) and some of its subsidiaries, Ningxia Building Materials (a second- level company of the Group) and some of its subsidiaries, some subsidiaries of Sinoma Cement Co., Ltd. (hereinafter referred to as “Sinoma Cement”) and Qilianshan Holdings and some of its subsidiaries were due in 2010.

On 27 July 2011, the Ministry of Finance, the General Administration of Customs and the State Administration of Taxation jointly issued the Notice on Tax Policy Issues Concerning Further Implementing the Western China Development Strategy (CS [2011] No. 58). Pursuant to this notice, from 1 January 2011 to 31 December 2020, the corporate income tax on an enterprise in an encouraged industry established in western China shall be paid at the reduced rate of 15%. According to No. 12 (2012) announcement of the State Administration of Taxation, i.e. Announcement on Issues Concerning Corporate Income Tax during Further Implementation of the Western China Development Strategy, before the release of the Catalogue of Industries Encouraged to Development in the Western Region, the corporate income tax of enterprises within the scope of the Catalogue for Guiding Industry Restructuring (Version 2005), the Catalogue for Guiding Industry Restructuring (Version 2011), the Catalogue for the Guidance of Foreign Investment Industries (Amended in 2007) and the Catalogue of Advantageous Industries in the Middle and Western Regions (Amended in 2008) can be paid at 15%. After the release of the Catalogue of Industries Encouraged to Development in the Western Region, for an enterprise taking industrial items specified in the catalogue as the main business and performing final settlement of corporate income tax at the rate of 15%, if its main operating revenue in the current year accounts for less than 70% of its total income, the tax can be re-calculated and declared at applicable rate according to the tax law after completion of relevant procedures.

According to the Catalogue of Industries Encouraged to Development in the Western Region released in No. 15 Order of the National Development and Reform Commission on 20 August 2014, for Tianshan Cement (a second-level company of the Group) and some of its subsidiaries, some subsidiaries of Sinoma Cement (a second-level company of the Group), some subsidiaries of Ningxia Building Materials (a second-level company of the Group) and some subsidiaries of Qilianshan Holdings (a second-level company of the Group) which enjoyed the above- mentioned preferential tax policy for the Western China Development Strategy before, excluding Aksu Tianshan Duolang Cement Co., Ltd. (A third-level company of the Group), Xinjiang Tunhe Cement Co., Ltd., and Burqin Tianshan Cement Co., Ltd. (a fourth-level company of the Group),for which the income tax preference registration is still in process, have been confirmed by competent tax authorities in 2016 that their corporate income tax shall still be calculated and paid at the preferential rate of 15% in 2016.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

See the table below for details:

Name	Level	Preferential Policy

Xinjiang Hejing Tianshan Cement Co., Ltd.	Third-level
Aksu Tianshan Duolang Cement Co., Ltd.	Third-level
Xinjiang Tianshan Juxin Commercial Cement Co., Ltd.	Third-level
Xinjiang Fukang Tianshan Cement Co., Ltd.	Third-level
Turpan Tianshan Cement Co., Ltd.	Third-level
Xinjiang Tunhe Cement Co., Ltd.	Third-level
Xinjiang Midong Tianshan Cement Co., Ltd.	Third-level
Ruoqiang Tianshan Cement Co., Ltd.	Third-level
Ningxia Saima Cement Co., Ltd.	Third-level
Ningxia Qingtongxia Cement Co., Ltd.	Third-level
Ningxia Zhongning Saima Cement Co., Ltd.	Third-level
Ningxia Shizuishan Saima Cement Co., Ltd.	Third-level
Guyuan Liupanshan Cement Co., Ltd.	Third-level
Sinoma (Tianshui) Cement Co., Ltd.	Third-level
Sinoma (Gansu) Cement Co., Ltd.	Third-level	The preferential
Sinoma (Hanjiang) Cement Co., Ltd.	Third-level	income tax rate
Burqin Tianshan Cement Co., Ltd.	Fourth-level	of 15% shall be
Shawan Tianshan Cement Co., Ltd.	Fourth-level	implemented in 2016.
Qitai Tianshan Cement Co., Ltd.	Fourth-level
Yongdeng Qilianshan Cement Co., Ltd.	Fourth-level
Gangu Qilianshan Cement Co., Ltd.	Fourth-level
Pingliang Qilianshan Cement Co., Ltd.	Fourth-level
Chengxian Qilianshan Cement Co., Ltd.	Fourth-level
Zhangxian Qilianshan Cement Co., Ltd.	Fourth-level
Gulang Qilianshan Cement Co., Ltd.	Fourth-level
Xiahe Qilianshan Anduo Cement Co., Ltd.	Fourth-level
Qinghai Qilianshan Cement Co., Ltd.	Fourth-level
Gansu Zhangye Julong Building Material Co., Ltd.	Fourth-level
Longnan Qilianshan Cement Co., Ltd.	Fourth-level
Wenxian Qilianshan Cement Co., Ltd.	Fourth-level
Jiugang (Group) Hongda Building Materials Co., Ltd.	Fourth-level
Minhe Qilianshan Cement Co., Ltd.	Fifth-level

3)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Value-added Tax, Business Tax and Enterprise Income Tax Policies for Promoting the Development of Energy Services Sector (CS [2010] No. 110), if any contracted energy management project of Anhui Jieyuan Environmental Protection Technology Co., Ltd. (hereinafter referred to as “Anhui Jieyuan”), which is a third-level company of the Group, complies with regulations of the Enterprise Income Tax Law, since the tax year of the receiving of the first production and operating income, the company will enjoy corporate income tax exemption from the first year to the third year and pay corporate income tax at half of the statutory tax rate of 25% from the fourth year to the sixth year.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

4)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Income Tax Incentives for Newly-established Enterprises in Poverty Areas of Xinjiang (CS [2011] No. 53) and the Policy for Issues Concerning Implementation of Preferential Income Tax Policy of “2-year Exemption and 3-year Half Payment” of the Central Government for Newly- established Enterprises in Poverty Areas of Xinjiang (XCSF [2011] No. 51), in addition to third- level companies of the Group including Yecheng Tianshan Cement Co., Ltd., Kashgar Tianshan Cement Co., Ltd., Hami Tianshan Cement Co., Ltd., Luopu Tianshan Cement Co., Ltd. and Kezhou Tianshan Cement Co., Ltd., fourth-level companies of the Group including Kumul Tianshan Commercial Concrete Co., Ltd., Yili Tianshan Concrete Co., Ltd., Fukang Tianshan Zhuyou Concrete Co., Ltd., Yili Tianshan Concrete Co., Ltd. and Huocheng Tianshan Concrete Co., Ltd. can enjoy the preferential corporate income tax policy of “2-year exemption and 3-year half payment”. Except for Yili Tianshan Cement Co., Ltd., (other companies are exempt from the local portion of corporate income tax from the third year to fifth year of enjoying the preferential corporate income tax policy of “2-year exemption and 3-year half payment”). According to the Opinion of the State Administration of Taxation of Xinjiang Uyghur Autonomous Region and the Local Taxation Bureau of Xinjiang Uyghur Autonomous Region on Implementation of Tax Policies of the Autonomous Region for Promoting Development of SMEs (XGSF [2011] No. 177) and the Opinion on Implementation for Promoting Development of SMEs (XZF [2010] No. 92), fourth-level companies of the Group including Yili Tianshan Cement Co., Ltd., Shawan Tianshan Concrete Co., Ltd. and Xinjiang Changji Concrete Co., Ltd. can enjoy the local income tax preference of “2-year exemption and 3-year half payment” for enterprises in the autonomous region.

5)	According to the Notice on Issues Concerning the Implementation of Catalogue for Enterprise Income Tax Preferences for Special Equipment for Environmental Protection, Catalogue for Enterprise Income Tax Preferences for Special Equipment for Water and Energy Conservation, and Catalogue for Enterprise Income Tax Preferences for Special Equipment for Production Safety (CS [2008] No. 48) issued by the Ministry of Finance and the State Administration of Taxation, Notice on Publishing the Catalogue for Enterprise Income Tax Preferences for Special Equipment for Environmental Protection (Version 2008) and Catalogue for Enterprise Income Tax Preferences for Special Equipment for Water and Energy Conservation (Version 2008) (CS [2008] No. 115) issued by Ministry of Finance, State Administration of Taxation and National Development and Reform Commission, Notice on Publishing the Catalogue for Enterprise Income Tax Preferences for Special Equipment for Safety Production (Version 2008) (CS [2008] No. 118) issued by Ministry of Finance, State Administration of Taxation and State Administration of Work Safety, third-level companies of the Group including Kashgar Tianshan Cement Co., Ltd., Yecheng Tianshan Cement Co., Ltd., Luopu Tianshan Cement Co., Ltd. and Xinjiang Fukang Tianshan Cement Co., Ltd. can enjoy the preferential policies for the amount of income tax credits of special equipment.

6)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Preferential Policies of Enterprise Income Tax Applicable to Small Meager-profit Enterprises (CS [2014] No. 34), Xing’an Meng Taixin Mining Co., Ltd., a fifth- level company of the Group, meets the conditions of small meager-profit enterprises and enjoys the preferential tax rate of 20%.

7)	Main business of Golmud Sinoma New Energy Power Co., Ltd., a fifth-level company of the Group, belongs to the public infrastructure projects supported by the state specified in the Enterprise Income Tax Law; since the tax year of the receiving of the first production and operating income, the corporate income tax may be exempted from the first year to the third year and deducted by half from the fourth year to the sixth year. After being filed by the Golmud Municipal Office, SAT, the company will pay Corporate income tax at half of the statutory tax rate in 2016.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	VAT

1)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Value-added Tax, Business Tax and Enterprise Income Tax Policies for Promoting the Development of the Energy Services Sector (CS [2010] No. 110), any VAT taxable goods in the eligible contracted energy management project of Anhui Jieyuan (a third- level company of the Group) to the energy-consumption enterprises shall be exempt from VAT temporarily.

2)	According to the Notice of the Ministry of Finance and the State Administration of Taxation Issuing the Catalogue of Value-Added Tax Preferences for Products and Services Involving the Comprehensive Utilization of Resources (CS [2015] No. 78), more than 20% of 42.5 and above grade cement raw materials come from the waste residue, more than 40% of other cement, cement clinker raw materials come from the waste residue; as approved by the competent tax authority, part of cement products produced by Tianshan Cement (second-level company of the Group) and some of its subsidiaries shall be subject to the preferential policy of refunding 70% immediately after payment of VAT.

3)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Policies Regarding the Value-added Tax on Products Made through Comprehensive Utilization of Resources and Other Products (CS [2008] No. 156), Notice of the Ministry of Finance and the State Administration of Taxation on Policies Regarding the Value-added Tax on Products Made through Comprehensive Utilization of Resources and Other Products (CS [2009] No. 163) and Catalogue of Value-added Tax Preferences for Products and Services Involving the Comprehensive Utilization of Resources (CS [2015] No. 78), as approved by the tax bureau, P.O42.5, P.O42.5R ordinary Portland cement and P.C32.5R, P.C42.5, P.C42.5R composite Portland cement produced by third-level companies of the Group including Ningxia Saima Cement Co., Ltd., Ningxia Qingtongxia Cement Co., Ltd., Ningxia Zhongning Saima Cement Co., Ltd., Guyuan Liupanshan Cement Co., Ltd., Ningxia Shizuishan Saima Cement Co., Ltd., Sinoma (Gansu) Cement Co., Ltd. and Sinoma (Tianshui) Cement Co., Ltd. shall comply with the provisions and shall be subject to the preferential policy of “refund immediately after payment” of value-added tax.

4)	According to the Notice on the Low VAT Rate Applicable to Certain Goods and the Policy of Levying VAT with Simple Measures (CS [2009] No. 9) and Notice on the Policy of Simplifying and Merging the Levying Rate of VAT (CS [2014] No. 57), from 1 July 2014, for the sales of commercial concrete of fourth-level companies of the Group including Tianshui Huajian Concrete Engineering Co., Ltd., Ningxia Zhongning Saima Concrete Co., Ltd., Ningxia Qingtongxia Saima Concrete Co., Ltd., Kalaqin Saima Concrete Co., Ltd., Ningxia Golden Great Wall Concrete Co., Ltd. and Ningxia Yuhao Concrete Industry Co., Ltd., the VAT shall be calculated and paid at the levying rate of 3% according to a simplified method; From 1 July 2015, the originally shared preferential policy of VAT exemption of products featuring comprehensive utilization of resources is adjusted as follows: the VAT shall be calculated and paid at the levying rate of 3% according to a simplified method.

5)	According to the Notice of Department of Finance of Ningxia Hui Autonomous Region, the State Taxation Bureau of Ningxia Hui Autonomous Region and the Local Taxation Bureau of Ningxia Hui Autonomous Region on the Exemption of Government Funds for Small and Micro Enterprises (NC(Z)F [2013] No. 275), fourth-level companies of the Group including Ningxia Junsheng Property Services Co., Ltd. and Ningxia Qingtongxia Qingyuan Property Service Co., Ltd. shall be exempt from two government funds including local educational surcharges of small and micro enterprises and water conservancy construction fund since 1 May 2013. According to the Notice of the People’s Government of Inner Mongolia Autonomous Region Issuing the Regulations (Trial) on Encouraging and Supporting the Acceleration and Development of Non- public Economy (Trial) in the Autonomous Region (NZF [2013] No. 61), Wuhai Saima Cement Co., Ltd., a third-level company of the Group, is exempt from the local educational surcharges of enterprises and water conservancy construction fund since 1 July 2013.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

6)	According to the documents (CS[2004] No. 152), partial products produced by Sinoma Science & Technology (a second-level company of the Group) and Beijing Composite Materials Co., Ltd. (third-level) shall be subject to VAT exemption since 1 January 2003.

7)	According to the document (CS [2011] No. 111), Sinoma Science & Technology, a second- level company of the Group, shall be exempt from VAT in terms of technical transfer, technical development and relevant technical consultation and technical service contracts which are recognized by the technology exchange market, upon approval by the competent tax authority.

3.	Others

For details of significant tax matters occurred in the Group in current year, please refer to Note XII (I) and Note XV 5.

VI.	NOTES TO MAIN ITEMS IN CONSOLIDATED FINANCIAL STATEMENTS

Unless otherwise stated, among the following disclosed data in the financial statements, “beginning” refers to 1 January 2016; “ending” refers to 31 December 2016; “current year” refers to the period from 1 January to 31 December 2016; “previous year” refers to the period from 1 January to 31 December 2015; and the monetary unit is RMB.

1.	Monetary funds

Item	As at 31/12/2016	As at 31/12/2015

Cash	92,282,751.07	72,145,145.46
Cash in bank	15,385,509,668.46	12,850,031,909.55
Other monetary funds	2,460,606,757.91	2,137,331,408.85

Total	17,938,399,177.44	15,059,508,463.86

Including: total amount deposited abroad	1,175,396,124.34	960,836,622.87

Note:	At the end of the year, total monetary funds of the Group with limited use were RMB2,434,949,354.69, including RMB587,293,116.36 of bond deposit, RMB224,706,747.04 of L/C deposit, RMB1,213,164,966.40 of acceptance bill deposit, RMB60,443,915.43 of performance deposit, RMB51,419,972.71 of mine environmental restoration and treatment deposit, RMB5,060,718.91 of margin for mining work safety risk, RMB280,000,000.00 of restricted certificate of deposit, and RMB12,509,917.84 of others. The corresponding monetary funds at the beginning of the year were RMB2,108,231,476.75.

2.	Financial assets at fair value through profit or loss

Item	As at 31/12/2016	As at 31/12/2015

Trading financial assets	5,302,903.32	18,417,367.12
Including: open-end monetary funds	5,302,903.32	15,561,367.12
Forward foreign exchange contracts	–	2,856,000.00

Total	5,302,903.32	18,417,367.12

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

3.	Bills receivable

(1)	Category of bills receivable

Item	As at 31/12/2016	As at 31/12/2015

Bank acceptance bills	4,718,320,516.28	3,933,250,100.23
Commercial acceptance bills	501,755,207.00	208,052,137.06

Total	5,220,075,723.28	4,141,302,237.29

(2)	Bills receivable which have been pledged at the end of the year

Pledged
amount
Item	as at 31/12/2016

Bank acceptance bills	580,062,476.24

Total	580,062,476.24

(3)	Bills receivable at the end of the year which have been endorsed or discounted but not yet expired on the balance sheet date

	Derecognized	Non-derecognized
	amount	amount
Item	as at 31/12/2016	as at 31/12/2016

Bank acceptance bills	7,116,537,898.19	–
Commercial acceptance bills	108,734,376.54	44,103,626.23

Total	7,225,272,274.73	44,103,626.23

(4)	The account age of notes receivable held by the Group at the end of the year was within 6 months.

4.	Accounts receivable

(1)	Accounts receivable listed by age

Aging analysis of accounts receivable presented based on the invoice date is as follows:

	As at 31/12/2016	As at 31/12/2015

Within 1 year	6,187,797,598.24	7,129,111,208.59
1-2 years	1,779,607,064.31	1,862,071,547.09
2-3 years	763,149,753.46	778,174,375.51
3-4 years	496,946,234.90	1,061,290,218.73
4-5 years	965,041,840.25	127,287,656.54
Over 5 years	524,188,492.58	509,288,803.56

Total original value	10,716,730,983.74	11,467,223,810.02

Less: provision for bad debt of accounts receivable	2,456,059,522.86	2,217,420,739.30

Total accounts receivable	8,260,671,460.88	9,249,803,070.72

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Classification of accounts receivable

	As at 31/12/2016
	Book balance		Bad debt provision
Category	Amount	Proportion (%)	Amount	Proportion (%)	Book value

Receivables that are individually significant provided for bad debts on individual basis	857,602,686.12	8.00	729,983,223.29	85.12	127,619,462.83
Account age portfolio	9,781,808,514.96	91.28	1,651,149,535.73	16.88	8,130,658,979.23
Receivables that are individually insignificant provided for bad debts on individual basis	77,319,782.66	0.72	74,926,763.84	96.91	2,393,018.82

Total	10,716,730,983.74	100.00	2,456,059,522.86	–	8,260,671,460.88

	As at 31/12/2015
	Book balance		Bad debt provision
Category	Amount	Proportion (%)	Amount	Proportion (%)	Book value

Receivables that are individually significant provided for bad debts on individual basis	865,581,338.35	7.55	717,862,145.33	82.93	147,719,193.02
Account age portfolio	10,531,364,539.54	91.84	1,440,963,000.75	13.68	9,090,401,538.79
Receivables that are individually insignificant provided for bad debts on individual basis	70,277,932.13	0.61	58,595,593.22	83.38	11,682,338.91

Total	11,467,223,810.02	100.00	2,217,420,739.30	–	9,249,803,070.72

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

1)	Receivables that are individually significant provided for bad debts on individual basis at the end of the year

		As at 31/12/2016
	Accounts	Bad debt	Provision	Reason
Name	receivable	provision	proportion (%)	for provision

Shanghai Baotou Material Co., Ltd.	158,788,049.58	108,686,389.73	68.45
Shanghai Beilaide Trading Co., Ltd.	94,924,075.12	94,924,075.12	100.00
Shanghai Kaixian Industrial Co., Ltd.	73,298,827.66	73,298,827.66	100.00
Shanghai Hongyu Metallic Material Co., Ltd.	69,685,185.27	69,685,185.27	100.00
Shanghai Huaji Steel Materials Co., Ltd.	41,052,357.19	41,052,357.19	100.00
Shanghai Zhongqi Trading Co., Ltd.	39,427,876.95	39,427,876.95	100.00
Hunan Chaoyue Trading Co., Ltd.	32,553,474.78	32,553,474.78	100.00
Tianjin Shaxiang Group Co., Ltd.	30,001,797.78	30,001,797.78	100.00
Shanghai Zhongmin Trading Co., Ltd.	25,670,412.78	25,670,412.78	100.00
Shanghai Buchao Trading Co., Ltd.	24,452,505.68	24,452,505.68	100.00	Note 1
Shanghai Mengxing Economic and Trade Co., Ltd.	23,703,624.81	23,703,624.81	100.00
Shanghai Dingqi Trading Co., Ltd.	20,678,841.54	20,678,841.54	100.00
Shanghai Xinkuang Steel Co., Ltd.	19,167,643.06	19,167,643.06	100.00
Shanghai Longna Material Trading Co., Ltd.	17,074,614.56	15,443,139.25	90.45
Shanghai Baohao Metallic Material Co., Ltd.	15,205,982.62	15,205,982.62	100.00
Changjiang International Steel Logistics (Suzhou) Co., Ltd.	13,355,353.74	13,355,353.74	100.00
Shanghai Fuyuan Metallic Material Co., Ltd.	13,110,082.54	11,075,779.87	84.48
Shanghai Duanfang Trading Co., Ltd.	11,282,114.22	11,282,114.22	100.00
Sinoma Yangzhou Machinery Manufacture Co., Ltd.	11,930,851.15	11,930,851.15	100.00	Note 2
Yunwei Baoshan Organic Chemical Industry Co., Ltd.	90,090,646.70	16,238,621.70	18.02	Per the analysis of possible loss
Shanyin Xuan’ang Building Materials Co., Ltd.	14,167,635.00	14,167,635.00	100.00	Counterparty’s
Chongqing Tenghui Fuling Cement Co., Ltd.	17,980,733.39	17,980,733.39	100.00	insolvency

Total	857,602,686.12	729,983,223.29

Note 1:	In 2013, Sinoma Equipment & Engineering Corp., Ltd. (hereinafter referred to as “Sinoma E&E”), a third-level company of the Group, ceased steel trading business in which it was engaged. After the disposal of relevant contracts in the current year, the bad debt provision was drawn according to the evaluation of such items as payment capacity of customers or relevant responsible parties, relevant security, guarantee, mortgage and pledged assets, as well as the estimate of lawsuit progress.

Note 2:	The bankruptcy petition of Sinoma Yangzhou Machinery Manufacture Co., Ltd. (hereinafter referred to as “Sinoma Yangzhou”), a former fourth-level subsidiary of the Group, had been declared by the local court. Sinoma Yangzhou, therefore, cannot be included in the consolidation scope. The Group predicted that the receivables from Sinoma Yangzhou cannot be recovered. As a result, the bad debt provision was drawn in full amount.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	In the portfolio, accounts receivable provided for bad debts by aging analysis

	As at 31/12/2016
			Provision
	Accounts	Bad debt	proportion
Account age	receivable	provision	(%)

Within 1 year	6,123,020,793.57	280,317,887.24	4.58
1-2 years	1,779,607,064.30	187,478,595.61	10.53
2-3 years	723,844,855.13	150,159,391.98	20.74
3-4 years	430,601,864.13	322,443,868.75	74.88
4-5 years	208,035,480.20	194,051,334.52	93.28
Over 5 years	516,698,457.63	516,698,457.63	100.00

Total	9,781,808,514.96	1,651,149,535.73

(4)	Conditions about provision for bad debts drawn and reversed (or received) in the year

In current year, the provided bad debt provision was RMB267,468,935.00 and the recovered or reversed bad debt provision was RMB28,830,151.44.

(5)	Accounts receivable actually written off in this year was RMB15,179,640.07.

(6)	Top five of accounts receivable

			Proportion
			of total accounts	Bad debt
	As at		receivable as at	provision
Name	31/12/2016	Account age	31/12/2016 (%)	as at 31/12/2016

Xinjiang Goldwind Science & Technology Co., Ltd.	512,813,348.35	Within six months	4.79	10,256,266.97
Jiangyin Yuanjing Investment Co., Ltd.	177,248,678.48	Within six months	1.65	3,544,973.57
Shanghai Baotou Material Co., Ltd.	158,788,049.58	4-5 years	1.48	108,686,389.73
FARUK GROUP	119,046,233.20	Within 1 year	1.11	5,952,311.66
Diqing Shangri-La Kunming Iron & Steel Hongda Cement Co., Ltd	108,995,260.53	Within 2 years	1.02	5,563,045.64

Total	1,076,891,570.14		10.05	134,002,987.57

(7)	See VI.62 Assets with title restrictions in the Notes for details of accounts receivable pledged for borrowings at the end of the year.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

5.	Prepayments

(1)	Age of prepayments

	As at 31/12/2016		As at 31/12/2015
Item	Amount	Proportion (%)	Amount	Proportion (%)

Within 1 year	2,657,720,570.25	74.66	3,655,578,558.99	81.26
1-2 years	506,235,265.73	14.22	455,937,382.10	10.13
2-3 years	160,646,758.73	4.52	205,368,837.66	4.56
Over 3 years	235,046,697.13	6.60	181,983,589.78	4.05

Total	3,559,649,291.84	100.00	4,498,868,368.53	100.00

(2)	Top five of prepayments

			Proportion
			of total
			payments
			as at
			31/12/2016
Name	As at 31/12/2016	Account age	(%)

Wuxi Yingtepai Metalwork Co., Ltd.	98,715,000.00	Within 1 year	2.77
Limak Cimento Sanayi VE Ticaret A.S.	78,147,806.25	Within 2 year	2.20
LOESCHE GMBH	71,237,363.85	Within 2 year	2.00
Heraeus Metals (Shanghai) Co., Ltd.	49,949,999.98	Within 1 year	1.40
Zhejiang Yongjie Environmental Technology Co., Ltd.	32,834,903.66	Over 3 years	0.92

Total	330,885,073.74		9.29

6.	Dividends receivable

Investee entity	As at 31/12/2016	As at 31/12/2015

BBMG Corporation	33,541,200.00	33,541,200.00
Yili Nan’gang Building Materials (Group) Co., Ltd.	5,008,893.45	5,008,893.45
Nanjing Tongtian Science & Technology Industrial Co., Ltd.	–	419,944.80
Taishan Fiberglass South Africa (PTY) Ltd.	587,004.45	587,004.45

Total	39,137,097.90	39,557,042.70

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

7.	Other receivables

(1)	Aging analysis of other receivables

	As at 31/12/2016	As at 31/12/2015

Within 1 year	659,597,162.33	490,595,186.65
1-2 years	188,417,661.27	113,490,636.55
2-3 years	86,182,302.82	68,354,394.66
3-4 years	49,347,655.67	853,625,601.94
4-5 years	667,614,350.45	67,233,602.81
Over 5 years	256,824,251.08	307,231,261.98

Total original value	1,907,983,383.62	1,900,530,684.59

Less: provision for bad debt of other receivables	907,737,632.82	990,438,196.37

Sum of other receivables	1,000,245,750.80	910,092,488.22

(2)	Classification of other receivables

	As at 31/12/2016
	Book balance		Bad debt provision
Category	Amount	Proportion (%)	Amount	Proportion (%)	Book value

Other receivables that are individually significant provided for bad debts on individual basis	678,682,676.08	35.57	566,539,850.28	83.48	112,142,825.80
Account age portfolio	1,054,591,754.76	55.27	306,503,373.25	29.06	748,088,381.51
Other receivables that are individual insignificant provided for bad debts on individual basis	174,708,952.78	9.16	34,694,409.29	19.86	140,014,543.49

Total	1,907,983,383.62	100.00	907,737,632.82	–	1,000,245,750.80

	As at 31/12/2015
	Book balance		Bad debt provision
Category	Amount	Proportion (%)	Amount	Proportion (%)	Book value

Other receivables that are individually significant provided for baddebts on individual basis	827,166,471.20	43.52	690,461,738.72	83.47	136,704,732.48
Account age portfolio	923,303,130.08	48.58	274,946,925.02	29.78	648,356,205.06
Other receivables that are individual insignificant provided for baddebts on individual basis	150,061,083.31	7.90	25,029,532.63	16.68	125,031,550.68

Total	1,900,530,684.59	100.00	990,438,196.37	–	910,092,488.22

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

1)	Other receivables that are individually significant provided for bad debts on individual basis at the end of the year

		Provision of		Reason
Name	Book balance	bad debts	Proportion (%)	for provision

Shanghai Baoao Steel Co., Ltd.	81,366,127.20	55,693,048.91	68.45
Shanghai Baotou Material Co., Ltd.	59,916,770.55	41,011,508.69	68.45
Shanghai Lizhi Material Co., Ltd.	40,197,650.40	40,197,650.40	100.00
Wuxi Xingguiyuan Steel Trade Co., Ltd.	31,802,014.00	31,802,014.00	100.00
Tianjin Shaxiang Group Co., Ltd.	28,814,212.80	28,814,212.80	100.00
Shanghai Dingqi Trading Co., Ltd.	27,020,100.27	27,020,100.27	100.00
Shanghai Xulong Material Co., Ltd.	24,927,804.70	22,545,958.97	90.45	Note 1
Shanghai Lining Metallic Material Co., Ltd.	17,122,689.12	11,322,689.12	66.13
Shanghai Jinmengyuan Industry and Trade Co., Ltd.	16,673,237.03	16,673,237.03	100.00
Shanghai Baotan Industrial Co., Ltd.	15,879,170.34	13,524,850.59	85.17
Shanghai Baohao Metallic Material Co., Ltd.	15,357,148.74	15,357,148.74	100.00
Shanghai Kaixian Industrial Co., Ltd.	13,156,609.63	13,156,609.63	100.00
Shanghai Baohaoyuan Material Co., Ltd.	10,090,234.60	10,090,234.60	100.00
Sinoma Yangzhou Machinery Manufacture Co., Ltd.	119,776,743.79	119,776,743.79	100.00	Note 2
Taian Taishan Holdings Limited	86,000,000.00	44,500,000.00	51.74	Per the recoverable amount
Jiangxi Shangrao Zhongchuang Real Estate Development Co., Ltd.	25,095,305.71	25,095,305.71	100.00	Per the recoverable amount
Qilianshan Industry & Trade Development Co., Ltd.	23,865,784.20	23,865,784.20	100.00	Counterparty’s insolvency
People’s Government of Yuhu District, Xiangtan City	17,104,333.00	1,576,012.83	9.21	Per the recoverable amount
Gansu Qilianshan You’an Brake Materials Co., Ltd.	14,516,740.00	14,516,740.00	100.00	Counterparty’s insolvency
D’Long International Strategic Investment Company	10,000,000.00	10,000,000.00	100.00	Counterparty’s bankruptcy

Total	678,682,676.08	566,539,850.28

Note 1, Note 2: see VI. 4 in the Notes for details.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	In portfolio, other receivables provided for bad debts by aging analysis

	As at 31/12/2016
	Other	Bad debt	Provision
Account age	receivables	provision	proportion (%)

Within 1 year	587,119,219.68	28,985,965.70	4.94
1-2 years	118,214,209.82	11,936,626.58	10.10
2-3 years	71,739,164.07	14,417,888.12	20.10
3-4 years	40,091,566.99	23,022,537.90	57.42
4-5 years	40,081,368.77	30,794,129.52	76.83
Over 5 years	197,346,225.43	197,346,225.43	100.00

Total	1,054,591,754.76	306,503,373.25

(3)	Conditions about provision for bad debts drawn and reversed (or received) in the year

In this year, the provided bad debt provision is RMB56,167,972.81 and the recovered or reversed bad debt provision is RMB138,868,536.36.

(4)	Other receivables actually written off in this year are RMB101,800.80.

(5)	Classification of other receivables by nature

Nature	31/12/2016	31/12/2015

Rent	4,150,339.82	14,042,270.95
Performance deposit and insurance deposit	215,530,261.12	176,252,248.03
Quality deposit	114,475,888.20	108,509,757.00
Reserve funds	146,707,689.45	194,863,134.85
Intercourse funds	527,593,632.81	434,230,378.25
Steel trading accounts receivable	388,566,746.38	561,470,227.82
Advances offered for others	223,771,118.15	142,386,555.55
Investment fund receivable	45,753,430.76	28,383,527.45
Equity transfer	86,000,000.00	89,000,000.00
Others	155,434,276.93	151,392,584.69

Total	1,907,983,383.62	1,900,530,684.59

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(6)	Top five of other receivables

				Proportion of
				total other
				receivables	Bad debt
				as at 31/12/2016	provision
Name	Nature	As at 31/12/2016	Account age	(%)	as at 31/12/2016

Sinoma Yangzhou Machinery Manufacture Co., Ltd.	Intercourse funds	119,776,743.79	Within 5 year	6.28	119,776,743.79
Taian Taishan Holdings Limited	Equity transfer	86,000,000.00	4-5 years	4.51	44,500,000.00
Shanghai Baoao Steel Co., Ltd.	Steel trading account	81,366,127.20	4-5 years	4.26	55,693,048.91
Shanghai Baotou Material Co., Ltd.	Steel trading account	59,916,770.55	4-5 years	3.14	41,011,508.69
Shanghai Lizhi Material Co., Ltd.	Steel trading account	40,197,650.40	4-5 years	2.11	40,197,650.40

Total		387,257,291.94		20.30	301,178,951.79

8.	Inventories

(1)	Classification of inventories

		As at 31/12/2016			As at 31/12/2015
		Provision for			Provision for
Item	Book balance	decline in value	Book value	Book balance	decline in value	Book value

Raw materials	1,595,224,726.41	102,180,998.33	1,493,043,728.08	1,749,690,079.58	44,860,050.38	1,704,830,029.20
Products in process	1,968,852,954.00	35,064,098.12	1,933,788,855.88	1,854,860,606.33	31,716,142.92	1,823,144,463.41
Goods in stock	2,662,207,179.95	157,270,204.04	2,504,936,975.91	2,937,173,626.02	140,525,111.94	2,796,648,514.08
Turnover materials	25,903,552.32	3,173,748.48	22,729,803.84	28,963,324.37		28,963,324.37
Completed but unsettled assets formed by construction contract	1,902,035,421.45	61,109,267.26	1,840,926,154.19	3,197,635,194.29	116,646,959.78	3,080,988,234.51
R&D expense	15,050,848.28		15,050,848.28	8,116,444.41		8,116,444.41
Materials in transit	146,332,182.14	13,317,310.05	133,014,872.09	109,839,412.31		109,839,412.31
Goods shipped	63,056,367.38	3,254,534.97	59,801,832.41	63,933,801.07	958,989.70	62,974,811.37
Others	3,949,464.93		3,949,464.93	6,592,854.96		6,592,854.96

Total	8,382,612,696.86	375,370,161.25	8,007,242,535.61	9,956,805,343.34	334,707,254.72	9,622,098,088.62

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Provisions for decline in value of inventories

		Increase in current year		Decrease in current year
		Charge		Reversal or	Other
Item	As at 31/12/2015	amount	Others	write-off	transfer out	As at 31/12/2016

Raw materials	44,860,050.38	62,900,509.64	–	5,579,561.69	–	102,180,998.33
Products in process	31,716,142.92	10,618,451.62	–	7,270,496.42	–	35,064,098.12
Goods in stock	140,525,111.94	67,794,136.15	–	51,049,044.05	–	157,270,204.04
Completed but unsettled assets formed by construction contract	116,646,959.78	15,913,768.15	–	71,451,460.67	–	61,109,267.26
Goods shipped	958,989.70	2,295,545.27	–	–	–	3,254,534.97
Turnover materials	–	3,173,748.48	–	–	–	3,173,748.48
Materials in transit	–	13,317,310.05	–	–	–	13,317,310.05

Total	334,707,254.72	176,013,469.36	–	135,350,562.83	–	375,370,161.25

(3)	Completed but unsettled assets formed by construction contract at the end of the year

Item	Amount

Incurred gross costs	33,592,833,784.89
Recognized gross profit	3,108,025,567.22
Less: estimated loss	61,109,267.26
Settled amount	34,798,823,930.66
Completed but unsettled assets formed by construction contract	1,840,926,154.19

9.	Assets classified as held for sale

	Book value		Expected	Expected
Item	as at 31/12/2016	Fair value	disposal expense	disposal period

Premises and buildings	32,991,013.00	110,186,900.00	–	Year of 2017
Machinery equipment	8,812,324.11	76,183,462.00	–	Year of 2017
Transportation equipment	92,391.21	1,730,260.00	–	Year of 2017
Office equipment and miscellaneous	11,717.26	21,323.90	–	Year of 2017

Total	41,907,445.58	188,121,945.90

According to the Notice on Implementation Scheme of Removal of Polluting Enterprises (Including Chemical Enterprises) from Central Urban Area of Urumqi Municipality (WZB [2011] No. 104) issued by the General Office of the People’s Government of Urumqi Municipality, Cangfanggou Premise of Tianshan Cement (a second-level company of the Group) in No. 242, Shuinichang Street, Cangfanggou Road, Urumqi would be relocated in whole. The government would take back the state-owned land involved in the said removal. Tianshan Cement carried out bid, auction and listing for the land as per the planned conditions and relocation compensation conditions specified by the government. Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. delisted the land and obtained the development right of the land, and should pay the relocation loss and personnel resettlement costs due to the relocation. The relocation and development principles, i.e. “compliance with planning, overall removal, step-by- step demolition and delivery, and phased compensation”, determined in the document of the people’s government of the autonomous region in Urumqi (XZH [2013] No. 214) shall be followed. Supplementary development of municipal roads and traffic infrastructure of Cangfanggou Premise shall be provided. Tianshan Cement performed relocation and delivered the assets step by step.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Tianshan Cement (a second-level company of the Group) signed the Relocation Compensation Agreement of Cangfanggou Premise with Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd., agreeing that assets in the relocation range should be delivered in six phases (i.e. 2014-2019). According to the agreement, phase-IV relocation assets are planned to be delivered in 2017 (ending balance value: RMB41,907,445.58; fair value: RMB188,121,945.90). This part of assets satisfies the determination conditions of holding for sale and shall be separately listed in the balance sheet.

10.	Other current assets

Item	As at 31/12/2016	As at 31/12/2015

Overpaid VAT	531,377,191.13	770,835,575.00
Wealth management products	400,000.00	38,000,000.00

Total	531,777,191.13	808,835,575.00

11.	Available-for-sale financial assets

(1)	Available-for-sale financial assets

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Available-for-sale equity instruments	2,871,808,317.62	154,404,446.69	2,717,403,870.93	3,251,683,409.12	154,404,446.69	3,097,278,962.43
Including: measured at fair value	2,521,512,211.50	–	2,521,512,211.50	2,913,813,967.34	–	2,913,813,967.34
Measured at cost	350,296,106.12	154,404,446.69	195,891,659.43	337,869,441.78	154,404,446.69	183,464,995.09

Total	2,871,808,317.62	154,404,446.69	2,717,403,870.93	3,251,683,409.12	154,404,446.69	3,097,278,962.43

(2)	Available-for-sale financial assets measured at fair value at the end of the year

	Available-for-sale
Item	equity instruments	Total

Cost of equity instruments	434,406,189.98	434,406,189.98
Fair value	2,521,512,211.50	2,521,512,211.50
Accumulated amount of changes in fair value included in other comprehensive income	2,087,106,021.52	2,087,106,021.52
Amount of impairment provision	–	–

1)	BBMG Corporation (hereinafter referred to as BBMG) was listed on the main board of Hong Kong Exchanges in July 2009. A-shares issued by BBMG gone public on 1 March 2011. As of 31 December 2016, the Company has held 459.94 million A-shares of BBMG worth RMB2,051,332,400.00 of available-for-sale equity instrument at the closing price on the last transaction date of 2016. The Company has held 330,000 corporate shares of Bohai Water Industry Co., Ltd. which can be recognized as RMB6,939,900.00 of available-for-sale equity instrument at the closing price on the last transaction date of 2016. The Company has also held 541,343.27 shares of Great Wall Jiuheng Funds which can be recognized as RMB846,660.88 of available-for-sale equity instrument at the closing price on the last transaction date of 2016.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	As of 31 December 2016, Sinoma International, a second-level company of the Group, has held 520,104 shares of Bank of Communications which can be recognized as RMB3,001,000.08 of available-for-sale equity instrument at the closing price on the last transaction date of 2016.

3)	As of 31 December 2016, Sinoma Tianjin Heavy Machinery Co., Ltd., a fourth-level company of the Group, has held 1,710,000 shares of Sinoma Energy Conservation Ltd. which can be recognized as RMB20,520,000.00 of available-for-sale equity instrument at the closing price on the last transaction date of 2016.

4)	West Xinjiang Construction Co., Ltd. (hereinafter referred to as “West Construction”) was listed at Shenzhen Stock Exchange in October 2009. As of 31 December 2016, Tianshan Cement, a second-level company of the Group, has held 13,419,473 shares of West Construction which can be recognized as RMB99,840,879.12 of available-for-sale equity instrument at the closing price on the last transaction date of 2016.

5)	Guotai Junan Securities Co., Ltd. (hereinafter referred to as “Guotai Junan”) was listed in Shanghai Stock Exchange on 26 June 2015. As of 31 December 2016, Sinoma Hanjiang Cement Co., Ltd., a third-level company of the Group, has held 4,963,538 shares of Guotai Junan which can be recognized as RMB92,272,171.42 of available-for-sale equity instrument at the closing price on the last transaction date of 2016.

6)	As of 31 December 2016, Gansu Qilianshan Cement Group Co., Ltd. (hereinafter referred to as “Qilianshan Co.”), a third-level company of the Group, has held 18.47 million shares of Lanzhou Ls Heavy Equipment Co., Ltd. (hereinafter referred to as “Ls Heavy Equipment”); due to the planning of significant asset restructuring of Ls Heavy Equipment, the stock was suspended from 24 November 2016, which can be recognized as RMB246,759,200.00 of available-for-sale equity instrument at the closing price before stock suspension.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Available-for-sale financial assets measured at cost at the end of the year

									Shareholding
		Book balance				Impairment provision			proportion in	Cash
	As at	Increase	Decrease	As at	As at	Increase	Decrease	As at	investee entity	dividends in
Investee entity	31/12/2015	in current year	in current year	31/12/2016	31/12/2015	in current year	in current year	31/12/2016	(%)	current year

Sinoma Yangzhou Machinery Manufacture Co., Ltd. (Note 1)	45,028,843.01	–	–	45,028,843.01	45,028,843.01	–	–	45,028,843.01	70.00	–
Anhui Pacific Cable Co., Ltd.	30,000,000.00	–	–	30,000,000.00	–	–	–	–	3.00	–
Tongda Refractory Technologies Co., Ltd.	24,027,891.82	–	–	24,027,891.82	–	–	–	–	3.00	–
Sinoma Dingyuan Ecological Fertilizer Co., Ltd. (Note 2)	–	16,750,000.00	–	16,750,000.00	–	–	–	–	25.01	–
Global Cement Capital Partners ltd	11,324,065.97	491,592.34	–	11,815,658.31	–	–	–	–	10.00	–
Fujian Longyan Sande Cement Building Material Industry Co., Ltd.	1,750,000.00	–	1,750,000.00		–	–	–	–	–	–
Beijing Zhongjian Haida International Trading Co., Ltd. (Note 3)	1,000,000.00	–	–	1,000,000.00	–	–	–	–	20.00	–
Guangxi Yufeng Cement STOCK Co., Ltd.	755,274.07	–	–	755,274.07	–	–	–	–	0.16	–
Beijing CCA Website Information Consultation Co., Ltd.	304,825.02	–	–	304,825.02	–	–	–	–	17.28	–
Tangshan Beifang Cement Machinery (Institute) Co., Ltd.	278,741.58	–	–	278,741.58	30,000.00	–	–	30,000.00	3.14	–
Sichuan International Building Material Corporation	50,000.00	–	–	50,000.00	50,000.00	–	–	50,000.00		–
Shanghai Shenjian Corporation	42,313.66	–	–	42,313.66	–	–	–	–	8.33	–
Xian Scidoor High-tech Biological Co., Ltd.	4,600,000.00	–	–	4,600,000.00	–	–	–	–	9.60	–
Eastern Life Insurance Co., Ltd.	50,000,000.00	–	–	50,000,000.00	50,000,000.00	–	–	50,000,000.00	6.25	–
Deheng Securities Co., Ltd.	49,800,000.00	–	–	49,800,000.00	49,800,000.00	–	–	49,800,000.00	6.50	–
Xinjiang Western International Travel Service Co., Ltd.	22,018,127.14	–	–	22,018,127.14	–	–	–	–	8.18	–
Xinjiang MME Switch Co., Ltd.	2,100,000.00	–	–	2,100,000.00	–	–	–	–	1.58	–
Bank of Ningxia Co., Ltd.	57,300,000.00	–	–	57,300,000.00	–	–	–	–	1.66	3,676,800.00
Maiji Rural Cooperative Bank	200,000.00	–	–	200,000.00	–	–	–	–	0.25	36,000.00
Banking Department of Qingshui County Credit Cooperation Union	100,000.00	–	–	100,000.00	–	–	–	–	0.22	13,000.00
Chang’an Bank Co., Ltd.	4,641,980.00	–	–	4,641,980.00	–	–	–	–	0.09	3,078,893.32
Hubei Changyao New Material Co., Ltd.	2,100,000.00	–	–	2,100,000.00	–	–	–	–	3.35	120,000.00
Guotai Junan Investment Management Co., Ltd.	403,340.00	–	–	403,340.00	–	–	–	–	0.03	261,914.72
Yangzhou Kewo Energy-saving New Materials Co., Ltd.	4,000,000.00	–	–	4,000,000.00	–	–	–	–	8.00	–
Nanjing Tongtian Science & Technology Industrial Co., Ltd.	3,107,200.00	–	–	3,107,200.00	–	–	–	–	0.86	275,772.55
Shandong Innovation Investment Guarantee Co., Ltd.	2,000,000.00	–	–	2,000,000.00	–	–	–	–	8.93
Zoucheng Rural Credit Cooperative Union	1,000,000.00	–	–	1,000,000.00	–	–	–	–	0.28	7,348.32
Lanzhou Chongxiang Building Material Co., Ltd. (Note 4)	9,495,603.68	–	–	9,495,603.68	9,495,603.68	–	–	9,495,603.68	56.00	–
China Dragon Securities Co., Ltd.	5,917,145.03	–	3,064,928.00	2,852,217.03	–	–	–	–	0.14	–
Lanzhou Zhongchuan Qilianshan Cement Co., Ltd.	4,524,090.80	–	–	4,524,090.80	–	–	–	–	18.00	–

Total	337,869,441.78	17,241,592.34	4,814,928.00	350,296,106.12	154,404,446.69	–	–	154,404,446.69	–	7,469,728.91

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Note 1:	The bankruptcy petition of Sinoma Yangzhou Machinery, a former fourth-level company of the Group, has been accepted by the local court and the administrative receiver has been designed. Sinoma Yangzhou, therefore, cannot be included in the consolidation scope.

Note 2:	On 11 October 2016, Sinoma International (second-level Company of the Group) signed an investment agreement with Zhonggong Dingyuan Potash Co., Ltd. (later renamed Sinoma Dingyuan Ecological Fertilizer Co., Ltd., hereinafter referred to as Dingyuan Fertilizer Company), and the original shareholders of Dingyuan Fertilizer Company, and agreed that Sinoma International shall pay first-phase capital contribution of RMB21,785,900.00, then invest RMB12,370,000.00 in the way of capital increase to obtain 51% equity of Dingyuan Fertilizer Company; these matters belong to a package deal. As of the end of the year, Sinoma International has paid an investment of RMB16,750,000.00 to Dingyuan Fertilizer Company, and obtained 25.01% equity of Dingyuan Fertilizer Company, which is a availables-for-sale financial asset as measured by cost method because it has not reached the control or significant impact.

Note 3:	Sinoma E&E, a third-level company of the Group, holds 20% equity of Beijing Zhongjian Haida International Trading Co., Ltd. (hereinafter referred to as “Zhongjian Haida”). According to the Articles of Association of Zhongjian Haida, all directors shall be recommended by its controlling shareholder, i.e. China National Building Material Equipment Corporation, and Sinoma E&E shall not participate in the operating management.

Note 4:	Qilianshan Co., a third-level company of the Group, holds 56.00% equity of Lanzhou Chongxiang Building Material Co., Ltd. (hereinafter referred to as “Lanzhou Chongxiang”). According to the equity lease agreement signed by and between Qilianshan Co. and Yongdeng Cement Plant Qilianshan Industrial Co., Ltd. (hereinafter referred to as “Yongdeng Industrial”), Qilianshan Cement shall lease its equity of Lanzhou Chongxiang (56.00%) to Yongdeng Industrial until 31 August 2018.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

12.	Held-to-maturity investments

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Deheng Securities Co., Ltd.	23,664,975.00	23,664,975.00	–	23,664,975.00	23,664,975.00	–
Jinxin Trust & Investment Co., Ltd.	76,301,383.33	76,301,383.33	–	76,301,383.33	76,301,383.33	–

Total	99,966,358.33	99,966,358.33	–	99,966,358.33	99,966,358.33	–

(1)	As of 31 December 2016, the book cost amount of the financial investment entrusted by Tianshan Cement, a second-level company of the Group, in Deheng Securities Co., Ltd. had been RMB23,664,975.00. According to the resolutions made in the 28th meeting of the second session of board of directors of Tianshan Cement and in the 37th meeting of the second session of board of directors, Tianshan Cement drew the impairment provision in full in 2004.

(2)	As of 31 December 2016, the book cost amount of the financial investment entrusted by Tianshan Cement, a second-level company of the Group, and its holding subsidiary, i.e. Xinjiang Tunhe Cement Co., Ltd. (hereinafter referred to as “Tunhe Cement”), in Jinxin Trust & Investment Co., Ltd. had been RMB76,301,383.33. According to the resolutions made in the 28th meeting of the second session of board of directors of Tianshan Cement and in the 37th meeting of the second session of board of directors, Tianshan Cement drew the impairment provision in full in 2004.

13.	Long-term receivables

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Installment Contract	1,409,191,067.46	–	1,409,191,067.46	332,014,376.92	–	332,014,376.92

Total	1,409,191,067.46	–	1,409,191,067.46	332,014,376.92	–	332,014,376.92

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

14.	Long-term equity investments

	Changes in current year
					Adjustment
				Investment	of other		Cash dividends	Charge of			Impairment
	As at	Additional	Investment	gain/loss under	comprehensive	Other equity	or profits	impairment			provision
Investee entity	31/12/2015	Investment	decrease	equity method	incomes	changes	declared to pay	provision	Others	As at 31/12/2016	as at 31/12/2016

I. Joint ventures	–	–	–	–	–	–	–	–	–	–	–
Taishan Fiberglass South Africa (PTY) Ltd.	6,112,675.74	–	–	903,589.71	-2,966,430.58	–	–	–	-701,473.46	3,348,361.41	–
	–	–	–	–	–	–	–	–	–	–	–
II. Associates	–	–	–	–	–	–	–	–	–	–	–
Wuxi Hengjiu Concrete Pile Manufacturing Co., Ltd.	1,543,098.35	–	–	27,202.12	–	–	–	–	–	1,570,300.47	–
Hanzhong Hanjiang Concrete Co., Ltd.	2,403,918.23	–	–	–	–	–	–	–	–	2,403,918.23	2,403,918.23
Jiangsu Zhongkai New Material Co., Ltd.	–	3,522,318.40	–	–	–	–	–	–	–	3,522,318.40	–
Sinoma GT&I (Tianjin) Investment Management Co., Ltd.	–	7,500,000.00	–	-151,058.63	–	–	–	–	–	7,348,941.37	–
Nanjing Chunhui Science and Technology Industrial Co., Ltd.	19,224,244.70	–	–	823,464.80	–	–	–	–	–	20,047,709.50	–
Hangzhou Qiangshi Engineering Materials Co., Ltd.	5,097,467.92	–	–	10,189.79	–	–	–	–	–	5,107,657.71	–
Sinoma Group Finance Co., Ltd.	172,034,225.97	–	–	11,791,019.22	–	–	-1,560,000.00	–	–	182,265,245.19	–
Gezhouba Sinoma Jiexin (Wuhan) Science & Technology Co., Ltd.	15,000,000.00	–	–	687,558.15	–	–	–	–	–	15,687,558.15	–
		–	–	–	–	–	–	–	–	–	–
III. Others		–	–	–	–	–	–	–	–	–	–
Zibo Zhongbo Ceramic Technology Co., Ltd.	1,304,659.22	–	–	–	–	–	–	–	–	1,304,659.22	1,304,659.22
Zibo Zhongbo Ceramics Co., Ltd.	1,456,752.00	–	–	–	–	–	–	–	–	1,456,752.00	1,456,752.00
Tibet Donggar Datonghe Cement Grinding Co., Ltd.	7,716,784.77	–	–	–	–	–	–	–	–	7,716,784.77	7,716,784.77
Jinhan Kiln Tail Preheater Engineering Corporation	100,000.00	–	–	–	–	–	–	–	–	100,000.00	100,000.00
Tianjin Xinjinyuan Industrial Development Co., Ltd.	1,050,000.00	–	–	–	–	–	–	–	–	1,050,000.00	1,050,000.00
Technical Service Department of Tianjin Cement Industry Design & Research Institute Co., Ltd.	2,584,397.54	–	–	–	–	–	–	–	–	2,584,397.54	1,861,489.10
otex cement pvt ltd	4,901.90	–	–	–	–	–	–	–	212.83	5,114.73	–
IMS Botwana	510,235.37	–	–	–	–	–	–	–	212.02	510,447.39	503,125.98
Material Research	102,551.57	–	102,551.57	–	–	–	–	–	–	–	–
Suzhou Huajian Consultation Co., Ltd.	30,000.00	–	–	–	–	–	–	–	–	–	30,000.00
Anhui Xiaoxian Jinyuan Mining Co., Ltd.	1,951,905.86	–	–	–	–	–	–	–	–	1,951,905.86	1,951,905.86

Total	238,227,819.14	11,022,318.40	102,551.57	14,091,965.16	-2,966,430.58	–	-1,560,000.00	–	-701,048.61	258,012,071.94	18,378,635.16

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

15.	Investment properties

(1)	Investment real estate measured at cost

	Premises
Item	and buildings	Land use right	Total

I. Original book value
1. As at 31/12/2015	318,819,660.08	100,453,665.25	419,273,325.33
2. Increase in current year	13,154,919.75	2,720,197.53	15,875,117.28
(1) Outsourcing	591,120.00	–	591,120.00
(2) Fixed assets/Transferred from intangible assets	12,563,799.75	2,720,197.53	15,283,997.28
3. Decrease in current year	18,358,924.65	744,514.57	19,103,439.22
(1) Disposal	16,473,616.87	744,514.57	17,218,131.44
(2) Transferred to fixed assets	1,885,307.78	–	1,885,307.78
4. As at 31/12/2016	313,615,655.18	102,429,348.21	416,045,003.39

II. Accumulated depreciation and accumulated amortization
1. As at 31/12/2015	80,474,633.88	12,646,386.09	93,121,019.97
2. Increase in current year	16,070,156.38	2,705,959.98	18,776,116.36
(1) Provision or amortization	8,701,084.08	2,449,052.62	11,150,136.70
(2) Fixed assets/Transferred from intangible assets	7,369,072.30	256,907.36	7,625,979.66
3. Decrease in current year	9,160,816.61	379,020.88	9,539,837.49
(1) Disposal	8,856,106.32	379,020.88	9,235,127.20
(2) Transferred to fixed assets	304,710.29	–	304,710.29
4. As at 31/12/2016	87,383,973.65	14,973,325.19	102,357,298.84

III. Impairment provision	–	–	–
1. As at 31/12/2015	–	–	–
2. Increase in current year	–	–	–
(1) Provision	–	–	–
3. Decrease in current year	–	–	–
(1) Disposal	–	–	–
(2) Other transfer out	–	–	–
4. As at 31/12/2016	–	–	–
	–	–	–
IV. Book value	–	–	–
1. Book value as at 31/12/2016	226,231,681.53	87,456,023.02	313,687,704.55
2. Book value as at 31/12/2015	238,345,026.20	87,807,279.16	326,152,305.36

(2)	Investment properties in the process of title certificate handling

	Book value	Book value
Item	as at 31/12/2016	as at 31/12/2015	Reason

Shops of Qilianshan real estate building	1,756,897.56	1,813,309.08	In progress

At the end of the year, the above properties were obtained in accordance with the relevant legal procedures. The Group is confident that the property transfer does not have substantial legal impediments or affect the Group’s normal use of such buildings. Therefore, it does not materially affect the normal operation of the Group; there is no need to withdraw the impairment provision of investment properties.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

16.	Fixed assets

(1)	Breakdown

	Premises and	Machinery	Transportation
Item	buildings	equipment	equipment	Office equipment	Others	Total

I. Original book value
1. As at 31/12/2015	25,928,752,979.29	35,582,960,602.82	1,898,771,128.06	1,063,837,236.04	906,231,585.27	65,380,553,531.48
2. Increase in current year	857,732,525.86	2,292,170,011.37	133,303,691.90	130,629,378.74	297,820,593.17	3,711,656,201.04
(1) Purchase	157,773,414.77	651,626,409.25	116,646,417.92	58,319,815.88	107,489,868.04	1,091,855,925.86
(2) Transferred from construction in progress	698,017,225.09	1,642,500,893.76	13,600,058.53	68,776,180.74	190,330,725.13	2,613,225,083.25
(3) Transferred from investment real estate	1,885,307.78	–	–	–	–	1,885,307.78
(4) Effect of exchange rates	56,578.22	-1,957,291.64	3,057,215.45	3,533,382.12	–	4,689,884.15
3. Decrease in current year	284,886,073.39	740,297,663.18	114,777,061.98	16,874,433.37	178,460,828.60	1,335,296,060.52
(1) Disposal or retirement	40,112,849.15	510,108,266.95	101,807,650.31	20,594,890.27	159,430,078.23	832,053,734.91
(2) Transferred to construction in progress	102,850,909.30	89,624,176.00	–	–	–	192,475,085.30
(3) Transferred to investment properties	12,563,799.75	–	–	–	–	12,563,799.75
(4) Decrease due to business merger	12,713,728.28	8,224,469.20	11,048,258.51	514,454.05	–	32,500,910.04
(5) Other decreases (Note)	116,644,786.91	132,340,751.03	1,921,153.16	-4,234,910.95	19,030,750.37	265,702,530.52
4. As at 31/12/2016	26,501,599,431.76	37,134,832,951.01	1,917,297,757.98	1,177,592,181.41	1,025,591,349.84	67,756,913,672.00
II. Accumulated depreciation
1. As at 31/12/2015	4,842,248,522.79	13,507,195,010.42	1,083,439,411.99	658,856,513.37	561,116,822.34	20,652,856,280.91
2. Increase in current year	775,978,077.90	2,292,658,417.62	211,060,625.65	110,059,506.13	147,693,316.48	3,537,449,943.78
(1) Provision	776,034,436.70	2,293,135,330.49	208,262,596.62	108,991,072.04	147,693,316.48	3,534,116,752.33
(2) Transferred from investment real estate	304,710.29	–	–	–	–	304,710.29
(3) Effect of exchange rates	-361,069.09	-476,912.87	2,798,029.03	1,068,434.09	–	3,028,481.16
3. Decrease in current year	116,155,901.61	350,064,362.06	81,974,870.81	14,763,655.43	83,510,309.97	646,469,099.88
(1) Disposal or retirement	11,095,038.93	196,480,225.55	75,101,020.99	14,290,489.90	64,479,559.60	361,446,334.97
(2) Transferred to construction in progress	35,163,699.74	72,853,505.34	–	–	–	108,017,205.08
(3) Transferred to investment properties	7,369,072.30	–	–	–	–	7,369,072.30
(4) Decrease due to business merger	1,396,791.38	2,830,442.39	5,342,760.24	305,472.62	–	9,875,466.63
(5) Other decreases (Note)	61,131,299.26	77,900,188.78	1,531,089.58	167,692.91	19,030,750.37	159,761,020.90
4. As at 31/12/2016	5,502,070,699.08	15,449,789,065.98	1,212,525,166.83	754,152,364.07	625,299,828.85	23,543,837,124.81
III. Impairment provision
1. As at 31/12/2015	480,395,778.26	492,881,767.27	7,075,119.84	7,448,276.15	21,913,219.69	1,009,714,161.21
2. Increase in current year	191,766,960.37	295,200,385.06	6,710,986.75	2,091,989.14	731,775.46	496,502,096.78
(1) Provision	191,766,960.37	295,200,385.06	6,710,986.75	2,091,989.14	731,775.46	496,502,096.78
3. Decrease in current year	1,033,889.64	4,374,506.96	152,285.05	8,975.49	6,217,230.83	11,786,887.97
(1) Disposal or retirement	1,033,889.64	4,374,506.96	152,285.05	8,975.49	6,217,230.83	11,786,887.97
4. As at 31/12/2016	671,128,848.99	783,707,645.37	13,633,821.54	9,531,289.80	16,427,764.32	1,494,429,370.02
IV. Book value
1. Book value as at 31/12/2016	20,328,399,883.69	20,901,336,239.66	691,138,769.61	413,908,527.54	383,863,756.67	42,718,647,177.17
2. Book value as at 31/12/2015	20,606,108,678.24	21,582,883,825.13	808,256,596.23	397,532,446.52	323,201,543.24	43,717,983,089.36

Note:	“Other decreases” mainly include 1) the phase-IV relocation assets paid by Tianshan Cement (a second-level company of the Group) according to Relocation Compensation Agreement of Cangfanggou Premise in 2017; the assets transferred to and classified as available for sale at the end of the year; the original value of the fixed assets of RMB182,637,716.11 and the accumulated depreciation of RMB140,730,270.53 was transferred out; 2) the original value of fixed assets worth RMB64,034,064.04 was adjusted in clinker cement production lines of Tianshan Cement (a second-level company of the Group) and its subsidiaries according to the final report of financial completion; 3) after the sharing period of contracted energy management project of Anhui Jieyuan Environmental Protection Technology Co., Ltd. (a third-level company of the Group), the original value of fixed assets and accumulated depreciation of RMB19,030,750.37 were written off at the same time.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Temporarily idle fixed assets

	Original	Accumulated	Impairment
Item	book value	depreciation	provision	Book value

Premises and buildings	1,252,180,386.34	594,273,055.84	440,838,959.31	217,068,371.19
Machinery equipment	2,364,778,221.71	1,647,120,533.56	478,885,062.98	238,772,625.17
Transportation vehicles	94,811,595.92	79,421,593.74	9,838,341.64	5,551,660.54
Office equipment	49,395,690.49	36,855,437.10	7,039,392.62	5,500,860.77
Others	10,205,699.71	9,671,171.58		534,528.13

Total	3,771,371,594.17	2,367,341,791.82	936,601,756.55	467,428,045.80

(3)	Fixed assets acquired by financing lease

	Original	Accumulated	Impairment
Item	book value	depreciation	provision	Book value

Machinery equipment	570,307,983.96	57,458,644.34	–	512,849,339.62

Total	570,307,983.96	57,458,644.34	–	512,849,339.62

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(4)	Fixed assets in the process of title certificate handling (Continued)

	Book value
Item	as at 31/12/2016	Reason

New workshop and auxiliary buildings of Shangrao Machinery Co., Ltd.	43,916,494.02	Overall relocation and construction has not been completed and the title certificate will be handled together after construction of the Office building
Sandblasting room of Sinoma-Liyang Heavy Machinery Co., Ltd.	3,694,528.57	This room is distributed in the workshop in Phase-II Project. Since Phase-II Project has not been completed, the title certificate cannot be handled
Office building of Sinoma-Tangshan Heavy Machinery Co., Ltd.	2,081,995.60
Production workshop of Sinoma-Tangshan Heavy Machinery Co., Ltd.	4,428,368.38	Project planning completion acceptance, construction permit, fire-fighting registration certificate of construction project and registration of completion acceptance of construction project in Progress
Dormitory of Sinoma-Tangshan Heavy Machinery Co., Ltd.	2,148,907.22
Factory and workshop of Sinoma-Xuzhou Heavy Machinery Co., Ltd.	117,447,444.47	Unsettled yet
1900m2 finished product warehouse of Environmental Protection Conveying Machinery Branch of Sinoma Changshu Machinery	1,272,338.00	In progress
Clinker cement production line of Dabancheng Tianshan Phase I	80,706,308.38	In progress
Sales Office building of Hami Tianshan	19,379,951.53	In progress
Office building, central control building, laboratory building, etc. of Wuhai Saima	12,688,726.96	In progress
Main workshop and other houses of Wuhai Xishui	9,336,494.26	In progress
Office & Service Building of Saima Concrete	11,439,788.24	In progress
Office building, dormitory and production houses of Sinoma Tianshui	10,757,176.79	In progress
Office building, dormitory and production houses of Sinoma Gansu	12,526,978.61	In progress
Office building of Qingtongxia Concrete Jinji Branch	1,621,840.61	In progress
Office building, dormitory, laboratory building, etc. of Tianshui Huajian	2,423,825.66	In progress
Laboratory building, weighbridge room and power distribution room of Zhongning Concrete	1,858,045.24	In progress
Sale Office building of Zhongning Saima	953,290.48	In progress
BOX	25,781,600.17	In progress
Filter warehouses, sewing workshop construction projects	15,657,548.11	In progress
House property of Taishan Fiberglass	350,449,922.48	In progress
House property of Shandong Composite Material	62,260,667.47	In progress
House property of Antai Gas	10,259,723.78	In progress
House property of Huatai Fine Powder	1,161,032.87	In progress
Storehouse, Office building and workshop of the headquarters of CSG Limited	9,872,091.06	In progress
Premises and buildings of Jiangsu Solar Energy	31,939,979.14	Incomplete certificate information
Factory, Office building and dormitory of Silicon Material Company	17,484,448.14	Incomplete certificate information
Golmud complex building and 110KV converging booster station	10,882,974.58	Incomplete certificate information
Production workshop of Zibo quartz ceramic radome	3,104,880.45	Incomplete certificate information
Staff quarters of Zibo Science and Technology Park	4,685,126.08	Incomplete certificate information
Zibo post-processing workshop	1,415,443.88	Incomplete certificate information
No. 7 room and road of Jiangxi electric porcelain joint	4,179,338.21	Incomplete certificate information

Total	887,817,279.44

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Seeing that the above properties were obtained in accordance with the relevant legal procedures, the Board of Directors of the Company is confident that the property transfer does not have substantial legal impediments or affect the Group’s normal use of such buildings. Therefore, it does not materially affect the normal operation of the Group; there is no need to withdraw the impairment provision of fixed assets.

(5)	See VI.62 Assets with title restrictions in the Notes for details of fixed assets pledged for borrowings at the end of the year.

17.	Construction in progress

(1)	Breakdown

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

High-end Environmental Protection Equipment Industrial Base	29,761,788.60	–	29,761,788.60	1,636,657.00	–	1,636,657.00
Construction of New Factory of Sinoma Shangrao and Office Building	25,037,048.67	–	25,037,048.67	20,460,436.55	–	20,460,436.55
Liyang Sinoma Environmental hazards project	21,700,526.52	–	21,700,526.52	259,778.81	–	259,778.81
Construction of New Factory of Xuzhou Heavy Machinery	8,605,781.19	–	8,605,781.19	7,599,073.19	–	7,599,073.19
Cement Technical Equipment Base of Liyang Heavy Machinery	5,957,157.99	–	5,957,157.99	5,957,157.99	–	5,957,157.99
Nanjing Mine Aggregate Development Line	–	–	–	9,309,235.11	–	9,309,235.11
Duolang Sishichang Rock Mine of Tianshan Cement	40,109,467.19	–	40,109,467.19	36,956,582.10	–	36,956,582.10
Yili Jiakubula Limestone Mine Project of Tianshan Cement	33,652,329.91	–	33,652,329.91	62,887,804.91	–	62,887,804.91
Yecheng Tianshan Kokyar Limestone Mine	23,410,676.06	–	23,410,676.06	8,192,795.20	–	8,192,795.20
Kuqa Hutong Bulake Mine	17,440,020.67	–	17,440,020.67	16,876,788.79	–	16,876,788.79
Hami Tianshan Sitian Limestone Mine	11,752,947.34	–	11,752,947.34	11,750,397.34	–	11,750,397.34
Changji Tianshan Jinggou Mine	10,826,690.40	–	10,826,690.40	9,423,060.15	–	9,423,060.15
Emin Tianshan 3000t Clinker Production Line Project	10,563,589.17	10,563,589.17	–	10,562,470.99	5,901,927.14	4,660,543.85
Auxiliary Project of Co-processing of 29800t Hazard Waste with Liyang Tianshan	9,910,464.70	–	9,910,464.70	4,100,043.03	–	4,100,043.03
3000T Clinker Production Line of Fuyun Tianshan	4,845,978.68	–	4,845,978.68	4,604,892.21	–	4,604,892.21
Turpan Tianshan Technical Reform Project	–	–	–	12,394,601.27	–	12,394,601.27
Luopu Tianshan Mine Project	–	–	–	12,202,602.07	–	12,202,602.07
Hamiltobn Tiaushan Low-Temperature Waste Heat Power Generation and Bypass Ventilation Technical Reform Project	–	–	–	4,674,654.38	–	4,674,654.38
4500T Cement Clinker Production Line and Auxiliary 9MW Low-Temperature Cogeneration Project of Ningxia Building Materials	–	–	–	50,815,635.58	–	50,815,635.58
Ningdong Flyash Fine and Deep Processing Project	–	–	–	25,858,363.43	–	25,858,363.43
Mining Production Line of Kharachin Grassland Cement Co., Ltd.	–	–	–	24,253,123.06	–	24,253,123.06
Cement Kiln Co-processing Domestic Waste Project of Anhui Cement	63,335,311.85	–	63,335,311.85	–	–	–
Production Line of Sinoma Hong Kong Zambia Project	40,210,316.94	–	40,210,316.94	–	–	–
Breaking Project of Anhui Cement	20,958,702.45	–	20,958,702.45	–	–	–
4500t Clinker Cement Production Line of Phase-II Luoding Project	6,525,541.90	–	6,525,541.90	6,525,541.90	–	6,525,541.90
5000t/d Cement Production Line and Relevant Supporting Project of Xiangtan Sinoma Cement	5,476,907.30	–	5,476,907.30	17,282,841.03	–	17,282,841.03
Raw Mill Project of Sinoma Hengda	–	–	–	34,187,807.38	–	34,187,807.38
Reform of Out-of-mill System for Nos. 1 and 2 Cement Mills of Sinoma Cement	–	–	–	17,217,312.02	–	17,217,312.02

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

F04 – 2*100,000 t/a Alkali-Free Glass Fiber Tank-Kiln Drawing Production Line Project	500,607,051.26	–	500,607,051.26		–	–
Multiaxial Project of New Park of Taishan Fiberglass	86,638,182.67	–	86,638,182.67	79,554,197.61	–	79,554,197.61
F05 – 50,000 t/a Glass Fiber Kiln Production Line and Supporting Project	62,859,985.85	–	62,859,985.85	–	–	–
F03 – 100,000 t/a Alkali-Free Glass Fiber Tank-Kiln Drawing Production Line Project	48,244,500.00	–	48,244,500.00	254,495,661.31	–	254,495,661.31
50,000t Electronic Grade Alkali-Free Glass Fiber project of Taishan Fiberglass	47,587,843.35	–	47,587,843.35	759,087,975.67	–	759,087,975.67
Cold Repair, Capacity Expansion and Reconstruction Project of 2# Spun Yarn Production Line	34,325,789.72	–	34,325,789.72	57,379,218.24	–	57,379,218.24
Line 3 Cold Repair and Reconstruction Project (3#/4# Line Cold Repair and Reconstruction to Create Two 80,000 tons Production Lines)	33,199,124.49	–	33,199,124.49	383,018.86	–	383,018.86
Expansion Project of Multi-Axial Warp Knitting Fabric Production Line for 2 MW Wind Turbine Blades	32,537,699.40	–	32,537,699.40	–	–	–
4000t Industrial Project of Sinoma Science & Technology	20,472,864.12	–	20,472,864.12	83,150.94	–	83,150.94
New Industrial Park Project of Taishan Fiberglass	18,229,424.00	–	18,229,424.00	37,375,972.35	–	37,375,972.35
CNG Cylinder Industry Transfer Project	15,373,303.10	–	15,373,303.10	–	–	–
Multi-Variety Small-Batch Research and Development Capacity Building	13,350,326.59	–	13,350,326.59	–	–	–
4,000 t/a High-Strength and High-Membrane Alkali-Free Glass Fiber Production Line	8,356,000.20	–	8,356,000.20	–	–	–
Pipe Installation Works of Taishan Fiberglass	7,831,852.34	–	7,831,852.34	2,697,796.27	–	2,697,796.27
New District Staff Logistics Service Project	7,158,219.52	–	7,158,219.52	–	–	–
International Customer Production Workshop Construction Project	6,543,670.26	–	6,543,670.26	–	–	–
400,000 pc./a Small Cylinder Expansion Project	5,209,857.02	–	5,209,857.02	5,135,822.28	–	5,135,822.28
KCW75	4,390,107.67	–	4,390,107.67	4,390,107.67	–	4,390,107.67
31 Technical Reform of Sinoma Sciences & Technology	1,310,603.53	–	1,310,603.53	17,903,049.38	–	17,903,049.38
One-step Method Test Platform Project of Sinoma Sciences & Technology	–	–	–	39,159,582.78	–	39,159,582.78
Building Project of 20,000,000 m2/a Lithium Battery Diaphragm of Sinoma Science & Technology	–	–	–	73,419,543.10	–	73,419,543.10
Sinoma Blade Beijing-Tianjin-Hebei Integration Project	–	–	–	60,688,072.29	–	60,688,072.29
Glass Fabric Processing Unit (3#FN Unit) Installation Project	–	–	–	15,410,765.55	–	15,410,765.55
Technical Reconstruction Project of Alkali-resisting (AR) Fiberglass Production Line of Taishan Fiberglass	–	–	–	10,454,764.44	–	10,454,764.44
Infrastructure Construction of Wind Power Blade Industrial Base of Sinoma Science & Technology in Central Region	–	–	–	5,767,108.50	–	5,767,108.50
Construction Project of Parent Glass R&D Building and Complex Building of Sinoma Advanced	23,181,805.64	–	23,181,805.64	22,703,575.08	–	22,703,575.08
Construction Project WJJG	9,184,836.01	–	9,184,836.01	4,500,544.00	–	4,500,544.00
Phase-II Technical Reform of 100,000 pc./a Production Line of Quartz Ceramic Crucible for Solar Energy Polysilicon	5,359,059.81	–	5,359,059.81		–	–
50,000t/a High-Purity Quartz Sand Production Line	4,712,131.34	–	4,712,131.34	4,712,131.34	–	4,712,131.34
Boron Nitride Project of Sinoma Advanced	4,987,009.77	–	4,987,009.77	7,324,646.49	–	7,324,646.49
100 t/a Silicon Nitride Ceramic Product Project	362,877.64	–	362,877.64	5,127,759.89	–	5,127,759.89
80,000 t/a Alkali-free Glass Fiber Production Line Technical Improvement Project	118,075,445.73	–	118,075,445.73	1,993,449.47	–	1,993,449.47

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at 31/12/2016			As at 31/12/2015
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

4500T/D New Dry Method Cement Production Line Project of Wushan	69,725,723.49	–	69,725,723.49	20,895,710.70	–	20,895,710.70
4500T/D Production Line of Chengxian Qilianshan	37,100,947.85	–	37,100,947.85	37,043,199.10	–	37,043,199.10
Gulang 2 # Cement Mill New Roller Press System	26,740,525.03	–	26,740,525.03	–	–	–
4.5 Mw Waste Heat Power Generation of Wenxian Qilianshan Cement Co., Ltd.	24,416,644.73	–	24,416,644.73	–	–	–
Energy Conservation and Emission Reduction, i.e. Comprehensive Resource Utilization of Qilianshan Yumen 2*4500t/d New Dry Method Cement Production Line	21,817,111.19	–	21,817,111.19	19,717,182.78	–	19,717,182.78
Public Rental Housing Construction Project	19,938,632.01	–	19,938,632.01	1,124,863.00	–	1,124,863.00
Energy-Saving Technical Reconstruction Project of Honggu Raw Mill and 2 # Cement Mill	16,826,077.98	–	16,826,077.98		–	–
1,200,000t/a Dry Method Cement Production Line in Tibet	11,696,202.56	–	11,696,202.56	9,540,731.06	–	9,540,731.06
Energy-Saving Reconstruction of Raw Mill System (QPLJG201600008)	8,686,293.77	–	8,686,293.77	–	–	–
Development and Construction Project of Longgou	7,800,567.99	–	7,800,567.99	3,310,565.99	–	3,310,565.99
Chengxian Waste Heat Power Generation	6,919,655.27	–	6,919,655.27	3,847,688.05	–	3,847,688.05
Sunan Qilianshan 4500T/D Clinker Production Line	6,751,857.44	–	6,751,857.44	8,571,757.47	–	8,571,757.47
Westward Expansion Project of Chengxian Niuxieshan Mine	3,965,188.68	–	3,965,188.68	4,570,754.72	–	4,570,754.72
Others	103,210,679.39	6,441,607.41	96,769,071.98	184,628,264.69	2,272,717.40	182,355,547.29

Total	1,875,766,925.94	17,005,196.58	1,858,761,729.36	2,178,988,286.56	8,174,644.54	2,170,813,642.02

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Changes in major projects under construction

			Decrease in this year
							Proportion			Including:	Capitalization
							of project			amount of	rate of
							investment		Accumulated	capitalized	interest in
		Increase in	Transferred	Others		Budgets	in the		capitalized	interest in	current year	Source of
Project name	As at 31/12/2015	this year	to fixed assets	Decrease	As at 31/12/2016	(RMB million)	budget (%)	Progress (%)	interest	current year	(%)	funding

High-end Environmental Protection Equipment Industrial Base	1,636,657.00	28,125,131.60	–	–	29,761,788.60	141.59	10.00	40.00	–	–	–	Self-financing
Construction of New Factory of Sinoma Shangrao and Office Building	20,460,436.55	4,576,612.12	–	–	25,037,048.67	65.05	31.45	31.45	–	–	–	Government special fund
Sinoma-Liyang Environmental Hazards Project	259,778.81	21,440,747.71	–	–	21,700,526.52	40.23	55.00	95.00	–	–	–	Self-financing
Duolang Sishichang Rock Mine of Tianshan Cement	36,956,582.10	3,152,885.09	–	–	40,109,467.19	98.07	59.31	59.00	–	–	–	Self-financing
Yili Jiakubula Limestone Mine Project of Tianshan Cement	62,887,804.91	6,330,525.00	35,566,000.00		33,652,329.91	97.48	71.00	71.00	412,099.84	–	–	Self-financing and borrowing
Yecheng Tianshan Kokyar Limestone Mine	8,192,795.20	15,217,880.86	–	–	23,410,676.06	41.65	56.21	57.00	–	–	–	Self-financing
Kuqa Hutong Bulake Mine	16,876,788.79	563,231.88	–	–	17,440,020.67	42.46	86.66	87.00	–	–	–	Self-financing
Hami Tianshan Sitian Limestone Mine	11,750,397.34	2,550.00	–	–	11,752,947.34	12.55	93.65	94.00	–	–	–	Self-financing
Turpan Tianshan Technical Reform Project	12,394,601.27	1,179,674.97	13,574,276.24	–	–	13.99	96.80	100.00	–	–	–	Self-financing
Luopu Tianshan Mine Project	12,202,602.07	108,490.56	12,311,092.63	–	–	14.02	96.80	100.00	–	–	–	Self-financing
Hamilton Tianshan Low-Temperature Waste Heat Power Generation and Bypass Ventilation Technical Reform Project	4,674,654.38	892,159.54	5,566,813.92	–	–	14.02	96.80	100.00	–	–	–	Self-financing
4500T Cement Clinker Production Line and Auxiliary 9MW Low-Temperature Cogeneration Project of Ningxia Building Materials	50,815,635.58	10,661,508.14	61,477,143.72	–	–	775.91	85.47	100.00	24,018,574.68	–	–	Self-financing and borrowing
Ningdong Flyash Fine and Deep Processing Project	25,858,363.43	15,684,366.94	41,542,730.37	–	–	114.02	36.43	50.00	–	–	–	Self-financing
Mining Production Line of Kharachin Grassland Cement Co., Ltd.	24,253,123.06	8,946,854.93	33,199,977.99	–	–	43.79	75.82	100.00	–	–	–	Self-financing
Cement Kiln Co-processing Domestic Waste Project of Anhui Cement	–	63,335,311.85	–	–	63,335,311.85	105.71	59.92	59.92	–	–	–	Self-financing
Production Line of Sinoma Hong Kong Zambia Project	–	40,210,316.94	–	–	40,210,316.94	726.30	5.54	5.54	2,637,957.35	2,637,957.35	LIBOR+270BP	Loan

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

			Decrease in this year
							Proportion			Including:	Capitalization
							of project			amount of	rate of
							investment		Accumulated	capitalized	interest in
		Increase in	Transferred	Others		Budgets	in the		capitalized	interest in	current year	Source of
Project name	As at 31/12/2015	this year	to fixed assets	Decrease	As at 31/12/2016	(RMB million)	budget (%)	Progress (%)	interest	current year	(%)	funding

Breaking Project of Anhui Cement	–	20,958,702.45	–	–	20,958,702.45	40.49	51.77	51.77	–	–	–	Self-financing
Raw Mill Project of Sinoma Hengda	34,187,807.38	3,972,431.68	38,160,239.06	–	–	54.53	69.98	77.49	–	–	–	Self-financing
Reform of Out-of-mill System for Nos. 1 and 2 Cement Mills of Sinoma Cement	17,217,312.02	4,727,459.49	21,944,771.51	–	–	22.50	97.53	100.00	–	–	–	Self-financing
F04 – 2*100,000 t/a Alkali-Free Glass Fiber Tank-Kiln Drawing Production Line Project	–	500,607,051.26	–	–	500,607,051.26	1,124.92	46.05	46.05	18,442,055.45	18,442,055.45	4.90	Self-financing and borrowing
Multiaxial Project of New Park of Taishan Fiberglass	79,554,197.61	7,083,985.06	–	–	86,638,182.67	200.00	45.58	46.00	2,664,143.28	–	–	Self-financing and borrowing
F05 – 50,000 t/a Glass Fiber Kiln Production Line and Supporting Project	–	62,859,985.85	–	–	62,859,985.85	836.80	7.51	7.51	–	–	–	Self-financing
F03 Project – 100,000 t/a Alkali-Free Glass Fiber Tank-Kiln Drawing Production Line Project	254,495,661.31	448,031,153.00	654,282,314.31	–	48,244,500.00	1,305.22	95.00	95.00	19,951,529.01	18,075,555.60	4.90	Self-financing and borrowing
50,000 t/a Twist auxiliary workshop	759,087,975.67	125,578,018.55	837,078,150.87	–	47,587,843.35	1,266.62	80.75	80.75	46,223,004.33	6,462,655.66	6.00	Self-financing via borrowing
Cold Repair, Capacity Expansion and Reconstruction Project of 2# Spun Yarn Production Line	57,379,218.24	–	–	23,053,428.52	34,325,789.72	100.00	34.33	34.33	–	–	–	Self-financing
Line 3 Cold Repair and Reconstruction Project (3#/4# Line Cold Repair and Reconstruction to Create Two 80,000 tons Production Lines)	383,018.86	32,816,105.63	–	–	33,199,124.49	805.76	4.12	4.12	–	–	–	Self-financing
Expansion Project of Multi-Axial Warp Knitting Fabric Production Line for 2 MW Wind Turbine Blades	–	32,537,699.40	–	–	32,537,699.40	46.28	70.31	70.31	–	–	–	Self-financing
4000t Industrial Project of Sinoma Science & Technology	83,150.94	20,389,713.18	–	–	20,472,864.12	46.00	45.00	45.00	80,655.51	80,655.51	4.48	Self-financing and borrowing
New Industrial Park Project of Taishan Fiberglass	37,375,972.35	–	–	19,146,548.35	18,229,424.00	2,253.33	95.00	95.00	18,610,847.72	–	–	Self-financing and borrowing

31 Technical Reform of Sinoma Science & Technology	17,903,049.38	13,005,455.15	29,597,901.00	–	1,310,603.53	29.40	95.00	95.00	–	–	–	Self-financing
Building Project of 20,000,000 m2/a Lithium Battery Diaphragm of Sinoma Science & Technology	73,419,543.10	18,454,786.02	91,874,329.12	–	–	89.08	100.00	100.00	950,482.08	–	–	Self-financing and borrowing

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

			Decrease in this year
							Proportion			Including:	Capitalization
							of project			amount of	rate of
							investment		Accumulated	capitalized	interest in
		Increase in	Transferred	Others		Budgets	in the		capitalized	interest in	current year	Source of
Project name	As at 31/12/2015	this year	to fixed assets	Decrease	As at 31/12/2016	(RMB million)	budget (%)	Progress (%)	interest	current year	(%)	funding

Sinoma Blade Beijing-Tianjin-Hebei Integration Project	60,688,072.29	2,653,155.76	63,341,228.05	–	–	98.43	100.00	100.00	–	–	–	Self-financing
One-step Method Test Platform Project of Sinoma Science & Technology	39,159,582.78	4,340,229.21	17,585,233.84	25,914,578.15	–	42.40	103.03	100.00	–	–	–	Self-financing
Glass Fabric Processing Unit (3#FN Unit) Installation Project	15,410,765.55	17,000.00	15,427,765.55	–	–	15.42	100.00	100.00	–	–	–	Self-financing
Infrastructure Construction of Wind Power Blade Industrial Base of Sinoma Science & Technology in Central Region	5,767,108.50	1,128,504.64	6,895,613.14	–	–	94.10	100.00	100.00	–	–	–	Self-financing
Construction Project of Parent Glass R&D Building and Complex Building of Sinoma Advanced	22,703,575.08	478,230.56	–	–	23,181,805.64	23.85	97.54	97.54	–	–	–	Self-financing
80,000 t/a Alkali-free Glass Fiber Production Line Technical Improvement Project	1,993,449.47	116,502,118.98	420,122.72	–	118,075,445.73	614.11	19.23	19.23	2,869,850.92	2,869,850.92	5.15	Self-financing and borrowing
4500T/D New Dry Method Cement Production Line Project of Wushan	20,895,710.70	48,830,012.79	–	–	69,725,723.49	884.40	7.11	7.11	–	–	–	Self-financing
Gulang 2 # Cement Mill New Roller Press System	–	26,740,525.03	–	–	26,740,525.03	34.92	76.58	76.58	–	–	–	Self-financing
4.5 Mw Waste Heat Power Generation of Wenxian Qilianshan Cement Co., Ltd.	–	24,416,644.73	–	–	24,416,644.73	38.00	64.25	64.25	506,914.05	506,914.05	5.02	Self-financing
Energy Conservation and Emission Reduction, i.e. Comprehensive Resource Utilization of Qilianshan Yumen 2*4500t/d New Dry Method Cement Production Line	19,717,182.78	2,099,928.41	–	–	21,817,111.19	818.86	2.67	2.67	–	–	–	Self-financing
1,200,000 t/a Dry Method Cement Production Line in Tibet	9,540,731.06	2,155,471.50	–	–	11,696,202.56	806.00	1.45	1.45	–	–	–	Self-financing

Total	1,816,183,305.56	1,740,812,616.46	1,979,845,704.04	68,114,555.02	1,509,035,662.96	–	–	–	137,368,114.22	49,075,644.54	–	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Provision for impairment of construction in progress in this year

	Withdrawal
Item	in this year	Reason for provision

Emin Tianshan 3000t Cement Production Line Project	4,661,662.03	Project suspension
Qiejingou Mine Project	709,076.32	Project suspension
ZCJJ (2015) – Special Drawing	43,116.85	Elimination of production line
ZCJJ (2015) – Logistics Line Transformation	51,569.17	Appraisal depreciation
ZCJJ (2015) – High Pressure Air Compressor Oil Removal Project	36,652.49	Appraisal depreciation
Low-Temperature Storage Tank Technical Reform Project	358,007.98	Appraisal depreciation
Technical Reform Project of Changyang Street Factory	119,658.14	Projects supspension
Production Line Expansion Project of 120,000 Fiber Reinforced Thermoplastic Composite Engine Parts	878,540.94	Idle
100,000t of Pickled Quartz Sand	1,972,268.12	Not started for long term

Total	8,830,552.04	—

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

18.	Intangible assets

(1)	Breakdown

		Non-patent
Item	Land use right	technology	Mining right	Software	Trademark	Others	Total

I. Original book value
1. As at 31/12/2015	4,324,337,215.50	487,037,476.41	924,138,704.31	149,819,247.72	53,391,750.60	99,735,168.51	6,038,459,563.05
2. Increase in current year	109,646,317.02	70,638,411.55	187,380,405.61	30,184,535.19	2,459,593.80	5,615,233.20	405,924,496.37
(1) Purchase	109,646,317.02	3,281,465.75	187,380,405.61	37,937,865.50	–	–	338,246,053.88
(2) Internal R&D	–	57,479,269.76	–	–	–	–	57,479,269.76
(3) Others (exchange rate)	–	9,877,676.04	–	-7,753,330.31	2,459,593.80	5,615,233.20	10,199,172.73
3. Decrease in current year	13,446,030.15	6,923,828.08	821,000.00	12,830,036.75	–	6,300.00	34,027,194.98
(1) Disposal	7,635,431.62	6,923,828.08	821,000.00	12,806,836.75	–	6,300.00	28,193,396.45
(2) Transferred to investment property	2,720,197.53	–	–	–	–	–	2,720,197.53
(3) Decrease due to combination	3,090,401.00	–	–	23,200.00	–	–	3,113,601.00
4. As at 31/12/2016	4,420,537,502.37	550,752,059.88	1,110,698,109.92	167,173,746.16	55,851,344.40	105,344,101.71	6,410,356,864.44
II. Accumulated amortization
1. As at 31/12/2015	584,984,594.50	216,975,754.94	325,295,702.36	77,756,844.60	19,883,403.00	30,506,466.67	1,255,402,766.07
2. Increase in current year	107,633,264.15	68,124,994.89	63,974,456.34	20,126,511.79	2,062,873.16	11,531,895.48	273,453,995.81
(1) Provision	107,633,264.15	65,122,394.41	63,974,456.34	19,688,195.74	3,612,499.50	10,782,380.36	270,813,190.50
(2) Others (exchange rate)	–	3,002,600.48	–	438,316.05	-1,549,626.34	749,515.12	2,640,805.31
3. Decrease in current year	1,634,513.20	6,901,039.02	405,989.06	366,959.82	–	–	9,308,501.10
(1) Disposal	1,072,941.60	6,901,039.02	405,989.06	357,293.32	–	–	8,737,263.00
(2) Transferred to investment property	256,907.36	–	–	–	–	–	256,907.36
(3) Decrease due to combination	304,664.24	–	–	9,666.50	–	–	314,330.74
4. As at 31/12/2016	690,983,345.45	278,199,710.81	388,864,169.64	97,516,396.57	21,946,276.16	42,038,362.15	1,519,548,260.78
III. Impairment provision
1. As at 31/12/2015	19,390,044.28	23,745,754.85	8,929,703.09	–	–	3,384,400.00	55,449,902.22
2. Increase in current year	–	16,500,353.43	–	16,344.49	–	–	16,516,697.92
Provision	–	16,500,353.43	–	16,344.49	–	–	16,516,697.92
3. Decrease in current year	–	–	–	–	–	–	–
Disposal	–	–	–	–	–	–	–
4. As at 31/12/2016	19,390,044.28	40,246,108.28	8,929,703.09	16,344.49	–	3,384,400.00	71,966,600.14
IV. Book value
1. Book value as at 31/12/2016	3,710,164,112.64	232,306,240.79	712,904,237.19	69,641,005.10	33,905,068.24	59,921,339.56	4,818,842,003.52
2. Book value as at 31/12/2015	3,719,962,576.72	246,315,966.62	589,913,298.86	72,062,403.12	33,508,347.60	65,844,301.84	4,727,606,894.76

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Land use right in the process of title certificate handling

	Book value	Book value
	as at	as at
Item	31/12/2016	31/12/2015	Reason

Land occupied by Wuhai Xishui assets	3,127,192.41	3,202,293.36	In progress
Land use right of Sinoma Chuzhou Cement	3,149,603.71	3,263,270.71	In progress
Liangshan Industrial Park in Nanzheng County, Hanzhong City, Shaanxi Province	5,900,782.36	6,026,253.40	In progress
Land of Sinoma Science & Technology (Chengdu) Co., Ltd.	8,274,823.49	8,445,455.26	In progress
Land use right of Jiangsu Solar Energy	4,649,666.60	4,729,833.30	In progress
Land use right of Pingliang Qilianshan	3,411,993.42	3,893,330.23	In progress
Land use right of Xiahe Qilianshan Anduo Company	9,254,326.96	9,474,668.07	In progress

Total	37,768,388.95	39,035,104.33

The above properties were obtained in accordance with the relevant legal agreements, the Board of Directors of the Company believes that the property transfer does not have substantial legal impediments. Therefore, it does not materially affect the normal operation of the Group; there is no need to withdraw the impairment provision of intangible assets.

(3)	See VI.62 Assets with title restrictions in the Notes for details of intangible assets pledged for borrowings at the end of the year.

19.	Development expenditures

		Increase in current year		Decrease in current year
				Amount	Amount
		Expenditure		recognized	transferred
	As at	of internal		as intangible	to current		As at
Item	31/12/2015	development	Others	assets	profit or loss	Others	31/12/2016

Secret-associated Project of Sinoma Science & Technology	40,644,061.62	133,837,566.42	–	55,848,197.17	23,380,358.61	724,439.40	94,528,632.86
Joint Study on Preparation Technology of Inorganic Anti-pollution Flashover hydrophobic Coat of Sinoma Advanced	–	5,674,699.02	1,101,165.00	–	–	–	6,775,864.02
Technical Development of Cylinder-Head DC 530KN Suspension Porcelain Insulator of Sinoma Advanced	–	5,287,921.35	–	–	–	–	5,287,921.35
Development of Quartz Roller for TFT Substrate and Annealing Furnace of Sinoma Advanced	–	1,631,072.59	–	1,631,072.59	–	–	–

Total	40,644,061.62	146,431,259.38	1,101,165.00	57,479,269.76	23,380,358.61	724,439.40	106,592,418.23

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

20.	Goodwill

(1)	Original value

		Increase in current year			Decrease in current year
		Formed by
	As at	business				As at
Investee entities	31/12/2015	combination	Others	Disposal	Others	31/12/2016

Anhui Jieyuan Environmental Protection Technology Co., Ltd.	704,880,065.68	–	–	–	–	704,880,065.68
HAZEMAG & EPR GmbH	460,312,581.29	–	13,727,892.41	–	–	474,040,473.70
LNV Technology Pvt. Ltd.	57,764,891.11	–	165,435.93	–	–	57,930,327.04
Pradhan Mercantile Pvt. Ltd.	3,810,896.12	–	–	–	–	3,810,896.12
Yixing Tianshan Cement Co., Ltd.	31,786,469.79	–	–	–	–	31,786,469.79
Xinjiang Tianshan Building Material Testing Co., Ltd.	698,738.04	–	–	–	–	698,738.04
Wuhai Xishui Cement Co., Ltd.	4,577,989.16	–	–	–	–	4,577,989.16
Tianshui Huajian Concrete Engineering Co., Ltd.	1,002,082.33	–	–	–	–	1,002,082.33
Shandong Taishan Composite Materials Co., Ltd.	22,867,669.65	–	–	–	–	22,867,669.65
Gansu Qilianshan Cement Group Co., Ltd.	258,907,043.13	–	–	–	–	258,907,043.13
Gansu Qilianshan Building Materials Holdings Co., Ltd.	155,967,544.65	–	–	–	–	155,967,544.65
Xiahe Qilianshan Anduo Cement Co., Ltd.	145,289,337.18	–	–	–	–	145,289,337.18
Gansu Zhangye Julong Building Material Co., Ltd.	26,013,505.51	–	–	–	–	26,013,505.51
Jiugang (Group) Hongda Building Materials Co., Ltd.	21,987,055.06	–	–	–	–	21,987,055.06
Yongdeng Qilianshan Cement Co., Ltd.	17,916,741.21	–	–	–	–	17,916,741.21
Longnan Qilianshan Cement Co., Ltd.	15,070,549.46	–	–	–	–	15,070,549.46
Tianshui Qilianshan Cement Co., Ltd.	10,260,776.72	–	–	–	–	10,260,776.72
Gansu Gulangxia Cement Co., Ltd.	7,220,241.61	–	–	–	–	7,220,241.61
Honggu Qilianshan Cement Co., Ltd.	6,746,708.34	–	–	–	–	6,746,708.34
Gangu Qilianshan Cement Co., Ltd.	4,707,137.27	–	–	–	–	4,707,137.27
Lanzhou Qilianshan Concrete Engineering Co., Ltd.	2,157,744.42	–	–	–	–	2,157,744.42
Tianshui Qilianshan Cement Sales Co., Ltd.	484,569.34	–	–	–	–	484,569.34

Total	1,960,430,337.07	–	13,893,328.34	–	–	1,974,323,665.41

(2)	Provision for impairment of goodwill

		Increase in current year		Decrease in current year
	As at	Charge				As at
Investee entities	31/12/2015	amount	Others	Disposal	Others	31/12/2016

HAZEMAG & EPR GmbH (Note 1)	–	124,263,094.20	–	–	–	124,263,094.20
LNV Technology Pvt. Ltd.	57,764,891.11	–	–	–	–	57,764,891.11
Yixing Tianshan Cement Co., Ltd. (Note 2)	9,067,864.14	1,514,744.39	–	–	–	10,582,608.53
Wuhai Xishui Cement Co., Ltd.	4,577,989.16	–	–	–	–	4,577,989.16
Gansu Qilianshan Cement Group Co., Ltd.	70,652,923.19	–	–	–	–	70,652,923.19
Gansu Qilianshan Building Materials Holdings Co., Ltd.	32,260,514.41	–	–	–	–	32,260,514.41
Xiahe Qilianshan Anduo Cement Co., Ltd.	120,805,700.00	–	–	–	–	120,805,700.00
Tianshui Qilianshan Cement Co., Ltd.	10,260,776.72	–	–	–	–	10,260,776.72
Gansu Gulangxia Cement Co., Ltd.	7,220,241.61	–	–	–	–	7,220,241.61
Honggu Qilianshan Cement Co., Ltd.	3,253,374.14	–	–	–	–	3,253,374.14
Tianshui Qilianshan Cement Sales Co., Ltd.	484,569.34	–	–	–	–	484,569.34

Total	316,348,843.82	125,777,838.59	–	–	–	442,126,682.41

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

At the end of the year, the impairment test was conducted for goodwill arose from acquisition of all subsidiaries by the Group. In addition to the following two goodwill, the other goodwill has not been significantly impaired through the test.

Note 1:	Sinoma International, a second-level company of the Group, has been made an impairment test by the Group at the end of the year to goodwill arose from purchasing HAZEMA, a German company,previous year and combined HAZEMAG as an assets group according to the Equity Valuation Report of All of HAZEMAG & EPR GmbH Shareholders(ZHPZZ (2017) No.BJU2001) issued by Zhonghe Appraisal Co., Ltd. According to the assets portfolio’s past performances and their future business expectations, Sinoma International has estimated their future cash flows respectively, and calculated that the recoverable value of the assets group portfolio is EUR141,786,100, by discounting on the basis of each asset group’s corresponding discount rate (ranging from 6.5% to 15%). Compared with the book value of EUR 170,566,700 of the assets group portfolio including goodwill of all shareholders, the goodwill impairment is worth EUR28,780,700. Since the shareholding proportion of Sinoma International is 59.09%, the goodwill impairment provision shall be EUR17,006,500,equal to RMB124,263,094.20 according to the year-end exchange rate.

Note 2:	Tianshan Cement, a second-level company of the Group, has been made an impairment test by the Group at the end of the year to goodwill arose from purchasing Yixing Tianshan in 2008. According to the Evaluation Report of Impairment Test on goodwill arose from Xinjiang Tianshan Cement Co., Ltd. proposing to merge Yixing Tianshan Cement Co., Ltd. (BJYCPBZ [2017] No. A042-4) issued by Beijing Yachao Assets Appraisals Co., Ltd., Yixing Tianshan was taken as a portfolio of assets groups. According to the past performances and their future business expectations of the portfolio, Tianshan Cement has estimated their future cash flows respectively, and calculated that the recoverable value of the assets group portfolio is RMB352,702,474.01, by discounting on the basis of corresponding discount rate (11.93%). Compared with the book value of RMB354,217,218.40 of the assets group portfolio including goodwill of all shareholders, the goodwill impairment is worth RMB1,514,744.39.

21.	Long-term prepayments

	As at	Increase	Amortization	Other decreases	As at
Item	31/12/2015	in current year	in current year	in current year	31/12/2016

Project agency fee (Note)	129,788,046.44	–	65,931,275.35	–	63,856,771.09
Compensation fees	310,875,573.16	71,395,012.24	34,009,106.52	–	348,261,478.88
Construction cost	63,303,027.72	1,866,587.00	15,997,580.80	1,232,794.50	47,939,239.42
Improvement expenditures of fixed assets	25,679,074.35	3,082,140.47	13,939,197.54	–	14,822,017.28
House decoration cost	18,100,438.12	974,261.22	3,071,706.98	–	16,002,992.36
Quarry site stripping fee	38,446,246.37	10,943,213.04	6,837,003.78	–	42,552,455.63
Handling charge for Letter of Guarantee	2,835,571.03	52,955,793.75	9,617,867.80	–	46,173,496.98
Reconstruction cost of environmental protection area	57,091,321.56	280,000.00	1,820,056.79	–	55,551,264.77
Others	42,638,426.84	40,770,467.93	31,866,025.36	1,711,852.34	49,831,017.07

Total	688,757,725.59	182,267,475.65	183,089,820.92	2,944,646.84	684,990,733.48

Note:	Sinoma International (a second-level company of the Group) draws payable project agency fees as per agency fee contract and nature of each project and includes the fees in construction cost within the benefit period of the agency fees (project construction period) by using straight-line depreciation.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

22.	Deferred income tax assets and liabilities

(1)	Deferred income tax assets not offset

	As at 31/12/2016		As at 31/12/2015
	Deductible	Deferred	Deductible	Deferred
	temporary	income	temporary	income
Item	difference	tax assets	difference	tax assets

Provision for impairment of assets	2,747,165,327.85	483,553,957.16	2,469,785,097.62	411,487,504.12
Internal sales profit not realized	1,008,131,098.65	253,931,705.54	1,075,187,920.05	254,053,181.76
Deferred income	200,137,392.90	33,892,227.95	200,521,166.86	33,908,706.96
Depreciation of fixed assets	278,781,687.86	45,440,130.36	236,426,173.21	36,962,630.76
Employee benefits	306,813,559.34	56,629,794.57	264,760,103.65	48,503,140.67
Special reserve	22,286,266.68	4,073,918.49	25,345,461.36	4,416,087.96
Special payables	33,959,409.71	5,093,911.46	33,959,409.73	5,093,911.46
Provisions	218,235,568.37	40,432,054.38	185,308,288.62	33,695,736.75
Estimated value of trading financial instruments and derivative financial instruments	2,562,715.43	791,622.80	9,142,168.24	1,779,248.27
Accrued expense	95,124,838.17	14,268,725.72	69,046,284.83	10,538,338.02
Appraisal depreciation	71,850,500.94	17,962,625.24	78,846,995.98	19,711,748.96
Amortization of intangible assets	42,781,061.35	6,417,159.20	34,213,555.84	5,132,033.38
Non-deductible losses	286,764,297.54	78,282,015.53	272,847,053.81	75,580,572.09
Others	–	–	862,362.77	130,417.99

Total	5,314,593,724.79	1,040,769,848.40	4,956,252,042.57	940,993,259.15

(2)	Deferred income tax liabilities not offset

	As at 31/12/2016		As at 31/12/2015
	Taxable	Deferred	Taxable	Deferred
	temporary	income	temporary	income
Item	difference	tax liabilities	difference	tax liabilities

Estimated value of trading financial instruments and derivative financial instruments	–	–	2,856,000.00	428,400.00
Changes in fair value of available-for-sale financial assets included in other comprehensive income	2,087,106,021.52	503,141,889.88	2,475,634,512.63	581,567,868.93
Assessment appreciation	1,180,008,516.32	261,131,718.74	1,230,986,227.64	298,720,149.08
Others	1,450,331.88	362,582.97	1,556,238.52	389,059.63

Total	3,268,564,869.72	764,636,191.59	3,711,032,978.79	881,105,477.64

23.	Other non-current assets

Item	As at 31/12/2016	As at 31/12/2015

Temporary facility	97,469,981.66	201,862,082.74
Factory relocation project	39,147,337.52	38,885,408.41
Prepayment for land use right	27,291,000.00	–
Others	4,964,190.75	–

Total	168,872,509.93	240,747,491.15

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

24.	Short-term borrowings

(1)	Classification

Category of borrowings	As at 31/12/2016	As at 31/12/2015

Pledge borrowings	10,000,000.00	71,821,532.04
Mortgage borrowings	304,000,000.00	539,298,040.19
Guaranteed borrowings	3,439,840,000.00	5,025,512,252.14
Credit borrowings	7,590,856,714.05	6,672,335,494.31

Total	11,344,696,714.05	12,308,967,318.68

Note:	See VI.62 Assets with title restrictions in the Notes for details of pledged assets for borrowings.

(2)	Classification of short-term borrowings by rate types

Item	As at 31/12/2016	Rate range

Fixed rate borrowing	8,079,446,714.05	1.00%-9.65%
Floating rate borrowing	3,265,250,000.00	3.365%-6.1%

Total	11,344,696,714.05	–

25.	Financial liabilities at fair value through profit or loss

Item	As at 31/12/2016	As at 31/12/2015

Trading financial liabilities	2,562,715.43	9,142,168.24
Including: forward foreign exchange contract	2,562,715.43	9,142,168.24

Total	2,562,715.43	9,142,168.24

26.	Bills payable

Classification	As at 31/12/2016	As at 31/12/2015

Bank acceptance bills	4,235,223,582.60	3,947,514,481.30
Commercial acceptance bills	28,877,510.29	634,359.63

Total	4,264,101,092.89	3,948,148,840.93

Note:	The account age of notes payable by the Group at the end of the year is within 6 months.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

27.	Accounts payable

(1)	Accounts payable listed by age

Aging analysis of accounts payable presented based on the invoice date is as follows:

Item	As at 31/12/2016	As at 31/12/2015

Within 1 year	9,024,486,899.30	8,292,693,901.96
1-2 years	2,106,666,048.91	3,698,136,293.45
2-3 years	930,368,139.26	500,627,327.10
Over 3 years	722,602,910.13	263,990,692.43

Total	12,784,123,997.60	12,755,448,214.94

(2)	Significant accounts payable aged over 1 year

		Reasons for not
		repaying or
Name	As at 31/12/2016	carrying forward

Zhenjiang No. 4 Construction Group Co., Ltd.	30,826,174.48	Undue settlement
FUTURE CONSULTANCY	28,763,453.26	Undue settlement
Sichuan Najian Building Engineering Co., Ltd.	25,087,713.08	Undue settlement
Liyang Shenma Mechanical & Electrical Equipment Installation Co., Ltd.	20,291,318.29	Undue settlement
Beijing Yuejitongli Machinery Manufacturing Co., Ltd.	19,199,758.03	Undue settlement

Total	124,168,417.14	—

28.	Accounts received in advance

(1)	Accounts received in advance listed by age

Item	As at 31/12/2016	As at 31/12/2015

Within 1 year	7,473,131,637.35	7,958,576.580.03
1-2 years	1,605,223,008.83	1,500,364,832.38
2-3 years	459,254,937.36	582,436,812.39
Over 3 years	777,508,984.09	563,809,272.49

Total	10,315,118,567.63	10,605,187,497.28

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Significant accounts received in advance aged over 1 year

		Reasons for not
		repaying or
Company name	As at 31/12/2016	carrying forward

DANGOTE CEMENT PLC,IBESE	639,930,391.54	Unsettled
SYRIA United Cement Group	180,267,642.87	Unsettled
Xinjiang Yili River Basin Development and Construction Administration	151,989,584.00	Unsettled
Al Badia Cement (JSC)	151,071,335.38	Unsettled
Closed Joing Stock Company	117,030,296.07	Unsettled
UCG Cement Plant(Syria)	116,477,254.48	Unsettled
UNICEM Cement Company (Nigeria)	105,789,370.55	Unsettled

Total	1,462,555,874.89	—

(3)	Payment of settled but not completed construction contract formed by construction contracts at the year end

Item	Amount

Settled amount	22,774,844,676.66
Less: incurred gross costs	19,046,350,113.73
Recognized gross profit	1,606,675,384.30
Estimated loss	–
Payment of settled but not completed construction contract formed by construction contracts	2,121,819,178.63

29.	Employee benefits payable

(1)	Classification

	As at	Increase in	Decrease in	As at
Item	31/12/2015	current year	current year	31/12/2016

Short-term remuneration	664,876,086.94	5,251,737,004.49	5,120,160,779.62	796,452,311.81
Post-employment benefits – defined contribution plan	27,748,139.89	535,537,136.36	534,205,845.19	29,079,431.06
Termination benefits	26,550,383.33	41,209,329.32	39,835,957.07	27,923,755.58

Total	719,174,610.16	5,828,483,470.17	5,694,205,581.88	853,455,498.45

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Short-term remuneration

	As at	Increase in	Decrease	As at
Item	31/12/2015	current year	in current year	31/12/2016

Salary, bonus, allowance and subsidy	467,907,358.07	4,293,566,342.73	4,194,542,164.83	566,931,535.97
Employee welfare expenses	223,104.34	237,853,824.63	232,607,868.57	5,469,060.40
Social insurance premiums	7,842,050.18	283,171,827.87	280,713,252.09	10,300,625.96
Including: medical insurance premiums	6,304,961.28	237,135,698.43	236,145,358.12	7,295,301.59
work-related injury insurance premiums	838,167.37	30,749,164.79	29,490,558.94	2,096,773.22
maternity insurance premium	698,921.53	13,995,914.94	13,786,285.32	908,551.15
Housing funds	14,550,604.67	278,177,003.02	275,454,558.75	17,273,048.94
Labour union expenditure & personnel education fund	168,251,249.46	89,447,061.09	72,109,375.40	185,588,935.15
Others	6,101,720.22	69,520,945.15	64,733,559.98	10,889,105.39

Total	664,876,086.94	5,251,737,004.49	5,120,160,779.62	796,452,311.81

(3)	Defined contribution plan

The Group participated in the social insurance program established by government agencies in accordance with the provisions. According to the program, the Group has paid the fees in accordance with the relevant provisions of the local government. The Group undertakes no further obligations except payment of the above expenses. Corresponding expenditures shall be counted in current profit and loss or relevant asset costs.

The Group shall pay the fees for endowment insurance, unemployment insurance and annuity plan in the current year as follows:

	As at	Increase in	Decrease in	As at
Item	31/12/2015	current year	current year	31/12/2016

Basic pension	20,941,690.66	487,649,763.69	485,937,090.61	22,654,363.74
Unemployment insurance expense	6,696,549.23	28,833,665.32	29,416,820.08	6,113,394.47
Enterprise annuity	109,900.00	19,053,707.35	18,851,934.50	311,672.85

Total	27,748,139.89	535,537,136.36	534,205,845.19	29,079,431.06

The Group shall pay the fees of RMB 535,537,136.36 (in 2015: RMB 569,746,277.34) for the defined contribution plan in the current year. At the end of the year, the Group’s fee payable of RMB 29,079,431.06 (at the beginning of the year: RMB 27,748,139.89) was due and unpaid, and the relevant fee payable has been paid after the date noted in the balance sheet.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

30.	Taxes payable

Item	As at 31/12/2016	As at 31/12/2015

Value-added tax (VAT)	193,539,781.87	155,308,994.21
Business tax	11,737,302.78	100,738,380.19
Corporate income tax	271,542,782.45	239,825,990.60
Individual income tax	14,006,603.46	19,140,404.74
City maintenance and construction tax	11,850,699.80	15,863,170.39
Resource tax	32,064,589.02	28,321,949.76
Property tax	18,420,142.19	15,157,950.10
Land use tax	29,741,408.93	25,872,731.63
Educational surcharge	10,570,173.28	13,145,314.54
Mineral resources compensation	7,735,294.44	10,833,056.19
Others	15,976,027.57	16,903,041.70

Total	617,184,805.79	641,110,984.05

31.	Interest payable

Item	As at 31/12/2016	As at 31/12/2015

Interest of long-term borrowings for which interest to be paid in installment, principal to be paid when due	15,194,724.13	1,126,677.80
Bond interest	225,876,446.55	246,070,102.45
Interest payable of short-term borrowings	4,309,205.64	10,530,269.12
Long-term borrowing interest	2,051,914.95	29,843,857.29

Total	247,432,291.27	287,570,906.66

32.	Dividend payable

(1)	Details

Item	As at 31/12/2016	As at 31/12/2015

Ordinary share dividend	132,117,503.90	221,536,460.30

Total	132,117,503.90	221,536,460.30

(2)	Dividends distribution of the Company

	Amount per	Total amount
Item	share (tax inclusive)	(tax inclusive)

Dividends paid during the current year	0.03	107,143,920.00
Dividends declared to pay but unpaid yet during the current year	–	–
Dividends proposed during the current year	0.03	107,143,920.00

Total	0.06	214,287,840.00

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

33.	Other payables

(1)	Classification of other payables by nature

Nature	As at 31/12/2016	As at 31/12/2015

Project fund and quality guarantee deposit	33,705,230.95	7,601,157.46
Performance bond	171,556,702.95	300,550,779.40
Bid bond	102,892,216.36	108,713,546.16
Deposit	127,979,597.97	113,439,576.83
Employee housing subsidy	13,433,509.06	22,071,582.69
Investment funds	55,202,038.52	53,142,166.99
Agency fund	300,099,537.23	285,672,725.55
Intercourse funds	380,695,023.65	322,268,341.22
Others	121,036,230.19	208,173,749.10

Total	1,306,600,086.88	1,421,633,625.40

(2)	Payables with significant amount and aged of over 1 year

		Reasons for
		not repaying
Company name	As at 31/12/2016	or carrying forward

Sinoma Trading Corporation Ltd.	83,338,832.38	Intercourse funds unpaid
Xiahe Anduo Investment Co., Ltd.	16,612,333.00	Business unsettled
Hunan Niuli Cement Co., Ltd.	13,000,000.00	Business unsettled
Wenxian Bureau of Finance	9,900,000.00	Post-disaster reconstruction fund
Lanzhou Jiafuyuan Food & Beverage Management Co., Ltd.	8,793,413.25	Business unsettled

Total	131,644,578.63

34.	Non-current liabilities due within one year

Item	As at 31/12/2016	As at 31/12/2015

Long-term borrowings due within one year	2,729,072,650.20	2,627,650,400.33
Long-term payables due within one year	169,344,743.58	138,924,958.60
Bonds payable due within one year	900,000,000.00	5,657,821,538.73

Total	3,798,417,393.78	8,424,396,897.66

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

35.	Other current liabilities

(1)	Classification

Item	As at 31/12/2016	As at 31/12/2015

Government grants	65,072,980.24	46,846,147.30
Short-term financing bills	6,400,000,000.00	5,250,000,000.00
Lease payment of sale-leaseback assets due within one year	98,491,502.77	50,854,166.65

Total	6,563,564,483.01	5,347,700,313.95

(2)	Short-term financing bills

						Amount	Interest	Repayment
				Amount	As at	issued in	accrued at	in current	As at
	Par value			issued	31/12/2015	current year	par value	year	31/12/2016
Name of bills	(RMB million)	Date of issue	Term of bills	(RMB million)	(RMB million)	(RMB million)	(RMB)	(RMB million)	(RMB million)

15 Sinoma SCP003	1,250.00	2015-9-8	270 days	1,250.00	1,250.00	–	17,979,935.12	1,250.00	–
16 Sinoma SCP001	3,500.00	2016-5-13	270 days	3,500.00	–	3,500.00	85,586,666.65	–	3,500.00
16 Sinoma International Engineering SCP001	500.00	2016-7-14	270 days	500.00	–	500.00	8,425,000.00	–	500.00
15 Sinoma Engineering CP001	500.00	2015-7-20	366 days	500.00	500.00	–	9,175,000.00	500.00	–
15 Tianshan Cement SCP001	500.00	2015-4-23	270 days	500.00	500.00	–	1,182,348.99	500.00	–
15 Tianshan Cement SCP003	500.00	2015-7-31	270 days	500.00	500.00	–	6,755,531.10	500.00	–
15 Ningxia Building Materials CP001	500.00	2015-8-6	365 days	500.00	500.00	–	11,404,109.60	500.00	–
16 Sinoma Cement CP001	600.00	2016-2-1	365 days	600.00	–	600.00	20,586,885.24	–	600.00
16 Sinoma Cement SCP001	500.00	2016-6-3	270 days	500.00	–	500.00	12,082,191.77	–	500.00
16 Sinoma Cement SCP002	500.00	2016-10-13	270 days	500.00	–	500.00	2,849,315.07	–	500.00
15 Sinoma Cement CP001	500.00	2015-10-29	365 days	500.00	500.00	–	14,983,879.81	500.00	–
15 Sinoma Cement SCP001	500.00	2015-5-15	270 days	500.00	500.00	–	2,933,333.33	500.00	–
15 Sinoma Cement SCP002	500.00	2015-9-15	270 days	500.00	500.00	–	9,304,166.67	500.00	–
16 Taishan Fiberglass CP001	500.00	2016-8-26	365 days	500.00	–	500.00	6,089,041.01	–	500.00
15 Science & Technology SCP001	500.00	2015-12-3	180 days	500.00	500.00	–	9,073,770.49	500.00	–
16 Science & Technology SCP001	300.00	2016-2-16	180 days	300.00	–	300.00	4,632,786.89	300.00	–
16 Science & Technology SCP002	500.00	2016-4-21	180 days	500.00	–	500.00	10,504,109.59	500.00	–
16 Science & Technology SCP003	300.00	2016-10-26	270 days	300.00	–	300.00	1,576,700.00	–	300.00

Total	12,450.00	–	–	12,450.00	5,250.00	7,200.00	235,124,771.33	6,050.00	6,400.00

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

36.	Long-term borrowings

(1)	Classification

Category	As at 31/12/2016	As at 31/12/2015

Pledge borrowings	239,670,000.00	76,500,000.00
Mortgage borrowings	1,958,374,415.10	1,246,036,800.00
Guaranteed borrowings	3,096,323,333.36	3,092,509,753.77
Credit borrowings	1,416,794,755.32	771,684,662.66

Total	6,711,162,503.78	5,186,731,216.43

Note:	See VI.62 Assets with title restrictions in the Notes for details of pledged assets for borrowings.

(2)	Analysis on maturity dates of long-term borrowings

		As at 31/12/2016
	Bank	Other
Item	borrowings	borrowings	Total

Within 1 year	–	–	–
Due within one to two years
(including two years)	1,844,295,246.86	422,119,664.15	2,266,414,911.01
Due within two to five years
(including 5 years)	3,183,280,575.83	313,450,350.14	3,496,730,925.97
More than 5 years	948,016,666.80	–	948,016,666.80

Total	5,975,592,489.49	735,570,014.29	6,711,162,503.78

		As at 31/12/2015
	Bank	Other
Item	borrowings	borrowings	Total

Within 1 year	–	–	–
Due within one to two years
(including two years)	2,034,588,088.88	296,726,500.00	2,331,314,588.88
Due within two to five years
(including 5 years)	2,049,547,272.71	1,700,000.00	2,051,247,272.71
More than 5 years	804,169,354.84	–	804,169,354.84

Total	4,888,304,716.43	298,426,500.00	5,186,731,216.43

(3)	Classification of long-term borrowings by rate types

Item	As at 31/12/2016	Rate range

Fixed rate borrowing	2,564,899,746.15	1.2%-13%
Floating rate borrowing	4,146,262,757.63	3.9%-7.61%

Total	6,711,162,503.78	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

37.	Bonds payable

(1)	Classification

Item	As at 31/12/2016	As at 31/12/2015

Corporation bonds	1,596,119,409.53	–
Medium-term notes	4,100,000,000.00	9,757,821,538.73
Less: bonds payable due within one year	900,000,000.00	5,657,821,538.73

Total	4,796,119,409.53	4,100,000,000.00

(2)	Analysis on maturity dates of bonds payable

Item	As at 31/12/2016	As at 31/12/2015

Due within one to two years	200,000,000.00	900,000,000.00
Due within two to five years	4,596,119,409.53	3,200,000,000.00
Due more than 5 years	–	–

Total	4,796,119,409.53	4,100,000,000.00

(3)	Increase and decrease of bonds payable

						Amount			Repayment
	Total par			Amount	As at	issued in	Interest	Amortization	in current	Ending	As at
	value			issued	31/12/2015	current year	accrued at	of premiums	year	reclassification	31/12/2016
Name of bills	(RMB million)	Date of issue	Term of bills	(RMB million)	(RMB million)	(RMB million)	par value	and discounts	(RMB million)	(RMB million)	(RMB million)

15 Sinoma MTN001	2,500.00	2015-8-14	5 years	2,500.00	2,500.00	–	108,483,870.97	–	–	–	2,500.00
09 Sinoma debt	2,500.00	2009-7-29	7 years	2,482.50	2,498.30	–	78,750,000.00	–	2,498.30	–	–
11 Xintianshan MTN1	800.00	2011-11-23	5 years	800.00	800.00	–	42,753,333.34	–	800.00	–	–
13 Xintianshan MTN1	500.00	2013-6-6	3 years	500.00	500.00	–	11,601,545.02	–	500.00	–	–
12 Ningxia Building Materials MTN1	900.00	2012-8-15	5 years	900.00	900.00	–	50,489,999.98	–	–	900.00	–
16 Ningxia Building Materials Bonds	500.00	2016-10-21	3 years	500.00	–	500.00	3,500,000.00	–	–	–	500.00
16 Sinoma Cement MTN001	400.00	2016-11-14	3 years	400.00	–	400.00	1,484,383.56	–	–	–	400.00
11 Sinoma Cement MTN1	500.00	2011-10-19	5 years	500.00	500.00	–	29,216,074.66	–	500.00	–	–
11 Taishan Fiberglass MTN1	660.00	2011-4-21	5 years	658.11	659.52	–	13,552,000.00	–	659.52	–	–
16 Taishan Fiberglass debt	700.00	2016-9-6	5 years	700.00		695.67	8,052,333.33	449,409.53	–	–	696.12
11 Qilianshan Cement MTN1	700.00	2011-10-25	5 years	700.00	700.00	–	55,930,000.00	–	700.00	–	–
14 Qilianshan MTN001	500.00	2014-8-20	5 years	500.00	500.00	–	33,650,000.00	–	–	–	500.00
15 Qilianshan MTN001	100.00	2015-9-15	3 years	100.00	100.00	–	5,020,000.00	–	–	–	100.00
15 Qilianshan MTN002	100.00	2015-9-15	3 years	100.00	100.00	–	5,020,000.00	–	–	–	100.00

Total	11,360.00	–	–	11,340.61	9,757.82	1,595.67	447,503,540.86	449,409.53	5,657.82	900.00	4,796.12

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

38.	Long-term payables

(1)	Classification of long-term payables by nature

Nature	As at 31/12/2016	As at 31/12/2015

Project agency fee	98,268,874.09	138,211,089.87
Allowance for staff	394,986,037.40	428,272,194.00
Finance lease	293,970,167.45	386,096,475.33
Including: within 1 year	159,715,445.95	137,557,275.43
1-2 years	133,344,334.10	236,471,939.06
2-5 years	910,387.40	12,067,260.84
Over 5 years	–	–
Payment for mining concession	24,363,972.09	–
Other items	10,115,617.59	11,096,993.73
Less: long-term payables due within one year	169,344,743.58	138,924,958.60

Total	652,359,925.04	824,751,794.33

(2)	Classification of finance lease by rate types

Item	As at 31/12/2016	Rate range

Fixed rate borrowing	202,494,978.10	4.28%
Floating rate borrowing	91,475,189.35	4.75%-6.73%

Total	293,970,167.45	–

39.	Long-term employee benefits payable

(1)	Classification

Item	As at 31/12/2016	As at 31/12/2015

Net liabilities of post-employment benefits – defined benefit plan	219,674,719.67	229,743,310.21
Termination benefits	44,700,000.00	43,900,811.03
Other long-term benefits	27,704,517.10	21,738,076.79

Total	292,079,236.77	295,382,198.03

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Changes in defined benefit plan-present value of obligations in defined benefit plan

Item		2016	2015

Beginning balance		229,743,310.21	191,014,000.00
Defined benefit cost included in current profits and losses		5,577,827.94	5,955,906.68
1.	Current service cost	58,103.67	50,503.64
2.	Previous service cost	-765,000.00	-1,385,000.00
3.	Settlement losses (gains to be listed with “-”)	–	–
4.	Net interest	6,284,724.27	7,290,403.04
Defined benefit cost included in other comprehensive incomes		2,073,986.54	19,215,819.09
1.	Actuarial losses (gains to be listed with “-”)	2,073,986.54	19,215,819.09
Other changes		-17,720,405.02	13,557,584.44
1.	Liabilities eliminated in settlement	–	–
2.	Paid welfare	-17,720,405.02	-16,903,039.69
3.	Others	–	30,460,624.13
Ending balance		219,674,719.67	229,743,310.21

Note 1:	Some domestic subsidiaries of the Group provide the retired employees with supplementary benefit plan beyond the social planning, such as medical expense reimbursement and funeral grants. Main actuarial assumption are described below:

Actuarial assumption	2016	2015

Discount rate	3.20%	2.90%
Welfare growth rate	–	–
Including: social insurance premiums	5%	5%
funeral expenses	5%	5%
medical expenses	6%	6%
Mortality rate	–	–
Including: male	1.19%	1.19%
female	0.75%	0.75%

Sensitivity analysis of main assumptions:

Actuarial assumption	Change in assumption	Influence on as at 31/12/2016

Discount rate	Increase/decrease 0.5%	Decrease/increase 9,209,000.00
Welfare growth rate	Increase/decrease 0.5%	Increase/decrease 9,355,000.00
Mortality rate	Increase/decrease 5%	Decrease/increase 3,698,000.00

The latest actuarial evaluation and the current value of fixed benefits liability at the end of the year will be estimated by Cai Zongzhou (consulting director of Mercer Investment Consulting LLC, chief actuary and a member of American Actuarial Society) on January 10 2017. The service cost for the current value of fixed benefits liability will be measured using the projected unit credit cost method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Note 2:	The overseas company HAZEMAG (in Germany) of the Group provides the employees with a pension plan. Main actuarial assumptions are described below:

Actuarial assumption	2016	2015

Discount rate	1.76%	2.42%
Welfare growth rate	1.75%	1.75%
Compensation growth rate	2.00%	2.00%

The Group made a sensitivity analysis on the above indexes as follows:

Actuarial assumption	Change in assumption	Influence on as at 31/12/2016

Discount rate	Increase 5%	Decrease 2,131,452.01
Discount rate	Decrease 0.5%	Increase 2,388,103.36
Life span	Increase 1 year	Increase 980,112.23
Life span	Decrease 1 year	Decrease 985,592.33

The latest actuarial evaluation and the current value of fixed benefits liability as at 31 December 2016 have been estimated on 15 November 2016 by HARTMUT KARRAS, an actuary registered insurance and economic mathematician and a member of the German Actuarial Society. The service cost for the current value of fixed benefits liability was measured using the projected unit credit cost method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

40.	Special payables

		Increase in	Decrease in
Item	As at 31/12/2015	current year	current year	As at 31/12/2016

Factory relocation of Sinoma Shangrao	104,938,154.55	–	293,589.73	104,644,564.82
YF201107 extended cement research project	7,720,000.00	–	–	7,720,000.00
Research on cement kiln sludge drying and incineration technology and equipment development	4,371,576.85	400,000.00	218,386.00	4,553,190.85
Development of key technology to reduce nitrogen oxide emission of cement kiln	4,353,793.65	–	–	4,353,793.65
Development of key technology of energy conservation for multi-stage heat transfer and stepping cooling of cement	3,703,765.42	–	–	3,703,765.42
Cement research project with a daily production of 10,000 tonnes	2,472,382.38	–	–	2,472,382.38
Combustible dangerous materials crusher of the sludge dryer-Keli	2,150,000.00	–	–	2,150,000.00
Special funds for achievement transformation projects of Jiangsu Province	2,300,000.00	–	300,000.00	2,000,000.00
Land compensation for old Xuzhou factory	40,960,000.00	18,500,000.00	–	59,460,000.00
Subsidy for factory relocation of Sinoma (Henan) Environmental Protection Co., Ltd.	29,339,409.71	–	–	29,339,409.71
Industrialization project of electric-bag composite dust collector of Sinoma (Henan) Environmental Protection Co., Ltd.	3,500,000.00	–	–	3,500,000.00
Efficient bed-grinding equipment for ore milling	2,735,927.34	600,000.00	–	3,335,927.34
Development and industrialization of complete equipment for resourceful treatment and pollution-free disposal of urban solid waste	2,120,575.41	–	487,874.60	1,632,700.81
Compensation for relocation of Tianshan Cement	8,286,237.00	–	8,286,237.00
Comprehensive energy saving reform project for 1# kiln system	6,000,000.00	–	–	6,000,000.00
31 technical reform project	19,100,000.00	–	–	19,100,000.00
JCW06	13,000,000.00	–	–	13,000,000.00
Compensation for relocation and resettlement of Sinoma Science & Technology		23,291,000.00	–	23,291,000.00
Innovation capacity building project of Beijing Engineering Lab	4,500,000.00	–	–	4,500,000.00
WJJG		4,500,000.00	–	4,500,000.00
Other items	26,005,938.77	18,197,411.34	30,291,640.97	13,911,709.14

Total	287,557,761.08	65,488,411.34	39,877,728.30	313,168,444.12

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

41.	Provisions

Item	As at 31/12/2016	As at 31/12/2015

Pending litigation	1,865,000.00	1,985,000.00
Tax disputes (Note)	57,747,109.53	–
Product quality guarantee	154,053,902.92	144,868,800.32
Others	72,937,228.69	47,133,726.35

Total	286,603,241.14	193,987,526.67

Note:	See XV. 5 in the Notes for details of tax disputes related to Sinoma Cement.

42.	Deferred income

(1)	Classification

		Increase in	Decrease in
Item	As at 31/12/2015	current year	current year	As at 31/12/2016

Government grants	874,204,609.33	86,670,154.69	124,353,276.30	836,521,487.72
Unrealized profits and losses of sale-leaseback	-72,943,414.11	30,035,191.13	58,076,984.87	-100,985,207.85

Total	801,261,195.22	116,705,345.82	182,430,261.17	735,536,279.87

(2)	Projects using government grants

			Amount included
		Amount of	in non-operating
		new grants in	income of			Asset-related/
Projects using government grants	As at 31/12/2015	current year	the current year	Other changes	As at 31/12/2016	revenue-related

Enterprise development supporting funds	49,682,815.72	300,000.00	300,000.00	1,081,840.29	48,600,975.43	Asset-related
Land transferring compensation	38,927,825.74	–	–	1,263,817.26	37,664,008.48	Asset-related
Factory relocation of Sinoma Shangrao	120,203,973.80	293,589.73	–	5,196,166.17	115,301,397.36	Asset-related
Special fund of the National Engineering Research Center for Energy Efficient and Green Cement	23,333,333.32	–	–	833,333.34	22,499,999.98	Asset-related
Funds for resource-saving demonstration project	5,027,952.52	–	–	642,999.00	4,384,953.52	Asset-related
Compensation for Tunhe Cement relocation	181,790,264.08	–	9,875,815.46	–	171,914,448.62	Asset-related
Compensation for Suzhou Tianshan relocation	50,541,714.62	–	2,397,855.60	–	48,143,859.02	Asset-related
Funds for industrial technology research and development of high-tech industry development project	5,589,778.85	–	455,110.58	–	5,134,668.27	Asset-related
Grant for preventing pollution	2,500,000.00	–	166,666.68	–	2,333,333.32	Asset-related
Special fund for the land infrastructure construction of Ningdong Energy Base of Ningxia Building Materials	8,100,000.00	–	–	200,000.00	7,900,000.00	Asset-related
Financial reward fund to Ningxia Building Materials for energy saving technology transformation	5,880,714.25	–	–	864,285.72	5,016,428.53	Asset-related
Fund for low temperature waste heat utilization of Ningxia Building Materials	5,416,666.64	–	–	714,285.71	4,702,380.93	Asset-related
Special fund for the infrastructure (land) construction of Ningxia Building Materials at Jinfeng District Industrial Park	6,324,605.77	–	–	149,537.00	6,175,068.77	Asset-related

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

			Amount included
		Amount of	in non-operating
		new grants in	income of			Asset-related/
Projects using government grants	As at 31/12/2015	current year	the current year	Other changes	As at 31/12/2016	revenue-related

Grant for general energy saving transformation of Ningxia Building Materials	2,571,428.49	–	–	321,428.60	2,249,999.89	Asset-related
Grant for demonstration construction projects of the Energy Management Center of Ningxia Building Materials	4,500,000.00	–	–	–	4,500,000.00	Asset-related
Fund for infrastructure construction (land) of the Sinoma (Gansu) cement production line project	5,241,149.89	–	–	122,600.00	5,118,549.89	Asset-related
Special fund for construction (land) of the Sinoma (Tianshui) cement production line project	34,866,666.63	–	–	800,000.00	34,066,666.63	Asset-related
Fund for the Sinoma (Tianshui) science and technology projects	3,010,139.17	–	–	286,679.93	2,723,459.24	Asset-related
Compensation for land use of Wuhai Saima	4,548,648.59	–	–	100,337.84	4,448,310.75	Asset-related
Fund of Economy & Information Bureau for Qarain Company to support middle and small-sized enterprises	13,492,500.00	–	–	1,101,428.57	12,391,071.43	Asset-related
Subsidy for Sinoma Cement land transferring fees	2,633,258.16	–	67,519.44	–	2,565,738.72	Asset-related
Compensation for 50-years construction land	14,304,701.06	–	325,106.84	–	13,979,594.22	Asset-related
Subsidy for waste heat power generation projects	3,651,607.14	–	331,964.28	–	3,319,642.86	Asset-related
Subsidy for green denitration project of Sinoma Cement	5,370,370.37	–	429,629.63	–	4,940,740.74	Asset-related
Fund for offshore wind projects	11,000,000.00	–	5,499,999.99	5,500,000.01	–	Asset-related
Grant for Pingxiang infrastructure construction	5,161,146.68	–	2,580,573.36	2,580,573.32	–	Asset-related
Special fund for carbon fiber quality testing service platform	2,000,000.00	1,000,000.00	–	–	3,000,000.00	Asset-related
Subsidy funds for reclaimed water reuse project	4,815,000.00	–	540,000.00	–	4,275,000.00	Asset-related
High-performance fiberglass and production line of its products for wind power generation	2,755,750.00	–	–	453,000.00	2,302,750.00	Asset-related
Special fund for independent innovation of Shandong Province in 2012	5,926,642.87	–	–	1,185,328.56	4,741,314.31	Asset-related
Special fund for demonstrative production line of alkali-resistant fiberglass using clean technology	5,357,142.91	–	–	1,071,428.52	4,285,714.39	Asset-related
Interest discount for imported equipment	3,864,589.16	–	–	386,458.92	3,478,130.24	Asset-related
Special fund for industrial technology research and development in 2014	14,285,714.26	–	–	2,857,142.88	11,428,571.38	Revenue-related
Special fund for demonstration project of 80,000t fiberglass kiln pure oxygen combustion technology innovation and industrialization	16,266,666.62	–	–	3,200,000.04	13,066,666.58	Asset-related
Special fund for alkali-resistant fiberglass used for offshore engineering & infrastructure project	20,660,000.00	–	–	–	20,660,000.00	Asset-related
Fund for industrial transformation and upgrading supporting general standardization and application of new patterns of intelligent manufacturing	–	13,500,000.00	642,856.81	1,928,571.48	10,928,571.71	Asset-related
Special fund for independent innovation and achievement transformation of Shandong Province		3,000,000.00	214,285.74	428,571.48	2,357,142.78	Asset-related
Grant for local investment	4,775,481.34	–	–	110,415.75	4,665,065.59	Asset-related
Compensation for Xushuguan relocation	15,423,810.99	–	919,746.67	–	14,504,064.32	Asset-related

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

			Amount included
		Amount of	in non-operating
		new grants in	income of			Asset-related/
Projects using government grants	As at 31/12/2015	current year	the current year	Other changes	As at 31/12/2016	revenue-related

Fund of the Ministry of Industry and Information Technology in 2015 for Basics Enhancing Project	6,798,839.23	–	2,385,192.21	–	4,413,647.02	Revenue-related
Special fund for R&D and industrialization of 4000 t/a HSHM alkali-free fiberglass	9,000,000.00	–	5,356,439.17	–	3,643,560.83	Revenue-related
Subsidy for 7,200,000m2/a lithium membrane production line project	1,566,666.67	2,300,000.00	200,000.00	–	3,666,666.67	Asset-related
Land compensation for Sinoma Advanced Materials	2,854,440.90	–	–	63,432.02	2,791,008.88	Asset-related
Support fund for production recovery	3,810,000.00	–	3,810,000.00	–	–	Revenue-related
Government-supported fund for hastening development	–	4,000,000.00	–	–	4,000,000.00	Asset-related
Fund for industrial transformation and upgrading of 2015	10,260,000.00	–	–	–	10,260,000.00	Asset-related
Subsidy for international cooperation projects	–	4,200,000.00	–	–	4,200,000.00	Asset-related
Special fund for 100 t/a silicon nitride ceramic products production line	3,125,000.00	–	–	500,000.00	2,625,000.00	Asset-related
Financial reward fund to Qilianshan for energy saving technology transformation	5,720,000.00	–	–	–	5,720,000.00	Asset-related
Grant for cableway removal	3,098,655.45			774,663.86	2,323,991.59	Asset-related
Other items	118,168,947.44	58,076,564.96	31,358,542.03	21,777,645.54	123,109,324.83

Total	874,204,609.33	86,670,154.69	67,857,304.49	56,495,971.81	836,521,487.72	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

43.	Share capital

	Increase (+)/decrease (-) in current year
				Shares
		Issue of		converted
Item	As at 31/12/2015	new shares	Bonus issue	from reserve	Others	Subtotal	As at 31/12/2016

Total shares	3,571,464,000.00	–	–	–	–	–	3,571,464,000.00

44.	Capital reserve

		Increase in	Decrease in
Item	As at 31/12/2015	current year	current year	As at 31/12/2016

Share premiums	1,478,828,583.08	–	–	1,478,828,583.08
Other capital reserves (Note)	3,214,911,053.67	1,324,170,280.99	61,520,365.74	4,477,560,968.92

Total	4,693,739,636.75	1,324,170,280.99	61,520,365.74	5,956,389,552.00

Note:	Changes in other capital reserves in the current year mainly include:

1)	According to the Notice on Distribution of Central Infrastructure Investment Budget (Appropriation) for Key Resource Conservation and Recycling Projects (the First Batch) in 2016 (ZCTZF [2016] No. 247) issued by China National Materials Group Corporation Ltd., the Group received the appropriation for budget of state capital operations by the central government of RMB 7,100,000.00 in the current year and increased the solely state-owned capital reserves of RMB 7,100,000.00 accordingly.

2)	According to the Notice on Distribution of the 2016 Central Infrastructure Investment Budget (CJ [2016] No.102) and the Notice on Distribution of the 2016 National Defense Budget (CJ [2016] No.105) issued by the Ministry of Finance, the Group received the appropriation for budget of state capital operations by the central government of RMB 14,500,000.00 in the current year and increased the solely state-owned capital reserves of RMB 14,500,000.00 accordingly.

3)	In May 2016, Sinoma Science & Technology Co., Ltd. (a second-level company of the Group) issued RMB ordinary shares to seven specific investors such as Tibet Baorui Investment Co., Ltd. and others in a non-public manner and there was RMB 1,089,673,889.67 included in the Group’s capital reserve in proportion.

4)	Sinoma Science & Technology Co., Ltd. (a second-level company of the Group) issued shares to the Company and purchased 100% equity of Taishan Fiberglass Inc. (an original second-level company of the Group). In May of the same year, Sinoma Science & Technology Co., Ltd. issued shares to seven specific investors such as Tibet Baorui Investment Co., Ltd. and others in a non-public manner. The above-mentioned matters led to an increase in the Company’s shareholding ratio in Sinoma Science & Technology Co., Ltd. from 54.32% at the beginning of the year to 60.24% at the end of the year and an increase in the capital reserve-share premium of RMB 200,263,007.27.

5)	In February 2016, Sinoma Science & Technology Co., Ltd. (a second-level company of the Group) acquired 8.42% of minority shareholders’ equity held by Goldwind Investment Holdings Co., Ltd. in Sinoma Wind Power Blade Co., Ltd. and reduced the capital reserve of RMB 57,459,623.14 according to the proportion of shareholding ratio.

6)	In addition to the above-mentioned changes to the capital reserve, each second-level company of the Group increased the capital reserve of RMB 12,633,384.05 and decreased the capital reserve of RMB 4,060,742.60 according to respective proportion of shareholding.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

45.	Other comprehensive incomes

			2016
				Less: amount
				included in other
				comprehensive
				incomes in
				previous period		After-tax	After-tax
			Amount incurred	and carried		amount	amount
			before income	over to profits		attributable	attributable to
			tax in	and losses in	Less: income tax	to the parent	the minority
Item		As at 31/12/2015	current year	current period	expenses	company	interests	As at 31/12/2016

I.	Other comprehensive incomes that cannot be subsequently reclassified to loss or profit	-26,521,436.57	-2,073,986.54	–	-1,075,057.14	425,068.96	-1,423,998.36	-26,096,367.61
	Including: changes arising from re-measurement of net liabilities or net assets of defined benefit plan	-26,521,436.57	-2,073,986.54	–	-1,075,057.14	425,068.96	-1,423,998.36	-26,096,367.61
II.	Other comprehensive incomes that may be subsequently reclassified to profit or loss	1,391,660,580.11	-178,975,997.47	116,032,647.58	-78,425,979.04	-100,379,620.19	-116,203,045.82	1,291,280,959.92
	Including: shares of other comprehensive incomes that may be subsequently reclassified to loss or profit of investee entities under equity method	-7,230,274.36	-2,966,430.58	–	–	-1,786,977.78	-1,179,452.80	-9,017,252.14
	Including: profits and losses from changes in fair value of available-for-sale financial assets	1,508,520,397.06	-272,495,843.53	116,032,647.58	-78,425,979.04	-133,271,443.62	-176,831,068.45	1,375,248,953.44
Exchange differences on translation of foreign currency financial statements		-109,636,919.85	96,484,943.89	–	–	34,678,328.22	61,806,615.67	-74,958,591.63
Others		7,377.26	1,332.75	–	–	472.99	859.76	7,850.25

Total other comprehensive incomes		1,365,139,143.54	-181,049,984.01	116,032,647.58	-79,501,036.18	-99,954,551.23	-117,627,044.18	1,265,184,592.31

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

46.	Special reserve

		Increase in	Decrease in
Item	As at 31/12/2015	current year	current year	As at 31/12/2016

Production safety	222,546,698.14	95,445,453.44	70,106,041.59	247,886,109.99

Total	222,546,698.14	95,445,453.44	70,106,041.59	247,886,109.99

47.	Surplus reserve

		Increase in	Decrease in
Item	As at 31/12/2015	current year	current year	As at 31/12/2016

Statutory surplus reserves	135,391,961.13	79,290,376.97	–	214,682,338.10

Total	135,391,961.13	79,290,376.97	–	214,682,338.10

48.	Undistributed profits

Item	2016	2015

Closing balance of the previous period	4,988,475,948.37	4,304,612,591.11
Add: Opening adjustment to undistributed profit	–	–
Including: retrospective adjustment in accordance with new provisions of the Accounting Standards for Business Enterprises	–	–
Changes of accounting policies	–	–
Correction of significant errors in previous period	–	–
Change of consolidation scope under common control	–	–
Other adjustment factors	–	–
Opening balance of the current period	4,988,475,948.37	4,304,612,591.11
Add: Net profits attributable to owners of parent company in current period	585,441,930.78	803,504,348.61
Less: Appropriation to statutory surplus reserve	79,290,376.97	11,597,071.35
Payable dividends of ordinary share	107,143,920.00	107,143,920.00
Appropriation to employee benefit fund	1,350,000.00	900,000.00
Closing balance of the current period	5,386,133,582.18	4,988,475,948.37

Note:	On May 22, 2015, according to the resolution of shareholders meeting in 2014, the Company distributed total dividends of RMB 107,143,920.00 in 2014 to its shareholders on a basis of RMB 0.03 per share (tax included).

On May 24, 2016, according to the resolution of shareholders meeting in 2015, the Company distributed total dividends of RMB 107,143,920.00 in 2015 to its shareholders on a basis of RMB 0.03 per share (tax included).

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

49.	Operating revenues and costs

(1)	Details

	2016		2015
Item	Revenue	Cost	Revenue	Cost

Main operation	50,200,484,409.17	40,089,887,920.46	52,921,455,588.20	43,783,113,396.94
Other operation	376,385,641.56	218,059,459.48	337,412,811.85	223,498,780.99

Total	50,576,870,050.73	40,307,947,379.94	53,258,868,400.05	44,006,612,177.93

(2)	Classification of revenues and costs by products

	2016		2015
Item	Revenue	Cost	Revenue	Cost

Cement engineering equipment	20,483,294,631.92	17,828,365,070.69	24,167,060,830.83	21,326,951,023.84
Cement	19,699,966,213.27	14,743,561,787.04	18,807,894,053.02	15,135,601,248.35
High-tech materials	10,379,220,075.88	7,736,020,522.21	10,283,913,516.20	7,538,554,859.87
Others	14,389,129.66	–	–	5,505,045.87

Total	50,576,870,050.73	40,307,947,379.94	53,258,868,400.05	44,006,612,177.93

(3)	Classification of revenues and costs by regions

	2016		2015
Item	Revenue	Cost	Revenue	Cost

China	34,545,674,013.84	26,236,036,901.02	33,540,944,293.43	26,737,906,934.42
Middle East	2,082,405,932.50	2,006,028,388.80	3,319,371,574.58	3,252,014,961.50
Africa	6,833,418,628.10	6,230,624,062.72	7,212,814,834.44	6,664,691,749.23
Other Asian countries	4,291,951,217.84	3,635,070,178.08	5,540,942,625.95	4,634,050,773.14
Europe	1,912,813,431.70	1,525,926,107.41	1,822,154,343.53	1,377,987,519.76
America	817,349,753.27	607,393,322.43	1,451,928,739.59	1,069,252,645.95
Other regions	93,257,073.48	66,868,419.48	370,711,988.53	270,707,593.93

Total	50,576,870,050.73	40,307,947,379.94	53,258,868,400.05	44,006,612,177.93

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

50.	Taxes and surcharges

Item	2016	2015

Business tax	20,943,112.04	89,330,570.74
City maintenance and construction tax	118,098,038.01	117,119,403.69
Educational surcharge	100,411,493.06	102,307,273.65
Resource tax	20,058,749.32	29,071,285.74
Property tax*	75,355,838.91	–
Vehicle and vessel tax*	3,427,051.62	–
Land use tax*	64,031,644.30	–
Stamp tax*	37,440,654.41	–
Others	38,836,482.67	20,908,566.11

Total	478,603,064.34	358,737,099.93

*Note:	Compared with the previous year, the taxes and surcharges increased significantly in the current year. The reason is that the taxes of administrative expenses calculated in May to December 2016 were adjusted to the taxes and surcharges in the current year and the comparison data of the previous year was not adjusted based on the interpretation of related issues in the Accounting Treatments on Value-Added Tax issued by Ministry of Finance Accounting Division on January 26, 2017.

51.	Selling expenses

Item	2016	2015

Employee benefits	395,317,835.30	404,955,389.44
Depreciation and amortization charges	87,629,965.46	100,282,726.52
Transportation expenses	662,209,219.91	564,293,529.03
Advertisement expenses	22,338,828.36	19,268,241.64
Utilities, energy and power charges	54,274,052.77	53,954,645.53
Unloading expenses	80,869,746.30	58,760,467.44
Rent	8,652,098.28	3,144,993.69
Travel expenses	58,877,235.05	64,697,335.08
Office expenses	18,652,197.94	13,487,480.01
Communication subsidy	3,939,372.65	4,616,920.17
Premium	4,901,241.95	2,767,479.38
Intermediary agency fee	2,026,032.61	4,732,250.00
Business entertainment expenses	32,853,273.53	32,621,768.49
Selling service fees	154,212,510.24	150,810,161.78
Labor expenses	11,578,744.45	15,434,945.98
Packing charges	465,811,677.46	418,686,408.45
Others	53,763,832.55	128,038,669.93

Total	2,117,907,864.81	2,040,553,412.56

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

52.	Administrative fees

Item	2016	2015

Employee benefits	1,604,425,534.92	1,537,833,455.45
Depreciation and amortization	501,808,851.40	509,204,489.23
Inventory loss/gain	-508,429.86	-4,684,273.85
Transportation expenses	19,516,643.91	20,903,042.34
Research and development expenses	812,833,907.83	752,284,318.21
Utilities, energy and power charges	49,540,219.66	51,420,966.20
Property management fee	36,286,151.48	59,017,609.89
Maintenance cost of fixed assets	409,277,033.17	369,589,521.95
Intermediary service charge	112,641,749.08	117,997,035.72
Other taxes	88,713,943.01	275,302,408.69
Rent	79,422,940.60	29,084,801.59
Travel expenses	82,289,620.53	75,847,629.28
Office expenses	88,329,652.38	85,137,633.16
Communication subsidy	18,272,102.85	5,809,218.54
Conference expenses	7,677,030.43	3,958,238.72
Premium	24,707,434.46	16,253,018.06
Business entertainment expenses	52,561,444.28	59,297,354.65
Sewage charges	76,944,795.77	60,817,077.81
Labor expenses	54,411,210.67	13,317,739.32
Others	262,943,721.47	306,152,720.36

Total	4,382,095,558.04	4,344,544,005.32

Note:	The administrative fees in current year of the Group included auditors’ remuneration:

Item	2016	2015

Annual fees for audit services	9,000,000.00	9,500,000.00
Fee for internal control audit, review and other non-annual audit services	4,320,000.00	8,330,000.00

Total	13,320,000.00	17,830,000.00

53.	Financial expenses

Item	2016	2015

Interest expenditure	1,744,460,082.23	1,930,636,885.78
Including: interests of bank borrowings and other borrowings that must be repaid within 5 years	1,733,582,001.89	1,881,209,398.73
Less: interest income	241,046,078.47	169,299,435.86
Add: exchange loss	-214,144,782.64	-121,363,949.27
Add: other expenditures	95,461,672.84	119,826,667.80

Total	1,384,730,893.96	1,759,800,168.45

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

54.	Assets impairment losses

Item	2016	2015

Bad debt	173,313,594.10	106,386,345.52
Inventory impairment	176,013,469.36	164,678,965.60
Long-term equity investment impairment	–	40,528.87
Impairment of fixed assets	496,502,096.78	165,644,467.30
Impairment of construction in progress	8,830,552.04	4,243,977.52
Impairment of intangible asset	16,516,697.92	12,516,176.31
Goodwill impairment	125,777,838.59	–

Total	996,954,248.79	453,510,461.12

55.	Profit/loss from changes in fair value

Item	2016	2015

Trading financial assets	-2,809,000.00	3,227,367.12
Including: forward foreign exchange contract	-2,809,000.00	2,856,000.00
funds	–	371,367.12
Trading financial liabilities	6,656,413.56	-3,608,710.03
Including: forward foreign exchange contract	6,656,413.56	-3,608,710.03

Total	3,847,413.56	-381,342.91

56.	Investment incomes

Item	2016	2015

Long-term equity investment income under the equity method	14,091,965.16	16,338,428.57
Investment income from disposal of long-term equity investment	11,325,729.62	25,878,994.36
Investment income from disposal of financial assets at fair value through profit or loss	-20,051,205.43	-6,767,717.88
Investment income from available-for-sale financial assets	19,330,832.92	20,905,673.62
Investment income from disposal of available-for-sale financial assets	109,035,688.47	313,157,968.36
Others	–	47,249,387.85

Total	133,733,010.74	416,762,734.88

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

57.	Non-operating incomes

(1)	Details

			Amount included
			in non-recurring
			profit and loss
Item	2016	2015	of current year

Gains from disposal of non-current assets	153,164,941.53	90,413,195.89	153,164,941.53
Including: gains from disposal of fixed assets	138,084,906.22	61,698,147.11	138,084,906.22
Gains from disposal of intangible assets	10,646,356.90	28,715,048.78	10,646,356.90
Gains from debt restructuring	3,794,551.95	24,068,794.42	3,794,551.95
Government grants	602,547,988.36	766,515,048.96	268,628,646.17
Liquidated damages	16,310,647.21	10,898,604.29	16,310,647.21
Other gains	60,234,009.95	103,031,717.89	60,234,009.95

Total	836,052,139.00	994,927,361.45	502,132,796.81

(2)	Details of government grants

				Asset-related/
Item	2016	2015	Source and basis	revenue-related

1. Tax refunds	283,789,394.31	420,366,949.06	–	Revenue-related
2. Transfer-in of deferred income	114,703,451.79	114,456,502.95	–	Asset-related
3. Special grants and bonus	204,055,142.26	231,691,596.95	–
Special fund for commercial development	–	9,568,600.00	SGCM [2013] No. 021	Revenue-related
Special fund for provincial-level commercial development in 2015	–	2,200,000.00	SCG [2014] No. 37	Revenue-related
Special fund for outbound investment cooperation	1,980,000.00	1,753,000.00	NSC [2015] NO. 567	Revenue-related
Special fund for provincial-level commercial development in 2016	12,427,300.00	–	NSC [2016] No.551	Revenue-related
Allowance of handling charge for Letter of Guarantee	5,002,796.00	–	Tianjin Commission of Commerce	Revenue-related
Credit reward funds in 2015	5,000,000.00	–	Nanjing Finance Bureau at Jiangning District	Revenue-related
Reward fund for eliminating backward capacities	4,980,000.00	9,650,000.00	SCJ [2016] No. 013, CZCY [2016] No. 82 and ADCJ [2014] No. 105	Revenue-related
Social insurance subsidies	3,665,558.95	2,914,934.13	XRSF [2015] No. 55	Revenue-related
Grant to Qingshui Co., Ltd. for supporting the company and stabilizing jobs	–	5,588,764.00	Notice on Further Supporting Enterprises and Promoting Employment (NZBF [2014] No. 204) of the General Office of the People’s Government of Ningxia Hui Autonomous Region	Revenue-related
Grant to Wuhai Xishui for supporting the company and stabilizing jobs	–	2,313,000.00	Notice on Printing and Distributing the Implementation Scheme of Supporting Enterprises with Difficulties to Stabilize Employment (WHZBF [2014] No.58) of the General Office of the People’s Government of Wuhai	Revenue-related
Grant from Hefei Commission of Economy and Informationization	–	4,309,700.00	Grant of Chaohu Commission of Economy and Informationization for industrialized development	Revenue-related
Grant from the Environmental Protection Bureau	–	2,400,000.00	Special fund for the online auto detection equipment of Chaohu Environment Protection Bureau	Revenue-related
Grant of Commission of Economy and Informationization for industrialized development	–	11,144,000.00	Grant of Chaohu Commission of Economy and Informationization for industrialized development	Revenue-related

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

				Asset-related/
Item	2016	2015	Source and basis	revenue-related

Financial allocations for living expenses of retired people	2,448,767.24	2,233,711.97	GKFZ [2016] No. 144	Revenue-related
Grant for road maintenance of Xiangtan Cement	2,274,500.00	2,540,000.00	TFY [2013] No. 53	Revenue-related
Compensation for Taoyuan Mining land expropriation and resettlement of Sinoma Pingxiang from Shangli Finance Bureau	–	2,915,000.00	Shangli Finance Bureau	Revenue-related
Expenditures for strypped-down scientific research institutions in 2016	43,858,600.00	39,096,500.00	GKFZ [2016] No. 144	Revenue-related
Payments for retired people of new strypped-down scientific research institutions before transformation	1,606,100.00	5,952,600.00	GKFZ [2016] No. 416	Revenue-related
Subsidy for solid wastes treatment	3,077,846.40		Beijing Badaling Economic Development Zone Administration	Revenue-related
Fund for industrial Park projects	28,991,735.00		Industrial Park projects enjoy the preferential policies on investment promotion	Revenue-related
Grant for Jiangsu technical transformation projects	–	5,076,000.00	Decision on Awarding Industrial Economy and Universal Entrepreneurship in 2014	Revenue-related
Support fund for foreign trade development	1,214,400.00	163,000.00	GSWCZ No. 284, TSCQZ [2016] No. 5, Jining Municipal Administration of Foreign Experts Affairs, and Zoucheng Finance Bureau	Revenue-related
Subsidy for stabilizing employment from the Employment Bureau	2,066,738.23	746,261.69	Taian Finance Bureau and Zoucheng Employment Bureau	Revenue-related
Income from utilities	4,419,592.74	1,822,094.86	GKFZ [2016] No. 144	Revenue-related
Longitudinal governmental grant for military projects	15,788,500.00	14,949,100.00	State Administration of Science, Technology and Industry for National Defence	Revenue-related
863 Program fund	–	2,240,000.00	Funds Settlement Center of the PLA General Armament Department	Revenue-related
Grant for platform construction fund	–	10,000,000.00	ZGXCF [2015] No. 58	Revenue-related
Special grant for 300,000 pieces of chip ceramic	–	4,500,000.00	ZCQZ [2015] No. 3	Revenue-related
R&D fund for new generation large-scale fabrication technologies and process equipment of boron nitride ceramic fiber	–	3,000,000.00	ZCXJ [2015] No. 81	Revenue-related
Support fund for industrial parks	–	2,393,390.00	Luxi Industrial Park Administration	Revenue-related
Government-supported fund for Jiangxi Porcelain Electric	2,350,000.00	–	Luxi Finance Bureau	Revenue-related
Special fund for international technology cooperation projects of manufacturing technology of inorganic anti-fouling flashover hydrophobic coating	–	2,730,000.00	Ministry of Science and Technology	Revenue-related
Fund for civil-military integration| projects	5,000,000.00	–	Zibo Finance Bureau	Revenue-related
Total of other individual amounts	57,902,707.70	79,491,940.30

Total	602,547,988.36	766,515,048.96	–	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

58.	Non-operating expenses

			Amount included
			in non-recurring
			profit and loss
Item	2016	2015	of current year

Losses from disposal of non-current assets	55,468,746.42	29,433,173.35	55,468,746.42
Including: losses from disposal of fixed assets	55,447,109.00	29,141,866.77	55,447,109.00
Losses from disposal of intangible assets	20,487.42	151,982.88	20,487.42
Losses from debt restructuring	3,033,596.35	7,816,894.71	3,033,596.35
Donation	5,257,507.42	6,985,595.05	5,257,507.42
Inventory losses	357,763.51	28,416.78	357,763.51
Abnormal losses	943,675.47	431,143.10	943,675.47
Compensation penalties	20,707,703.13	35,105,901.45	20,707,703.13
Default leg	48,053,015.97	–	48,053,015.97
Relocation expenditures	–	16,429,465.43	–
Others	38,994,313.19	15,779,196.61	38,994,313.19

Total	172,816,321.46	112,009,786.48	172,816,321.46

59.	Income tax expenses

(1)	Income tax expenses

Item	2016	2015

Current income tax expense	683,245,406.63	643,343,444.99
Including: profit tax in Hong Kong	–	–
Deferred income tax expense	-130,645,965.90	-135,890,374.75

Total	552,599,440.73	507,453,070.24

(2)	Adjustment process of accounting profits and income tax expenses

Item	2016

Total consolidated profit of current year	1,709,447,282.69
Income tax expense calculated in accordance with statutory/applicable tax rate	427,361,820.67
Effect of different tax rates applicable to subsidiaries	-36,337,862.00
Effect of income tax during the period before adjustment	-34,297,238.08
Effect of non-taxable income	-171,493,326.26
Effect of cost, expense and loss non-deductible	118,652,153.59
Effect of deductible loss of the deferred income tax assets unrecognized in the previous period	-152,288,379.76
Effect of deductible temporary difference or deductible loss of unrecognized deferred income tax assets in the current year	401,002,272.57
Income tax expenses	552,599,440.73

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

XII.	CONTINGENCIES

(I)	Saudi Arabia tax matters

In 2011, the local tax authority of Saudi Arabia carried out regular tax assessment on Saudi branch of Sinoma International (hereinafter referred to as Saudi Branch) , a second-level company of the Group, in terms of the tax payment of Saudi Branch in the period 2006-2008. On 20 November 2014, Saudi Branch received an assessment report from Saudi Arabia Tax Authority. According to the report, Saudi Branch should pay the short-paid taxes and fine for delaying payment (SAR 33.04 million of short-paid taxes and fine of 1% on the short-paid taxes for every 30 days) or can make an appeal within a specified time limit. Saudi Branch made an appeal to the Preliminary Tax Appeal Committee (PTAC). In May 2016, it received the notice of appeal result. PTAC has not conducted substantive review of the content of appeal and rejected the appeal of Saudi Branch. Saudi Branch, therefore, decided to make an appeal to the High Tax Appeal Committee. To meet the appeal conditions, during the Reporting Period, the Group has provided a bank guarantee amounting to SAR 68,454,303.00 and submitted a formal appeal report.

In November 2016, Saudi Branch received correspondence and relevant lists of supplementary tax payment from Saudi Arabia Tax Authority. It was informed to pay income tax and withholding tax (SAR 44,933,098.60 of income tax and SAR 32,109,933.00 of withholding tax) from 2009 to 2010, SAR 77,043,031.60 (approximately equal to RMB 140 million) in total. In addition, according to the tax law of Saudi Arabia, Saudi Branch may need to pay fine of 1% per 30 days if its appeal fails. Saudi Branch has made an appeal to the Saudi Arabian tax bureau.

The Group believes that the appeal can be justified. However, since there are uncertainties in the process of appeal, the Group could not reasonably predict the final result and amount of the contingency as of the date of approval of the financial statements.

(II)	Other arbitration and litigation matters

1.	On 23 April 2012, Lvliang Lvyuan Building Material Co., Ltd. (hereinafter referred to as “Lvliang Lvyuan”) and Sinoma Technology & Equipment Group Co., Ltd. (hereinafter referred to as “Sinoma-Tec Group”), a third-level company of the Group, signed a Cooperation Agreement on Annual Production of

300 Thousand Tons of Steel Slag Line New Project of Lvliang Lvyuan Building Material Co., Ltd. and a series of Equipment Procurement Agreements, stating that Sinoma-Tec Group provides Lvliang Lvyuan with steel slag vertical mills, equipment related to steel slag grinding mill production line and technical management consulting and that Lvliang Lvyuan pays for the equipment and technical consulting fees. On 17 May 2012 and 16 September 2013, both parties signed supplementary agreements on project cooperation. Both parties’ fulfillment of the contracts is qualified through completion acceptance. On

26 November 2014, Lvliang Lvyuan appealed to Lvliang Intermediate People’s Court against Sinoma-Tec Group for the reason that the equipment provided by Sinoma-Tec Group is difficult achieving the contract objectives due to its serious defects, requested for dissolution of Cooperation Agreement, Equipment Procurement Agreements and so on between them and asked the defendant to compensate RMB20,000,000 for the economic loss. As of 31 December 2016, Luliang Intermediate People’s Court officially began substantive trial procedure. The plaintiff applied for accreditation of quality of the products, and the accrediting body has been entrusted. Until the date of approval of the financial statements, this case is in the process of accreditation.

2.	On 15 March 2013, CBMI Construction Co., Ltd. (hereinafter referred to as “CBMI Construction”), a third-level company of the Group, signed the EPC Contract of 5000 t/d CUFA Production Line Phase I of Hulun Buir Shengwei Technology Industrial Co., Ltd. with Hulun Buir Shengwei Technology Industrial Co., Ltd. (hereinafter referred to as “Shengwei Technology”) and Yimin Zhongding Technology Energy Conservation Co., Ltd. (hereinafter referred to as “Yimin Zhongding”). On 15 September 2014, CBMI Construction filed a lawsuit in the Intermediate People’s Court of Hunlun Buir against the two defendants for their rejection to settle and pay the project fund and asked Shengwei Technology and Yimin Zhongding to pay RMB102,414,900.00 to it. On 17 October 2014, the court prepared the Notice of Acceptance (2014 HMCZ No. 160) and formally accepted this case. After acceptance of the case, Shengwei Technology raised a jurisdiction objection. After the first and second rules on jurisdiction objection, it was finally determined that the Intermediate People’s Court of Hunlun

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Buir would hear this case. In July 2015, Shengwei Technology filed a counterclaim in which CBMI Construction was required to pay RMB828,000.00 of liquidated damages and RMB50,000,000 of indemnity to it. The court has decided an amalgamated hearing of this case and the counterclaim. In September 2015, Shengwei Technology applied for three juridical identifications for construction costs, building projects quality and product quality in terms of this case. Due to complexity of this case, until the date of approval of the financial statements, this case is under the juridical identification procedure.

(III)	Guarantees

As at 31 December 2016, the balance of guarantees still valid at the end of the Reporting Period of the Group was approximately RMB9,060 million.

(IV)	Other contingencies

Sinoma International, a second-level company of the Group, has acquired 100% equity of Anhui Jieyuan and signed the Performance Compensation Agreement with former shareholders (including Xu Xidong, Zhang Ximing, Jiang Guirong, Xuan Hong and Zhang Ping) of Anhui Jieyuan, Anhui Haihe New Energy Investment Co., Ltd.,Anhui Henghai Investment Center LP (hereinafter referred to as compensation obligors). The compensation obligors promised that the accumulated net profit of Anhui Jieyuan attributable to its parent company in 2015, 2016 and 2017 shall not be less than RMB300,000,000.00 (commitment value). In the three-year-long Commitment Period of 2015, 2016 and 2017, where Sinoma International makes capital investment with its own capital, the net profit shall be an amount that the net profit of Anhui Jieyuan attributable to the parent company subtracts the cost of invested capital. Where the actual net profit of Anhui Jieyuan is less than the commitment value, the compensation obligors shall make compensation to Sinoma International as agreed in the Performance Compensation Agreement.

XIII.	COMMITMENTS

Significant commitments

By 31 December 2016, the Group had RMB 840,168,700.00 of agreed significant contracts that have been signed but unpaid. See the contents below for details:

				(Unit: RMB)
				Expected
Project	Contract amount	Paid amount	Unpaid amount	investment period

Wuhai Xishui – Energy Conservation Technical Improvement Project of Cement Milling System	80,000,000.00	1,387,600.00	78,612,400.00	2017
2x500,000 m3/a Commercial Concrete Mixing Plant Phase I of Qingtongxia Concrete	42,002,000.00	11,481,300.00	30,520,700.00	2017
Taiyangshan 1,200,000 t/a Aggregate Production Line Project of Qingtongxia Cement	46,840,000.00	26,333,700.00	20,506,300.00	2017
Mining right of Qingtongxia Cement to Kazimiao Limestone Mine	23,472,700.00	8,232,700.00	15,240,000.00	2017-2019
F04 Project	964,335,000.00	810,628,500.00	153,706,500.00	2016.03-2017.03
F05 Project	82,610,000.00	62,860,000.00	19,750,000.00	2016.11-2017.12
200,000,000 m2/a Lithium Membrane Production Line Project	378,742,800.00	30,229,000.00	348,513,800.00	2016.03-2018.12
80,000 t/a Alkali-free Glass Fiber Production Line Technical Improvement Project	219,300,200.00	45,981,200.00	173,319,000.00	2016.06-2020.07

Total	1,837,302,700.00	997,134,000.00	840,168,700.00	–

There is no other significant commitment for the Group to disclose as of 31 December 2016, except for the commitments above.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

VII.	EVENTS AFTER BALANCE SHEET DATE

1.	Profit distribution

Item	Content
Profit or dividend proposed to be distributed (tax inclusive)	RMB 0.03/share, total RMB107,143,920.00
Profit or dividend declared after consideration and approval	To be considered and approved

2.	Debt financing instruments issued

From 11 February 2017 to 12 February 2017, the Company issued first term of super short-term financing bills in 2017 of RMB1.5 billion. The maturity is 90 days and the nominal interest rate is 3.92%.

From 16 January 2017 to 17 January 2017, the Company issued first term of corporate bonds in 2017 of RMB1.5 billion. The maturity is 5 years and the nominal interest rate is 3.95%.

3.	Equity disposal of Sinoma-Liyang Heavy Machinery Co., Ltd.

Sinoma-Liyang Heavy Machinery Co., Ltd., a fourth-level company of the Group, was listed as low-productive and unproductive assets of the Group in 2015. In May 2016, the Group officially approved the Equity Transfer Plan, transferring 70% of equity interest of Sinoma-Liyang Heavy Machinery Co., Ltd. and agreed to list it in China Beijing Equity Exchange for sale at a price subject to evaluated price taking 31 January 2016 as the reference date. The final transaction price was based on the actual transfer price. After it is listed in China Beijing Equity Exchange, according to the result of public listing, the final transaction price was RMB76,085,200.00. In February 2017, the transferee had paid a deposit amount of 30%. Until the date of approval of the financial statements, we are signing equity transfer agreement with the transferee.

4.	There are no other significant events after balance sheet date for the Group to disclose, except for the contents disclosed above.

VIII.	OTHER SIGNIFICANT MATTERS

1.	Correction and effect of prior period errors

None.

2.	Bankruptcy issue of Sinoma Yangzhou

Due to serious accumulated deficit and insolvency, Sinoma Yangzhou, a fourth-level company of the Group, stopped business at the end of 2014 and filed for bankruptcy in the court at the beginning of 2015. The court accepted the bankruptcy application and designated the bankruptcy administrator. The People’s Court of Jiangdu District, Yangzhou City, Jiangsu Province, officially declared the bankruptcy of Sinoma Yangzhou in October 2016.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

3.	Share issuance and asset purchase matters

In 2015, China Securities Regulatory Commission checked and approved Sinoma International’s (second-level company of the Group) matters about non-public issuance of new shares of not less than 64,516,129 shares for raising funds for purchasing assets in this issuance. Due to capital market changes, since obtaining the approval document, the company’s share price has been lower than the issue price of the raised funds. Therefore, the company did not finish issuing shares and raising fund within valid period of the approval document. It automatically became invalid when the Reporting Period expired.

4.	Influence of political unrest of Middle East on project implementation

As at 31 December 2016, CBMI Construction (a third-level company) has implemented an EPC project in Syria. The EPC contract of the project was signed on 8 August 2008, with a total contract price of EUR47,310,000.00 and USD239,390,000.00, the accumulated proceed received is USD 30,270,000.00. The PAC certificate signed by the owner was obtained in June 2011. Costs of the project incurred to CBMI Construction have been settled. Under influence of the local situation, all of the Chinese employees have left Syria and later services have been suspended. The local security department is responsible for security of the project. Later progress of the project will be determined upon situation of Syria.

5.	Tax issue of Sinoma Cement

In December 2016, Sinoma (Hanjiang) Cement Co., Ltd. (hereinafter referred to as “Sinoma Hanjiang”), a third-level company of the Group received the HTGST [2016] No. 07 notice on tax matters from Hanzhong Municipal Office, SAT. It cancelled Sinoma Hanjiang’s qualification since November 2013 to benefit from VAT rebate of resource comprehensive utilization product and labor and tax-free policy. And the VAT of RMB57,747,109.53 rebated from November 2013 to August 2016 has been returned. In December 2016, Sinoma Hanjiang submitted a request for administrative reconsideration to the Hanzhong Municipal Office. SAT, requesting the withdrawal of the Notice on Tax Matters of Han (2016) No. 07, and provided tax guarantee by mortgaging machinery and equipment. Until the date of approval on the financial statements, Sinoma Hanjiang has not yet received the conclusion or notification of the administrative reconsideration. The provision of RMB57,747,109.53 for this matter is recognized in 2016. See VI.41 in the notes for the details.

6.	Recognition of the representative office in Indonesia

In June 2016. Indonesia Jakarta Tax Authority issued a notice on identifying the representative office of Tianjin Cement Design & Research Institute Co., Ltd. (a third-level company of the Group) in Indonesia (hereinafter referred to as “representative office in Indonesia”) as a permanent establishment. According to the Indonesia tax law, a permanent establishment shall pay withholding tax in terms of the goods it exports to Indonesia, which shall account for 4% of the export revenue. The Tianjin Design & Research Institute Co., Ltd. has signed USD170 million EP contract with local PT.SEMEN BATURAJA. If it is considered as a permanent establishment, 4% of the contract amount is involved in withholding tax. According to the bilateral tax agreement between Indonesia and China, the Group reasonably believes that the representative office in Indonesia does not meet the conditions for a permanent establishment in Indonesia. Until the date of approval of the financial statements, the representative office in Indonesia has been undergoing the investigation by local Indonesia tax authority and the Group has not received any notice to pay tax.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

7.	The Reorganization of the Parent and CNBM Group

On 8 March 2017, the Company was notified by China National Building Materials Group Corporation (hereinafter referred to as “CNBM Group”) that the registration regarding the transfer of Sinoma Group into CNBM Group at nil consideration with the relevant industry and commerce authorities has been completed. Sinoma Group has become the wholly-owned subsidiary of CNBM Group and the Company has become a subsidiary of CNBM Group, with the ultimate holding party thereof remaining to be the State-owned Assets Supervision and Administration Commission of the State Council. For details, please refer to the announcements of the Company published on 25 January 2016, 27 July 2016, 22 August 2016, 27 February 2017 and 8 March 2017 on the websites of the Hong Kong Stock Exchange and the Company, respectively.

8.	The relocation compensation for Tianshan Cement Cengfanggon Premise

According to the Notice on Implementation Scheme of Removal of Polluting Enterprises (Including Chemical Enterprises) from Central Urban Area of Urumqi Municipality (WZB [2011] No. 104) issued by the General Office of the People’s Government of Urumqi Municipality, Cangfanggou Premise (production areas of No. 1 and No. 2 Factories) of Tianshan Manufacturing, a subsidiary of Tianshan Cement (a second-level company of the Group) in No. 242, Shuinichang Street, Cangfanggou Road, Urumqi would be relocated in whole. Pursuant to documents such as the Notice on Implementation Rules of Removal of Polluting Enterprises from Central Urban Area of Urumqi Municipality (WZB [2012] No. 233), Tianshan Cement signed the Relocation Compensation Agreement of Cangfanggou Premise with Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. which has obtained the development right of the land through government bid, auction and listing. Total amount of compensation of the relocation is RMB1,132,040,600.00, including RMB278,767,600.00 of land compensation, RMB609,539,700.00 of compensation of above-ground buildings and equipment and RMB243,733,300.00 of compensation for personnel resettlement.

The relocation and development principles, i.e. “compliance with planning, overall removal, step-by-step demolition and delivery, and phased compensation”, determined in the document of the government of the autonomous region (XZH [2013] No. 214) shall be followed. Supplementary development of municipal roads and traffic infrastructure of Cangfanggou Premise shall be provided. Tianshan Cement performed relocation and delivered the assets step by step. Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. followed the relocation principles above and gradually received assets in the relocation range. In accordance with the relocation plan and principles above, the assets in the relocation range should be delivered in six years (i.e. 2014-2019). In 2016, Tianshan Cement received the compensation of RMB111,826,700.00 for phase-III relocation assets and the compensation of RMB26,130,000.00 for personnel settlement, totalling RMB553,806,911.28 received for the first three phases.

9.	Segment information

(1)	Determination basis and accounting policy of reportable segments

Operating segments of the Group are determined based on the internal organizational structure, management requirements and internal reporting system. An operating segment of the Group refers to the component satisfying the following conditions:

1)	The component can generate incomes and incur expenses in daily activities;

2)	The management can regularly evaluate the operating results of the component to determine its resource allocation and evaluate its performance;

3)	Accounting information about the component such as financial situation, operating results and cash flow can be obtained.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

At present, the Group has three operating segments: cement technical equipment and engineering services, cement, and high-tech materials. Since each segment has different operating characteristics, the Group determines the reportable segments based on the operating segments. The reportable segments are also the said three segments.

Accounting policies for each operating segment of the Group is the same as those described in “Significant accounting policies and accounting estimates”.

(2)	Financial information about reportable segments in current year

Pre-tax profits, assets and liabilities divided based on products or business segments

	Cement technical
	equipment and
	engineering		High-tech
	services	Cement	materials	Others	Offset	Total
Item	(million)	(million)	(million)	(million)	(million)	(million)

Operating revenue	21,053.41	19,734.08	10,413.22	70.91	694.75	50,576.87
Including: external transaction revenue	20,483.29	19,699.97	10,379.22	14.39	–	50,576.87
Intra-segment transaction revenue	570.12	34.11	34.00	56.52	694.75	–
Operating costs	18,354.19	14,867.74	7,766.32	–	680.30	40,307.95
Expenses for the period	1,687.83	3,946.44	1,937.31	369.68	56.53	7,884.73
Total profits	794.38	657.82	496.98	792.90	1,032.63	1,709.45
Total assets	29,668.67	47,222.20	23,696.04	19,846.16	18,010.30	102,422.77
Total liabilities	21,353.49	26,520.17	14,507.86	7,034.22	2,634.70	66,781.04
Supplementary information
Depreciation and amortization expenses	492.85	2,612.06	963.09	1.33	70.16	3,999.17
Capital expenditures	617.94	1,794.39	3,078.56	146.43	175.31	5,462.01
Non-cash expenses excluding depreciation and amortization	–	–	–	–	–	–

10.	Accounting standard conversion

Whereas the Group has prepared its financial reports before 2015 (inclusive) in accordance with Accounting Standards for Business Enterprises of the PRC and the Hong Kong Financial Reporting Standards, and whereas equivalence between domestic and foreign standards has been realized, as approved by the Board of Directors of the Group, the Group will prepare consolidated and parent company’s financial statements in accordance with Accounting Standards for Business Enterprises of the PRC since January 1, 2016. Before the issuance of the Accounting Standards for Business Enterprises of the PRC by the Ministry of Finance on 15 February 2006, there was certain difference between domestic and foreign standards. Over a period of time, such difference had influence on the financial situation and operating results of the Group and the influence would be reduced gradually until write-off. The influence of such difference on net assets of the Group has been as follows:

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

On 31 December 2015, the adjustment of the difference of net assets arising from conversion of financial statements prepared as per the Accounting Standards for Business Enterprises of the PRC into those as per Hong Kong Financial Reporting Standards:

Unit: RMB million

Net assets

As per Accounting Standards for Business Enterprises of the PRC	33,357.16
1. Government subsidies (Note 1)	(15.67)
2. Debt restructuring (Note 2)	22.88
3. Acquisition assessment appreciation (Note 3)	328.81
4. Goodwill of Qilianshan Holdings (Note 4)	(11.44)
5. Others	(39.46)

Subtotal	285.12

As per Hong Kong Financial Reporting Standards	33,642.28

Note 1:	Reason for difference of government subsidy: According to Hong Kong Financial Reporting Standards, government subsidies used for acquisition of land or other fixed assets and construction of production line or land given by the government for free shall be recognized as deferred income and shall be amortized as per service life of relevant land or equipment. In reports prepared as per the Accounting Standards for Business Enterprises of the PRC, relevant government subsidies shall be included in capital reserves pursuant to the prevail accounting standards at that time.

Note 2:	Reason for difference of debt restructuring: In reports prepared as per Hong Kong Financial Reporting Standards, recognition conditions of debt restructuring gains are deemed to be satisfied when the debt restructuring contract comes into effect and debt restructuring gains shall be recognized. While in those prepared as per the Accounting Standards for Business Enterprises of the PRC, the conditions are deemed not to be satisfied and the gains are not recognized immediately. The difference of debt restructuring gains and annual interest expenditures and deferred tax adjustment is thus formed.

Note 3:	Reason for difference of acquisition assessment appreciation: If the Group acquire an enterprise from a third party, the assessed value shall be used for accounting treatment in reports prepared as per Hong Kong Financial Reporting Standards; while in those prepared as per the Accounting Standards for Business Enterprises of the PRC, the equity investment balance (appreciated portion) shall be used to write down capital reserves pursuant to the prevail accounting standards at that time.

Note 4:	Reason for difference of goodwill of Qilianshan Holdings: In reports prepared as per Hong Kong Financial Reporting Standards, some enterprises of Qilianshan Holdings were subject to adjustment yearly based on assessment of actuary as per Hong Kong Accounting Standard 19. As a result, a difference of the net asset value of Qilianshan Holdings appeared under Hong Kong Financial Reporting Standards and the Accounting Standards for Business Enterprises of the PRC. In 2010, the said difference was reflected in goodwill upon acquisition of Qilianshan Holdings and subsequently in the impairment provision.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

D.	UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF SINOMA GROUP FOR THE SIX MONTHS ENDED 30 JUNE 2017

Set out below is reproduction of the text of the unaudited condensed consolidated financial statements of the Sinoma Group which are prepared in accordance with the PRC GAAP together with the accompanying notes contained in the interim report of the Sinoma Group for the six months ended 30 June 2017 (the “Sinoma 2017 Interim Report”). Capitalised terms used in this section have the same meanings as those defined in the Sinoma 2017 Interim Report.

UNAUDITED CONSOLIDATED BALANCE SHEET

As at 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)
Current assets:
Monetary funds	VI. 1	19,678,579,059.51	17,938,399,177.44
Financial assets at fair value through profit or loss	VI. 2	5,828,174.40	5,302,903.32
Bills receivable	VI. 3	4,787,270,330.73	5,220,075,723.28
Accounts receivable	VI. 4	8,738,889,408.67	8,260,671,460.88
Prepayments	VI. 5	4,683,942,150.57	3,559,649,291.84
Interest receivable		4,371,867.58	14,854,583.91
Dividends receivable	VI. 6	38,087,097.90	39,137,097.90
Other receivables	VI. 7	1,168,483,206.68	1,000,245,750.80
Inventories	VI. 8	8,425,747,227.74	8,007,242,535.61
Assets classified as held for sale	VI. 9	41,907,445.58	41,907,445.58
Non-current assets due within one year		803,592,463.02	190,206,006.45
Other current assets	VI. 10	523,192,121.47	531,777,191.13

Total current assets		48,899,890,553.85	44,809,469,168.14

Non-current assets:
Available-for-sale financial assets	VI. 11	3,824,126,940.89	2,717,403,870.93
Held-to-maturity investments	VI. 12	–	–
Long-term receivables	VI. 13	1,531,320,366.23	1,409,191,067.46
Long-term equity investments	VI. 14	261,705,771.65	239,633,436.78
Investment properties	VI. 15	362,789,905.69	313,687,704.55
Fixed assets	VI. 16	42,355,645,722.21	42,718,647,177.17
Construction in progress	VI. 17	2,138,896,734.28	1,858,761,729.36
Construction materials		48,794,103.87	955,197.22
Disposal of fixed assets		4,298,827.70	2,760,748.79
Productive biological assets		–	–
Oil and gas assets		–	–
Intangible assets	VI. 18	4,793,667,170.07	4,818,842,003.52
Development expenditures	VI. 19	130,236,785.50	106,592,418.23
Goodwill	VI. 20	1,561,652,059.40	1,532,196,983.00
Long-term prepayments	VI. 21	723,085,840.80	684,990,733.48
Deferred income tax assets	VI. 22	1,062,879,115.21	1,040,769,848.40
Other non-current assets	VI. 23	166,546,501.20	168,872,509.93

Total non-current assets		58,965,645,844.70	57,613,305,428.82

Total assets		107,865,536,398.55	102,422,774,596.96

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited	Unit: RMB

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)
Current liabilities:
Short-term borrowings	VI. 24	11,297,900,474.72	11,344,696,714.05
Financial liabilities at fair value through profit or loss	VI. 25	382,380.92	2,562,715.43
Bills payable	VI. 26	4,035,540,142.44	4,264,101,092.89
Accounts payable	VI. 27	13,112,580,970.58	12,784,123,997.60
Accounts received in advance	VI. 28	12,464,456,684.08	10,315,118,567.63
Employee benefits payable	VI. 29	661,669,643.70	853,455,498.45
Taxes payable	VI. 30	691,144,691.22	617,184,805.79
Interest payable	VI. 31	329,433,012.79	247,432,291.27
Dividends payable	VI. 32	234,972,984.29	132,117,503.90
Other payables	VI. 33	1,792,462,039.49	1,306,600,086.88
Liabilities classified as held for sale		–	–
Non-current liabilities due within one year	VI. 34	4,398,595,461.43	3,798,417,393.78
Other current liabilities	VI. 35	1,952,145,824.35	6,563,564,483.01

Total current liabilities		50,971,284,310.01	52,229,375,150.68

Non-current liabilities:
Long-term borrowings	VI. 36	8,390,488,561.91	6,711,162,503.78
Bonds payable	VI. 37	7,796,816,769.14	4,796,119,409.53
Including: preferred shares		–	–
Perpetual bond		–	–
Long-term payables	VI. 38	524,847,631.52	652,359,925.04
Long-term employee benefits payable	VI. 39	289,769,166.14	292,079,236.77
Special payables	VI. 40	318,935,603.15	313,168,444.12
Provisions	VI. 41	233,143,374.34	286,603,241.14
Deferred income	VI. 42	738,674,538.53	735,536,279.87
Deferred income tax liabilities	VI. 22	1,020,906,074.87	764,636,191.59
Other non-current liabilities		–	–

Total non-current liabilities		19,313,581,719.60	14,551,665,231.84

Total liabilities		70,284,866,029.61	66,781,040,382.52

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)

Shareholders’ equity:
Share capital	VI. 43	3,571,464,000.00	3,571,464,000.00
Other equity instruments		–	–
Including: preferred shares		–	–
perpetual bond		–	–
Capital reserve	VI. 44	5,960,339,098.36	5,956,389,552.00
Less: treasury shares		–	–
Other comprehensive income	VI. 45	2,048,555,392.92	1,265,184,592.31
Special reserve	VI. 46	259,854,356.04	247,886,109.99
Surplus reserve	VI. 47	214,682,338.10	214,682,338.10
General risk provisions		–	–
Undistributed profits	VI. 48	5,874,196,337.19	5,386,133,582.18

Total equity attributable to the shareholders of parent company		17,929,091,522.61	16,641,740,174.58
Minority interests		19,651,578,846.33	18,999,994,039.86

Total shareholders’ equity		37,580,670,368.94	35,641,734,214.44

Total liabilities and shareholders’ equity		107,865,536,398.55	102,422,774,596.96

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED BALANCE SHEET OF THE COMPANY

As at 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)
Current assets:
Monetary funds		125,219,160.09	666,688,821.77
Financial assets at fair value through profit or loss		–	–
Bills receivable		–	–
Accounts receivable		–	–
Prepayments		600,000.00	600,000.00
Interest receivable		–	–
Dividends receivable		46,915,119.64	46,915,119.64
Other receivables	XV. 1	1,171,028,449.51	1,076,029,588.13
Inventories		–	–
Assets classified as held for sale		–	–
Non-current assets due within one year		–	–
Other current assets		214,182.14	–

Total current assets		1,343,976,911.38	1,790,233,529.54

Non-current assets:
Available-for-sale financial assets		2,986,207,755.92	2,059,118,960.88
Held-to-maturity investments		–	–
Long-term receivables		535,130,000.00	535,130,000.00
Long-term equity investments	XV. 2	15,489,485,300.42	15,453,366,938.10
Investment properties		–	–
Fixed assets		3,825,175.91	3,688,764.07
Construction in progress		–	–
Construction materials		–	–
Disposal of fixed assets		–	–
Productive biological assets		–	–
Oil and gas assets		–	–
Intangible assets		4,407,087.61	4,617,195.75
Development expenditures		–	–
Goodwill		–	–
Long-term prepayments		–	–
Deferred income tax assets		–	–
Other non-current assets		–	–

Total non-current assets		19,019,055,319.86	18,055,921,858.80

Total assets		20,363,032,231.24	19,846,155,388.34

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited	Unit: RMB

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)
Current liabilities:
Short-term borrowings		100,000,000.00	145,000,000.00
Financial liabilities at fair value through profit or loss		–	–
Bills payable		–	–
Accounts payable		13,458.95	9,134.95
Accounts received in advance		–	–
Employee benefits payable		–	2,857,000.00
Taxes payable		144,242.96	1,369,893.71
Interest payable		141,687,500.00	123,586,666.65
Dividends payable		120,266,503.15	13,117,309.22
Other payables		43,919,079.28	21,325,849.37
Liabilities classified as held for sale		–	–
Non-current liabilities due within one year		–	–
Other current liabilities		–	3,500,000,000.00

Total current liabilities		406,030,784.34	3,807,265,853.90

Non-current liabilities:
Long-term borrowings		280,000,000.00	280,000,000.00
Bonds payable		5,500,000,000.00	2,500,000,000.00
Including: preferred shares		–	–
Perpetual bond		–	–
Long-term payables		–	–
Long-term employee benefits payable		29,207,923.76	31,135,000.00
Special payables		–	–
Provisions		–	–
Deferred income		–	–
Deferred income tax liabilities		647,595,437.57	415,823,238.82
Other non-current liabilities		–	–

Total non-current liabilities		6,456,803,361.33	3,226,958,238.82

Total liabilities		6,862,834,145.67	7,034,224,092.72

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		As at	As at
Item	Note	30 June 2017	31 December 2016
		(Unaudited)	(Audited)
Shareholders’ equity:
Share capital		3,571,464,000.00	3,571,464,000.00
Other equity instruments		–	–
Including: preferred shares		–	–
Perpetual bond		–	–
Capital reserve		6,868,168,164.66	6,868,168,164.66
Less: treasury shares		–	–
Other comprehensive income		1,927,405,312.78	1,232,088,716.49
Special reserve		–	–
Surplus reserve		207,393,572.45	207,393,572.45
Undistributed profits		925,767,035.68	932,816,842.02

Total shareholders’ equity		13,500,198,085.57	12,811,931,295.62

Total liabilities and shareholders’ equity		20,363,032,231.24	19,846,155,388.34

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED CONSOLIDATED INCOME STATEMENT

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

I. Total operating revenue		25,105,811,439.50	21,751,267,943.28
Including: operating income	VI. 49	25,105,811,439.50	21,751,267,943.28

II. Total operating cost		23,661,180,855.07	21,389,549,357.68
Including: operating cost	VI. 49	19,306,221,809.68	17,523,672,514.23
Taxes and surcharges	VI. 50	277,738,005.87	142,462,244.86
Selling expenses	VI. 51	964,609,740.70	922,633,718.98
Administrative expenses	VI. 52	2,141,953,789.89	1,861,264,422.12
Financial expenses	VI. 53	877,062,771.82	781,741,853.24
Asset impairment losses	VI. 54	93,594,737.11	157,774,604.25
Add: income from changes in fair value (losses to be listed with “-”)	VI. 55	3,229,005.54	-9,199,940.32
Investment income (losses to be listed with “-”)	VI. 56	14,772,955.82	34,037,274.24
Including: income from investment in associates and joint ventures		10,602,203.40	9,706,126.31
Exchange income (loss to be listed with“-”)		–	–
Other income	VI. 57	209,171,165.00	–

III. Operating profit (loss to be listed with “-”)		1,671,803,710.79	386,555,919.52
Add: non-operating income	VI. 58	83,277,525.26	311,550,804.81
Including: gain from disposal of non-current assets		11,250,425.86	51,274,971.69
Less: non-operating expenses	VI. 59	76,299,868.52	32,825,302.80
Including: loss from disposal of non-current assets		60,273,294.56	13,989,729.59

IV. Total profit (total loss to be listed with “-”)		1,678,781,367.53	665,281,421.53
Less: income tax expenses	VI. 60	410,171,632.50	237,147,747.09

V. Net profit (net loss to be listed with “-”)		1,268,609,735.03	428,133,674.44
Net profit attributable to shareholders of the parent company		596,206,675.01	307,521,904.27
Minority interests		672,403,060.02	120,611,770.17

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

VI. Net amount of other comprehensive income	VI. 61	921,602,252.95	-400,645,965.70
Other comprehensive income attributable to shareholders of parent company (net of tax)		783,370,800.61	-327,378,998.35
(I) Other comprehensive income that cannot be subsequently reclassified to profit or loss		-408,825.23	-749,065.08
1. Changes arising from re-measurement of net liabilities or net assets of defined benefit plan		-408,825.23	-749,065.08
2. Shares of other comprehensive income that cannot be reclassified to profit or loss of the investee entities under the equity method		–	–
(II) Other comprehensive income that may be subsequently reclassified to profit or loss		783,779,625.84	-326,629,933.27
1. Shares of other comprehensive income that may be subsequently reclassified to profit or loss of the investee entities under the equity method		124,621.07	-2,220,795.84
2. Gains and losses arising from changes in fair value of available-for-sale financial assets		761,563,618.05	-339,192,875.33
3. Gains and losses arising from reclassifying held-to-maturity investment to available-for-sale financial assets		–	–
4. Effective portion of gains and losses arising from hedging instruments in a cash flow hedge		–	–
5. Exchange differences on translation of foreign currency financial statements		22,091,386.72	14,783,264.91
6. Others		–	472.99
Other comprehensive income attributable to minority interests (net of tax)		138,231,452.34	-73,266,967.35

VII. Total comprehensive income		2,190,211,987.98	27,487,708.74
Total comprehensive income attributable to the shareholders of parent company		1,379,577,475.62	-19,857,094.08
Total comprehensive income attributable to minority interests		810,634,512.36	47,344,802.82

VIII. Earnings per share:
(I) Basic earnings per share		0.167	0.086
(II) Diluted earnings per share		0.167	0.086

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED INCOME STATEMENT OF THE COMPANY

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

I. Operating revenue	XV. 3	19,952,834.62	37,984,740.33
Less: operating costs	XV. 3	–	–
Taxes and surcharges		1,928,636.77	1,239,856.53
Selling expenses		–	–
Administrative expenses		43,467,726.31	21,273,141.12
Financial expenses		152,365,436.43	167,689,409.67
Asset impairment losses		–	–
Add: income from changes in fair value (losses to be listed with “-”)		–	–
Investment income (losses to be listed with “-”)	XV. 4	277,903,078.55	950,370,594.49
Including: income from investment in associates and joint ventures		38,698,362.32	5,136,678.32
Other income		–	–

II. Operating profit (loss to be listed with “-”)		100,094,113.66	798,152,927.50
Add: non-operating income		–	71,154.01
Including: gain from disposal of non-current assets		–	–
Less: non-operating expenses		–	2,000,000.00
Including: loss from disposal of non-current assets		–	–

III. Total profit (total loss to be listed with “-”)		100,094,113.66	796,224,081.51
Less: income tax expenses		–	–

IV. Net profit (net loss to be listed with “-”)		100,094,113.66	796,224,081.51

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

V. Net amount of other comprehensive income		695,316,596.29	-283,284,706.18
(I) Other comprehensive income that cannot be subsequently reclassified to profit or loss		–	-208,000.00
1. Changes arising from re-measurement of net liabilities or net assets of defined benefit plan		–	-208,000.00
2. Shares of other comprehensive income that cannot be reclassified to profit or loss of the investee entities under the equity method		–	–
(II) Other comprehensive income that may be subsequently reclassified to profit or loss		695,316,596.29	-283,076,706.18
1. Shares of other comprehensive income that may be subsequently reclassified to profit or loss of the investee entities under the equity method		–	–
2. Gains and losses arising from changes in fair value of available-for-sale financial assets		695,316,596.29	-283,076,706.18
3. Gains and losses arising from reclassifying held-to-maturity investment to available-for-sale financial assets		–	–
4. Effective portion of gains and losses arising from hedging instruments in a cash flow hedge		–	–
5. Exchange differences on translation of foreign currency financial statements		–	–
6. Others		–	–

VI. Total comprehensive income		795,410,709.95	512,939,375.33

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

I. Cash flows from operating activities
Cash received from sales of goods or rendering of services		23,051,971,368.12	19,328,117,891.54
Refund of taxes and surcharges		479,376,869.47	528,934,575.85
Cash received relating to other operating activities		1,385,959,148.71	1,182,572,696.93

Subtotal of cash inflows from operating activities		24,917,307,386.30	21,039,625,164.32

Cash paid for goods and services		15,086,194,051.87	13,226,171,588.52
Cash paid to and on behalf of employees		2,957,715,823.82	2,648,503,843.56
Cash paid for taxes and surcharges		1,839,247,838.34	1,650,458,598.20
Cash paid relating to other operating activities		2,198,992,502.49	1,461,649,200.10

Subtotal of cash outflows from operating activities		22,082,150,216.52	18,986,783,230.38

Net cash flows from operating activities		2,835,157,169.78	2,052,841,933.94

II. Cash flows from investing activities:
Cash received from disposal of investments		109,519,003.18	73,836,386.50
Cash received from returns on investments		6,915,313.54	73,202,875.54
Net cash received from disposal of fixed assets, intangible assets and other long-term assets		37,657,565.33	34,584,294.15
Net cash received from disposal of subsidiaries and other business entities		–	120,162.81
Cash received relating to other investing activities		12,758,968.71	6,491,917.34

Subtotal of cash inflows from investing activities		166,850,850.76	188,235,636.34

Cash paid to acquire fixed assets, intangible assets and other long-term assets		959,987,821.43	789,254,713.58
Cash paid for investments		134,586,323.03	293,611,220.71
Net cash paid for acquisitions of subsidiaries and other business entities		-1,268,500.46	–
Cash paid relating to other investing activities		2,473,330.75	960,000.00

Subtotal of cash outflows from investing activities		1,095,778,974.75	1,083,825,934.29

Net cash flows from investing activities		-928,928,123.99	-895,590,297.95

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

III. Cash flows from financing activities:
Cash received from capital contributions		49,354,405.00	1,860,644,961.45
Including: cash received by subsidiaries’ from capital contributions by minority interests		49,354,405.00	1,500,000.00
Cash received from borrowings		13,838,084,739.39	8,738,931,944.17
Cash received from issuing bonds		–	799,400,000.00
Cash received relating to other financing activities		2,493,995,816.41	6,935,668,525.35

Subtotal of cash inflows from financing activities		16,381,434,960.80	18,334,645,430.97

Cash repayments of borrowings		8,622,494,395.52	10,519,375,058.71
Cash payments for interest expenses and distribution of dividends or profits		867,978,209.87	984,455,797.91
Including: dividends and profits paid to minority interests by subsidiaries		198,387,588.72	217,753,624.39
Cash paid relating to other financing activities		7,272,114,321.89	4,541,456,009.70

Subtotal of cash outflows from financing activities		16,762,586,927.28	16,045,286,866.32

Net cash flows from financing activities		-381,151,966.48	2,289,358,564.65

IV. Effect of changes in exchange rate on cash and cash equivalents		-111,698,438.99	75,313,636.09

V. Net increase in cash and cash equivalents		1,413,378,640.32	3,521,923,836.73
Add: cash and cash equivalents at the beginning of the period		15,503,449,822.74	12,951,276,987.11

VI. Cash and cash equivalents at the end of the period	VI. 62	16,916,828,463.06	16,473,200,823.84

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED STATEMENT OF CASH FLOWS OF THE COMPANY

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

I. Cash flows from operating activities
Cash received from sales of goods or rendering of services		–	–
Refund of taxes and surcharges		–	–
Cash received relating to other operating activities		8,764,497.98	3,255,793.03

Subtotal of cash inflows from operating activities		8,764,497.98	3,255,793.03

Cash paid for goods and services		–	–
Cash paid to and on behalf of employees		17,202,982.40	19,237,754.57
Cash paid for taxes and surcharges		4,421,261.59	9,849,372.37
Cash paid relating to other operating activities		15,287,032.36	514,875,293.48

Subtotal of cash outflows from operating activities		36,911,276.35	543,962,420.42

Net cash flows from operating activities		-28,146,778.37	-540,706,627.39

II. Cash flows from investing activities:
Cash received from disposal of investments		–	–
Cash received from returns on investments		241,784,716.23	163,497,276.33
Net cash received from disposal of fixed assets, intangible assets and other long-term assets		–	–
Net cash received from disposal of subsidiaries and other business entities		–	–
Cash received relating to other investing activities		425,827,376.22	1,114,793,582.12

Subtotal of cash inflows from investing activities		667,612,092.45	1,278,290,858.45

Cash paid to acquire fixed assets, intangible assets and other long-term assets		525,682.00	493,798.00
Cash paid for investments		–	96,950,000.00
Net cash paid for acquisitions of subsidiaries and other business entities		–	–
Cash paid relating to other investing activities		492,000,000.00	448,000,000.00

Subtotal of cash outflows from investing activities		492,525,682.00	545,443,798.00

Net cash flows from investing activities		175,086,410.45	732,847,060.45

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

		Six months ended	Six months ended
Item	Note	30 June 2017	30 June 2016
		(Unaudited)	(Unaudited)

III. Cash flows from financing activities:
Cash received from capital contributions		–	–
Cash received from borrowings		3,585,600,000.00	92,000,000.00
Cash received from issuing bonds		–	–
Cash received relating to other financing activities		1,500,000,000.00	3,500,005,103.68

Subtotal of cash inflows from financing activities		5,085,600,000.00	3,592,005,103.68

Cash repayments of borrowings		645,000,000.00	–
Cash payments for interest expenses and distribution of dividends or profits		120,759,293.76	43,169,464.44
Cash paid relating to other financing activities		5,008,250,000.00	1,250,000,000.00

Subtotal of cash outflows from financing activities		5,774,009,293.76	1,293,169,464.44

Net cash flows from financing activities		-688,409,293.76	2,298,835,639.24

IV. Effect of changes in exchange rate on cash and cash equivalents		–	–

V. Net increase in cash and cash equivalents		-541,469,661.68	2,490,976,072.30
Add: cash and cash equivalents at the beginning of the period		666,688,821.77	303,998,811.14

VI. Cash and cash equivalents at the end of the period		125,219,160.09	2,794,974,883.44

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

	For the six months ended 30 June 2017
	Equity attributable to shareholders of the parent company
			Other equity			Less:	Other						Total
		Preferred	instruments			treasury	comprehensive	Special	Surplus	General risk	Undistributed	Minority	shareholders’
Item	Share capital	shares	Perpetual bond	Others	Capital reserve	shares	income	reserve	reserve	provisions	profits	interests	equity

I. At 31 December 2016 (Audited)	3,571,464,000.00	–	–	–	5,956,389,552.00	–	1,265,184,592.31	247,886,109.99	214,682,338.10	–	5,386,133,582.18	18,999,994,039.86	35,641,734,214.44
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–	–	–
Business combination under common control	–	–	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2017 (Audited)	3,571,464,000.00	–	–	–	5,956,389,552.00	–	1,265,184,592.31	247,886,109.99	214,682,338.10	–	5,386,133,582.18	18,999,994,039.86	35,641,734,214.44
III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	3,949,546.36	–	783,370,800.61	11,968,246.05	–	–	488,062,755.01	651,584,806.47	1,938,936,154.50
(I) Total comprehensive income	–	–	–	–	–	–	783,370,800.61	–	–	–	596,206,675.01	810,634,512.36	2,190,211,987.98
(II) Capital contribution and withdraw by shareholders	–	–	–	–	3,949,546.36	–	–	–	–	–	–	73,085,460.58	77,035,006.94
1. Shareholder’s ordinary share	–	–	–	–	3,700,776.46	–	–	–	–	–	–	73,085,451.41	76,786,227.87
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	248,769.90	–	–	–	–	–	–	9.17	248,779.07
(III) Profit distribution	–	–	–	–	–	–	–	–	–	–	-108,143,920.00	-242,008,052.88	-350,151,972.88
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	–	–	–	–	–
2. Appropriation of general risk provisions	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Distribution to Shareholders	–	–	–	–	–	–	–	–	–	–	-107,143,920.00	-242,008,052.88	-349,151,972.88
4. Others	–	–	–	–	–	–	–	–	–	–	-1,000,000.00	–	-1,000,000.00
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	11,968,246.05	–	–	–	9,872,886.41	21,841,132.46
1. Appropriation in current period	–	–	–	–	–	–	–	45,447,135.08	–	–	–	35,391,199.89	80,838,334.97
2. Amount used in current period	–	–	–	–	–	–	–	-33,478,889.03	–	–	–	-25,518,313.48	-58,997,202.51
(VI) Others	–	–	–	–	–	–	–	–	–	–	–	–	–

IV. At 30 June 2017 (Unaudited)	3,571,464,000.00	–	–	–	5,960,339,098.36	–	2,048,555,392.92	259,854,356.04	214,682,338.10	–	5,874,196,337.19	19,651,578,846.33	37,580,670,368.94

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	For the year ended 31 December 2016
	Equity attributable to shareholders of the parent company
			Other equity			Less:	Other						Total
		Preferred	instruments			treasury	comprehensive	Special	Surplus	General risk	Undistributed	Minority	shareholders’
Item	Share capital	shares	Perpetual bond	Others	Capital reserve	shares	income	reserve	reserve	provisions	profits	interests	equity

I. At 31 December 2015 (Audited)	3,571,464,000.00	–	–	–	4,693,739,636.75	–	1,365,139,143.54	222,546,698.14	135,391,961.13	–	4,988,475,948.37	18,380,403,800.14	33,357,161,188.07
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–	–	–
Business contribution under common control	–	–	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2016 (Audited)	3,571,464,000.00	–	–	–	4,693,739,636.75	–	1,365,139,143.54	222,546,698.14	135,391,961.13	–	4,988,475,948.37	18,380,403,800.14	33,357,161,188.07
III. Increase/decrease during the year (decrease to be listed with “-”)	–	–	–	–	1,262,649,915.25	–	-99,954,551.23	25,339,411.85	79,290,376.97	–	397,657,633.81	619,590,239.72	2,284,573,026.37
(I) Total comprehensive income	–	–	–	–	–	–	-99,954,551.23	–	–	–	585,441,930.78	453,778,867.00	939,266,246.55
(II) Capital contribution and withdraw by shareholders	–	–	–	–	1,262,649,915.25	–	–	–	–	–	–	645,606,449.54	1,908,256,364.79
1. Shareholders’ ordinary share	–	–	–	–	29,544,300.00	–	–	–	–	–	–	37,137,639.62	66,681,939.62
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	1,233,105,615.25	–	–	–	–	–	–	608,468,809.92	1,841,574,425.17
(III) Profit distribution	–	–	–	–	–	–	–	–	79,290,376.97	–	-187,784,296.97	-500,713,792.87	-609,207,712.87
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	79,290,376.97	–	-79,290,376.97	–	–
2. Appropriation of general risk provisions	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Distribution to shareholders	–	–	–	–	–	–	–	–	–	–	-107,143,920.00	-500,713,792.87	-607,857,712.87
4. Others	–	–	–	–	–	–	–	–	–	–	-1,350,000.00	–	-1,350,000.00
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–	-8,449,986.00	-8,449,986.00
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share	–	–	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–	-8,449,986.00	-8,449,986.00
(V) Special reserve	–	–	–	–	–	–	–	25,339,411.85	–	–	–	29,362,345.84	54,701,757.69
1. Appropriation in the year	–	–	–	–	–	–	–	95,445,453.44	–	–	–	74,369,858.80	169,815,312.24
2. Amount used in the year	–	–	–	–	–	–	–	-70,106,041.59	–	–	–	-45,007,512.96	-115,113,554.55
(VI) Others	–	–	–	–	–	–	–	–	–	–	–	6,356.21	6,356.21

IV. At 31 December 2016 (Audited)	3,571,464,000.00	–	–	–	5,956,389,552.00	–	1,265,184,592.31	247,886,109.99	214,682,338.10	–	5,386,133,582.18	18,999,994,039.86	35,641,734,214.44

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

UNAUDITED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY OF THE COMPANY

For the six months ended 30 June 2017

Company Name: China National Materials Company Limited	Unit: RMB

For the six months ended 30 June 2017
Other equity
			instruments				Other				Total
		Preferred	Perpetual		Capital	Less:	comprehensive	Special	Surplus	Undistributed	shareholders’
Item	Share capital	shares	bond	Others	reserve	treasury shares	income	reserve	reserve	profits	equity

I. At 31 December 2016 (Audited)	3,571,464,000.00	–	–	–	6,868,168,164.66	–	1,232,088,716.49	–	207,393,572.45	932,816,842.02	12,811,931,295.62
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2017 (Audited)	3,571,464,000.00	–	–	–	6,868,168,164.66	–	1,232,088,716.49	–	207,393,572.45	932,816,842.02	12,811,931,295.62
III. Increase/decrease during the period (decrease to be listed with “-”)	–	–	–	–	–	–	695,316,596.29	–	–	-7,049,806.34	688,266,789.95
(I) Total comprehensive income	–	–	–	–	–	–	695,316,596.29	–	–	100,094,113.66	795,410,709.95
(II) Capital contribution and withdraw by shareholders	–	–	–	–	–	–	–	–	–	–	–
1. Shareholders’ ordinary share	–	–	–	–	–	–	–	–	–	–	–
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(III) Profit distribution	–	–	–	–	–	–	–	–	–	-107,143,920.00	-107,143,920.00
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	–	–	–
2. Distribution to the shareholders	–	–	–	–	–	–	–	–	–	-107,143,920.00	-107,143,920.00
3. Others	–	–	–	–	–	–	–	–	–	–	–
(IV) Transfers within shareholder’s equity	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	–	–	–	–
1. Appropriation in current period	–	–	–	–	–	–	–	–	–	–	–
2. Amount used in current period	–	–	–	–	–	–	–	–	–	–	–
(VI) Others	–	–	–	–	–	–	–	–	–	–	–

IV. At 30 June 2017 (Unaudited)	3,571,464,000.00	–	–	–	6,868,168,164.66	–	1,927,405,312.78	–	207,393,572.45	925,767,035.68	13,500,198,085.57

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Company Name: China National Materials Company Limited	Unit: RMB

	For the year ended 31 December 2016
			Other equity instruments				Other				Total
		Preferred	Perpetual		Capital	Less:	comprehensive	Special	Surplus	Undistributed	shareholders’
Item	Share capital	shares	bond	Others	reserve	treasury shares	income	reserve	reserve	profits	equity

I. At 31 December 2015 (Audited)	3,571,464,000.00	–	–	–	6,846,568,164.66	–	1,313,060,431.58	–	128,103,195.48	326,347,369.25	12,185,543,160.97
Add: changes in accounting policies	–	–	–	–	–	–	–	–	–	–	–
Corrections of prior period accounting errors	–	–	–	–	–	–	–	–	–	–	–
Others	–	–	–	–	–	–	–	–	–	–	–

II. At 1 January 2016 (Audited)	3,571,464,000.00	–	–	–	6,846,568,164.66	–	1,313,060,431.58	–	128,103,195.48	326,347,369.25	12,185,543,160.97

III. Increase/decrease during the year (decrease to be listed with “-”)	–	–	–	–	21,600,000.00	–	-80,971,715.09	–	79,290,376.97	606,469,472.77	626,388,134.65
(I) Total comprehensive income	–	–	–	–	–	–	-80,971,715.09	–		792,903,769.74	711,932,054.65
(II) Capital contribution and withdraw by shareholders	–	–	–	–	21,600,000.00	–	–	–	–	–	21,600,000.00
1. Shareholders’ ordinary share	–	–	–	–	21,600,000.00	–	–	–	–	–	21,600,000.00
2. Capital contribution by holders of other equity instruments	–	–	–	–	–	–	–	–	–	–	–
3. Share-based payment	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(III) Profit distribution	–	–	–	–	–	–	–	–	79,290,376.97	-186,434,296.97	-107,143,920.00
1. Appropriation of surplus reserves	–	–	–	–	–	–	–	–	79,290,376.97	-79,290,376.97	–
2. Distribution to the shareholders	–	–	–	–	–	–	–	–	–	-107,143,920.00	-107,143,920.00
3. Others	–	–	–	–	–	–	–	–	–	–	–
(IV) Transfers within shareholders’ equity	–	–	–	–	–	–	–	–	–	–	–
1. Capital reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
2. Surplus reserves transfer to share capital	–	–	–	–	–	–	–	–	–	–	–
3. Surplus reserves to recover loss	–	–	–	–	–	–	–	–	–	–	–
4. Others	–	–	–	–	–	–	–	–	–	–	–
(V) Special reserve	–	–	–	–	–	–	–	–	–	–	–
1. Appropriation in the year	–	–	–	–	–	–	–	–	–	–	–
2. Amount used in the year	–	–	–	–	–	–	–	–	–	–	–
(VI) Others	–	–	–	–	–	–	–	–	–	–	–

IV. At 31 December 2016 (Audited)	3,571,464,000.00	–	–	–	6,868,168,164.66	–	1,232,088,716.49	–	207,393,572.45	932,816,842.02	12,811,931,295.62

Legal representative:	Chief Financial Officer:	Head of accounting department:
LIU Zhijiang	YU Kaijun	QU Xiaoli

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

I.	COMPANY PROFILE

China National Materials Company Limited (hereinafter referred to as “the Company”, or collectively “the Group” if subsidiaries are included) has been restructured from China Non-Metallic Materials Corporation which is a secondary enterprise owned by the whole people subordinated to China National Materials Group Corporation Ltd. (hereinafter referred to as “Sinoma Group”), and has been established by Sinoma, together with other sponsors including Taian State-owned Assets Management Co., Ltd. (hereinafter referred to as “Taian State-owned Assets”), China Cinda Asset Management Co., Ltd. (hereinafter referred to as “Cinda”), BBMG Group Co., Ltd. (hereinafter referred to as “BBMG”), Well Kent International Holdings Co., Ltd. (hereinafter referred to as “Well Kent”), Xinjiang Tianshan Building Materials (Group) Co., Ltd. (hereinafter referred to as “Tianshan Building Materials”) and Zibo New & Hi-tech Venture Capital Co., Ltd. (hereinafter referred to as “Zibo Hi-tech”), with contribution in the forms of evaluated net assets, equities and monetary funds, in accordance with the Reply of the State-owned Assets Supervision and Administration Commission of the State Council of the PRC on Restructuring of Owner’s Assets and Overseas Listing of China National Materials Group Corporation Ltd. (GZGG [2007] No. 313) and the Approval of the State-owned Assets Supervision and Administration Commission of the State Council Concerning the Adjustment of Limited Liability Company Sponsors by China National Materials Group Corporation Ltd. (GZTGG [2007] No. 366).

The Company obtained the renewed Business License of Enterprise Legal Person (No. 1000001000610) issued by the State Administration for Industry & Commerce on 31 July 2007, with RMB2,500,000,000.00 of registered capital. The address is No. 11, Beishuncheng Street, Xizhimennei, Xicheng District, Beijing. The shareholders and their shareholding proportion are listed below:

Shareholder Name	Share capital	Proportion

China National Materials Group Corporation Ltd.	1,565,202,629	62.61%
Taian State-owned Assets Management Co., Ltd.	324,459,649	12.97%
China Cinda Asset Management Co., Ltd.	319,788,108	12.79%
Well Kent International Holdings Co., Ltd.	130,793,218	5.23%
Xinjiang Tianshan Building Materials (Group) Co., Ltd.	67,377,080	2.70%
BBMG Group Co., Ltd.	65,396,609	2.62%
Zibo New & Hi-tech Venture Capital Co., Ltd.	26,982,707	1.08%

Total	2,500,000,000	100.00%

On 15 November 2007, according to the Reply of China Securities Regulatory Commission on Approval of Issuing Overseas Listed Foreign Shares for China National Materials Group Corporation Ltd. (ZJGHZ [2007] No. 37), the Company was approved to issue not more than 1,071,465,340 overseas listed foreign shares which are all ordinary shares with a par value of RMB1.00 per share. Sinoma Group, Taian State-owned Assets, Cinda, BBMG, Well Kent, Tianshan Building Materials and Zibo Hi-tech transferred not more than 92,684,230 state-owned shares to the National Council for Security Fund into overseas listed foreign shares. On 7 December 2007, the Company issued a Prospectus to issue 931,708,000 H shares for global investors with a par value of RMB1.00 per share. After the issuance, the Company was listed on the main board of The Stock Exchange of Hong Kong Limited on 20 December 2007. On 3 January 2008, the Company exerted its overallotment option to issue 139,756,000 H shares for global investors with a par value of RMB1.00 per share. After the issuance, the Company was listed on the main board of The Stock Exchange of Hong Kong Limited on 11 January 2008. Meanwhile, the state-owned shareholder of the Company transferred its 92,684,115 state-owned shares to the National Council for Social Security Fund.

After the issuance, the registered capital of the Company applied for registration was RMB3,571,464,000.00 which was verified by Reanda Certified Public Accountants by issuing the capital verification report (LADYZ [2008] No. 1003).

In April 2009, Taian State-owned Assets transferred its 309,786,095 shares of the Company to Taian Taishan Investment Co., Ltd. (hereinafter referred to as “Taishan Investment”) in accordance with the Reply of the State-owned Assets Supervision and Administration Commission of the State Council of the PRC on Issues Concerning Transfer of Shares Held by the State-owned Shareholder of China National Materials Company Limited (GZCQ [2009] No. 171). The registration of transfer was completed by China Securities Depository and Clearing Co., Ltd. on 27 April 2009.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The Company obtained the changed Business License (the unified social credit code is No. 91110000100006100T) issued by the Beijing Administration for Industry & Commerce on 6 December 2016, with RMB3,571,464,000.00 of registered capital. The renewed address is Floor 8, Tower 2, Guohai Plaza, No. 17 Fuxing Road, Haidian District, Beijing.

As at 30 June 2017, the legal representative of the Company was Liu Zhijiang and the shareholders and their contribution proportion are as follows:

Shareholder Name	Share capital	Proportion

China National Materials Group Corporation Ltd.	1,494,416,985	41.84%
China Cinda Asset Management Co., Ltd.	319,788,108	8.96%
Taian Taishan Investment Co., Ltd.	309,786,095	8.67%
Forchn International Co., Limited	130,793,218	3.66%
Xinjiang Tianshan Building Materials (Group) Co., Ltd.	64,329,980	1.80%
BBMG Group Co., Ltd.	62,439,074	1.75%
Zibo New & Hi-tech Venture Capital Co., Ltd.	25,762,425	0.72%
Shareholders of public H shares	1,164,148,115	32.60%

Total	3,571,464,000	100.00%

The Company has its Board of Directors of which the function is to manage and control important decisions and routine work of the Company.

The controlling shareholder of the Company is Sinoma Group and ultimate holding party of the Company is the Statedowned Assets Supervision and Administration Commission of the State Council of the PRC. The Company has 11 subsidiaries including Sinoma International Engineering Co., Ltd. (hereinafter referred to as “Sinoma International”), Sinoma Science & Technology Co., Ltd. (hereinafter referred to as “Sinoma Science & Technology”), Xinjiang Tianshan Cement Co., Ltd. (hereinafter referred to as “Tianshan Cement”), Ningxia Building Materials Group Co., Ltd. (hereinafter referred to as “Ningxia Building Materials”) and Gansu Qilianshan Building Materials Holdings Co., Ltd. (hereinafter referred to as “Qilianshan Holdings”).

Main business scope of the Group covers the following: contracting overseas projects suitable for the Group’s capacity, scale and performance, dispatching abroad workers for implementation of overseas construction projects; research, development, production and sales of inorganic non-metal materials; design, production (with production activities restricted to be carried out in other towns and cities than local place) and sales of products manufactured with application of inorganic non-metal materials; EPC; engineering consultation and design; import and export; lease of construction and mining machineries and sales of relevant accessories; technical consultation and technical services related to the above-mentioned business. (The enterprise shall independently choose the business items and carry out the business activities in accordance with the law; and shall carry out business activities upon approval of applicable departments with regard to the items operated upon approval according to the law; the enterprise may not engage in any business activities prohibited and restricted by the industrial policies of this city.)

Main business of the Group is divided into three segments: cement equipment and engineering services, cement, and high-tech materials.

II.	SCOPE OF CONSOLIDATED FINANCIAL STATEMENTS

The scope of consolidated financial statements of the Group remains unchanged compared with the previous year and contains 11 subsidiaries including Sinoma International, Sinoma Science & Technology, Tianshan Cement, Ningxia Building Materials and Qilianshan Holdings. For details, please see “VIII. Interest in other entities” in the Notes.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

III.	PREPARATION BASIS OF FINANCIAL STATEMENTS

(1)	Preparation basis

On the going-concern basis the financial statements of the Group have been prepared in accordance with actually-occurring transactions and items, Accounting Standards for Business Enterprises (ASBE) issued by the Ministry of Finance of the PRC and other related regulations, Preparation Rules for Information Disclosures by Companies Offering Shares to the Public No. 15 – General Provisions on Financial Reports (revised in 2014) issued by China Securities Regulatory Commission (CSRC), disclosure requirements in Rules Governing the Listing of Securities issued by Hong Kong Stock Exchange and Companies Ordinance of Hong Kong, and accounting policies and accounting estimates as set out in “IV. Significant accounting policies and accounting estimates” in the Notes.

(2)	Going concern

The Group has evaluated the going concern ability within 12 months since 30 June 2017 and has not found any event and condition causing substantial doubt about the going concern ability. These financial statements, therefore, are prepared on a going concern basis.

IV.	SIGNIFICANT ACCOUNTING POLICIES AND ACCOUNTING ESTIMATES

The detailed accounting policies and accounting estimates set out by the Group are based on the actual production and management characteristics, including operating cycle, recognition and measurement of bad debt provision for receivables, dispatched inventory measurement, measurement of net realizable value of inventories, classification and depreciation methods of fixed assets, amortization of intangible assets, capitalization condition of R&D expenses, and recognition and measurement of revenue.

1.	Declaration on Compliance with Accounting Standards for Business Enterprises

The financial statements prepared by the Group meet the requirements of ASBE and truly and fully reflect the financial position, financial performance, cash flow of the Company and the Group.

2.	Accounting period

An accounting period of the Group is from 1 January to 31 December of each calendar year.

3.	Business Cycle

The Group takes 12 months as a business cycle.

4.	Recording currency

The Group uses Renminbi (“RMB”) as its recording currency.

5.	Accounting treatment methods for business combination under common control and not under common control

The assets and liabilities acquired by the Group, as the combination party, from business combination under common control should be measured based on the book value in the ultimate holding party consolidated statements of the combination party on the combination date. The difference between the book value of the net assets acquired and that of the paid combination consideration shall be used to adjust the capital reserve. Where the capital reserve is insufficient for offset, retained earnings shall be adjusted.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

The identifiable assets, liabilities and contingent liabilities acquired from the acquiree in the business combination not under common control are measured at fair value on the acquisition date. The combination costs are the sum of the fair value of cash or non-cash assets paid, liabilities issued or assumed and equity securities issued by the Group on the acquisition date for acquiring control over the acquiree, and all costs directly related to the business combination (for business combination achieved in stages through multiple transactions, the combination costs are the sum of costs of all individual transactions). Where the combination costs are greater than the share of fair value of identifiable net assets acquired from the acquiree in the business combination, the difference thereof is recognized as goodwill. Where the combination costs are less than the share of fair value of identifiable net assets acquired from the acquiree in the business combination, the fair value of all identifiable assets, liabilities and contingent liabilities acquired from the business combination, as well as the fair value of non-cash assets of the consideration or the issued equity securities etc., are rechecked. Where the combination costs are, after rechecking, still less than the share of fair value of net identifiable assets acquired from the acquiree in the business combination, the difference is included in current non-operating income.

6.	Preparation method of consolidated financial statements

The Group includes all of its subsidiaries in the scope of consolidated financial statements.

In preparing the consolidated financial statements, where the accounting policy or accounting period adopted by subsidiaries are inconsistent with that adopted by the Company, financial statements of subsidiaries shall be adjusted according to the accounting policy and accounting period of the Company.

All significant internal transactions, balances and unrealized profits within the scope of consolidation shall be eliminated during preparation of consolidated financial statements. The share of subsidiary owner’s equity not attributable to the parent company and the share of minority interest in the current net profits and losses, other comprehensive income and total comprehensive income must be respectively listed under “minority interests, minority interests, other comprehensive income attributable to minority interests, and total comprehensive income attributable to minority interests” in the consolidated financial statements.

For the subsidiary acquired in the business combination under common control, its financial performance and cash flow are included in the consolidated financial statements from the beginning of the current period of the combination. During preparation of comparative consolidated financial statements, relevant items of the financial statements of the previous period shall be adjusted. It shall be deemed that the reporting entity formed after the combination has existed since the beginning of control by the ultimate holding party.

For the subsidiary acquired in the business combination not under common control, its financial performance and cash flow are included in the consolidated financial statements since the date when the Group acquires the control rights. In preparing of consolidated financial statements, financial statements of the subsidiary are adjusted based on the fair value of all identifiable assets, liabilities and contingent liabilities recognized on the acquisition date.

7.	Classification of joint arrangements and accounting treatment method for joint operations

The Group’s joint arrangement includes joint operations and joint venture entities. For joint operations, the Group, as the joint operator, recognizes assets and liabilities solely held and owed by the Group, assets and liabilities jointly owned proportionally, and income and expenses solely or proportionally based on agreements. Only profit or loss attributable to other joint operators shall be recognized in transactions where assets purchase and sale occurred with joint operator but not classified as trading transactions.

8.	Cash and cash equivalents

Cash shown in the cash flow statement of the Group refers to both cash on hand and the deposit held in bank available for payment at any time. Cash equivalent in the cash flow statement refers to the investment with a term not more than 3 months and high liquidity, and is easily convertible to known amounts of cash and subject to an insignificant risk of changes in value.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

9.	Foreign currency transactions and translation of foreign currency financial statements

(1)	Foreign currency transaction

The amount of transactions in foreign currency shall be translated into that in RMB at the spot exchange rate on the transaction date. Monetary items calculated in foreign currency in the balance sheet are translated into RMB at the spot exchange rate on the balance sheet date; the exchange balance is directly included in current profits and losses, except the disposal of exchange balance that is formed by foreign currency borrowings for acquiring or constructing assets eligible for capitalization as per capitalization principle.

(2)	Translation of foreign currency financial statements

The asset and liability items in the foreign currency balance sheet shall be translated at the spot exchange rate on balance sheet date; shareholders’ equity items, except for “undistributed profit”, shall be translated at the spot exchange rate at the time of transaction; and the income and expenditure items in the income statement shall be translated at the spot exchange rate on the transaction date. The difference arising from the above translation shall be listed in other comprehensive income items. Foreign currency cash flow is translated at the spot exchange rate on the date when cash flow occurs. The amount of effect of exchange rate fluctuations on cash shall be separately listed in the cash flow statement.

10.	Financial assets and financial liabilities

The Group shall recognize one financial asset or financial liability when it becomes one of the parties to financial instrument contract.

(1)	Financial assets

1)	Classification, recognition and measurement of financial assets

Financial assets are classified by the Group into four categories according to the investment purposes and economic essence: financial assets at fair value through profit or loss, held-to-maturity investments, receivables, and available-for-sale financial assets.

Financial assets measured at fair value through profit or loss are trading financial assets. The Group classifies a financial asset meeting any of the following conditions as a trading financial asset: A. the financial asset is acquired to sell it in a short time; B. it belongs to a part of an identifiable financial instrument portfolio under centralized management, and there is objective evidence showing that the company uses the short-term profit method to manage this portfolio recently; C. it is a derivative instrument except the one that is designated and belongs to the derivative instrument of effective hedging instrument, or is the derivative instrument of financial guarantee contract, or is linked to the equity instrument investment without quotation in the active market and with fair value unable to be reliably measured, and must be settled by delivery of this equity instrument. Trading financial assets of the Group mainly include forward foreign exchange contract and open-end monetary funds that are subsequently measured at fair value with the changes in fair value included in the profit/gain arising from changes in fair value; cash dividends gained during holding of the assets that are recognized as investment income (at the disposal, the difference between the fair value and the initial entry amount is recognized as investment income and profit/gain arising from changes in fair value is adjusted at the same time).

Held-to-maturity investment refers to non-derivative financial assets which have fixed maturity date, fixed or determinable recoverable amount and for which the Group has clear intention and capability to hold to maturity. Held-to-maturity investment should be subsequently measured at the amortized cost by the effective interest rate method, and all the profits or losses incurred due to the derecognition, impairment or amortization should be included in current profits and losses.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Receivables refer to non-derivative financial assets which have no quotation in the active market, but have fixed or determinable recoverable amount. They should be measured subsequently at the amortized cost by the effective interest rate method, and all the profits or losses incurred due to the derecognition, impairment or amortization should be included in current profits and losses.

Available-for-sale financial assets refer to non-derivative financial assets designated as available for sale at the time of initial recognition, and financial assets not classified to and other class. Equity instrument investments without quotation in the active market and with fair value unable to be reliably measured, and derivative financial assets which are linked to the equity investment and should be settled by delivery of the equity instrument shall be measured at cost; other financial assets with quotation in the active market or without quotation in the active market but with fair value able to be reliably measured shall be initially recognized and subsequently measured at the fair value. Except impairment losses and exchange gain/loss arising from foreign currency monetary assets, changes in fair value of availablefor- sale financial assets shall be included in other comprehensive income. At the derecognition of the financial assets, the accumulated amount of changes in fair value which has been included in other comprehensive income before shall be transferred to current profits and losses. Cash dividends which are declared to distribute by the invested entity and related to equity instrument investments available for sale shall be included in current profits and losses as investment income.

2)	Recognition basis and measuring method for transfer of financial assets

Financial assets should be derecognized where any of the following conditions is met: ① the contractual right to acquire cash flow of the said financial assets is terminated; ② the financial assets have been transferred and almost all risks and rewards from the ownership of the said financial assets are transferred by the Group to the transferee; ③ the financial assets have been transferred and the transferor waives its control over the said assets, despite the transferor has not transferred or retained any risks and rewards from the ownership of the said financial assets.

Where the enterprise neither transfers nor retains any risk or reward on the financial asset ownership, if the control over the financial assets is not waived, relevant financial assets should be recognized according to the extent to which they are involved in the transferred financial assets, and relevant liabilities should be recognized correspondingly.

If the entire transfer of the financial assets meets derecognition conditions, the difference between the book value of transferred financial assets and the sum of consideration received from the transfer and accumulated amount of changes in fair value previously recognized in other comprehensive income should be included in current profits and losses.

Where the partial transfer of the financial assets meets derecognition conditions, the book value of the transferred financial assets should be appointed between the derecognized and non-derecognized portions as per their relative fair values respectively; and the difference between the sum of consideration received from the transfer and accumulated amount of changes in fair value previously recognized in other comprehensive income and appointed to the derecognized portion, and the aforesaid book value appointed should be included in current profits and losses.

3)	Test and accounting treatment methods for impairment of financial assets

The Group assesses the book value of financial assets, expect for the financial assets at fair value through profit or loss, on the balance sheet date. If there is objective evidence showing impairment of any financial asset item, the impairment provision shall be drawn.

In case of impairment of financial assets measured at amortized cost, the impairment provision will be drawn according to the balance between the expected future cash flow (excluding the future credit loss which has not happened yet) and the book amount. If there is objective evidence showing that the value of the financial assets is recovered and it is objectively related to the matters that happen after the impairment is recognized, the impairment loss recognized before should be reversed and included in current profits and losses.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In case of substantial or non-temporary decline of fair value of available-for-sale financial assets, the accumulated loss due to decline of the fair value which has been directly included in the other comprehensive income shall be transferred out and included in impairment loss. As for equity instrument investment available for sale whose impairment loss has been recognized, the increase of fair value in periods following shall be directly included in owner’s equity.

(2)	Financial liabilities

1)	Classification, recognition and measurement of financial liabilities

Financial liabilities of the Group are classified, at the time of initial recognition, into financial liabilities at fair value through profit or loss and other financial liabilities.

Financial liabilities at fair value through profit or loss are trading financial liabilities. The Group classifies a financial liability meeting any of the following conditions as a trading financial liability: A. the financial liability is acquired to sell it in a short time; B. it belongs to a part of an identifiable financial instrument portfolio under centralized management, and there is objective evidence showing that the company uses the short-term profit method to manage this portfolio recently; C. it is a derivative instrument except the one that is designated and belongs to the derivative instrument of effective hedging instrument, or is the derivative instrument of financial guarantee contract, or is linked to the equity instrument investment without quotation in the active market and with fair value unable to be reliably measured, and must be settled by delivery of this equity instrument. Trading financial liabilities of the Group are forward foreign exchange contracts that are subsequently measured at fair value with the changes in fair value included in the profit/gain arising from changes in fair value (at the disposal, the difference between the fair value and the initial entry amount is recognized as investment income and profit/gain arising from changes in fair value is adjusted at the same time).

Other financial liabilities are subsequently measured at amortized cost using the effective interest rate method.

2)	Derecognition conditions of financial liabilities

Where the current obligation of financial liability has been terminated entirely or partially, the financial liability or obligation that has been terminated shall be derecognized. The difference between the book value of the derecognized part and the paid consideration shall be included in current profits and losses.

(3)	Determination methods for fair value of financial assets and financial liabilities

The Group measures the fair value of financial assets and financial liabilities, based on the prices of major markets or the price of the most advantageous market in case of no major market, and employ the valuation techniques currently available and supported by sufficient valid data and other information. The inputs for measuring the fair value are divided into three levels: the inputs for Level 1 are the unadjusted quotation of identical assets or liabilities in the active market which can be obtained on the measurement date; the inputs for Level 2 are the inputs directly or indirectly observable for relevant assets or liabilities other than those for Level 1; and the inputs for Level 3 are the inputs that are unobservable for relevant assets or liabilities. The Group gives priority to the inputs for Level 1 and then relevant observable inputs. Unobservable inputs can be used only when relevant observable inputs cannot be obtained or the obtainment is infeasible. At the end of the year, the available-for-sale financial assets measured at fair value shall use inputs for Level 1, and derivative financial instruments shall use inputs for Level 2. The lowest level that has significant impact on the overall fair value measurement determines which level this fair value measurement result shall belong to.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

11.	Bad debt provision for receivables

The Group will check the book value of receivables on the balance sheet date and recognize the following items as bad debt loss: debts that cannot be repaid due to production halt within foreseeable time due to revocation, bankruptcy, insolvency, serious shortage of cash flow of the debtor, and occurrence of severe natural disasters to the debtor; receivables with other conclusive evidence indicating that they cannot be recovered or can barely be recovered.

The Group applies the allowance method for the accounting of potential bad debts and performs the impairment test separately or integrally in the end of period, with accrued bad-debt provision included in current profit and loss. As for receivables for which there is authentic evidence showing that they are impossible to be recovered, the Group will recognize them as bad debt loss after approval through specified procedures and write off the drawn bad debt provision.

The long-term receivables of the Group are drawn for bad-debt provision by the portfolio method, and the portfolio falls into long-term receivables within the credit period and overdue long-term receivables. The long-term receivables within the credit period shall not be withdrawn of bad-debt provision, and the overdue long-term receivables shall be transferred to accounts receivable at the moment when it is due and the withdrawal of bad-debt provision shall be in the drawing proportion based on the analysis method of overdue aging and aging of accounts receivable.

(1)	Receivables that are individually significant and are provided for bad debts on individual basis

Judgment basis or amount standard of individually significant receivable	Regard receivables more than RMB10,000,000 as individually significant receivables

Method of provision for individually significant receivables on individual basis	For receivables for which there is objective evidence showing that the full amount cannot be recovered as per original terms of the receivable, impairment test shall be conducted separately and the provision for bad debts shall be drawn according to the difference between the present value of expected future cash flow and the book value thereof.

(2)	Receivables with bad debt provision drawn as per portfolio of credit risk features

Method for bad-debt provision withdrawn by portfolio

Account age portfolio	Drawing of bad debt provision by aging analysis

1)	Except second-level companies of the Group, including Sinoma International, Sinoma Science & Technology, Ningxia Building Materials and Xiamen ISO Standard Sand Co., Ltd. (hereinafter referred to as “Xiamen Standard Sand”), the drawing proportion of bad debt provision for receivables and other receivables of the Group and other subsidiaries divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	Accounts Receivable	Other Receivables
Account Age	(%)	(%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	20	20
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	The drawing proportion of bad debt provision for receivables of Sinoma International, which is a secondlevel company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	Accounts Receivable	Other Receivables
Account Age	(%)	(%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	20	20
3-4 years	80	80
Over 4 years	100	100

3)	The drawing proportion of bad debt provision for receivables of Sinoma Science & Technology, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	Accounts Receivable	Other Receivables
Account Age	(%)	(%)

1-6 months	2	2
7-12 months	5	5
1-2 years	20	20
2-3 years	50	50
Over 3 years	100	100

4)	The drawing proportion of bad debt provision for receivables of Ningxia Building Materials, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Proportion of	Proportion of
	Accounts Receivable	Other Receivables
Account Age	(%)	(%)

Within 1 year	3	3
1-2 years	10	10
2-3 years	20	20
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

5)	The drawing proportion of bad debt provision for receivables of Xiamen Standard Sand, which is a second-level company of the Group, divided based on account age portfolio is listed as follows:

	Drawing	Drawing
	Proportion of	Proportion of
	Accounts Receivable	Other Receivables
Account Age	(%)	(%)

Within 1 year	5	5
1-2 years	10	10
2-3 years	30	30
3-4 years	50	50
4-5 years	80	80
Over 5 years	100	100

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Receivables that are individually insignificant but drawn bad debt individually

Reason for drawing of bad debt provision on individual item	Receivables with insignificant individually amount and bad debt provision drawn by portfolio not reflecting risk features of the receivables

Drawing method for bad debts provision	For receivables for which there is objective evidence showing that the full amount cannot be recovered as per original terms of the receivable, impairment test shall be conducted separately and the provision for bad debts shall be drawn according to the difference between the present value of expected future cash flow and the book value thereof.

12.	Inventories

The inventories of the Group mainly include raw materials, products in process, goods in stock, completed but unsettled assets formed through construction contracts, goods in transit, etc.

The contract costs of the Group actually incurred from construction contracts include direct and indirect costs. The direct costs include material cost, labor cost, machinery expenses and other direct expenses; while the indirect costs are expenses incurred by construction units or production units subordinated to the Group for organization and management of construction and production activities. For project construction, where the accumulated incurred contract cost and recognized gross profit is greater than the settled payment, the difference shall be reflected in inventories. Where the settled payment is greater than the accumulated incurred cost and recognized gross profit, the difference shall be reflected in other current liabilities.

Inventories shall be subject to the perpetual inventory system and valued according to the actual cost when acquired. The acquired or sent shall be calculated by the Group with the weighted average method. Low value consumables and packing materials shall be amortized in full when used.

Ending inventories are valued by the cost or net realizable value, whichever is lower. For estimated irrecoverable part of cost due to inventory damage, obsolescence of all or partial inventories, or sale price lower than the cost, inventory impairment provisions are drawn. Inventory impairment provisions for goods in stock and bulk raw materials are drawn based on the difference between the cost of single inventory item and its net realizable value; for other numerous raw and auxiliary materials with low prices, inventory impairment provisions are drawn based on their categories.

As to inventories arising from construction contract, the Group shall check the construction contract term by term at the end of the period. When the expected total cost of the construction contract exceeds the expected total income of the contract, the inventory impairment provision shall be drawn as per the difference between the contract cost not yet occurring and the income not yet recognized.

For goods inventory directly available for sale such as goods in stock, products in process, and materials available for sale, its net realizable value is determined as per the estimated selling price deducting estimated selling expenses and relevant taxes; for material inventory held for production, its net realizable value is determined as per the estimated price of finished product deducting estimated cost till the completion date, estimated selling expenses, and related taxes. For inventory held for implementing sales contract or labor service contract, the net realizable value shall be calculated based on the contract price. If the quantity of inventories held is greater than ordered quantity of the sales contract, the net realizable value of the excessive part shall be calculated based on the general selling price.

13.	Assets classified as held for sale

The Group categorizes non-current assets or disposal group meeting following conditions into assets held for sale: (I) the non-current assets or disposal group can be immediately sold only pursuant to general terms for selling such assets or disposal group; (II) the Company has made a resolution upon handling of the non-current assets or disposal group and had obtained appropriate approval; (III) the Company has signed an irrevocable transfer agreement with the transferee; (IV) the transfer will be completed within one year.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

14.	Long-term equity investments

The Group’s long-term equity investments are mainly investments into subsidiaries, associates, and joint ventures.

The Group’s criterion for joint control is that all parties or group of parties jointly control the arrangement, and policies of relevant activities of the arrangement must be subject to unanimous consent of parties sharing the control.

It is generally considered that the Group, when holding, directly or indirectly through subsidiaries, more than 20% (included) but less than 50% of the voting right of the invested entity, has a significant influence on the invested entity. The Group, if holding less than 20% of voting right of the invested entity, may have a significant influence on the invested entity in consideration of facts and situation that the Group sends representatives to the Board of Directors or similar organs of authorities of the invested entity, participates in financial and operation policy making of the invested entity, has important transactions with the invested entity, sends management personnel to the invested entity, or provides critical technical information for the invested entity.

When control over the invested entity exists, the invested entity becomes subsidiary of the Group. As to longterm equity investments acquired in business combination under common control, the share of book value of net assets in the ultimate holding party’s consolidated statements of the acquiree on the combination date shall be recognized as the initial investment cost of long-term equity investment. Where book value of net assets of the acquiree on the combination date is negative, the long-term equity investment cost is determined as zero.

For long-term equity investment acquired via business combination not under common control, the combination cost is taken as the initial investment cost.

As to equity of the investee entity not under common control acquired step by step through multiple transactions and business combination finally completed, which belongs to a package deal, the Group will perform accounting treatment by regarding all transactions as a transaction for acquiring control. If it is not a package deal, the sum of book value of equity investment originally held and new investment cost is taken as the initial investment cost calculated by the cost method. If the equity originally held before the acquisition date and calculated by the equity method, relevant other comprehensive income originally figured out by the equity method is temporarily not adjusted and will be subject to accounting treatment when disposing the investment, on the same basis as that adopted by the invested entity for directly handling related assets or liabilities. If the equity held before the acquisition date is calculated by fair value in the available-for-sale financial assets, the accumulated changes in fair value originally included in other comprehensive income are transferred into current investment profit or loss on the combination date.

Apart from aforementioned long-term equity investment acquired through business combination, as to long-term equity investment acquired by cash payment, the actually paid amount is taken as investment cost; as to long-term equity investment acquired through issuing equity securities, the fair value of the issued equity securities is taken as the investment cost; as to long-term equity investment invested by investors, the value specified in investment contract or agreement is taken as the investment cost.

The Group uses the cost method to calculate investments in subsidiaries and equity method to calculate investments in associates and joint ventures.

For long-term equity investments subsequently calculated by the cost method, when more investments are added, the book value of the long-term equity investment cost is increased based on the cost paid for additional investments or the fair value and related transaction expenses. Cash dividend or profit declared by the invested entity is recognized as current investment income in accordance with the amount to enjoy.

For long-term equity investments subsequently calculated by the equity method, the book value of long-term equity investment is increased or decreased accordingly with variance of owner’s equity of the invested entity. When determining the share of net profit to enjoy in the invested entity, the Group will adjust and recognize the net profits of invested entity based on the fair value of identifiable assets in the invested entity when investments are acquired, as well as its accounting policies and accounting period, by offsetting internal profit and loss incurred in transactions with joint ventures and associates and by calculating the share attributable to the investing enterprise based on the shareholding proportion.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

For the disposal of long-term equity investment, the difference between the book value and actually obtained price shall be included in current investment income. For the long-term equity investment calculated by equity method which has been included in the owner’s equity due to other changes in owner’s equity (excluding the net profit or loss) of the invested entity, when disposed of, the part which has been included in the owner’s equity of such investment shall be transferred to current profits and losses according to corresponding proportion.

15.	Investment properties

Investment properties of the Group includes the land use rights which have already been rented, the land use rights held for transfer after appreciation and premises and buildings which have already been rented. The investment real estate of the Group is measured at cost.

The investment properties of the Group shall be depreciated or amortized by the cost model. The estimated service life, net residual rate and annual rate of depreciation (amortization) of investment real estates are as follows:

	Period of	Estimated	Annual Rate of
Category	Depreciation (Year)	Residual Rate (%)	Depreciation (%)

Land Use Right	40-50	–	2.00-2.50
Premises and Buildings	20-45	4-5	2.11-6.00

When investment properties is converted for self-use, such real estate shall be changed into fixed assets or intangible assets since the date of conversion. When real estate for self-use is converted for earning rent or capital appreciation, fixed assets or intangible assets shall be changed into investment real estate since the date of conversion. When conversion occurs, book value prior to conversion shall be the entry value after conversion.

If an investment properties is disposed of or withdrawn permanently from use and no economic benefit can be obtained from the disposal, the investment real estate shall be derecognized. The disposal income from selling, transferring, discarding or damaging investment real estate shall be deducted by the book value and relevant taxes thereof and then included in current profits and losses.

16.	Fixed assets

The fixed assets of the Group feature the following characteristics: tangible assets with a high unit value and held for the sake of producing goods, rendering services, renting or operating management, with a service life in excess of one year.

Fixed assets shall be recognized only when the related economic benefits are likely to flow into the Group and the costs can be measured reliably. Fixed assets consist of premises, buildings, machinery equipment, electronic equipment, transportation equipment, office equipment and others.

Except for the fully depreciated fixed assets that are still in use and the land that is separately valuated and recorded, all the fixed assets of the Group shall be depreciated.

The Group draws depreciation for premises, buildings, machinery equipment, transportation equipment and office equipment by straight-line method and separately includes the depreciation in the costs of relevant assets or current expenses according to the purpose. The following table shows period of depreciation, estimated net residual rate, and rate of depreciation for fixed assets of the Group by category:

		Period of	Estimated	Annual Rate of
S/N	Category	Depreciation (year)	Residual Rate (%)	Depreciation (%)

1	Premises and buildings	16-45	3-5	2.11-6.00
2	Machinery equipment	5-20	0-5	4.75-20.00
3	Transportation equipment	5-12	0-5	7.92-20.00
4	Office equipment	3-12	0-5	7.92-33.33

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In Taishan Fiberglass Inc. (hereinafter referred to as “CTG”), a second-level company of the Group, the main component material of the main production equipment for production of fiberglass is precious metal. CTG carries out regular maintenance according to the wear of the equipment. The wear can be compensated through repair and the using functions can be maintained. Therefore, in daily accounting, the wear amount actually incurred shall be included in production cost. In Sinoma Science & Technology, also a second-level company of the Group, the wind power blade mould is depreciated as per the frequency of usage (400 blades) and other moulds are depreciated as per the service life (3 years). In Sinoma International, also a second-level company, the asset of any contracted energy management project shall be depreciated as per the sharing period. A contracted energy management project refers to business mode in which an energy-saving service contract is signed with any customer willing to perform transformation of energy saving and environmental protection, comprehensive services such as energy efficiency audit, energy-saving project design, equipment procurement, construction, operation &maintenance, and detection of energy saving quantity are provided for the customer, and the energy-saving benefits after implementation of the project is shared with the customer. After the sharing period, ownership of the asset arising from the project shall be transferred from the service party to the service object.

At the end of each year, The Group rechecks the estimated service life, estimated net residual value and depreciation method of the fixed assets. Any change shall be handled as changes in accounting estimates.

For fixed assets acquired by financial lease, the entry value of such assets shall be the fair value of such assets and the present value of the minimum lease payment, whichever is lower. The difference between the entry value and the minimum lease payment shall be deemed as unrecognized financing cost.

The depreciation policies of fixed assets acquired by financial lease shall be consistent with those of self-owned fixed assets. For fixed assets, if it can be reasonably confirmed that the ownership can be granted when the lease term expires, the depreciation shall be drawn within the service life of the acquired leasing assets; otherwise, the depreciation shall be drawn within the lease term or the service life of leasing assets, whichever is shorter.

17.	Construction in progress

Construction in progress ready for intended use shall be transferred to fixed assets based on the estimated value according to construction budget, project cost or actual project cost. The depreciation shall be drawn from the next month. After going through procedures of completion settlement, the difference of the original value of the fixed assets shall be adjusted.

18.	Borrowing costs

The borrowing costs directly belonging to fixed assets, investment properties and inventories that require more than one year of acquisition or construction to be ready for intended use or selling shall be capitalized when the expenditures of the assets and the borrowing costs incurred and acquisition or construction activities necessary for making the assets be ready for intended use or selling begin. When the assets meeting the capitalization requirements are acquired or constructed are ready for use or selling, the capitalization shall be terminated, and the borrowing costs incurred subsequently shall be included in current profits and losses. If assets eligible for capitalization are suddenly suspended in acquisition or construction or production for more than three months continuously, the capitalization of borrowing costs shall be suspended until the restart of acquisition or construction and production activities of the assets.

The actually incurred interest costs of special borrowings in current period shall be capitalized after the interest income from unused borrowings deposited in banks or investment income from temporary investment of unused borrowings is deducted. The capitalized amount of general borrowings shall be obtained by multiplying the weighted average of the excess of the accumulated asset expenditures over the asset expenditures of special borrowings with the capitalization rate of general borrowings used. The capitalization rate shall be calculated and determined based on the weighted average interest rate of the general borrowings.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

19.	Intangible assets

The intangible assets of the Group, including the land use rights, mining rights, exploration rights, software, patented technology, non-patented technology, franchise rights, customer contracts and customer resources, are measured based on the actual cost when acquired. Intangible assets are measured at their actual cost when acquired. The actual cost of purchased intangible assets is the actual purchase price and other necessary expenditures on purchase. The actual cost of intangible assets invested by investors is measured at the value specified in the investments contract or agreements. In case the specified value of the contracts or agreements is not fair, the assets are measured at fair value. Intangible assets acquired in business merger under different control, previously held by the acquiree, but not recognized in the financial statements of the acquiree, shall be recognized as intangible assets at the fair value at the initial recognition of assets of the acquiree.

Land use rights shall be amortized from the date of transfer on an average basis for the term of transfer. Software, patented technology, non-patented technology and other intangible assets shall be amortized on an average basis by stages according to the estimated service life, benefit life under contract, and effective period under laws, whichever is the shortest. The amortized amounts shall be included in current profits and losses and relevant asset costs according to beneficiaries.

The estimated service life and the amortization method of intangible assets with limited service life shall be reviewed at the end of each year. Any change shall be handled as changes in accounting estimates. In each accounting period, the Group rechecks the estimated service life and amortization method of intangible assets with uncertain service life.

Research and development expenditures of the Group are classified into expenditures in research stage and development stage depending on the nature and whether there is material uncertainty that the research and development activities can form intangible assets at the end. The expenditures in research stage shall be included in current profits and losses when incurred. The expenditures in development stage shall be recognized as intangible assets when meeting the following conditions:

(1)	It is technically feasible to complete the intangible asset so that it will be available for use or sale;

(2)	There is an intention to complete the intangible asset and use or sell it;

(3)	There exists market for products produced by using the intangible assets or market of the intangible assets;

(4)	Adequate technical, financial and other resources are available to complete the development of the intangible assets, and it is able to use or sell the intangible assets; and

(5)	The expenditures attributable to the intangible assets during the development can be reliably measured.

The expenditures in development stage which do not meet the above conditions shall be included in current profits and losses when incurred. Development expenditures included in profits or losses before will not be recognized as assets in subsequent period. The capitalized expenditures in development stage shall be listed in the balance sheet as development expenditures and transferred into intangible assets when the R&D project is ready for intended use.

20.	Impairment of long-term assets

On each balance sheet date, the Group shall check the long-term equity investment, investment properties measured by cost model, fixed assets, construction in progress, intangible assets with limited service life, and other items. In case of any indication of impairment, the Group shall carry out an impairment test. Impairment tests shall be conducted on goodwill and intangible assets with uncertain service life at the end of each year, whether there is any indication of impairment.

If the impairment test shows that the book value of the asset is greater than its recoverable value, the difference between the two shall be recognized as impairment loss. Such impairment loss, once recognized, shall not be reversed in subsequent accounting period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

21.	Long-term prepayments

Long-term prepayments of the Group include project agency fee, compensation fee, construction cost, quarry site stripping fee and house decoration cost. Such expenses shall be evenly amortized in the benefit period. If the long-term prepayments cannot benefit the future accounting period, the amortized value of unamortized items shall be all transferred to current profits and losses.

22.	Employee benefits

Employee benefits includes short-term employee remunerations, post-employment benefits, termination benefits and other long-term welfare.

(1)	Short-term remunerations mainly include salaries, bonuses, allowances & subsidiaries, employee welfare, social insurance premiums, housing funds, labor union expenditures and personnel education fund. During the accounting period when the employees provide services for the Group, the actual short-term remunerations are recognized as liabilities, and included in current profits or losses or relevant asset cost based on different beneficiaries.

(2)	Post-employment benefits includes basic endowment insurance, unemployment insurance, enterprise annuity and supplementary welfares provided by the Group for the retired employees and is classified as defined contribution plan and defined benefit plan depending on the risk and obligation the Company bears.

As for the defined contribution plan, the contributions which are made for individual subjects in exchange for the employees’ services rendered in the accounting period shall be recognized as liabilities on the balance sheet date and included in current profits and losses or relevant asset costs according to the beneficiaries. The defined contribution plan of the Group is mainly purposed for payment of endowment insurance premiums, unemployment insurance premiums, etc. for the employees.

As for the defined benefit plan, the Group shall use an actuarial assumption that is unbiased and mutually compatible to make a reliable estimate of the variables on population and finance according to the projected accumulated benefit unit method, measure obligations generated by defined benefit plan and determine the period to which relevant obligations belong. The deficit or surplus formed by the present value of obligations under defined benefit plan minus the fair value of assets under defined benefit plan shall be recognized as a net liability or a net asset under defined benefit plan. In case that the defined benefit plan has surplus, the Group measures the net asset under defined benefit plan as per the surplus under defined benefit plan and the upper asset limit, whichever is lower.

The Group shall discount the obligations under the defined benefit plan, including the obligation to pay within 12 months after the annual report period when the employees provide services. The discount shall be made on the balance sheet date based on the market return on the national bonds matching with the obligations under the defined benefit plan in terms of the term and currency or based on the high-quality corporation bonds in the active market.

The service cost arising from the defined benefit plan and the net amount of interest of the net liability or net asset of the defined benefit plan shall be included in current profits and losses or relevant asset cost; the changes arising from re-measurement of the net liability or net asset of the defined benefit plan shall be included in other comprehensive income and shall never be reversed back to profits or losses in subsequent accounting periods. For settlement of the defined benefit plan, the settlement gain or loss shall be recognized as per the difference between the present value of the defined benefit plan obligation and the settlement price determined on the date of settlement.

(3)	Termination benefits is compensation paid to employees for either the enterprise’s decision to terminate the employment relationship before the expiration of employment contract or encouragement to an employee for voluntary acceptance of dismissal.

(4)	Other long-term benefits means the all employee welfares excluding short-term remunerations, postemployment benefits and termination benefits.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

23.	Provisions

Where the business related to contingencies including external security, discount of commercial acceptance bills, pending litigation or arbitration and product quality assurance meets the following conditions simultaneously, the Group will recognize it as liabilities: such obligation is a current obligation of the Group; performance of the obligation will probably cause outflow of economic benefits from the enterprise; and the amount for such obligation can be calculated reliably.

Provisions are initially measured at the best estimate required to be paid when performing relevant current obligations, with comprehensive consideration of such factors as risks, uncertainties and time value of money related to contingencies. Where the time value of money is of great influence, the best estimate is recognized through the discount of relevant future cash outflows. On the balance sheet date, the book value of the provisions shall be reviewed and adjusted (if any change) to reflect current best estimate.

24.	Revenue recognition principles and measuring methods

The operating revenue of the Group mainly include revenue from construction contracts, sales of goods, contracted energy management projects, rendering services and abalienation of the right to use assets and the revenue recognition conditions are specified as follows:

(1)	The Group shall recognize contract revenue and costs by using the percentage of completion method on the balance sheet date when the following conditions are met: total contract revenue can be measured reliability; economic benefits related to the contract may flow to the Group; the actually incurred contract costs can be distinguished clearly and measured reliability; the contract completion progress and costs to occur for completion of the contract can be determined reliably. If the percentage of completion method is adopted, the contract completion progress shall be identified based on the proportion of actually incurred contract cost in estimated total contract cost.

If the outcome of construction contract cannot be estimated reliably but the contract cost is recoverable, the contract revenue shall be recognized according to the actual contract cost that is recoverable. The contract cost is recognized as the contract expense when incurred. When the contract cost is unrecoverable, it is recognized immediately as the contract expense when incurred, and the contract revenue shall not be recognized.

(2)	Recognition principle for sales revenue: the revenue from goods sales is recognized under the following conditions: major risks and rewards concerning the ownership of goods have been transferred to the buyer; neither continuous management right usually related to the ownership is retained nor effective control over sold goods is effected; the amount of the revenue can be measured reliably; relevant economic benefits may flow to the enterprise; and relevant costs incurred or to be incurred can be measured reliably.

(3)	After the energy-saving acceptance of the contracted energy management project of the Group, the Group and the service parties recognize the energy saving quantity and amount in the current period on a monthly or quarterly basis and recognize the revenue within the sharing period based on the sharing proportion specified in the agreement.

(4)	When total service revenue and total costs of the Group can be measured reliably, economic benefits related to services may flow to the Group and completion schedule of services can be identified clearly, the Group can recognize the service revenue. On the balance sheet date, if the outcome of service transactions performed can be estimated reliably, the service revenue concerning it shall be recognized according to the percentage of completion method and the percentage of completion shall be determined based on the proportion of incurred costs in estimated total costs; if the outcome of service transactions performed cannot be estimated reliably but the service costs incurred can be compensated, the service revenue shall be recognized according to the incurred service costs that can be compensated and relevant service costs shall be carried forward; if the outcome of service transactions performed cannot be estimated reliably and the incurred service costs cannot be compensated in full, the incurred service costs shall be included in current profits and losses and the service revenue shall not be recognized.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(5)	When economic benefits related to transactions may flow to the Group and revenue can be measured reliably, the revenue related to abalienating the right to use assets shall be recognized.

25.	Government grants

Government grants refers to monetary or non-monetary assets acquired by the Group from the government for free. The government grants shall be recognized when all the attached conditions can be satisfied and the government grants can be received by the Group.

Government grants in the form of monetary assets shall be measured based on the actually received amounts; grants allocated according to fixed quota standards shall be measured based on the receivable amounts; government grants in the grants form of non-monetary assets shall be measured based on the fair value; where the fair value cannot be estimated reliably, it shall be measured based on nominal amount (RMB1).

Government grants of the Group is divided into asset-related government grants and revenue-related government grants. The asset-related government grants refer to those obtained by the Group and used for the acquisition or construction of long-term assets or obtainment of such assets in other forms. The revenue-related government grants refer to those other than asset-related government grants. If no assistance object is specified in the government documents, the Group shall determine based on the above principles.

Asset-related government grants shall be recognized as deferred income, and shall be distributed equally within the service life of related assets and included in current profits and losses. Revenue-related government grants used to compensate for related costs or losses during future periods shall be recognized as deferred income, and it shall be included in current profits and losses during the period when it is recognized; those used to compensate for the incurred related costs or losses shall be included in current profits and losses directly.

26.	Deferred income tax assets and liabilities

Deferred income tax assets and deferred income tax liabilities of the Group shall be recognized by calculating the difference (temporary difference) between the tax base and book value thereof. For the deductible loss of taxable income that can be deducted in the future years as specified by tax laws, corresponding deferred income tax assets shall be recognized. For temporary difference from initial recognition of goodwill, relevant deferred income tax liabilities shall not be recognized. For the temporary difference with respect to initial recognition of assets or liabilities incurred in transaction which is not business merger and the occurrence of which has no impact on the accounting profits and the taxable income (or deductible losses), relevant deferred income tax assets and liabilities shall not be recognized. Deferred income tax assets and liabilities shall be measured at applicable tax rate during the anticipated period for recovering such assets or paying off such liabilities on the balance sheet date.

The deferred income tax assets shall be recognized to the extent of the future taxable income likely to be obtained for deducting deductible temporary difference, deductible loss, and tax deduction by the Group.

27.	Lease

Lease can be divided by the Group into finance lease and operating lease at the commencement of lease.

At the commencement of the lease term, as the Lessee for finance lease, the Group shall deem the lower of the fair value of the leased asset and the present value of the minimum lease payments as the entry value of fixed assets acquired by finance lease and the minimum lease payment as the entry value of long-term payable. The difference between two entry values is deemed as unrecognized financing cost.

As the Lessee of operating lease, the Group shall include the lease payment in relevant asset costs or current profits and losses by using the straight-line method within each period of the lease term. While as the Lessor, the Group shall recognize the lease payment as income by using the straight-line method within each period of the lease term.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

28.	About significant accounting estimates

During the preparation of financial statements, according to previous experiences and other factors, including reasonable prediction on future event, the Group’s management personnel need to perform some estimations and assumptions, which may have an impact on the application of accounting policies and the amount of assets, liabilities, revenues and expenses. The actual conditions may be different from these estimations. The Group’s management personnel shall perform continuous evaluation on judgment of critical assumptions and uncertainties related to estimations. The impact of accounting estimate changes shall be confirmed in current change period and during the future period.

(1)	Impairment of receivables

Based on the current market conditions, the Group made an estimation on the aging of accounts receivable, financial situation of customers, and the historical experiences of guarantees (if any) provided by customers. The Group has conducted reassessment regularly to find whether the bad-debt provision for accounts receivable is sufficient. If all assumptions and estimation in the process of reviewing have changed, the change will affect bad-debt provision of accounts receivable in the changing process of assumptions.

(2)	Impairment provision for inventories

The Group shall estimate the net realizable value of inventory regularly and confirm the loss on inventory valuation according to the difference between inventory cost and net realizable value.

The Group can estimate the net realizable value of inventory of raw materials, products and goods based on the amount obtained after the estimated selling price of similar goods is deducted by the costs, selling expenses and relevant taxes to be paid during completion. When the actual selling price or costs are different from the estimated ones, the management personnel shall perform corresponding adjustment on net realizable value. Therefore, the estimated results based on existing experience may be different from later actual results, and the book value of inventory in the balance sheet shall be adjusted. The amount for provision for decline in inventory may vary with the above-mentioned causes. The adjustment of inventory falling price reserves will affect the profits and losses within the estimated current period of change.

(3)	Provision for impairment of long-term assets

When the Group carries out an impairment test on goodwill, fixed assets, intangible assets and other long-term assets, it shall calculate the recoverable amount of the portfolio of asset groups, asset group or assets (hereinafter collectively referred to as assets), and the present value of the assets’ expected future cash flow shall be calculated using basic assumptions and the accounting estimation. When estimating the present value of assets’ expected future cash flow, it mainly involves in estimates of assets’ expected future cash flow, service life and discount rate. Therefore, the estimated results based on existing experience may be different from later actual results, and this difference may affect the profits and losses of current period of change.

(4)	Estimates of deferred income tax assets

For the estimation on deferred tax assets, it is necessary to estimate on the taxable income and applicable tax rates in each future year. The achievement of deferred tax assets depends on whether the Company will obtain enough taxable income in the future or not. The withdrawing time of temporary difference and the change of future tax rate may also affect the income tax expense (revenue) and the balance of deferred income taxes. The change of above-mentioned estimation may affect the deferred income tax expenses of the changing period.

(5)	Estimates of construction contract

During the execution of the construction contract, the management of the Group will regularly review the expected contract revenue, expected contract cost, completion progress and cost incurred by the change in the contract. If there is a situation that may result in a change in the contract revenue, contract cost or completion progress, it will affect the expected contract revenue and the corresponding expected contract cost, which will be reflected in the income statement of current period of change.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(6)	Taxes

The Group is required to pay various taxes for its business. However, in normal operating activities, many transactions and events are subject to uncertainty in the final tax treatment. Therefore, it is required to make an estimate of tax provision. This estimate may differ from the final tax settlement. If there is a difference between finally recognized outcome for these taxes and initially received amount, it will have an impact on the above-mentioned taxes drawn in the final recognition period.

29.	Change in significant accounting policies and accounting estimates

(1)	Change in significant accounting policies

Contents and reasons for
changes in accounting policies	Notes

“Accounting Standards for Business Enterprises No.16 – Government grants” (CK [2017] No.15) issued by MOF as at 10 May 2017	Regarding the government grants that existed as at 1 January 2017, the Company applied prospectively; regarding the government grants that were newly granted between 1 January 2017 and the date of adoption of this policy, the Company adjusted according to this standard, the accumulated effect to the financial statement from January to June 2017: “other income” increased by RMB209.17 million; “non-operating income” decreased by RMB209.17 million.

(2)	Changes in significant accounting estimates

No change in significant accounting estimates happens to the Group during the Reporting Period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

V.	TAXES

1.	Main taxes and tax rates

Category	Tax Basis	Statutory Rate

Value-added tax (VAT)	Income from goods sales	3%, 5%, 6%, 7%, 11%, 13%, 17%, 19% (overseas)
Business tax	Taxable income of the business tax before replacing the business tax with value-added tax	3%, 5%
City maintenance and construction tax	Taxable amount of turnover tax	1%, 5%, 7%
Educational surcharge	Taxable amount of turnover tax	2%, 3%
Mineral resources taxes	The amount of limestone and the like consumed in production (applicable prior to 1 July 2016)	RMB0.5-1/ton, RMB2/ton, RMB3/ton
	Limestone sales (implemented as at 1 July 2016)	1%-6%
Housing property tax	70% or 75% of original value of housing property; the rental income	1.2%; 12%
Land use tax	Land area	RMB8/m2, RMB14/m2
Corporate income tax in China	Taxable income	25%
Income tax in Germany	Taxable income	15.50%, 28%, 30.89%
Profit tax in Hong Kong	Taxable income	16.50%
Income tax in Malaysia	Taxable income	24%
Income tax in India	Taxable income	32.45%
State income tax in North America	Taxable income	8.84%
Federal income tax in North America	The total amount of taxable profits is paid on a seven-grade progressive basis	Maximum tax rate of 35%

Note 1:	Overseas tax rates are mainly those applicable to overseas subsidiaries of the Company.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2.	Tax preference

(1)	Corporate income tax

1)	According to relevant regulations of the Measures for the Administration of the Recognition of Hi-tech Enterprises (GKFH [2008] No. 172) and the Guidelines for the Administration and the Recognition of Hi-tech Enterprises (GKFH [2008] No. 362), some subsidiaries of the Group shall enjoy the following preferential policies:

Preferential
Name	Level	Policy

Sinoma International Engineering Co., Ltd.	Second-level
Xiamen ISO Standard Sand Co., Ltd.	Second-level
Sinoma Science & Technology Co., Ltd.	Second-level
Sinoma Advanced Materials Co., Ltd.	Second-level
Sinoma Jinjing Fiber Glass Co., Ltd.	Second-level
Sinoma Technology & Equipment Group Co., Ltd.	Third-level
CBMI Construction Co., Ltd.	Third-level
Chengdu Design & Research Institute of Building Materials Industry Co., Ltd.	Third-level
Sinoma (Suzhou) Construction Co., Ltd.	Third-level
Tianjin Cement Industry Design & Research Institute Co., Ltd.	Third-level
Sinoma International Environmental Engineering (Beijing) Co., Ltd.	Third-level
Anhui Jieyuan Environmental Protection Technology Co., Ltd.	Third-level
Beijing Composite Materials Co., Ltd.	Third-level
Sinoma Science & Technology (Suzhou) Co., Ltd.	Third-level
Suzhou Sinoma Design & Research Institute of Non-metallic Minerals Industry Co., Ltd.	Third-level	The preferential
Sinoma Science & Technology (Chengdu) Co., Ltd.	Third-level	income tax rate
Sinoma Wind Power Blade Co., Ltd.	Third-level	of 15% shall be
Taishan Fiberglass Inc.	Third-level	implemented in
Shandong Industrial Ceramics Research & Design Institute Co., Ltd.	Third-level	2017.
Beijing Sinoma Synthetic Crystals Co., Ltd.	Third-level
Sinoma Chengdu Energy Technology Co., Ltd.	Third-level
Sinoma Jiangxi Porcelain Electric Co., Ltd.	Third-level
Sinoma Advanced Nitride Ceramics Co., Ltd.	Third-level
Sinoma (Tianjin) Powder Technology Machinery Co., Ltd.	Fourth-level
Sinoma (Tianjin) Control Engineering Co., Ltd.	Fourth-level
Xuzhou Sinoma Technology Heavy Machine Co., Ltd.	Fourth-level
Sinoma Changshu Heavy Machinery Co., Ltd.	Fourth-level
Sinoma-Liyang Heavy Machinery Co., Ltd.	Fourth-level
Sinoma (Henan) Environmental Protection Co., Ltd.	Fourth-level
Sinoma Tangshan Heavy Machinery Co., Ltd.	Fourth-level
Sinoma (Jiuquan) Wind Power Blade Co., Ltd.	Fourth-level
Sinoma (Pingxiang) Wind Power Blade Co., Ltd.	Fourth-level
Sinoma (Funing) Wind Power Blade Co., Ltd.	Fourth-level
Taishan Fiberglass Zoucheng Co., Ltd.	Fourth-level
Jiangxi Sinoma New Solar Materials Co., Ltd.	Fourth-level

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	Pursuant to the Notice of the Ministry of Finance and the State Administration of Taxation on Preferential Tax Policy Issues Concerning the Development of Western China (CS [2001] No. 202), the preferential income tax rate of 15% enjoyed by Tianshan Cement (a second-level company of the Group) and some of its subsidiaries, Ningxia Building Materials (a second-level company of the Group) and some of its subsidiaries, some subsidiaries of Sinoma Cement Co., Ltd. (hereinafter referred to as “Sinoma Cement”) and Qilianshan Holdings and some of its subsidiaries were due in 2010.

On 27 July 2011, the Ministry of Finance, the General Administration of Customs and the State Administration of Taxation jointly issued the Notice on Tax Policy Issues Concerning Further Implementing the Western China Development Strategy (CS [2011] No. 58). Pursuant to this notice, from 1 January 2011 to 31 December 2020, the corporate income tax on an enterprise in an encouraged industry established in western China shall be paid at the reduced rate of 15%. According to No. 12 (2012) announcement of the State Administration of Taxation, i.e. Announcement on Issues Concerning Corporate Income Tax during Further Implementation of the Western China Development Strategy, before the release of the Catalogue of Industries Encouraged to Development in the Western Region, the corporate income tax of enterprises within the scope of the Catalogue for Guiding Industry Restructuring (Version 2005), the Catalogue for Guiding Industry Restructuring (Version 2011), the Catalogue for the Guidance of Foreign Investment Industries (Amended in 2007) and the Catalogue of Advantageous Industries in the Middle and Western Regions (Amended in 2008) can be paid at 15%. After the release of the Catalogue of Industries Encouraged to Development in the Western Region, for an enterprise taking industrial items specified in the catalogue as the main business and performing final settlement of corporate income tax at the rate of 15%, if its main operating revenue in the current year accounts for less than 70% of its total income, the tax can be re-calculated and declared at applicable rate according to the tax law after completion of relevant procedures.

According to the Catalogue of Industries Encouraged to Development in the Western Region released in No. 15 Order of the National Development and Reform Commission on 20 August 2014, for Tianshan Cement (a second-level company of the Group) and some of its subsidiaries, some subsidiaries of Sinoma Cement (a second-level company of the Group), some subsidiaries of Ningxia Building Materials (a second-level company of the Group) and some subsidiaries of Qilianshan Holdings (a second-level company of the Group) which enjoyed the above-mentioned preferential tax policy for the Western China Development Strategy before, have been confirmed by competent tax authorities that the corporate income tax shall still be calculated and paid at the preferential rate of 15% in 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

See the table below for details:

Preferential
Name	Level	Policy

Xinjiang Hejing Tianshan Cement Co., Ltd.	Third-level
Aksu Tianshan Duolang Cement Co., Ltd.	Third-level
Xinjiang Tianshan Juxin Commercial Cement Co., Ltd.	Third-level
Xinjiang Fukang Tianshan Cement Co., Ltd.	Third-level
Turpan Tianshan Cement Co., Ltd.	Third-level
Xinjiang Tunhe Cement Co., Ltd.	Third-level
Xinjiang Midong Tianshan Cement Co., Ltd.	Third-level
Ruoqiang Tianshan Cement Co., Ltd.	Third-level
Yecheng Tianshan Cement Co.,Ltd	Third-level
Kashgar Tianshan Cement Co., Ltd.	Third-level
Hami Tianshan Cement Co., Ltd.	Third-level
Ningxia Saima Cement Co., Ltd.	Third-level
Ningxia Qingtongxia Cement Co., Ltd.	Third-level
Ningxia Zhongning Saima Cement Co., Ltd.	Third-level
Ningxia Shizuishan Saima Cement Co., Ltd.	Third-level
Guyuan Liupanshan Cement Co., Ltd.	Third-level	The preferential
Sinoma (Tianshui) Cement Co., Ltd.	Third-level	income tax rate
Sinoma (Gansu) Cement Co., Ltd.	Third-level	of 15% shall be
Sinoma (Hanjiang) Cement Co., Ltd.	Third-level	implemented in
Burqin Tianshan Cement Co., Ltd	Fourth-level	2017.
Shawan Tianshan Cement Co., Ltd.	Fourth-level
Yongdeng Qilianshan Cement Co., Ltd.	Fourth-level
Gangu Qilianshan Cement Co., Ltd.	Fourth-level
Pingliang Qilianshan Cement Co., Ltd.	Fourth-level
Chengxian Qilianshan Cement Co., Ltd.	Fourth-level
Zhangxian Qilianshan Cement Co., Ltd.	Fourth-level
Gulang Qilianshan Cement Co., Ltd.	Fourth-level
Xiahe Qilianshan Anduo Cement Co., Ltd.	Fourth-level
Qinghai Qilianshan Cement Co., Ltd.	Fourth-level
Gansu Zhangye Julong Building Material Co., Ltd.	Fourth-level
Longnan Qilianshan Cement Co., Ltd.	Fourth-level
Wenxian Qilianshan Cement Co., Ltd.	Fourth-level
Jiugang (Group) Hongda Building Materials Co., Ltd.	Fourth-level
Minhe Qilianshan Cement Co., Ltd.	Fifth-level

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

3)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Value-added Tax, Business Tax and Enterprise Income Tax Policies for Promoting the Development of Energy Services Sector (CS [2010] No. 110), if any contracted energy management project of Anhui Jieyuan Environmental Protection Technology Co., Ltd. (hereinafter referred to as “Anhui Jieyuan”), which is a third-level company of the Group, complies with regulations of the Enterprise Income Tax Law, since the tax year of the receiving of the first production and operating income, the company will enjoy corporate income tax exemption from the first year to the third year and pay corporate income tax at half of the statutory tax rate of 25% from the fourth year to the sixth year.

4)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Income Tax Incentives for Newly-established Enterprises in Poverty Areas of Xinjiang (CS [2011] No. 53) and the Policy for Issues Concerning Implementation of Preferential Income Tax Policy of “2-year Exemption and 3-year Half Payment” of the Central Government for Newly-established Enterprises in Poverty Areas of Xinjiang (XCSF [2011] No. 51), in addition to third-level companies of the Group including Luopu Tianshan Cement Co., Ltd. and Kezhou Tianshan Cement Co., Ltd., and fourth-level companies of the Group including Huocheng Tianshan Concrete Co., Ltd. can enjoy the preferential corporate income tax policy of “2-year exemption and 3-year half payment”, and are exempt from the local portion of corporate income tax from the third year to fifth year of enjoying the preferential corporate income tax policy of “2-year exemption and 3-year half payment”.

5)	According to the Notice on Issues Concerning the Implementation of Catalogue for Enterprise Income Tax Preferences for Special Equipment for Environmental Protection, Catalogue for Enterprise Income Tax Preferences for Special Equipment for Water and Energy Conservation, and Catalogue for Enterprise Income Tax Preferences for Special Equipment for Production Safety (CS [2008] No. 48) issued by the Ministry of Finance and the State Administration of Taxation, Notice on Publishing the Catalogue for Enterprise Income Tax Preferences for Special Equipment for Environmental Protection (Version 2008) and Catalogue for Enterprise Income Tax Preferences for Special Equipment for Water and Energy Conservation (Version 2008) (CS [2008] No. 115) issued by Ministry of Finance, State Administration of Taxation and National Development and Reform Commission, Notice on Publishing the Catalogue for Enterprise Income Tax Preferences for Special Equipment for Safety Production (Version 2008) (CS [2008] No. 118) issued by Ministry of Finance, State Administration of Taxation and State Administration of Work Safety, third-level companies of the Group including Kezhou Tianshan Cement Co., Ltd. and Xinjiang Midong Tianshan Cement Co., Ltd. can enjoy the preferential policies for the amount of income tax credits of special equipment.

6)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Preferential Policies of Enterprise Income Tax Applicable to Small Meager-profit Enterprises (CS [2014] No. 34), Xing’an Meng Taixin Mining Co., Ltd., a fifth-level company of the Group, meets the conditions of small meagerprofit enterprises and enjoys the preferential tax rate of 20%.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	VAT

1)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Issues Concerning the Value-added Tax, Business Tax and Enterprise Income Tax Policies for Promoting the Development of the Energy Services Sector (CS [2010] No. 110), any VAT taxable goods in the eligible contracted energy management project of Anhui Jieyuan (a third-level company of the Group) to the energy-consumption enterprises shall be exempt from VAT temporarily.

2)	According to the Notice of the Ministry of Finance and the State Administration of Taxation Issuing the Catalogue of Value-Added Tax Preferences for Products and Services Involving the Comprehensive Utilization of Resources (CS [2015] No. 78), more than 20% of 42.5 and above grade cement raw materials come from the waste residue, more than 40% of other cement, cement clinker raw materials come from the waste residue; as approved by the competent tax authority, part of cement products produced by Tianshan Cement (second-level company of the Group) and some of its subsidiaries shall be subject to the preferential policy of refunding 70% immediately after payment of VAT.

3)	According to the Notice of the Ministry of Finance and the State Administration of Taxation on Policies Regarding the Value-added Tax on Products Made through Comprehensive Utilization of Resources and Other Products (CS [2008] No. 156), Notice of the Ministry of Finance and the State Administration of Taxation on Policies Regarding the Value-added Tax on Products Made through Comprehensive Utilization of Resources and Other Products (CS [2009] No. 163) and Catalogue of Value-added Tax Preferences for Products and Services Involving the Comprehensive Utilization of Resources (CS [2015] No. 78), as approved by the tax bureau, P.O42.5, P.O42.5R ordinary Portland cement and P.C32.5R, P.C42.5, P.C42.5R composite Portland cement produced by third-level companies of the Group including Ningxia Saima Cement Co., Ltd., Ningxia Qingtongxia Cement Co., Ltd., Ningxia Zhongning Saima Cement Co., Ltd., Guyuan Liupanshan Cement Co., Ltd., Ningxia Shizuishan Saima Cement Co., Ltd., Sinoma (Gansu) Cement Co., Ltd. and Sinoma (Tianshui) Cement Co., Ltd. shall comply with the provisions and shall be subject to the preferential policy of “refund immediately after payment” of value-added tax.

4)	According to the Notice on the Low VAT Rate Applicable to Certain Goods and the Policy of Levying VAT with Simple Measures (CS [2009] No. 9) and Notice on the Policy of Simplifying and Merging the Levying Rate of VAT (CS [2014] No. 57), from 1 July 2014, for the sales of commercial concrete of fourth-level companies of the Group including Tianshui Huajian Concrete Engineering Co., Ltd., Ningxia Zhongning Saima Concrete Co., Ltd., Ningxia Qingtongxia Saima Concrete Co., Ltd., Ningxia Golden Great Wall Concrete Co., Ltd. and Ningxia Yuhao Concrete Industry Co., Ltd., the VAT shall be calculated and paid at the levying rate of 3% according to a simplified method; From 1 July 2015, the originally shared preferential policy of VAT exemption of products featuring comprehensive utilization of resources originally enjoyed by the C15-C40 ready-mixed concrete produced and sold by Ningxia Saima Kejin Concrete Co., Ltd., a third-level company of the Group, is adjusted as follows: the VAT shall be calculated and paid at the levying rate of 3% according to a simplified method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

5)	According to the Notice of Department of Finance of Ningxia Hui Autonomous Region, the State Taxation Bureau of Ningxia Hui Autonomous Region and the Local Taxation Bureau of Ningxia Hui Autonomous Region on the Exemption of Government Funds for Small and Micro Enterprises (NC(Z)F [2013] No. 275), fourth-level companies of the Group including Ningxia Junsheng Property Services Co., Ltd. and Ningxia Qingtongxia Qingyuan Property Service Co., Ltd. shall be exempt from two government funds including local educational surcharges of small and micro enterprises and water conservancy construction fund since 1 May 2013. According to the Notice of the People’s Government of Inner Mongolia Autonomous Region Issuing the Regulations (Trial) on Encouraging and Supporting the Acceleration and Development of Non-public Economy (Trial) in the Autonomous Region (NZF [2013] No. 61), Wuhai Saima Cement Co., Ltd., a third-level company of the Group, is exempt from the local educational surcharges of enterprises and water conservancy construction fund since 1 July 2013.

6)	According to the documents (CS[2004] No. 152), partial products produced by Sinoma Science & Technology (a second-level company of the Group) and Beijing Composite Materials Co., Ltd. (third-level) shall be subject to VAT exemption since 1 January 2003.

7)	According to the document (CS [2011] No. 111), Sinoma Science & Technology, a second-level company of the Group, shall be exempt from VAT in terms of technical transfer, technical development and relevant technical consultation and technical service contracts which are recognized by the technology exchange market, upon approval by the competent tax authority.

3.	Others

For details of significant tax matters occurred in the Group in current period, please refer to Note XI (I) and Note XIV 4.

VI.	NOTES TO MAIN ITEMS IN CONSOLIDATED FINANCIAL STATEMENTS

Unless specially noted, among the following disclosed data in the financial statements, “beginning of the period” refers to 1 January 2017; “end of the period” refers to 30 June 2017; “current period” refers to the period from 1 January 2017 to 30 June 2017; “previous period” refers to the period from 1 January 2016 to 30 June 2016; and the monetary unit is RMB.

1.	Monetary funds

	As at	As at
Item	30 June 2017	31 December 2016

Cash	146,208,807.86	92,282,751.07
Cash in bank	16,766,413,640.84	15,385,509,668.46
Other monetary funds	2,765,956,610.81	2,460,606,757.91

Total	19,678,579,059.51	17,938,399,177.44

Including: total amount deposited abroad	1,883,410,421.73	1,175,396,124.34

At the end of the period, total monetary funds of the Group with limited use were RMB2,761,750,596.45, including RMB778,278,571.53 of bond deposit, RMB286,811,259.00 L/C deposit, RMB1,341,291,185.00 of acceptance bill deposit, RMB185,590,569.32 of performance deposit, RMB53,951,889.18 of mine environmental restoration and treatment deposit, RMB4,070,334.68 of margin for mining work safety risk, RMB5,870,000.00 of loan security deposit, RMB100,000,000.00 of restricted certificate of deposit, and RMB5,886,787.74 of others. The respective amount of monetary funds at the beginning of the period is RMB2,434,949,354.69.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2.	Financial assets at fair value through profit or loss

	As at	As at
Item	30 June 2017	31 December 2016

Financial assets held for trading	5,828,174.40	5,302,903.32
Including: open-end monetary funds	5,828,174.40	5,302,903.32

Total	5,828,174.40	5,302,903.32

3.	Bills receivable

(1)	Classification of bills receivable

	As at	As at
Item	30 June 2017	31 December 2016

Bank acceptance bills	4,446,226,508.69	4,718,320,516.28
Commercial acceptance bills	341,043,822.04	501,755,207.00

Total	4,787,270,330.73	5,220,075,723.28

(2)	Bills receivable which have been pledged at the end of the period

Pledged amount
Item	as at 30 June 2017

Bank acceptance bills	1,094,862,799.29

Total	1,094,862,799.29

(3)	Bills receivable which have been endorsed or discounted but not yet expired on the balance sheet date

	Derecognized	Non-derecognized
	amount	amount
Item	as at 30 June 2017	as at 30 June 2017

Bank acceptance bills	5,380,041,581.07	1,184,327,424.83
Commercial acceptance bills	42,463,681.47	55,059,317.81

Total	5,422,505,262.54	1,239,386,742.64

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

4.	Accounts receivable

(1)	Accounts receivable listed by age

Aging analysis of accounts receivable presented based on the invoice date are as follows:

	As at	As at
	30 June 2017	31 December 2016

Within 1 year	6,397,500,683.79	6,187,797,598.24
1-2 years	1,909,659,772.91	1,779,607,064.31
2-3 years	998,116,806.97	763,149,753.46
3-4 years	620,408,064.74	496,946,234.90
4-5 years	387,906,253.32	965,041,840.25
Over 5 years	915,220,815.90	524,188,492.58

Total original value	11,228,812,397.63	10,716,730,983.74

Less: provision for bad debt of accounts receivable	2,489,922,988.96	2,456,059,522.86

Total accounts receivable	8,738,889,408.67	8,260,671,460.88

(2)	Classification of accounts receivable

	As at 30 June 2017
	Book balance		Bad debt provision
Category	Amount	Proportion	Amount	Proportion	Book value
		(%)		(%)

Accounts receivable that are individually significant provided for bad debts on individual basis	844,322,603.58	7.52	718,737,443.42	85.13	125,585,160.16
Account age portfolio	10,299,980,962.66	91.73	1,695,966,632.88	16.47	8,604,014,329.78
Accounts receivable that are individual insignificant provided for bad debts on individual basis	84,508,831.39	0.75	75,218,912.66	89.01	9,289,918.73

Total	11,228,812,397.63	100.00	2,489,922,988.96	–	8,738,889,408.67

	As at 31 December 2016
	Book balance		Bad debt provision
Category	Amount	Proportion	Amount	Proportion	Book value
		(%)		(%)

Accounts receivable that are individually significant provided for bad debts on individual basis	857,602,686.12	8.00	729,983,223.29	85.12	127,619,462.83
Account age portfolio	9,781,808,514.96	91.28	1,651,149,535.73	16.88	8,130,658,979.23
Accounts receivable that are individual insignificant provided for bad debts on individual basis	77,319,782.66	0.72	74,926,763.84	96.91	2,393,018.82
Total	10,716,730,983.74	100.00	2,456,059,522.86	–	8,260,671,460.88

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

1)	Accounts receivable that are individually significant provided for bad debts on individual basis

	As at 30 June 2017
			Provision
	Accounts	Bad debt	proportion
Name	receivable	provision	(%)	Reason for provision

Shanghai Baotou Material Co., Ltd.	158,788,049.58	108,686,389.73	68.45
Shanghai Beilaide Trading Co., Ltd.	94,924,075.12	94,924,075.12	100.00
Shanghai Kaixian Industrial Co., Ltd.	73,298,827.66	73,298,827.66	100.00
Shanghai Hongyu Metallic Material Co., Ltd.	69,685,185.27	69,685,185.27	100.00
Shanghai Huaji Steel Materials Co., Ltd.	41,052,357.19	41,052,357.19	100.00
Shanghai Zhongqi Trading Co., Ltd.	39,427,876.95	39,427,876.95	100.00
Hunan Chaoyue Trading Co., Ltd.	32,553,474.78	32,553,474.78	100.00
Tianjin Shaxiang Group Co., Ltd.	30,001,797.78	30,001,797.78	100.00
Shanghai Zhongmin Trading Co., Ltd.	25,670,412.78	25,670,412.78	100.00
Shanghai Buchao Trading Co., Ltd.	24,452,505.68	24,452,505.68	100.00	Note 1
Shanghai Mengxing Economic and Trade Co., Ltd.	23,703,624.81	23,703,624.81	100.00
Shanghai Dingqi Trading Co., Ltd.	20,678,841.54	20,678,841.54	100.00
Shanghai Xinkuang Steel Co., Ltd.	19,167,643.06	19,167,643.06	100.00
Shanghai Longna Material Trading Co., Ltd.	17,074,614.56	15,443,139.25	90.45
Shanghai Baohao Metallic Material Co., Ltd.	15,205,982.62	15,205,982.62	100.00
Changjiang International Steel Logistics (Suzhou) Co., Ltd.	13,355,353.74	13,355,353.74	100.00
Shanghai Duanfang Trading Co., Ltd.	11,282,114.22	11,282,114.22	100.00
Sinoma Yangzhou Machinery Manufacture Co., Ltd.	11,930,851.15	11,930,851.15	100.00	Note 2
Yunwei Baoshan Organic Chemical Industry Co., Ltd.	90,090,646.70	16,238,621.70	18.02	Per the analysis of recoverable amount
Shanyin Xuan’ang Building Materials Co., Ltd.	14,167,635.00	14,167,635.00	100.00	Counterparty’s insolvency
Chongqing Tenghui Fuling Cement Co., Ltd.	17,810,733.39	17,810,733.39	100.00

Total	844,322,603.58	718,737,443.42

Note 1:	In 2013, Sinoma Equipment & Engineering Corp., Ltd. (hereinafter referred to as “Sinoma E&E”), a third-level company of the Group, ceased steel trading business in which it was engaged. After the disposal of relevant contracts in the current period, the bad debt provision is drawn according to the evaluation of such items as payment capacity of customers or relevant responsible parties, relevant security, guarantee, mortgage and pledged assets, as well as the estimate of lawsuit progress.

Note 2:	The bankruptcy petition of Sinoma Yangzhou Machinery Manufacture Co., Ltd. (hereinafter referred to as “Sinoma Yangzhou”), a former fourth-level company of the Group, has been accepted by the local court and the administrative receiver has been designed. Sinoma Yangzhou, therefore, cannot be included in the consolidation scope. The Group predicted that the receivables from Sinoma Yangzhou cannot be recovered. As a result, the bad debt provision is drawn in full amount.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	In portfolio, accounts receivable provided for bad debts by aging analysis

	As at 30 June 2017
			Provision
	Accounts	Bad debt	proportion
Account age	receivable	provision	(%)

Within 1 year	6,358,017,200.73	264,375,154.32	4.16
1-2 years	1,850,147,670.25	186,631,748.14	10.09
2-3 years	890,532,525.19	179,671,097.10	20.18
3-4 Years	389,412,789.60	269,790,339.51	69.28
4-5 years	268,022,059.36	251,649,576.28	93.89
Over 5 years	543,848,717.53	543,848,717.53	100.00

Total	10,299,980,962.66	1,695,966,632.88

(3)	In the current period, the provided bad debt provision was RMB67,300,878.05 and the recovered or reversed bad debt provision was RMB21,146,429.35.

(4)	Accounts receivable actually written off in the current period was RMB15,338,361.48.

(5)	Top five of accounts receivable

			Proportion of
			total accounts	Bad debt
	As at		receivable as at	provision as at
Name	30 June 2017	Account age	30 June 2017	30 June 2017
			(%)
Xinjiang Goldwind Science & Technology Co., Ltd.	349,562,141.05	Within 6 months	3.11	6,991,242.82
Jiangyin Yuanjing Investment Co., Ltd.	184,107,253.77	Within 6 months	1.64	3,682,145.08
Shanghai Baotou Material Co., Ltd.	158,788,049.58	Over 5 years	1.41	108,686,389.73
National Grids	114,791,420.33	Within 1 year	1.02	5,739,571.02
Diqing Shangri – La Kunming Iron & Steel Hongda Cement Co., Ltd.	107,003,387.76	Within 2 years	0.95	8,943,830.47

Total	914,252,252.49		8.13	134,043,179.12

(6)	See VI.63 Assets with title restrictions in the Notes for details of fixed assets pledged for borrowings as at 30 June 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

5.	Prepayments

(1)	Aging analysis of prepayments

	As at 30 June 2017		As at 31 December 2016
		Proportion		Proportion
Item	Amount	(%)	Amount	(%)

Within 1 year	3,557,861,753.54	75.96	2,657,720,570.25	74.66
1-2 years	648,872,514.89	13.85	506,235,265.73	14.22
2-3 years	193,944,555.73	4.14	160,646,758.73	4.52
Over 3 years	283,263,326.41	6.05	235,046,697.13	6.60

Total	4,683,942,150.57	100.00	3,559,649,291.84	100.00

(2)	Top five of prepayments

			Proportion of
			total prepayment
			as at
Name	As at 30 June 2017	Account Age	30 June 2017 (%)

LOESCHE GMBH	191,147,864.27	Within 1 year	4.08
Jiangsu Hengxin Structural Steel Co., Ltd.	78,318,577.59	Within 1 year	1.67
AIMADKOUR FOR PROJECT	50,623,740.96	Within 1 year	1.08
Jiangsu Sainty International Group Machinery Imp. & Exp. Co., Ltd.	50,511,533.33	Within 1 year	1.08
IKN GMBH	49,709,419.50	Within 1 year	1.06

Total	420,311,135.65		8.97

6.	Dividends receivable

	As at	As at
Investee entity	30 June 2017	31 December 2016

BBMG Corporation	33,541,200.00	33,541,200.00
Yili Nan’gang Building Materials (Group) Co., Ltd.	3,958,893.45	5,008,893.45
Taishan Fiberglass South Africa (PTY) Ltd.	587,004.45	587,004.45

Total	38,087,097.90	39,137,097.90

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

7.	Other receivables

(1)	Aging analysis of other receivables

	As at	As at
	30 June 2017	31 December 2016

Within 1 year	681,984,578.87	659,597,162.33
1-2 years	203,083,467.02	188,417,661.27
2-3 years	131,193,515.62	86,182,302.82
3-4 years	84,869,181.61	49,347,655.67
4-5 years	46,793,724.58	667,614,350.45
Over 5 years	934,524,548.66	256,824,251.08

Total original value	2,082,449,016.36	1,907,983,383.62

Less: provision for bad debt of other receivables	913,965,809.68	907,737,632.82

Total other receivables	1,168,483,206.68	1,000,245,750.80

(2)	Classification of other receivables

	As at 30 June 2017
	Book balance		Bad debt provision
Category	Amount	Proportion	Amount	Proportion	Book value
		(%)		(%)

Other receivables that are individually significant provided for bad debts on individual basis	705,337,410.01	33.87	569,768,936.33	80.78	135,568,473.68
Account age portfolio	1,149,573,669.47	55.20	320,538,719.83	27.88	829,034,949.64
Other receivables that are individual insignificant provided for bad debts on individual basis	227,537,936.88	10.93	23,658,153.52	10.40	203,879,783.36

Total	2,082,449,016.36	100.00	913,965,809.68	–	1,168,483,206.68

	As at 31 December 2016
	Book balance		Bad debt provision
Category	Amount	Proportion	Amount	Proportion	Book value
		(%)		(%)

Other receivables that are individually significant provided for bad debts on individual basis	678,682,676.08	35.57	566,539,850.28	83.48	112,142,825.80
Account age portfolio	1,054,591,754.76	55.27	306,503,373.25	29.06	748,088,381.51
Other receivables that are individual insignificant provided for bad debts on individual basis	174,708,952.78	9.16	34,694,409.29	19.86	140,014,543.49

Total	1,907,983,383.62	100.00	907,737,632.82	–	1,000,245,750.80

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

1)	Other receivables that are individually significant provided for bad debts on individual basis as at 30 June 2017

			Provision
		Provision of	proportion
Name	Book balance	bad debts	(%)	Reasons for provision

Shanghai Baoao Steel Co., Ltd.	81,366,127.20	55,693,048.91	68.45
Shanghai Baotou Material Co., Ltd.	59,916,770.55	41,011,508.69	68.45
Shanghai Lizhi Material Co., Ltd.	40,197,650.40	40,197,650.40	100.00
Wuxi Xingguiyuan Steel Trade Co., Ltd.	31,802,014.00	31,802,014.00	100.00
Tianjin Shaxiang Group Co., Ltd.	28,814,212.80	28,814,212.80	100.00
Shanghai Dingqi Trading Co., Ltd.	27,020,100.27	27,020,100.27	100.00
Shanghai Xulong Material Co., Ltd.	24,927,804.70	22,545,958.97	90.45	Note 1
Shanghai Lining Metallic Material Co., Ltd.	17,122,689.12	11,322,689.12	66.13
Shanghai Jinmengyuan Industry and Trade Co., Ltd.	16,673,237.03	16,673,237.03	100.00
Shanghai Baotan Industrial Co., Ltd.	15,879,170.34	13,524,850.59	85.17
Shanghai Baohao Metallic Material Co., Ltd.	15,357,148.74	15,357,148.74	100.00
Shanghai Kaixian Industrial Co., Ltd.	13,156,609.63	13,156,609.63	100.00
Shanghai Baohaoyuan Material Co., Ltd.	10,090,234.60	10,090,234.60	100.00
Sinoma Yangzhou Machinery Manufacture Co., Ltd.	119,776,743.79	119,776,743.79	100.00	Note 2
Taian Taishan Holdings Limited	86,000,000.00	44,500,000.00	51.74	Per the recoverable amount
Zhuzhou Sinoma – EC Cogeneration Co., Ltd.	26,654,733.93	3,229,086.05	12.11	Per the recoverable amount
Jiangxi Shangrao Zhongchuang Real Estate Development Co., Ltd.	25,095,305.71	25,095,305.71	100.00	Per the recoverable amount
Qilianshan Industry & Trade Development Co., Ltd.	23,865,784.20	23,865,784.20	100.00	Counterparty’s insolvency
People’s Government of Yuhu District, Xiangtan City	17,104,333.00	1,576,012.83	9.21	Per the recoverable amount
Gansu Qilianshan You’an Brake Materials Co., Ltd.	14,516,740.00	14,516,740.00	100.00	Counterparty’s insolvency
D’Long International Strategic Investment Company	10,000,000.00	10,000,000.00	100.00	Counterparty’s bankruptcy

Total	705,337,410.01	569,768,936.33

Note 1 and note 2: see VI. 4 in the Notes for details.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

2)	In portfolio, other receivables provided for bad debts by aging analysis

		As at 30 June 2017
			Provision
	Other	Bad debt	proportion
Account age	receivables	provision	(%)

Within 1 year	676,886,150.20	32,325,925.26	4.78
1-2 years	93,332,306.16	9,411,708.98	10.08
2-3 years	93,608,243.97	16,302,539.41	17.42
3-4 years	34,327,171.36	18,788,483.48	54.73
4-5 years	36,631,602.83	28,921,867.75	78.95
Over 5 years	214,788,194.95	214,788,194.95	100.00

Total	1,149,573,669.47	320,538,719.83

(3)	The provision for bad debts increased in the current period was RMB6,574,546.72, and the recovered or reversed provision for bad debts in current period was RMB219,685.62.

(4)	No other receivables were written off in the current period.

(5)	Classification of other receivables by nature

	As at	As at
Nature	30 June 2017	31 December 2016

Rent	5,007,118.79	4,150,339.82
Performance deposit and insurance deposit	220,202,999.84	215,530,261.12
Quality deposit	113,882,147.91	114,475,888.20
Reserve funds	125,975,753.39	146,707,689.45
Intercourse funds	577,076,104.91	527,593,632.81
Steel trading accounts receivable	388,566,746.38	388,566,746.38
Advances offered for others	371,978,094.43	223,771,118.15
Investment funds receivable	49,718,192.04	45,753,430.76
Equity transfer	86,000,500.00	86,000,000.00
Others	144,041,358.67	155,434,276.93

Total	2,082,449,016.36	1,907,983,383.62

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(6)	Top five of other receivables

				Proportion
				of total other	Bad debt
				receivables	provision as at
Name	Nature	As at 30 June 2017	Account age	30 June 2017 (%)	30 June 2017

Sinoma Yangzhou Machinery Manufacture Co., Ltd.	Intercourse funds	119,776,743.79	Over 5 years	5.75	119,776,743.79
Taian Taishan Holdings Limited	Equity transfer	86,000,000.00	Over 5 years	4.13	44,500,000.00
Shanghai Baoao Steel Co., Ltd.	Steel trading	81,366,127.20	Over 5 years	3.91	55,693,048.91
Shanghai Baotou Material Co., Ltd.	Steel trading	59,916,770.55	Over 5 years	2.88	41,011,508.69
Shanghai Lizhi Material Co., Ltd.	Steel trading	40,197,650.40	Over 5 years	1.93	40,197,650.40

Total		387,257,291.94		18.60	301,178,951.79

8.	Inventories

(1)	Classification of inventories

	As at 30 June 2017			As at 31 December 2016
		Provision for			Provision for
Item	Book balance	decline in value	Book value	Book balance	decline in value	Book value

Raw materials	2,174,411,941.22	95,989,170.63	2,078,422,770.59	1,595,224,726.41	102,180,998.33	1,493,043,728.08
Work in process	1,554,240,962.44	26,351,545.05	1,527,889,417.39	1,968,852,954.00	35,064,098.12	1,933,788,855.88
Goods in stock	2,605,619,206.40	134,088,449.27	2,471,530,757.13	2,662,207,179.95	157,270,204.04	2,504,936,975.91
Turnover materials	27,680,170.43	3,173,748.48	24,506,421.95	25,903,552.32	3,173,748.48	22,729,803.84
Completed but unsettled assets formed by construction contract	2,092,569,187.09	64,223,307.25	2,028,345,879.84	1,902,035,421.45	61,109,267.26	1,840,926,154.19
R&D expense	24,916,635.02	–	24,916,635.02	15,050,848.28	–	15,050,848.28
Materials in transit	49,379,127.38	10,767,575.47	38,611,551.91	146,332,182.14	13,317,310.05	133,014,872.09
Goods shipped	93,585,283.31	3,404,820.84	90,180,462.47	63,056,367.38	3,254,534.97	59,801,832.41
Others	141,343,331.44	–	141,343,331.44	3,949,464.93	–	3,949,464.93

Total	8,763,745,844.73	337,998,616.99	8,425,747,227.74	8,382,612,696.86	375,370,161.25	8,007,242,535.61

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Provisions for decline in value of inventories

		Increase in the current period		Decrease in the current period
	As at			Reversal	Other	As at
Item	31 December 2016	Charge amount	Others	or write-off	transfer out	30 June 2017

Raw materials	102,180,998.33	–	354,005.00	6,507,908.08	37,924.62	95,989,170.63
Work in process	35,064,098.12	3,154,789.44	482,504.10	12,349,846.61	–	26,351,545.05
Goods in stock	157,270,204.04	4,466,927.51	442,274.40	26,533,290.20	1,557,666.48	134,088,449.27
Completed but unsettled assets formed by construction contract	61,109,267.26	5,162,285.70	–	2,048,245.71	–	64,223,307.25
Goods shipped	3,254,534.97	150,285.87	–	–	–	3,404,820.84
Turnover materials	3,173,748.48	–	–	–	–	3,173,748.48
Materials in transit	13,317,310.05	–	–	–	2,549,734.58	10,767,575.47

Total	375,370,161.25	12,934,288.52	1,278,783.50	47,439,290.60	4,145,325.68	337,998,616.99

(3)	Completed but unsettled assets formed by construction contract at the end of the period

Item	Amount

Incurred gross costs	36,805,475,597.92
Recognized gross profit	2,230,552,181.88
Less: estimated loss	64,223,307.25
Settled amount	36,943,458,592.71
Completed but unsettled assets formed by construction contract	2,028,345,879.84

9.	Assets classified as held for sale

	Book value as at		Expected	Expected
Item	30 June 2017	Fair value	disposal expense	disposal time

Premises and buildings	32,991,013.00	110,186,900.00	–	Year of 2017
Machinery equipment	8,812,324.11	76,183,462.00	–	Year of 2017
Transportation equipment	92,391.21	1,730,260.00	–	Year of 2017
Office equipment and miscellaneous	11,717.26	21,323.90	–	Year of 2017

Total	41,907,445.58	188,121,945.90	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Note:	According to the Notice on Implementation Scheme of Removal of Polluting Enterprises (Including Chemical Enterprises) from Central Urban Area of Urumqi Municipality (WZB [2011] No. 104) issued by the General Office of the People’s Government of Urumqi Municipality, Cangfanggou Premise of Tianshan Cement (a second-level company of the Group) in No. 242, Shuinichang Street, Cangfanggou Road, Urumqi would be relocated in whole. The government would take back the state-owned land involved in the said removal. Tianshan Cement carried out bid, auction and listing for the land as per the planed conditions and relocation compensation conditions specified by the government. Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. delisted the land and obtained the development right of the land, and should pay the relocation loss and personnel resettlement costs due to the relocation. The relocation and development principles, i.e. “compliance with planning, overall removal, step-by-step demolition and delivery, and phased compensation”, determined in the document of the people’s government of the autonomous region (XZH [2013] No. 214) shall be followed. Supplementary development of municipal roads and traffic infrastructure of Cangfanggou Premise shall be provided. Tianshan Cement performed relocation and delivered the assets step by step.

Tianshan Cement (a second-level company of the Group) signed the Relocation Compensation Agreement of Cangfanggou Premise with Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd., agreeing that assets in the relocation range should be delivered in six phases (i.e. 2014-2019). According to the agreement, phase-IV relocation assets are planned to be delivered at the end of 2017 (balance value as at 30 June 2017: RMB41,907,445.58; fair value as at 30 June 2017: RMB188,121,945.90). This part of assets satisfies the determination conditions of holding for sale and shall be separately listed in the balance sheet.

10.	Other current assets

	As at	As at
Item	30 June 2017	31 December 2016

Overpaid VAT	501,792,121.47	531,377,191.13
Financial products	21,400,000.00	400,000.00

Total	523,192,121.47	531,777,191.13

11.	Available-for-sale financial assets

(1)	Available-for-sale financial assets

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Available-for-sale equity instrument	3,978,531,387.58	154,404,446.69	3,824,126,940.89	2,871,808,317.62	154,404,446.69	2,717,403,870.93
Including: measured at fair value	3,641,280,577.35	–	3,641,280,577.35	2,521,512,211.50	–	2,521,512,211.50
Measured at cost	337,250,810.23	154,404,446.69	182,846,363.54	350,296,106.12	154,404,446.69	195,891,659.43

Total	3,978,531,387.58	154,404,446.69	3,824,126,940.89	2,871,808,317.62	154,404,446.69	2,717,403,870.93

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Available-for-sale financial assets measured at fair value at the end of the period

	Available-for-sale
Item	equity instruments	Total

Cost of equity instruments/amortised cost of debt instruments	434,406,189.98	434,406,189.98
Fair value	3,641,280,577.35	3,641,280,577.35
Accumulated amount of changes in fair value included in other comprehensive income	3,206,874,387.37	3,206,874,387.37
Amount of impairment provision	–	–

1)	BBMG Corporation was listed on the main board of Hong Kong Exchanges in July 2009. A-shares issued by BBMG Corporation were listed on 1 March 2011. As at 30 June 2017, the Company has held 459,940,000 A-shares of BBMG Corporation which is equivalent to RMB2,975,811,800.00 of available-for-sale equity instrument at the closing price of 30 June 2017. The Company has held 330,000 corporate shares of Bohai Water Industry Co., Ltd. which can be recognized as RMB9,586,500.00 of available-for-sale equity instrument at the closing price of 30 June 2017. The Company has held 599,596.97 shares of Great Wall Jiuheng Funds which can be recognized as RMB809,455.92 of available-for-sale equity instrument at the closing price of 30 June 2017.

2)	As at 30 June 2017, Sinoma International, a second-level company of the Group, has held 520,104 shares of Bank of Communications which can be recognized as RMB3,203,840.64 of available-for-sale equity instrument at the closing price of 30 June 2017.

3)	As at 30 June 2017, Sinoma Tianjin Heavy Machinery Co., Ltd., a fourth-level company of the Group, has held 1,710,000 shares of Sinoma Energy Conservation Ltd. Due to the planning of a significant event, which may involve purchasing assets in issuance of shares and raising funds, the stock of Sinoma Energy Conservation was suspended since 27 June 2017, which can be recognized as RMB28,146,600.00 of available-for-sale equity instrument at the closing price before stock suspension.

4)	West Xinjiang Construction Co., Ltd. (hereinafter referred to as “West Construction”) was listed on Shenzhen Stock Exchange in October 2009. As at 30 June 2017, Tianshan Cement, a second-level company of the Group, has held 13,419,473 shares of West Construction which can be recognized as RMB297,509,716.41 of available-for-sale equity instrument at the closing price of 30 June 2017.

5)	Guotai Junan Securities Co., Ltd. (hereinafter referred to as “Guotai Junan”) was listed on Shanghai Stock Exchange on 26 June 2015. As at 30 June 2017, Sinoma Hanjiang Cement Co., Ltd., a third-level company of the Group, has held 4,963,538 shares of Guotai Junan which can be recognized as RMB101,802,164.38 of available-for-sale equity instrument at the closing price of 30 June 2017.

6)	As at 30 June 2017, Gansu Qilianshan Cement Group Co., Ltd. (hereinafter referred to as “Qilianshan Co.”), a third-level company of the Group, has held 18,470,000 shares of Lanzhou Ls Heavy Equipment Co., Ltd. (hereinafter referred to as “Ls Heavy Equipment”) which can be recognized as RMB224,410,500.00 of available-for-sale equity instrument at the closing price of 30 June 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Available-for-sale financial assets measured at cost at the end of the period

	Book balance				Impairment provision				Shareholding
									proportion in	Cash
	As at	Increase in	Decrease in	As at	As at	Increase in	Decrease in	As at	the investee	dividends in
Investee entities	31 December 2016	current period	current period	30 June 2017	31 December 2016	current period	current period	30 June 2017	entities (%)	current period

Sinoma Yangzhou Machinery Manufacture Co., Ltd. (Note 1)	45,028,843.01	–	–	45,028,843.01	45,028,843.01	–	–	45,028,843.01	70.00	–
Anhui Pacific Cable Co., Ltd.	30,000,000.00	–	–	30,000,000.00	–	–	–	–	3.00	–
Tongda Refractory Technologies Co., Ltd.	24,027,891.82	–	–	24,027,891.82	–	–	–	–	3.00	–
Sinoma Dingyuan Ecological Fertilizer Co., Ltd.	16,750,000.00	–	16,750,000.00	–	–	–	–	–	–	–
Global Cement Capital Partners ltd	11,815,658.31	304,704.11	–	12,120,362.42	–	–	–	–	10.00	–
Beijing Zhongjian Haida International Trading Co., Ltd.	1,000,000.00	–	1,000,000.00	–	–	–	–	–	–	–
Guangxi Yufeng Cement STOCK Co., Ltd.	755,274.07	–	–	755,274.07	–	–	–	–	0.16	–
Beijing CCA Website Information Consultation Co., Ltd.	304,825.02	–	–	304,825.02	–	–	–	–	17.28	–
Tangshan Beifang Cement Machinery (Institute) Co., Ltd.	278,741.58	–	–	278,741.58	30,000.00	–	–	30,000.00	3.14	–
Sichuan International Building Material Corporation	50,000.00	–	–	50,000.00	50,000.00	–	–	50,000.00	–	–
Shanghai Shenjian Corporation	42,313.66	–	–	42,313.66	–	–	–	–	8.33	–
Sinoma Bangye (Tianjin) Intelligence Technology Co., Ltd.	–	4,000,000.00	–	4,000,000.00	–	–	–	–	40.00	–
Xian Scidoor High-tech Biological Co., Ltd.	4,600,000.00	–	–	4,600,000.00	–	–	–	–	7.95	–
Eastern Life Insurance Co., Ltd.	50,000,000.00	–	–	50,000,000.00	50,000,000.00	–	–	50,000,000.00	6.25	–
Deheng Securities Co., Ltd.	49,800,000.00	–	–	49,800,000.00	49,800,000.00	–	–	49,800,000.00	6.50	–
Xinjiang Western International Travel Service Co., Ltd.	22,018,127.14	–	–	22,018,127.14	–	–	–	–	8.18	–
Xinjiang MME Switch Co., Ltd.	2,100,000.00	–	–	2,100,000.00	–	–	–	–	1.58	–
Bank of Ningxia Co., Ltd.	57,300,000.00	–	–	57,300,000.00	–	–	–	–	1.53	3,064,000.00
Maiji Rural Cooperative Bank	200,000.00	–	–	200,000.00	–	–	–	–	0.25	38,000.00
Banking Department of Qingshui County Credit Cooperation Union	100,000.00	–	–	100,000.00	–	–	–	–	0.22	13,000.00
Chang’an Bank Co., Ltd.	4,641,980.00	–	–	4,641,980.00	–	–	–	–	0.09	–
Hubei Changyao New Material Co., Ltd.	2,100,000.00	–	–	2,100,000.00	–	–	–	–	2.54	150,000.00
Guotai Junan Investment Management Co., Ltd.	403,340.00	–	–	403,340.00	–	–	–	–	0.03	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

									Shareholding
	Book balance				Impairment provision				proportion in	Cash
	As at	Increase in	Decrease in	As at	As at	Increase in	Decrease in	As at	the investee	dividends in
Investee entities	31 December 2016	current period	current period	30 June 2017	31 December 2016	current period	current period	30 June 2017	entities (%)	current period

Yangzhou Kewo Energy-saving New Materials Co., Ltd.	4,000,000.00	–	–	4,000,000.00	–	–	–	–	8.00	–
Nanjing Tongtian Science & Technology Industrial Co., Ltd.	3,107,200.00	–	–	3,107,200.00	–	–	–	–	0.86	–
Shandong Innovation Investment Guarantee Co., Ltd.	2,000,000.00	–	–	2,000,000.00	–	–	–	–	8.93	–
Zoucheng Rural Credit Cooperative Union	1,000,000.00	–	–	1,000,000.00	–	–	–	–	0.28	–
Chengdu Xindu Jinhai Water Treatment Co., Ltd.	–	400,000.00	–	400,000.00	–	–	–	–	2.00	–
Lanzhou Chongxiang Building Material Co., Ltd. (Note 2)	9,495,603.68	–	–	9,495,603.68	9,495,603.68	–	–	9,495,603.68	56.00	–
China Dragon Securities Co., Ltd.	2,852,217.03	–	–	2,852,217.03	–	–	–	–	0.14	–
Lanzhou Zhongchuan Qilianshan Cement Co., Ltd.	4,524,090.80	–	–	4,524,090.80	–	–	–	–	18.00	–

Total	350,296,106.12	4,704,704.11	17,750,000.00	337,250,810.23	154,404,446.69	–	–	154,404,446.69	–	3,265,000.00

Note 1:	The bankruptcy of Sinoma Yangzhou Machinery, a former fourth-level company of the Group, has been declared by the local court. Sinoma Yangzhou, therefore, cannot be included in the consolidation scope.

Note 2:	Qilianshan Co., a third-level company of the Group, holds 56.00% equity of Lanzhou Chongxiang Building Material Co., Ltd. (hereinafter referred to as “Lanzhou Chongxiang”). According to the equity lease agreement signed by and between Qilianshan Co. and Yongdeng Cement Plant Qilianshan Industrial Co., Ltd. (hereinafter referred to as “Yongdeng Industrial”), Qilianshan Cement shall lease its equity of Lanzhou Chongxiang (56.00%) to Yongdeng Industrial until 31 August 2018.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

12.	Held-to-maturity investments

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Deheng Securities Co., Ltd.	23,664,975.00	23,664,975.00	–	23,664,975.00	23,664,975.00	–
Jinxin Trust & Investment Co., Ltd.	76,301,383.33	76,301,383.33	–	76,301,383.33	76,301,383.33	–

Total	99,966,358.33	99,966,358.33	–	99,966,358.33	99,966,358.33	–

(1)	As at 30 June 2017, the book cost amount of the financial investment entrusted by Tianshan Cement, a second-level company of the Group, in Deheng Securities Co., Ltd. has been RMB23,664,975.00. According to the resolutions made in the 28th meeting of the second session of board of directors of Tianshan Cement and in the 37th meeting of the second session of board of directors, Tianshan Cement provided for the impairment provision in full in 2004.

(2)	As at 30 June 2017, the book cost amount of the financial investment entrusted by Tianshan Cement, a second-level company of the Group, and its holding subsidiary, i.e. Xinjiang Tunhe Cement Co., Ltd. (hereinafter referred to as “Tunhe Cement”), in Jinxin Trust & Investment Co., Ltd. has been RMB76,301,383.33. According to the resolutions made in the 28th meeting of the second session of board of directors of Tianshan Cement and in the 37th meeting of the second session of board of directors, Tianshan Cement provided for the impairment provision in full in 2004.

13.	Long-term receivables

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Installment Contract	1,531,320,366.23	–	1,531,320,366.23	1,409,191,067.46	–	1,409,191,067.46

Total	1,531,320,366.23	–	1,531,320,366.23	1,409,191,067.46	–	1,409,191,067.46

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

14.	Long-term equity investments

	Changes in Current Period
					Adjustment
				Investment gain/	of other		Cash dividends	Change of			Provision for
	As at	Additional	Investment	loss under	comprehensive	Other equity	or profits	impairment		As at	Impairment as at
Investee entities	31 December 2016	investment	decrease	equity method	income	changes	declared to pay	provision	Others	30 June 2017	30 June 2017

I. Joint ventures
Taishan Fiberglass South Africa (PTY) Ltd.	3,348,361.41	–	–	1,055,186.12	206,874.28	–	–	–	–	4,610,421.81	–
II. Associates
Wuxi Hengjiu Concrete Pile Manufacturing Co., Ltd.	1,570,300.47	–	–	28,709.40	–	–	–	–	–	1,599,009.87	–
Hanzhong Hanjiang Concrete Co., Ltd.	2,403,918.23	–	–	–	–	–	–	–	–	2,403,918.23	2,403,918.23
Jiangsu Zhongkai New Material Co., Ltd.	3,522,318.40	–	3,522,318.40	–	–	–	–	–	–	–	–
Sinoma GT&I (Tianjin) Investment Management Co., Ltd.	7,348,941.37	–	–	-143,775.86	–	–	–	–	–	7,205,165.51	–
Nanjing Chunhui Science and Technology Industrial Co., Ltd.	20,047,709.50	–	–	146,539.67	–	–	–	–	–	20,194,249.17	–
Hangzhou Qiangshi Engineering Materials Co., Ltd.	5,107,657.71	–	–	3,619.00	–	–	–	–	–	5,111,276.71	–
Sinoma Group Finance Co., Ltd.	182,265,245.19	–	–	9,546,266.37	–	–	-2,580,000.00	–	–	189,231,511.56	–
Gezhouba Sinoma Jiexin (Wuhan) Science & Technology Co., Ltd.	15,687,558.15	11,370,000.00	–	-34,341.30	–	–	–	–	–	27,023,216.85	–
Shanxi Sinoma Taoyuan Environment Technology Co., Ltd.	–	1,200,000.00	–	–	–	–	–	–	–	1,200,000.00	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Changes in Current Period
					Adjustment
				Investment gain/	of other		Cash dividends	Change of			Provision for
	As at	Additional	Investment	loss under	comprehensive	Other equity	or profits	impairment		As at	Impairment as at
Investee entities	31 December 2016	investment	decrease	equity method	income	changes	declared to pay	provision	Others	30 June 2017	30 June 2017

III. Others
Zibo Zhongbo Ceramic Technology Co., Ltd.	1,304,659.22	–	–	–	–	–	–	–	–	1,304,659.22	1,304,659.22
Zibo Zhongbo Ceramics Co., Ltd.	1,456,752.00	–	–	–	–	–	–	–	–	1,456,752.00	1,456,752.00
Tibet Donggar Datonghe Cement Grinding Co., Ltd.	7,716,784.77	–	–	–	–	–	–	–	–	7,716,784.77	7,716,784.77
Jinhan Kiln Tail Preheater Engineering Corporation	100,000.00	–	–	–	–	–	–	–	–	100,000.00	100,000.00
Tianjin Xinjinyuan Industrial Development Co., Ltd.	1,050,000.00	70,000.00	–	–	–	–	–	–	–	1,120,000.00	1,050,000.00
Technical Service Department of Tianjin Cement Industry Design & Research Institute Co., Ltd.	2,584,397.54	–	–	–	–	–	–	–	–	2,584,397.54	1,861,489.10
IMS Botwana	510,447.39	–	–	–	–	–	–	–	30,933.67	541,381.06	533,615.96
Votex Cement Pvt Ltd.	5,114.73	–	–	–	–	–	–	–	131.90	5,246.63	–
Suzhou Huajian Consultation Co., Ltd.	30,000.00	–	–	–	–	–	–	–	–	30,000.00	30,000.00
Anhui Xiaoxian Jinyuan Mining Co., Ltd.	1,951,905.86	–	–	–	–	–	–	–	–	1,951,905.86	1,951,905.86
Suzhou Guojian Huitou Mineral New Materials Co., Ltd.	–	4,725,000.00	–	–	–	–	–	–	–	4,725,000.00	–

Total	258,012,071.94	12,640,000.00	3,522,318.40	10,602,203.40	206,874.28	–	-2,580,000.00	–	31,065.57	280,114,896.79	18,409,125.14

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

15.	Investment properties

(1)	Investment properties measured at cost

	Premises and	Land
Item	buildings	use right	Total

I. Original book value
1. As at 31 December 2016	313,615,655.18	102,429,348.21	416,045,003.39
2. Increase in current period	83,773,209.62	4,967,952.24	88,741,161.86
(1) Outsourcing	10,127,401.18	527,807.83	10,655,209.01
(2) Transferred from fixed assets/intangible assets	73,645,808.44	4,440,144.41	78,085,952.85
3. Decrease in current period	16,251,006.55	3,900,000.00	20,151,006.55
(1) Decrease due to business merger	16,251,006.55	3,900,000.00	20,151,006.55
4. As at 30 June 2017	381,137,858.25	103,497,300.45	484,635,158.70
II. Accumulated depreciation and accumulated amortization
1. As at 31 December 2016	87,383,973.65	14,973,325.19	102,357,298.84
2. Increase in current period	19,501,532.73	2,297,831.79	21,799,364.52
(1) Provision or amortization	10,094,345.20	1,794,715.44	11,889,060.64
(2) Transferred from fixed assets/intangible assets	9,407,187.53	503,116.35	9,910,303.88
3. Decrease in current period	1,914,831.05	396,579.30	2,311,410.35
(1) Decrease due to business merger	1,914,831.05	396,579.30	2,311,410.35
4. As at 30 June 2017	104,970,675.33	16,874,577.68	121,845,253.01
III. Impairment provision
1. As at 31 December 2016	–	–	–
2. Increase in current period	–	–	–
(1) Provision	–	–	–
3. Decrease in current period	–	–	–
(1) Disposal	–	–	–
(2) Other transfer out	–	–	–
4. As at 30 June 2017	–	–	–
IV. Book value
1. Book value as at 30 June 2017	276,167,182.92	86,622,722.77	362,789,905.69
2. Book value as at 31 December 2016	226,231,681.53	87,456,023.02	313,687,704.55

(2)	Investment properties without ownership certificates

	Book value	Book value
	as at	as at
Item	30 June 2017	31 December 2016	Reason

Shops of Qilianshan real estate building	1,700,486.04	1,756,897.56	In progress

As at 30 June 2017, the above properties were obtained in accordance with the relevant legal procedures. The Group is confident that the property transfer does not have substantial legal impediments or affect the Group’s normal use of such buildings. Therefore, it does not materially affect the normal operation of the Group; there is no need to withdraw the impairment provision of investment properties.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

16.	Fixed assets

(1)	Details

	Premises	Machinery	Transportation	Office
Item	and buildings	equipment	equipment	equipment	Others	Total

I. Original book value
1. As at 31 December 2016	26,501,599,431.76	37,134,832,951.01	1,917,297,757.98	1,177,592,181.41	1,025,591,349.84	67,756,913,672.00
2. Increase in current period	411,746,318.35	1,329,243,830.59	33,231,726.30	81,250,406.71	75,942,229.25	1,931,414,511.20
(1) Purchase	128,410,536.16	582,199,623.81	28,762,123.97	21,052,565.50	66,133,906.77	826,558,756.21
(2) Transferred from construction in progress	279,670,258.10	744,944,361.57	2,711,695.72	59,746,560.58	9,808,322.48	1,096,881,198.45
(3) Increase due to business merger	–	–	124,286.00	90,434.00	–	214,720.00
(4) Effect of exchange rates	3,665,524.09	2,099,845.21	1,633,620.61	360,846.63	–	7,759,836.54
3. Decrease in current period	232,081,967.25	741,855,039.31	72,042,646.82	20,070,888.66	12,017,550.49	1,078,068,092.53
(1) Disposal or retirement	158,436,158.81	736,952,639.31	57,904,281.82	19,185,653.66	12,017,550.49	984,496,284.09
(2) Transferred to investment properties	73,645,808.44	–	–	–	–	73,645,808.44
(3) Decrease due to business merger	–	4,902,400.00	14,138,365.00	885,235.00	–	19,926,000.00
4. As at 30 June 2017	26,681,263,782.86	37,722,221,742.29	1,878,486,837.46	1,238,771,699.46	1,089,516,028.60	68,610,260,090.67
II. Accumulated depreciation
1. As at 31 December 2016	5,502,070,699.08	15,449,789,065.98	1,212,525,166.83	754,152,364.07	625,299,828.85	23,543,837,124.81
2. Increase in current period	374,244,414.49	1,238,313,829.62	81,417,583.56	41,608,715.93	62,181,727.16	1,797,766,270.76
(1) Provision	373,479,089.55	1,237,106,792.13	80,009,354.93	41,396,572.08	62,181,727.16	1,794,173,535.85
(2) Increase due to business merger	–	–	61,144.28	27,980.83	–	89,125.11
(3) Effect of exchange rates	765,324.94	1,207,037.49	1,347,084.35	184,163.02	–	3,503,609.80
3. Decrease in current period	108,628,226.85	367,973,882.64	53,694,217.19	15,901,225.76	11,480,447.55	557,677,999.99
(1) Disposal or retirement	99,221,039.32	366,588,856.13	46,320,952.09	15,194,846.53	11,480,447.55	538,806,141.62
(2) Transferred to investment properties	9,407,187.53	–	–	–	–	9,407,187.53
(3) Decrease due to business merger	–	1,385,026.51	7,373,265.10	706,379.23	–	9,464,670.84
4. As at 30 June 2017	5,767,686,886.72	16,320,129,012.96	1,240,248,533.20	779,859,854.24	676,001,108.46	24,783,925,395.58
III. Impairment provision
1. As at 31 December 2016	671,128,848.99	783,707,645.37	13,633,821.54	9,531,289.80	16,427,764.32	1,494,429,370.02
2. Increase in current period	–	11,763,937.45	–	136,617.66	–	11,900,555.11
(1) Provision	–	11,763,937.45	–	136,617.66	–	11,900,555.11
3. Decrease in current period	27,062,766.19	5,610,969.45	2,823,911.66	112,842.58	30,462.37	35,640,952.25
(1) Disposal or retirement	27,062,766.19	5,610,969.45	1,405.00	112,842.58	30,462.37	32,818,445.59
(2) Decrease due to business merger	–	–	2,822,506.66	–	–	2,822,506.66
4. As at 30 June 2017	644,066,082.80	789,860,613.37	10,809,909.88	9,555,064.88	16,397,301.95	1,470,688,972.88
IV. Book value
1. Book value as at 30 June 2017	20,269,510,813.34	20,612,232,115.96	627,428,394.38	449,356,780.34	397,117,618.19	42,355,645,722.21
2. Book value as at 31 December 2016	20,328,399,883.69	20,901,336,239.66	691,138,769.61	413,908,527.54	383,863,756.67	42,718,647,177.17

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Temporarily idle fixed assets

	Original	Accumulated	Impairment	Net
Item	book value	depreciation	provision	book value

Premises and buildings	858,578,933.96	359,757,499.24	250,277,735.13	248,543,699.59
Machinery equipment	1,918,839,497.78	1,274,984,126.64	380,488,882.18	263,366,488.96
Transportation vehicles	26,539,640.02	21,824,156.20	1,484,045.55	3,231,438.27
Office equipment and miscellaneous	31,412,969.56	24,197,378.88	4,130,434.27	3,085,156.41

Total	2,835,371,041.32	1,680,763,160.96	636,381,097.13	518,226,783.23

(3)	Fixed assets without ownership certificates

	Book value
Item	as at 30 June 2017	Reason

New workshop and auxiliary buildings of Shangrao Machinery Co., Ltd.	43,265,562.82	Overall relocation and construction has not been completed and the title certificate will be handled together after construction of the office building
Sandblasting room of Sinoma-Liyang Heavy Machinery Co., Ltd.	3,639,842.90	This room is distributed in the workshop in Phase- II Project. Since Phase-II Project has not been completed, the title certificate cannot be handled
Office building of Sinoma-Tangshan Heavy Machinery Co., Ltd.	2,037,548.50	Project planning completion acceptance, construction
Production workshop of Sinoma-Tangshan Heavy Machinery Co., Ltd.	4,328,107.10	permit, fire-fighting registration certificate of construction project and registration of completion
Dormitory of Sinoma-Tangshan Heavy Machinery Co., Ltd.	2,108,549.36	acceptance of construction project in progress
Factory and workshop of Sinoma-Xuzhou Heavy Machinery Co., Ltd.	115,190,848.90	Unsettled yet
1900 m2 finished product warehouse of Environmental Protection Conveying Machinery Branch of Sinoma Changshu Machinery	1,225,381.28	In progress
Clinker cement production line of Dabancheng Tianshan Phase I	69,169,660.82	In progress
Sales office building of Hami Tianshan	19,143,262.03	In progress
Office building, central control building, laboratory building, etc. of Wuhai Saima	11,689,153.22	In progress
Main workshop and other houses of Wuhai Xishui	6,354,635.36	Lease land
Office & Service Building of Saima Concrete	11,255,147.66	Leasing of land use rights of the Company
Office building, dormitory and production houses of Sinoma Tianshui	10,633,348.01	In progress
Office building, dormitory and production houses of Sinoma Gansu	12,345,796.79	In progress
Office building of Qingtongxia Concrete Jinji Branch	1,589,454.17	In progress
Office building, dormitory, laboratory building, etc. of Tianshui Huajian	2,385,446.22	In progress

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	Book value
Item	as at 30 June 2017	Reason

Laboratory building, weighbridge room and power distribution room of Zhongning Concrete	1,815,242.62	In progress
Sale office building of Zhongning Saima	937,752.10	In progress
BOX (企業匯第6號樓)	25,281,991.60	In progress
Filter warehouses, sewing workshop construction projects	15,240,013.51	In progress
House property of Taishan Fiberglass	348,645,860.54	In progress
House property of Shandong Composite Material	59,139,732.07	In progress
House property of Antai Gas	11,295,020.90	In progress
House property of Huatai Fine Powder	855,665.25	In progress
Storehouse, office building and workshop of the headquarters of CSG Limited	9,067,111.57	In progress
House property of Xinganmeng Taixin Mining Co., Ltd.	30,159.83	In progress
Premises and buildings of Jiangsu Solar Energy	31,416,298.31	Incomplete certificate information
Factory, office building and dormitory of Silicon Material Company	17,133,596.52	Incomplete certificate information
Golmud complex building and 110KV converging booster station	10,538,279.75	Incomplete certificate information
Production workshop of Zibo quartz ceramic radome	2,968,638.57	Incomplete certificate information
Zibo post-processing workshop	1,386,357.80	Incomplete certificate information

Total	852,113,466.08

Seeing that the above properties were obtained in accordance with the relevant legal procedures, the Board of Directors of the Company is confident that the property transfer does not have substantial legal impediments or affect the Group’s normal use of such buildings. Therefore, it does not materially affect the normal operation of the Group; there is no need to withdraw the impairment provision of fixed assets.

(4)	Fixed assets held under finance lease

	Original	Accumulated	Net
Item	book value	depreciation	book value

Machinery equipment	470,725,925.79	76,883,374.49	393,842,551.30

Total	470,725,925.79	76,883,374.49	393,842,551.30

(5)	See VI.63 Assets with title restrictions in the Notes for details of fixed assets pledged for borrowings as at 30 June 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

17.	Construction in progress

(1)	Details

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

High-end Environmental Protection Equipment Industrial Base	47,787,884.66	–	47,787,884.66	29,761,788.60	–	29,761,788.60
Annual production of 30,000t Soil Conditions project of Simoma Dingyuan Ecological Fertilizer Co., Ltd.	37,641,614.81	–	37,641,614.81	–	–	–
Construction of New Factory of Sinoma Shangrao and Office Building	31,212,254.79	–	31,212,254.79	25,037,048.67	–	25,037,048.67
Cement Technical Equipment Base of Liyang Heavy Machinery	6,655,195.11	–	6,655,195.11	5,957,157.99	–	5,957,157.99
Construction of New Factory of Xuzhou Heavy Machinery	4,252,958.58	–	4,252,958.58	8,605,781.19	–	8,605,781.19
Liyang Sinoma Environmental hazards project	55,943.09	–	55,943.09	21,700,526.52	–	21,700,526.52
Duolang Sishichang Rock Mine of Tianshan Cement	40,990,650.41	–	40,990,650.41	40,109,467.19	–	40,109,467.19
Yili Jiakubula Limestone Mine Project of Tianshan Cement	34,410,580.01	–	34,410,580.01	33,652,329.91	–	33,652,329.91
Technology Renovation Project of Kiln-end Precipitator of Fukang Tianshan	28,158,257.48	–	28,158,257.48	–	–	–
Yecheng Tianshan Kokyar Limestone Mine	27,884,600.85	–	27,884,600.85	23,410,676.06	–	23,410,676.06
Electric Bag Project of Midong Tianshan	18,972,879.03	–	18,972,879.03	–	–	–
Kuqa Hutong Bulake Mine	17,537,907.84	–	17,537,907.84	17,440,020.67	–	17,440,020.67
Hami Tianshan Sitian Limestone Mine	11,752,947.34	–	11,752,947.34	11,752,947.34	–	11,752,947.34
Changji Tianshan Jinggou Mine	10,867,090.40	–	10,867,090.40	10,826,690.40	–	10,826,690.40
Auxiliary Project of Co-processing of 29800t Hazard Waste with Liyang Tianshan	9,929,332.62	–	9,929,332.62	9,910,464.70	–	9,910,464.70
3000t Clinker Production Line of Fuyun Tianshan	5,099,527.41	–	5,099,527.41	4,845,978.68	–	4,845,978.68
Emin Tianshan 3000t Clinker Production Line Project	–	–	–	10,563,589.17	10,563,589.17	–
Reform of Qingtongxia No. 2 Raw Mill	20,090,398.13	–	20,090,398.13	139,622.65	–	139,622.65
Reform of Roller Press-end Grinding Mill	6,221,143.82	–	6,221,143.82	273,209.20	–	273,209.20
Energy Saving Transformation Project of Raw Material Grinding System	5,385,385.20	–	5,385,385.20	–	–	–
Production Line of Sinoma Hong Kong Zambia Project	493,308,140.21	–	493,308,140.21	40,210,316.94	–	40,210,316.94
Cement Kiln Co-processing Domestic Waste Project of Anhui Cement	65,569,989.45	–	65,569,989.45	63,335,311.85	–	63,335,311.85
5000t/d Cement Production Line and Relevant Supporting Project of Xiangtan Sinoma Cement	11,557,207.61	–	11,557,207.61	5,476,907.30	–	5,476,907.30
4500t Clinker Cement Production Line of Phase-II Luoding Project	6,525,541.90	–	6,525,541.90	6,525,541.90	–	6,525,541.90
Breaking Project of Anhui Cement	–	–	–	20,958,702.45	–	20,958,702.45
F05 – 50,000 t/a Glass Fiber Kiln Production Line and Supporting Project	270,118,167.53	–	270,118,167.53	62,859,985.85	–	62,859,985.85
New District Staff Logistics Service Project	58,100,099.44	–	58,100,099.44	7,158,219.52	–	7,158,219.52
Expansion Project of Multi-Axial Warp Knitting Fabric Production Line for 2 MW Wind Turbine Blades	36,328,669.97	–	36,328,669.97	32,537,699.40	–	32,537,699.40
Cold Repair, Capacity Expansion and Reconstruction Project of 2# Spun Yarn Production Line	33,750,650.50	–	33,750,650.50	34,325,789.72	–	34,325,789.72

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Building Project of 240,000,000 m2/A Lithium Battery Diaphragm	33,616,929.71	–	33,616,929.71	2,947,227.32	–	2,947,227.32
Line 3 Cold Repair and Reconstruction Project (3#/4# Line Cold Repair and Reconstruction to Create Two 80,000 tons Production Lines)	31,657,200.36	–	31,657,200.36	33,199,124.49	–	33,199,124.49
4000t Industrial Project of Sinoma Science & Technology	24,593,176.24	–	24,593,176.24	20,472,864.12	–	20,472,864.12
New District 2# Oxygen Production Station Project	23,700,000.00	–	23,700,000.00	–	–	–
Low-k Glass Project	20,317,460.01	–	20,317,460.01	–	–	–
Multiaxial Project of New Park of Taishan Fiberglass	18,229,424.00	–	18,229,424.00	18,229,424.00	–	18,229,424.00
Multi-Variety Small-Batch Research and Development Capacity Building	17,352,927.19	–	17,352,927.19	13,350,326.59	–	13,350,326.59
CNG Cylinder Industry Transfer Project	16,573,783.02	–	16,573,783.02	15,373,303.10	–	15,373,303.10
Pipe Installation Works of Taishan Fiberglass	11,940,101.82	–	11,940,101.82	7,831,852.34	–	7,831,852.34
Fiberglass Super Electronics Spun Yarn Project Phase I	11,421,742.02	–	11,421,742.02	–	–	–
Jiangning Construction Project of Fabric Base Joint Workshop 2 and Shop	9,062,441.50	–	9,062,441.50	854,316.14	–	854,316.14
New District Powder Processing Project	8,876,484.23	–	8,876,484.23	2,755,912.07	–	2,755,912.07
4,000 t/a High-Strength and High-Membrane Alkali- Free Glass Fiber Production Line	8,356,000.20	–	8,356,000.20	8,356,000.20	–	8,356,000.20
Second Workshop Technology Upgrade Project	7,610,006.44	–	7,610,006.44	1,100,735.99	–	1,100,735.99
400,000 pc./a Small Cylinder Expansion Project	5,209,857.02	–	5,209,857.02	5,209,857.02	–	5,209,857.02
Testing Bench Construction Project	5,158,624.22	–	5,158,624.22	–	–	–
31 Technical Reform of Sinoma Sciences & Technology	1,832,728.89	–	1,832,728.89	1,310,603.53	–	1,310,603.53
50,000t Electronic Grade Alkali-Free Glass Fiber project of Taishan Fiberglass	75,085.47	–	75,085.47	47,587,843.35	–	47,587,843.35
International Customer Production Workshop Construction Project	51,872.25	–	51,872.25	6,543,670.26	–	6,543,670.26
F04 – 2*100,000 t/a Alkali-Free Glass Fiber Tank- Kiln Drawing Production Line Project	–	–	–	500,607,051.26	–	500,607,051.26
Multiaxial Project of New Park of Taishan Fiberglass	–	–	–	86,638,182.67	–	86,638,182.67
F03 – 100,000 t/a Alkali-Free Glass Fiber Tank-Kiln Drawing Production Line Project	–	–	–	48,244,500.00	–	48,244,500.00
KCW75	–	–	–	4,390,107.67	–	4,390,107.67
Construction Project of Parent Glass R&D Building and Complex Building of Sinoma Advanced	20,861,162.80	–	20,861,162.80	23,181,805.64	–	23,181,805.64
Construction Project WJJG	12,197,159.04	–	12,197,159.04	9,184,836.01	–	9,184,836.01
Phase-II Technical Reform of 100,000 pc./a Production Line of Quartz Ceramic Crucible for Solar Energy Polysilicon	7,455,542.78	–	7,455,542.78	5,359,059.81	–	5,359,059.81
Composite Insulator Project	5,167,313.02	–	5,167,313.02	–	–	–
Boron Nitride Project of Sinoma Advanced	4,987,009.77	–	4,987,009.77	4,987,009.77	–	4,987,009.77
50,000t/a High-Purity Quartz Sand Production Line	4,712,131.34	–	4,712,131.34	4,712,131.34	–	4,712,131.34
100 t/a Silicon Nitride Ceramic Product Project	2,394,445.82	–	2,394,445.82	362,877.64	–	362,877.64
80,000 t/a Alkali-free Glass Fiber Production Line Technical Improvement Project	171,462,181.46	–	171,462,181.46	118,075,445.73	–	118,075,445.73
4500T/D New Dry Method Cement Production Line Project of Wushan	45,450,859.74	–	45,450,859.74	69,725,723.49	–	69,725,723.49
Energy-Saving Reconstruction of Raw Mill System (QPLJG201600008)	24,958,853.60	–	24,958,853.60	8,686,293.77	–	8,686,293.77

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

	As at 30 June 2017			As at 31 December 2016
		Impairment			Impairment
Item	Book balance	provision	Book value	Book balance	provision	Book value

Consumption Reduction Reform of 1#/2# Raw Material Grinding System	22,171,964.61	–	22,171,964.61	70,754.71	–	70,754.71
Public Rental Housing Construction Project	22,043,243.85	–	22,043,243.85	19,938,632.01	–	19,938,632.01
Energy Conservation and Emission Reduction, i.e. Comprehensive Resource Utilization of Qilianshan Yumen 2*4500t/d New Dry Method Cement Production Line	22,017,960.56	21,311,451.28	706,509.28	21,817,111.19	–	21,817,111.19
1,200,000t/a Dry Method Cement Production Line in Tibet	14,684,577.85	–	14,684,577.85	11,696,202.56	–	11,696,202.56
Energy Conservation Reform of 1#/2# Vertical Mill System	10,734,929.10	–	10,734,929.10	–	–	–
Chengxian Waste Heat Power Generation	9,878,167.26	–	9,878,167.26	6,919,655.27	–	6,919,655.27
Development and Construction Project of Longgou	8,056,968.77	–	8,056,968.77	7,800,567.99	–	7,800,567.99
Sunan Qilianshan 4500T/D Clinker Production Line	6,764,638.36	–	6,764,638.36	6,751,857.44	–	6,751,857.44
Integrated Reform of 1# Cement Milling System	6,054,225.05	–	6,054,225.05	2,403,733.68	–	2,403,733.68
Westward Expansion Project of Chengxian Niuxieshan Mine	3,965,188.68	–	3,965,188.68	3,965,188.68	–	3,965,188.68
Gangu # Cement Mill New Roller Press System	2,630,899.19	–	2,630,899.19	26,740,525.03	–	26,740,525.03
Energy-Saving Technical Reconstruction Project of Honggu Raw Mill and 2 # Cement Mill	2,239,878.36	–	2,239,878.36	16,826,077.98	–	16,826,077.98
4.5 Mw Waste Heat Power Generation of Wenxian Qilianshan Cement Co., Ltd.	1,472,078.00	–	1,472,078.00	24,416,644.73	–	24,416,644.73
4500T/D Production Line of Chengxian Qilianshan	–	–	–	37,100,947.85	–	37,100,947.85
Others	138,487,551.18	6,441,607.41	132,045,943.77	92,665,167.63	6,441,607.41	86,223,560.22

Total	2,166,649,792.97	27,753,058.69	2,138,896,734.28	1,875,766,925.94	17,005,196.58	1,858,761,729.36

(2)	Provision for impairment of construction in progress during the period

	Withdrawal
Item	during the period	Reason for provision

Energy Conservation and Emission Reduction, i.e. Comprehensive Resource Utilization of Qilianshan Yumen 2*4500t/d New Dry Method Cement Production Line	21,311,451.28	Project suspension

Total	21,311,451.28	–

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

18.	Intangible assets

		Non-patented
Item	Land use right	technology	Mining right	Software	Trademark	Others	Total

I. Original book value
1. As at 31 December 2016	4,420,537,502.37	550,752,059.88	1,110,698,109.92	167,173,746.16	55,851,344.40	105,344,101.71	6,410,356,864.44
2. Increase in current period	63,585,076.94	15,362,623.80	20,761,271.71	14,050,638.30	2,184,332.40	4,559,835.65	120,503,778.80
(1) Purchase	43,385,646.14	750,000.00	20,761,271.71	11,421,568.51	–	11,740.00	76,330,226.36
(2) Internal R&D	–	2,966,729.34	–	1,223,844.33	–	–	4,190,573.67
(3) Increase due to business merger	6,254,000.00	–	–	–	–	–	6,254,000.00
(4) Assessment appreciation	13,945,430.80	–	–	-151,710.60	–	–	13,793,720.20
(5) Others (exchange rate)	–	11,645,894.46	–	1,556,936.06	2,184,332.40	4,548,095.65	19,935,258.57
3. Decrease in current period	7,854,041.60	23,693,093.06	–	1,424,282.29	–	–	32,971,416.95
(1) Disposal	3,413,897.19	23,693,093.06	–	1,424,282.29	–	–	28,531,272.54
(2) Transferred to investment properties	4,440,144.41	–	–	–	–	–	4,440,144.41
4. As at 30 June 2017	4,476,268,537.71	542,421,590.62	1,131,459,381.63	179,800,102.17	58,035,676.80	109,903,937.36	6,497,889,226.29
II. Accumulated amortization
1. As at 31 December 2016	690,983,345.45	278,199,710.81	388,864,169.64	97,516,396.57	21,946,276.16	42,038,362.15	1,519,548,260.78
2. Increase in current period	50,011,685.35	28,882,435.68	33,181,100.94	12,274,909.60	2,421,623.62	5,862,938.12	132,634,693.31
(1) Provision	49,973,642.02	25,128,070.35	33,181,100.94	11,130,407.78	2,173,902.85	3,740,748.87	125,327,872.81
(2) Increase due to business merger	38,043.33	–	–	–	–	–	38,043.33
(3) Others (exchange rate)	–	3,754,365.33	–	1,144,501.82	247,720.77	2,122,189.25	7,268,777.17
3. Decrease in current period	4,247,940.76	15,275,100.84	–	397,916.52	–	–	19,920,958.12
(1) Disposal	3,744,824.41	15,275,100.84	–	397,916.52	–	–	19,417,841.77
(2) Transferred to investment properties	503,116.35	–	–	–	–	–	503,116.35
4. As at 30 June 2017	736,747,090.04	291,807,045.65	422,045,270.58	109,393,389.65	24,367,899.78	47,901,300.27	1,632,261,995.97
III. Impairment provision
1. As at 31 December 2016	19,390,044.28	40,246,108.28	8,929,703.09	16,344.49	–	3,384,400.00	71,966,600.14
2. Increase in current period	–	–	–	–	–	–	–
(1) Provision	–	–	–	–	–	–	–
3. Decrease in current period	–	–	–	6,539.90	–	–	6,539.90
(1) Disposal	–	–	–	6,539.90	–	–	6,539.90
4. As at 30 June 2017	19,390,044.28	40,246,108.28	8,929,703.09	9,804.59	–	3,384,400.00	71,960,060.24
IV. Book value
1. Book value as at 30 June 2017	3,720,131,403.39	210,368,436.68	700,484,407.96	70,396,907.93	33,667,777.02	58,618,237.09	4,793,667,170.07
2. Book value as at 31 December 2016	3,710,164,112.64	232,306,240.79	712,904,237.19	69,641,005.10	33,905,068.24	59,921,339.56	4,818,842,003.52

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Land use right without ownership certificate

		Book value
	Book value	as at
	as at	31 December
Item	30 June 2017	2016	Reason

Land occupied by Wuhai Xishui	3,089,641.94	3,127,192.41	In progress
Land use right of Sinoma Chuzhou Cement	3,077,276.71	3,149,603.71	In progress
Liangshan Industrial Park in Nanzheng County, Hanzhong City, Shaanxi Province	5,838,046.84	5,900,782.36	In progress
Land of Sinoma Science & Technology (Chengdu) Co., Ltd.	8,111,843.66	8,274,823.49	In progress
Land use right of Jiangsu Solar Energy	4,585,533.24	4,649,666.60	In progress
Land use right of Pingliang Qilianshan	3,171,325.31	3,411,993.42	In progress
Land use right of Xiahe Qilianshan Anduo Company	9,144,156.48	9,254,326.96	In progress

Total	37,017,824.18	37,768,388.95	–

(3)	See VI.63 Assets with title restrictions in the Notes for details of intangible assets pledged for borrowings as at 30 June 2017.

19.	Development expenditures

		Increase in current period		Decrease in current period
				Amount	Amount
		Expenditure		recognized	transferred
	As at	of internal		as intangible	to current		As at
Item	31 December 2016	development	Others	assets	profit or loss	Others	30 June 2017

Management Platform Saftware V1.0 for demander of saving energy and environmental power	–	1,162,565.92	–	1,162,565.92	–	–	–
Sensible heat recycle device of gas ascension pipe	–	61,278.41	–	61,278.41	–	–	–
Secret-associated Project of Sinoma Science & Technology	94,528,632.86	184,278,364.61	–	2,966,729.34	148,206,246.61	–	127,634,021.52
Joint Study on Preparation Technology of Inorganic Anti-pollution Flashover hydrophobic Coat of Sinoma Advanced Materials	6,775,864.02	–	–	–	6,775,864.02	–	–
Technical Development of Cylinder- Head DC 530KN Suspension Porcelain Insulator of Sinoma Advanced Materials	5,287,921.35	–	–	–	5,287,921.35	–	–
Waterproof Layer Project of Sinoma Advanced Materials	–	1,131,933.21	–	–	–	–	1,131,933.21
zl2015-03 Fiber Layer of Sinoma Advanced Materials	–	1,470,830.77	–	–	–	–	1,470,830.77
Independent Project 2017 of Sinoma Advanced Materials	–	316,074.63	–	–	316,074.63	–	–
Study on the key Technologies for Industrialisation of Oversize Ceramic Bearing Balls with Silicon Nitride for the Wind Power Generation of Sinoma Advanced Materials	–	30,935.04	–	–	30,935.04	–	–

Total	106,592,418.23	188,451,982.59	–	4,190,573.67	160,617,041.65	–	130,236,785.50

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

20.	Goodwill

(1)	Original value

		Increase in current period		Decrease in current period
	As at	Formed by				As at
	31 December	business				30 June
Investee entities	2016	combination	Others	Disposal	Others	2017

Anhui Jieyuan Environmental Protection Technology Co., Ltd.	704,880,065.68	–	–	–	–	704,880,065.68
HAZEMAG & EPR GmbH	474,040,473.70	–	28,727,366.54	–	–	502,767,840.24
LNV Technology Pvt. Ltd.	57,764,891.11	–	–	–	–	57,764,891.11
Pradhan Mercantile Pvt. Ltd.	3,976,332.05	–	102,542.30	–	–	4,078,874.35
Sinoma Dingyuan Ecological Fertilizer Co., Ltd.	–	625,167.56	–	–	–	625,167.56
Yixing Tianshan Cement Co., Ltd.	31,786,469.79	–	–	–	–	31,786,469.79
Xinjiang Tianshan Building Material Testing Co., Ltd.	698,738.04	–	–	–	–	698,738.04
Wuhai Xishui Cement Co., Ltd.	4,577,989.16	–	–	–	–	4,577,989.16
Tianshui Huajian Concrete Engineering Co., Ltd.	1,002,082.33	–	–	–	–	1,002,082.33
Shandong Taishan Composite Materials Co., Ltd.	22,867,669.65	–	–	–	–	22,867,669.65
Gansu Qilianshan Cement Group Co., Ltd.	258,907,043.13	–	–	–	–	258,907,043.13
Gansu Qilianshan Building Materials Holdings Co., Ltd.	155,967,544.65	–	–	–	–	155,967,544.65
Xiahe Qilianshan Anduo Cement Co., Ltd.	145,289,337.18	–	–	–	–	145,289,337.18
Gansu Zhangye Julong Building Material Co., Ltd.	26,013,505.51	–	–	–	–	26,013,505.51
Jiugang (Group) Hongda Building Materials Co., Ltd.	21,987,055.06	–	–	–	–	21,987,055.06
Yongdeng Qilianshan Cement Co., Ltd.	17,916,741.21	–	–	–	–	17,916,741.21
Longnan Qilianshan Cement Co., Ltd.	15,070,549.46	–	–	–	–	15,070,549.46
Tianshui Qilianshan Cement Co., Ltd.	10,260,776.72	–	–	–	–	10,260,776.72
Gansu Gulangxia Cement Co., Ltd.	7,220,241.61	–	–	–	–	7,220,241.61
Honggu Qilianshan Cement Co., Ltd.	6,746,708.34	–	–	–	–	6,746,708.34
Gangu Qilianshan Cement Co., Ltd.	4,707,137.27	–	–	–	–	4,707,137.27
Lanzhou Qilianshan Concrete Engineering Co., Ltd.	2,157,744.42	–	–	–	–	2,157,744.42
Tianshui Qilianshan Cement Sales Co., Ltd.	484,569.34	–	–	–	–	484,569.34

Total	1,974,323,665.41	625,167.56	28,829,908.84	–	–	2,003,778,741.81

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Provision for impairment of goodwill

		Increase in current period		Decrease in current period
	As at					As at
	31 December					30 June
Investee entities	2016	Charge amount	Others	Disposal	Others	2017

HAZEMAG & EPR GmbH	124,263,094.20	–	–	–	–	124,263,094.20
LNV Technology Pvt. Ltd.	57,764,891.11	–	–	–	–	57,764,891.11
Yixing Tianshan Cement Co., Ltd.	10,582,608.53	–	–	–	–	10,582,608.53
Wuhai Xishui Cement Co., Ltd.	4,577,989.16	–	–	–	–	4,577,989.16
Gansu Qilianshan Cement Group Co., Ltd.	70,652,923.19	–	–	–	–	70,652,923.19
Gansu Qilianshan Building Materials Holdings Co., Ltd.	32,260,514.41	–	–	–	–	32,260,514.41
Xiahe Qilianshan Anduo Cement Co., Ltd.	120,805,700.00	–	–	–	–	120,805,700.00
Tianshui Qilianshan Cement Co., Ltd.	10,260,776.72	–	–	–	–	10,260,776.72
Gansu Gulangxia Cement Co., Ltd.	7,220,241.61	–	–	–	–	7,220,241.61
Honggu Qilianshan Cement Co., Ltd.	3,253,374.14	–	–	–	–	3,253,374.14
Tianshui Qilianshan Cement Sales Co., Ltd.	484,569.34	–	–	–	–	484,569.34

Total	442,126,682.41	–	–	–	–	442,126,682.41

21.	Long-term prepayments

	As at	Increase in	Amortization in	Other decrease	As at
Item 31	December 2016	current period	current period	in current period	30 June 2017

Project agency fee (Note)	63,856,771.09	43,826,338.00	23,025,606.48	–	84,657,502.61
Compensation fees	348,261,478.88	29,081,442.91	18,514,151.68	–	358,828,770.11
Construction cost	47,939,239.42	4,808,852.09	5,984,807.62	–	46,763,283.89
Improvement expenditures of fixed assets	14,822,017.28	8,506,120.32	3,070,359.29	–	20,257,778.31
House decoration cost	16,002,992.36	882,882.87	2,253,123.04	–	14,632,752.19
Quarry site stripping fee	42,552,455.63	–	5,589,004.90	–	36,963,450.73
Handling charge for Letter of Guarantee	46,173,496.98	19,386,717.16	11,658,262.05	–	53,901,952.09
Reconstruction cost of environmental protection area	55,551,264.77	1,180,000.00	728,149.52	–	56,003,115.25
Others	49,831,017.07	10,694,761.48	9,448,542.93	–	51,077,235.62

Total	684,990,733.48	118,367,114.83	80,272,007.51	–	723,085,840.80

Note:	Sinoma International (a second-level company of the Group) draws payable project agency fees as per agency fee contract and nature of each project and amortizes the fees in construction cost within the benefit period of the agency fees (project construction period) by using straight-line method.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

22.	Deferred income tax assets and deferred income tax liabilities

(1)	Deferred income tax assets without offsetting

	As at 30 June 2017		As at 31 December 2016
	Deductible	Deferred	Deductible	Deferred
	temporary	income	temporary	income
Item	difference	tax assets	difference	tax assets

Provision for impairment of assets	2,829,321,550.17	510,283,721.41	2,747,165,327.85	483,553,957.16
Unrealized profit of internal sales	987,763,180.70	251,935,684.50	1,008,131,098.65	253,931,705.54
Deferred income	192,646,790.01	32,635,140.42	200,137,392.90	33,892,227.95
Depreciation of fixed assets	293,774,785.70	48,030,688.45	278,781,687.86	45,440,130.36
Employee benefits	272,351,850.16	50,224,988.23	306,813,559.34	56,629,794.57
Special reserve	21,885,641.09	4,013,824.65	22,286,266.68	4,073,918.49
Special payables	33,959,409.71	5,093,911.46	33,959,409.71	5,093,911.46
Provisions	223,133,895.82	43,306,154.11	218,235,568.37	40,432,054.38
Estimated value of trading financial instruments and derivative financial instruments	382,380.92	118,117.47	2,562,715.43	791,622.80
Accruals of expenses	107,102,664.94	16,065,399.74	95,124,838.17	14,268,725.72
Assessment depreciation	49,563,467.77	12,390,866.91	71,850,500.94	17,962,625.24
Amortization of intangible assets	42,973,650.09	6,446,047.52	42,781,061.35	6,417,159.20
Non-deductible losses	298,099,146.32	82,334,570.34	286,764,297.54	78,282,015.53

Total	5,352,958,413.40	1,062,879,115.21	5,314,593,724.79	1,040,769,848.40

(2)	Deferred income tax liabilities without offsetting

	As at 30 June 2017		As at 31 December 2016
	Taxable	Deferred	Taxable	Deferred
	temporary	income	temporary	income
Item	difference	tax liabilities	difference	tax liabilities

Estimated value of trading financial instruments and derivative financial instruments	–	–	–	–
Changes in fair value of available-for-sale financial assets included in other comprehensive income	3,206,874,387.37	762,343,814.26	2,087,106,021.52	503,141,889.88
Assessment appreciation	1,156,349,578.09	258,212,915.97	1,180,008,516.32	261,131,718.74
Others	1,397,378.56	349,344.64	1,450,331.88	362,582.97

Total	4,364,621,344.02	1,020,906,074.87	3,268,564,869.72	764,636,191.59

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

23.	Other non-current assets

	As at	As at
Item	30 June 2017	31 December 2016

Temporary facility	93,453,556.10	97,469,981.66
Factory relocation project	39,244,221.87	39,147,337.52
Prepayment for land use right	30,285,200.00	27,291,000.00
Others	3,563,523.23	4,964,190.75

Total	166,546,501.20	168,872,509.93

24.	Short-term borrowings

(1)	Classification

	As at	As at
Category	30 June 2017	31 December 2016

Pledged borrowings	311,690,416.37	10,000,000.00
Mortgaged borrowings	280,000,000.00	304,000,000.00
Guaranteed borrowings	2,750,700,000.00	3,439,840,000.00
Credit borrowings	7,955,510,058.35	7,590,856,714.05

Total	11,297,900,474.72	11,344,696,714.05

Note:	See VI.63 Assets with title restrictions in the Notes for details of pledged/mortgaged assets for borrowings.

(2)	There is no short-term borrowing due but unpaid in current period.

25.	Financial liabilities at fair value through profit or loss

	As at	As at
Item	30 June 2017	31 December 2016

Financial liabilities held for trading	382,380.92	2,562,715.43
Including: forward foreign exchange contract	382,380.92	2,562,715.43

Total	382,380.92	2,562,715.43

26.	Bills payable

	As at	As at
Category	30 June 2017	31 December 2016

Bank acceptance bills	3,992,614,694.65	4,235,223,582.60
Commercial acceptance bills	42,925,447.79	28,877,510.29

Total	4,035,540,142.44	4,264,101,092.89

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

27.	Accounts payable

(1)	Accounts payable

	As at	As at
Account age	30 June 2017	31 December 2016

Within 1 year	9,099,934,520.83	9,024,486,899.30
1-2 years	2,220,735,024.10	2,106,666,048.91
2-3 years	636,285,505.38	930,368,139.26
Over 3 years	1,155,625,920.27	722,602,910.13

Total	13,112,580,970.58	12,784,123,997.60

(2)	Significant accounts payable aged over 1 year

		Reasons for not repaying
Name	As at 30 June 2017	or carrying forward

Changzhou Hongfa Zongheng Advanced Materials Technology Co.,Ltd.	48,434,933.01	Settlement period undue
Sichuan Dongshu New Material Co., Ltd	37,363,611.67	Settlement period undue
Shanghai Yingjiu Chemical New Material Co.,Ltd	34,195,485.15	Settlement period undue
Beijing Yueji Industry Co., Ltd.	31,819,805.80	Settlement period undue
Henan Installation Group Co.,Ltd.	23,977,722.35	Settlement period undue

Total	175,791,557.98	–

28.	Accounts received in advance

(1)	Accounts received in advance

	As at	As at
Account age	30 June 2017	31 December 2016

Within 1 year	8,916,779,989.22	7,473,131,637.35
1-2 years	2,913,035,971.45	1,605,223,008.83
2-3 years	815,955,011.16	459,254,937.36
Over 3 years	441,088,105.65	777,508,984.09

Total	12,464,456,684.08	10,315,118,567.63

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Significant accounts received in advance age over 1 year:

		Reasons for not repaying
Name	As at 30 June 2017	or carrying forward

DANGOTE CEMENT PLC,IBESE	693,073,863.40	Unsettled
Syria Cement Company	193,720,376.15	Unsettled
United Cement Group	187,363,785.99	Unsettled
Algeria BISKRIA Cement Co., Ltd.	182,925,007.63	Unsettled
Algeria BC Cement Co., Ltd.	177,818,485.82	Unsettled

Total	1,434,901,518.99	–

29.	Employee benefits Payable

(1)	Classification

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Short-term remuneration	796,452,311.81	2,474,359,163.20	2,665,503,048.58	605,308,426.43
Post-employment benefits – defined contribution plan	29,079,431.06	267,767,097.26	256,172,912.14	40,673,616.18
Termination benefits	27,923,755.58	12,642,722.46	24,878,876.95	15,687,601.09

Total	853,455,498.45	2,754,768,982.92	2,946,554,837.67	661,669,643.70

(2)	Short-term remuneration

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Salary, bonus, allowance and subsidy	566,931,535.97	2,027,911,998.39	2,235,156,816.40	360,701,603.84
Staff welfare	5,469,060.40	97,761,746.56	98,355,853.60	4,874,953.36
Social security	10,300,625.96	142,737,813.89	138,834,012.72	14,204,427.13
Including: medical insurance	7,295,301.59	120,271,381.54	116,612,508.91	10,954,174.22
Work-related injury insurance	2,096,773.22	14,915,530.79	14,826,989.57	2,185,314.45
Maternity insurance	908,551.15	7,550,901.56	7,394,514.24	1,064,938.47
Housing funds	17,273,048.94	138,245,120.90	139,505,372.44	16,012,797.40
Labor union funds & personnel education funds	185,588,935.15	46,653,395.04	34,254,412.15	197,987,918.04
Others	10,889,105.39	21,049,088.42	19,396,581.27	11,526,726.66

Total	796,452,311.81	2,474,359,163.20	2,665,503,048.58	605,308,426.43

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(3)	Defined contribution plan

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Basic pension	22,654,363.74	244,813,948.75	233,731,208.64	33,737,103.85
Unemployment insurance expense	6,113,394.47	12,496,066.09	11,876,018.38	6,733,442.18
Enterprise annuity	311,672.85	10,457,082.42	10,565,685.12	203,070.15

Total	29,079,431.06	267,767,097.26	256,172,912.14	40,673,616.18

30.	Taxes Payable

	As at	As at
Item	30 June 2017	31 December 2016

Value-added tax (VAT)	209,953,312.72	193,539,781.87
Business tax	6,470,841.46	11,737,302.78
Corporate income tax	319,795,598.48	271,542,782.45
Individual income tax	27,216,165.80	14,006,603.46
City maintenance and construction tax	13,305,567.16	11,850,699.80
Resource tax	35,644,549.32	32,064,589.02
Property tax	18,357,858.75	18,420,142.19
Land use tax	29,843,689.12	29,741,408.93
Education surcharge	11,229,772.51	10,570,173.28
Mineral resources compensation	5,725,746.71	7,735,294.44
Others	13,601,589.19	15,976,027.57

Total	691,144,691.22	617,184,805.79

31.	Interests payable

	As at	As at
Item	30 June 2017	31 December 2016

Interest on long-term borrowings for which interest to be paid in installment, principal to be paid when due	8,184,222.44	15,194,724.13
Interest on bonds	308,962,086.78	225,876,446.55
Interest on short-term borrowings	5,621,010.90	4,309,205.64
Interest on long-term borrowings	6,665,692.67	2,051,914.95

Total	329,433,012.79	247,432,291.27

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

32.	Dividends payable

(1)	Details

	As at	As at
Item	30 June 2017	31 December 2016

Ordinary share dividend	234,972,984.29	132,117,503.90

Total	234,972,984.29	132,117,503.90

(2)	Dividends distribution of the Company

	Amount per share	Total amount
Item	(Before tax)	(Before tax)

Dividends paid during the current period	–	–
Dividends declared to pay but unpaid yet during the current period	0.03	107,143,920.00
Dividends proposed during the current period	–	–

Total	0.03	107,143,920.00

33.	Other payables

(1)	Classification of other payables by nature

	As at	As at
Nature	30 June 2017	31 December 2016

Project fund and quality guarantee deposit	29,714,039.00	33,705,230.95
Performance bond	118,078,538.63	171,556,702.95
Bid bond	179,343,403.43	102,892,216.36
Deposit	232,753,812.86	127,979,597.97
Employee housing subsidy	3,786,093.23	13,433,509.06
Investment funds	96,109,560.65	55,202,038.52
Agency fund	264,347,467.20	300,099,537.23
Intercourse funds	460,882,957.11	380,695,023.65
Others	407,446,167.38	121,036,230.19

Total	1,792,462,039.49	1,306,600,086.88

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Significant other payables aged over 1 year

		Reasons for not repaying
Name	As at 30 June 2017	or carrying forward

Sinoma Trading Corporation Ltd.	83,338,832.38	Intercourse funds unpaid
Hunan Niuli Cement Co., Ltd.	13,000,000.00	Business unsettled
Wenxian Bureau of Finance	9,900,000.00	Post-disaster reconstruction fund
Shaanxi Yaobai Special Cement Co., Ltd.	6,818,390.33	Intercourse funds unpaid
Beijing Liulihe Cement Company Limited	6,801,868.56	Intercourse funds unpaid

Total	119,859,091.27	–

34.	Non-current liabilities due within one year

	As at	As at
Item	30 June 2017	31 December 2016

Long-term borrowings due within one year	3,347,704,572.30	2,729,072,650.20
Long-term payables due within one year	150,890,889.13	169,344,743.58
Bonds payable due within one year	900,000,000.00	900,000,000.00

Total	4,398,595,461.43	3,798,417,393.78

35.	Other current liabilities

(1)	Classification

	As at	As at
Item	30 June 2017	31 December 2016

Government grants	47,184,703.35	65,072,980.24
Short-term commercial papers	1,900,000,000.00	6,400,000,000.00
Lease payment of sale-leaseback assets due within one year	4,961,121.00	98,491,502.77

Total	1,952,145,824.35	6,563,564,483.01

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Short-term commercial papers

					As at	Amount issued	Interest accrued	Repayment in	As at
	Par value	Date	Term	Amount Issued	31 December 2016	in current period	at par value	current period	30 June 2017
Name of bills	(RMB100 million)	of Issue	of bills	(RMB100 million)	(RMB100 million)	(RMB100 million)	(RMB)	(RMB100 million)	(RMB100 million)

16 Sinoma SCP001	3,500.00	2016-5-13	270 days	3,500.00	3,500.00	–	13,832,511.43	3,500.00	–
17 Sinoma SCP001	1,500.00	2017-1-11	90 days	1,500.00	–	1,500.00	14,498,630.14	1,500.00	–
16 Sinoma Engineering SCP001	500.00	2016-7-14	270 days	500.00	500.00	–	4,212,500.00	500.00	–
16 Sinoma Cement CP001	600.00	2016-2-3	365 days	600.00	600.00	–	2,756,712.33	600.00	–
16 Sinoma Cement SCP001	500.00	2016-6-3	270 days	500.00	500.00	–	5,473,972.60	500.00	–
16 Sinoma Cement SCP002	500.00	2016-10-13	270 days	500.00	500.00	–	13,311,643.85	–	500.00
17 Sinoma Cement CP001	500.00	2017-3-1	365 days	500.00	–	500.00	7,042,191.78	–	500.00
16 Taishan Fiberglass CP001	500.00	2016-8-26	365 days	500.00	500.00	–	14,839,041.08	–	500.00
16 Science & Technology SCP003	300.00	2016-10-26	270 days	300.00	300.00	–	6,845,800.00	–	300.00
17 Science & Technology CP001	100.00	2017-4-10	365 days	100.00	–	100.00	920,000.00	–	100.00

Total	8,500.00	–	–	8,500.00	6,400.00	2,100.00	83,733,003.21	6,600.00	1,900.00

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

36.	Long-term borrowings

	As at	As at
Classification	30 June 2017	31 December 2016

Pledged borrowings	33,300,000.00	239,670,000.00
Mortgaged borrowings	2,353,761,120.79	1,958,374,415.10
Guaranteed borrowings	4,365,752,241.12	3,096,323,333.36
Credit borrowings	1,637,675,200.00	1,416,794,755.32

Total	8,390,488,561.91	6,711,162,503.78

Note:	See VI.63 Assets with title restrictions in the Notes for details of pledged/mortgaged assets for borrowings.

37.	Bonds payable

(1)	Classification

	As at	As at
Item	30 June 2017	31 December 2016

Medium-term notes	3,600,000,000.00	3,600,000,000.00
Corporate bonds	4,196,816,769.14	1,196,119,409.53

Total	7,796,816,769.14	4,796,119,409.53

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Increase and decrease of bonds payable

								Amortization
					As at	Amount issued in	Interest accrued	of premiums	Repayment in	Reclassification	As at
	Total par value		Date of	Amount issued	31 December 2016	current period	at par value	and discounts	current period	at 30 June 2017	30 June 2017
Name of bond	(RMB million)	Date of issue	maturity	(RMB million)	(RMB million)	(RMB million)	(RMB dollar)	(RMB dollar)	(RMB million)	(RMB million)	(RMB million)

15 Sinoma MTN001	2,500.00	2015-8-14	2020-8-14	2,500.00	2,500.00	–	57,000,000.00	–	–	–	2,500.00
17 Sinoma Bond 01	1,500.00	2017-1-16	2022-1-17	1,500.00	–	1,500.00	29,625,000.00	–	–	–	1,500.00
17 Sinoma Bond 02	1,500.00	2017-3-31	2022-4-5	1,500.00	–	1,500.00	17,062,500.00	–	–	–	1,500.00
16 Ningxia Building Materials Bonds	500.00	2016-10-21	2019-10-21	500.00	500.00	–	8,678,082.19	–	–	–	500.00
16 Sinoma Cement MTN001	400.00	2016-11-14	2019-11-14	400.00	400.00	–	9,203,179.10	–	–	–	400.00
16 Taishan Fiberglass Bonds	700.00	2016-9-6	2021-9-6	700.00	696.12	–	20,547,333.33	697,359.61	–	–	696.82
14 Qilianshan MTN001	500.00	2014-8-20	2019-8-20	500.00	500.00	–	16,825,000.00	–	–	–	500.00
15 Qilianshan MTN001	100.00	2015-9-15	2020-9-15	100.00	100.00	–	2,510,000.00	–	–	–	100.00
15 Qilianshan MTN002	100.00	2015-9-15	2020-9-15	100.00	100.00	–	2,510,000.00	–	–	–	100.00

Total	7,800.00	–	–	7,800.00	4,796.12	3,000.00	163,961,094.62	697,359.61	–	–	7,796.82

(1)	The Company has issued company bonds amounted to RMB1.5 billion with fixed rate and a tenor of 3 plus 2 years as at 17 July 2017, in which the issuer shall be entitled to adjust the coupon rate at the end of the third year and the investors shall be entitled to sell back the bonds. The coupon rate for the first 3 years is 3.95%. If the issuers do not exercise the entitlement for adjusting the coupon rate, the coupon rate will remain the same for the last 2 years, payable annually. Provision for interest expense amounted to RMB29,625,000.00 during the current period.

(2)	The Company has issued company bonds amounted to RMB1.5 billion with fixed rate and a tenor of 3 plus 2 years as at 5 April 2017, in which the issuer shall be entitled to adjust the coupon rate at the end of the third year (5 April 2020) and the investors shall be entitled to sell back the bonds. The coupon rate for the first 3 years is 4.55%. If the issuers do not exercise the entitlement for adjusting the coupon rate, the coupon rate will remain the same for the last 2 years, payable annually. Provision for interest expense amounted to RMB17,062,500.00 during the current period.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

38.	Long-term payables

	As at	As at
Nature	30 June 2017	31 December 2016

Project agency fee	35,809,897.81	98,268,874.09
Allowance for staff	384,516,093.79	394,986,037.40
Finance lease	212,970,151.56	293,970,167.45
Including: Within 1 year	142,113,420.81	159,715,445.95
1-2 years	70,256,730.75	133,344,334.10
2-5 years	600,000.00	910,387.40
Over 5 years	–	–
Payment for mining concession	19,770,046.88	24,363,972.09
Other items	22,672,330.61	10,115,617.59
Less: long-term payables due within one year	150,890,889.13	169,344,743.58

Total	524,847,631.52	652,359,925.04

39.	Long-term employee benefits payable

(1)	Classification

	As at	As at
Item	30 June 2017	31 December 2016

Net liabilities of post-employment benefits – defined benefit plan	226,392,095.66	219,674,719.67
Termination benefits	35,672,553.38	44,700,000.00
Other long-term benefits	27,704,517.10	27,704,517.10

Total	289,769,166.14	292,079,236.77

(2)	Changes in defined benefit plan – present value of obligations in defined benefit plan

Six months ended
Item	30 June 2017

As at 31 December 2016	219,674,719.67
Defined benefit cost included in current profits and losses	–
1. Current service cost	–
2. Past service cost	–
3. Settlement gains (losses to be listed with “-”)	–
4. Net interest	–
5. Other changes	–
Defined benefit cost included in other comprehensive income	2,524,981.70
1. Actuarial losses (gains to be listed with “-”)	2,524,981.70
Other changes	4,192,394.29
1. Liabilities eliminated in settlement	–
2. Paid welfare	-2,161,005.67
3. Others	4,426,323.72
As at 30 June 2017	226,392,095.66

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

40.	Special payables

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Factory relocation of Sinoma Shangrao	104,644,564.82	–	59,923.05	104,584,641.77
YF201107 extended cement research project	7,720,000.00	–	–	7,720,000.00
Research on cement kiln sludge drying and incineration technology and equipment development	4,553,190.85	120,298.55	–	4,673,489.40
Development of key technology to reduce nitrogen oxide emission of cement kiln	4,353,793.65	–	–	4,353,793.65
Development of key technology of energy conservation for multi-stage heat transfer and stepping cooling of cement	3,703,765.42	–	–	3,703,765.42
Cement research project with a daily production of 10,000 tonnes	2,472,382.38	–	–	2,472,382.38
Combustible dangerous materials crusher of the sludge dryer-Keli	2,150,000.00	–	–	2,150,000.00
Special funds for achievement transformation projects of Jiangsu Province	2,000,000.00	–	150,000.00	1,850,000.00
Land compensation for old Xuzhou factory	59,460,000.00	–	–	59,460,000.00
Subsidy for factory relocation of Sinoma (Henan) Environmental Protection Co., Ltd.	29,339,409.71	–	–	29,339,409.71
Industrialization project of electric-bag composite dust collector of Sinoma (Henan) Environmental Protection Co., Ltd.	3,500,000.00	–	–	3,500,000.00
Efficient bed-grinding equipment for ore milling	3,335,927.34	–	–	3,335,927.34
Development and industrialization of complete equipment for resourceful treatment and pollution-free disposal of urban solid waste	1,632,700.81	–	122,000.00	1,510,700.81
Comprehensive energy saving reform project for 1# kiln system	6,000,000.00	–	–	6,000,000.00
31 technical reform project	19,100,000.00	–	–	19,100,000.00
Compensation for relocation and resettlement of Sinoma Science & Technology	23,291,000.00	–	–	23,291,000.00
JCW06	13,000,000.00	–	–	13,000,000.00
Innovation capacity building project of Beijing Engineering Lab	4,500,000.00	–	450,000.00	4,050,000.00
WJJG	4,500,000.00	–	–	4,500,000.00
Other items	13,911,709.14	28,336,100.00	21,907,316.47	20,340,492.67

Total	313,168,444.12	28,456,398.55	22,689,239.52	318,935,603.15

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

41.	Provisions

	As at	As at
Item	30 June 2017	31 December 2016

Pending litigation	1,865,000.00	1,865,000.00
Tax disputes	–	57,747,109.53
Product quality guarantee	151,169,252.06	154,053,902.92
Others	80,109,122.28	72,937,228.69

Total	233,143,374.34	286,603,241.14

Note:	See XIV. 3 in the Notes for details of tax disputes related to Sinoma Cement.

42.	Deferred income

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Government grants	836,521,487.72	43,278,347.96	45,128,184.02	834,671,651.66
Unrealized profit or loss of sale-leaseback	-100,985,207.85	5,967,073.28	978,978.56	-95,997,113.13

Total	735,536,279.87	49,245,421.24	46,107,162.58	738,674,538.53

43.	Share capital

	Increase (+)/decrease (-) in current period
	As at	Issue of		Shares converted			As at
Item	31 December 2016	new shares	Bonus issue	from reserve	Others	Subtotal	30 June 2017

Total shares	3,571,464,000.00	–	–	–	–	–	3,571,464,000.00

44.	Capital reserve

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Share premiums	1,478,828,583.08	–	–	1,478,828,583.08
Other capital reserve	4,477,560,968.92	3,949,546.36	–	4,481,510,515.28

Total	5,956,389,552.00	3,949,546.36	–	5,960,339,098.36

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

45.	Other comprehensive income

	Amount for the current period
			Less: amount
			included in other
			comprehensive
			income in
		Amount	previous period			After-tax amount
		incurred before	and carried over to		After-tax amount	attributable
	As at	income tax in	profits and losses	Less: income	attributable to the	to minority	As at
Item	31 December 2016	current period	in current period	tax expenses	parent company	interests	30 June 2017

I. Other comprehensive income that cannot be subsequently reclassified to loss or profit	-26,096,367.61	-2,524,981.70	–	-782,239.33	-408,825.23	-1,333,917.14	-26,505,192.84
Including: changes arising from re-measurement of net liabilities or net assets of defined benefit plan	-26,096,367.61	-2,524,981.70	–	-782,239.33	-408,825.23	-1,333,917.14	-26,505,192.84
II. Other comprehensive income that may be subsequently reclassified to profit or loss	1,291,280,959.92	1,182,546,919.68	–	259,201,924.37	783,779,625.84	139,565,369.48	2,075,060,585.76
Including: shares of other comprehensive income that may be subsequently reclassified to loss or profit of investee entities under equity method	-9,017,252.14	206,874.28	–	–	124,621.07	82,253.21	-8,892,631.07
Including: profits and losses from changes in fair value of available-for-sale financial assets	1,375,248,953.44	1,119,768,365.85	–	259,201,924.37	761,563,618.05	99,002,823.43	2,136,812,571.49
Exchange differences on translation of foreign currency financial statements	-74,958,591.63	62,571,679.55	–	–	22,091,386.72	40,480,292.84	-52,867,204.91
Others	7,850.25	–	–	–	–	–	7,850.25

Total other comprehensive income	1,265,184,592.31	1,180,021,937.98	–	258,419,685.04	783,370,800.61	138,231,452.34	2,048,555,392.92

46.	Special reserve

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Safety production reserve	247,886,109.99	45,447,135.08	33,478,889.03	259,854,356.04

Total	247,886,109.99	45,447,135.08	33,478,889.03	259,854,356.04

47.	Surplus reserve

	As at	Increase in	Decrease in	As at
Item	31 December 2016	current period	current period	30 June 2017

Statutory surplus reserve	214,682,338.10	–	–	214,682,338.10

Total	214,682,338.10	–	–	214,682,338.10

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

48.	Undistributed profits

Six months ended
Item	30 June 2017

At the beginning of the period	5,386,133,582.18
Add: net profits attributable to owners of parent company in current period	596,206,675.01
Less: appropriation to statutory surplus reserve	–
Distribution of ordinary share dividends	107,143,920.00
Appropriation to employee benefit fund	1,000,000.00

At the end of the period	5,874,196,337.19

Note:	On 26 May 2017, the shareholders meeting of the Company deliberated and approved the profit distribution plan of 2016. The declared dividend for the year ended 31 December 2016 can be RMB 0.03 per share (before tax) as at 31 December 2016 and the total amount is RMB107 million.

49.	Operating revenue and costs

	Six months ended 30 June 2017		Six months ended 30 June 2016
Item	Revenue	Cost	Revenue	Cost

Main operation	24,957,781,805.25	19,200,011,615.07	21,625,314,481.08	17,431,536,075.28
Other operation	148,029,634.25	106,210,194.61	125,953,462.20	92,136,438.95

Total	25,105,811,439.50	19,306,221,809.68	21,751,267,943.28	17,523,672,514.23

50.	Taxes and surcharges

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Business tax	–	27,143,206.14
City maintenance and construction tax	57,226,186.66	48,400,479.48
Education surcharge	51,776,907.26	40,407,464.47
Resource tax	20,572,158.26	18,399,331.44
Property tax	56,248,439.83	–
Vehicle and vessel tax	1,845,149.95	–
Land use right tax	55,965,934.50	–
Stamp duty	14,505,060.25	–
Others	19,598,169.16	8,111,763.33

Total	277,738,005.87	142,462,244.86

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

51.	Selling expenses

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Employee benefits	177,478,899.73	169,176,625.06
Depreciation and amortization charges	43,221,508.77	41,199,010.57
Transportation expenses	319,058,835.07	257,478,404.95
Advertisement expenses	12,624,097.48	11,249,262.15
Utilities, energy and power charges	19,101,796.40	23,479,526.71
Unloading expenses	35,142,376.47	35,421,536.16
Rent	6,464,282.02	6,177,767.56
Travel expenses	25,066,189.00	25,273,133.56
Office expenses	3,771,926.73	5,648,251.80
Communication subsidy	1,456,087.17	1,931,482.73
Premium	5,404,237.14	1,263,855.69
Intermediary agency fee	1,125,640.39	11,131,203.29
Business entertainment expenses	13,442,703.84	13,061,168.64
Selling service fees	54,815,401.55	58,997,602.47
Labor expenses	4,612,264.12	5,498,952.97
Packaging charges	187,393,415.00	223,759,585.63
Others	54,430,079.82	31,886,349.04

Total	964,609,740.70	922,633,718.98

52.	Administrative expenses

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Employee benefits	859,191,572.67	645,383,245.43
Depreciation and amortization	260,082,338.51	249,653,822.04
Inventory loss/gain	8,534,309.11	-338,415.00
Transportation expenses	11,314,128.38	10,499,150.64
Research and development expenses	354,524,467.55	300,593,906.39
Utilities, energy and power charges	18,769,379.58	19,468,332.92
Property management fee	18,133,649.94	18,642,200.34
Maintenance cost of fixed assets	211,961,912.92	147,632,526.20
Intermediary service charge	49,472,863.94	42,320,694.90
Other taxes	–	133,171,303.15
Rent	50,484,015.08	32,739,506.80
Travel expenses	40,113,184.95	34,294,843.79
Office expenses	30,594,974.39	26,504,050.30
Communication subsidy	10,513,834.27	7,381,759.10
Conference expenses	3,357,942.02	3,630,088.26
Premium	22,936,303.26	15,637,934.60
Business entertainment expenses	22,249,304.34	19,239,729.64
Sewage charges	35,746,717.90	30,984,228.17
Labor expenses	29,191,986.16	25,975,318.67
Others	104,780,904.92	97,850,195.78

Total	2,141,953,789.89	1,861,264,422.12

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

53	Financial expenses

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Interest expenditure	781,112,013.69	855,883,348.29
Including: interests of bank borrowings and other borrowings that must be repaid within 5 years	728,913,516.96	855,883,348.29
Less: interest income	126,652,748.00	67,804,481.06
Add: exchange losses	174,682,620.93	-55,593,550.23
Add: other expenditures	56,161,888.70	49,256,536.24

Total	877,062,771.82	781,741,853.24

54.	Asset impairment losses

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Losses of bad debts	52,509,309.80	144,080,847.82
Losses of decline in value of inventories	7,873,420.92	11,582,171.81
Impairment losses of fixed assets	11,900,555.11	2,111,584.62
Impairment losses of intangible assets	–	–
Impairment losses of construction in progress	21,311,451.28	–

Total	93,594,737.11	157,774,604.25

55.	Income/(losses) from changes in fair value

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Financial assets held for trading	971,020.36	-1,198,322.60
Including: forward foreign exchange contract	971,020.36	-1,751,000.00
Fund	–	552,677.40
Financial liabilities held for trading	2,257,985.18	-8,001,617.72
Including: forward foreign exchange contract	2,257,985.18	-8,001,617.72

Total	3,229,005.54	-9,199,940.32

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

56.	Investment income

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Long-term equity investment income under the equity method	10,602,203.40	9,706,126.31
Investment income from disposal of long-term equity investment	-34,011.47	5,059,591.11
Investment income from disposal of financial assets at fair value through profit or loss	-130,549.65	3,323,040.71
Investment income from available-for-sale financial assets	3,384,700.00	15,135,358.36
Investment income from disposal of available-for-sale financial assets	486,269.39	486,386.50
Others	464,344.15	326,771.25

Total	14,772,955.82	34,037,274.24

57.	Other income

	For the six months	For the six months
Sources of other income	ended 30 June 2017	ended 30 June 2016

Government grants related to normal business activities	209,171,165.00	–

Total	209,171,165.00	–

58.	Non-operating income

(1)	Details

			Amount included
			in current
	Six months ended	Six months ended	non-recurring
Item	30 June 2017	30 June 2016	profits and losses

Gains on disposal of non-current assets	11,306,458.02	51,274,971.69	11,306,458.02
Including: gains on disposal of fixed assets	11,256,788.57	38,675,856.77	11,256,788.57
Gains on disposal of intangible assets	–	11,430,000.00	–
Gains on debt restructuring	2,523,845.78	1,197,613.30	2,523,845.78
Government grants	50,243,815.79	239,052,988.13	50,243,815.79
Default compensation	5,256,612.25	5,722,099.55	5,256,612.25
Other gains	13,946,793.42	14,303,132.14	13,946,793.42

Total	83,277,525.26	311,550,804.81	83,277,525.26

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Details of government grants

	Six months ended	Six months ended	Asset-related/
Item	30 June 2017	30 June 2016	income-related

1. Tax refunds	7,048,058.43	107,552,876.74	Income-related
2. Transfer-in of deferred income	15,233,309.42	34,792,420.06	Asset-related
3. Special grants and bonus	27,962,447.94	96,707,691.33	Income-related

Total	50,243,815.79	239,052,988.13

59.	Non-operating expenses

			Amount included
			in current
	Six months ended	Six months ended	non-recurring
Item	30 June 2017	30 June 2016	profits and losses

Losses on disposal of non-current assets	60,273,294.56	13,989,729.59	60,273,294.56
Including: losses on disposal of fixed assets	60,159,028.66	8,210,584.01	60,159,028.66
Losses on disposal of intangible assets	–	5,705,919.77	–
Losses on debt restructuring	78,150.60	229,170.77	78,150.60
Donation	1,271,798.95	4,248,353.44	1,271,798.95
Inventory losses	441,349.09	18,204.35	441,349.09
Abnormal losses	163,875.69	110,578.02	163,875.69
Compensation penalties	6,579,205.74	5,403,762.86	6,579,205.74
Others	7,492,193.89	8,825,503.77	7,492,193.89

Total	76,299,868.52	32,825,302.80	76,299,868.52

60.	Income tax expenses

	Six months ended	Six months ended
Item	30 June 2017	30 June 2016

Current income tax expense	434,430,701.07	528,810,590.43
Deferred income tax expense	-24,259,068.57	-291,662,843.34

Total	410,171,632.50	237,147,747.09

XI.	CONTINGENCIES

(I)	Saudi Arabia tax matters

In 2011, the local tax authority of Saudi Arabia carried out regular tax assessment on Saudi branch of Sinoma International (hereinafter referred to as Saudi Branch) , a second-level company of the Group, in terms of the tax payment of Saudi Branch in the period 2006-2008. On 20 November 2014, Saudi Branch received an assessment report from Saudi Arabia Tax Authority. According to the report, Saudi Branch should pay the short-paid taxes and fine for delaying payment (SAR 33.04 million of short-paid taxes and fine of 1% on the short-paid taxes for every 30 days) or can make an appeal within a specified time limit. Saudi Branch made an appeal to the Preliminary Tax Appeal Committee (PTAC). In May 2016, it received the notice of appeal result. PTAC has not conducted substantive review of the content of appeal and rejected the appeal of Saudi Branch. Saudi Branch, therefore, decided to make an appeal to the High Tax Appeal Committee. To meet the appeal conditions, during the Reporting Period, the Group has provided a bank guarantee amounting to SAR 68,454,303.00 and submitted a formal appeal report.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

In November 2016, Saudi Branch received correspondence and relevant lists of supplementary tax payment from Saudi Arabia Tax Authority. It was informed to pay income tax and withholding tax (SAR 44,933,098.60 of income tax and SAR 32,109,933.00 of withholding tax) from 2009 to 2010, SAR 77,043,031.60 (approximately equal to RMB 140 million) in total. In addition, according to the tax law of Saudi Arabia, Saudi Branch may need to pay fine of 1% per 30 days if its appeal fails. Saudi Branch has made an appeal to the Saudi Arabian tax bureau.

The Group believes that the appeal can be justified. However, since there are uncertainties in the process of appeal, the Group could not reasonably predict the final result and amount of the contingency as at the date of approval of the financial statements.

(II)	OTHER ARBITRATION AND LITIGATION MATTERS

1.	On 23 April 2012, Lvliang Lvyuan Building Material Co., Ltd. (hereinafter referred to as “Lvliang Lvyuan”) and Sinoma Technology & Equipment Group Co., Ltd. (hereinafter referred to as “Sinoma-Tec Group”), a third-level company of the Group, signed a Cooperation Agreement on Annual Production of 300 Thousand Tons of Steel Slag Line New Project of Lvliang Lvyuan Building Material Co., Ltd. and a series of Equipment Procurement Agreements, stating that Sinoma-Tec Group provides Lvliang Lvyuan with steel slag vertical mills, equipment related to steel slag grinding mill production line and technical management consulting and that Lvliang Lvyuan pays for the equipment and technical consulting fees. On 17 May 2012 and 16 September 2013, both parties signed supplementary agreements on project cooperation. Both parties’ fulfillment of the contracts is qualified through completion acceptance. On 26 November 2014, Lvliang Lvyuan appealed to Lvliang Intermediate People’s Court against Sinoma-Tec Group for the reason that the equipment provided by Sinoma-Tec Group is difficult achieving the contract objectives due to its serious defects, requested for dissolution of Cooperation Agreement, Equipment Procurement Agreements and so on between them and asked the defendant to compensate RMB20,000,000 for the economic loss. Lvliang Intermediate People’s Court officially began substantive trial procedure. The plaintiff applied for accreditation of quality of the products, and the accrediting body has been entrusted. On 28 June 2017, the first session of the first instance was completed, and no judgment has yet been made.

2.	On 15 March 2013, CBMI Construction Co., Ltd. (hereinafter referred to as “CBMI Construction”), a third-level company of the Group, signed the EPC Contract of 5000 t/d CUFA Production Line Phase I of Hulun Buir Shengwei Technology Industrial Co., Ltd. with Hulun Buir Shengwei Technology Industrial Co., Ltd. (hereinafter referred to as “Shengwei Technology”) and Yimin Zhongding Technology Energy Conservation Co., Ltd. (hereinafter referred to as “Yimin Zhongding”). On 15 September 2014, CBMI Construction filed a lawsuit in the Intermediate People’s Court of Hunlun Buir against the two defendants for their rejection to settle and pay the project fund and asked Shengwei Technology and Yimin Zhongding to pay RMB102,414,900.00 to it. On 17 October 2014, the court prepared the Notice of Acceptance (2014 HMCZ No. 160) and formally accepted this case. After acceptance of the case, Shengwei Technology raised a jurisdiction objection. After the first and second rules on jurisdiction objection, it was finally determined that the Intermediate People’s Court of Hunlun Buir would hear this case. In July 2015, Shengwei Technology filed a counterclaim in which CBMI Construction was required to pay RMB828,000.00 of liquidated damages and RMB50,000,000 of indemnity to it. The court has decided an amalgamated hearing of this case and the counterclaim. In September 2015, Shengwei Technology applied for three juridical identifications for construction costs, building projects quality and product quality in terms of this case. Due to complexity of this case, until the date of approval of the financial statements, this case is under the juridical identification procedure.

(III)	Guarantees

As at 30 June 2017, the balance of guarantees still valid at the end of the Reporting Period of the Group was approximately RMB8,808 million.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(IV)	Other contingencies

Sinoma International, a second-level company of the Group, had acquired 100% equity of Anhui Jieyuan and signed the Performance Compensation Agreement with former shareholders (including Xu Xidong, Zhang Ximing, Jiang Guirong, Xuan Hong and Zhang Ping) of Anhui Jieyuan, Anhui Haihe New Energy Investment Co., Ltd.,Anhui Henghai Investment Center LP (hereinafter referred to as compensation obligors) in 2015. The compensation obligors promised that the accumulated net profit of Anhui Jieyuan attributable to its parent company in 2015, 2016 and 2017 shall not be less than RMB300,000,000.00 (commitment value). In the three-year-long Commitment Period of 2015, 2016 and 2017, where Sinoma International makes capital investment with its own capital, the net profit shall be an amount that the net profit of Anhui Jieyuan attributable to the parent company subtracts the cost of invested capital. Where the actual net profit of Anhui Jieyuan is less than the commitment value, the compensation obligors shall make compensation to Sinoma International as agreed in the Performance Compensation Agreement.

XII.	COMMITMENTS

Significant commitments

As at 30 June 2017, the significant commitment contracts signed but unpaid of the Group amounted to RMB561,908,559.89. See the contents below for details:

				(Unit: RMB)
				Expected
Project	Contract amount	Paid amount	Unpaid amount	investment period

Wuhai Xishui – Energy Conservation Technical Improvement Project of Cement Milling System	80,000,000.00	1,387,600.00	78,612,400.00	2017
2×500,000 m3/a Commercial Concrete Mixing Plant Phase I of Qingtongxia Concrete	42,002,000.00	15,423,900.00	26,578,100.00	2017
Taiyangshan 1,200,000 t/a Aggregate Production Line Project of Qingtongxia Cement	46,840,000.00	26,363,700.00	20,476,300.00	2017
F04 Project	1,093,040,000.00	1,015,370,000.00	77,670,000.00	2016.03-2017.03
F05 Project	447,190,000.00	270,120,000.00	177,070,000.00	2016.11-2017.12
240,000,000 m2/A Lithium Membrane Production Line Project	378,742,800.00	297,783,600.00	80,959,200.00	2016.03-2018.12
80,000 t/a Alkali-free Glass Fiber Production Line Technical Improvement Project	272,929,352.91	172,386,793.02	100,542,559.89	2016.06-2020.07

Total	2,360,744,152.91	1,798,835,593.02	561,908,559.89	–

There is no other significant commitment for the Group to disclose as at 30 June 2017, except for the commitments above.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

XIII.	EVENTS AFTER BALANCE SHEET DATE

Tianshan Cement, a second-level company of the Group, was the transferee of subscribed capital contribution options (with RMB0) of Xinjiang New Energy (Group) Environmental Development Co., Ltd., which were held by Xinjiang New Energy (Group) Co., Ltd. and the Environmental Protection Technology Consultant Centre of Xinjiang Uygur Autonomous Region, respectively, and signed an agreement in relation to the transfer of capital contribution options of Xinjiang New Energy (Group) Environmental Development Co., Ltd. at 23 June 2017. Subsequent to the above transfer, Tianshan Cement will held 34% of Environmental Development Co., Ltd in aggregate, representing an amount of RMB51,000,000.00 of capital contribution. As at 14 July 2017, Tianshan Cement made a capital contribution of RMB20,400,000.00 to Xinjiang New Energy (Group) Environmental Development Co., Ltd.

XIV.	OTHER SIGNIFICANT MATTERS

1.	Correction and effect of prior period errors

None.

2.	Influence of political unrest of Middle East on project implementation

As at 30 June 2017, CBMI Construction (a third-level company) has been implemented an EPC project in Syria. The EPC contract of the project was signed on 8 August 2008, with a total contract price of EUR 47,310,000.00 and USD239,390,000.00. Amount received accumulated to USD 30,270,000.00. The PAC certificate signed by the owner was obtained in June 2011. Costs of the project incurred to CBMI Construction have been settled. Under influence of the local situation, all of the Chinese employees have left Syria and later services have been suspended. The local security department is responsible for security of the project. Later progress of the project will be determined upon situation of Syria.

3.	Tax issue of Sinoma Cement

In December 2016, Sinoma (Hanjiang) Cement Co., Ltd. (hereinafter referred to as “Sinoma Hanjiang”), a third-level company of the Group received the HTGST [2016] No. 07 notice on tax matters from Hanzhong Municipal Office, SAT. It cancelled Sinoma Hanjiang’s qualification since November 2013 to benefit from VAT rebate of resource comprehensive utilization product and labor and tax-free policy. And the VAT of RMB57,747,109.53 rebated from November 2013 to August 2016 has been returned. In December 2016, Sinoma Hanjiang submitted a request for administrative reconsideration to the Hanzhong Municipal Office. SAT, requesting the withdrawal of the Notice on Tax Matters of Han (2016) No. 07, and provided tax guarantee by mortgaging machinery and equipment. On 12 April 2017. Sinoma Hanjiang obtained the Administrative Reconsideration Decision issued by the Hanzhong Municipal Office, SAT (HGSFJZ [2017] No. 1). The decision considers that the Notice shall be revoked due to unclear facts and insufficient evidence. Based on the decision, the Group had reversed the estimated liabilities of RMB 57,747,109.53 recognised in 2016 and increased the Group’s total profit in 2017 by RMB57,747,109.53.

4.	Recognition of the representative office in Indonesia

In June 2016. Indonesia Jakarta Tax Authority issued a notice on identifying the representative office of Tianjin Cement Design & Research Institute Co., Ltd. (a third-level company of the Group) in Indonesia (hereinafter referred to as “representative office in Indonesia”) as a permanent establishment. According to the Indonesia tax law, a permanent establishment shall pay withholding tax in terms of the goods it exports to Indonesia, which shall account for 4% of the export revenue. The Tianjin Design & Research Institute Co., Ltd. has signed USD170 million EP contract with local PT.SEMEN BATURAJA. If it is considered as a permanent establishment, 4% of the contract amount is involved in withholding tax. According to the bilateral tax agreement between Indonesia and China, the Group reasonably believes that the representative office in Indonesia does not meet the conditions for a permanent establishment in Indonesia. Until the date of approval of the financial statements, the representative office in Indonesia has been undergoing the investigation by local Indonesia tax authority and the Group has not received any notice to pay tax.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

5.	The relocation compensation for Tianshan Cement Cangfanggou Premise

According to the Notice on Implementation Scheme of Removal of Polluting Enterprises (Including Chemical Enterprises) from Central Urban Area of Urumqi Municipality (WZB [2011] No. 104) issued by the General Office of the People’s Government of Urumqi Municipality, Cangfanggou Premise (production areas of No. 1 and No. 2 Factories) of Tianshan Manufacturing, a subsidiary of Tianshan Cement (a second-level company of the Group) in No. 242, Shuinichang Street, Cangfanggou Road, Urumqi would be relocated in whole. Pursuant to documents such as the Notice on Implementation Rules of Removal of Polluting Enterprises from Central Urban Area of Urumqi Municipality (WZB [2012] No. 233), Tianshan Cement signed the Relocation Compensation Agreement of Cangfanggou Premise with Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. which has obtained the development right of the land through government bid, auction and listing. Total amount of compensation of the relocation is RMB1,132,040,600.00, including RMB278,767,600.00 of land compensation, RMB609,539,700.00 of compensation of above-ground buildings and equipment and RMB243,733,300.00 of compensation for personnel resettlement.

The relocation and development principles, i.e. “compliance with planning, overall removal, step-by-step demolition and delivery, and phased compensation”, determined in the document of the government of the autonomous region (XZH [2013] No. 214) shall be followed. Supplementary development of municipal roads and traffic infrastructure of Cangfanggou Premise shall be provided. Tianshan Cement performed relocation and delivered the assets step by step. Xinjiang Tianshan Building Materials (Group) Real Estate Development Co., Ltd. followed the relocation principles above and gradually received assets in the relocation range. In accordance with the relocation plan and principles above, the assets in the relocation range should be delivered in six years (i.e. 2014-2019). As at 30 June 2017, the accumulated amount received for the first three phases was RMB 553,806,911.28.

6.	Segment information

(1)	Determination basis and accounting policy of reportable segments

Operating segments of the Group are determined based on the internal organizational structure, management requirements and internal reporting system. An operating segment of the Group refers to the component satisfying the following conditions:

1)	The component can generate income and incur expenses in daily activities;

2)	The management can regularly evaluate the operating results of the component to determine its resource allocation and evaluate its performance;

3)	Accounting information about the component such as financial situation, operating results and cash flow can be obtained.

At present, the Group has three operating segments: cement equipment and engineering services, cement, and high-tech materials. Since each segment has different operating characteristics, the Group determine the reportable segments based on the operating segments. The reportable segments are also the said three segments.

Accounting policies for each operating segment of the Group is the same as those described in “Significant accounting policies and accounting estimates”.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

(2)	Financial information about reportable segments in current period

Pre-tax profits, assets and liabilities divided based on products or business segments

	Cement
	equipment and
	engineering		High-tech
Item	services	Cement	materials	Others	Offset	Total
	(RMB million)	(RMB million)	(RMB million)	(RMB million)	(RMB million)	(RMB million)

Operating revenue	9,914.61	10,470.74	5,250.69	19.95	550.18	25,105.81
Including: external transaction revenue	9,407.10	10,469.44	5,229.27	–	–	25,105.81
Inter-segment transaction revenue	507.51	1.30	21.42	19.95	550.18	–
Operating costs	8,329.28	7,695.51	3,802.65	–	521.22	19,306.22
Expenses for the period	928.72	1,920.84	958.18	195.83	19.94	3,983.63
Total profit	635.88	764.74	455.88	100.09	277.81	1,678.78
Total assets	32,595.04	47,902.35	25,004.18	20,363.03	17,999.06	107,865.54
Total liabilities	23,851.48	26,630.36	15,523.98	6,862.83	2,583.78	70,284.87
Supplementary information
Depreciation and amortization expenses	220.12	1,264.79	556.19	0.67	30.11	2,011.66
Capital expenditures	299.31	881.06	1,510.55	0.59	22.62	2,668.89
Non-cash expenses excluding depreciation and amortization	–	–	–	–	–	–

E.	INDEBTEDNESS

Borrowings

At the close of business on 31 August 2017, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this document, the Sinoma Group had the following outstanding borrowings:

RMB'000

Borrowings:
– Bank borrowings, secured	1,453,921
– Bank borrowings, guaranteed	11,173,012
– Bank borrowings, unsecured	10,842,425
– Bonds	8,397,049

31,866,407
Obligations under finance leases	180,223
Other borrowings	3,959,462

36,006,092

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

Pledge of assets

At the close of business on 31 August 2017, the Sinoma Group pledged the following assets for securing bank borrowings:

RMB'000

Property, plant and equipment	4,556,179
Prepaid lease payment	358,734
Investments in subsidiaries	1,272,374
Cash and cash equivalents	2,432,670
Trade receivables	49,956
Bills receivable	599,319

9,269,232

Commitment

At the close of business on 31 August 2017, the Sinoma Group had commitment for acquisition of property, plant and equipment of approximately RMB561,909,000.

Contingent liabilities

As at the close of business on 31 August 2017, being the latest practicable date for the purpose of this indebtedness statement, the Sinoma Group has been named in a number of lawsuits arising from the ordinary cause of business. Where the management cannot reasonably estimate the outcome of the lawsuits or believe the probability of loss is remote, no provision has been made. The maximum exposure of such lawsuits of the Sinoma Group amounted to approximately 110,080,000 riyals (equivalent to approximately RMB193,397,000).

Disclaimers

Save as aforesaid or as otherwise disclosed herein, and apart from intra-group liabilities and normal trade and other payables in the ordinary course of business, the Sinoma Group did not have any other loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities issued and outstanding, and authorised or otherwise created but unissued and term loans or other borrowings, indebtedness in the nature of borrowings, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, which are either guaranteed, unguaranteed, secured or unsecured, guarantees or other material contingent liabilities outstanding on 31 August 2017.

APPENDIX I	FINANCIAL INFORMATION ON SINOMA GROUP

F.	MATERIAL CHANGE

The Sinoma Directors confirm that, save as (i) the Parents Reorganisation; (ii) the Merger; (iii) those disclosed in the interim report of Sinoma for the six months ended 30 June 2017, in particular, (a) the increase in total operating revenue and profit attributable to Sinoma Shareholders primarily as a result of the increase in both selling prices and sales volume of cement products; and (b) the decrease in net current liabilities (being current liabilities less current assets); and (iv) the increase in operating income and profit attributable to shareholders of Sinoma Science & Technology Co., Ltd. (“Sinoma Technology”), Xinjiang Tianshan Cement Co., Ltd., Gansu Qilianshan Cement Group Company Limited and Ningxia Building Materials Group Co., Limited, which are subsidiaries of Sinoma listed on the stock exchanges of the PRC, for the nine months ended 30 September 2017 compared with that for the corresponding period in 2016, as disclosed in the announcements of Sinoma dated 16 October 2017 and the third quarterly reports of the respective companies, there has been no material change in the financial or trading position or prospect of Sinoma Group since 31 December 2016, the date to which the latest published audited financial statements of Sinoma Group were made up, and up to the Latest Practicable Date.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

A.	CNBM GROUP’S FINANCIAL INFORMATION

The audited consolidated financial information of CNBM for each of the three years ended 31 December 2014, 2015 and 2016 have been disclosed in the annual reports of CNBM for the years ended 31 December 2014, 2015 and 2016 and the unaudited consolidated financial information of CNBM as of and for the six months ended 30 June 2017 have been disclosed in the interim report of CNBM for the six months ended 30 June 2017 in accordance with International Financial Reporting Standards (“IFRS”), respectively. Details of the financial statements have been published in the Stock Exchange website (http://www.hkexnews.hk) and CNBM website (http://www.cnbmltd.com/index.jsp) and can be accessed by the direct hyperlinks below:

(i)	in respect of the annual report of CNBM for the year ended 31 December 2016 published on 7 April 2017 (pages 127 to 263)

http://www.hkexnews.hk/listedco/listconews/SEHK/2017/0407/LTN20170407813.pdf

(ii)	in respect of the annual report of CNBM for the year ended 31 December 2015 published on 7 April 2016 (pages 97 to 227)

http://www.hkexnews.hk/listedco/listconews/SEHK/2016/0407/LTN20160407017.pdf

(iii)	in respect of the annual report of CNBM for the year ended 31 December 2014 published on 2 April 2015 (pages 102 to 219)

http://www.hkexnews.hk/listedco/listconews/SEHK/2015/0402/LTN20150402013.pdf

(iv)	in respect of the interim report of CNBM for the six months ended 30 June 2017 published on 29 August 2017 (pages 52 to 106)

http://www.hkexnews.hk/listedco/listconews/SEHK/2017/0829/LTN20170829826.pdf

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

B.	SUMMARY OF FINANCIAL INFORMATION OF CNBM GROUP

Set out below is a summary of the financial information of the CNBM Group for the six months ended 30 June 2017 and three years ended 31 December 2014, 31 December 2015 and 31 December 2016, which is extracted from the audited consolidated financial statements of the CNBM Group as set forth in the annual reports of CNBM for each of the year ended 31 December 2014, 31 December 2015 and 31 December 2016 and the unaudited consolidated financial statements of the CNBM Group as set forth in the interim report of the CNBM Group for the six months ended 30 June 2017.

The consolidated financial statements of the CNBM Group for each of the year ended 31 December 2014, 2015 and 2016 were audited by Baker Tilly Hong Kong Limited, Certified Public Accountants, Hong Kong and did not contain any qualified opinion. The CNBM Group had no items which are exceptional because of size, nature or incidence for each of the three years ended 31 December 2014, 2015 and 2016 and the six months ended 30 June 2017.

	Six months
	ended
	30 June	Year ended 31 December
	2017	2016	2015	2014
	RMB’000	RMB’000	RMB’000	RMB’000
			(Restated)[1]

Revenue	53,361,940	101,546,783	100,362,429	122,011,222
Cost of sales	(39,804,506)	(74,755,173)	(75,742,646)	(88,732,228)

Gross profit	13,557,434	26,791,610	24,619,783	33,278,994
Investment and other income	1,182,930	3,637,098	6,295,543	4,954,948
Selling and distribution costs	(3,541,436)	(7,239,443)	(7,110,376)	(7,760,390)
Administrative expenses	(4,320,840)	(10,598,576)	(9,498,560)	(9,049,329)
Finance costs – net	(4,632,578)	(9,293,513)	(10,532,177)	(10,856,638)
Share of profits of associates	429,726	763,260	331,171	985,426

Profit before income tax	2,675,236	4,060,436	4,105,384	11,553,011
Income tax expense	(847,378)	(1,238,192)	(1,312,622)	(2,881,364)

Profit for the period/year	1,827,858	2,822,244	2,792,762	8,671,647

Profit attributable to:
Owners of the Company	885,364	1,058,171	1,019,461	5,919,541
Holders of perpetual capital instruments	301,250	527,103	325,592	45,125
Non-controlling interests	641,244	1,236,970	1,447,709	2,706,981

	1,827,858	2,822,244	2,792,762	8,671,647

Earnings per share
– basic and diluted (RMB)	0.16	0.20	0.19	1.10

Note:

(1)	The financial information in 2015 has been restated as a result of the business combination under common control.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

C.	AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CNBM GROUP FOR THE YEAR ENDED 31 DECEMBER 2016

Set out below is reproduction of the text of the audited consolidated financial statements of the CNBM Group together with the accompanying notes contained in the annual report of the CNBM Group for the year ended 31 December 2016 (the “CNBM 2016 Annual Report”). Capitalised terms used in this section have the same meanings as those defined in the CNBM 2016 Annual Report.

CONSOLIDATED STATEMENT OF PROFIT OR LOSS

For the year ended 31 December 2016

		2016	2015
	Note	RMB’000	RMB’000
			(Restated)

Revenue	6	101,546,783	100,362,429
Cost of sales		(74,755,173)	(75,742,646)

Gross profit		26,791,610	24,619,783
Investment and other income	8	3,637,098	6,295,543
Selling and distribution costs		(7,239,443)	(7,110,376)
Administrative expenses		(10,598,576)	(9,498,560)
Finance costs – net	9	(9,293,513)	(10,532,177)
Share of profits of associates	21	763,260	331,171

Profit before income tax	11	4,060,436	4,105,384
Income tax expense	12	(1,238,192)	(1,312,622)

Profit for the year		2,822,244	2,792,762
Profit attributable to:
Owners of the Company		1,058,171	1,019,461
Holders of perpetual capital instruments		527,103	325,592
Non-controlling interests		1,236,970	1,447,709

		2,822,244	2,792,762
Earnings per share
– basic and diluted (RMB)	14	0.20	0.19

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the year ended 31 December 2016

	2016	2015
	RMB’000	RMB’000
		(Restated)

Profit for the year	2,822,244	2,792,762
Other comprehensive expenses, net of tax: (Note 12(b))
Items that may be reclassified subsequently to profit or loss
– Currency translation differences	276	(26,341)
– Changes in fair value of available-for-sale financial assets	(497,021)	(80,752)
– Shares of associates’ other comprehensive income	14,019	19,016

Other comprehensive expenses for the year, net of tax	(482,726)	(88,077)

Total comprehensive income for the year	2,339,518	2,704,685

Total comprehensive income attributable to:
Owners of the Company	560,473	917,059
Holders of perpetual capital instruments	527,103	325,592
Non-controlling interests	1,251,942	1,462,034

Total comprehensive income for the year	2,339,518	2,704,685

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 31 December 2016

		2016	2015
	Note	RMB’000	RMB’000
			(Restated)

Non-current assets
Property, plant and equipment	15	129,088,091	126,225,430
Prepaid lease payments	16	14,660,619	14,512,689
Investment properties	17	315,660	323,395
Goodwill	18	42,604,255	42,604,255
Intangible assets	19	7,259,784	7,144,897
Interests in associates	21	10,715,153	10,347,973
Available-for-sale financial assets	22	3,095,655	3,331,163
Deposits	24	3,522,251	4,213,178
Deferred income tax assets	32	4,821,436	4,015,509

		216,082,904	212,718,489

Current assets
Inventories	25	15,204,778	15,164,523
Trade and other receivables	26	76,576,890	69,693,707
Available-for-sale financial assets	22	43,998	132,480
Financial assets at fair value through profit or loss	23	2,692,941	3,084,343
Amounts due from related parties	27	11,928,255	12,694,943
Pledged bank deposits	29	7,973,769	5,746,301
Cash and cash equivalents	29	10,250,639	10,584,045

		124,671,270	117,100,342

Current liabilities
Trade and other payables	30	49,353,538	46,291,969
Amounts due to related parties	27	6,058,394	7,342,940
Borrowings – amount due within one year	31	140,802,387	144,425,583
Obligations under finance leases	33	4,935,082	4,456,608
Current income tax liabilities		1,885,842	1,652,014
Financial guarantee contracts due within one year	34	56,981	56,981
Dividend payable to non-controlling interests		311,380	216,528

		203,403,604	204,442,623

Net current liabilities		(78,732,334)	(87,342,281)

Total assets less current liabilities		137,350,570	125,376,208

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

		2016	2015
	Note	RMB’000	RMB’000
			(Restated)

Non-current liabilities
Borrowings – amount due after one year	31	44,492,436	30,501,188
Deferred income		968,633	1,108,573
Obligations under finance leases	33	14,141,494	18,150,330
Financial guarantee contracts due after one year	34	–	–
Deferred income tax liabilities	32	2,180,470	2,124,057

		61,783,033	51,884,148

Net assets		75,567,537	73,492,060

Capital and reserves
Share capital	35	5,399,026	5,399,026
Reserves		36,450,806	36,516,657

Equity attributable to
Owners of the Company		41,849,832	41,915,683
Perpetual capital instruments	37	12,003,686	9,994,863
Non-controlling interests		21,714,019	21,581,514

Total equity		75,567,537	73,492,060

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the year ended 31 December 2016

	Attributable to owners of the Company
				Statutory
				surplus					Perpetual	Non-
	Share	Share	Capital	reserve	Fair value	Exchange	Retained		capital	controlling	Total
	capital	premium	reserve	fund	reserve	reserve	earnings	Total	instruments	interests	equity
				(Note 36(a))	(Note 36(b))				(Note 37)
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at 1 January 2015:
– As previously reported	5,399,026	4,824,481	300,182	2,195,487	148,987	(147,492)	27,852,230	40,572,901	5,000,125	21,404,205	66,977,231
– Adjustment for business combination under common control (Note 40)	–	–	32,079	–	–	–	(1,405)	30,674	–	1	30,675

As restated	5,399,026	4,824,481	332,261	2,195,487	148,987	(147,492)	27,850,825	40,603,575	5,000,125	21,404,206	67,007,906

Profit for the year (Restated)	–	–	–	–	–	–	1,019,461	1,019,461	325,592	1,447,709	2,792,762
Other comprehensive (expenses)/income, net of tax (Note 12(b))
Currency translation differences	–	–	–	–	–	(37,055)	–	(37,055)	–	10,714	(26,341)
Changes in fair value of available for-sale financial assets, net	–	–	–	–	(84,363)	–	–	(84,363)	–	3,611	(80,752)
Shares of associates’ other comprehensive income/(expenses)	–	–	–	–	(3,997)	23,013	–	19,016	–	–	19,016

Total comprehensive income/(expenses) for the year	–	–	–	–	(88,360)	(14,042)	1,019,461	917,059	325,592	1,462,034	2,704,685

Dividends (Note 13)	–	–	–	–	–	–	(890,839)	(890,839)	–	–	(890,839)
Dividends paid to the non-controlling interests of subsidiaries	–	–	–	–	–	–	–	–	–	(1,164,233)	(1,164,233)
Increase in non-controlling interests as a result of acquisition of subsidiaries (Note 38(a))	–	–	–	–	–	–	–	–	–	101,586	101,586
Business combination under common control (Note 40)	–	–	(13,567)	–	–	–	–	(13,567)	–	13,567	–
Disposal of subsidiaries (Note 38(b))	–	–	(1,624)	–	–	–	–	(1,624)	–	(1,969)	(3,593)
Contributions from non-controlling interests	–	–	–	–	–	–	–	–	–	150,588	150,588
Decrease in non-controlling interest as a result of acquisition of additional interest in subsidiaries without change in control	–	–	262,555	–	–	–	–	262,555	–	(385,478)	(122,923)
Appropriation to statutory reserve	–	–	–	180,602	–	–	(180,602)	–	–	–	–
Issue of perpetual capital instruments, net of issuance cost (Note 37)	–	–	–	–	–	–	–	–	4,954,146	–	4,954,146
Share of reserves in associates	–	–	1,036,114	–	–	–	–	1,036,114	–	–	1,036,114
Interest paid on perpetual capital instruments (Note 37)	–	–	–	–	–	–	–	–	(285,000)	–	(285,000)
Others	–	–	2,410	–	–	–	–	2,410	–	1,213	3,623

Balance at 31 December 2015 (Restated)	5,399,026	4,824,481	1,618,149	2,376,089	60,627	(161,534)	27,798,845	41,915,683	9,994,863	21,581,514	73,492,060

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	Attributable to owners of the Company
				Statutory
				surplus					Perpetual	Non-
	Share	Share	Capital	reserve	Fair value	Exchange	Retained		capital	controlling	Total
	capital	premium	reserve	fund	reserve	reserve	earnings	Total	instruments	interests	equity
				(Note 36(a))	(Note 36(b))				(Note 37)
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at 1 January 2016	5,399,026	4,824,481	1,599,636	2,376,089	60,627	(161,534)	27,800,150	41,898,475	9,994,863	21,567,939	73,461,277
–Adjustment for business combination under common control (Note 40)	–	–	18,513	–	–	–	(1,305)	17,208	–	13,575	30,783

As restated	5,399,026	4,824,481	1,618,149	2,376,089	60,627	(161,534)	27,798,845	41,915,683	9,994,863	21,581,514	73,492,060

Profit for the year	–	–	–	–	–	–	1,058,171	1,058,171	527,103	1,236,970	2,822,244
Other comprehensive (expenses)/income, net of tax (Note 12(b))
Currency translation differences	–	–	–	–	(3,161)	(13,295)	–	(16,456)	–	16,732	276
Changes in fair value of available for- sale financial assets, net	–	–	–	–	(495,261)	–	–	(495,261)	–	(1,760)	(497,021)
Shares of associates’ other comprehensive income/(expenses)	–	–	–	–	(618)	14,637	–	14,019	–	–	14,019

Total comprehensive income/(expenses) for the year	–	–	–	–	(499,040)	1,342	1,058,171	560,473	527,103	1,251,942	2,339,518

Dividends (Note 13)	–	–	–	–	–	–	(199,764)	(199,764)	–	–	(199,764)
Dividends paid to the non-controlling interests of subsidiaries	–	–	–	–	–	–	–	–	–	(822,373)	(822,373)
Increase in non-controlling interests as a result of acquisition of subsidiaries (Note 38(a))	–	–	–	–	–	–	–	–	–	17,594	17,594
Contributions from non-controlling interests	–	–	–	–	–	–	–	–	–	83,000	83,000
Appropriation to statutory reserve	–	–	–	537,412	–	–	(537,412)	–	–	–	–
Issue of perpetual capital instruments, net of issuance cost (Note 37)	–	–	–	–	–	–	–	–	1,998,220	–	1,998,220
Share of reserves in associates	–	–	8,736	–	–	–	–	8,736	–	(1,145)	7,591
Interest paid on perpetual capital instruments (Note 37)	–	–	–	–	–	–	–	–	(516,500)	–	(516,500)
Deemed partial disposal of interest in subsidiaries without losing control (Note 39(b))	–	–	2,252,945	–	–	–	–	2,252,945	–	1,931,316	4,184,261
Decrease in non-controlling interests as result of acquisition of additional interest in subsidiaries without change in control (Note 39(a))	–	–	(2,674,700)	–	–	–	–	(2,674,700)	–	(2,313,350)	(4,988,050)
Others	–	–	(12,249)	(1,292)	–	–	–	(13,541)	–	(14,479)	(28,020)

Balance at 31 December 2016	5,399,026	4,824,481	1,192,881	2,912,209	(438,413)	(160,192)	28,119,840	41,849,832	12,003,686	21,714,019	75,567,537

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONSOLIDATED STATEMENT OF CASH FLOWS

For the year ended 31 December 2016

	2016	2015
	RMB’000	RMB’000
		(Restated)

Operating activities
Profit before income tax	4,060,436	4,105,384
Adjustments for:
Share of profits of associates	(763,260)	(331,171)
Finance costs	9,958,761	11,085,949
Interest income	(665,248)	(553,772)
Dividends from available-for-sale financial assets	(40,201)	(33,746)
Impairment loss on property, plant and equipment recognised	203,748	–
Impairment loss on goodwill	–	391,180
Loss/(gain) on disposal of property, plant and equipment, investment properties, intangible assets and prepaid lease payments	35,078	(33,674)
Decrease/(increase) in fair value of financial assets at fair value through profit or loss, net	71,402	(438,678)
Gain on disposal of interests in associates	(239,249)	–
Gain on disposal of other investments	(1,377)	–
Deferred income released to the consolidated statement profit of loss	(108,403)	(101,792)
Depreciation of property, plant and equipment and investment properties	7,179,533	7,061,799
Amortisation of intangible assets	435,167	390,527
Prepaid lease payments released to the consolidated statement profit or loss	378,047	387,465
Waiver of payables	(120,990)	(70,393)
Allowance for bad and doubtful debts	1,151,550	548,980
Write down/(reversal of provision) of inventories	20,329	(61,790)
Impairment loss on available-for-sale financial assets	1,512	2,734
Gain on disposal of subsidiaries, net	–	(31,084)
Discount on acquisition of interests in subsidiaries	(3,097)	(34,080)
Net foreign exchange losses/(gain)	69,115	(53,037)

Operating cash flows before working capital changes	21,622,853	22,230,801
(Increase)/decrease in inventories	(60,168)	2,432,956
Increase in trade and other receivables	(6,088,655)	(7,766,256)
Decrease/(increase) in amounts due from related parties	492,869	(512,651)
Increase/(decrease) in trade and other payables	1,287,127	(6,765,704)
(Decrease)/increase in amounts due to related parties	(738,759)	619,533
Decrease in deferred income	(31,537)	(11,837)

Cash generated from operations	16,483,730	10,226,842

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	2016	2015
	RMB’000	RMB’000
		(Restated)

Cash generated from operations	16,483,730	10,226,842
Income tax paid	(1,759,746)	(2,480,344)
Interest received	665,248	556,245

Net cash generated from operating activities	15,389,232	8,302,743

Investing activities
Purchase of available-for-sale financial assets	(174,108)	(1,099,436)
Purchase of financial assets at fair value through profit or loss	(2,500,000)	(667,311)
Purchase of property, plant and equipment	(10,845,271)	(7,173,285)
Purchase of intangible assets	(626,527)	(2,167,528)
Purchase of investment properties	(1,828)	(13,801)
Proceed on disposal of property, plant and equipment, investment properties, intangible assets and prepaid lease payments	663,848	321,631
Acquisition of interests in associates	–	(437,514)
Dividend received from associates	133,741	385,864
Proceed from disposal of associates	523,206	2,017
Proceed from disposal of subsidiaries, net of cash and cash equivalents	–	(63,212)
Proceed on disposal of available-for-sale financial assets	36,400	–
Proceed on disposal of financial assets at fair value through profit or loss	2,820,000	–
Dividend received from available-for-sale financial assets	40,201	33,746
Deposits paid	(3,522,251)	(4,213,178)
Deposits refunded	4,213,178	6,584,989
Payment for prepaid lease payments	(683,021)	(783,423)
Payment for acquisition of subsidiaries, net of cash and cash equivalents acquired	30,427	(575,636)
Advance from/(to) related parties	273,819	(974,024)
Other payments for investing activities	(520,743)	(1,830,843)
Increase in pledged bank deposits	(2,221,967)	(42,233)

Net cash used in investing activities	(12,360,896)	(12,713,177)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	2016	2015
	RMB’000	RMB’000
		(Restated)

Financing activities
Proceed from issue of perpetual capital instruments, net of issuance cost	1,998,220	4,954,146
Interest paid	(9,849,439)	(10,298,142)
Interest paid on perpetual capital instruments paid	(516,500)	(285,000)
Dividend paid to shareholders	(199,764)	(890,839)
Dividend paid to non-controlling interests of subsidiaries	(822,373)	(1,389,494)
Payment for acquisition of additional interests in subsidiaries	(303,604)	(120,165)
Contributions from non-controlling interests	12,200	150,588
Repayment of borrowings	(192,636,184)	(220,648,080)
Other payments for financing activities	(30,188)	(661,152)
New borrowings raised	203,725,058	219,602,913
(Decrease)/increase in amounts due to related parties	(545,787)	5,009,576
(Decrease)/increase obligations under finance leases	(4,267,634)	9,237,727

Net cash (used in)/generated from financing activities	(3,435,995)	4,662,078

Net (decrease)/increase in cash and cash equivalents	(407,659)	251,644
Exchange gain on cash and cash equivalents	74,253	38,020
Cash and cash equivalents at beginning of the year	10,584,045	10,294,381

Cash and cash equivalents at end of the year	10,250,639	10,584,045

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

For the year ended 31 December 2016

1	GENERAL INFORMATION

China National Building Material Company Limited (the “Company”) was established as a joint stock company with limited liability in the People’s Republic of China (the “PRC”) on 28 March 2005. On 23 March 2006, the Company’s shares were listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

The addresses of registered office and principal place of business of the Company are located at Tower 2 (Building B), Guohai Plaza, 17 Fuxing Road, Haidian District, Beijing, the PRC.

The Company’s immediate and ultimate holding company is China National Building Material Group Co., Ltd (formerly known as “China National Building Material Group Corporation”) (“Parent”), which is a state-owned enterprise established on 3 January 1984 under the laws of the PRC.

The Company is an investment holding company. Particulars of the Company’s principal subsidiaries are set out in Note 20. Hereinafter, the Company and its subsidiaries are collectively referred to as the “Group”.

The consolidated financial statements are presented in Renminbi (“RMB”) which is the same as the functional currency of the Company, unless otherwise stated.

2	APPLICATION OF NEW AND AMENDMENTS INTERNATIONAL FINANCIAL REPORTING STANDARDS (“IFRSs”)

2.1	Application of new and amendments IFRSs

The Group has applied the following amendments to IFRSs issued by the International Accounting Standards Board for the first time in the current year:

IFRS 14	Regulatory Deferral Accounts
Amendments to IFRS 11	Accounting for Acquisition of Interests in Joint Operations
Amendments to IAS 1	Disclosure Initiative
Amendments to IAS 27	Equity method in Separate Financial Statements
Amendments to IAS 16 and IAS 38	Clarification of Acceptable Methods of Depreciation and Amortisation
Amendments to IAS 16 and IAS 41	Agriculture: Bearer Plants
Amendments to IFS 10, IFRS 12 and IAS 28	Investment Entities: Applying the Consolidation Exception
Amendments to IFRSs	Annual Improvements to IFRSs 2012-2014 Cycle

The application of these amendments to IFRSs in the current year had no material impact on the Group’s financial performance and positions for the current and prior years and/or on the disclosures set out in these consolidated financial statements.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

2.2	New and amendments IFRSs in issue but not yet effective

The Group has not early applied the following new and amendments IFRSs that have been issued but are not yet effective:

IFRS 9	Financial Instruments[2]
IFRS 15	Revenue from Contracts with Customers[2]
IFRS 16	Leases[3]
IFRIC 22	Foreign Currency Transactions and Advance Consideration[2]
Amendments to IAS 7	Disclosure Initiative[1]
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealised Losses[1]
Amendments to IAS 40	Transfers of Investment Property[2]
Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions[2]
Amendments to IFRS 4	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts[2]
Amendments to IFRS 15	Clarifications to IFRS 15 Revenue from Contracts with Customers[2]
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate of Joint Venture[4]
Amendments to IFRSs	Annual Improvements to IFRS Standards 2014-2016 Cycle[5]

1	Effective for annual periods beginning on or after 1 January 2017, with earlier application permitted.

2	Effective for annual periods beginning on or after 1 January 2018, with earlier application permitted.

3	Effective for annual periods beginning on or after 1 January 2019, with earlier application permitted.

4	Effective for annual periods beginning on or after a date to be determined.

5	Effective for annual periods beginning on or after 1 January 2017 or 1 January 2018 as appropriate.

The Group is in the process of making an assessment of what the impact of these amendments and new standards is expected to be in the period of initial application. So far the Group has identified some aspects of the new standards which may have a significant impact on the consolidated financial statements. Further details of the expected impacts are discussed below. As the Group has not completed its assessment, further impacts may be identified in due course and will be taken into consideration when determining whether to adopt any of these new requirements before their effective date and which transitional approach to take, where there are alternative approaches allowed under the new standards.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

IFRS 9 Financial Instruments

IFRS 9 introduces new requirements for the classification and measurement of financial assets, financial liabilities, general hedge accounting and impairment requirements for financial assets.

Key requirements of IFRS 9 which are relevant to the Group are:

•	all recognised financial assets that are within the scope of IFRS 9 are required to be subsequently measured at amortised cost or fair value. Specifically, debt investments that are held within a business model whose objective is to collect the contractual cash flows, and that have contractual cash flows that are solely payments of principal and interest on the principal outstanding are generally measured at amortised cost at the end of subsequent accounting periods. Debt instruments that are held within a business model whose objective is achieved both by collecting contractual cash flows and selling financial assets, and that have contractual terms that give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding, are generally measured at FVTOCI. All other debt investments and equity investments are measured at their fair value at the end of subsequent accounting periods. In addition, under IFRS 9, entities may make an irrevocable election to present subsequent changes in the fair value of an equity investment (that is not held for trading) in other comprehensive income, with only dividend income generally recognised in profit or loss.

•	with regard to the measurement of financial liabilities designated as at fair value through profit or loss, IFRS 9 requires that the amount of change in the fair value of the financial liability that is attributable to changes in the credit risk of that liability is presented in other comprehensive income, unless the recognition of the effects of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch in profit or loss. Changes in fair value attributable to a financial liability’s credit risk are not subsequently reclassified to profit or loss. Under IAS 39, the entire amount of the change in the fair value of the financial liability designated as fair value through profit or loss is presented in profit or loss.

•	in relation to the impairment of financial assets, IFRS 9 requires an expected credit loss model, as opposed to an incurred credit loss model under IAS 39. The expected credit loss model requires an entity to account for expected credit losses and changes in those expected credit losses at each reporting date to reflect changes in credit risk since initial recognition. In other words, it is no longer necessary for a credit event to have occurred before credit losses are recognised.

•	the new general hedge accounting requirements retain the three types of hedge accounting mechanisms currently available in IAS 39. Under IFRS 9, greater flexibility has been introduced to the types of transactions eligible for hedge accounting, specifically broadening the types of instruments that qualify for hedging instruments and the types of risk components of non-financial items that are eligible for hedge accounting. In addition, the retrospective quantitative effectiveness test has been removed. Enhanced disclosure requirements about an entity’s risk management activities have also been introduced.

Based on the Group’s financial instruments and risk management policies as at 31 December 2016, application of IFRS 9 in the future may have a material impact on the classification and measurement of the Group’s financial assets. The Group’s available-for-sale investments, including those currently stated at cost less impairment, will either be measured as fair value through profit or loss or be designated as FVTOCI (subject to fulfillment of the designation criteria). In addition, the expected credit loss model may result in early provision of credit losses which are not yet incurred in relation to the Group’s financial assets measured at amortised cost.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued which establishes a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 Revenue, IAS 11 Construction Contracts and the related Interpretations when it becomes effective.

The core principle of IFRS 15 is that an entity should recognise revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Specifically, the Standard introduces a 5-step approach to revenue recognition:

•	Step 1: Identify the contract(s) with a customer

•	Step 2: Identify the performance obligations in the contract

•	Step 3: Determine the transaction price

•	Step 4: Allocate the transaction price to the performance obligations in the contract

•	Step 5: Recognise revenue when (or as) the entity satisfies a performance obligation

Under IFRS 15, an entity recognises revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to the customer. Far more prescriptive guidance has been added in IFRS 15 to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15.

In 2016, the IASB issued Clarifications to IFRS 15 in relation to the identification of performance obligations, principal versus agent considerations, as well as licensing application guidance.

The directors of the Company anticipate that the application of IFRS 15 in the future may have an impact on the amounts reported as the timing of revenue recognition may be affected and the amounts of revenue recognised are subject to variable consideration constraints, and more disclosures relating to revenue is required. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 15 until the Group performs a detailed review. In addition, the application of IFRS 15 in the future may result in more disclosures in the consolidated financial statements.

The directors of the Company consider that the performance obligations are similar to the current identification of separate revenue components under IAS 18, however, the allocation of total consideration to the respective performance obligations will be based on relative fair values which will potentially affect the timing and amounts of revenue recognition. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 15 until the Group performs a detailed review. In addition, the application of IFRS 15 in the future may result in more disclosures in the consolidated financial statements.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

IFRS 16 Leases

IFRS 16 introduces a comprehensive model for the identification of lease arrangements and accounting treatments for both lessors and lessees. IFRS 16 will supersede IAS 17 Leases and the related interpretations when it becomes effective.

IFRS 16 distinguishes lease and service contracts on the basis of whether an identified asset is controlled by a customer. Distinctions of operating leases and finance leases are removed for lessee accounting, and is replaced by a model where a right-of-use asset and a corresponding liability have to be recognised for all leases by lessees, except for short-term leases and leases of low value assets.

The right-of-use asset is initially measured at cost and subsequently measured at cost (subject to certain exceptions) less accumulated depreciation and impairment losses, adjusted for any remeasurement of the lease liability. The lease liability is initially measured at the present value of the lease payments that are not paid at that date. Subsequently, the lease liability is adjusted for interest and lease payments, as well as the impact of lease modifications, amongst others. For the classification of cash flows, the Group currently presents upfront prepaid lease payments as investing cash flows in relation to leasehold lands for owned use and those classified as investment properties while other operating lease payments are presented as operating cash flows. Under the IFRS 16, lease payments in relation to lease liability will be allocated into a principal and an interest portion which will be presented as financing cash flows.

Under IAS 17, the Group has already recognised an asset and a related finance lease liability for finance lease arrangement and prepaid lease payments for leasehold lands where the Group is a lessee. The application of IFRS 16 may result in potential changes in classification of these assets depending on whether the Group presents right-of-use assets separately or within the same line item at which the corresponding underlying assets would be presented if they were owned.

In contrast to lessee accounting, IFRS 16 substantially carries forward the lessor accounting requirements in IAS 17, and continues to require a lessor to classify a lease either as an operating lease or a finance lease.

Furthermore, extensive disclosures are required by IFRS 16.

As at 31 December 2016, the Group has non-cancellable operating lease commitments of RMB284.88 million as disclosed in Note 43. A preliminary assessment indicates that these arrangements will meet the definition of a lease under IFRS 16, and hence the Group will recognise a right-of-use asset and a corresponding liability in respect of all these leases unless they qualify for low value or short-term leases upon the application of IFRS 16. In addition, the application of new requirements may result changes in measurement, presentation and disclosure as indicated above. However, it is not practicable to provide a reasonable estimate of the financial effect until the directors complete a detailed review.

Except as mentioned above, the directors of the Company do not anticipate that the application of the IFRSs issued but not yet effective, will have a material effect on the Group’s consolidated financial statements.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

3	SIGNIFICANT ACCOUNTING POLICIES

3.1	Basis of preparation

The consolidated financial statements have been prepared in accordance with IFRSs issued by the International Accounting Standards Board (“IASB”).

In addition, the consolidated financial statements include applicable disclosures required by the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”) and by the Hong Kong Companies Ordinance Cap. 622 (“CO”).

The consolidated financial statements have been prepared on the historical cost basis, except for certain available-for-sale financial assets and financial assets at fair value through profit or loss that are measured at fair values.

Historical cost is generally based on the fair value of the consideration given in exchange for goods and services.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date, regardless of whether that price is directly observable or estimated using another valuation technique. In estimating the fair value of an asset or a liability, the Group takes into account the characteristics of the asset or liability if market participants would take those characteristics into account when pricing the asset or liability at the measurement date. Fair value for measurement and/or disclosure purposes in these consolidated financial statements is determined on such a basis, except for share-based payment transactions that are within the scope of IFRS 2, leasing transactions that are within the scope of IAS 17, and measurements that have some similarities to fair value but are not fair value, such as net realisable value in IAS 2 or value in use in IAS 36.

In addition, for financial reporting purposes, fair value measurements are categorised into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs to the fair value measurement in its entirety, which are described as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the entity can access at the measurement date;

•	Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly or indirectly; and

•	Level 3 inputs are unobservable inputs for the asset or liability.

Business combination under common control

On 20 October 2016, CNBM New Energy Engineering Co., Ltd. ( 中建材新能源工程有限公 司 )(“New Energy”), a former associate of the Group, with 35% shareholding held by an indirect subsidiary of the Group, Jetion Solar (China) Co., Ltd ( 中建材浚鑫科技股份有限公司 ) (“Jetion Solar”), reduced its registered and paid-up capital from RMB50,000,000 to RMB17,500,000. As a result of the reduction of the registered and paid-up capital, the another two shareholders of New Energy, China National Building Materials & Equipment Import & Export Corporation ( 中建材集團進出口公司 ) (“CNBM Trading”) and CNBM International Trading Limited ( 中建材國際貿 易有限公司 ) (“International Trading ”) withdrew their investments, resulted in the increase in shareholding in New Energy held by Jetion Solar from 35% to 100% (the “deemed acquisition”) and thus New Energy has become a wholly-owned subsidiary of the Group since then.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

As CNBM Trading, International Trading and the Group are ultimately controlled by China National Building Material Group Co., Ltd, the deemed acquisition has been accounted for based on the principles of merger accounting. The consolidated financial statements of the Group has been prepared using the merger basis of accounting as if the current group structure has been in existence through out the years presented. The opening balance at 1 January 2015 have been restated, with consequential adjustments to comparatives for the year ended 31 December 2015.

The details of the restated balances have been disclosed in Note 40 to this consolidated financial statements.

3.2	Basis of consolidation

The consolidated financial statements incorporate the financial statements of the Company and entities controlled by the Company and its subsidiaries. Control is achieved when the Company:

•	has power over the investee;

•	is exposed, or has rights, to variable returns from its involvement with the investee; and

•	has the ability to use its power to affect its returns.

The Group reassesses whether or not it controls an investee if facts and circumstances indicate that there are changes to one or more of the three elements of control listed above.

Consolidation of a subsidiary begins when the Group obtains control over the subsidiary and ceases when the Group loses control of the subsidiary. Specifically, income and expenses of a subsidiary acquired or disposed of during the year are included in the consolidated statement of profit or loss and other comprehensive income from the date the Group gains control until the date when the Group ceases to control the subsidiary.

Profit or loss and each item of other comprehensive income are attributed to the owners of the Company and to the non-controlling interests. Total comprehensive income of subsidiaries is attributed to the owners of the Company and to the non-controlling interests even if this results in the non- controlling interests having a deficit balance.

Where necessary, adjustments are made to the financial statements of subsidiaries to bring their accounting policies into line with the Group’s accounting policies.

All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.

3.2.1 Changes in the Group’s ownership interests in existing subsidiaries

Changes in the Group’s ownership interests in existing subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions. The carrying amounts of the Group’s interests and the non-controlling interests are adjusted to reflect the changes in their relative interests in the subsidiaries. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity and attributed to owners of the Company.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

When the Group loses control of a subsidiary, a gain or loss is recognised in profit or loss and is calculated as the difference between (i) the aggregate of the fair value of the consideration received and the fair value of any retained interest and (ii) the previous carrying amount of the assets (including goodwill), and liabilities of the subsidiary and any non-controlling interests. All amounts previously recognised in other comprehensive income in relation to that subsidiary are accounted for as if the Group had directly disposed of the related assets or liabilities of the subsidiary (i.e. reclassified to profit or loss or transferred to another category of equity as specified/permitted by applicable IFRSs). The fair value of any investment retained in the former subsidiary at the date when control is lost is regarded as the fair value on initial recognition for subsequent accounting under IAS 39, when applicable, the cost on initial recognition of an investment in an associate or a joint venture.

3.3	Business combinations

3.3.1 Acquisition method for business combination involving entity not under common control

Acquisitions of businesses are accounted for using the acquisition method. The consideration transferred in a business combination is measured at fair value, which is calculated as the sum of the acquisition-date fair values of the assets transferred by the Group, liabilities incurred by the Group to the former owners of the acquiree and the equity interests issued by the Group in exchange for control of the acquiree. Acquisition-related costs are generally recognised in profit or loss as incurred.

At the acquisition date, the identifiable assets acquired and the liabilities assumed are recognised at their fair value, except that:

•	deferred tax assets or liabilities, and assets or liabilities related to employee benefit arrangements are recognised and measured in accordance with IAS 12 Income Taxes and IAS 19 Employee Benefits respectively;

•	liabilities or equity instruments related to share-based payment arrangements of the acquiree or share-based payment arrangements of the Group entered into to replace share-based payment arrangements of the acquiree are measured in accordance with IFRS 2 Share-based Payment at the acquisition date; and

•	assets (or disposal groups) that are classified as held for sale in accordance with IFRS 5 Non-current Assets Held for Sale and Discontinued Operations are measured in accordance with that Standard.

Goodwill is measured as the excess of the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree, and the fair value of the acquirer’s previously held equity interest in the acquiree (if any) over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed. If, after reassessment, the net of the acquisition-date amounts of the identifiable assets acquired and liabilities assumed exceeds the sum of the consideration transferred, the amount of any non-controlling interests in the acquiree and the fair value of the acquirer’s previously held interest in the acquiree (if any), the excess is recognised immediately in profit or loss as a bargain purchase gain.

Non-controlling interests that are present ownership interests and entitle their holders to a proportionate share of the entity’s net assets in the event of liquidation may be initially measured either at fair value or at the non-controlling interests’ proportionate share of the recognised amounts of the acquiree’s identifiable net assets. The choice of measurement basis is made on a transaction-by-transaction basis. Other types of non-controlling interest are measured at fair value or, when applicable, on the basis specified in another IFRS.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

When the consideration transferred by the Group in a business combination includes assets or liabilities resulting from a contingent consideration arrangement, the contingent consideration is measured at its acquisition-date fair value and included as part of the consideration transferred in a business combination. Changes in the fair value of the contingent consideration that qualify as measurement period adjustments are adjusted retrospectively, with corresponding adjustments made against goodwill. Measurement period adjustments are adjustments that arise from additional information obtained during the ‘measurement period’ (which cannot exceed one year from the acquisition date) about facts and circumstances that existed at the acquisition date.

The subsequent accounting for changes in the fair value of the contingent consideration that do not qualify as measurement period adjustments depends on how the contingent consideration is classified. Contingent consideration that is classified as equity is not remeasured at subsequent reporting dates and its subsequent settlement is accounted for within equity. Contingent consideration that is classified as an asset or a liability is remeasured at subsequent reporting dates in accordance with IAS 39, or IAS 37 Provisions, Contingent Liabilities and Contingent Assets, as appropriate, with the corresponding gain or loss being recognised in profit or loss.

When a business combination is achieved in stages, the Group’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date (i.e. the date when the Group obtains control), and the resulting gain or loss, if any, is recognised in profit or loss. Amounts arising from interests in the acquiree prior to the acquisition date that have previously been recognised in other comprehensive income are reclassified to profit or loss where such treatment would be appropriate if that interest were disposed of.

If the initial accounting for a business combination is incompleted by the end of the reporting period in which the combination occurs, the Group reports provisional amounts for the items for which the accounting is incompleted. Those provisional amounts are adjusted during the measurement period (see above), and additional assets or liabilities are recognised, to reflect new information obtained about facts and circumstances that existed at the acquisition date that, if known, would have affected the amounts recognised at that date.

3.3.2 Merger accounting for business combination involving entities under common control

Business combination involving entities under common control has been accounted for by applying the principles of merger accounting.

In applying merger accounting, the consolidated financial statements incorporate the financial statements of the combining entities or businesses in which the common control combination occurs as if they had been combined from the date when the combining entities or businesses first came under the control of the controlling party.

The net assets of the combining entities or businesses are combined using the existing book values from the controlling parties’ perspective. No amount is recognised for goodwill or excess of acquirers’ interest in the net fair value of the acquiree’s identifiable assets, liabilities and contingent liabilities over cost at the time of common control combination, to the extent of the continuation of the controlling party’s interest.

The consolidated statement of profit or loss and other comprehensive income includes the results of each of the combining entities or businesses from the earliest date presented or since the date when the combining entities or businesses first came under common control, where there is a shorter period, regardless of the date of the common control combination.

The comparative amounts in the consolidated financial statements have been restated as if the business combination had been completed on the earliest date of the periods being presented or when they first came under common control, whichever is shorter.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Transaction costs, including professional fees, registration fees, costs of furnishing information to shareholders, costs or losses incurred in combining operations of the previously separate businesses incurred in relation to the common control combination that are to be accounted for by using merger accounting are recognised as expenses in the year in which they were incurred.

3.4	Goodwill

Goodwill arising on an acquisition of a business is carried at cost as established at the date of acquisition of the business (see the accounting policy above) less accumulated impairment losses, if any.

For the purposes of impairment testing, goodwill is allocated to each of the Group’s cash- generating units (or groups of cash generating units) that is expected to benefit from the synergies of the combination, which represent the lowest level at which the goodwill is monitored for internal management purposes and not larger than an operating segment.

A cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is tested for impairment annually or more frequently when there is indication that the unit may be impaired. For goodwill arising on an acquisition in a reporting period, the cash-generating unit (or group of cash-generating units) to which goodwill has been allocated is tested for impairment before the end of that reporting period. If the recoverable amount of the cash-generating unit (or group of cash-generating units) is less than its carrying amount, the impairment loss is allocated first to reduce the carrying amount of any goodwill allocated to the unit and then to the other assets of the unit on a pro-rata basis based on the carrying amount of each asset in the unit (or group of cash-generating units). Any impairment loss for goodwill is recognised directly in profit or loss. An impairment loss recognised for goodwill is not reversed in subsequent periods.

On disposal of the relevant cash-generating unit, the attributable amount of goodwill is included in the determination of the profit or loss on disposal.

The Group’s policy for goodwill arising on the acquisition of an associate is described as Note 3.5 below.

3.5	Investments in associates

An associate is an entity over which the Group has significant influence. Significant influence is the power to participate in the financial and operating policy decisions of the investee but is not control or joint control over those policies.

The results and assets and liabilities of associates are incorporated in these consolidated financial statements using the equity method of accounting. The financial statements of associates and joint ventures used for equity accounting purposes are prepared using uniform accounting policies as those of the Group for like transactions and events in similar circumstances. Under the equity method, an investment in an associate is initially recognised in the consolidated statement of financial position at cost and adjusted thereafter to recognise the Group’s share of the profit or loss and other comprehensive income of the associate. When the Group’s share of losses of an associate exceeds the Group’s interest in that associate (which includes any long-term interests that, in substance, form part of the Group’s net investment in the associate), the Group discontinues recognising its share of further losses. Additional losses are recognised only to the extent that the Group has incurred legal or constructive obligations or made payments on behalf of the associate.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

An investment in an associate is accounted for using the equity method from the date on which the investee becomes an associate. On acquisition of the investment in an associate, any excess of the cost of the investment over the Group’s share of the net fair value of the identifiable assets and liabilities of the investee is recognised as goodwill, which is included within the carrying amount of the investment. Any excess of the Group’s share of the net fair value of the identifiable assets and liabilities over the cost of the investment, after reassessment, is recognised immediately in profit or loss in the period in which the investment is acquired.

The requirements of IAS 39 are applied to determine whether it is necessary to recognise any impairment loss with respect to the Group’s investment in an associate. When necessary, the entire carrying amount of the investment (including goodwill) is tested for impairment in accordance with IAS 36 “Impairment of Assets” as a single asset by comparing its recoverable amount (higher of value in use and fair value less costs of disposal) with its carrying amount. Any impairment loss recognised forms part of the carrying amount of the investment. Any reversal of that impairment loss is recognised in accordance with IAS 36 to the extent that the recoverable amount of the investment subsequently increases.

When a group entity transacts with an associate of the Group, profits and losses resulting from the transactions with the associate are recognised in the Group’s consolidated financial statements only to the extent of interests in the associate that are not related to the Group.

3.6	Segment reporting

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the steering committee that makes strategic decisions.

3.7	Revenue recognition

Revenue is measured at the fair value of the consideration received or receivable for the sales of goods and services provided in the normal course of business, net of estimated customer returns, rebates, discounts, sales related taxes and other similar allowances.

Revenue from sale of goods is recognised when the goods are delivered and title has passed, at which time all the following conditions are satisfied:

•	the Group has transferred to the buyer the significant risks and rewards of ownership of the goods;

•	the Group retains neither continuing managerial involvement to the degree usually associated with ownership nor effective control over the goods sold;

•	the amount of revenue can be measured reliably;

•	it is probable that the economic benefits associated with the transaction will flow to the Group; and

•	the costs incurred or to be incurred in respect of the transaction can be measured reliably.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Revenue from engineering services performed in respect of construction contracts is recognised in accordance with the Group’s accounting policy on construction contracts (see Note 3.8).

Other service income is recognised when the services are provided.

Interest income from a financial asset is recognised when it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably. Interest income is accrued on a time basis, by reference to the principal outstanding and at the effective interest rate applicable, which is the rate that exactly discounts the estimated future cash receipts through the expected life of the financial asset to that asset’s net carrying amount on initial recognition.

Dividend income from investments is recognised when the shareholders’ rights to receive payment have been established (provided that it is probable that the economic benefits will flow to the Group and the amount of income can be measured reliably).

3.8	Construction contracts

Where the outcome of a construction contract can be estimated reliably, revenue and costs are recognised by reference to the stage of completion of the contract activity at the end of the reporting period, measured based on the proportion of contract costs incurred for work performed to date relative to the estimated total contract costs, except where this would not be representative of the stage of completion. Variations in contract work, claims and incentive payments are included to the extent that the amount can be measured reliably and its receipt is considered probable.

Where the outcome of a construction contract cannot be estimated reliably, contract revenue is recognised to the extent of contract costs incurred that it is probable will be recoverable. Contract costs are recognised as expenses in the period in which they are incurred.

When it is probable that total contract costs will exceed total contract revenue, the expected loss is recognised as an expense immediately.

Where contract costs incurred to date plus recognised profits less recognised losses exceed progress billings, the surplus is shown as amounts due from customers for contract work. For contracts where progress billings exceed contract costs incurred to date plus recognised profits less recognised losses, the surplus is shown as amounts due to customers for contract work. Amounts received before the related work is performed are included in the consolidated statement of financial position, as a liability, as advances received. Amounts billed for work performed but not yet paid by the customer are included in the consolidated statement of financial position under trade and other receivables.

3.9	Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership to the lessee. All other leases are classified as operating leases.

The Group as lessor

Rental income from operating leases is recognised in profit or loss on a straight-line basis over the term of the relevant lease. Initial direct costs incurred in negotiating and arranging an operating lease are added to the carrying amount of the leased asset and recognised as an expense on a straight-line basis over the lease term.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The Group as lessee

Assets held under finance leases are recognised as assets of the Group at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments. The corresponding liability to the lessor is included in the consolidated statement of financial position as a finance lease obligation.

Lease payments are apportioned between finance expenses and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. Finance expenses are recognised immediately in profit or loss, unless they are directly attributable to qualifying assets, in which case they are capitalised in accordance with the Group’s general policy on borrowing costs. Contingent rentals are recognised as expenses in the periods in which they are incurred.

Operating lease payments are recognised as an expense on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are recognised as an expense in the period in which they are incurred.

In the event that lease incentives are received to enter into operating leases, such incentives are recognised as a liability. The aggregate benefit of incentives is recognised as a reduction of rental expense on a straight-line basis, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.

Leasehold land and building

When a lease includes both land and building elements, the Group assesses the classification of each element as a finance or an operating lease separately based on the assessment as to whether substantially all the risks and rewards incidental to ownership of each element have been transferred to the Group, unless it is clear that both elements are operating leases in which case the entire lease is classified as an operating lease. Specifically, the minimum lease payments (including any lump-sum upfront payments) are allocated between the land and the building elements in proportion to the relative fair values of the leasehold interests in the land element and building element of the lease at the inception of the lease.

To the extent the allocation of the lease payments can be made reliably, interest in leasehold land that is accounted for as an operating lease is presented as “prepaid lease payments” in the consolidated statement of financial position and is amortised over the lease term on a straight line basis. When the lease payments cannot be allocated reliably between the land and building elements, the entire lease is generally classified as a finance lease and accounted for as property, plant and equipment.

3.10	Foreign currencies

In preparing the financial statements of each individual group entity, transactions in currencies other than the functional currency of that entity (“foreign currencies”) are recognised at the rates of exchanges prevailing on the dates of the transactions. At the end of the reporting period, monetary items denominated in foreign currencies are retranslated at the rates prevailing at that date. Non- monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

Exchange differences arising on the settlement of monetary items, and on the retranslation of monetary items, are included in the consolidated statement of profit or loss for the period. Exchange differences arising on the retranslation of non-monetary items carried at fair value are included in the consolidated statement of profit or loss for the period.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

For the purpose of presenting consolidated financial statements, the assets and liabilities of the Group’s foreign operations are translated into the presentation currency to the Group (i.e. RMB), using exchange rates prevailing at the end of each reporting period. Income and expenses, items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case, the exchange rates prevailing at the dates of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in equity under the heading of exchange reserve (attributed to non-controlling interests as appropriate).

On the disposal of a foreign operation (i.e. a disposal of the Group’s entire interest in a foreign operation, or a disposal involving loss of control over a subsidiary that includes a foreign operation, or a partial disposal of an interest in a joint arrangement or an associate that includes a foreign operation of which the retained interest becomes a financial asset), all of the exchange differences accumulated in equity in respect of that operation attributable to the owners of the Company are reclassified to profit or loss.

In addition, in relation to a partial disposal of a subsidiary that does not result in the Group losing control over the subsidiary, the proportionate share of accumulated exchange differences are re-attributed to non-controlling interests and are not recognised in profit or loss. For all other partial disposals (i.e. partial disposals of associates or joint arrangements that do not result in the Group losing significant influence or joint control), the proportionate share of the accumulated exchange differences is reclassified to profit or loss.

Goodwill and fair value adjustments on identifiable assets acquired arising on an acquisition of a foreign operation are treated as assets and liabilities of that foreign operation and translated at the rate of exchange prevailing at the end of each reporting period. Exchange differences arising are recognised in other comprehensive income.

3.11	Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets until such time as the assets are substantially ready for their intended use or sale.

Investment income earned on temporary investment of specific borrowings pending their expenditure on qualifying assets is deducted from the borrowing costs eligible for capitalisation.

All other borrowing costs are recognised as an expense in the period in which they are incurred.

3.12	Government grants

Government grants, which take many forms including VAT refunds, are not recognised until there is reasonable assurance that the Group will comply with the conditions attaching to them and that the grants will be received.

Government grants are recognised in profit or loss on a systematic basis over the periods in which the Group recognises as expenses the related costs for which the grants are intended to compensate. Specifically, government grants whose primary condition is that the Group should purchase, construct or otherwise acquire non-current assets are recognised as deferred income in the consolidated statement of financial position and transferred to profit or loss on a systematic and rational basis over the useful lives of the related assets.

Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognised in profit or loss in the period in which they become receivable.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The benefit of a government loan at a below-market rate of interest is treated as a government grant, measured as the difference between proceeds received and the fair value of the loan based on prevailing market interest rates.

3.13	Retirement benefits costs and short-term employee benefits

Payments to defined contribution retirement benefit schemes are recognised as an expense when employees have rendered service entitling them to the contributions. Payments made to state- managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Group’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

A liability for a termination benefit is recognised at the earlier of when the Group entity can no longer withdraw the offer of the termination benefit and when it recognises any related restructuring costs.

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related services is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

3.14	Cash-settled share-based payment transactions

Employees of the Group receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for share appreciation rights which are settled in cash. The cost of share appreciation rights is measured initially at fair value at the grant date using the Black-Scholes formula taking into accounts the terms and conditions upon which the instruments are granted. This fair value is expensed over the vesting period with recognition of a corresponding liability. The liability is re-measured at fair value at each reporting date up to and including the settlement date with changes in fair value recognised in the consolidated statement of profit or loss.

3.15	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

The tax currently payable is based on taxable profit for the year. Taxable profit differs from “profit before tax” as reported in the consolidated statement of profit or loss because of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Group’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting dates.

Deferred tax is recognised on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are generally recognised for all taxable temporary differences. Deferred tax assets are generally recognised for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilised. Such deferred tax assets and liabilities are not recognised if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit. In addition, deferred tax liabilities are not recognised if the temporary difference arises from the initial recognition of goodwill.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Deferred tax liabilities are recognised for taxable temporary differences associated with investments in subsidiaries and associates, except where the Group is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognised to the extent that it is probable that there will be sufficient taxable profits against which to utilise the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realised, based on the tax rate (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Group expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Current and deferred tax, except when they relate to items that are recognised in other comprehensive income or directly in equity, in which case, the current and deferred tax are also recognised in other comprehensive income or directly in equity respectively. Where current tax or deferred tax arises from the initial accounting for a business combination, the tax effect is included in the accounting for the business combination.

3.16	Property, plant and equipment

Property, plant and equipment including buildings, leasehold land (classified as finance leases) and freehold land held for use in the production or supply of goods or services, or for administrative purposes, other than construction in progress, are stated at cost less subsequent accumulated depreciation and any accumulated impairment losses.

Construction in progress represents property, plant and equipment in the course of construction for production, supply or administrative purposes, are carried at cost, less any recognised impairment loss. Costs include professional fees and, for qualifying assets, borrowing costs capitalised in accordance with the Group’s accounting policy. Such properties are classified to the appropriate categories of property, plant and equipment when completed and ready for intended use. Depreciation of these assets, on the same basis as other property assets, commences when the assets are ready for their intended use.

Depreciation is recognised so as to write off the cost of items of property, plant and equipment (other than construction in progress) less their residual values over their estimated useful lives, using the straight-line method. The estimated useful lives, residual values and depreciation method are reviewed at the end of each reporting period, with the effect of any changes in estimate accounted for on a prospective basis.

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets. However, when there is no reasonable certainty that ownership will be obtained by the end of the lease term, assets are depreciated over the shorter of the lease term and their useful lives.

An item of property, plant and equipment is derecognised upon disposal or when no future economic benefits are expected to arise from the continued use of the asset. Any gain or loss arising on the disposal or retirement of an item of property, plant and equipment (calculated as the difference between the net disposal proceeds and the carrying amount of the item) is recognised in profit or loss in the year the item is derecognised.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

3.17	Investment properties

Investment properties are properties held to earn rentals and/or for capital appreciation.

Investment properties are initially measured at cost, including any directly attributable expenditure. Subsequent to initial recognition, investment properties are stated at cost less subsequent accumulated depreciation and any accumulated impairment losses. Depreciation is recognised so as to write off the cost of investment properties over their estimated useful lives and after taking into account of their estimated residual value, using the straight-line method.

Construction costs incurred for investment properties under construction are capitalised as part of the carrying amount of the investment properties under construction.

An investment property is derecognised upon disposal or when the investment property is permanently withdrawn from use and no future economic benefits are expected from its disposal. Any gain or loss arising on derecognition of the property (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the profit or loss in the period in which the property is derecognised.

3.18	Intangible assets

Patents

Patents have finite useful lives and are measured initially at purchase cost and are amortised on a straight line basis over their estimated useful lives. Subsequent to initial recognition, patents are stated at cost less accumulated amortisation and any accumulated impairment losses.

Trademarks

Trademarks have indefinite useful lives and are carried at cost less any accumulated impairment losses.

Mining rights

Mining rights have finite useful lives and are measured initially at purchase cost and are amortised on a straight line basis over the concession period. Subsequent to initial recognition, mining rights are stated at cost less accumulated amortisation and any accumulated impairment losses.

Gains or losses arising from derecognition of the intangible assets are measured at the difference between the net disposal proceeds and the carrying amount of the intangible assets and are recognised in the consolidated statement of profit or loss when the intangible assets are derecognised.

3.19	Impairment of tangible and intangible assets other than goodwill

At the end of each reporting period, the Group reviews the carrying amounts of its tangible and intangible assets with finite useful lives to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Group estimates the recoverable amount of the cash-generating unit to which the asset belongs. Where a reasonable and consistent basis of allocation can be identified, corporate assets are also allocated to individual cash-generating units, or otherwise they are allocated to the smallest group of cash-generating units for which a reasonable and consistent allocation basis can be identified.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Intangible asset with indefinite useful lives and intangible assets not yet available for use are tested for impairment at least annually, and whenever there is an indication that they may be impaired.

Recoverable amount is the higher of fair value of disposal less costs and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset for which the estimates of future cash flows have not been adjusted.

If the recoverable amount of an asset (or cash-generating unit) is estimated to be less than its carrying amount, the carrying amount of the asset (or a cash-generating unit) is reduced to its recoverable amount. In allocating the impairment loss, the impairment loss is allocated first to reduce the carrying amount of any goodwill (if applicable) and then to the other assets on a pro-rata basis based on the carrying amount of each asset in the unit. The carrying amount of an asset is not reduced below the highest of its fair value less costs of disposal (if measurable), its value in use (if determinable) and zero. The amount of the impairment loss that would otherwise have been allocated to the asset is allocated pro-rata to the other assets of the unit. An impairment loss is recognised immediately in profit or loss.

Where an impairment loss subsequently reverses, the carrying amount of the asset (cash- generating unit) is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset (or a cash-generating unit) in prior years. A reversal of an impairment loss is recognised immediately in profit or loss.

3.20	Inventories

Inventories are stated at the lower of cost and net realisable value. Cost of inventories comprises direct materials and, where applicable, direct labour costs and those overheads that have been incurred in bringing the inventories to their present location and condition. Cost of inventories are calculated using the weighted average method. Net realisable value represents the estimated selling price less all estimated costs of completion and costs necessary to make the sale.

3.21	Provisions

Provisions are recognised when the Group has a present obligation (legal or constructive) as a result of a past event, and it is probable that the Group will be required to settle the obligation, and a reliable estimate can be made on the amount of the obligation.

The amount recognised as a provision is the best estimate of the consideration required to settle the present obligation at the end of the reporting period, taking into account the risks and uncertainties surrounding the obligation. When a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows (where the effect of the time value of money is material).

When some or all of the economic benefits required to settle a provision are expected to be recovered from a third party, a receivable is recognised as an asset if it is virtually certain that reimbursement will be received and the amount of the receivable can be measured reliably.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

3.22	Financial instruments

Financial assets and financial liabilities are recognised when a group entity becomes a party to the contractual provisions of the instrument.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

Financial assets

Financial assets are classified into categories: financial assets at fair value through profit or loss (“FVTPL”), held-to-maturity investments, available-for-sale (“AFS”) financial assets and loans and receivables. The classification depends on the nature and purpose of the financial assets and is determined at the time of initial recognition. All regular way purchases or sales of financial assets are recognised and derecognised on a trade date basis. Regular way purchases or sales are purchases or sales of financial assets that require delivery of assets within the time frame established by regulation or convention in the marketplace.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a debt instrument and of allocating interest income over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash receipts of financial instruments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the debt instrument, or, where appropriate, a shorter period to the net carrying amount on initial recognition.

Interest income is recognised on an effective interest basis for debt instruments other than those financial assets classified as at FVTPL, of which income is included in net gains or losses.

Financial assets at fair value through profit or loss

Financial assets are classified as at FVTPL when the financial asset is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL.

A financial asset is classified as held-for-trading if:

•	it has been acquired principally for the purpose of selling in the near future; or

•	on initial recognition, it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

A financial asset other than a financial asset held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial asset forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial assets at FVTPL are stated at fair value, with any gains or losses arising on remeasurement recognised in profit or loss. The net gain or loss recognised in profit or loss excludes any dividend or interest earned on the financial assets and is included in the “Investment and other income” line item. Fair value is determined in the manner described in Note 5.3.

Held-to-maturity investments

Held-to-maturity investments are non-derivative financial assets with fixed or determinable payments and fixed maturity dates that the Group has the positive intention and ability to hold to maturity.

Subsequent to initial recognition, held-to-maturity investments are measured at amortised cost using the effective interest method, less any impairment (see accounting policy on impairment losses on financial assets below).

Interest income is recognised by applying the effective interest rate, except for short- term receivables where the recognition of interest would be immaterial.

Available-for-sale financial assets

AFS financial assets are non-derivatives that are either designated as available-for-sale or are not classified as (a) loans and receivables, (b) held-to-maturity investments or (c) financial assets at FVTPL. The Group designated certain unlisted equity shares, listed equity shares listed in Hong Kong and listed equity shares listed outside Hong Kong as AFS financial assets on initial recognition of those items.

Equity and debt securities held by the Group that are classified as AFS financial assets and are traded in an active market are measured at fair value at the end of each reporting period. Changes in the carrying amount of AFS monetary financial assets relating to interest income calculated using the effective interest method and dividends on AFS equity investments are recognised in profit or loss. Other changes in the carrying amount of AFS financial assets are recognised in other comprehensive income and accumulated under the heading of “fair value reserve” is reclassified to profit or loss (see the accounting policy in respect of impairment loss on financial assets below).

Dividends on AFS equity instruments are recognised in profit or loss when the Group’s right to receive the dividends is established.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

AFS equity investments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured and derivatives that are linked to and must be settled by delivery of such unquoted equity investments are measured at cost less any identified impairment losses at the end of each reporting period (see the accounting policy in respect of impairment loss on financial assets below).

Loans and receivables

Loan and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Subsequent to initial recognition, loans and receivables (including trade and other receivables, amounts due from related parties, pledge bank deposits and cash and cash equivalents) are measured at amortised cost using the effective interest method, less any identified impairment losses (see accounting policy on impairment loss on financial assets below).

Impairment of financial assets

Financial assets, other than those at FVTPL, are assessed for indicators of impairment at the end of each reporting period. Financial assets are considered to be impaired when there is objective evidence that, as a result of one or more events that occurred after the initial recognition of the financial asset, the estimated future cash flows of the financial assets have been affected.

For AFS equity investment, a significant or prolonged decline in the fair value of the security below its cost is considered to be objective evidence of impairment.

For all other financial assets, objective evidence of impairment could include:

•	significant financial difficulty of the issuer or counterparty; or

•	breach of contract, such as a default or delinquency in interest or principal payments; or

•	it becoming probable that the borrower will enter bankruptcy or financial re- organisation; or

•	disappearance of an active market for that financial asset because of financial difficulties.

For certain categories of financial assets, such as trade and other receivables, assets that are assessed not to be impaired individually are, in addition, assessed for impairment on a collective basis. Objective evidence of impairment for a portfolio of receivables could include the Group’s past experience of collecting payments, an increase in the number of delayed payments in the portfolio past the average credit period, observable changes in national or local economic condition that correlate with default on receivables.

For financial assets carried at amortised cost, the amount of impairment loss recognised is the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the financial asset’s original effective interest rate.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

For financial assets carried at cost, the amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of the estimated future cash flows discounted at the current market rate of return for a similar financial asset. Such impairment loss will not be reversed in subsequent periods.

The carrying amount of the financial asset is reduced by the impairment loss directly for all financial assets with the exception of trade receivables, where the carrying amount is reduced through the use of an allowance account. Changes in the carrying amount of the allowance account are recognised in profit or loss. When a trade receivable is considered uncollectible, it is written off against the allowance account. Subsequent recoveries of amounts previously written off are credited to profit or loss.

When an AFS financial asset is considered to be impaired, cumulative gains or losses previously recognised in other comprehensive income are reclassified to profit or loss in the period.

For financial assets measured at amortised cost, if, in a subsequent period, the amount of impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment losses was recognised, the previously recognised impairment loss is reversed through profit or loss to the extent that the carrying amount of the investment at the date the impairment is reversed does not exceed what the amortised cost would have been had the impairment not been recognised.

In respect of AFS equity investments, impairment losses previously recognised in profit or loss are not reversed through profit or loss. Any increase in fair value subsequent to an impairment loss is recognised in other comprehensive income and accumulated under the heading of “fair value reserve”. In respect of AFS debt investments, impairment losses are subsequently reversed through profit or loss if an increase in the fair value of the investment can be objectively related to an even occurring after the recognition of the impairment loss.

Derecognition of financial assets

The Group derecognises a financial asset only when the contractual rights to the cash flows from the asset expire; or when it transfers the financial asset and substantially all the risks and rewards of ownership of the asset to another entity. If the Group neither transfers nor retains substantially all the risks and rewards of ownership and continues to control the transferred asset, the Group recognises its retained interest in the asset and an associated liability for amounts it may have to pay. If the Group retains substantially all the risks and rewards of ownership of a transferred financial asset, the Group continues to recognise the financial asset and also recognises a collateralised borrowing for the proceeds received.

On derecognition of a financial asset in its entirety, the difference between the asset’s carrying amount and the sum of the consideration received and receivable and the cumulative gain or loss that had been recognised in other comprehensive income and accumulated in equity is recognised in profit or loss.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Financial liabilities and equity instruments

Debt and equity instruments issued by a group entity are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.

Equity and perpetual capital instruments

An equity instrument is any contract that evidences a residual interest in the assets of an entity after deducting all of its liabilities.

Equity instruments issued by the Group are recognised at the proceeds received, net of direct issue costs.

Perpetual capital instruments issued by the Group with no maturity date and contracted obligation to repay its principal and any distribution are classified as equity instruments and are initially recorded at the proceeds received, net of direct issue costs.

Financial liabilities at FVTPL

Financial liabilities are classified as at FVTPL when the financial liability is (i) contingent consideration that may be paid by an acquirer as part of a business combination to which IFRS 3 applies, (ii) held for trading, or (iii) it is designated as at FVTPL.

A financial liability is classified as held for trading if:

•	it has been acquired principally for the purpose of repurchasing it in the near term; or

•	on initial recognition it is a part of a portfolio of identified financial instruments that the Group manages together and has a recent actual pattern of short-term profit-taking; or

•	it is a derivative that is not designated and effective as a hedging instrument.

A financial liability other than a financial liability held for trading or contingent consideration that may be paid by an acquirer as part of a business combination may be designated as at FVTPL upon initial recognition if:

•	such designation eliminates or significantly reduces a measurement or recognition inconsistency that would otherwise arise; or

•	the financial liability forms part of a group of financial assets or financial liabilities or both, which is managed and its performance is evaluated on a fair value basis, in accordance with the Group’s documented risk management or investment strategy, and information about the grouping is provided internally on that basis; or

•	it forms part of a contract containing one or more embedded derivatives, and IAS 39 permits the entire combined contract (asset or liability) to be designated as at FVTPL.

Financial liabilities at FVTPL are measured at fair value, with any gains or losses arising on remeasurement recognised in profit or loss.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Financial guarantee contract

A financial guarantee contract is a contract that requires the issuer to make specified payments to reimburse the holder for a loss it incurs because a specified debtor fails to make payment when due in accordance with the terms of a debt instrument.

Financial guarantee contracts issued by the Group are measured initially at their fair values and if not designated as at FVTPL, are subsequently measured at the higher of:

•	the amount of the obligation under the contract, as determined in accordance with IAS 37 Provisions, Contingent Liabilities and Contingent Assets; and

•	the amount initially recognised less, where appropriate, cumulative amortisation recognised in accordance with the revenue recognition policies above.

Other financial liabilities

Other financial liabilities, including trade and other payables, amount due to related parties, borrowings, obligations under finance leases and dividend payable to non- controlling interests are subsequently measured at amortised cost, using the effective interest method.

Effective interest method

The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or where appropriate, a shorter period, to the net carrying amount on initial recognition. Interest expenses is recognised on an effective interest basis.

Derecognition of financial liabilities

The Group derecognises financial liabilities when, and only when, the Group’s obligations are discharged, cancelled or have expired. The difference between the carrying amount of the financial liability derecognised and the consideration paid and payable is recognised in profit or loss.

3.23	Dividend distribution

Dividend distribution to the Company’s shareholders is recognised as a liability in the consolidated financial statements in the period in which the dividends are approved by the Company’s shareholders.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

3.24	Related parties

(a)	A person or a close member of that person’s family is related to the Group if that person:

(i)	has control or joint control over the Group;

(ii)	has significant influence over the Group; or

(iii) is a member of key management personnel of the Group or the Company’s parent.

(b)	An entity is related to the Group if any of the following conditions apply:

(i)	The entity and the Group are members of the same Group (which means that each parent, subsidiary and fellow subsidiary is related to the others);

(ii)	One entity is an associate or joint venture of the other entity (or an associate or joint venture of a member of a Group of which the other entity is a member);

(iii)	Both entities are joint ventures of the same third party;

(iv)	One entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v)	The entity is a post-employment benefit plan for the benefit of employees of either the Group or an entity related to the Group;

(vi)	The entity is controlled or jointly controlled by a person identified in (a);

(vii)	A person identified in (a) (i) has significant influence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity); and

(viii)	The entity, or any member of a group of which it is a part, provides key management personnel services to the Group or to the Group’s parent.

Close members of the family of a person are those family members who may be expected to influence, or be influenced by, that person in their dealings with the entity.

3.25	Comparatives

Certain comparative figures have been reclassified in order to conform to the current year’s presentation.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

4	CRITICAL ACCOUNTING JUDGEMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

As described in Note 3, in the application of the Group’s accounting policies, management of the Company is required to make judgements, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

4.1	Critical judgements in applying accounting policies

The following are the critical judgements, apart from those involving estimations (see below), that the management has made in the process of applying the Group’s accounting policies and that have the most significant effect on the amounts recognised in the consolidated financial statements.

Control over Beijing New Building Material Public Limited Company (“BNBM”)

BNBM is a subsidiary of the Group although the Group has only 35.73% (2015: 45.2%) equity interests and voting rights in BNBM. BNBM is listed on the stock exchange of Shenzhen, PRC. The Group has decreased the equity interests in BNBM to 35.73% from 45.2% since October 2016 and the remaining 64.27% equity interests are owned by thousands of shareholders that are unrelated to the Group. Details of BNBM are set out in Note 20.

The management of the Company assessed whether or not the Group has control over BNBM based on whether the Group has the practical ability to direct the relevant activities of BNBM unilaterally. In making the judgement, the management considered the Group’s absolute size of holding in BNBM and the relative size of and dispersion of the shareholding owned by the other shareholders. After assessment, the directors concluded that the Group has sufficiently dominant voting interest to direct the relevant activities of BNBM and therefore the Group has control over BNBM.

Significant influence over Shanghai Yaohua Pikington Glass Group Co., Ltd. (上海耀皮玻璃集團 股份有限公司 ) (“Shanghai Yaohua”)

Note 21 describes that Shanghai Yaohua is an associate of the Group although the Group only owns 12.74% (2015: 12.74%) equity interests in Shanghai Yaohua. The Group has significant influence over Shanghai Yaohua by virtue of the contractual right to appoint 1 out of the 4 directors to the board of directors of that company.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

4.2	Key sources of estimation uncertainty

The followings are the key assumptions concerning the future, and other key sources of estimation uncertainty at the end of the reporting period, that may have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year.

Impairment of property, plant and equipment

The Group assesses annually whether property, plant and equipment have any indication of impairment, in accordance with relevant accounting policies. The recoverable amounts of property, plant and equipment have been determined based on value-in-use calculations. These calculations and valuations require the use of judgement and estimates on future operating cash flows and discount rates adopted. As at 31 December 2016, the carrying amount of property, plant and equipment is approximately RMB129,088.09 million (2015: approximately RMB126,225.43 million).

Write down of inventories

Inventories are stated at lower of cost and net realisable value. During the year, allowance of RMB20.33 million is made to write down the cost of inventories to their net realisable values. (2015: reversal of provision inventories of approximately of RMB61.79 million).

The determination of the amount of provision of inventories requires judgement because the assessment of net realisable values of inventories requires management to make assumptions and to apply judgement regarding forecast consumer demand, inventory ageing, subsequent sales information and technological obsolescence. The management believes that there will not be a material change in the estimates or assumptions which are used in the assessment of net realisable values of inventories.

Estimated impairment of goodwill

Determining whether goodwill is impaired requires an estimation of the value in use of the cash-generating units to which goodwill has been allocated. The value-in-use calculation requires the Group to estimate the future cash flows expected to arise from the cash-generating unit and a suitable discount rate in order to calculate present value. Where the actual future cash flows are less than expected, a material impairment loss may arise. As at 31 December 2016, the carrying amount of goodwill is approximately RMB42,604.26 million (2015: approximately RMB42,604.26 million). Details of the recoverable amount calculation are disclosed in Note 18.

Income taxes

As at 31 December 2016, a deferred tax asset of approximately RMB3,036.43 million (2015: approximately RMB2,442.50 million) in relation to unused tax losses has been recognised in the Group’s consolidated statement of financial position. No deferred tax asset has been recognised on the tax losses of approximately RMB14,258.77 million (2015: approximately RMB12,839.19 million) due to the unpredictability of future profit streams. The realisability of the deferred tax asset mainly depends on whether sufficient future profits or taxable temporary differences will be available in the future. In cases where the actual profits generated are less than expected, a material reversal of deferred tax assets may arise, which would be recognised in profit or loss for the period in which such a reversal take place.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Allowance for bad and doubtful debts

During the year, the Group provided allowance for bad and doubtful debts of approximately RMB1,151.55 million (2015: approximately RMB548.98 million) based on an assessment of the present value of the estimated future cash flow from trade and other receivables. Allowance on the estimated future cash flow is applied where events or changes in circumstances indicate that the part of or the whole balances may not be recoverable. The estimation of future cash flow from trade and other receivables requires the use of judgement and estimates.

Where the expectation is different from the original estimate, such difference will impact on the carrying amount of trade and other receivables and doubtful debts expenses in the year in which such estimate has been changed.

Fair value measurements and valuation processes

Some of the Group’s assets and liabilities are measured at fair value for financial reporting purposes. The management of the Company is responsible in determining the appropriate valuation techniques and inputs for fair value measurements.

In estimating the fair value of an asset or a liability, the Group uses market-observable data to the extent it is available. Where Level 1 inputs are not available, the Group engages third party qualified valuers to perform the valuation. The management of the Company works closely with the independent qualified professional valuers to establish the appropriate valuation techniques and inputs to the model. The management assesses regularly the impact and the cause of fluctuations in the fair value of the assets and liabilities.

The Group uses valuation techniques that include inputs that are not based on observable market data to estimate the fair value of certain types of investment properties and financial instruments. Relevant information about the utilization of valuation techniques and input in the process of determining the fair value of each asset and liability is disclosed in Notes 5.3 and 17.

Impairment of available-for-sale financial assets

For available-for-sale financial assets, a significant or prolonged decline in the fair value below its cost is considered to be objective evidence of impairment. The determination of fair value of available-for-sale financial assets without quoted prices in active markets requires management to make assumptions and to apply judgement regarding the input data and relevant parameters in the valuation.

During the year, the management has not provided any impairment loss on the Group’s available-for-sale financial assets.

5	FINANCIAL RISK MANAGEMENT

5.1	Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk (including foreign currency risk, interest rate risk and equity price risk), credit risk, liquidity risk and capital risk. The Group’s risk management focuses on the unpredictability of financial markets and seeks to minimise potential adverse effect on the Group’s financial performance. The Group seeks to minimise the effects of some of these risks by using derivative financial instruments.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(a)	Market risk

The Group’s activities expose it primarily to the financial risks of changes in foreign currency risk, interest rate risk and equity price risk. There has been no change to the Group’s exposure to market risk or the manner in which it manages and measures the risk.

(i)	Foreign currency risk

The Group’s functional currency is RMB in which most of the transactions are denominated. However, certain cash and cash equivalents and borrowings are denominated in foreign currencies. Foreign currencies are also used to collect the Group’s revenue from overseas operations and to settle purchases of machinery and equipment suppliers and certain expenses.

The carrying amounts of the Group’s foreign currency denominated monetary assets and monetary liabilities at the reporting date are as follows:

	Liabilities		Assets
	2016	2015	2016	2015
	RMB’000	RMB’000	RMB’000	RMB’000
		(Restated)		(Restated)

United States Dollar (“USD”)	1,125,691	933,780	3,679,332	966,972
European Dollar (“EUR”)	1,001,449	173,508	656,941	424,421
Hong Kong Dollar (“HKD”)	–	234	356,265	381,728
Papua New Guinea Kina (“PGK”)	16,112	61,290	86,459	193,498
Saudi Arabian Riyal (“SAR”)	–	–	5,226	8,154
Vietnamese Dong (“VND”)	24,079	–	25,033	1,673
Kazakhstan Tenge (“KZT”)	119,725	846	33,448	48,012
Australian Dollar (“AUD”)	6,049	24,908	12,135	15,151
British Pound (“GBP”)	12,183	–	934,515	1,161
Thai Baht (“THB”)	501,991	–	215,045	–
Japanese Yen (“JPY”)	295	–	28,360	14,704
Others	4,572	12,999	39,661	74,060

Sensitivity analysis

The following table details the Group’s sensitivity to a 6.44% increase or decrease in RMB against the relevant foreign currencies 6.44% is the sensitivity rate used when reporting foreign currency risk internally to key management personnel and represents management’s assessment of the reasonably possible change in foreign exchange rates. The sensitivity analysis includes only outstanding foreign currency denominated monetary items and adjusts their translation at the end of reporting period for a 6.44% change in foreign currency rates. A negative number below indicates a decrease in profit where RMB strengthen 6.44% against the relevant currency. For a 6.44% weakening of RMB against the relevant currency, there would be an equal and opposite impact on the profit, and the balances below would be positive.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Effect on profit after tax
	2016	2015
	RMB’000	RMB’000
		(Restated)

USD	(114,306)	(1,454)
EUR	15,421	(10,992)
HKD	(15,947)	(16,713)
PGK	(3,149)	(5,792)
SAR	(234)	(357)
VND	(43)	(73)
KZT	3,862	(2,066)
AUD	(272)	427
GBP	(41,285)	(51)
JPY	(1,256)	(644)
THB	12,844	–
Others	(1,571)	(2,701)

	(145,936)	(40,416)

The change in exchange rate does not affect other component of equity.

(ii)	Interest rate risk

The Group is exposed to interest rate risk due to the fluctuation of the prevailing market interest rate on bank borrowings which carry at prevailing market interest rates. The risk is managed by the Group by maintaining an appropriate mix between fixed and floating rate borrowings. The interest rate risk on bank balances is minimal as the fluctuation of the prevailing market interest rate is insignificant.

The Group cash flow interest rate risk is mainly concentrated on the fluctuation of the basic interest rate declared by People’s Bank of China arising from the Group’s long-term borrowings.

The Group regularly reviews and monitors the mix of fixed and floating interest rate borrowings in order to manage its interest rate risk. The Group currently does not use any derivative contracts to hedge its exposure to interest rate risk. However, the management will consider hedging significant interest rate exposure should the need arise.

Sensitivity analysis

For variable-rate bank borrowings the analysis is prepared assuming the amount of liability outstanding at the reporting date, which amounted RMB56,808.69 million (2015: RMB58,709.10 million), was outstanding for the whole year. A 126 basis points increase or decrease is used when reporting interest rate risk internally to key management personnel and represents management’s assessment of the reasonably possible change in interest rates.

If interest rates had been 126 basis points higher and all other variables were held constant, the Group’s net profit for the year ended 31 December 2016 would decrease by RMB497.52 million (2015: RMB503.21 million). This is mainly attributable to the Company’s exposure to interest rates on its variable-rate bank borrowings. For a 126 basis points lower, there would be an equal and opposite impact on the profit, and the balances above would be negative.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The Company’s sensitivity to interest rates has increased during the current year mainly due to the increase in variable-rate bank borrowings.

(iii)	Equity price risk

Equity price risk is the risk that the fair values of available-for-sale and held-for-trading listed equity securities decrease as a result of changes in the levels of equity indices and the value of individual securities. The Group is exposed to equity price risk arising from individual equity investments classified as available-for-sale financial assets in Note 22 and financial assets at fair value through profit or loss in Note 23 as at 31 December 2016. The Group’s listed investments are listed on the Hong Kong, Shenzhen and Shanghai Stock Exchange and are valued at quoted market prices at the end of the reporting period.

The market equity indices for the following stock exchanges, at the close of business of the nearest trading day in the year to the end of the reporting period date, and its respective highest and lowest point during the year was as follows:

	31 December	High/low	31 December	High/low
	2016	2016	2015	2015

Hong Kong Stock Exchange – Hang Seng Index	22,001	24,364/18,279	21,914	28,442/20,556
Shenzhen Stock Exchange – Component Index	10,177	12,659/8,987	12,665	18,098/9,291
Shanghai Stock Exchange – Composite Index	3,104	3,362/2,656	3,539	5,166/2,927

Sensitivity analysis

The following table details the Group’s sensitivity to a 10% increase in the fair values of held-for-trading listed equity securities against the Group’s profit after tax with all other variables held constant on their carrying amounts at the end of the reporting period.

	2016		2015
	Carrying		Carrying
	amount	2016	amount	2015
	of equity	Increase in	of equity	Increase
	investments	net profit	investments	in net profit
	RMB’000	RMB’000	RMB’000	RMB’000
			(Restated)	(Restated)

Investments listed in:
Hong Kong, Shenzhen and Shanghai Stock Exchange Held-for-trading	1,703,414	118,397	1,773,583	120,650

For a 10% decrease in the fair values of the equity investments, there would be an equal and opposite impact on the profit.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Credit risk

The Group’s credit risk arises from cash and cash equivalents, pledged bank deposits, amounts due from related parties as well as trade receivables and certain other receivables.

As at 31 December 2016, the Group’s maximum exposure to credit risk which will cause a finance loss to the Group due to failure to discharge an obligation by the counterparties and financial guarantees provided by the Company is arising from:

•	the carrying amounts of the respective recognised financial assets as stated in the consolidated statement of financial position.

In order to minimise the credit risk, the management of the Group has delegated a team responsible for determination of credit limits, credit approvals and other monitoring procedures to ensure that follow-up action is taken to cover overdue debts. The management also sets several policies to encourage the salespersons increasing the receivables gathering. In addition, the Group reviews the recoverable amounts of trade receivables at each reporting period to ensure that adequate impairment losses are made for irrecoverable amounts. In this regard, the management of the Company considers the Group’s credit risk is significantly reduced.

The credit risk on bank balances is limited because the bank balances and pledged bank deposits are maintained with state-owned banks or other creditworthy financial institutions in the PRC.

The credit risk on bills receivable is limited because the bills are guaranteed by banks for payments and the banks are either the state-owned banks or other creditworthy financial institutions in the PRC.

The Group has no significant concentration of credit risk. Trade receivables (including amounts due from related parties with trading nature) consist of a large number of customers, spread across diverse geographical areas.

(c)	Liquidity risk

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

As at 31 December 2016, the Group has net current liabilities and capital commitments of approximately RMB78,732.33 million (2015: approximately RMB87,342.28 million) and approximately RMB1.02 million (2015: approximately RMB9.87 million) (Note 42), respectively. The Group is exposed to liquidity risk as a significant percentage of the Group’s funding are sourced through short-term bank borrowings. The directors manage liquidity risk by monitoring the utilisation of borrowings, ensuring compliance with loan covenants and issuing new shares, domestic corporate bonds and debentures. In addition, the Group has obtained committed credit facilities from banks. As at 31 December 2016, the Group had unused banking facilities and bonds registered but not yet issued, of approximately RMB147,256.44 million (2015: approximately RMB108,943.29 million).

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The following table details the Group’s remaining contractual maturity for its non- derivative financial liabilities. The table has been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Group can be required to pay. The table includes both interest and principal cash flows.

								Total
	Effective	Within	One to	Two to	Three to	Four to	After	undiscounted	Carrying
	interest rate	one year	two years	three years	four years	five years	five years	cash flow	amount
	%	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2016
Trade and other payables	–	49,353,538	–	–	–	–	–	49,353,538	49,353,538
Amounts due to related parties Interest-free	–	1,424,126	–	–	–	–	–	1,424,126	1,424,126
Fixed rate	5.31%	4,880,549	–	–	–	–	–	4,880,549	4,634,268
Borrowings
Fixed rate bank loans	4.02%	47,785,779	2,347,911	4,031,050	468,502	7,734	2,369,069	57,010,045	54,806,814
Variable rate bank loans	4.51%	47,455,504	5,265,692	5,270,393	701,335	401,163	276,676	59,370,763	56,808,690
Other borrowings from non-financial institutions	6.69%	368,497	264,375	239,163	907,865	11,726	–	1,791,626	1,679,319
Bonds	3.88%	49,977,020	6,449,307	16,280,226	–	2,087,047	–	74,793,600	72,000,000
Obligations under finance leases	7.84%	5,304,270	7,931,328	3,743,134	1,148,547	362,521	2,253,095	20,742,895	19,076,576
Dividends payable to non-controlling interests	–	311,380	–	–	–	–	–	311,380	311,380
Financial guarantee contracts	5.35%	60,030	–	–	–	–	–	60,030	56,981

		206,920,693	22,258,613	29,563,966	3,226,249	2,870,191	4,898,840	269,738,552	260,151,692

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

								Total
	Effective	Within	One to	Two to	Three to	Four to	After	undiscounted	Carrying
	interest rate	one year	two years	three years	four years	five years	five years	cash flow	amount
	%	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

As at 31 December 2015 (Restated)
Trade and other payables	–	46,291,969	–	–	–	–	–	46,291,969	46,291,969
Amounts due to related parties Interest-free	–	1,745,866	–	–	–	–	–	1,745,866	1,745,866
Fixed rate	5.64%	5,894,527	–	–	–	–	–	5,894,527	5,597,074
Borrowings
Fixed rate bank loans	4.02%	37,913,387	2,565,569	937,264	251,904	85,422	88,165	41,841,711	40,224,678
Variable rate bank loans	4.51%	48,509,846	5,676,649	4,575,712	214,238	1,257,138	1,123,289	61,356,872	58,709,093
Other borrowings from non-financial institutions	6.69%	117,890	113,089	935,116	–	–	–	1,166,095	1,093,000
Bonds	3.88%	62,764,763	8,292,637	6,748,721	–	–	–	77,806,121	74,900,000
Obligations under finance leases	8.60%	4,865,900	4,255,417	12,082,686	2,419,206	899,106	28,284	24,550,599	22,606,938
Dividends payable to non-controlling interests	–	216,528	–	–	–	–	–	216,528	216,528
Financial guarantee contracts	5.35%	60,030	–	–	–	–	–	60,030	56,981

		208,380,706	20,903,361	25,279,499	2,885,348	2,241,666	1,239,738	260,930,318	251,442,127

5.2	Capital risk

The Group manages its capital to ensure that entities in the Group will be able to continue as a going concern while maximising the return to stakeholders through the optimisation of the debt and equity balance. The Group’s overall strategy remains unchanged from prior year.

The capital structure the Group consists of debt, which includes the borrowings disclosed in Note 31, cash and cash equivalents disclosed in Note 29, equity attributable to owners of the Company, comprising issued share capital, reserves and retained earnings and perpetual capital instruments.

The management of the Group reviews the capital structure periodically. As part of this review, the management considers the cost of capital and the risks associates with each class of capital. Based on recommendations of the management, the Group will balance its overall capital structure through the payment of dividends and new share issues as well as the issue of new debt or the redemption of existing debt.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

5.3	Fair value measurements of financial instruments

(a)	Financial instruments that are measured at fair value on a recurring basis

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).

•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The following table presents the Group assets and liability that are measured at fair value at 31 December 2016.

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Assets
Financial assets at fair value through profit or loss	1,703,414	–	989,527	2,692,941
Available-for-sale financial assets	1,310,756	–	833,521	2,144,277

Total assets	3,014,170	–	1,823,048	4,837,218

Liability
Financial guarantee contracts	–	–	56,981	56,981

Total liability	–	–	56,981	56,981

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The following table presents the Group’s assets and liability that are measured at fair value at 31 December 2015.

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000
	(Restated)	(Restated)	(Restated)	(Restated)

Assets
Financial assets at fair value through profit or loss	1,773,583	–	1,310,760	3,084,343
Available-for-sale financial assets	1,505,422	–	1,061,258	2,566,680

Total assets	3,279,005	–	2,372,018	5,651,023

Liability
Financial guarantee contracts	–	–	56,981	56,981

Total liability	–	–	56,981	56,981

During the year ended 31 December 2016, there were no significant transfers between levels of the financial assets and financial liabilities.

During the year ended 31 December 2016, there were no significant changes in the business or economic circumstances that affect the fair value of the Group’s financial assets and financial liabilities.

The fair value of financial instruments traded in active markets is based on quoted market prices at the end of the reporting period. A market is regarded as active if quotes prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the group is the current bid price. The instruments are included in level 1. Instruments includes in level 1 comprise primarily Hong Kong Stock Exchange, Shenzhen Stock Exchange and Shanghai Stock Exchange equity investments classified as trading securities.

The fair value of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

The fair value of financial guarantee contracts is estimated by the management with reference to the financial condition of the guarantee, which were considered as level 3 valuation.

Specific valuation techniques used to value financial instruments include quoted market prices or dealer quotes for similar instruments.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Information about Level 3 fair value measurements

Relationship of
	Fair value as at		Valuation technique(s)	unobservable inputs to
Financial assets	31 December 2016	31 December 2015	and key input(s)	fair value

Structured deposits	Bank deposits in Mainland China with non-closely related embedded derivative: RMB989,527,000	Bank deposits in Mainland China with non-closely related embedded derivative: RMB1,310,760,000

Discounted cash flows

Key unobservable inputs are: Expected yields of 2.85% to 4.00% of money markets and debt instruments invested by banks and a discount rate that reflects the credit risk of the banks (Note)

The higher the discount rate, the lower the fair value The higher the expected yield, the higher the fair value

Equity investments classified as AFS	16.67 per cent equity investment (563,190,040 shares) in China Shanshui Cement Group Limited (Shanshui Cement), amounted to RMB833,521,000	16.67 per cent equity investment (563,190,040 shares) in China Shanshui Cement Group Limited (Shanshui Cement), amounted to RMB1,061,258,000	Market approach – Capital Asset Pricing Model (CAPM) Key unobservable inputs are: Specific risk adjustment coefficient (Rc) of 12%, taking into account Shanshui Cement’s recent operating situation	The higher the Specific risk adjustment coefficient, the lower the fair value

Note:	The management considers that the impact of the fluctuation in expected yields of the money market instruments and debt instruments to the fair value of the structured deposits was insignificant as the deposits have short maturities, and therefore no sensitivity analysis is presented.

The directors consider that the carrying amounts of the Group’s financial assets and financial liabilities carried at cost or amortised cost were not materially different from their fair value.

(b)	Financial instruments that are not measured at fair value on a recurring basis

The management considers that the carrying amounts of the Group’s financial assets and financial liabilities at cost or amortised cost were not materially different from their value.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

6	REVENUE

	2016	2015
	RMB’000	RMB’000
		(Restated)

Sale of goods	92,436,803	92,069,441
Provision of engineering services	7,742,242	7,046,646
Rendering of other services	1,367,738	1,246,342

	101,546,783	100,362,429

7	SEGMENTS INFORMATION

(a)	Operating segments

For management purpose, the Group is currently organised into six major operating divisions during the year – cement, concrete, lightweight building materials, glass fibre and composite materials, engineering services and others. These activities are the basis on which the Group reports its primary segment information.

Principal activities are as follows:

Cement	–	Production and sale of cement

Concrete	–	Production and sale of concrete

Lightweight building materials	–	Production and sale of lightweight building materials

Glass fibre and composite materials	–	Production and sale of glass fibre and composite materials

Engineering services	–	Provision of engineering services to glass and cement manufacturers and equipment procurement

Others	–	Merchandise trading business and others

More than 90% of the Group’s operations and assets are located in the PRC for the years ended 31 December 2016 and 2015.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Information regarding the Group’s reportable segments is presented below:

Year ended 31 December 2016

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Consolidated statement of profit or loss

Revenue
External sales	60,504,197	21,099,858	7,677,304	2,513,192	7,806,374	1,945,858	–	101,546,783
Inter-segment sales (Note)	3,125,549	–	5,477	–	290,585	889,889	(4,311,500)	–

	63,629,746	21,099,858	7,682,781	2,513,192	8,096,959	2,835,747	(4,311,500)	101,546,783

Adjusted EBITDA	14,553,797	2,230,875	2,154,477	440,342	1,094,662	(134,630)	–	20,339,523

Depreciation and amortisation, and prepaid lease payments released to consolidated statement of profit or loss	(6,321,754)	(822,154)	(415,662)	(95,879)	(177,109)	(100,689)	–	(7,933,247)
Unallocated other income								406,070
Unallocated administrative expenses								(221,657)
Share of profits of associates	189,811	–	5,751	31,085	365	536,248	–	763,260
Finance costs – net	(7,111,150)	(1,381,064)	(81,891)	(29,444)	(399,538)	(244,231)	–	(9,247,318)

Unallocated finance costs – net								(46,195)

Profit before income tax								4,060,436
Income tax expense								(1,238,192)

Profit for the year								2,822,244

Note:	The inter-segment sales were carried out with reference to market prices.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The segment result is disclosed as EBITDA, i.e. the profit/(loss) earned by each segment without allocation of depreciation and amortisation, net other income, central administration costs, net finance costs, share of profits of associates and income tax expense. This is the measure reported to the management for the purpose of resource allocation and assessment of segment performance. Management views the combination of these measures, in combination with other reported measures, as providing a better understanding for management and investors of the operating results of its business segments for the year under evaluation compared to relying on one of the measures.

Segment assets include all tangible, intangible assets and current assets with the exception of other corporate assets. Segment liabilities include trade creditors, accruals and bills payable attributable to sales activities of each segment with the exception of corporate expense payables.

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Other information

Capital expenditure:
Property, plant and equipment	8,264,937	571,110	654,882	169,541	672,821	383,880	–	10,717,171
Prepaid lease payments	290,062	772	49,939	32,022	3,010	104,421	–	480,226
Intangible assets	582,501	11,832	19,372	3,796	8,633	394	–	626,528
Unallocated								13,794

	9,137,500	583,714	724,193	205,359	684,464	488,695		11,837,719

Acquisition of subsidiaries	–	–	–	236,568	–	–	–	236,568

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Depreciation and amortisation
Property, plant and equipment	5,613,391	801,933	369,683	89,186	162,394	83,446	–	7,120,033
Intangible assets	399,348	4,210	11,467	1,972	6,313	11,857	–	435,167
Unallocated								59,500

	6,012,739	806,143	381,150	91,158	168,707	95,303		7,614,700

Prepaid lease payments released to the consolidated statement of provision profit or loss	309,015	16,011	34,512	4,721	8,402	5,386	–	378,047
Allowance/(reversal of provision) for bad and doubtful debts	771,909	188,507	6,895	(947)	135,005	50,181	–	1,151,550
Write down of inventories	5,151	–	–	–	15,178	–	–	20,329

Consolidated statement of financial position

Assets
Segment assets	209,435,150	43,270,212	12,293,214	5,622,909	17,272,276	6,246,408	–	294,140,169
Interests in associates	6,255,073	–	125,763	3,671,836	17,688	644,793	–	10,715,153
Unallocated assets								35,898,852

Total consolidated assets								340,754,174

Liabilities
Segment liabilities	(140,452,555)	(14,354,993)	(3,396,137)	(3,168,229)	(16,990,015)	(8,156,158)	–	(186,518,087)
Unallocated liabilities								(78,668,550)

Total consolidated liabilities								(265,186,637)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Year ended 31 December 2015

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Consolidated statement of profit or loss

Revenue
External sales	59,096,900	21,461,965	7,084,563	3,260,519	7,185,850	2,272,632	–	100,362,429
Inter-segment sales (Note)	2,745,344	–	3,588	–	882,537	715,494	(4,346,963)	–

	61,842,244	21,461,965	7,088,151	3,260,519	8,068,387	2,988,126	(4,346,963)	100,362,429

Adjusted EBITDA	15,614,849	2,891,170	1,918,129	510,637	1,249,818	(185,063)	–	21,999,540

Depreciation and amortisation, and prepaid lease payments released to consolidated statement of profit or loss	(6,217,647)	(864,110)	(394,318)	(90,983)	(138,555)	(74,581)	–	(7,780,194)
Unallocated other income								360,549
Unallocated administrative expenses								(273,505)
Share of profits/(losses) of associates	139,960	–	5,856	(58,119)	(1,238)	244,712	–	331,171
Finance costs – net	(7,224,868)	(2,054,538)	(126,009)	(33,073)	(337,395)	(188,290)	–	(9,964,173)
Unallocated finance costs – net								(568,004)

Profit before income tax								4,105,384
Income tax expense								(1,312,622)

Profit for the year								2,792,762

Note:	The inter-segment sales were carried out with reference to market prices.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The segment result is disclosed as EBITDA, i.e. the profit/(loss) earned by each segment without allocation of depreciation and amortisation, net other income, central administration costs, net finance costs, share of profits/(losses) of associates and income tax expense. This is the measure reported to the management for the purpose of resource allocation and assessment of segment performance. Management views the combination of these measures, in combination with other reported measures, as providing a better understanding for management and investors of the operating results of its business segments for the year under evaluation compared to relying on one of the measures.

Segment assets include all tangible, intangible assets and current assets with the exception of other corporate assets. Segment liabilities include trade creditors, accruals and bills payable attributable to sales activities of each segment and borrowings with the exception of corporate expense payables.

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Other information

Capital expenditure:
Property, plant and equipment	5,470,834	389,903	741,246	209,378	389,603	295,012	–	7,495,976
Prepaid lease payments	351,248	16,307	360,815	–	11,041	44,012	–	783,423
Intangible assets	1,291,845	10,358	18,532	14,257	14,337	818,199	–	2,167,528
Unallocated								27,368

	7,113,927	416,568	1,120,593	223,635	414,981	1,157,223		10,474,295

Acquisition of subsidiaries	344,555	–	144,884	–	1,201	83,492	–	574,132

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

			Lightweight	Glass fibre
			building	and composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)	(Restated)

Depreciation and amortisation
Property, plant and equipment	5,551,875	843,320	340,702	84,651	122,055	59,599	–	7,002,202
Intangible assets	356,274	2,635	11,397	2,064	7,834	10,323	–	390,527
Unallocated								59,597

	5,908,149	845,955	352,099	86,715	129,889	69,922		7,452,326

Prepaid lease payments released to the consolidated statement of profit or loss	309,498	18,155	42,219	4,268	8,666	4,659	–	387,465
Allowance for bad and doubtful debts	193,349	230,747	3,562	64,110	40,047	17,165	–	548,980
Reversal of provision of inventories	(283)	–	–	–	–	(61,507)	–	(61,790)

Consolidated statement of financial position

Assets
Segment assets	201,387,744	44,956,550	11,662,524	5,369,539	13,766,279	6,673,901	–	283,816,537
Interests in associates	6,355,151	–	109,360	3,309,452	17,315	556,695	–	10,347,973
Unallocated assets								35,654,321

Total consolidated assets								329,818,831

Liabilities
Segment liabilities	(151,416,516)	(13,582,879)	(3,739,641)	(3,019,662)	(14,063,492)	(6,597,271)	–	(192,419,461)
Unallocated liabilities								(63,907,310)

Total consolidated liabilities								(256,326,771)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

A reconciliation of total adjusted profit before depreciation and amortisation, finance costs and income tax expense, is provided as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Adjusted EBITDA for reportable segments	20,474,153	22,184,603
Adjusted EBITDA for other segment	(134,630)	(185,063)
Eliminations	–	–

Total segments profit	20,339,523	21,999,540
Depreciation of property, plant and equipment	(7,120,033)	(7,002,202)
Amortisation of intangible assets	(435,167)	(390,527)
Prepaid lease payments released to the consolidated statements of profit or loss	(378,047)	(387,465)
Corporate items	184,413	87,044

Operating profit	12,590,689	14,306,390
Finance costs – net	(9,293,513)	(10,532,177)
Share of profits of associates	763,260	331,171

Profit before income tax	4,060,436	4,105,384

(b)	Geographical segments

The Group’s revenue from the following geographical markets, based on the locations of customers:

Revenue from external customers

	2016	2015
	RMB’000	RMB’000
		(Restated)

PRC	98,608,866	97,946,944
Europe	816,286	911,301
Middle East	13,838	333,685
Southeast Asia	1,475,010	413,082
Oceania	60	1,331
Others	632,723	756,086

	101,546,783	100,362,429

(c)	Information of major customers

No single customer amounted for 10% or more of the total revenue for the years ended 31 December 2016 and 2015.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

8	INVESTMENT AND OTHER INCOME

	2016	2015
	RMB’000	RMB’000
		(Restated)

Dividends from available-for-sale financial assets	40,201	33,746
Discount on acquisition of interests in subsidiaries (Note 38(a))	3,097	34,080
Gain on disposal of property, plant and equipment, investment properties, intangible assets and prepaid lease payments, net	–	33,674
Government subsidies:
– VAT refunds (Note (a))	1,176,933	1,281,280
– Government grants (Note (b))	1,549,191	3,444,283
– Interest subsidy	49,554	116,766
Gain on disposal of subsidiaries, net (Note 38(b))	–	31,084
(Decrease)/increase in fair value of financial assets at fair value through profit or loss, net	(71,402)	438,678
Net rental income from:
– Investment properties (Note 17)	12,557	7,947
– Land and building	45,755	124,680
– Equipment	184,085	175,873
Technical and other service income	101,369	102,972
Gain on disposal of interests in associates	239,249	80,499
Waiver of payables	120,990	70,393
Others	185,519	319,588

	3,637,098	6,295,543

Notes:

(a)	The State Council of the PRC issued a “Notice Encouraging Comprehensive Utilisation of Natural Resources” (the “Notice”) in 1996 to encourage and support enterprises, through incentive policies, to comprehensively utilise natural resources. Pursuant to the Notice, the Ministry of Finance and the State Administration of Taxation of the PRC enacted several regulations providing incentives in form of VAT refund for certain environmentally friendly products, including products that recognised industrial waste as part of their raw materials. Under the Notice and such regulations, the Group is entitled to receive immediate or future refund on any paid VAT with respect to any eligible products as income after it receives approvals from the relevant government authorities.

(b)	Government grants are awarded to the Group by the local government agencies as incentives primarily to encourage the development of the Group and the contribution to the local economic development.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

9	FINANCE COSTS – NET

	2016	2015
	RMB’000	RMB’000
		(Restated)

Interest expenses on bank borrowings:
– wholly repayable within five years	5,461,897	6,903,696
– not wholly repayable within five years	9,952	–

	5,471,849	6,903,696

Interest expenses on bonds, other borrowings and finance leases	4,660,400	4,518,511
Less: interest capitalised to construction in progress	(173,488)	(336,258)

	9,958,761	11,085,949

Interest income:
– interest on bank deposits	(452,879)	(435,339)
– interest on loans receivables	(212,369)	(118,433)

	(665,248)	(553,772)

Finance costs – net	9,293,513	10,532,177

Borrowing costs capitalised for the year ended 31 December 2016 arose on the general borrowing pool and were calculated by applying a capitalisation rate of 3.22% (2015: 4.87%) per annum to expenditure on the qualifying assets.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

10	DIRECTORS’, SUPERVISORS’ AND EMPLOYEES’ EMOLUMENTS

(a)	Directors’ and supervisors’ emoluments

Year ended 31 December 2016

		Salaries,
		allowance and		Retirement	Share
		benefits-in-	Discretionary	plan	appreciation
	Fees	kind	bonuses	contributions	rights	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors
Mr. Song Zhiping	–	–	–	–	–	–
Mr. Cao Jianglin	–	–	–	–	–	–
Mr. Chang Zhangli	–	397	240	47	–	684
Mr. Peng Shou	–	444	540	32	–	1,016
Mr. Cui Xingtai	–	457	360	47	–	864
Non-executive directors
Mr. Guo Chaomin	–	–	–	–	–	–
Mr. Chen Yongxin	–	–	–	–	–	–
Mr. Tao Zheng	–	–	–	–	–	–
Independent non-executive directors
Mr. Sun Yanjun	300	–	–	–	–	300
Mr. Liu Jianwen (Note b)	175	–	–	–	–	175
Mr. Zhou Fangsheng	175	–	–	–	–	175
Mr. Qian Fengsheng	175	–	–	–	–	175
Ms. Xia Xue	175	–	–	–	–	175
Mr. Shin Fang (Note a)	125	–	–	–	–	125
Mr. Tang Yunwai (Note a)	125	–	–	–	–	125
Mr. Wu Liansheng (Note a)	–	–	–	–	–	–
Mr. Huang Anzong (Note a)	–	–	–	–	–	–
Mr. Zhao Lihua (Note a)	125	–	–	–	–	125
Supervisors
Mr. Wu Jiwei	–	–	–	–	–	–
Ms. Zhou Guoping	–	–	–	–	–	–
Ms. Cui Shuhong	–	320	82	47	–	449
Ms. Zeng Xuan	–	123	47	35	–	205
Independent supervisors
Mr. Wu Weiku	200	–	–	–	–	200
Mr. Li Xuan	117	–	–	–	–	117
Mr. Liu Jianwen (Note b)	83	–	–	–	–	83

	1,775	1,741	1,269	208	–	4,993

Notes:

(a)	Resigned on 26 May 2016.

(b)	Mr. Liu Jianwen acted as independent supervisor till 26 May 2016. He was appointed as an independent non-executive director with effective date of 27 May 2016.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Year ended 31 December 2015

		Salaries,
		allowance and		Retirement	Share
		benefits-in-	Discretionary	plan	appreciation
	Fees	kind	bonuses	contributions	rights	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Executive directors	–	–	–	–	–	–
Mr. Song Zhiping	–	–	–	–	–	–
Mr. Cao Jianglin	–	–	–	–	–	–
Mr. Chang Zhangli	–	387	300	44	–	731
Mr. Peng Shou	–	432	540	28	–	1,000
Mr. Cui Xingtai	–	446	540	44	–	1,030
Non-executive directors
Mr. Guo Chaomin	–	–	–	–	–	–
Mr. Huang Anzhong	–	–	–	–	–	–
Mr. Tao Zheng	–	–	–	–	–	–
Independent nonexecutive directors
Mr. Shin Fang	300	–	–	–	–	300
Mr. Tang Yunwei	300	–	–	–	–	300
Mr. Zhao Lihua	300	–	–	–	–	300
Mr. Wu Liansheng	300	–	–	–	–	300
Mr. Sun Yanjun	300	–	–	–	–	300
Supervisors
Mr. Wu Jiwei	–	–	–	–	–	–
Ms. Zhou Guoping	–	–	–	–	–	–
Ms. Cui Shuhong	–	169	97	44	–	310
Ms. Zeng Xuan	–	115	47	20	–	182
Independent supervisors
Mr. Wu Weiku	200	–	–	–	–	200
Mr. Liu Jianwen	200	–	–	–	–	200

	1,900	1,549	1,524	180	–	5,153

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Employees’ emoluments

Of the five individuals with the highest emoluments in the Group, none (2015: none) of the directors of the Company whose emoluments are included in the disclosures above. The emoluments in respect of five (2015: five) individuals were as follows:

	2016	2015
	RMB’000	RMB’000

Salaries, allowances and benefits-in-kind	1,743	1,667
Discretionary bonuses	5,606	5,994
Retirement plan contributions	187	190

	7,536	7,851

Their emoluments paid by the Group are within the following bands:

	Number of the five highest
	paid individuals
	2016	2015

Nil – HKD1,000,000 (equivalent to RMB866,200)	–	–
HKD1,000,001 – HKD1,500,000 (equivalent to RMB1,299,300)	1	–
HKD1,500,001 – HKD2,000,000 (equivalent to RMB1,732,400)	4	3
HKD2,000,001 – HKD2,500,000 (equivalent to RMB2,165,500)	–	2

No emoluments were paid by the Group to the directors, supervisors nor the five highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of office, and none of the directors and supervisors has waived any emoluments for both years.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

11	PROFIT BEFORE INCOME TAX

Profit before income tax has been arrived at after charging/(crediting):

	2016	2015
	RMB’000	RMB’000
		(Restated)

Depreciation of:
property, plant and equipment	7,169,970	7,052,774
investment properties	9,563	9,025

	7,179,533	7,061,799
Amortisation of intangible assets	435,167	390,527

Total depreciation and amortisation	7,614,700	7,452,326

Impairment loss on available-for-sale financial assets	1,512	2,734
Impairment loss on goodwill	–	391,180
Impairment loss on property, plant and equipment recognised	203,748	–
Cost of inventories recognised as expenses	67,403,934	68,046,735
Prepaid lease payments released to the consolidated statement of profit or loss	378,047	387,465
Loss/(gain) on disposal of property, plant and equipment, investment properties, intangible assets and prepaid lease payments, net	35,078	(33,674)
Auditor’s remuneration	15,318	14,026
Staff costs including directors’ remunerations:
Salaries, bonus and other allowances	7,884,213	8,192,248
Retirement plan contributions	843,977	909,570

Total staff costs	8,728,190	9,101,818

Allowance for bad and doubtful debts	1,151,550	548,980
Write down/(reversal of provision) of inventories	20,329	(61,790)
Operating lease rentals	302,197	283,979
Net foreign exchange losses/(gain)	69,115	(53,037)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

12	INCOME TAX EXPENSE

(a)	Taxation in the consolidated statement of profit or loss

	2016	2015
	RMB’000	RMB’000
		(Restated)

Current income tax	1,984,391	2,163,062
Deferred income tax (Note 32)	(746,199)	(850,440)

	1,238,192	1,312,622

PRC income tax is calculated at 25% (2015: 25%) of the estimated assessable profit of the Group as determined in accordance with relevant tax rules and regulations in the PRC for both years, except for certain subsidiaries of the Company, which are exempted or taxed at preferential rates of 15% entitled by the subsidiaries in accordance with relevant tax rules and regulations in the PRC or approvals obtained by the tax bureaus in the PRC.

The total charge for the year can be reconciled to the profit before income tax as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Profit before income tax	4,060,436	4,105,384

Tax at domestic income tax rate of 25% (2015: 25%) Tax effect of:	1,015,109	1,026,346
Share of profits of associates	(190,815)	(82,800)
Expenses not deductible for tax purposes	371,673	101,487
Income not taxable for tax purposes	(83,600)	(578,786)
Tax effect of tax losses not recognised	1,213,502	1,948,028
Utilisation of previously unrecognised tax losses	(508,654)	(641,135)
Income tax credits granted to subsidiaries on acquisition of certain qualified equipment (Note)	(5,581)	–
Effect of different tax rates of subsidiaries	(573,442)	(460,518)

Income tax expense	1,238,192	1,312,622

Note:	Pursuant to the relevant tax rules and regulations, certain subsidiaries of the Company can claim PRC income tax credits on 40% of the acquisition cost of certain qualified equipment manufactured in the PRC, to the extent of the PRC income tax expense for the current year in excess of that for the previous year. Such PRC income tax credits are allowed as a deduction of current income tax expenses upon relevant conditions were fulfilled and relevant tax approval was obtained from the relevant tax bureau.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Tax effects relating to each component of other comprehensive income

	2016			2015
	Before	Taxation	Net of	Before	Taxation	Net of
	taxation	credited	taxation	taxation	credited	taxation
		(Note 32)			(Note 32)
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
				(Restated)	(Restated)	(Restated)

Currency translation differences	(276)	–	(276)	26,341	–	26,341
Changes in fair value of available-for-sale financial assets	500,336	(3,315)	497,021	110,339	(29,587)	80,752
Share of associates’ other comprehensive income, net	(14,019)	–	(14,019)	(19,016)	–	(19,016)

Other comprehensive expenses	486,041	(3,315)	482,726	117,664	(29,587)	88,077

13	DIVIDENDS

	2016	2015
	RMB’000	RMB’000

Dividends paid	199,764	890,839
Proposed final dividend
– RMB0.043 (2015: RMB0.037) per share (see below)	232,158	199,764

The final dividend of RMB232,158,129.27 in total (pre-tax) has been proposed by the board of directors on 24 March 2017.

The above proposed final dividends are subject to approval of the shareholders of the Company in the forthcoming annual general meeting.

14	EARNINGS PER SHARE – BASIC AND DILUTED

The calculation of the basic earnings per share attributable to the ordinary equity holders of the Company is based on the following data:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Profit attributable to owners of the Company	1,058,171	1,019,461

	2016	2015
	’000	’000

Weighted average number of ordinary shares in issue	5,399,026	5,399,026

No diluted earnings per share have been presented as the Group did not have any dilutive potential ordinary shares outstanding during both years.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

15	PROPERTY, PLANT AND EQUIPMENT

	Construction	Land and	Plant and	Motor
	in progress	buildings	machinery	vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost
As at 1 January 2015 (Restated)

As previously reported	7,315,076	65,627,719	68,162,890	6,185,930	147,291,615
Business combination under common control (Note 40)	–	–	45	–	45

As at 1 January 2015 (Restated)	7,315,076	65,627,719	68,162,935	6,185,930	147,291,660

Additions	5,235,700	921,303	1,331,271	21,269	7,509,543
Acquisition of subsidiaries (Note 38(a))	80,437	156,056	221,603	5,752	463,848
Transfer from construction in progress	(8,053,741)	3,568,863	4,480,083	4,795	–
Transfer to construction in progress for reconstruction	930,649	(471,100)	(1,005,169)	(686)	(546,306)
Disposals	(112,510)	(316,544)	(363,023)	(339,967)	(1,132,044)
Disposal of subsidiaries (Note 38(b))	–	–	(34,240)	(1,959)	(36,199)

As at 31 December 2015 (Restated)	5,395,611	69,486,297	72,793,460	5,875,134	153,550,502

	Construction	Land and	Plant and	Motor
	in progress	buildings	machinery	vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Cost
As at 1 January 2016 (Restated)

As previously reported	5,395,611	69,486,297	72,793,415	5,875,134	153,550,457
Business combination under common control (Note 40)	–	–	45	–	45

As at 1 January 2016 (Restated)	5,395,611	69,486,297	72,793,460	5,875,134	153,550,502

Additions	8,914,906	1,083,400	582,401	148,430	10,729,137
Acquisition of subsidiaries (Note 38(a))	135,836	–	6,206	924	142,966
Transfer from construction in progress	(6,831,362)	2,425,530	4,367,722	38,110	–
Transfer to construction in progress for reconstruction	483,662	(126,320)	(357,342)	–	–
Disposals	(168,803)	(259,982)	(296,276)	(158,289)	(883,350)

As at 31 December 2016	7,929,850	72,608,925	77,096,171	5,904,309	163,539,255

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	Construction	Land and	Plant and	Motor
	in progress	buildings	machinery	vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Depreciation and impairment
As at 1 January 2015 (Restated)

As previously reported	94,694	5,744,252	13,759,977	1,673,371	21,272,294
Business combination under common control (Note 40)	–	–	24	–	24

As at 1 January 2015 (Restated)	94,694	5,744,252	13,760,001	1,673,371	21,272,318

Charge for the year	–	1,835,685	4,597,103	619,986	7,052,774
Transfer to construction in progress for reconstruction	–	(127,965)	(417,983)	(357)	(546,305)
Disposals	–	(102,602)	(96,733)	(238,448)	(437,783)
Disposal of subsidiaries (Note 38(b))	–	–	(15,076)	(856)	(15,932)

As at 31 December 2015 (Restated)	94,694	7,349,370	17,827,312	2,053,696	27,325,072

	Construction	Land and	Plant and	Motor
	in progress	buildings	machinery	vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Depreciation and impairment
As at 1 January 2016 (Restated)

As previously reported	94,694	7,349,370	17,827,280	2,053,696	27,325,040
Business combination under common control (Note 40)	–	–	32	–	32

As at 1 January 2016 (Restated)	94,694	7,349,370	17,827,312	2,053,696	27,325,072

Charge for the year	–	1,999,449	4,553,676	616,845	7,169,970
Disposals	–	(51,641)	(83,355)	(112,630)	(247,626)
Impairment loss recognised	–	65,253	135,557	2,938	203,748

As at 31 December 2016	94,694	9,362,431	22,433,190	2,560,849	34,451,164

Carrying amount
As at 31 December 2016	7,835,156	63,246,494	54,662,981	3,343,460	129,088,091

As at 31 December 2015 (Restated)	5,300,917	62,136,927	54,966,148	3,821,438	126,225,430

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The carrying amount of land and buildings shown above comprises leasehold interests in land situated in the PRC under medium term leases.

As at 31 December 2016, the carrying amount of plant and machinery includes an amount of approximately RMB 21,575.61 million (2015: approximately RMB24,456.04 million) in respect of assets held under finance leases.

At the reporting date, the carrying amount of the Group’s property, plant and equipment pledged to secure the bank borrowings granted to the Group is analysed as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Land and buildings	635,503	642,513
Plant and machinery	10,724,579	7,491,068

Total	11,360,082	8,133,581

Depreciation is provided to write off the cost of property, plant and equipment other than construction in progress over their estimated useful lives and after taking into account their estimated residual value, using the straight line method, as follows:

Land and buildings	2.38%	2.38%
Plant and machinery	5.28% to 9.50%	5.28% to 9.50%
Motor vehicles	9.50%	9.50%

At 31 December 2016, land and buildings with carrying amount of approximately RMB2,220.56 million (2015: approximately RMB2,530.44 million) are still in the process of applying the title certificates.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

16	PREPAID LEASE PAYMENTS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Carrying amount
As at 1 January	14,876,425	14,456,154
Additions	480,226	783,423
Acquisitions of subsidiaries (Note 38(a))	93,602	53,244
Released to the consolidated statement of profit or loss	(378,047)	(387,465)
Disposals	(53,014)	(28,931)

As at 31 December	15,019,192	14,876,425

Analysis of the carrying amount of prepaid lease payments is as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

The carrying amount of prepaid lease payments are analysed as follows:
Non-current portion	14,660,619	14,512,689
Current portion included in trade and other receivables (Note 26)	358,573	363,736

	15,019,192	14,876,425

The amount represents the prepaid lease payments situated in the PRC for a period of 10 to 50 years.

As at 31 December 2016, prepaid lease payments with carrying amount of approximately RMB144.44 million (2015: approximately RMB16.38 million) are still in the process of applying the title certificates.

As at 31 December 2016, the Group has pledged prepaid lease payments with a carrying amount of approximately RMB196.93 million (2015: approximately RMB191.72 million) to secure bank borrowings granted to the Group.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

17	INVESTMENT PROPERTIES

	2016	2015
	RMB’000	RMB’000
		(Restated)

Cost
As at 1 January	422,626	390,678
Additions	1,828	13,801
Acquired on acquisition of subsidiaries (Note 38(a))	–	18,147

As at 31 December	424,454	422,626

Depreciation
As at 1 January	99,231	90,206
Charge for the year	9,563	9,025

As at 31 December	108,794	99,231

Carrying amount
As at 31 December	315,660	323,395

The cost of investment properties is depreciated over their estimated useful lives at an estimated rate of 2.38% (2015: 2.38%) per annum.

As at 31 December 2016 and 2015, the Group has not pledged investment properties to secure bank borrowings granted to the Group.

The fair value of the Group’s investment properties as at 31 December 2016 was approximately RMB1,023.66 million (2015: approximately RMB708.62 million). The fair value has been arrived at on the basis of a valuation carried out at that date by independent local valuers, who are not connected with the Group. The valuation was arrived at by making reference to comparable sales transactions as available in the related market.

The property rental income earned by the Group during the year from its investment properties, all of which are leased out under operating leases, amounted to approximately RMB15.61 million (2015: approximately RMB10.49 million). Direct operating expenses arising on the investment properties amounted to approximately RMB3.05 million (2015: approximately RMB2.54 million).

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

18	GOODWILL

	2016	2015
	RMB’000	RMB’000
		(Restated)

As at 1 January	42,604,255	42,847,327
Arising from acquisition of subsidiaries (Note 38(a))	–	148,108
Impairment loss for the year	–	(391,180)

As at 31 December	42,604,255	42,604,255

Goodwill is allocated to the cash-generating units (“CGUs”) that are expected to benefit from the business combination. The carrying amount of goodwill had been allocated as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Cement	33,619,422	33,619,422
Concrete	8,752,362	8,752,362
Lightweight building materials	92,552	92,552
Glass fiber and composite materials	15,991	15,991
Engineering services	62	62
Others	123,866	123,866

	42,604,255	42,604,255

The Group tests goodwill annually for impairment, or more frequently, if there are indications that goodwill might be impaired.

The Group determines the value in use of CGUs based on estimated discounted cash-flows, the discount rates and annual growth rates.

The Group prepares cash flow forecasts derived from the most recent financial budgets of 5 years. The cash flows for the following five years are extrapolated with varying growth rates assuming the existing level of sales and production remaining the same and based on the average long-term growth rate for the business in which the CGU operates. The cash flows beyond the five-year period are extrapolated using zero growth rate. The average discount rates of 10% per annum are post-tax and reflect specific risks relating to the Group.

Management believes that any reasonably possible change in any of these assumptions would not cause the aggregate carrying amount of each CGU or groups of CGUs to exceed its recoverable amount.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

19	INTANGIBLE ASSETS

		Patents and
	Mining rights	trademarks	Total
	RMB’000	RMB’000	RMB’000

Cost	6,178,643	308,440	6,487,083
As at 1 January 2015 (Restated) As previously reported
Business combination under common control (Note 40)	–	3,146	3,146

As at 1 January 2015 (Restated)	6,178,643	311,586	6,490,229

Additions	2,103,359	64,169	2,167,528
Acquisition of subsidiaries (Note 38(a))	37,691	1,202	38,893
Disposals	–	(19,719)	(19,719)
Disposal of subsidiaries (Note 38(b))	–	(4,416)	(4,416)

As at 31 December 2015 (Restated)	8,319,693	352,822	8,672,515

As at 1 January 2016 (Restated) As previously reported	8,319,693	349,676	8,669,369
Business combination under common control (Note 40)	–	3,146	3,146

As at 1 January 2016 (Restated)	8,319,693	352,822	8,672,515

Additions	471,408	155,120	626,528
Disposals	(71,503)	(20,726)	(92,229)

As at 31 December 2016	8,719,598	487,216	9,206,814

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	Mining rights	Patents and trademarks	Total
	RMB’000	RMB’000	RMB’000

Amortisation and impairment
As at 1 January 2015 (Restated)

As previously reported	1,011,599	139,081	1,150,680
Business combination under common control (Note 40)	–	3,146	3,146

As at 1 January 2015 (Restated)	1,011,599	142,227	1,153,826

Charge for the year	337,484	53,043	390,527
Disposals	–	(12,319)	(12,319)
Disposal of subsidiaries (Note 38(b))	–	(4,416)	(4,416)

As at 31 December 2015 (Restated)	1,349,083	178,535	1,527,618

As at 1 January 2016 (Restated)	1,349,083	175,389	1,524,472
As previously reported
Business combination under common control (Note 40)	–	3,146	3,146

As at 1 January 2016 (Restated)	1,349,083	178,535	1,527,618

Charge for the year	391,485	43,682	435,167
Disposals	(2,811)	(12,944)	(15,755)

As at 31 December 2016	1,737,757	209,273	1,947,030

Carrying amount
As at 31 December 2016	6,981,841	277,943	7,259,784

As at 31 December 2015 (Restated)	6,970,610	174,287	7,144,897

Trademarks have indefinite useful lives. Patents included above have finite useful lives, over which the assets are amortised. The amortisation rates of patents are ranging from 5% to 10% per annum. Mining rights are amortised over its concession period from 2 to 30 years.

The management of the Company reviewed the carrying amount of intangible assets. No impairment loss was recognised for the years ended 31 December 2016 and 2015 in the consolidated statement of profit or loss.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

20	PARTICULARS OF PRINCIPAL SUBSIDIARIES

Details of the Company’s principal subsidiaries as at 31 December 2016 and 2015, which are established and operated in the PRC, are as follows:

			Attributable equity interest to the Company
	Nominal value of		Direct		Indirect
Name of subsidiary	paid-in capital		2016	2015	2016	2015	Principal activities
			%	%	%	%

BNBM (Notes (i, ii, iii))	RMB	706,990,796	35.73	45.20	–	–	Production and sale of lightweight building materials

Taishan Gypsum Company Limited (“Taishan Gypsum”) (Notes (iv, vii))	RMB	155,625,000	–	–	35.73	29.38	Production and sale of lightweight building materials

BNBM Suzhou Mineral Fiber Ceiling Company Limited (Note (iv))	RMB	80,000,000	–	–	35.73	45.20	Production and sale of lightweight building materials

China United Cement Group Corporation Limited (“China United”)	RMB	4,000,000,000	100.00	100.00	–	–	Production and sale of cement

Lunan China United Cement Company Limited	RMB	200,000,000	–	–	80.34	80.34	Production and sale of cement

Huaihai China United Cement Company Limited	RMB	364,909,100	–	–	80.88	80.88	Production and sale of cement

Qingzhou China United Cement Company Limited	RMB	200,000,000	–	–	100.00	100.00	Production and sale of cement

Taishan China United Cement Company Limited	RMB	270,000,000	–	–	95.68	95.68	Production and sale of cement

Qufu China United Cement Company Limited	RMB	130,000,000	–	–	90.00	90.00	Production and sale of cement

Linyi China United Cement Company Limited	RMB	165,200,000	–	–	100.00	100.00	Production and sale of cement

Zaozhuang China United Cement Company Limited	RMB	175,000,000	–	–	100.00	100.00	Production and sale of cement

Xuzhou China United Cement Company Limited	RMB	346,940,000	–	–	100.00	100.00	Production and sale of cement

South Cement Company Limited (“South Cement”) (Note (vi))	RMB	1,000,000,000	82.30	80.00	–	–	Production and sale of cement

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

			Attributable equity interest to the Company
	Nominal value of		Direct		Indirect
Name of subsidiary	paid-in capital		2016	2015	2016	2015	Principal activities
			%	%	%	%

Zhe Jiang South Cement Company Limited	RMB	1,000,000,000	–	–	82.30	80.00	Production and sale of cement

Shanghai South Cement Company Limited	RMB	300,000,000	–	–	82.30	80.00	Production and sale of cement

Hunan South Cement Company Limited	RMB	3,000,000,000	–	–	82.30	80.00	Production and sale of cement

Jiangxi South Cement Company Limited	RMB	3,000,000,000	–	–	82.30	80.00	Production and sale of cement

Guangxi South Cement Company Limited	RMB	1,000,000,000	–	–	82.30	80.00	Production and sale of cement

North Cement Company Limited (“North Cement”)	RMB	4,000,000,000	70.00	70.00	–	–	Production and sale of cement

Heilongjiang Binzhou Cement Company Limited (“Binzhou Cement”)	RMB	50,000,000	–	–	70.00	70.00	Production and sale of cement

South West Cement Company Limited (“Southwest Cement”)	RMB	10,000,000,000	70.00	70.00	–	–	Production and sale of cement

Chongqing Southwest Cement Company Limited	RMB	2,000,000,000	–	–	70.00	70.00	Production and sale of cement

China Composites Group Corporation Limited (“China Composites”)	RMB	350,000,000	100.00	100.00	–	–	Production and sale of composite materials

Lianyungang Zhongfu Lianzhong Composite Material Group Company Limited	RMB	261,307,535	–	–	62.96	62.96	Production and sale of composite materials

Changzhou China Composites Liberty Company Limited	RMB	180,000,000	–	–	75.00	75.00	Production and sale of PVC tiles

China Triumph International Engineering Company Limited (“China Triumph”) (Note (vii))	RMB	220,000,000	91.00	93.09	–	–	Provision of engineering services

CTIEC Shenzhen Triumph Scienotech Engineering Company Limited (Note (viii))	RMB	5,000,000	–	–	66.43	67.96	Provision of engineering services

CTIEC Nanjing Triumph International Engineering Company Limited (Notes (iv, viii)	RMB	100,000,000	–	–	46.55	47.48	Provision of engineering services

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

			Attributable equity interest to the Company
	Nominal value of		Direct		Indirect
Name of subsidiary	paid-in capital		2016	2015	2016	2015	Principal activities
			%	%	%	%

CTIEC BengBu Triumph Scienotech Engineering Company Limited (Note (viii))	RMB	30,000,000	–	–	91.00	93.09	Provision of engineering services

CNBM Investment Company Limited	RMB	500,000,000	100.00	100.00	–	–	Sale of lightweight building materials

Notes:

(i)	The paid-in capital of BNBM represents the issued ordinary listed share capital and paid-in capital of the rest of the companies represents registered capital.

(ii)	BNBM is a joint stock company listed on the Shenzhen Stock Exchange.

(iii)	On 14 October 2016, the CSRC issued the Reply on Approval of the Acquisition of Assets by Beijing New Building Material Public Limited Company through Issuance of Shares to Tai’an Guotai Min’an Investment Group Co., Ltd. and Other Parties (《關於核准北新集團建材股份有 限公司向泰安市國泰民安投資集團有限公司等發行股份購買資產的批覆》), approving the plan for acquisition of 35% equity interest in Taishan Gypsum through issuance of shares by BNBM. Upon implementation of the plan, BNBM issued additional 374,598,125 new shares in total, with its registered capital increasing from RMB1,413,981,592 to RMB1,788,579,717, and directly and indirectly held 100% equity interest in Taishan Gypsum. After that, the Group’s effective equity interests in BNBM were diluted from 45.2% to 35.73%. BNBM is controlled by the Group by virtue of the dominant voting interest in BNBM, dispersion of holding of other vote holders, participation rate of shareholders and previous shareholders’ meetings.

(iv)	The entity is considered to be controlled by the Company because it is a subsidiary of another Company’s subsidiary.

(v)	As mentioned in note (iii), on 14 October 2016, BNBM acquired 35% additional shareholding of Taishan Gypsum. After that, Taishan Gypsum is a wholly-owned subsidiary of BNBM. The Company’s effective equity interest in Taishan Gypsum increased from 29.38% to 35.73% indirectly. For details, please refer to note 39(a).

(vi)	During the year ended 31 December 2016, The Company acquired additional issued shares of South Cement at a consideration of approximately RMB458 million. After that, the Company’s effective equity interest in South Cement increased from 80% to 82.3%.

(vii)	During the year ended 31 December 2016, non-controlling parties of China Triumph injected RMB11.20 million as registered capital. After that, the Company’s effective equity interest in China Triumph were diluted from 93.09% to 91%. For details, please refer to note 39(b).

(viii)	The decrease in indirect equity interest attributable to the Company was merely due to the capital injection in China Triumph as mentioned in note (vii) above.

(ix)	T h e above table lists the subsidiaries of the Group which, in the opinion of the directors, principally affected the results or assets of the Group. To give details of other subsidiaries would, in the opinion of the directors, result in particulars of excessive length.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Summarised financial information in respect of each of the Group’s sub-group that has material non- controlling interests is set out below. The summarised financial information below represents amounts before intragroup eliminations.

(i)	South Cement and its subsidiaries

	2016	2015
	RMB’000	RMB’000

Current assets	28,496,422	28,991,111
Non-current assets	62,152,338	62,683,656
Current liabilities	(53,333,480)	(56,388,279)
Non-current liabilities	(16,638,806)	(14,341,473)
Non-controlling interests	(4,539,583)	(5,061,850)
Equity attributable to owners of the Company	16,136,891	15,883,165
Revenue	33,158,777	35,138,351
Expenses	(32,813,500)	(34,724,705)
Profit for the year	345,277	413,646

Profit attributable to owners of the Company	210,028	248,500
Profit attributable to the non-controlling interests	135,249	165,146

Profit for the year	345,277	413,646

Other comprehensive (expenses)/income attributable to owners of the Company	(9,945)	18,061
Other comprehensive income attributable to the non-controlling interests	–	–

Other comprehensive (expenses)/income for the year	(9,945)	18,061

Total comprehensive income for the year	335,332	431,707

Total comprehensive income attributable to owners of the Company	200,083	266,561
Total comprehensive income attributable to the non-controlling interests	135,249	165,146

Total comprehensive income for the year	335,332	431,707

Dividends paid to non-controlling interests	204,566	217,880

Net cash inflow from operating activities	7,265,356	2,830,522
Net cash outflow from investing activities	(2,267,285)	(1,279,479)
Net cash outflow from financing activities	(4,957,289)	(1,691,379)

Net cash inflow/(outflow)	40,782	(140,336)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(ii)	Southwest Cement and its subsidiaries

	2016	2015
	RMB’000	RMB’000

Current assets	17,638,779	15,577,382
Non-current assets	57,701,460	56,098,807
Current liabilities	(54,091,138)	(47,114,138)
Non-current liabilities	(8,476,564)	(11,600,322)
Non-controlling interests	(4,077,004)	(4,147,939)
Equity attributable to owners of the Company	8,695,533	8,813,790
Revenue	19,146,387	19,225,140
Expenses	(18,641,960)	(18,667,704)
Profit for the year	504,427	557,436

Profit attributable to owners of the Company	351,640	381,119
Profit attributable to the non-controlling interests	152,787	176,317

Profit for the year	504,427	557,436

Other comprehensive income attributable to owners of the Company	–	–
Other comprehensive income attributable to the non-controlling interests	–	–

Other comprehensive income for the year	–	–

Total comprehensive income attributable to owners of the Company	351,640	381,119
Total comprehensive income attributable to the non-controlling interests	152,787	176,317

Total comprehensive income for the year	504,427	557,436

Dividends paid to non-controlling interests	224,812	210,939

Net cash inflow from operating activities	3,807,218	962,976
Net cash outflow from investing activities	(1,440,083)	(1,439,835)
Net cash (outflow)/inflow from financing activities	(954,705)	789,597

Net cash inflow	1,412,430	312,738

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(iii)	BNBM and its subsidiaries

	2016	2015
	RMB’000	RMB’000

Current assets	4,738,047	4,279,823
Non-current assets	9,611,280	9,324,546
Current liabilities	(2,709,871)	(3,250,764)
Non-current liabilities	(1,176,249)	(1,092,181)
Non-controlling interests	(6,755,947)	(5,735,349)
Equity attributable to owners of the Company	3,707,260	3,526,075
Revenue	8,156,079	7,551,179
Expenses	(6,690,682)	(6,335,398)
Profit for the year	1,465,397	1,215,781

Profit attributable to owners of the Company	499,339	405,388
Profit attributable to the non-controlling interests	966,058	810,393

Profit for the year	1,465,397	1,215,781

Other comprehensive income attributable to owners of the Company	–	–
Other comprehensive income attributable to the non-controlling interests	–	–

Other comprehensive income for the year	–	–

Total comprehensive income attributable to owners of the Company	499,339	405,388
Total comprehensive income attributable to the non-controlling interests	966,058	810,393

Total comprehensive income for the year	1,465,397	1,215,781

Dividends paid to non-controlling interests	151,399	349,962

Net cash inflow from operating activities	1,708,152	1,909,120
Net cash outflow from investing activities	(950,034)	(1,396,294)
Net cash outflow from financing activities	(421,438)	(1,253,505)

Net cash inflow/(outflow)	336,680	(740,679)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

21	INTERESTS IN ASSOCIATES

	2016	2015
	RMB’000	RMB’000
		(Restated)

Cost of investments in associates
– listed in the PRC	1,594,123	1,829,881
– unlisted	4,361,911	4,373,515
Share of post-acquisition profit, net of dividend received	4,759,119	4,144,577

	10,715,153	10,347,973

Fair value of listed investments	9,689,119	7,605,620

Share of profits of associates	763,260	331,171

As at 31 December 2016, the cost of investments in associates included goodwill of associates of approximately RMB854.56 million (2015: approximately RMB1,045.83 million).

Accounting policies of associates have been changed where necessary to ensure consistency with the policies adopted by the Group.

Set out below are the associates of the Group as at 31 December 2016, which in the opinion of the directors are material to the Group. The associates as listed below have share capital consisting solely of ordinary shares, which are held directly by the Group:

			Attributable direct equity
	Nominal value of		interest to the Group
Name of associate	registered capital		2016	2015	Principal activities
			%	%

China Jushi Co., Ltd (“China Jushi”) (Note i)	RMB	2,432,157,534	26.97	26.97	Production of glass fiber

Shangdong Quan Xing China United Cement Company Limited (“Shangdong Quan Xing”)	RMB	2,000,000,000	49.00	49.00	Sales and production of cement

Nanfang Wannianqing Cement Company Limited (“Nanfang Wannianqing”) (Note ii)	RMB	1,000,000,000	50.00	50.00	Production of cement

Shanghai Yaohua Pikington Glass Group Co. Ltd (“Shanghai Yaohua”) (Note iii)	RMB	934,776,264	12.74	12.74	Production of glass fiber

Gansu Shangfeng Cement Co. Ltd. (“Gansu Shangfeng”) (Note iv)	RMB	813,619,871	16.85	21.74	Production of cement

Notes:

(i)	China Jushi is a joint stock company listed on the Shanghai Stock Exchange.

(ii)	Nanfang Wanniangqing was considered as an associate of the Group because South Cement can only nominate 2 out of 5 directors of the Board of Directors. Therefore, the Group only have significant influence but not control in Nanfang Wannianqing.

(iii)	Shanghai Yaohua was considered as an associate of the Group because China Composite has virtue of the contractual right to appoint 1 out of the 4 directors to the board of directors of the that Company.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(iv)	Gansu Shangfeng was considered as an associate of the Group because South Cement has virtue of its contractual right to appoint director on its board.

All of the above associates are accounted for using the equity method in the consolidated financial statements.

(a)	Summarised financial information in respect of each of the Group’s material associates is set out below. The summarised financial information below represents amounts shown in the associate’s financial statements prepared in accordance with IFRSs adjusted by the Group for equity accounting purposes.

China Jushi

	2016	2015
	RMB’000	RMB’000

Current assets	8,212,472	9,887,569

Non-current assets	15,719,596	14,196,059

Current liabilities	(9,462,149)	(8,810,061)

Non-current liabilities	(3,422,013)	(5,480,111)

Non-controlling interests	(81,657)	(4,152)

Revenue	7,446,334	7,054,787

Profit for the year	1,528,719	986,532

Other comprehensive income for the year	72,923	26,174

Total comprehensive income for the year	1,601,642	1,012,706

Dividends received from the associate during the year	93,034	48,689

Reconciliation of the above summarised financial information to the carrying amount of the interest in China Jushi recognised in the consolidated financial statements:

	2016	2015
	RMB’000	RMB’000

Net assets of the associate	10,966,249	9,789,304
Proportion of the Group’s ownership interest in China Jushi	26.97%	26.97%
Group’s share of net assets of the associate	2,957,597	2,640,175
Goodwill	18,693	18,693
Carrying amount of the Group’s interest in China Jushi	2,976,290	2,658,868

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Summarised financial information in respect of each of the Group’s material associates is set out below. The summarised financial information below represents amounts shown in the associate’s financial statements prepared in accordance with IFRSs adjusted by the Group for equity accounting purposes.

Shangdong Quan Xing

	2016	2015
	RMB’000	RMB’000

Current assets	1,271,274	1,557,467

Non-current assets	3,725,566	3,867,850

Current liabilities	(1,910,721)	(1,489,910)

Non-current liabilities	(813,204)	(1,651,820)

Non-controlling interest	(146,996)	–

Revenue	1,482,697	1,178,021

Profit for the year	79,303	110,644

Total comprehensive income for the year	79,303	110,644

Dividends received from the associate during the year	–	42,271

Reconciliation of the above summarised financial information to the carrying amount of the interest in Shangdong Quan Xing recognised in the consolidated financial statements:

	2016	2015
	RMB’000	RMB’000

Net assets of the associate	2,125,919	2,283,587
Proportion of the Group’s ownership interest in Shangdong Quan Xing	49%	49%
Carrying amount of the Group’s interest in Shangdong Quan Xing	1,041,700	1,118,958

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(c)	Summarised financial information in respect of each of the Group’s material associates is set out below. The summarised financial information below represents amounts shown in the associate’s financial statements prepared in accordance with IFRSs adjusted by the Group for equity accounting purposes.

Nanfang Wannianqing

	2016	2015
	RMB’000	RMB’000

Current assets	1,637,088	1,550,736

Non-current assets	3,027,889	3,201,155

Current liabilities	(1,449,380)	(1,770,309)

Non-current liabilities	(404,717)	(549,632)

Non-controlling interests	(625,579)	–

Revenue	3,308,881	3,277,982

Profit for the year	403,289	184,537

Total comprehensive income for the year	403,289	184,537

Dividends received from the associate during the year	–	300,000

Reconciliation of the above summarised financial information to the carrying amount of the interest in Nanfang Wannianqing recognised in the consolidated financial statements:

	2016	2015
	RMB’000	RMB’000

Net assets of the associate	2,185,301	2,431,950
Proportion of the Group’s ownership interest in Nanfang Wannianqing	50%	50%
Carrying amount of the Group’s interest in Nanfang Wannianqing	1,092,651	1,215,975

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(d)	Aggregate information of associates that are not individually material:

	2016	2015
	RMB’000	RMB’000
		(Restated)

The Group’s share of profits/(losses) from continuing operations	176,207	(81,323)

The Group’s share of other comprehensive (expenses)/income	(5,191)	11,957

The Group’s share of total comprehensive income/(expenses)	171,016	(69,366)

Aggregate carrying amount of the Group’s interests in these associates	5,604,512	5,354,172

22	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Available-for-sale financial assets:
–Unlisted equity shares, at cost (Note i)	995,376	896,963
–Listed equity shares listed in Hong Kong (Note ii)	1,581,129	1,898,232
– Listed equity shares listed outside Hong Kong	563,148	668,448

	3,139,653	3,463,643

	2016	2015
	RMB’000	RMB’000
		(Restated)

The carrying amount of available-for-sale financial assets are analysed as follows:
Non-current portion	3,095,655	3,331,163
Current portion	43,998	132,480

	3,139,653	3,463,643

Note i:	The available-for-sale financial assets are accounted for at cost less accumulated impairment losses as the range of reasonable fair value estimated is so significant that the management of the opinion that their fair values cannot be reliably measured.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Note ii:	Included in the amount, RMB833.52 million (2015: RMB1,061.26 million) represents shares of Shanshui Cement. Shanshui Cement was previously an associate of the Group. At 1 December 2015, the directors appointed by the Group in the Board of director of Shanshui Cement have been removed, and therefore the Group has lost the power to participate in the financial and operating policy decisions of Shanshui Cement, and reclassified as available-for-sale financial assets.

At the date when Shanshui Cement ceased to be an associate, the fair value of the retained interest shall be regarded as its fair value on initial recognition as available-for-sale financial assets.

As at 31 December 2016, the Group has pledged listed equity shares listed in Hong Kong with the carrying amount of approximately RMB1,026.47 (2015: RMBNil) to secure bank borrowings granted to the Group. In addition, share of Shanshui Cement with carrying amount of RMB833.52 million are subject to the negative pledge covenant in relation to a bank borrowing of HKD1,450.00 million (equivalent to RMB1,214.81 million.)

23	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Held-for-trading investments at market value:
– Quoted investment funds listed outside Hong Kong	234	247
– Quoted listed equity shares listed outside Hong Kong	1,703,180	1,773,336

	1,703,414	1,773,583
Unlisted investments (Note)	989,527	1,310,760

	2,692,941	3,084,343

Note:	During the year ended 31 December 2016, the Group entered into certain investments with certain financial institutions. The investments based on respective contracts have maturity dates within 3 months.

24	DEPOSITS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Investment deposits for acquisition of subsidiaries	804,008	826,577
Deposits paid to acquire property, plant and equipment	2,108,902	2,664,394
Deposits paid to acquire intangible assets	266,093	272,500
Deposits paid in respect of prepaid lease payments	343,248	449,707

	3,522,251	4,213,178

Note:	The carrying amounts of the deposits approximate to their fair values.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

25	INVENTORIES

	2016	2015
	RMB’000	RMB’000
		(Restated)

Raw materials	8,314,974	8,030,955
Work-in-progress	2,669,464	2,842,248
Finished goods	3,840,734	3,912,432
Consumables	379,606	378,888

	15,204,778	15,164,523

26	TRADE AND OTHER RECEIVABLES

	2016	2015
	RMB’000	RMB’000
		(Restated)

Trade receivables, net of allowance for bad and doubtful debts (Note (b))	30,289,627	29,718,076
Bills receivable (Note (c))	8,550,685	5,680,291
Amounts due from customers for contract work (Note 28)	6,109,450	4,836,005
Prepaid lease payments (Note 16)	358,573	363,736
Other receivables, deposits and prepayments	31,268,555	29,095,599

	76,576,890	69,693,707

Notes:

(a)	The carrying amounts of the trade and other receivables approximate to their fair values.

(b)	The Group normally allowed an average of credit period of 60-180 days to its trade customers, except for customers of engineering services segment, the credit period are normally ranging from 1 to 2 years.

The ageing analysis of trade receivables is as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Within two months	6,074,082	7,864,894
More than two months but within one year	16,564,522	14,958,975
Between one and two years	5,549,174	5,469,809
Between two and three years	1,529,410	1,092,681
Over three years	572,439	331,717

	30,289,627	29,718,076

(c)	The bills receivable is aged within six months.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(d)	Included in the trade receivables are debtors with a carrying amount of approximately RMB4,525.71 million (2015: approximately RMB5,006.69 million) which are over the credit period at the reporting date for which the Group has not provided allowance for bad and doubtful debts in accordance with the Group’s policy and no further impairment loss was made. According to specific analysis, the Group believes the amounts are still considered recoverable. The Group does not hold any collateral over these balances.

As at 31 December 2016, the retention receivables of approximately RMB236.96 million (2015: approximately RMB234.60 million) and receivables within contractual payment term of approximately RMB33.41 million (2015: approximately RMB19.09 million) with ageing over one year are not past due.

Ageing of trade receivables which are past due but not impaired:

	2016	2015
	RMB’000	RMB’000
		(Restated)

More than two months but within one year	2,842,145	3,657,458
Between one and two years	893,762	760,793
Between two and three years	430,243	240,356
Over three years	359,561	348,084

	4,525,711	5,006,691

(e)	Movement in the allowance for bad and doubtful debts:

	2016	2015
	RMB’000	RMB’000
		(Restated)

As at 1 January	3,000,991	2,485,546
Additions from acquisition of subsidiaries	40	3,334
Disposal of subsidiaries	–	(36,869)
Allowance for bad and doubtful debts	1,151,550	548,980
Amounts written off as uncollectible	(5,562)	–

As at 31 December	4,147,019	3,000,991

(f)	Carrying amounts of trade and other receivables were denominated in the following currencies:

	2016	2015
	RMB’000	RMB’000
		(Restated)

RMB	72,609,550	68,876,704
EUR	520,293	254,196
PGK	19,774	7,024
USD	3,084,438	306,915
THB	179,846	8,843
Others	162,989	240,025

	76,576,890	69,693,707

In determining the recoverability of trade receivables, the Group considers any change in the credit quality of the trade receivables from the date credit was initially granted to the report date.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(g)	As at 31 December 2016, approximately RMB781.43 million (2015: approximately RMB328.31 million) of the trade receivables and approximately RMB46.07 million (2015: approximately RMB44.99 million) of bills receivable have pledged to secure bank loans granted to the Group.

27	AMOUNTS DUE FROM/(TO) RELATED PARTIES

	2016	2015
	RMB’000	RMB’000
		(Restated)

Amounts due from related parties
Trading in nature:
– Fellow subsidiaries	2,457,488	3,044,471
– Associates	498,554	646,565
– Immediate holding company	34,896	–
– Non-controlling interests of subsidiaries	738,494	573,915

	3,729,432	4,264,951

Non-trading in nature:
– Fellow subsidiaries	1,720,773	2,283,511
– Associates	5,824,242	5,238,277
– Immediate holding company	1,078	78,417
– Non-controlling interests of subsidiaries	652,730	829,787

	8,198,823	8,429,992

	11,928,255	12,694,943

Amounts due to related parties
Trading in nature:
– Fellow subsidiaries	846,010	1,100,372
– Associates	182,477	235,685
– Immediate holding company	–	3,230
– Non-controlling interests of subsidiaries	93,451	521,411

	1,121,938	1,860,698

Non-trading in nature:
– Fellow subsidiaries	75,124	131,448
– Associates	80,343	23,666
– Immediate holding company	4,231,967	5,115,751
– Non-controlling interests of subsidiaries	549,022	211,377

	4,936,456	5,482,242

	6,058,394	7,342,940

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The carrying amounts of amounts due from and to related parties approximate to their fair values. All amounts are unsecured and repayable on demand. The trading nature portion of amounts due from and to related parties is aged within one year.

As at 31 December 2016, amounts due from related parties of approximately RMB7,398.84 million (2015: approximately RMB6,135.16 million) carry the variable interest rate of 4.75% (2015: 4.35%) per annum. The remaining balances of amounts due from related parties are interest- free.

As at 31 December 2016, amounts due to related parties of approximately RMB4,634.27 million (2015: approximately RMB5,597.07 million) carry the fixed interest rate of 5.31% (2015: 5.64%) per annum. The remaining balances of amounts due to related parties are interest-free.

28	AMOUNTS DUE FROM/(TO) CUSTOMERS FOR CONTRACT WORK

	2016	2015
	RMB’000	RMB’000
		(Restated)

Contracts in progress at reporting date analysed for reporting purposes as:
Contract costs incurred plus recognised profits less recognised losses to date	21,780,171	18,781,988
Less: progress billings	(16,166,299)	(14,437,401)

	5,613,872	4,344,587

Amounts due from contract customers included in trade and other receivables (Note 26)	6,109,450	4,836,005
Amounts due to contract customers included in trade and other payables (Note 30)	(495,578)	(491,418)

	5,613,872	4,344,587

As at 31 December 2016, advances received from customers for contract work amounted to approximately RMB495.58 million (2015: approximately RMB491.42 million) are included in trade and other payables. The retention receivables included in trade and other receivables, net of allowance for bad and doubtful debts, as set out in Note 26, amounted to approximately RMB236.96 million (2015: approximately RMB234.60 million).

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

29	CASH AND CASH EQUIVALENTS/PLEDGED BANK DEPOSITS

Cash and cash equivalents/pledged bank deposits denominated in non-functional currencies of the relevant Group entities are as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

USD	575,681	276,104
EUR	136,052	169,658
JPY	27,004	14,704
PGK	1,294	33,149
SAR	5,226	8,154
HKD	355,939	316,891
VND	17,572	5,730
AUD	2,854	5,138
GBP	101,188	1,161
Others	83,466	42,559

	1,306,276	873,248

As at 31 December 2016, the Group pledged approximately RMB7,973.77 million (2015: approximately RMB5,746.30 million), which is denominated in RMB, to bankers of the Group to secure the bank borrowings due within one year and the short-term banking facilities granted to the Group. The pledged bank deposits will be released upon the settlement of relevant bank borrowings.

Bank balances and pledged bank deposits carry interest at market rates which range from 0.30% to 3.30% (2015: range from 0.15% to 3.20%) per annum.

30	TRADE AND OTHER PAYABLES

The ageing analysis of trade and other payables is as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Within two months	4,336,387	7,640,216
More than two months but within one year	11,232,694	7,764,557
Between one and two years	2,607,426	2,309,741
Between two and three years	749,680	497,350
Over three years	859,617	694,812

Trade payables	19,785,804	18,906,676
Bills payable	13,077,193	10,300,827
Amounts due to customers for contract work (Note 28)	495,578	491,418
Other payables	15,994,963	16,593,048

	49,353,538	46,291,969

The carrying amount of trade and other payables approximate to their fair values. Bills payable are aged within six months.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

31	BORROWINGS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Bank borrowings:
– Secured	3,544,159	2,241,098
– Unsecured	108,071,345	96,692,673

	111,615,504	98,933,771

Bonds	72,000,000	74,900,000
Borrowings from other financial institutions	1,679,319	1,093,000

	185,294,823	174,926,771

Analysed for reporting purposes:
Non-current	44,492,436	30,501,188
Current	140,802,387	144,425,583

	185,294,823	174,926,771

The exposure of the fixed rate and variable rate bank borrowings and the contractual maturity dates are as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Fixed rate bank borrowings repayable:
Within one year	45,939,032	36,448,170
Between one and two years	2,257,173	2,466,419
Between two and three years	3,875,265	901,042
Between three and four years	450,396	242,169
Between four and five years	7,435	82,120
More than five years	2,277,513	84,758

	54,806,814	40,224,678

Variable rate bank borrowings repayable:
Within one year	45,407,620	46,416,463
Between one and two years	5,038,458	5,431,681
Between two and three years	5,042,955	4,378,253
Between three and four years	671,069	204,993
Between four and five years	383,852	1,202,888
More than five years	264,736	1,074,815

	56,808,690	58,709,093

	2016	2015

Effective interest rate per annum:
Fixed rate borrowings	1.00% to 6.87%	1.40% to 7.8%
Variable rate borrowings	1.00% to 6.87%	1.47% to 5.88%

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The carrying amount of borrowings approximate to their fair value.

As at 31 December 2016, bank borrowings of approximately RMB555.16 million (2015: approximately RMB390.00 million) were guaranteed by independent third parties.

The borrowings denominated in AUD, EUR, USD and HKD of approximately RMB5.16 million, RMB149.25 million, RMB1,678.70 million and RMB2,900.86 million respectively (2015: approximately RMB nil million, RMB56.28 million, RMB1,354.04 million and RMB1,508.04 million respectively), the remaining balance was denominated in RMB.

The bank borrowings of approximately RMB3,544.16 million on (2015: approximately RMB2,241.10 million) are secured by the following assets of the Group:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Property, plant and equipment (Note 15)	11,360,082	8,133,581
Prepaid lease payments (Note 16)	196,932	191,723
Available-for-sale financial assets (Note 22)*	1,026,473	–
Cash and cash equivalents (Note 29)	7,973,769	5,746,301
Trade receivables (Note 26)	781,432	328,313
Bills receivable (Note 26)	46,070	44,987

	21,384,758	14,444,905

*	In addition, shares of Shanshui Cement with carrying amount of RMB833.52 million are subject to the negative pledge covenant in relation to a bank borrowing of HKD1,450.00 million (equivalent to RMB1,214.81 million.)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

32	DEFERRED INCOME TAX

The following are the major deferred income tax assets/(liabilities) recognised and movements thereon during the current and prior years:

	Fair value
	adjustments			Fair value	Write down
	on		Fair value	adjustments	of inventories
	Available for-	Fair value	adjustments	on prepaid	and trade			Financial
	sale	adjustments	on intangible	lease	and other	Impairment	Tax	guarantee
	investment	on properties	assets	payments	receivables	for properties	losses	contracts	Others	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

At 1 January 2015:
– As previously reported	(104,126)	(736,288)	(1,132,156)	(353,301)	390,159	857,375	1,722,476	16,087	363,392	1,023,618
– Adjustment for business combination under common control	–	–	–	–	–	–	–	–	–	–

As restated	(104,126)	(736,288)	(1,132,156)	(353,301)	390,159	857,375	1,722,476	16,087	363,392	1,023,618

Arising from acquisition of subsidiaries (Note 38(a))	(3,027)	(8,273)	(1,590)	–	38,628	83	–	–	(36,050)	(10,229)
Arising from disposal of subsidiaries (Note 38(b))	–	–	–	–	(1,964)	–	–	–	–	(1,964)
Credit/(charge) to the consolidated statement of profit or loss (Note 12(a))	28,005	61,547	38,452	–	56,395	(39,403)	720,028	–	(14,584)	850,440
Credit to the consolidated other comprehensive income (Note 12(b))	29,587	–	–	–	–	–	–	–	–	29,587

As at 31 December 2015 (Restated) and 1 January 2016	(49,561)	(683,014)	(1,095,294)	(353,301)	483,218	818,055	2,442,504	16,087	312,758	1,891,452
Credit/(charge) to the consolidated statement of profit or loss (Note 12(a))	(93,368)	24,230	(1,352)	–	181,058	28,555	593,922	–	13,154	746,199
Credit to the consolidated other comprehensive income (Note 12(b))	3,315	–	–	–	–	–	–	–	–	3,315

As at 31 December 2016	(139,614)	(658,784)	(1,096,646)	(353,301)	664,276	846,610	3,036,426	16,087	325,912	2,640,966

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	2016	2015
	RMB’000	RMB’000
		(Restated)

For presentation purpose:
Deferred income tax assets	4,821,436	4,015,509
Deferred income tax liabilities	(2,180,470)	(2,124,057)

	2,640,966	1,891,452

The Group has unused tax losses were not recognised as deferred income tax assets due to the unpredictability of future profits streams. The unused tax losses can be carried forward for five years from the year of the incurrence and an analysis of their expiry dates are as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Unused tax losses expiring in:
2016	–	501,380
2017	2,114,986	2,079,282
2018	2,694,408	2,631,921
2019	2,811,533	2,979,784
2020	3,558,890	4,646,818
2021	3,078,955	–

	14,258,772	12,839,185

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

33	OBLIGATIONS UNDER FINANCE LEASES

As at 31 December 2016, certain fixtures and equipment are under finance leases. The average lease term is 1 to 9 years (2015: 2 to 5 years). Interest rates underlying all obligations under finance leases are fixed at respective contract dates at range of 3.24% to 8% (2015: 4% to 7.57%). These leases have no terms of renewal or purchase options and escalation clauses. No arrangements have been entered into for contingent rental payment.

			Present value of minimum
	Minimum lease payments		lease payments
	2016	2015	2016	2015
	RMB’000	RMB’000	RMB’000	RMB’000
		(Restated)		(Restated)

Amounts payable under finance leases:
Within one year	5,304,270	4,865,900	4,935,082	4,456,608
More than one year but less than two years	7,931,328	4,255,417	7,275,980	3,946,763
More than two years but less than five years	7,507,297	15,429,282	6,865,514	14,203,567

	20,742,895	24,550,599	19,076,576	22,606,938

Less: future finance charge	(1,666,319)	(1,943,661)	N/A	N/A

Present value of lease obligations	19,076,576	22,606,938	19,076,576	22,606,938

Less: Amount due for settlement within 12 months (shown under current liabilities)			(4,935,082)	(4,456,608)

			14,141,494	18,150,330

The Group’s obligations under finance leases are secured by the lessors’ charge over the leased assets.

34	FINANCIAL GUARANTEE CONTRACTS

	2016	2015
	RMB’000	RMB’000
		(Restated)

As at 1 January and 31 December	56,981	56,981

Subsidiaries had guaranteed bank borrowings of former related parties which are independent to the Group. The fair value of the guarantees granted amounting to approximately RMB57 million (2015: approximately RMB57 million) is recognised as a liability.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The carrying amount of financial guarantee contracts are analysed as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Current portion	56,981	56,981

35	SHARE CAPITAL

	Domestic Shares (Note (a))		H Shares (Note (b))
	Number of		Number of
	shares	Amount	shares	Amount	Total capital
		RMB’000		RMB’000	RMB’000

Registered and paid up shares of RMB1.0 each

As at 1 January 2015, 31 December 2015, 1 January 2016 and 31 December 2016	2,519,854,366	2,519,854	2,879,171,896	2,879,172	5,399,026

There are no movements in share capital during the years ended 31 December 2016 and 2015.

Notes:

(a)	Domestic shares are ordinary shares subscribed for and credited as fully paid up in RMB by PRC government and/or PRC incorporated entities only.

(b)	H shares are ordinary shares subscribed for and credited as fully paid up in RMB by persons other than PRC government and/or PRC incorporated entities only.

Other than the specific requirements on the holders of the shares as set out in Notes (a) and (b), the shares mentioned above rank pari passu in all respects with each other.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

36	RESERVES

(a)	Statutory surplus reserve fund

According to relevant laws and regulations of the PRC, the Company and its subsidiaries established in the PRC are required to make an appropriation at the rate of 10 percent of the profit after income tax of the respective company, prepared in accordance with PRC accounting standards, to the statutory surplus reserve fund until the balance has reached 50 percent of the registered capital of the respective company. Upon approved from the authorities, the statutory surplus reserve fund can be used to offset accumulated losses or to increase share capital, when it is utilised to increase share capital, the remaining balance of the statutory surplus reserve cannot fall below 25 percent of the share capital.

(b)	Fair value reserve

The fair value reserve comprises the cumulative net change in the fair value of available-for-sale securities held at the end of the reporting period.

37	PERPETUAL CAPITAL INSTRUMENTS

On 15 November 2016, 6 November 2015 and 3 November 2014, the Group issued the perpetual interest-bearing debentures in an aggregate principal amounts of RMB12,000 million with a coupon rate of 4.30%, 4.63% and 5.70% for the first five interest-bearing years. The net proceeds after deducting the issuance cost amounted to approximately RMB1,998 million, RMB4,954 million and RMB4,955 million, respectively. Unless a mandatory interest payment event has occurred, on each interest payment date of the perpetual interest-bearing debentures, the Group can elect to defer payment of interest due and all interest deferred pursuant to this term and its fruits to the next interest payment date without any limitation on the number of times of such deferral. The aforesaid deferral of interest shall not constitute a default by the Group. Interest shall accrue on the deferred interest at the prevailing coupon rate over the period of deferral. The perpetual interest-bearing debentures have no maturity date and will continue indefinitely until redeemed by the Group in accordance with their terms. The Group is entitled to redeem the perpetual capital instruments at par value plus payable interest (including all deferred interest) on the fifth and each of the subsequent interest payment dates of the perpetual interest-bearing debentures. If the Group does not exercise the right of redemption, the coupon rate will be reset every five years from the sixth interest-bearing year onwards.

Interest payment of RMB516.50 million (2015: RMB285.00 million) has been paid by the Group to the holders of this perpetual capital instrument for the year ended 31 December 2016.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

38	ACQUISITION AND DISPOSAL OF SUBSIDIARIES

(a)	Acquisition of subsidiaries not under common control

In the year of 2016, the Group acquired 2 (2015: 7) subsidiaries and acquired certain assets through acquisition of subsidiaries. The acquired subsidiaries and business are principally engaged in the equity investment management and production and sale of wind turbines.

These acquisitions have been accounted for using the acquisition method.

Summary of net assets acquired in the transactions during the year, and the goodwill arising, are as follows:

	2016	2015
	Fair value	Fair value
	RMB’000	RMB’000

Net assets acquired:
Property, plant and equipment (Note 15)	142,966	463,848
Investment properties (Note 17)	–	18,147
Intangible assets (Note 19)	–	38,893
Prepaid lease payments (Note 16)	93,602	53,244
Available-for-sales financial assets	1,000	–
Deferred income tax assets (Note 32)	–	38,711
Inventories	416	921,066
Trade and other receivables	1,311,550	195,515
Amounts due from the related parties	–	5,800
Pledged bank deposits	5,500	–
Cash and cash equivalents	30,427	39,221
Trade and other payables	(1,427,071)	(922,865)
Current income tax liabilities	(2,585)	(56,245)
Borrowings	–	(71,000)
Obligations under finance leases	(16,450)	(6,280)
Deferred income tax liabilities (Note 32)	–	(48,940)

Net assets	139,355	669,115

Non-controlling interests	(17,594)	(101,586)
Discount on acquisition of interests in subsidiaries (Note 8)	(3,097)	(34,080)
Interest transferred from available-for-sales financial assets	(300)	–
Goodwill (Note 18)	–	148,108

Total consideration	118,364	681,557

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	2016	2015
	RMB’000	RMB’000

Total consideration satisfied by:
Cash	–	614,857
Other payables	–	66,700
Trade receivables	118,364	–

	118,364	681,557

Net cash inflow/(outflow) arising on acquisition:
Cash consideration paid	–	(614,857)
Less: Cash and cash equivalents acquired	30,427	39,221

	30,427	(575,636)

The goodwill mainly arising on the acquisition of these companies is attributable to the benefit of expected revenue growth and future market development, the PRC and the synergies in consolidating the Group’s cement and concrete operations. These benefits are not recognised separately from goodwill as the future economic benefits arising from them cannot be reliably measured.

The discount on acquisition was the result of losses incurred by those subsidiaries in prior years’ operations and the additional capital to be injected by the Group required to expand the production facilities in future.

Included in the revenue and loss for the year are approximately RMB7.4 million and RMB11.6 million respectively attributable to the additional business mainly generated by these newly acquired equity investment management company.

Had these business combinations been effected at 1 January 2016, the revenue of the Group would be approximately RMB101,546.78 million and profit for the year of the Group would be approximately RMB2,817.56 million. The management of the Company considers these ‘pro-forma’ an approximate measure of the performance of the combined group on an annualised basis and reference point for comparison in future periods.

Details of the Group’s significant acquisitions during the year are as follows:

華銳風電科技集團(上海)有限公司

On 31 December 2016, the Group acquired 100% of the equity interests of 華銳風電科技集團 (上海)有限公司 for the consideration of approximately RMB118 million. The acquired subsidiary is principally engaged in the production and sale of wind turbines.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Net assets acquired in the transactions, and the goodwill arising, are as follows:

2016
Fair value
RMB’000

Net assets acquired:
Property, plant and equipment	142,966
Prepaid lease payments	93,602
Inventories	416
Trade and other receivables	7,635
Pledged bank deposit	5,500
Cash and cash equivalents	737
Trade and other payables	(115,937)
Obligations under finance lease	(16,450)

Net assets	118,469

Discounts on acquisition of interests in subsidiary	(105)

Total consideration	118,364

2016
RMB’000

Total consideration satisfied by:
Trade receivables	118,364

118,364

Net cash inflow arising on acquisition:
Cash and cash equivalents acquired	737

No revenue and profit for the period are included to be attributable to the additional business generated by acquired subsidiary.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Disposal of subsidiaries

During the year ended 31 December 2016, no disposal of subsidiaries was incurred. The net assets of the disposed subsidiaries in 2015 at the date of disposal were as follows:

	2016	2015
	RMB’000	RMB’000

Net assets disposed of:
Property, plant and equipment (Note 15)	–	20,267
Deferred income tax assets (Note 32)	–	1,964
Inventories	–	48,816
Trade and other receivables	–	95,973
Cash and cash equivalents	–	63,212
Trade and other payables	–	(35,694)
Current income tax liabilities	–	(261)
Non-controlling interests	–	1,969

Net assets disposal of	–	196,246

Consideration received:
Investment in associates retained	–	228,954
Capital reserves	–	(1,624)
Less: net assets disposed of	–	(196,246)

Gain on disposal of subsidiaries (Note 8)	–	31,084

Net cash outflow of cash arising from disposal of subsidiaries:
Cash and cash equivalents in subsidiaries disposed of	–	(63,212)

Net cash outflow from disposal of subsidiaries	–	(63,212)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

39	TRANSACTIONS WITH NON-CONTROLLING INTERESTS

(a)	Acquisition of additional interests in subsidiaries without change in control

For the year ended 31 December 2016, the Group acquired additional issued shares of 4 subsidiaries for a purchase consideration of approximately RMB4,988.05 million. The carrying amount of the non-controlling interests in those subsidiaries on the date of acquisition was approximately RMB2,313.35 million. The Group recognised a decrease in non-controlling interests of approximately RMB2,313.35 million and a decrease in equity attributable to owners of the Group of approximately RMB2,674.70 million.

	2016	2015
	RMB’000	RMB’000

Carrying amount of non-controlling interests acquired	2,313,350	385,478
Consideration paid to non-controlling interests	(4,988,050)	(122,923)

(Excess)/shortfall of consideration paid recognised within parent’s equity	(2,674,700)	262,555

Details of the Group’s significant acquisition of additional interests in subsidiaries during the year are as follows:

During the year ended 31 December 2016, the Group acquired additional issued shares of Shenyang Dexin Lihe Property Development Limited (“ 瀋陽德信利和房地產開發有限公司 ”) for a consideration of approximately RMB9.93 million. The carrying amount of the non-controlling interests in the subsidiary on the date of acquisition was approximately RMB-16.17 million. The Group recognised an increase in non-controlling interests of approximately RMB16.17 million and a decrease in equity attributable to owners of the Company of approximately RMB26.1 million.

During the year ended 31 December 2016, the Group acquired additional issued shares of South Cement for a consideration of approximately RMB458.04 million. The carrying amount of the noncontrolling interests in the subsidiary on the date of acquisition was approximately RMB450.99 million. The Group recognised a decrease in non-controlling interests of approximately RMB450.99 million and a decrease in equity attributable to owners of the Company of approximately RMB7.15 million.

On 14 October 2016, BNBM acquired 35% more shareholding of Taishan Gypsum with the contribution of approximately RMB4,195.50 million. The carrying amount of the non-controlling interests in the subsidiary on the date of acquisition was approximately RMB1,654.47 million. The Group recognised a decrease in non-controlling interests of approximately RMB1,654.47 million and a decrease in equity attributable to owners of the Company of approximately RMB2,541.03 million.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Deemed partial disposal of interests in subsidiaries without losing control

	2016	2015
	RMB’000	RMB’000
		(Restated)

Carrying amount of equity interest obtained by non-controlling interests	(1,931,316)	–
Capital contributed by non-controlling interests	4,184,261	–

Gain on disposal within equity	2,252,945	–

Details of the Group’s significant deemed partial disposal of interests in subsidiaries without losing control during the year are as follows:

During the year ended 31 December 2016, non-controlling parties of China Triumph injected RMB11.20 million as registered capital. After that, the Company’s effective equity interest in China Triumph were diluted from 93.09% to 91%. As a result, the Group recognised a decrease in equity attributable to owners of the Company of approximately RMB63.90 million and increase in non- controlling interests of approximately RMB75.10 million.

On 14 October 2016, the CSRC issued the Reply on Approval of the Acquisition of Assets by Beijing New Building Material Public Limited Company through Issuance of Shares to Tai’an Guotai Min’an Investment Group Co., Ltd. and Other Parties (《關於核准北新集團建材股份有限公司向泰安市 國泰民安投資集團有限公司等發行股份購買資產的批覆》), approving the plan for acquisition of 35% equity interest in Taishan Gypsum through issuance of shares by BNBM. Upon implementation of the plan, BNBM issued additional 374,598,125 new shares in total, with its registered capital increasing from RMB1,413,981,592 to RMB1,788,579,717, and directly and indirectly held 100% equity interest in Taishan Gypsum.

After that, the Group’s effective equity interests in BNBM were diluted from 45.2% to 35.73%. BNBM is controlled by the Group by virtue of the dominant voting interest in BNBM, dispersion of holding of other vote holders, participation rate of shareholders and previous shareholders’ meetings.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

40	BUSINESS COMBINATION UNDER COMMON CONTROL

As mentioned in Note 3.1 to the consolidated financial statements, the acquisition of New Energy has been accounted for based on merger accounting. Accordingly, the assets and liabilities of New Energy acquired by the Group have been accounted for at historical cost and the consolidated financial statements of the Group for year prior to the combination have been restated to include the financial position and results of operation of New Energy on a combined basis. The details of the restated balances are stated as below.

The reconciliation of the effect arising from the common control combination on the consolidated statements of financial position as at 31 December 2014 and 2015 are as follows:

2014

	The Group
	excluding
	New Energy	New Energy	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000

Assets and liabilities
Property, plant and equipment	126,019,321	21	–	126,019,342
Interests in associates	10,032,548	–	(16,518)	10,016,030
Other non-current assets	73,730,189	–	–	73,730,189
Trade and other receivables	60,972,479	867	–	60,973,346
Amounts due from related parties	11,090,427	42,650	–	11,133,077
Cash and cash equivalents	10,290,653	3,728	–	10,294,381
Other current assets	24,346,209	–	–	24,346,209
Trade and other payables	(51,271,781)	(73)	–	(51,271,854)
Other current liabilities	(147,852,173)	–	–	(147,852,173)
Other non-current liabilities	(50,380,641)	–	–	(50,380,641)

Net assets	66,977,231	47,193	(16,518)	67,007,906

Equity
Share capital	5,399,026	50,000	(50,000)	5,399,026
Reserves	35,173,875	(2,807)	33,481	35,204,549

Owners of the Company	40,572,901	47,193	(16,519)	40,603,575
Perpetual capital instruments	5,000,125	–	–	5,000,125
Non-controlling interests	21,404,205	–	1	21,404,206

	66,977,231	47,193	(16,518)	67,007,906

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

2015

	The Group
	excluding
	New Energy	New Energy	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000

Assets and liabilities
Property, plant and equipment	126,225,417	13	–	126,225,430
Interests in associates	10,364,548	–	(16,575)	10,347,973
Other non-current assets	76,145,086	–	–	76,145,086
Trade and other receivables	69,693,408	299	–	69,693,707
Amounts due from related parties	12,652,293	42,650	–	12,694,943
Cash and cash equivalents	10,579,535	4,510	–	10,584,045
Other current assets	24,127,647	–	–	24,127,647
Trade and other payables	(46,291,855)	(114)	–	(46,291,969)
Other current liabilities	(158,150,654)	–	–	(158,150,654)
Other non-current liabilities	(51,884,148)	–	–	(51,884,148)

Net assets	73,461,277	47,358	(16,575)	73,492,060

Equity
Share capital	5,399,026	50,000	(50,000)	5,399,026
Reserves	36,499,449	(2,642)	19,850	36,516,657

Owners of the Company	41,898,475	47,358	(30,150)	41,915,683
Perpetual capital instruments	9,994,863	–	–	9,994,863
Non-controlling interests	21,567,939	–	13,575	21,581,514

	73,461,277	47,358	(16,575)	73,492,060

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

2015

	The Group
	excluding
	New Energy	New Energy	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000

Revenue	100,291,587	70,842	–	100,362,429
Cost of sales	(75,672,523)	(70,123)	–	(75,742,646)

Gross profit	24,619,064	719	–	24,619,783
Investment and other income	6,295,465	78	–	6,295,543
Selling and distribution costs	(7,109,776)	(600)	–	(7,110,376)
Administrative expense	(9,498,520)	(40)	–	(9,498,560)
Finance costs, net	(10,532,185)	8	–	(10,532,177)
Share of profits of associates	331,229	–	(58)	331,171

Profit before income tax	4,105,277	165	(58)	4,105,384
Income tax expense	(1,312,622)	–	–	(1,312,622)

Profit for the year	2,792,655	165	(58)	2,792,762

Profit attributable to:
Owners of the Company	1,019,361	165	(65)	1,019,461
Holders of perpetual capital instruments	325,592	–	–	325,592
Non-controlling interests	1,447,702	–	7	1,447,709

	2,792,655	165	(58)	2,792,762

The effect of the business combinations of entities under common control described above, on the Group’s basic and dilutes earnings per share for the year ended 31 December 2015 is as follows:

Impact on earnings
per share
RMB

Reported figures before restatement	0.19
Restatement arising from business combination of entities under common control	–

Restated	0.19

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The effect of business combinations of entities under common control described above on the Group’s net profit for the year ended 31 December 2015 is as follows:

Group Net profit RMB’000

Reported figures before restatement	2,792,655
Restatement arising from business combination of entities under common control	107

Restated	2,792,762

41	CONTINGENT LIABILITIES AND LITIGATION

At the reporting date, the Group did not have any contingent liabilities of potential future payments under guarantees:

During the Reporting Period, save as disclosed below, the Group was not involved in any litigation and arbitration which might have a significant impact on the Group’s production and operation, nor was any of the directors, supervisors and senior management of the Group involved in any material litigation.

References are made to the overseas regulatory announcement dated 30 May 2010 by the Company reproducing the announcement of BNBM in respect of the gypsum board in the United States and the announcements of the Company dated 18 July 2014, 20 August 2014, 13 February 2015 and 13 March 2015, the 2014 annual report, the 2015 interim report, the 2015 third quarterly report, the 2015 annual report and the 2016 interim report of the Company setting out information on the subsequent development of the gypsum board litigation in the United States. The Company was notified by the Parent that an order was made by the Federal District Court of the Eastern District of Louisiana, the United States on 9 March 2016 (U.S. time) to dismiss the lawsuit filed by the plaintiff against the Parent.

The Company, BNBM and Taishan Gypsum have respectively engaged domestic and overseas lawyers to consider and assess the litigation strategies and defenses, as well as its impact on each of the parties above. At present, the economic loss of the Company and the impact on its profit for the current period (if any) that may result from the case cannot be accurately estimated. The Company will make further disclosure as and when necessary or appropriate based on the progress of the litigation.

42	COMMITMENTS

	2016	2015
	RMB’000	RMB’000
		(Restated)

Capital expenditure of the Group contracted but not provided in the consolidated financial statements in respect of:
– Acquisition of property, plant and equipment	1,024	9,869

	1,024	9,869

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

43	OPERATING LEASE COMMITMENTS

Lessee

At the reporting date, the Group had outstanding commitments under non-cancellable operating leases, which fall due as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Within one year	74,126	78,070
In the second to fifth year inclusive	201,627	199,578
Over five years	9,131	22,884

	284,884	300,532

Operating lease payments represent rentals payable by the Group for certain of its business premises. Leases are negotiated for an average term of fourteen years (2015: fourteen years) and rentals are fixed for an average term of fourteen years (2015: fourteen years).

Lessor

At the reporting date, the Group has contracted with tenants for the following future minimum lease payments:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Within one year	190,240	53,577
In the second to fifth year inclusive	149,070	186,257
Over five years	39,845	68,651

	379,155	308,485

The Group did not have contingent rental arrangement with the tenants in both years. The rentals are fixed at the commencement of the leases respectively. The lease periods are ranging from one year to twenty years (2015: one year to twenty years).

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

44	RELATED PARTY TRANSACTIONS

The Company is ultimately controlled by the Parent, which is a state-owned enterprise established in the PRC. The Parent itself is controlled by the PRC government, which also owns a significant portion of the productive assets in the PRC. In accordance with IAS 24 (revised), “Related Party Disclosures”, government- related entities and their subsidiaries, directly or indirectly controlled, jointly controlled or significantly influenced by the PRC government are defined as related parties of the Group. On that basis, related parties include the Parent and its subsidiaries (other than the Group), other government-related entities and subsidiaries (“other stated-owned enterprises”), other entities and corporations in which the Company is able to control or exercise significant influence and key management personnel of the Company and the Parent as well as their close family members.

For the purposes of the related party transaction disclosures, the directors of the Company believe that meaningful information in respect of related party transactions has been adequately disclosed.

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Group had the following material transactions with related parties during the year.

(a)	Transactions with related parties

The Group entered into the following transactions with China National Building Material Group Corporation (the “Parent”) and its subsidiaries (collectively the “Parent Group”), the associates of the Group and the non-controlling interests of the Group’s subsidiaries:

	2016 RMB’000	2015 RMB’000
		(Restated)

Provision of production supplies to
– The Parent Group	1,336,627	1,006,014
– Associates	230,523	151,636
– Non-controlling interests of subsidiaries	98,601	14,534

	1,665,751	1,172,184

Provision of support services to
– The Parent Group	1,686	2,001
– Associates	8,214	–

	9,900	2,001

Rental income received from
– The Parent Group	57,478	3,598
– Associates	22,084	20,916

	79,562	24,514

Rendering of engineering service to the Parent Group	1,169	314,334

Interest income received from Associates	7,540	2,880

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	2016 RMB’000	2015 RMB’000
		(Restated)

Provision of production supplies by
– The Parent Group	445,203	420,069
– Associates	560,688	263,702
– Non-controlling interests of subsidiaries	108,840	189

	1,114,731	683,960

Provision of support services by
– The Parent Group	3,907	2,724
– Non-controlling interests of subsidiaries	415	–

	4,322	2,724

Supplying of equipment by the Parent Group	34,193	35,120

Rental expense paid to the Parent Group	–	820

Interest expense paid to non-controlling interests of subsidiaries	2,193	–

Provision of engineering services by the Parent Group	24,389	11,886

	2016	2015
	RMB’000	RMB’000
		(Restated)

Supply of raw materials (limestone and clay) by the Parent Group	3,525	18,686

Supply of raw materials by the Parent Group	–	16,308

(b)	Transactions and balances with other state-owned enterprises in the PRC

During the year ended 31 December 2016, the Group’s significant transactions with other state- owned enterprises (excluding the Parent Group) are a large portion of its sales of goods and purchases of raw materials. In addition, substantially all bank deposits, cash and cash equivalents and borrowings as of 31 December 2016 and the relevant interest earned or paid during the year are transacted with banks and other financial institutions controlled by the PRC government. In establishing its pricing strategies and approval process for its products and services, the Group does not differentiate whether the counter-party is a state-controlled enterprise. In the opinion of the directors, all such transactions were conducted in the ordinary course of business and on normal commercial terms.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(c)	Remuneration to key management

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Group, directly and indirectly including directors and supervisors of the Group. The key management personnel compensations during the year are as follows:

	2016	2015
	RMB’000	RMB’000
		(Restated)

Short-term benefits	4,785	4,973
Post-employment benefits	208	180

	4,993	5,153

45	EMPLOYEE BENEFITS PLAN

The PRC employees of the Group are members of state-managed retirement benefit scheme operated by the local government. The Group is required to contribute a specified percentage of their payroll costs to the retirement benefit scheme to fund the benefits. The only obligation of the Group with respect to the retirement benefit scheme is to make the specified contributions.

The contributions payable to the scheme by the Group at rate specified in the rules of the scheme included in staff costs are disclosed in Note 11.

46	INFORMATION ABOUT THE STATEMENTS OF FINANCIAL POSITION OF THE COMPANY

(a)	Information about the statement of financial position of the Company at the end of the reporting period includes:

	2016 RMB’000	2015 RMB’000

Investments in subsidiaries	27,164,097	26,706,059
Other non-current assets	2,199,907	3,298,832
Amount due from subsidiaries	62,966,611	45,440,280
Other current assets	832,166	2,304,676
Non-current liabilities	(20,379,661)	(11,000,000)
Current liabilities	(44,503,306)	(41,331,051)

Net assets	28,279,814	25,418,796

Share capital (Note 35)	5,399,026	5,399,026
Reserves	10,877,102	10,024,907
Perpetual capital instruments	12,003,686	9,994,863

Total equity	28,279,814	25,418,796

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Details of the changes in the company’s individual components of reserves between the beginning and the end of the year are set out below:

					Statutory			Perpetual
	Share	Share	Capital	Fair value	surplus	Retained		capital	Total
	Capital	premium	reserve	reserve	reserve fund	earnings	Total	instruments	equity
				(Note	(Note
				36(b))	36(a))			(Note 37)
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at 1 January 2015	5,399,026	4,824,481	501,310	106,821	923,865	3,273,833	15,029,336	5,000,125	20,029,461
Net profit for the year	–	–	–	–	–	1,387,308	1,387,308	325,592	1,712,900
Other comprehensive income for the year	–	–	–	(101,872)	–	–	(101,872)	–	(101,872)
Issue of perpetual capital instruments, net of issuance cost (Note 37)	–	–	–	–	–	–	–	4,954,146	4,954,146
Dividends (Note 13)	–	–	–	–	–	(890,839)	(890,839)	–	(890,839)
Appropriation to statutory reserve	–	–	–	–	180,602	(180,602)	–	–	–
Interest paid on perpetual capital instruments (Note 37)	–	–	–	–	–	–	–	(285,000)	(285,000)

Balance at 31 December 2015 and 1 January 2016	5,399,026	4,824,481	501,310	4,949	1,104,467	3,589,700	15,423,933	9,994,863	25,418,796
Net profit for the year	–	–	–	–	–	1,051,655	1,051,655	527,103	1,578,758
Other comprehensive income for the year	–	–	–	304	–	–	304	–	304
Issue of perpetual capital instruments, net of issuance cost (Note 37)	–	–	–	–	–	–	–	1,998,220	1,998,220
Dividends (Note 13)	–	–	–	–	–	(199,764)	(199,764)	–	(199,764)
Appropriation to statutory reserve	–	–	–	–	189,391	(189,391)	–	–	–
Interest paid on perpetual capital instruments (Note 37)	–	–	–	–	–	–	–	(516,500)	(516,500)

Balance at 31 December 2016	5,399,026	4,824,481	501,310	5,253	1,293,858	4,252,200	16,276,128	12,003,686	28,279,814

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

47	EVENTS AFTER THE BALANCE SHEET DATE

Reorganisation involving a controlling shareholder and the continuing connected transactions pursuant to Chapter 14A of the Listing Rules

References are made to the announcements of the Company dated 25 January 2016, 22 August 2016, 18 January 2017, 22 February 2017, 27 February 2017 and 8 March 2017 in relation to the proposed reorganisation involving the Parent (being the controlling shareholder of the Company) and Sinoma Group Corporation. Upon completion of the transaction in March 2017, Sinoma Group Corporation has become a connected person of the Company by virtue of becoming a wholly- owned subsidiary of the Parent. Before Sinoma Group Corporation becomes a connected person of the Company, members of the Group have entered into agreements with members of the Sinoma Group Corporation in the ordinary and usual course of business, which are of a revenue nature. The agreements and the transactions contemplated thereunder will constitute continuing transactions which have subsequently become continuing connected transactions pursuant to Chapter 14A of the Listing Rules. Details of the relevant agreements are set out in the announcements of the Company dated 18 January 2017 and 22 February 2017.

Transfer of state-owned land use rights

On 18 January 2017, China Triumph (a 91% directly-owned subsidiary of the Company) and Bengbu China Opto electronics Technology Co., Ltd. ( 蚌埠中光電科技有限公司 ) (“Bengbu COE”, a 55% indirectlyowned subsidiary of the Parent) entered into a transfer contract of state-owned land use rights. Pursuant to the contract, China Triumph agreed to transfer the land use rights of the land to Bengbu COE at a consideration of RMB65.05 million.

Details of the transfer of state-owned land use rights are set out in the announcement of the Company dated 18 January 2017. As at the date of this report, the transaction had been completed.

Capital contribution to Zhongfu Shenying Carbon Fiber Company Limited ( 中復神鷹碳纖維有限責 任公司 ) (“Zhongfu Shenying”)

On 23 January 2017, China Composites (a 100% directly-held subsidiary of the Company), Lianyungang Yingyou Textile Machinery Group Co., Ltd. ( 連雲港鷹遊紡機集團有限公司 ), Jiangsu Aoshen Group Corporation Limited ( 江蘇奧神集團有限責任公司 ) and CNBM United (a 100% directly- held subsidiary of the Parent), being shareholders of Zhongfu Shenying (a company 27.12% indirectly held by the Company through China Composites), entered into the Capital Contribution Agreement (the “Capital Contribution Agreement”), pursuant to which, it has been agreed that parties to the Capital Contribution Agreement shall make a capital contribution to Zhongfu Shenying in cash according to their respective shareholding on a pro rata basis. Upon completion of the capital contribution, the shareholding of China Compositesin Zhongfu Shenying will remain at 27.12% of the enlarged registered capital and the shareholding of CNBM United in Zhongfu Shenying will remain at 37.30% of the enlarged registered capital.

Details of the capital contribution to Zhongfu Shenying are set out in the announcement of the Company dated 23 January 2017. As at the date of this report, the transaction had yet to be completed.

Disposal of equity interest in CNBM (Tongcheng) New Energy Materials CompanyLimited ( 中國建 材桐城新能源材料有限公司 ) (“Tongcheng New Energy”) by China Triumph

On 7 February 2017, China Triumph (a 91% directly-owned subsidiary of the Company), Anhui Huaguang Photoelectric Materials Technology Group Co, Ltd.( 安徽華光光電材料科技集團有限公司 ) (“Huaguang Group”) and Bengbu Design & Research Institute for Glass Industry ( 蚌埠玻璃工業設 計研究院 ) (“Bengbu Institute”) entered into the Agreement for Asset Acquisition by Share Issuance with Luoyang Glass Company Limited ( 洛陽玻璃股份有限公司 ) (“Luoyang Glass”, a subsidiary of the Parent, indirectly controlled by the Parent through Triumph Technology Group Company ( 凱盛科技集 團公司) (“Triumph Group”) as to 33.04%). Pursuant to the agreement, China Triumph, Huaguang Group and Bengbu Institute have conditionally agreed to sell, and Luoyang Glass has conditionally agreed to purchase, an aggregate of 100% equity interest in Tongcheng New Energy. The consideration will be satisfied by the consideration shares to be issued by Luoyang Glass.

Details of the disposal of equity interest in Tongcheng New Energy by China Triumph were disclosed in the announcement of the Company dated 7 February 2017. As at the date of this report, the transaction had yet to be completed.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

D.	UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS OF CNBM GROUP FOR THE SIX MONTHS ENDED 30 JUNE 2017

Set out below is reproduction of the text of the unaudited condensed consolidated financial statements of the CNBM Group together with the accompanying notes contained in the interim report of the CNBM Group for the six months ended 30 June 2017 (the “CNBM 2017 Interim Report”). Capitalised terms used in this section have the same meanings as those defined in the CNBM 2017 Interim Report.

CONDENSED CONSOLIDATED INCOME STATEMENT

For the six months ended 30 June 2017

		Six months ended 30 June
		2017	2016
	Note	RMB’000	RMB’000
			(Restated)
		(unaudited)	(unaudited)

Revenue	5	53,361,940	44,103,725
Cost of sales		(39,804,506)	(32,814,211)

Gross profit		13,557,434	11,289,514
Investment and other income, net	6	1,182,930	1,143,156
Selling and distribution costs		(3,541,436)	(3,130,611)
Administrative expenses		(4,320,840)	(4,127,754)
Finance costs, net	7	(4,632,578)	(4,147,894)
Share of profits of associates		429,726	238,552

Profit before income tax	8	2,675,236	1,264,963
Income tax expense	9	(847,378)	(567,335)

Profit for the period		1,827,858	697,628

Profit attributable to:
Owners of the Company		885,364	109,114
Holders of perpetual capital instruments		301,250	258,250
Non-controlling interests		641,244	330,264

		1,827,858	697,628

		RMB	RMB

Earnings per share – basic and diluted	11	0.164	0.020

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

For the six months ended 30 June 2017

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Profit for the period	1,827,858	697,628
Other comprehensive income/(expense), net of tax:
Items that may be reclassified subsequently to profit or loss Currency translation differences	(4,946)	(20,377)
Changes in the fair value of available-for-sale financial assets, net	48,717	(302,992)
Shares of associates’ other comprehensive expense	(4,166)	(4,760)

Other comprehensive income/(expense) for the period, net of tax	39,605	(328,129)

Total comprehensive income for the period	1,867,463	369,499

Total comprehensive income/(expense) attributable to:
Owners of the Company	938,430	(201,631)
Holders of perpetual capital instruments	301,250	258,250
Non-controlling interests	627,783	312,880

Total comprehensive income for the period	1,867,463	369,499

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONDENSED CONSOLIDATED STATEMENT OF FINANCIAL POSITION

As at 30 June 2017

		30 June	31 December
		2017	2016
	Note	RMB’000	RMB’000
			(restated)
		(unaudited)	(unaudited)

Non-current assets
Property, plant and equipment	12	129,637,627	129,095,730
Prepaid lease payments		14,651,615	14,660,619
Investment properties		295,657	333,500
Goodwill	13	42,724,389	42,604,255
Intangible assets		7,342,922	7,259,784
Interests in associates	14	10,599,000	10,715,153
Available-for-sale financial assets	15	3,138,529	3,095,655
Deposits	16	4,010,677	3,522,251
Deferred income tax assets		4,983,658	4,821,436

		217,384,074	216,108,383

Current assets
Inventories		17,046,627	15,204,778
Trade and other receivables	17	79,277,541	76,582,356
Available-for-sale financial assets	15	57,536	43,998
Financial assets at fair value through profit or loss	18	2,671,504	2,692,941
Amounts due from related parties	28(b)	10,360,539	11,929,052
Pledged bank deposits	19	9,006,437	7,973,769
Cash and cash equivalents		12,552,539	10,252,050

		130,972,723	124,678,944

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

		30 June	31 December
		2017	2016
	Note	RMB’000	RMB’000
			(restated)
		(unaudited)	(unaudited)

Current liabilities
Trade and other payables	20	49,277,539	49,360,883
Amounts due to related parties	28(b)	9,376,015	6,108,064
Borrowings – amount due within one year	21	141,569,682	140,802,387
Obligations under finance leases		4,541,637	4,935,082
Current income tax liabilities		1,588,124	1,885,842
Financial guarantee contracts due with one year		56,838	56,981
Dividends payable to non-controlling interests		372,421	311,380

		206,782,256	203,460,619

Net current liabilities		(75,809,533)	(78,781,675)

Total assets less current liabilities		141,574,541	137,326,708

Non-current liabilities
Borrowings – amount due after one year	21	46,226,652	44,492,436
Deferred income		963,411	968,633
Obligations under finance leases		15,387,357	14,141,494
Deferred income tax liabilities		2,154,644	2,180,470

		64,732,064	61,783,033

Net assets		76,842,477	75,543,675

Capital and reserves
Share capital	22	5,399,026	5,399,026
Reserves		37,158,311	36,434,035

Equity attributable to:
Owners of the Company		42,557,337	41,833,061
Holders of perpetual capital instruments		12,304,936	12,003,686
Non-controlling interests		21,980,204	21,706,928

Total equity		76,842,477	75,543,675

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

For the six months ended 30 June 2017

	Attributable to owners of the Company
				Statutory					Holders of
				surplus					perpetual	Non-
	Share	Share	Capital	reserve	Fair value	Exchange	Retained		capital	controlling	Total
	capital	premium	reserve	fund	reserve	reserve	earnings	Total	instruments	interests	equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at 1 January 2017 (audited)	5,399,026	4,824,481	1,192,881	2,912,209	(438,413)	(160,192)	28,119,840	41,849,832	12,003,686	21,714,019	75,567,537
– Adjustment for business combination under common control (Note 25)	–	–	10,000	–	–	–	(26,771)	(16,771)	–	(7,091)	(23,862)

As restated	5,399,026	4,824,481	1,202,881	2,912,209	(438,413)	(160,192)	28,093,069	41,833,061	12,003,686	21,706,928	75,543,675

Profit for the period	–	–	–	–	–	–	885,364	885,364	301,250	641,244	1,827,858
Other comprehensive income/(expense), net of tax
Currency translation differences	–	–	–	–	–	3,768	–	3,768	–	(8,714)	(4,946)
Changes in the fair value of available-for-sale financial assets, net	–	–	–	–	53,464	–	–	53,464	–	(4,747)	48,717
Shares of associates’ other comprehensive expense	–	–	–	–	(4,166)	–	–	(4,166)	–	–	(4,166)

Total comprehensive income for the period	–	–	–	–	49,298	3,768	885,364	938,430	301,250	627,783	1,867,463

Dividends (Note 10)	–	–	–	–	–	–	(232,158)	(232,158)	–	–	(232,158)
Dividends paid to the non-controlling interests of subsidiaries	–	–	–	–	–	–	–	–	–	(330,923)	(330,923)
Disposal of subsidiaries (Note 23(b))	–	–	–	–	–	–	–	–	–	14	14
Decrease in non-controlling interests as a result of acquisition of additional interests in subsidiaries (Note 24(a))	–	–	(3,875)	–	–	–	–	(3,875)	–	(19,125)	(23,000)
Contribution from former shareholders of a subsidiary related to business combination under common control	–	–	23,300	–	–	–	–	23,300	–	–	23,300
Business combination under common control (Note 25)	–	–	(7,189)	–	–	–	–	(7,189)	–	7,071	(118)
Appropriate to statutory reserve	–	–	–	18,482	–	–	(18,482)	–	–	–	–
Deregistration of a subsidiary	–	–	–	–	–	–	–	–	–	(4,001)	(4,001)
Others	–	–	5,768	–	–	–	–	5,768	–	(7,543)	(1,775)

Balance at 30 June 2017 (unaudited)	5,399,026	4,824,481	1,220,885	2,930,691	(389,115)	(156,424)	28,727,793	42,557,337	12,304,936	21,980,204	76,842,477

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	Attributable to owners of the Company
				Statutory					Holders of
				surplus					perpetual	Non-
	Share	Share	Capital	reserve	Fair value	Exchange	Retained		capital	controlling	Total
	capital	premium	reserve	fund	reserve	reserve	earnings	Total	instruments	interests	equity
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Balance at 1 January 2016 (audited)	5,399,026	4,824,481	1,618,149	2,376,089	60,627	(161,534)	27,798,845	41,915,683	9,994,863	21,581,514	73,492,060
– Adjustment for business combination under common control	–	–	10,000	–	–	–	(16,698)	(6,698)	–	(4,423)	(11,121)

As restated	5,399,026	4,824,481	1,628,149	2,376,089	60,627	(161,534)	27,782,147	41,908,985	9,994,863	21,577,091	73,480,939

Profit for the period (restated)	–	–	–	–	–	–	109,114	109,114	258,250	330,264	697,628
Other comprehensive expense, net of tax
Currency translation differences	–	–	–	–	–	(12,275)	–	(12,275)	–	(8,102)	(20,377)
Changes in the fair value of availablefor- sale financial assets, net	–	–	–	–	(293,710)	–	–	(293,710)	–	(9,282)	(302,992)
Shares of associates’ other comprehensive expense	–	–	–	–	(84)	(4,676)	–	(4,760)	–	–	(4,760)

Total comprehensive (expense)/income for the period	–	–	–	–	(293,794)	(16,951)	109,114	(201,631)	258,250	312,880	369,499

Dividends (Note 10)	–	–	–	–	–	–	(199,764)	(199,764)	–	–	(199,764)
Dividends paid to the non-controlling interests of subsidiaries	–	–	–	–	–	–	–	–	–	(388,997)	(388,997)
Contributions from non-controlling interests	–	–	–	–	–	–	–	–	–	1,000	1,000
Increase in non-controlling interests a result of acquisition of additional interest in subsidiaries (Note 24(a))	–	–	(26,096)	–	–	–	–	(26,096)	–	16,170	(9,926)
Deemed partial disposal of interests in subsidiaries without losing control (Note 24(b))	–	–	(63,899)	–	–	–	–	(63,899)	–	75,099	11,200
Share of reserves in associates	–	–	(3,090)	–	–	–	–	(3,090)	–	–	(3,090)
Others	–	–	4,107	–	–	–	–	4,107	–	1,888	5,995

Balance at 30 June 2016 (unaudited), as restated	5,399,026	4,824,481	1,539,171	2,376,089	(233,167)	(178,485)	27,691,497	41,418,612	10,253,113	21,595,131	73,266,856

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

For the six months ended 30 June 2017

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Net cash generated from operating activities	5,645,006	2,494,582

Investing activities
Purchases of property, plant and equipment	(4,830,570)	(3,855,657)
Purchases of intangible assets	(297,301)	(253,676)
Proceeds from acquisition of subsidiaries, net of cash and cash equivalents acquired	655	–
Payments for acquisition of interests in associates	(29,083)	–
Deposits paid	(4,010,677)	(3,624,074)
Proceeds from disposal of subsidiaries, net of cash and cash equivalents	14,702	–
Other investing cash flows, net	3,994,550	3,299,119

Net cash used in investing activities	(5,157,724)	(4,434,288)

Financing activities
Interest paid	(4,559,348)	(3,966,847)
Dividends paid to shareholders	(232,158)	(199,764)
Dividends paid to the non-controlling interests of subsidiaries	(330,923)	(109,235)
Repayment of borrowings	(81,480,300)	(94,243,591)
New borrowings raised	84,820,652	105,766,205
Other financing cash flows, net	3,509,794	(1,003,302)

Net cash generated from financing activities	1,727,717	6,243,466

Net increase in cash and cash equivalents	2,214,999	4,303,760
Cash and cash equivalents at 1 January	10,252,050	10,584,099
Effect of foreign exchange rate changes	85,490	(12,770)

Cash and cash equivalents at 30 June	12,552,539	14,875,089

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

NOTES TO THE CONDENSED CONSOLIDATED INTERIM FINANCIAL INFORMATION

For the six months ended 30 June 2017

1.	GENERAL INFORMATION

China National Building Material Company Limited (the “Company”) was established as a joint stock company with limited liability in the People’s Republic of China (the “PRC”) on 28 March 2005. On 23 March 2006, the Company’s shares were listed on the Main Board of The Stock Exchange of Hong Kong Limited (the “Stock Exchange”).

The address of registered office and principal place of business of the Company is located at Tower 2 (Building B), Guohai Plaza, 17 Fuxing Road, Haidian District, Beijing, the PRC.

The Company’s immediate and ultimate holding company is China National Building Material Group Co., Ltd* (formerly known as “China National Building Materials Group Corporation”) (“Parent”), which is a state-owned enterprise established on 3 January 1984 under the laws of the PRC.

The Company is an investment holding company. The principal activities of its subsidiaries are mainly engaged in the cement, concrete, lightweight building materials, glass fibre and composite materials, and engineering services businesses. Hereinafter, the Company and its subsidiaries are collectively referred to as the “Group”.

This condensed consolidated interim financial information is presented in Renminbi (“RMB”), which is the same as functional currency of the Company, unless otherwise stated.

The condensed consolidated interim financial information has not been audited.

2.	BASIS OF PREPARATION AND ACCOUNTING POLICIES

This condensed consolidated interim financial information for the six months ended 30 June 2017 has been prepared in accordance with the applicable disclosure requirements of Appendix 16 to the Rules Governing the Listing of Securities on the Main Board of The Stock Exchange of Hong Kong Limited and in compliance with International Accounting Standard (“IAS”) 34, “Interim Financial Reporting”. This condensed consolidated interim financial information should be read in conjunction with the Group’s annual financial statements for the year ended 31 December 2016, which has been prepared in accordance with International Financial Reporting Standards (“IFRSs”) issued by International Accounting Standards Board.

The accounting policies used in this condensed consolidated interim financial information are consistent with those followed in the preparation of the Group’s annual financial statements for the year ended 31 December 2016.

Business combination under common control

On 20 October 2016, CNBM New Energy Engineering Co., Ltd. ( 中建材新能源工程有限公司 ) (“New Energy”), a former associate of the Group, with 35% shareholding held by an indirect subsidiary of the Group, Jetion Solar (China) Co., Ltd ( 中建材浚鑫科技股份有限公司 ) (“Jetion Solar”), reduced its registered and paid-up capital from RMB50,000,000 to RMB17,500,000. As a result of the reduction of the registered and paid-up capital, the another two shareholders of New Energy, China National Building Materials & Equipment Import & Export Corporation ( 中建材集團進出口公司 ) (“CNBM Trading”) and CNBM International Trading Limited ( 中建材國際貿易有限公司 ) (“International Trading”) withdrew their investments, resulted in the increase in shareholding in New Energy held by Jetion Solar from 35% to 100% (the “deemed acquisition”) and thus New Energy has become a subsidiary of the Group since then.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

As CNBM Trading, International Trading and the Group are controlled by China National Building Material Group Co., Ltd, the deemed acquisition has been accounted for based on the principles of merger accounting.

On 20 May 2017, one of the indirect subsidiaries of the Group, South New Materials Technology Company Limited ( 南方新材料科技有限公司 ) (“South New Materials”) entered into an equity transfer agreement to acquire 51% and 49% equity interests of Zhuzhou Sinoma Concrete Co., Ltd. ( 株洲中 材混凝土有限公司 ) (“Zhuzhou Sinoma Concrete”) from Suzhou Concrete Cement Products Academy Co., Ltd. ( 蘇州混凝土水泥製品研究院有限公司 ) (“Suzhou Concrete Cement”) and Sinoma Zhuzhou Cement Co., Ltd.( 中材株洲水泥有限責任公司 ) (“Sinoma Zhuzhou Cement”) at cash consideration of approximately RMB60,000 and RMB58,000, respectively, (“the Acquisition”) and thus Zhuzhou Sinoma Concrete has become a subsidiary of the Group since then.

As Suzhou Concrete Cement, Sinoma Zhuzhou Cement and the Group are controlled by State- owned Assets Supervision and Administration Commission of the State Council of the PRC (“SASAC”), the Acquisition has been accounted for based on the principles of merger accounting. The condensed consolidated interim financial information of the Group has been prepared using the merger basis of accounting as if the current group structure has been in existence through out the periods presented. The unaudited condensed consolidated interim financial information for the six months ended 30 June 2016 has been restated as a result of adoption of merger accounting for the above business combinations under common control.

The details of the relevant balances have been disclosed in Note 25 to this condensed consolidated financial statements.

(a)	New and amended standards adopted by the Group

The following new standards and amendments to IFRSs are mandatory for the first time adoption for the accounting period beginning on 1 January 2017:

Amendments to IAS 7	Disclosure Initiative
Amendments to IAS 12	Recognition of Deferred Tax Assets for Unrealised Losses
Amendments to IFRSs	Annual Improvements to IFRSs 2014-2016 Cycle – various Standards

(b)	The following new standards and amendments to standards and interpretations have been issued but are not effective for the accounting period beginning on 1 January 2017, and have not been early adopted by the Group:

IFRS 9	Financial Instruments[1]
IFRS 15	Revenue from Contracts with Customers[1]
IFRS 16	Leases[2]
IFRS 17	Insurance Contracts[4]
IFRIC 22	Foreign Currency Transactions and Advance Consideration[1]
IFRIC 23	Uncertainty over Income Tax Treatments[2]
Amendments to IAS 40	Transfers of Investment Property[1]
Amendments to IFRS 2	Classification and Measurement of Share-based Payment Transactions[1]
Amendments to IFRS 4	Applying IFRS 9 Financial Instruments with IFRS 4 Insurance Contracts[1]
Amendments to IFRS 15	Clarifications to IFRS 15 Revenue from Contracts with Customers[1]
Amendments to IFRS 10 and IAS 28	Sale or Contribution of Assets between an Investor and its Associate or Joint Venture[3]
Amendments to IFRSs	Annual Improvements to IFRSs 2014-2016 Cycle-various standard[1]

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

[1]	Effective for annual periods beginning on or after 1 January 2018, with earlier application permitted.
[2]	Effective for annual periods beginning on or after 1 January 2019, with earlier application permitted.
[3]	The original effective date of 1 January 2016 has been postponed until further announcement by the IASB.
[4]	Effective for annual periods beginning on or after 1 January 2021, with earlier application permitted.

The Group is in the process of making an assessment of what impact of these amendments and new standards would be in the period of initial application but not yet in a position to state whether these amendments, new or revised standards and interpretations would have significant impact on the Group’s results of operations and financial position.

3.	ESTIMATES

The preparation of condensed consolidated interim financial information requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income and expense. Actual results may differ from these estimates.

In preparing this condensed consolidated interim financial information, the significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty were the same as those that applied to the consolidated financial statements for the year ended 31 December 2016.

4.	FINANCIAL RISK MANAGEMENT

4.1	Financial risk factors

The Group’s activities expose it to a variety of financial risks: market risk (including foreign currency risk, interest rate risk and equity price risk), credit risk, liquidity risk and capital risk.

The condensed consolidated interim financial information does not include all financial risk management information and disclosures required in the annual financial statements, and should be read in conjunction with the Group’s annual financial statements as at 31 December 2016.

There have been no changes in the risk management department since year end or in any risk management policies.

4.2	Liquidity risk

In the management of the liquidity risk, the Group monitors and maintains a level of cash and cash equivalents deemed adequate by the management to finance the Group’s operations and mitigate the effects of fluctuations in cash flows.

4.3	Fair value measurement of financial instruments

(a)	Financial instruments that are measured at fair value on a recurring basis

The table below analyses financial instruments carried at fair value, by valuation method. The different levels have been defined as follows:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1)

•	Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (Level 2)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (Level 3)

The following table presents the Group’s assets and liability that are measured at fair value at 30 June 2017:

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Assets
Financial assets at fair value through profit or loss	1,758,298	–	913,206	2,671,504
Available-for-sale financial assets	1,319,115	–	806,508	2,125,623

Total assets (unaudited)	3,077,413	–	1,719,714	4,797,127

Liability
Financial guarantee contracts	–	–	56,838	56,838

Total liability (unaudited)	–	–	56,838	56,838

The following table presents the Group’s assets and liability that are measured at fair value at 31 December 2016:

	Level 1	Level 2	Level 3	Total
	RMB’000	RMB’000	RMB’000	RMB’000

Assets
Financial assets at fair value through profit or loss	1,703,414	–	989,527	2,692,941
Available-for-sale financial assets	1,310,756	–	833,521	2,144,277

Total assets (unaudited)	3,014,170	–	1,823,048	4,837,218

Liability
Financial guarantee contracts	–	–	56,981	56,981

Total liability (unaudited)	–	–	56,981	56,981

During the six months ended 30 June 2017, there were no significant transfers between levels of the financial assets and financial liability.

During the six months ended 30 June 2017, there were no significant changes in the business or economic circumstances that affect the fair value of the Group’s financial assets and financial liability.

The fair value of financial instruments traded in active market is based on quoted market prices at the end of the reporting period. A market is regarded as active if quotes prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the current bid price. The instruments are included in Level 1. Instruments includes in Level 1 comprise primarily Hong Kong Stock Exchange, Shenzhen Stock Exchange and Shanghai Stock Exchange equity investments classified as trading securities.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The fair values of financial instruments that are not traded in an active market is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in Level 2.

If one or more of the significant inputs is not based on observable market data, the instrument is included in Level 3.

The fair value of financial guarantee contracts is estimated by the management with reference to the financial condition of the guarantee, which were considered as Level 3 valuation.

Specific valuation techniques used to value financial instruments include quoted market prices or dealer quotes for similar instruments.

Information about Level 3 fair value measurements:

			Valuation	Relationship
	Fair value as at		technique(s)	of unobservable
Financial assets	30 June 2017	31 December 2016	and key input(s)	inputs to fair value

Structured deposits	Bank deposits in Mainland China with non-closely related embedded derivative: RMB913,206,000	Bank deposits in Mainland China with non-closely related embedded derivative: RMB989,527,000

Discounted cash flows

Key unobservable inputs are: Expected yields of 2.85% to 4.00% of money markets and debt instruments invested by banks and a discount rate that reflects the credit risk of the banks(Note)

The higher the discount rate, the lower the fair value The higher the expected yield, the higher the fair value

Note:	The management considers that the impact of the fluctuation in expected yields of the money market instruments and debt instruments to the fair value of the structured deposits was insignificant as the deposits have short maturities, and therefore no sensitivity analysis is presented.

			Valuation	Relationship
	Fair value as at		technique(s)	of unobservable
Financial assets	30 June 2017	31 December 2016	and key input(s)	inputs to fair value

Equity investments classified as AFS	16.67 per cent equity investment (563,190,040 shares) in China Shanshui Cement Group Limited (Shanshui Cement), amounted to RMB806,508,000	16.67 per cent equity investment (563,190,040 shares) in China Shanshui Cement Group Limited (Shanshui Cement), amounted to RMB833,521,000	Market approach – Capital Asset Pricing Model (CAPM) Key unobservable inputs are: Specific risk adjustment coefficient (Rc) of 12%, taking into account Shanshui Cement’s recent operating situation	The higher the Specific risk adjustment coefficient, the lower the fair value

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Financial instruments that are not measured at fair value on a recurring basis

The management considers that the carrying amounts of the Group’s financial assets and financial liabilities carried at cost or amortised cost were not materially different from their fair values.

5.	SEGMENT INFORMATION

For management purposes, the Group is currently organised into six major operating divisions during the period – cement, concrete, lightweight building materials, glass fibre and composite materials, engineering services and others. These activities are the basis on which the Group reports its primary segment information.

Principal activities are as follows:

Cement	–	Production and sale of cement

Concrete	–	Production and sale of concrete

Lightweight building materials	–	Production and sale of lightweight building materials

Glass fibre and composite materials	–	Production and sale of glass fibre and composite materials

Engineering services	–	Provision of engineering services to glass and cement manufacturers and equipment procurement

Others	–	Merchandise trading business and others

More than 90% of the Group’s operations and assets are located in the PRC for the six months ended 30 June 2017 and year ended 31 December 2016.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(a)	For the six months ended 30 June 2017:

The segment results for the six months ended 30 June 2017 are as follows:

				Glass
			Lightweight	fibre and
			building	composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
Unaudited	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Revenue
External sales	32,078,265	11,765,424	4,338,946	744,185	3,773,392	661,728	–	53,361,940
Inter-segment sales(Note)	2,284,775	–	2,739	–	167,176	444,944	(2,899,634)	–

	34,363,040	11,765,424	4,341,685	744,185	3,940,568	1,106,672	(2,899,634)	53,361,940

Adjusted EBITDA (unaudited)	7,905,808	1,101,743	1,049,908	143,331	722,828	120,132		11,043,750

Depreciation and amortisation	(3,155,568)	(403,772)	(243,878)	(42,569)	(103,185)	(52,854)	–	(4,001,826)
Unallocated other expense, net								(18,390)
Unallocated administrative expenses								(145,446)
Share of profits/(losses) of associates	121,126	–	(226)	1,716	(254)	307,364	–	429,726
Finance costs, net	(3,547,420)	(652,716)	(36,615)	(16,699)	(252,118)	(147,437)	–	(4,653,005)
Unallocated finance incomes, net								20,427

Profit before income tax								2,675,236
Income tax expense								(847,378)

Profit for the period (unaudited)								1,827,858

Note:	The inter-segment sales were carried out with reference to market prices.

The segment result is disclosed as EBITDA, i.e. the profit earned by each segment without allocation of depreciation and amortisation, net other expense, central administration costs, net finance costs, share of profits/(losses) of associates and income tax expense. This is the measure reported to the management for the purpose of resource allocation and assessment of segment performance. Management views the combination of these measures, in combination with other reported measures, as providing a better understanding for management and investors of the operating results of its business segments for the period under evaluation compared to relying on one of the measures.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	As at 30 June 2017:

The segment assets and liabilities as at 30 June 2017 are as follows:

				Glass
			Lightweight	fibre and
			building	composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
Unaudited	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

ASSETS
Segment assets	212,956,841	44,477,840	12,810,440	5,594,462	20,086,661	6,555,183	–	302,481,427
Interests in associates	5,998,154	–	122,524	3,813,906	15,612	648,804	–	10,599,000
Unallocated assets								35,276,370

Total consolidated assets (unaudited)								348,356,797

LIABILITIES
Segment liabilities	(138,113,420)	(16,074,633)	(3,617,882)	(2,807,830)	(16,922,832)	(8,859,749)	–	(186,396,346)
Unallocated liabilities								(85,117,974)

Total consolidated liabilities (unaudited)								(271,514,320)

Segment assets include all tangible, intangible assets and current assets with the exception of other corporate assets. Segment liabilities include trade creditors, borrowings, accruals and bills payable attributable to sales activities of each segment with the exception of corporate expense payables.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(c)	For the six months ended 30 June 2016:

The segment results for the six months ended 30 June 2016 are as follows:

				Glass
			Lightweight	fibre and
			building	composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Unaudited	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)

Revenue
External sales	25,769,201	9,681,301	3,419,734	986,170	3,467,286	780,033	–	44,103,725
Inter-segment sales (Note)	1,930,086	–	221	–	200,819	548,889	(2,680,015)	–

	27,699,287	9,681,301	3,419,955	986,170	3,668,105	1,328,922	(2,680,015)	44,103,725

Adjusted EBITDA (unaudited)	6,131,303	1,318,638	971,676	132,799	624,383	(12,777)	–	9,166,022

Depreciation and amortisation	(3,118,420)	(455,777)	(224,022)	(41,023)	(88,855)	(51,046)	–	(3,979,143)
Unallocated other income, net								113,098
Unallocated administrative expenses								(125,672)
Share of profits/(losses) of associates	(17,460)	–	937	1,693	(290)	253,672	–	238,552
Finance costs, net	(3,328,429)	(623,263)	(43,964)	(16,208)	(179,139)	(127,483)	–	(4,318,486)
Unallocated finance incomes, net								170,592

Profit before income tax								1,264,963
Income tax expense								(567,335)

Profit for the period (unaudited)								697,628

Note:	The inter-segment sales were carried out with reference to market prices.

The segment result is disclosed as EBITDA, i.e. the profit earned by each segment without allocation of depreciation and amortisation, net other income, central administration costs, net finance costs, share of profits/(losses) of associates and income tax expense. This is the measure reported to the management for the purpose of resource allocation and assessment of segment performance. Management views the combination of these measures, in combination with other reported measures, as providing a better understanding for management and investors of the operating results of its business segments for the period under evaluation compared to relying on one of the measures.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(d)	As at 31 December 2016:

The segment assets and liabilities as at 31 December 2016 are as follows:

				Glass
			Lightweight	fibre and
			building	composite	Engineering
	Cement	Concrete	materials	materials	services	Others	Eliminations	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
Unaudited	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)	(restated)

ASSETS
Segment assets	209,435,150	43,283,317	12,293,214	5,622,909	17,272,276	6,246,408	–	294,153,274
Interests in associates	6,255,073	–	125,763	3,671,836	17,688	644,793	–	10,715,153
Unallocated assets								35,918,900

Total consolidated assets (unaudited)								340,787,327

LIABILITIES
Segment liabilities	(140,452,555)	(14,362,338)	(3,396,137)	(3,168,229)	(16,990,015)	(8,156,158)	–	(186,525,432)
Unallocated liabilities								(78,718,220)

Total consolidated liabilities (unaudited)								(265,243,652)

(e)	A reconciliation of total adjusted profit before finance costs, income tax expense, depreciation and amortisation, is provided as follows:

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Adjusted EBITDA for reportable segments	10,923,618	9,178,799
Adjusted EBITDA for other segment	120,132	(12,777)

Total segments profit	11,043,750	9,166,022
Depreciation of property, plant and equipment, and amortisation of intangible assets and prepaid lease payments	(4,001,826)	(3,979,143)
Corporate items	(163,836)	(12,574)

Operating profit	6,878,088	5,174,305
Finance costs, net	(4,632,578)	(4,147,894)
Share of profits of associates	429,726	238,552

Profit before income tax	2,675,236	1,264,963

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

6.	INVESTMENT AND OTHER INCOME, NET

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Increase/(decrease) in fair value of financial assets at fair value through profit or loss	48,563	(429,867)
Government subsidies:
– VAT refunds (Note (a))	384,866	520,499
– Government grants (Note (b))	191,484	631,146
– Interest subsidy	1,999	18,654
Net rental income	61,130	151,211
Gain on disposal of other investments	6,518	1,377
Gain on disposal of interests in associates	92,194	–
Gain on disposal of subsidiaries, net (Note 23(b))	58,435	–
Claims received	14,529	10,583
Waiver of payables	45,217	8,402
Others	277,995	231,151

	1,182,930	1,143,156

Notes:

(a)	The State Council of the PRC issued a “Notice Encouraging Comprehensive Utilisation of Natural Resources” (the “Notice”) in 1996 to encourage and support enterprises, through incentive policies, to comprehensively utilise natural resources. Pursuant to the Notice, the Ministry of Finance and the State Administration of Taxation of the PRC enacted several regulations providing incentives in form of VAT refund for certain environmentally friendly products, including products that utilise industrial waste as part of their raw materials. Under the Notice and such regulations, the Group is entitled to receive immediate or future refund on any paid VAT with respect to any eligible products as income after it receives approvals from the relevant government authorities.

(b)	Government grants are awarded to the Group by the local government agencies as incentives primarily to encourage the development of the Group and the contribution to the local economic development.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

7.	FINANCE COSTS, NET

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Interest expenses on bank borrowings:
– wholly repayable within five years	2,691,381	2,451,404
– not wholly repayable within five years	5,956	11,885

	2,697,337	2,463,289
Interest expenses on bonds, other borrowings and finance leases	2,167,422	2,080,463
Less: interest capitalised to construction in progress	(78,688)	(139,232)

	4,786,071	4,404,520

Interest income:
– interest on bank deposits	(125,888)	(233,146)
– interest on loan receivables	(27,605)	(23,480)

	(153,493)	(256,626)

Finance costs, net	4,632,578	4,147,894

8.	PROFIT BEFORE INCOME TAX

Profit before income tax has been arrived at after charging/(crediting):

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Depreciation of property, plant and equipment, and amortisation of intangible assets and prepaid lease payments	4,026,778	4,004,042
Depreciation of investment properties	4,769	5,005
Allowance for bad and doubtful debts	152,958	211,450
Staff costs	4,488,017	4,517,762
Loss/(gain) on disposal of property, plant and equipment, investment properties, intangible assets and prepaid lease payments, net	32,246	(38,227)
Net foreign exchange gains	(54,711)	(55,919)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

9.	INCOME TAX EXPENSE

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Current income tax	1,031,543	728,288
Deferred income tax	(184,165)	(160,953)

	847,378	567,335

PRC income tax is calculated at 25% (2016: 25%) of the estimated assessable profit of the Group as determined in accordance with relevant tax rules and regulations in the PRC, except for certain subsidiaries of the Company, which are exempted or taxed at preferential rate of 15% (2016: 15%) entitled by the subsidiaries in accordance with relevant tax rules and regulations in the PRC or approvals obtained by the tax bureaus in the PRC.

Taxation on profits outside the PRC has been calculated on the estimated assessable profits for the six months ended 30 June 2017 and 2016 at the rates of taxation prevailing in the countries in which the Group operates.

10.	DIVIDENDS

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Dividends	232,158	199,764

During the period, a dividend amounting to approximately RMB232.16 million (six months ended 30 June 2016: approximately RMB199.76 million) was announced as the final dividend for the immediate preceding financial year.

The Directors do not recommend the payment of an interim dividend for the six months ended 30 June 2017.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

11.	EARNINGS PER SHARE

The calculation of the basic earnings per share attributable to the owners of the Company is based on the following data:

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Profit attributable to owners of the Company	885,364	109,114

	Six months ended 30 June
	2017	2016
	’000	’000
	(unaudited)	(unaudited)

Weighted average number of ordinary shares in issue	5,399,026	5,399,026

No diluted earnings per share have been presented as the Group did not have any dilutive potential ordinary shares outstanding during both periods.

12.	PROPERTY, PLANT AND EQUIPMENT

Six months ended 30 June 2017

	Construction	Land and	Plant and
	in progress	buildings	machinery	Motor vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Net book value as at 1 January 2017 (audited), as previously reported	7,835,156	63,246,494	54,662,981	3,343,460	129,088,091
Business construction under common control (Note (25))	–	–	1,184	6,455	7,639

Net book value as at 1 January 2017 (unaudited), as restated	7,835,156	63,246,494	54,664,165	3,349,915	129,095,730
Additions	3,783,915	383,044	572,214	54,656	4,793,829
Acquisition of subsidiaries (Note 23(a))	312	115,385	63,401	1,024	180,122
Transfer from construction in progress	(1,980,686)	837,013	1,141,202	2,471	–
Transfer to construction in progress for reconstruction	364,980	(40,092)	(324,664)	(224)	–
Transfer from investment properties	–	33,074	–	–	33,074
Disposals	(166,233)	(84,528)	(268,939)	(29,929)	(549,629)
Disposals of subsidiaries (Note 23(b))	(5,636)	–	(272,068)	(15)	(277,719)
Depreciation and impairment	–	(956,240)	(2,387,154)	(294,386)	(3,637,780)

Net book value as at 30 June 2017 (unaudited)	9,831,808	63,534,150	53,188,157	3,083,512	129,637,627

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Year ended 31 December 2016

	Construction	Land and	Plant and
	in progress	buildings	machinery	Motor vehicles	Total
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000

Net book value as at 1 January 2016 (audited), as previously stated	5,300,917	62,136,927	54,966,148	3,821,438	126,225,430
Business combination under common control	–	–	4,478	8,177	12,655

Net book value as at 1 January 2016 (unaudited), as restated	5,300,917	62,136,927	54,970,626	3,829,615	126,238,085
Additions	8,914,906	1,083,400	582,401	148,430	10,729,137
Acquisition of subsidiaries	135,836	–	6,206	924	142,966
Transfer from construction in progress	(6,831,362)	2,425,530	4,367,722	38,110	–
Transfer to construction in progress for reconstruction	483,662	(126,320)	(357,342)	–	–
Disposals	(168,803)	(208,341)	(212,921)	(45,699)	(635,764)
Depreciation and impairment	–	(2,064,702)	(4,692,527)	(621,465)	(7,378,694)

Net book value as at 31 December 2016 (unaudited)	7,835,156	63,246,494	54,664,165	3,349,915	129,095,730

13.	GOODWILL

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

At the beginning of the period/year	42,604,255	42,604,255
Arising from acquisition of subsidiaries (Note 23(a))	150,861	–
Deregistration of a subsidiary	(30,727)	–

At the end of the period/year	42,724,389	42,604,255

Goodwill is allocated to the cash-generating units that are expected to benefit from the business combination. The carrying amount of goodwill had been allocated as follows:

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Cement	33,770,283	33,619,422
Concrete	8,721,635	8,752,362
Lightweight building materials	92,552	92,552
Glass fibre and composite materials	15,991	15,991
Engineering services	62	62
Others	123,866	123,866

	42,724,389	42,604,255

14.	INTERESTS IN ASSOCIATES

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Cost of investments in associates
– listed in the PRC	1,447,591	1,594,123
– unlisted	4,389,184	4,361,911
Share of post-acquisition profit, net of dividend received	4,762,225	4,759,119

	10,599,000	10,715,153

Fair value of listed investments	10,882,553	9,689,119

As at 30 June 2017, the cost of investments in associates included goodwill of associates of approximately RMB741.26 million (31 December 2016: approximately RMB854.56 million).

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

15.	AVAILABLE-FOR-SALE FINANCIAL ASSETS

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Available-for-sale financial assets:
– Unlisted equity shares, at cost (Note i)	1,070,442	995,376
– Listed equity shares listed in Hong Kong (Note ii)	1,575,879	1,581,129
– Listed equity shares listed outside Hong Kong	549,744	563,148

	3,196,065	3,139,653

The carrying amount of available-for-sale financial assets are analysed as follows:

Non-current portion	3,138,529	3,095,655
Current portion	57,536	43,998

	3,196,065	3,139,653

Note i:	The available-for-sale financial assets are accounted for at cost less accumulated impairment losses as the range of reasonable fair value estimated is so significant that the management of the opinion that their fair values cannot be reliably measured.

Note ii:	As at 30 June 2017, the Group has pledged listed equity shares listed in Hong Kong with the carrying amount of approximately RMB1,054.98 million (31 December 2016: RMB1,026.47 million) to secure bank borrowings granted to the Group. In addition, share of Shanshui Cement with carrying amount of RMB806.51 million (31 December 2016: RMB833.52 million) are subject to the negative pledge covenant in relation to a bank borrowing of HKD1,450.00 million (equivalent to RMB1,258.46 million) (31 December 2016: HKD1,450.00 million (equivalent to RMB1,214.81 million)).

16.	DEPOSITS

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Investment deposits for acquisition of subsidiaries	911,873	804,008
Deposits paid to acquire property, plant and equipment	2,602,923	2,108,902
Deposits paid to acquire intangible assets	171,240	266,093
Deposits paid in respect of prepaid lease payments	324,641	343,248

	4,010,677	3,522,251

Note:	The carrying amounts of the deposits approximate to their fair values.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

17.	TRADE AND OTHER RECEIVABLES

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Trade receivables, net of allowance for bad and doubtful debts	32,797,332	30,294,756
Bills receivable	10,747,648	8,550,735
Amounts due from customers for contract work	6,900,943	6,109,450
Prepaid lease payments	347,720	358,573
Other receivables, deposits and prepayments	28,483,898	31,268,842

	79,277,541	76,582,356

The Group normally allowed an average of credit period of 60 to 180 days to its trade customers except for customers of engineering services segment, the credit period are normally ranging from 1 to 2 years. Ageing analysis of trade receivables is as follows:

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Within two months	9,935,007	6,074,082
More than two months but within one year	15,239,154	16,564,969
Between one and two years	5,171,886	5,550,258
Between two and three years	1,707,545	1,532,729
Over three years	743,740	572,718

	32,797,332	30,294,756

The carrying amounts of trade and other receivables approximate to their fair values. Bills receivable is aged within six months.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

18.	FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Held-for-trading investments at market value:
– Quoted investment funds listed outside Hong Kong	267	234
– Quoted listed equity shares listed outside Hong Kong	1,758,031	1,703,180

	1,758,298	1,703,414
Unlisted investments (Note)	913,206	989,527

	2,671,504	2,692,941

Note:	During the six months ended 30 June 2017, the Group entered into certain investments with certain financial institutions. The investment based on respective contracts have maturity dates within 3 months.

19.	PLEDGED BANK DEPOSITS

As at 30 June 2017, the Group pledged approximately RMB9,006.44 million bank deposits (31 December 2016: approximately RMB7,973.77 million), which is denominated in RMB, to bankers of the Group to secure the bank borrowings due within one year and the short-term banking facilities granted to the Group. The pledged bank deposits will be released upon the settlement of relevant bank borrowings.

Pledged bank deposits carry interest at market rates which ranging from 0.30% to 3.30% (the year ended 31 December 2016: ranging from 0.30% to 3.30%) per annum.

20.	TRADE AND OTHER PAYABLES

The ageing analysis of trade and other payables is as follows:

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Within two months	6,234,595	4,336,387
More than two months but within one year	9,780,576	11,237,743
Between one and two years	2,089,524	2,608,584
Between two and three years	771,730	749,689
Over three years	895,346	860,710

Trade payables	19,771,771	19,793,113
Bills payable	13,855,770	13,077,193
Amounts due to customers for contract work	650,541	495,578
Other payables	14,999,457	15,994,999

	49,277,539	49,360,883

The carrying amounts of trade and other payables approximate to their fair values. Bills payable is aged within six months.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

21.	BORROWINGS

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Bank borrowings:
– Secured	2,923,967	3,544,159
– Unsecured	119,294,319	108,071,345

	122,218,286	111,615,504
Bonds	64,091,075	72,000,000
Borrowings from other financial institutions	1,486,973	1,679,319

	187,796,334	185,294,823

Analysed for reporting purposes:
Non-current	46,226,652	44,492,436
Current	141,569,682	140,802,387

	187,796,334	185,294,823

The interest rates of the borrowings are ranging from 1.00% to 6.90% per annum during the period (the year ended 31 December 2016: ranging from 1.00% to 6.87%).

Movements in borrowings are analysed as follows:

Six months ended 30 June 2017	RMB’000

Opening amount 1 January 2017 (unaudited)	185,294,823
Additions during the period	84,820,652
Repayments of borrowings	(82,319,141)

Closing amount at 30 June 2017 (unaudited)	187,796,334

Year ended 31 December 2016	RMB’000

Opening amount at 1 January 2016 (audited)	174,926,771
Additions during the period	203,725,058
Repayments of borrowings	(193,357,006)

Closing amount at 31 December 2016 (unaudited)	185,294,823

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

At the end of the reporting date, the carrying value of the Group’s assets which were pledged to secure credit facilities granted to the Group are as follows:

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Property, plant and equipment	9,861,800	11,360,082
Prepaid lease payments	96,282	196,932
Available-for-sale financial assets (Note 15)	1,054,982	1,026,473
Cash and cash equivalents (Note 19)	9,006,437	7,973,769
Trade receivables	1,765,149	781,432
Bills receivable	35,500	46,070

	21,820,150	21,384,758

Note:	In addition, share of Shanshui Cement with carrying amount of RMB806.51 million (31 December 2016: RMB833.52 million) are subject to the negative pledge covenant in relation to a bank borrowing of HKD1,450.00 million (equivalent to RMB1,258.46 million) (31 December 2016: HKD1,450.00 million (equivalent to RMB1,214.81 million)).

22.	SHARE CAPITAL

	Domestic Shares (Note (a))		H Shares (Note (b))
	Number of		Number of		Total
	shares	Amount	shares	Amount	capital
		RMB’000		RMB’000	RMB’000

Registered and paid up shares of RMB1.0 each As at 1 January 2016, 31 December 2016, 1 January 2017 and 30 June 2017	2,519,854,366	2,519,854	2,879,171,896	2,879,172	5,399,026

There are no movements in share capital during the six months ended 30 June 2017.

Notes:

(a)	Domestic shares are ordinary shares subscribed for and credited as fully paid up in RMB by PRC government and/or PRC incorporated entities only.

(b)	H shares are ordinary shares subscribed for and credited as fully paid up in RMB by persons other than PRC government and/or PRC incorporated entities only.

Other than the specific requirements on the holders of the shares as set out in Notes (a) and (b), the shares mentioned above rank pari passu in all respects with each other.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

23.	ACQUISITION AND DISPOSAL OF SUBSIDIARIES

(a)	Acquisition of subsidiaries not under common control

During the six months ended 30 June 2017, the Group acquired 2 (six months ended 30 June 2016: nil) subsidiaries, namely, Heilongjiang Xinglong Cement Company Limited (“ 黑龍江省興隆水泥有限 公司”) (“Heilongjiang Xinglong”) and Lingui Zhongyang Cement Company Limited (“ 臨桂眾陽水泥 有限公司”) (“Lingui Zhongyang”) and acquired certain assets through acquisition of subsidiaries. The acquired subsidiaries and business are principally engaged in the production and sale of cement.

These acquisitions have been accounted for using the acquisition method.

Summary of net assets acquired in the transactions during the period, and the goodwill arising, are as follows:

	2017	2016
	Fair value	Fair value
	RMB’000	RMB’000

Net assets acquired:		–
Property, plant and equipment (Note 12)	180,122
Intangible assets	1,610	–
Prepaid lease payments	55,429	–
Deferred income tax assets	8,550	–
Inventories	21,061	–
Trade and other receivables	238,673	–
Cash and cash equivalents	655	–
Trade and other payables	(65,548)	–
Amounts due to related parties	(280,037)	–
Deferred income tax liabilities	(13,606)	–

Net assets	146,909	–
Goodwill (Note 13)	150,861	–

Total consideration	297,770	–

Total consideration satisfied by:
Other payables (Note)	108,309	–
Transferred from prepayment	189,461	–

	297,770	–

Net cash inflow arising on acquisition:
Cash consideration paid	–	–
Less: Cash and cash equivalents acquired	655	–

	655	–

Note:	Included in the amount, RMB103.47 million will be offset against receivables from the former shareholders of the acquired subsidiary after the reporting period ended date as pursuant to the supplementary agreement on repayment.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The goodwill mainly arising on the acquisition of these companies is attributable to the benefit of expected revenue growth and future market development, and the synergies in consolidating the Group’s cement and concrete operations. These benefits are not recognised separately from goodwill as the future economic benefits arising from them cannot be reliably measured.

Included in the revenue and loss for the period are approximately RMBnil million and RMB2.01 million respectively attributable to the additional business mainly generated by these newly acquired cement and concrete companies.

Had these business combinations been effected at 1 January 2017, the revenue of the Group would be approximately RMB53,456.42 million and profit for the period of the Group would be approximately RMB1,829.79 million. The management of the Company considers these ‘pro-forma’ an approximate measure of the performance of the combined group on an annualised basis and reference point for comparison in future periods.

(b)	Disposal of subsidiaries

During the six months ended 30 June 2017, the Group disposed its equity interests in certain subsidiaries to third parties. The net liabilities of these disposed subsidiaries at the date of disposal were as follows:

	2017	2016
	RMB’000	RMB’000

Net liabilities disposed of:
Property, plant and equipment (Note 12)	277,719	–
Trade and other receivables	203,139	–
Cash and cash equivalents	822	–
Trade and other payables	(2,489)	–
Current income tax liabilities	(60)	–
Amounts due to related parties	(202,799)	–
Obligations under finance leases	(302,775)	–
Deferred income tax liabilities	(1)	–

Net liabilities disposal of	(26,444)	–

Consideration received:
Cash	15,561	–
Other receivables	16,481	–
Non-controlling interests	(14)	–
Add: net liabilities disposed of	26,444	–
Less: direct costs attributable to the disposal	(37)	–

Gain on disposal of subsidiaries, net (Note 6)	58,435	–

Net cash inflow of cash arising from disposal of subsidiaries:
Cash consideration	15,561	–
Direct costs attributable to the disposal	(37)	–
Cash and cash equivalents in subsidiaries disposed of	(822)	–

Net cash inflow from disposal of subsidiaries	14,702	–

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

24.	TRANSACTIONS WITH NON-CONTROLLING INTERESTS

(a)	Acquisition of additional interests in subsidiaries without change in control

Zhongyi Kaisheng (Bengbu) Glass Cold End Machinery Co., Ltd (“中意凱盛(蚌埠)玻璃冷端機械 有限公司”) (“Zhongyi Kaisheng”)

During the six months ended 30 June 2017, the Group acquired additional equity interests in Zhongyi Kaisheng for a consideration of approximately RMB23.00 million. The carrying amount of the non-controlling interests in the subsidiary on the date of acquisition was approximately RMB19. 12 million. The Group recognised an decrease in non - controlling interests of approximately RMB19.12 million and a decrease in equity attributable to owners of the Company of approximately RMB3.88 million.

Shenyang Dexin Lihe Property Development Limited (“瀋陽德信利和房地產開發有限公司”) (“Shenyang Dexin”)

During the six months ended 30 June 2016, the Group acquired additional issued shares of Shenyang Dexin for a consideration of approximately RMB9.93 million. The carrying amount of the non-controlling interests in the subsidiary on the date of acquisition was approximately RMB - 16.17 million. The Group recognised an increase in non - controlling interests of approximately RMB16.17 million and a decrease in equity attributable to owners of the Company of approximately RMB26.10 million.

	30 June	30 June
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Carrying amount of non-controlling interests acquired	19,125	(16,170)
Consideration paid to non-controlling interests	(23,000)	(9,926)

Excess of consideration paid recognised within parent’s equity	(3,875)	(26,096)

(b)	Deemed partial disposal of interests in subsidiaries without losing control

During the six months ended 30 June 2016, non - controlling parties of China Triumph International Engineering Company Limited (“China Triumph”) injected RMB11.20 million as registered capital. After that, the Company’s effective equity interests in China Triumph were diluted from 93.09% to 91.00%. As a result, the Group recognised a decrease in equity attributable to owners of the Company of approximately RMB63.90 million and increase in non-controlling interests of approximately RMB75.10 million.

	30 June	30 June
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Carrying amount of equity interest obtained by non-controlling interests	–	(75,099)
Capital contributed by non-controlling interests	–	11,200

Loss on disposal within equity	–	(63,899)

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

25.	BUSINESS COMBINATION UNDER COMMON CONTROL

As mentioned in Note 2 to the condensed consolidated interim financial information, the acquisitions of New Energy and Zhuzhou Sinoma Concrete have been accounted for based on merger accounting.

The reconciliation of the effect arising from the common control combination on the condensed consolidated statements of financial position as at 31 December 2016 and 30 June 2017 are as follows:

As at 30 June 2017
	The Group
	excluding Zhuzhou	Zhuzhou
	Sinoma Concrete	Sinoma Concrete	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Assets and liabilities
Property, plant and equipment	129,613,518	24,109	–	129,637,627
Investment in a subsidiary	118	–	(118)	–
Other non-current assets	87,746,447	–	–	87,746,447
Inventories	17,046,504	123	–	17,046,627
Trade and other receivables	79,277,018	523	–	79,277,541
Cash and cash equivalents	12,551,967	572	–	12,552,539
Other current assets	22,096,016	–	–	22,096,016
Trade and other payables	(49,276,228)	(1,311)	–	(49,277,539)
Amounts due to related parties	(9,351,801)	(24,214)	–	(9,376,015)
Other current liabilities	(148,128,702)	–	–	(148,128,702)
Non-current liabilities	(64,732,064)	–	–	(64,732,064)

Net assets/(net liabilities)	76,842,793	(198)	(118)	76,842,477

Equity
Share capital	5,399,026	33,300	(33,300)	5,399,026
Reserves	37,157,677	(33,498)	34,132	37,158,311

Owners of the Company	42,556,703	(198)	832	42,557,337
Holders of perpetual capital instruments	12,304,936	–	–	12,304,936
Non-controlling interests	21,981,154	–	(950)	21,980,204

	76,842,793	(198)	(118)	76,842,477

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

As at 31 December 2016
	The Group
	excluding Zhuzhou	Zhuzhou
	Sinoma Concrete	Sinoma Concrete	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Assets and liabilities
Property, plant and equipment	129,088,091	7,639	–	129,095,730
Investment properties	315,660	17,840	–	333,500
Other non-current assets	86,679,153	–	–	86,679,153
Trade and other receivables	76,576,890	5,466	–	76,582,356
Amounts due from related parties	11,928,255	797	–	11,929,052
Cash and cash equivalents	10,250,639	1,411	–	10,252,050
Other current assets	25,915,486	–	–	25,915,486
Trade and other payables	(49,353,538)	(7,345)	–	(49,360,883)
Amounts due to related parties	(6,058,394)	(49,670)	–	(6,108,064)
Other current liabilities	(147,991,672)	–	–	(147,991,672)
Non-current liabilities	(61,783,033)	–	–	(61,783,033)

Net assets/(net liabilities)	75,567,537	(23,862)	–	75,543,675

Equity
Share capital	5,399,026	10,000	(10,000)	5,399,026
Reserves	36,450,806	(33,862)	17,091	36,434,035

Owners of the Company	41,849,832	(23,862)	7,091	41,833,061
Holders of perpetual capital instruments	12,003,686	–	–	12,003,686
Non-controlling interests	21,714,019	–	(7,091)	21,706,928

	75,567,537	(23,862)	–	75,543,675

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The reconciliation of the effect arising from the common control combination on the condensed consolidated income statement for the six months ended 30 June 2016 is as follows:

	The Group
	excluding
	New Energy
	and Zhuzhou		Zhuzhou
	Sinoma Concrete	New Energy	Sinoma Concrete	Adjustments	Consolidated
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	44,103,725	–	–	–	44,103,725
Cost of sales	(32,814,211)	–	–	–	(32,814,211)

Gross profit	11,289,514	–	–	–	11,289,514
Investment and other income, net	1,141,315	–	1,841	–	1,143,156
Selling and distribution costs	(3,130,611)	–	–	–	(3,130,611)
Administrative expenses	(4,124,904)	(200)	(2,650)	–	(4,127,754)
Finance costs, net	(4,147,899)	4	1	–	(4,147,894)
Share of profits of associates	238,483	–	–	69	238,552

Profit/(loss) before income tax	1,265,898	(196)	(808)	69	1,264,963
Income tax expense	(567,335)	–	–	–	(567,335)

Profit/(loss) for the period	698,563	(196)	(808)	69	697,628

Profit/(loss) attributable to: Owners of the Company	109,813	(196)	(808)	305	109,114
Holders of perpetual capital instruments	258,250	–	–	–	258,250
Non-controlling interests	330,500	–	–	(236)	330,264

	698,563	(196)	(808)	69	697,628

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The effect of business combinations of entities under common control described above, on the Group’s basic and dilutes earnings per share for the six months ended 30 June 2016 is as follows:

Impact
on earnings
per share
RMB
(unaudited)

Reported figures before restatement	0.020
Restatement arising from business combinations of entities under common control	–

Restated	0.020

The effect of business combinations of entities under common control described above, on the Group’s net profit for the six months ended 30 June 2016 is as follows:

Net profit
RMB’000
(unaudited)

Reported figures before restatement	698,563
Restatement arising from business combinations of entities under common control	(935)

Restated	697,628

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

26.	COMMITMENTS

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
	(unaudited)	(unaudited)

Capital expenditure of the Group contracted but not provided in the condensed consolidated interim financial information in respect of:
– Acquisition of property, plant and equipment	524	1,024

27.	CONTINGENT LIABILITIES AND LITIGATION

At the reporting date, the Group had the undiscounted maximum amounts of potential future payments under financial guarantees amounting to RMB 50.00 million.

For the six months ended 30 June 2017, save for the gypsum board litigation in the United States (the “US”) as disclosed below, the Group was not involved in any litigation and arbitration which might have a significant impact on the Group’s production and operation, nor were any of the directors, supervisors and senior management of the Group involved in any material litigation.

References are made to the overseas regulatory announcement of the Company dated 30 May 2010 in respect of an announcement released by BNBM, relating to the gypsum board incident in the US and the information on subsequent development of the gypsum board litigation in the US set out in the announcements dated 18 July 2014, 20 August 2014, 13 February 2015, and 13 March 2015, the 2014 annual report, the 2015 interim report, the 2015 third-quarterly report and the 2015 annual report, the 2016 interim report, the 2016 annual report and the announcement dated 22 June 2017 of the Company.

In June 2017, having considered factors including costs of litigation and potential impact on other gypsum board litigation to which BNBM and/or Taishan Gypsum are parties, each of BNBM and Taishan Gypsum has reached settlement with the plaintiffs of one of the gypsum board cases, namely Lennar Homes, LLC and U.S. Home Corporation (the “Lennar”). According to terms of settlement, BNBM and Taishan Gypsum have agreed to pay Lennar US$500,000 and US$6,000,000, respectively. The litigations filed by Lennar against BNBM and Taishan Gypsum have been closed.

28.	RELATED PARTY TRANSACTIONS

In addition to the related party information shown elsewhere in the condensed consolidated interim financial information, the following is a summary of significant related party transactions entered into the ordinary course of business between the Group and its related parties during the period and balances as at the end of the reporting date.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(a)	Transactions with related parties:

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Provision of production supplies to
– The Parent Group	241,168	240,090
– Associates	76,260	46,621
– Non-controlling interests of subsidiaries	212,905	858

	530,333	287,569

Provision of support services to the Parent Group	361	1,094

Rental income received from
– The Parent Group	1,409	27,844
– Associates	10,454	10,759

	11,863	38,603

Rendering of engineering services to the Parent Group	316,433	882

Supply of raw materials (limestone and clay) by the Parent Group	56,569	–

Provision of production supplies by
– The Parent Group	126,947	132,488
– Associates	43,365	31,789
– Non-controlling interests of subsidiaries	107,733	–

	278,045	164,277

Interest expenses paid to non-controlling interests of subsidiaries	1,764	–

Provision of support services by the Parent Group	14,403	881

Provision of engineering services by the Parent Group	26,075	5,718

Supply of raw materials by associates	98	–

Interest income received from:
– Associates	4,840	6,267
– Other related companies	1,181	–

	6,021	6,267

Supplying of equipment by the Parent Group	13,982	11,909

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

(b)	Amounts due from/(to) related parties:

	30 June	31 December
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Amounts due from related parties
Trading in nature:
– Fellow subsidiaries	1,933,561	2,457,488
– Associates	676,943	498,554
– Immediate holding company	1	34,896
– Non-controlling interests of subsidiaries	520,530	738,494

	3,131,035	3,729,432

Non-trading in nature:
– Fellow subsidiaries	2,114,979	1,721,570
– Associates	4,202,843	5,824,242
– Immediate holding company	1,078	1,078
– Non-controlling interests of subsidiaries	910,604	652,730

	7,229,504	8,199,620

	10,360,539	11,929,052

Amounts due to related parties
Trading in nature:
– Fellow subsidiaries	1,769,071	846,010
– Associates	248,998	182,477
– Non-controlling interests of subsidiaries	394,026	93,451

	2,412,095	1,121,938

Non-trading in nature:
– Fellow subsidiaries	2,166,614	124,794
– Associates	78,412	80,343
– Immediate holding company	4,177,127	4,231,967
– Non-controlling interests of subsidiaries	541,767	549,022

	6,963,920	4,986,126

	9,376,015	6,108,064

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

 The carrying amounts of amounts due from and to related parties approximate to their fair values. All amounts are unsecured and repayable on demand. The trading nature portion of amounts due from and to related parties is aged within one year.

As at 30 June 2017, amounts due from related parties of approximately RMB4,449.67 million (31 December 2016: approximately RMB7,398.84 million) carry the variable interest rate of 4.35% (31 December 2016: 4.75%) per annum. The remaining balances of amounts due from related parties are interest-free.

As at 30 June 2017, amounts due to related parties of approximately RMB6,363.22 million (31 December 2016: approximately RMB4,634.27 million) carry the fixed interest rate of 5.64% (31 December 2016: 5.31%) per annum. The remaining balances of amounts due to related parties are interest-free.

(c)	Transactions and balances with other state-owned enterprises in the PRC

During the six months ended 30 June 2017, the Group’s significant transactions with other state-owned enterprises (excluding the Parent Group) are a large portion of its sales of goods and purchases of raw materials. In addition, substantially all bank deposits, cash and cash equivalents and borrowings as of 30 June 2017 and the relevant interest earned or paid during the period are transacted with banks and other financial institutions controlled by the PRC government. In establishing its pricing strategies and approval process for its products and services, the Group does not differentiate whether the counter-party is a state-controlled enterprise. In the opinion of the directors, all such transactions were conducted in the ordinary course of business and on normal commercial terms.

(d)	Remuneration to key management

The key management personnel compensations during the six months ended 30 June 2017 are as follows:

	Six months ended 30 June
	2017	2016
	RMB’000	RMB’000
		(restated)
	(unaudited)	(unaudited)

Short term benefits	2,918	2,504
Post-employment benefits	114	94

	3,032	2,598

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

29.	EVENTS AFTER THE BALANCE SHEET DATE

Acquisition of equity interests in Mudanjiang North Cement Company Limited (“ 牡丹江北方水泥 有限公司”) (“MNC”) and its subsidiaries

On 18 August 2017, North Cement Company Limited (“North Cement”) (a 70% owned subsidiary of the Company) and MNC, entered into the equity transfer agreements, pursuant to which North Cement has agreed to purchase, and MNC has agreed to sell, the equity interests held by MNC in its 19 subsidiaries (the “Targets”). Upon completion of the acquisition, each Target will become a direct subsidiary of North Cement.

On 18 August 2017, North Cement and Jingang Group entered into the MNC equity transfer agreement, pursuant to which North Cement has agreed to purchase the equity interests held by Jingang Group in MNC. Upon completion of the acquisition, MNC will become a wholly owned subsidiary of North Cement.

For details of the acquisition of equity interests in MNC and its subsidiaries, please refer to the announcement of the Company dated 18 August 2017. As at the date of this report, the transaction is yet to be completed.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

E.	INDEBTEDNESS

Borrowings

At the close of business on 31 August 2017, being the latest practicable date for the purpose of this indebtedness statement prior to the printing of this document, the CNBM Group had the following outstanding borrowings:

RMB’000

Borrowings:
– Bank borrowings, secured	4,020,735
– Bank borrowings, guaranteed	60,870,644
– Bank borrowings, unsecured	51,888,363
– Bonds	68,100,000
– Borrowings from other financial institutions, secured	1,471,420

186,351,162
Obligations under finance leases	20,493,352
Other borrowings	22,978,691

229,823,205

Pledge of assets

At the close of business on 31 August 2017, the CNBM Group pledged the following assets for securing bank borrowings:

RMB’000

Property, plant and equipment	8,880,318
Prepaid lease payment	248,916
Available-for-sales financial assets	1,009,221
Cash and cash equivalents	7,526,728
Trade receivables	709,068
Bills receivable	607,547

18,981,798

Commitment

At the close of business on 31 August 2017, the CNBM Group had commitment for acquisition of property, plant and equipment of approximately RMB524,000.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

Contingent liabilities

As at the close of business on 31 August 2017, being the latest practicable date for the purpose of this indebtedness statement, the CNBM Group provided financial guarantees of approximately RMB50,000,000 to a third party.

Disclaimers

Save as aforesaid or as otherwise disclosed herein, and apart from intra-group liabilities and normal trade and other payables in the ordinary course of business, the CNBM Group did not have any other loan capital issued or agreed to be issued, bank overdrafts, loans, debt securities issued and outstanding, and authorised or otherwise created but unissued and term loans or other borrowings, indebtedness in the nature of borrowings, liabilities under acceptance (other than normal trade bills) or acceptance credits, debentures, mortgages, charges, finance leases or hire purchase commitments, which are either guaranteed, unguaranteed, secured or unsecured, guarantees or other material contingent liabilities outstanding on 31 August 2017.

F.	FINANCIAL AND TRADING PROSPECTS OF CNBM

In the second half of the year, China’s economy will still face considerable downward pressure. This, coupled with the unresolved overcapacity issue in basic building materials sector and the unsteady base for smooth operation of the industry, will pose difficulties and challenges for business development. Nevertheless, the CNBM Group is optimistic about the development of the second half of the year as China’s economy, on the whole, will maintain stable performance with good momentum for growth, and the building materials sector has demonstrated a robust growth momentum. Firstly, from the macro-economic perspective, China’s GDP registered a year-on-year growth of 6.9% in the first half of the year, laying a solid foundation for its economic growth; given the 19th National Congress of the Communist Party of China to be held in the second half of the year, the PRC Government will focus on supply-side structural reform with a view to improving the quality and performance of economic growth, and insist on seeking progress while ensuring stability and reinforcing and expanding growth foundation so as to better accomplishing its expected economic growth target for the year. Secondly, from the perspective of building materials sector, with the deepening of the supply-side structural reform, the sector will undergo in-depth adjustment with the prices of cement products gradually stabilising, and peak shifting production, industrial self-discipline and business integration being expedited, thereby creating a further optimised business environment; market demand will remain robust as the construction of Xiong’an New Area and the effect thereof will trigger huge market demand, and the major projects mapped out in the “13th Five-Year Plan” and urban infrastructure construction will underpin a long-term stable growth for the building materials market; the further implementation of the “Belt and Road” strategy will open up broader markets for China’s building materials enterprises with ambitions for “Going Global”. Thirdly, from an internal perspective, through joint reorganisations, deepening management integration efforts, the CNBM Group has greatly elevated its management standard, market competitiveness and influence; especially after the reorganisation of its parent company, it actively promoted resource sharing, business collaboration and cost reduction by leveraging complementary advantages. The CNBM Group may also utilise the equity financing capacity of its subsidiaries with its current shareholders or other third parties when suitable opportunities arise.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

The CNBM Group will adhere to the underlying principle of making progress while ensuring stability and follow the general guideline of “maintaining steady growth, promoting reforms, preventing risks and enhancing Party building” and the four operation and management principles, while endeavoring to accomplish its annual objectives and tasks by focusing on the improvement of development quality and efficiency and core competitiveness and implementing the directional policy of “price stabilisation, quantity guarantee, cost reduction, receivables collection, inventory control and adjustment”.

In terms of “maintaining steady growth”, in adherence to the business ideology of “PCP”, the CNBM Group will proceed with marketing optimisation, adjust product structure and keep a close eye on “price stabilisation and quantity guarantee”. It will deepen the management integration, proactively implement “increasing, saving and reducing”, “Eight Working Methods” and “Six-star Enterprise”, carry through the cost and expense saving plan, strictly control “Two Funds” and thoroughly press ahead “Four Reductions & Two Simplifications”, thus consolidating basic management and achieving cost reduction and efficiency improvement. In addition, it will consummate business layout and cultivate new growth drivers while levelling up traditional driving forces in light of the “Three Curves”, vigorously promote the production of “Four Modernisations” of cement aiming for expediting the reduction-based development of cement, constantly improve the layout of readymixed concrete, develop specialty-oriented cement, accelerate the development of aggregate business and facilitate the “Three New” industry chain in heading towards mid-to-high standards, thereby further improving competitiveness in the market. Furthermore, it will proactively and prudently boost international operations and persist in the “synergistic in-depth development” strategy to further develop overseas engineering services.

In terms of “promoting reforms”, the CNBM Group will speed up mechanism and management innovations. Meanwhile, it will continue its “downsizing” efforts and proceed with cost reduction and efficiency improvement through management integration.

In terms of “preventing risks”, the CNBM Group will continue to intensify management and control over cash flows and centralised management of capital, reinforce classification and disposal of inventories and receivables. It will improve the internal monitoring system and strengthen internal monitoring aiming for the accomplishment of systematised and normalised internal monitoring. Moreover, it will constantly promote comprehensive risk management and construction of a law-abiding state-owned enterprise.

G.	WORKING CAPITAL

The CNBM Directors are of the opinion that, after taking into account the expected completion of the proposed merger and the financial resources available to the Enlarged Group, including but not limited to the internally generated funds, cash and cash equivalents on hands, available facilities from bank and financial institutions, the working capital available to the Enlarged Group is sufficient for the Enlarged Group’s requirements for at least 12 months from the date of this document.

APPENDIX II	FINANCIAL INFORMATION ON CNBM GROUP

H.	MATERIAL CHANGE

Save as disclosed below, the CNBM Directors confirmed that there has been no material change in the financial or trading position or outlook of the CNBM Group since 31 December 2016, being the date to which the latest published audited financial statements of CNBM Group were made up, up to and including the Latest Practicable Date:

1.	As stated in the announcement of CNBM dated 8 March 2017, CNBM received notification from the CNBM Parent (being the controlling shareholder of CNBM) that the registration regarding the transfer of China National Building Material Group Co., Ltd.* at nil consideration with the relevant industry and commerce authorities in the PRC was completed;

2.	As stated in the announcement of CNBM dated 18 July 2017, the issuance of the 2017 first tranche corporate bonds was completed on 17 July 2017, the principal amount of the corporate bonds was (i) RMB3 billion, with a term of 5 years and a coupon rate of 4.6%; and (ii) RMB1 billion, with a term of 7 years and a coupon rate of 4.89%;

3.	As contained in the announcement of CNBM dated 14 July 2017, the interim results announcement of CNBM dated 25 August 2017 and the interim report of CNBM published on 29 August 2017, the unaudited profit attributable to equity holders of the CNBM Group for the six months ended 30 June 2017 increased substantially as compared with that of the same period in 2016 primarily due to an increase in the revenue as driven by the increase in price of cement (being the major product of the CNBM Group) and the increases in both price and sales volume of gypsum boards, a substantial increase in the CNBM Group’s net gain from change in fair value of financial assets at fair value through profit or loss and increase in share of profits of the associates of the CNBM Group in cement business and an increase in profit of China Jushi Co. Ltd.*, an associate of the CNBM Group. As stated in the interim report of CNBM published on 29 August 2017, the CNBM Group is optimistic about the development of the second half of the year as China’s economy, on the whole, will maintain stable performance with good momentum for growth, and the building materials sector has demonstrated a robust growth momentum;

4.	As stated in the announcement of CNBM dated 30 August 2017, the public offering of renewable corporate bonds by CNBM to qualified investors with an aggregate face value not exceeding RMB20 billion is approved and as stated in the announcement of CNBM dated 17 October 2017, the issuance of the 2017 first tranche renewable corporate bonds was completed on 16 October 2017, the principal amount of the renewable corporate bonds was (i) RMB3 billion, with a term of 3 years (renewable at the discretion of CNBM for another 3 years) and a coupon rate of 5.18%; and (ii) RMB1.5 billion, with a term of 5 years (renewable at the discretion of CNBM for another 5 years) and a coupon rate of 5.30%; and

5.	As stated in the Joint Announcement, CNBM and Sinoma have entered in the Merger Agreement with respect to the Merger. After the Merger, Sinoma will be merged into and absorbed by CNBM in accordance with the PRC Company Law and other applicable PRC Laws.

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

A.	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

INTRODUCTION

China National Building Material Company Limited (the “CNBM” or the “Company”) and its subsidiaries (collectively referred to as the “CNBM Group”) entered into the Merger Agreement to propose a merger with China National Materials Company Limited (the “Sinoma” or the “Target Company”) and its subsidiaries (collectively referred to as the “Sinoma Group”)(the CNBM Group and the Sinoma Group are collectively referred to as the “Enlarged Group”) by way of absorption and a share-exchange.

A single exchange ratio has been agreed in respect of the merger for H shares and unlisted shares of CNBM and Sinoma. The exchange ratio is 1: 0.85, meaning that each Sinoma H Share shall be exchanged for 0.85 CNBM H Share to be issued by CNBM, and that each Sinoma Unlisted Share shall be exchanged for 0.85 CNBM Unlisted Share to be issued by CNBM. CNBM will allot and issue not more than 989,525,898 new CNBM H Shares and 2,046,218,502 new CNBM Unlisted Shares (comprising 1,935,044,267 CNBM Domestic Shares and 111,174,235 CNBM Unlisted Foreign Shares) in exchange for all of Sinoma issued shares (the “Proposed Merger”).

The unaudited pro forma financial information is prepared to provide information on the Enlarged Group as a result of the completion of the Proposed Merger on the basis set out in the notes below for illustrating the effect of the Proposed Merger, as if the Proposed Merger had taken place on 30 June 2017 for the preparation of the unaudited pro forma consolidated statement of financial position. For the preparation of the unaudited pro forma consolidated statement of profit or loss and other comprehensive income, it is assumed that the Proposed Merger had taken place on 1 January 2017. The directors of the CNBM consider that such basis is appropriate for reflecting the accounting treatment to be adopted upon completion of the Proposed Merger and providing the relevant information to the shareholders of the CNBM.

The information is prepared for illustrative purposes only and because of its hypothetical nature, it does not purport to represent what the results or financial position of the Enlarged Group would have been upon completion of the Proposed Merger, in any future periods or on any future dates.

The unaudited pro forma consolidated statement of financial position of the Enlarged Group as at 30 June 2017 are prepared based on the unaudited condensed consolidated statement of financial position as at 30 June 2017 as extracted from the published interim report of CNBM and Sinoma for the six months ended 30 June 2017, after making pro forma adjustments to the Proposed Merger, as if the Proposed Merger had taken place on 30

June 2017.

– III-1 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

The unaudited pro forma consolidated statement of profit or loss and other comprehensive income of the Enlarged Group for the six months ended 30 June 2017 are prepared based on the unaudited condensed consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2017 as extracted from the published interim report of CNBM and Sinoma for the six months ended 30 June 2017, after making pro forma adjustments to the Proposed Merger, as if the Proposed Merger had completed 1 January 2017.

The unaudited pro forma financial information should be read in conjunction with other financial information included elsewhere in this document.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF PROFIT OR LOSS AND OTHER COMPREHENSIVE INCOME OF THE ENLARGED GROUP

			Pro forma
			adjustments
	Unaudited	Unaudited		Unaudited
	condensed	condensed		condensed
	consolidated	consolidated		consolidated
	statement of	statement of		statement of
	profit or loss	profit or loss		profit or loss
	and other	and other		and other
	comprehensive	comprehensive		comprehensive
	income of the	income of the		income of the
	CNBM Group	Sinoma Group		Enlarged Group
	for the six	for the six	Elimination of	for the six
	months ended	months ended	inter-company	months ended
	30 June 2017	30 June 2017	transactions	30 June 2017
	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 2)	(Note 3)	(Note 4)

Revenue	53,361,940	25,105,811	(371,283)	78,096,468
Cost of sales	(39,804,506)	(19,587,402)	355,691	(59,036,217)

Gross profit	13,557,434	5,518,409	(15,592)	19,060,251
Investment and other income, net	1,182,930	300,898	–	1,483,828
Selling and distribution costs	(3,541,436)	(964,610)	–	(4,506,046)
Administrative expenses	(4,320,840)	(2,490,579)	–	(6,811,419)
Finance costs, net	(4,632,578)	(702,380)	–	(5,334,958)
Share of profits of associates	429,726	9,547	–	439,273
Share of profits of joint venture	–	1,055	–	1,055

Profit before income tax	2,675,236	1,672,340	(15,592)	4,331,984
Income tax expense	(847,378)	(408,407)	–	(1,255,785)

Profit for the period	1,827,858	1,263,933	(15,592)	3,076,199
Other comprehensive income/(expense), net of tax:
Items that may be reclassified subsequently to profit or loss
Currency translation differences	(4,946)	62,572	–	57,626
Changes in the fair value of available-for-sale financial assets, net	48,717	1,119,768	–	1,168,485

– III-2 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

			Pro forma
			adjustments
	Unaudited	Unaudited		Unaudited
	condensed	condensed		condensed
	consolidated	consolidated		consolidated
	statement of	statement of		statement of
	profit or loss	profit or loss		profit or loss
	and other	and other		and other
	comprehensive	comprehensive		comprehensive
	income of the	income of the		income of the
	CNBM Group	Sinoma Group		Enlarged Group
	for the six	for the six	Elimination of	for the six
	months ended	months ended	inter-company	months ended
	30 June 2017	30 June 2017	transactions	30 June 2017
	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 2)	(Note 3)	(Note 4)

Reclassification adjustments relating to available-for-sale financial assets disposed of during the period	–	(2,525)	–	(2,525)
Income tax relating to components of other comprehensive income	–	(258,420)	–	(258,420)
Shares of associates’ other comprehensive (expense)/income	(4,166)	207	–	(3,959)

Other comprehensive income for the period, net of tax	39,605	921,602	–	961,207

Total comprehensive income for the period	1,867,463	2,185,535	(15,592)	4,037,406

Profit for the period attributable to:
Owners of the Company	885,364	594,478	(14,209)	1,465,633
Holders of perpetual capital instruments	301,250	–	–	301,250
Non-controlling interests	641,244	669,455	(1,383)	1,309,316

	1,827,858	1,263,933	(15,592)	3,076,199

Total comprehensive income attributable to:
Owners of the Company	938,430	1,377,849	(14,209)	2,302,070
Holders of perpetual capital instruments	301,250	–	–	301,250
Non-controlling interests	627,783	807,686	(1,383)	1,434,086

	1,867,463	2,185,535	(15,592)	4,037,406

– III-3 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION OF THE ENLARGED GROUP

			Pro forma adjustments
						Unaudited
	Unaudited	Unaudited				condensed
	condensed	condensed				consolidated
	consolidated	consolidated				statement
	statement	statement			Issuance of	of
	of	of			new shares	financial
	financial	financial			and	position of
	position of	position of			placement	the
	the CNBM	the Sinoma	Elimination		by the	Enlarged
	Group as	Group as	of		CNBM to	Group as
	at 30 June	at 30 June	inter-company	Elimination	merge with	at 30 June
	2017	2017	transactions	of balances	the Sinoma	2017
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 2)	(Note 3)	(Note 4)	(Note 5)	(Note 6)

Non-current assets
Property, plant and equipment	129,637,627	45,213,009	(391)	–	–	174,850,245
Prepaid lease payments	14,651,615	3,638,041	–	–	–	18,289,656
Investment property	295,657	362,790	–	–	–	658,447
Goodwill	42,724,389	1,536,813	–	–	–	44,261,202
Intangible assets	7,342,922	1,546,874	–	–	–	8,889,796
Interests in associates	10,599,000	240,125	–	–	–	10,839,125
Interests in joint venture	–	4,610	–	–	–	4,610
Available-for-sale financial assets	3,138,529	3,851,058	–	–	–	6,989,587
Deposits	4,010,677	31,583	–	–	–	4,042,260
Deferred income tax assets	4,983,658	1,066,080	–	–	–	6,049,738

Total non-current assets	217,384,074	57,490,983	(391)	–	–	274,874,666

Current assets
Inventories	17,046,627	8,425,747	(15,201)	–	–	25,457,173
Trade and other receivables	79,277,541	22,231,024	–	(91,663)	–	101,416,902
Available-for-sale financial assets	57,536	–	–	–	–	57,536
Financial assets at fair value through profit or loss	2,671,504	5,828	–	–	–	2,677,332
Amounts due from related parties	10,360,539	316,319	–	(37,926)	–	10,638,932
Pledged bank deposits	9,006,437	2,761,751	–	–	–	11,768,188
Cash and cash equivalents	12,552,539	16,916,828	–	–	–	29,469,367

	130,972,723	50,657,497	(15,201)	(129,589)	–	181,485,430

Non-current assets classified as held-for-sales	–	41,907	–	–	–	41,907

Total current assets	130,972,723	50,699,404	(15,201)	(129,589)	–	181,527,337

– III-4 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

			Pro forma adjustments
						Unaudited
	Unaudited	Unaudited				condensed
	condensed	condensed				consolidated
	consolidated	consolidated				statement
	statement	statement			Issuance of	of
	of	of			new shares	financial
	financial	financial			and	position of
	position of	position of			placement	the
	the CNBM	the Sinoma	Elimination		by the	Enlarged
	Group as	Group as	of		CNBM to	Group as
	at 30 June	at 30 June	inter-company	Elimination	merge with	at 30 June
	2017	2017	transactions	of balances	the Sinoma	2017
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 2)	(Note 3)	(Note 4)	(Note 5)	(Note 6)

Current liabilities
Trade and other payables	49,277,539	33,454,603	–	(37,926)	–	82,694,216
Amounts due to related companies	9,376,015	344,274	–	(91,663)	–	9,628,626
Borrowings – amount due within one year	141,569,682	17,680,119	–	–	–	159,249,801
Derivative financial instruments	–	382	–	–	–	382
Obligations under finance leases	4,541,637	142,113	–	–	–	4,683,750
Current income tax liabilities	1,588,124	319,796	–	–	–	1,907,920
Employee benefits payable	–	40,674	–	–	–	40,674
Financial guarantee contracts due with one year	56,838	–	–	–	–	56,838
Dividends payable to non-controlling interests	372,421	234,973	–	–	–	607,394

Total current liabilities	206,782,256	52,216,934	–	(129,589)	–	258,869,601

NET CURRENT LIABILITIES	(75,809,533)	(1,517,530)	(15,201)	–	–	(77,342,264)

TOAL ASSETS LESS CURRENT LIABILITIES	141,574,541	55,973,453	(15,592)	–	–	197,532,402

Non-current liabilities
Borrowings – amount due after one year	46,226,652	15,948,335	–	–	–	62,174,987
Deferred income	963,411	806,975	–	–	–	1,770,386
Obligations under finance leases	15,387,357	70,857	–	–	–	15,458,214
Employee benefits payable	–	226,392	–	–	–	226,392
Deferred income tax liabilities	2,154,644	1,066,275	–	–	–	3,220,919

	64,732,064	18,118,834	–	–	–	82,850,898

NET ASSETS	76,842,477	37,854,619	(15,592)	–	–	114,681,504

– III-5 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

			Pro forma adjustments
						Unaudited
	Unaudited	Unaudited				condensed
	condensed	condensed				consolidated
	consolidated	consolidated				statement
	statement	statement			Issuance of	of
	of	of			new shares	financial
	financial	financial			and	position of
	position of	position of			placement	the
	the CNBM	the Sinoma	Elimination		by the	Enlarged
	Group as	Group as	of		CNBM to	Group as
	at 30 June	at 30 June	inter-company	Elimination	merge with	at 30 June
	2017	2017	transactions	of balances	the Sinoma	2017
	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000	RMB’000
	(Note 2)	(Note 3)	(Note 4)	(Note 5)	(Note 6)

Capital and reserves
Share capital	5,399,026	3,571,464	–	–	(535,720)	8,434,770
Reserves	37,158,311	14,462,312	(14,209)	–	535,720	52,142,134

Equity attributable to
Owners of the Company	42,557,337	18,033,776	(14,209)	–	–	60,576,904
Holders of perpetual capital instruments	12,304,936	–	–	–	–	12,304,936
Non-controlling interests	21,980,204	19,820,843	(1,383)	–	–	41,799,664

TOTAL EQUITY	76,842,477	37,854,619	(15,592)	–	–	114,681,504

– III-6 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

NOTES TO THE UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

1.	Prior to the Proposed Merger, the majority of the equity interests of both the CNBM and the Sinoma are ultimately held by the State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”). For accounting purposes, the Proposed Merger is considered to be a business combination of entities under SASAC’s common control.

2.	The unaudited condensed consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2017 and the unaudited condensed consolidated statement of financial position as at 30 June 2017 of the CNBM Group were extracted from the published interim report of the CNBM for the six months ended 30 June 2017.

3.	The unaudited condensed consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2017 and the unaudited condensed consolidated statement of financial position as at 30 June 2017 of the Sinoma Group were extracted from the published interim report of the Sinoma for the six months ended 30 June 2017, with certain adjustments for conversion into International Financial Reporting Standards (“IFRSs”) as if it had been prepared in accordance with the accounting policies presently adopted by the CNBM which are in compliance with IFRSs, and certain figures have been reclassified to conform to the accounting policies and the presentation of the CNBM’s unaudited financial statements for the six months ended 30 June 2017.

4.	The adjustment represents the elimination of inter-company transactions among CNBM Group and Sinoma Group for the six months ended 30 June 2017.

5.	The adjustment represents the elimination of inter-company receivables and payables between the CNBM Group and the Sinoma Group as at 30 June 2017.

6.	The adjustment represents the estimated financial impact of issuing new H shares and unlisted shares of CNBM in exchange for all issued shares of Sinoma as at 30 June 2017 and the elimination of the CNBM’s investment in the Sinoma using merger accounting.

The adjustments as at 30 June 2017 include (i) a net decrease in share capital of RMB535,719,600 representing the issuance of 989,525,898 new H shares of CNBM and 2,046,218,502 new unlisted shares (comprising 1,935,044,267 domestic shares and 111,174,235 unlisted foreign shares) of CNBM at par value of RMB1 each issued at an exchange ratio of 1 Sinoma Share to 0.85 CNBM Share less elimination of share capital of Sinoma of RMB3,571,464,000 as at 30 June 2017, (ii) a resulting adjustment to reserves as the Proposed Merger represents the merger under common control and all differences between the total consideration shares paid and net assets of Sinoma Group will be adjusted in equity.

7.	The expenses directly attributable to the Proposed Merger have not been accounted for in the preparation of the unaudited pro forma financial information.

8.	Apart from the above, no adjustments have been made to the unaudited pro forma consolidated statement of financial position and unaudited pro forma consolidated statement of profit or loss and other comprehensive income to reflect any trading results or other transactions of the Enlarged Group entered into subsequent to 30 June 2017 where applicable.

– III-7 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

B.	REPORT ON UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

The following is the text of a report received from Baker Tilly Hong Kong Limited, Certified Public Accountants, Hong Kong, for the purpose of the incorporation in this document.

2nd Floor,

625 King’s Road

North Point

Hong Kong

20 October 2017

INDEPENDENT REPORTING ACCOUNTANTS’ ASSURANCE REPORT ON THE COMPILATION OF PRO FORMA FINANCIAL INFORMATION

To The Directors of China National Building Material Company Limited

We have completed our assurance engagement to report on the compilation of unaudited pro forma financial information of China National Building Material Company Limited (the “CNBM” or “Company”) and its subsidiaries (collectively referred to as the “CNBM Group”), and China National Materials Company Limited (the “Sinoma”) and its subsidiaries (collectively referred to as the “Sinoma Group”) (the CNBM Group and the Sinoma Group are collectively referred to as the “Enlarged Group”) by the directors of the CNBM (the “CNBM Directors”) for illustrative purposes only. The unaudited pro forma financial information consists of the unaudited pro forma consolidated statement of financial position as at 30 June 2017, the unaudited pro forma consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2017 and related notes as set out on pages III-2 to III-7 of the merger document dated 20 October 2017 (the “Merger document”) issued by the CNBM (the “Unaudited Pro Forma Financial Information”). The applicable criteria on the basis of which the CNBM Directors have compiled the Unaudited Pro Forma Financial Information are described on pages III-1 to III-2 of the Merger document.

The Unaudited Pro Forma Financial Information has been compiled by the CNBM Directors to illustrate the impact of the proposed merger with Sinoma (the “Proposed Merger”) on the CNBM Group’s financial position as at 30 June 2017 and its financial performance for the six months ended 30 June 2017 as if the Proposed Merger had taken place at 30 June 2017 and 1 January 2017 respectively. As part of this process, information about the CNBM Group’s financial position and financial performance has been extracted by the CNBM Directors from the CNBM Group’s unaudited condensed consolidated financial statements for the six months ended 30 June 2017, on which an interim report has been published.

– III-8 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

CNBM Directors’ Responsibility for the Unaudited Pro Forma Financial Information

The CNBM Directors are responsible for compiling the Unaudited Pro Forma Financial Information in accordance with paragraph 4.29 of the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Listing Rules”) and with reference to Accounting Guideline 7 “Preparation of Pro Forma Financial Information for Inclusion in Investment Circulars” (“AG 7”) issued by the Hong Kong Institute of Certified Public Accountants (the “HKICPA”).

Our Independence and Quality Control

We have complied with the independence and other ethical requirements of the “Code of Ethics for Professional Accountants” issued by the HKICPA, which is founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behavior.

Our firm applies Hong Kong Standard on Quality Control 1 “Quality Control for Firms that Perform Audits and Review of Financial Statements, and Other Assurance and Related Services Engagements” issued by the HKICPA and accordingly maintains a comprehensive system of quality control including documented policies and procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements.

Reporting Accountant’s Responsibilities

Our responsibility is to express an opinion, as required by paragraph 4.29(7) of the Listing Rules, on the Unaudited Pro Forma Financial Information and to report our opinion to you. We do not accept any responsibility for any reports previously given by us on any financial information used in the compilation of the Unaudited Pro Forma Financial Information beyond that owed to those to whom those reports were addressed by us at the dates of their issue.

We conducted our engagement in accordance with Hong Kong Standard on Assurance Engagements 3420 “Assurance Engagements to Report on the Compilation of Unaudited Pro Forma Financial Information Included in a Prospectus” issued by the HKICPA. This standard requires that the reporting accountant plan and perform procedures to obtain reasonable assurance about whether the CNBM Directors have compiled the Unaudited Pro Forma Financial Information in accordance with paragraph 4.29 of the Listing Rules and with reference to AG 7 issued by the HKICPA.

For purposes of this engagement, we are not responsible for updating or reissuing any reports or opinions on any historical financial information used in compiling the Unaudited Pro Forma Financial Information, nor have we, in the course of this engagement, performed an audit or review of the financial information used in compiling the Unaudited Pro Forma Financial Information.

– III-9 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

The purpose of Unaudited Pro Forma Financial Information included in an investment circular is solely to illustrate the impact of a significant event or transaction on the unadjusted financial information of the CNBM Group as if the event had occurred or the transaction had been undertaken at an earlier date selected for purposes of the illustration. Accordingly, we do not provide any assurance that the actual outcome of the event or transaction at 30 June 2017 or 1 January 2017 would have been as presented.

A reasonable assurance engagement to report on whether the Unaudited Pro Forma Financial Information has been properly compiled on the basis of the applicable criteria involves performing procedures to assess whether the applicable criteria used by the CNBM Directors in the compilation of the Unaudited Pro Forma Financial Information provide a reasonable basis for presenting the significant effects directly attributable to the event or transaction, and to obtain sufficient appropriate evidence about whether:

–	the related pro forma adjustments give appropriate effect to those criteria; and

–	the Unaudited Pro Forma Financial Information reflects the proper application of those adjustments to the unadjusted financial information.

The procedures selected depend on the reporting accountant’s judgement, having regard to the reporting accountant’s understanding of the nature of the CNBM Group, the event or transaction in respect of which the Unaudited Pro Forma Financial Information has been compiled, and other relevant engagement circumstances.

The engagement also involves evaluating the overall presentation of the Unaudited Pro Forma Financial Information.

We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Opinion

In our opinion:

(a)	the Unaudited Pro Forma Financial Information has been properly compiled on the basis stated;

(b)	such basis is consistent with the accounting policies of the CNBM Group; and

– III-10 –

APPENDIX III	UNAUDITED PRO FORMA FINANCIAL INFORMATION OF THE ENLARGED GROUP

(c)	the adjustments are appropriate for the purpose of the Unaudited Pro Forma Financial Information as disclosed pursuant to paragraph 4.29(1) of the Listing Rules.

Baker Tilly Hong Kong Limited
Certified Public Accountants
Hong Kong, 20 October 2017

Gao Yajun
Practicing certificate number P06391

– III-11 –

APPENDIX IV	GENERAL INFORMATION

1.	RESPONSIBILITY STATEMENT

As at the date of this document, CNBM’s Board comprises Mr. Song Zhiping, Mr. Cao Jianglin, Mr. Peng Shou, Mr. Cui Xingtai and Mr. Chang Zhangli as executive directors, Mr. Guo Chaomin, Mr. Chen Yongxin, Mr. Tao Zheng as non-executive directors and Mr. Sun Yanjun, Mr. Liu Jianwen, Mr. Zhou Fangsheng, Mr. Qian Fengsheng and Ms. Xia Xue as independent non-executive directors. The CNBM Directors jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than in relation to Sinoma and Sinoma Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this document (other than those expressed by directors of Sinoma) have been arrived at after due and careful consideration and there are no other facts contained in this document the omission of which would make any of the statements in this document misleading.

As at the date of this document, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors. The Sinoma Directors jointly and severally accept full responsibility for the accuracy of the information contained in this document (other than in relation to CNBM and CNBM Group) and confirm, having made all reasonable enquiries, that to the best of their knowledge, opinions expressed in this document (other than those expressed by directors of CNBM) have been arrived at after due and careful consideration and there are no other facts contained in this document the omission of which would make any of the statements in this document misleading.

2.	SHARE CAPITAL

(1)	In respect of Sinoma

(a)	As at the Latest Practicable Date, the authorised and issued share capital of Sinoma were as follows:

The registered share capital of Sinoma is RMB3,571,464,000, consisting of 1,164,148,115 H shares of par value RMB1.00 each, 2,276,522,667 Domestic Shares of par value RMB1.00 each and 130,793,218 Unlisted Foreign Shares of par value RMB1.00 each. As at the Latest Practicable Date, the share capital of Sinoma was fully issued and fully paid up.

(b)	All Sinoma Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)	There is no option, warrant or conversion right affecting the Sinoma Shares.

(d)	From 31 December 2016 (i.e. the date on which Sinoma’s previous financial year ends) to the Latest Practicable Date, Sinoma did not issue any Sinoma Shares.

APPENDIX IV	GENERAL INFORMATION

(2)	In respect of CNBM

(a)	As at the Latest Practicable Date, the authorised and issued share capital of CNBM were as follows:

The registered share capital of CNBM is RMB5,399,026,262, consisting of 2,879,171,896 H shares of par value RMB1.00 each and 2,519,854,366 Domestic Shares of par value RMB1.00 each. As at the Latest Practicable Date, the share capital of CNBM was fully issued and fully paid up.

(b)	All CNBM Shares rank pari passu in all respects as regards rights to capital, dividends and voting.

(c)	From 31 December 2016 (i.e. the date on which CNBM’s previous financial year ends) to the Latest Practicable Date, CNBM did not issue or buy back any CNBM Shares.

(d)	There is no option, warrant or conversion right affecting the CNBM Shares.

(e)	There has been no reorganisation of the capital of CNBM during the two financial years preceding the date of the Joint Announcement.

3.	MARKET PRICES

(1)	In respect of Sinoma

The table below sets out the closing price of the Sinoma H Shares on the Stock Exchange on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

Closing price for each
Sinoma H Share
(HK$)

31 March 2017	2.56
28 April 2017	2.73
31 May 2017	2.34
30 June 2017	2.61
31 July 2017	3.17
31 August 2017	3.42
6 September 2017 (Last Trading Date)	3.58
29 September 2017	4.40
17 October 2017 (Latest Practicable Date)	4.72

The lowest and highest closing prices of Sinoma H Shares as quoted on the Stock Exchange during the period commencing six months preceding the date of the Joint Announcement and ending on the Latest Practicable Date were HK$2.31 per Sinoma H Share on 20 June 2017 and 23 June 2017 and HK$4.76 per Sinoma H Share on 22 September 2017 and 16 October 2017, respectively.

APPENDIX IV	GENERAL INFORMATION

(2)	In respect of CNBM

The table below sets out the closing price of the CNBM H Shares on the Stock Exchange on (i) the last business day of each of the calendar months during the Relevant Period, (ii) the Last Trading Date, and (iii) the Latest Practicable Date:

Closing price for each
CNBM H Share
(HK$)

31 March 2017	5.00
28 April 2017	5.18
31 May 2017	4.33
30 June 2017	4.64
31 July 2017	4.77
31 August 2017	4.92
6 September 2017 (Last Trading Date)	5.02
29 September 2017	5.41
17 October 2017 (Latest Practicable Date)	5.74

The lowest and highest closing prices of CNBM H Shares as quoted on the Stock Exchange during the period commencing six months preceding the date of the Joint Announcement and ending on the Latest Practicable Date were HK$4.26 per CNBM H Share on 5 June 2017 and HK$5.87 per CNBM H Share on 22 September 2017, respectively.

4.	DISCLOSURE OF INTERESTS IN SINOMA SHARES BY SINOMA

(a)	As at the Latest Practicable Date, Mr. Zhang Hai, the supervisor of Sinoma, had interests in 42,000 Sinoma H Shares (long position). Save as disclosed above, none of the Sinoma Directors, supervisors of Sinoma and chief executive of Sinoma had any interest or short position in the shares, underlying shares and debentures of Sinoma or any of its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to Sinoma and the Stock Exchange pursuant to Part XV of the SFO (including interests or short positions which they are deemed or taken to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be recorded in the register kept under such provisions, or which were required to be notified to Sinoma and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers.

(b)	As at the Latest Practicable Date:

(i)	none of the subsidiaries of Sinoma, any pension fund of the Sinoma Group and any adviser to Sinoma as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code), owned or controlled any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares;

APPENDIX IV	GENERAL INFORMATION

(ii)	there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code between Sinoma or any person who is an associate of Sinoma by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code, and any other person;

(iii)	no fund managers (other than exempt fund managers) connected with Sinoma who managed funds on a discretionary basis owned or controlled any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares; and

(iv)	neither Sinoma nor any of the Sinoma Directors had borrowed or lent any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares, save for any borrowed Sinoma Shares which had been either on-lent or sold.

5.	DISCLOSURE OF INTERESTS IN CNBM SHARES BY SINOMA

(a)	As at the Latest Practicable Date, none of the Sinoma Directors, supervisors of Sinoma and chief executive of Sinoma had any interest or short position in the shares, underlying shares and debentures of CNBM or any of its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to CNBM and the Stock Exchange pursuant to Part XV of the SFO (including interests or short positions which they are deemed or taken to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be recorded in the register kept under such provisions, or which were required to be notified to CNBM and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers.

(b)	As at the Latest Practicable Date:

(i)	none of Sinoma nor any of the Sinoma Directors had any interests in any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares;

(ii)	none of the subsidiaries of Sinoma, any pension fund of the Sinoma Group and any adviser to Sinoma as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders and exempt fund manager, in each case recognised by the Executive as such for the purpose of the Takeovers Code) owned or controlled any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares;

APPENDIX IV	GENERAL INFORMATION

(iii)	no fund managers (other than exempt fund managers) connected with Sinoma who managed funds on a discretionary basis owned or controlled any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares; and

(iv)	neither Sinoma nor any of the Sinoma Directors had borrowed or lent any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of any CNBM Shares, save for any borrowed CNBM Shares which had been either on-lent or sold.

6.	DEALINGS IN THE SINOMA SHARES BY SINOMA

(a)	Neither Sinoma nor any of the Sinoma Directors had dealt for value in any Sinoma Shares or any other convertible securities, warrants, options or derivatives in respect of the Sinoma Shares during the Relevant Period.

(b)	During the period starting from the commencement of the Offer Period and ending on the Latest Practicable Date:

(i)	none of the subsidiaries of Sinoma, any pension fund of the Sinoma Group and any adviser to Sinoma as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code) had dealt for value in the Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares;

(ii)	no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with Sinoma or with any person who is an associate of Sinoma by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code had dealt for value in the Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares; and

(iii)	no fund managers (other than exempt fund managers) connected with Sinoma who managed funds on a discretionary basis had dealt for value in any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares.

7.	DEALINGS IN THE CNBM SHARES BY SINOMA

(a)	Neither Sinoma nor any of the Sinoma Directors had dealt for value in any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares during the Relevant Period.

(b)	During the period starting from the commencement of the Offer Period and ending on the Latest Practicable Date:

APPENDIX IV	GENERAL INFORMATION

(i)	none of the subsidiaries of Sinoma, any pension fund of the Sinoma Group and any adviser to Sinoma as specified in class (2) of the definition of “associate” under the Takeovers Code (but excluding exempt principal traders and exempt fund managers, in each case recognised by the Executive as such for the purpose of the Takeovers Code) had dealt for value in the CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares;

(ii)	no person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with Sinoma or with any person who is an associate of Sinoma by virtue of classes (1), (2), (3) or (4) of the definition of “associate” under the Takeovers Code had dealt for value in the CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares; and

(iii)	no fund managers (other than exempt fund managers) connected with Sinoma who managed funds on a discretionary basis had dealt for value in any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of the CNBM Shares.

8.	DISCLOSURE OF INTERESTS IN CNBM SHARES BY CNBM

(a)	As at the Latest Practicable Date, none of the CNBM Directors and chief executive of CNBM had any interest or short position in the shares, underlying shares and debentures of CNBM or any of its associated corporations (within the meaning of Part XV of the SFO), which were required to be notified to CNBM and the Stock Exchange pursuant to Part XV of the SFO (including interests or short positions which they are deemed or taken to have under such provisions of the SFO), or which were required, pursuant to section 352 of the SFO, to be recorded in the register kept under such provisions, or which were required to be notified to CNBM and the Stock Exchange pursuant to the Model Code for Securities Transactions by Directors of Listed Issuers.

(b)	As at the Latest Practicable Date, the following concert parties of CNBM (other than the CNBM Directors) owned or controlled CNBM Shares:

Name of concert parties of		Approximate % of
CNBM (other than CNBM	Number of CNBM	shareholding in
Directors)	Shares	CNBM

CNBM Parent	2,227,987,270	41.27%

CICC Group (Note 1)	8,596,000	0.16%
	(long position)	(long position)
	96,000	0.002%
	(short position)	(short position)

APPENDIX IV	GENERAL INFORMATION

Note:

(1)	The CNBM H Shares owned or controlled by members of the CICC Group included the CNBM H Shares which were acquired pursuant to non-proprietary trades conducted for and on behalf of clients of the CICC Group.

(c)	As at the Latest Practicable Date, save as disclosed above in this paragraph 8:

(i)	none of the CNBM Directors was interested in any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares;

(ii)	none of the concert parties of CNBM owned or controlled any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares; and

(iii)	none of CNBM or any of the concert parties of CNBM had borrowed or lent any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares, save for any borrowed CNBM Shares which had been either on-lent or sold.

9.	DISCLOSURE OF INTERESTS IN THE SINOMA SHARES BY CNBM

As at the Latest Practicable Date:

(a)	none of CNBM or any of the CNBM Directors was interested in any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares;

(b)	none of the concert parties of CNBM owned or controlled any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares, except that (i) CNBM Parent wholly-owns Sinoma Parent, which owns approximately 43.87% in and consolidates the accounts of Sinoma; and (ii) the CICC Group owned or controlled 4,128,000 Sinoma H Shares, representing approximately 0.12% in Sinoma’s total issued share capital (the Sinoma H Shares owned or controlled by members of the CICC Group included the Sinoma H Shares which were acquired pursuant to non-proprietary trades conducted for and on behalf of clients of the CICC Group); and

(c)	none of CNBM or any of the concert parties of CNBM had borrowed or lent any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of the Sinoma Shares, save for any borrowed Sinoma Shares which have been either on-lent or sold.

APPENDIX IV	GENERAL INFORMATION

10.	DEALINGS IN THE CNBM SHARES BY CNBM

(a)	Save as disclosed below, none of CNBM or any of the CNBM Directors or any of the concert parties of CNBM had dealt for value in any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares during the Relevant Period:

Set out below are the dealings for value by members of the CICC Group (excluding non-proprietary trades conducted for and on behalf of clients of the CICC Group and excluding dealings conducted by those entities in the CICC Group that are exempt principal traders or exempt fund managers) during the period beginning on 8 June 2017 and ending on the Latest Practicable Date (disclosed on a daily aggregated basis):

	Type of transaction	Number
	(Buy (B) / Sell (S) /	of CNBM	Maximum	Minimum
Trade Date	Short-sell (SS))	H Shares	Price	Price
			(HK$)	(HK$)

08 June 2017	S	20,000	4.62	4.61
09 June 2017	S	156,000	4.55	4.54
12 June 2017	S	62,000	4.46	4.45
13 June 2017	S	62,000	4.62	4.61
13 June 2017	SS	34,000	4.62	4.60
14 June 2017	SS	18,000	4.58	4.57
15 June 2017	SS	194,000	4.54	4.54
16 June 2017	SS	74,000	4.50	4.50
19 June 2017	SS	98,000	4.46	4.46
20 June 2017	SS	24,000	4.42	4.41
21 June 2017	SS	6,000	4.52	4.52
26 June 2017	B	2,000	4.33	4.33
27 June 2017	B	10,000	4.40	4.39
28 June 2017	B	64,000	4.41	4.40
29 June 2017	B	148,000	4.46	4.45
30 June 2017	B	78,000	4.63	4.63
03 July 2017	B	90,000	4.65	4.63
04 July 2017	B	8,000	4.62	4.62
05 July 2017	B	6,000	4.65	4.62
12 July 2017	B	36,000	4.58	4.58
17 July 2017	B	2,000	4.94	4.94

APPENDIX IV	GENERAL INFORMATION

Set out below are the dealings for value by members of the CICC Group (excluding non-proprietary trades conducted for and on behalf of clients of the CICC Group and excluding dealings conducted by those entities in the CICC Group that are exempt principal traders or exempt fund managers) during the period beginning on 8 March 2017 (being six months prior to the commencement of the Offer Period) and ending on 7 June 2017 (disclosed on a weekly aggregated basis):

Week beginning	Week ending	Type of transaction (Buy (B) / Sell (S) / Short-sell (SS))	Number of CNBM H Shares	Maximum Price	Minimum Price
				(HK$)	(HK$)

08 March 2017	11 March 2017	B	52,000	5.49	5.13
08 March 2017	11 March 2017	SS	4,000	5.22	5.22
12 March 2017	18 March 2017	B	66,000	5.73	5.35
12 March 2017	18 March 2017	SS	52,000	5.76	5.69
19 March 2017	25 March 2017	B	98,000	5.60	5.43
19 March 2017	25 March 2017	SS	4,000	5.56	5.53
26 March 2017	01 April 2017	B	76,000	5.09	4.99
26 March 2017	01 April 2017	SS	96,000	5.09	5.06
02 April 2017	08 April 2017	SS	66,000	5.43	5.34
09 April 2017	15 April 2017	B	180,000	5.44	5.33
16 April 2017	22 April 2017	B	118,000	5.39	5.24
16 April 2017	22 April 2017	S	42,000	5.43	5.41
16 April 2017	22 April 2017	SS	108,000	5.44	5.33
23 April 2017	29 April 2017	B	154,000	5.14	5.10
23 April 2017	29 April 2017	SS	148,000	5.23	5.17
30 April 2017	06 May 2017	B	182,000	4.98	4.57
07 May 2017	13 May 2017	B	264,000	4.61	4.51
07 May 2017	13 May 2017	S	348,000	4.58	4.55
14 May 2017	20 May 2017	B	270,000	4.46	4.33
14 May 2017	20 May 2017	S	2,000	4.60	4.60
14 May 2017	20 May 2017	SS	158,000	4.62	4.41
21 May 2017	27 May 2017	B	50,000	4.43	4.38
21 May 2017	27 May 2017	S	162,000	4.47	4.44
21 May 2017	27 May 2017	SS	168,000	4.49	4.47
28 May 2017	03 June 2017	B	288,000	4.34	4.29
28 May 2017	03 June 2017	SS	14,000	4.45	4.43
04 June 2017	07 June 2017	B	194,000	4.59	4.27

(b)	No person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with CNBM or any of the concert parties of CNBM had dealt for value in CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares during the Relevant Period.

APPENDIX IV	GENERAL INFORMATION

11.	DEALINGS IN THE SINOMA SHARES BY CNBM

(a)	Save as disclosed below, none of CNBM or any of the CNBM Directors or any of the concert parties of CNBM had dealt for value in any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of Sinoma Shares during the Relevant Period:

Set out below are the dealings for value by members of the CICC Group (excluding non-proprietary trades conducted for and on behalf of clients of the CICC Group and excluding dealings conducted by those entities in the CICC Group that are exempt principal traders or exempt fund managers) during the period beginning on 8 June 2017 and ending on the Latest Practicable Date (disclosed on a daily aggregated basis):

	Type of transaction	Number of
	(Buy (B) / Sell (S) /	Sinoma	Maximum	Minimum
Trade Date	Short-sell (SS))	H Shares	Price	Price
			(HK$)	(HK$)

08 June 2017	S	49,000	2.45	2.45
08 June 2017	SS	14,000	2.46	2.46
09 June 2017	SS	3,000	2.39	2.39
12 June 2017	SS	1,000	2.32	2.32
14 June 2017	B	1,000	2.33	2.33
15 June 2017	SS	48,000	2.34	2.34
16 June 2017	SS	2,000	2.35	2.35
19 June 2017	B	3,000	2.34	2.33
21 June 2017	B	1,000	2.36	2.36
23 June 2017	B	2,000	2.34	2.34
27 June 2017	B	2,000	2.40	2.40
28 June 2017	SS	6,000	2.42	2.36
29 June 2017	B	18,000	2.49	2.49
30 June 2017	B	10,000	2.57	2.57
03 July 2017	B	33,000	2.61	2.61
04 July 2017	SS	5,000	2.60	2.60
05 July 2017	B	11,000	2.71	2.68
06 July 2017	B	5,000	2.70	2.70
07 July 2017	B	7,000	2.71	2.71
10 July 2017	B	11,000	2.79	2.76
12 July 2017	S	25,000	2.71	2.71

APPENDIX IV	GENERAL INFORMATION

Set out below are the dealings for value by members of the CICC Group (excluding non-proprietary trades conducted for and on behalf of clients of the CICC Group and excluding dealings conducted by those entities in the CICC Group that are exempt principal traders or exempt fund managers) during the period beginning on 8 March 2017 (being six months prior to the commencement of the Offer Period) and ending on 7 June 2017 (disclosed on a weekly aggregated basis):

		Type of
		transaction
		(Buy (B) /
		Sell (S) /	Number
		Short-sell	of Sinoma	Maximum	Minimum
Week beginning	Week ending	(SS))	H Shares	Price	Price
				(HK$)	(HK$)

08 March 2017	11 March 2017	B	102,000	2.51	2.51
08 March 2017	11 March 2017	S	43,000	2.39	2.39
12 March 2017	18 March 2017	S	81,000	2.65	2.47
19 March 2017	25 March 2017	B	58,000	2.60	2.54
19 March 2017	25 March 2017	S	2,000	2.52	2.52
26 March 2017	01 April 2017	S	241,000	2.60	2.44
02 April 2017	08 April 2017	S	114,000	2.84	2.64
09 April 2017	15 April 2017	B	50,000	2.84	2.75
16 April 2017	22 April 2017	B	21,000	2.83	2.75
16 April 2017	22 April 2017	S	32,000	2.72	2.71
23 April 2017	29 April 2017	B	17,000	2.76	2.71
23 April 2017	29 April 2017	S	5,000	2.75	2.75
30 April 2017	06 May 2017	B	33,000	2.63	2.47
30 April 2017	06 May 2017	S	16,000	2.65	2.65
07 May 2017	13 May 2017	B	18,000	2.55	2.54
07 May 2017	13 May 2017	S	83,000	2.55	2.49
14 May 2017	20 May 2017	B	3,000	2.50	2.50
14 May 2017	20 May 2017	S	38,000	2.54	2.51
14 May 2017	20 May 2017	SS	25,000	2.53	2.50
21 May 2017	27 May 2017	B	16,000	2.45	2.44
21 May 2017	27 May 2017	SS	23,000	2.47	2.46
28 May 2017	03 June 2017	B	42,000	2.45	2.32
04 June 2017	07 June 2017	B	38,000	2.45	2.45
04 June 2017	07 June 2017	S	4,000	2.33	2.33

(b)	No person who had an arrangement of the kind referred to in Note 8 to Rule 22 of the Takeovers Code with CNBM or any of the concert parties of CNBM had dealt for value in Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of Sinoma Shares during the Relevant Period.

APPENDIX IV	GENERAL INFORMATION

12.	ARRANGEMENTS IN CONNECTION WITH THE MERGER

(1)	Arrangements affecting Sinoma Directors

As at the Latest Practicable Date:

(i)	no benefit (save for statutory compensation required under appropriate laws) would be given to any Sinoma Director as compensation for loss of office or otherwise in connection with the Merger;

(ii)	save for the Merger, there are no agreements or arrangements between any Sinoma Director and any other person which is conditional on or dependent upon the outcome of the Merger or otherwise connected with the Merger; and

(iii)	there are no material contracts entered into by CNBM in which any Sinoma Director has a material personal interest.

(2)	Arrangements affecting CNBM Directors

As at the Latest Practicable Date:

(i)	no benefit (save for statutory compensation required under appropriate laws) would be given to any CNBM Director as compensation for loss of office or otherwise in connection with the Merger; and

(ii)	there are no agreements or arrangements between any CNBM Director and any other person which is conditional on or dependent upon the outcome of the Merger or otherwise connected with the Merger.

(3)	Arrangements with Sinoma in connection with the Merger

(i)	Save as disclosed in paragraph 4 headed “Principal Terms of the Merger Agreement” in the section headed “Letter from Sinoma’s Board”, there is no agreement, arrangement or undertaking, including any compensation arrangement, between Sinoma or any party acting in concert with it on the one hand and any of the CNBM Directors, recent CNBM Directors, CNBM Shareholders or recent CNBM Shareholders on the other hand having any connection with or dependence upon the Merger.

(ii)	There is no agreement or arrangement to which Sinoma is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a condition to the Merger.

(iii)	The emoluments of the Sinoma Directors will not be affected by the Merger or by any associated transaction.

APPENDIX IV	GENERAL INFORMATION

(iv)	As at the Latest Practicable Date, no person who owned or controlled any Sinoma Shares or any convertible securities, warrants, options or derivatives in respect of Sinoma Shares had irrevocably committed themselves to vote their Sinoma Shares (as the case may be) in favour of or against the resolutions in respect of the Merger.

(4)	Arrangements with CNBM in connection with the Merger

(i)	Save as disclosed in paragraph 4 headed “Principal Terms of the Merger Agreement” in the section headed “Letter from Sinoma’s Board”, there is no agreement, arrangement or undertaking, including any compensation arrangement, between CNBM or any party acting in concert with it on the one hand and any of the Sinoma Directors, recent Sinoma Directors, Sinoma Shareholders or recent Sinoma Shareholders on the other hand having any connection with or dependence upon the Merger.

(ii)	There is no agreement or arrangement to which CNBM is a party which relate to the circumstances in which it may or may not invoke or seek to invoke a condition to the Merger.

(iii)	The emoluments of the CNBM Directors will not be affected by the Merger or by any associated transaction.

(iv)	As at the Latest Practicable Date, CNBM does not have any intention to transfer, charge or pledge any Sinoma Share acquired pursuant to the Merger to any other person.

(v)	As at the Latest Practicable Date, there were no arrangements of the kind referred to in Note 8 to Rule 22 of the Takeovers Code which existed between CNBM or any of the parties acting in concert with CNBM and any other person.

(vi)	As at the Latest Practicable Date, no person who owned or controlled any CNBM Shares or any convertible securities, warrants, options or derivatives in respect of CNBM Shares had irrevocably committed themselves to vote their CNBM Shares (as the case may be) in favour of or against the resolutions in respect of the Merger.

APPENDIX IV	GENERAL INFORMATION

13.	MATERIAL CONTRACTS

(1)	In respect of Sinoma

The following contracts (being contracts not entered into in the ordinary course of business) have been entered into by members of Sinoma Group from the date two years immediately before the date of the Joint Announcement up to and including the Latest Practicable Date and which are or may be material:

(i)	a finance lease agreement dated 25 December 2015 entered into between Xinjiang Tianshan Cement Co., Ltd. (“Tianshan Cement”, a 35.49%-owned subsidiary of Sinoma) and Bank of Communications Financial Leasing CO., Ltd. (“Bocom Financial Leasing”), pursuant to which (a) Tianshan Cement will sell and Bocom Financial Leasing will purchase, the fixed assets to be transferred by Tianshan Cement to Bocom Financial Leasing at an aggregate consideration of RMB300,000,000; (b) Bocom Financial Leasing will lease back the aforesaid assets to Tianshan Cement for a period of approximately 36 months at an estimated aggregate lease consideration of RMB320,840,625; and (c) Tianshan Cement will pay a non-refundable consultancy service fee of RMB8,400,000 to Bocom Financial Leasing;

(ii)	a joint finance lease agreement dated 25 December 2015 entered into among Tianshan Cement, Xinjiang Fukang Tianshan Cement Co., Ltd. (“Fukang Tianshan”, a wholly-owned subsidiary of Tianshan Cement) and Zhongyuan Financial Leasing (Shanghai) Co., Ltd. (“Zhongyuan Financial Leasing”), pursuant to which (a) Tianshan Cement and Fukang Tianshan, being the lessees, will sell, and Zhongyuan Financial Leasing, being the lessor, will purchase, the fixed assets to be transferred by Fukang Tianshan to Zhongyuan Financial Leasing at an aggregate consideration of RMB270,000,000; and (b) Zhongyuan Financial Leasing will lease back the aforesaid assets to Tianshan Cement and Fukang Tianshan for a period of approximately 24 months at an estimated aggregate lease consideration of RMB298,174,651.38;

(iii)	an equipment procurement contract (“Equipment Procurement Contract”) dated 23 February 2016 entered into between Sinoma Science & Technology Co., Ltd. (“Sinoma Science & Technology”, a 60.24%-owned subsidiary of Sinoma) and DaLian Rubber & Plastics Machinery Co., Ltd. (“DaLian Rubber & Plastics”), pursuant to which DaLian Rubber & Plastics has agreed to sell 2 lithium membrane production lines with a single capacity of 60 million square meters and ancillary engineering to a company contemplated to be established under the Equipment Procurement Contract and to be in charge of the overall graphic design of plant area and the design of factories for the relevant construction project, with the aggregate consideration thereunder being RMB277.90 million;

APPENDIX IV	GENERAL INFORMATION

(iv)	a promoters’ agreement dated 3 March 2016 entered into among Sinoma Science & Technology, Nanjing Fiberglass R&D Institute Co., Ltd. (“NRDI”, a wholly-owned subsidiary of Sinoma Science & Technology) and Tengzhou Yingke Hezhong Investment Management Centre (Limited Partnership) (“Yingke Hezhong”), pursuant to which Sinoma Science & Technology, NRDI and Yingke Hezhong have agreed to establish a joint venture company in the PRC that proposed to be named as Sinoma Lithium Membrane Co. Ltd. (“Lithium Membrane Company”) with a registered capital of RMB0.3 billion, and Sinoma Science & Technology and the NRDI shall contribute RMB160 million and RMB100 million in cash to Lithium Membrane Company respectively;

(v)	a sale and purchase contract in relation to leaseback dated 24 June 2016 entered into between Fukang Tianshan and Greatwall Guoxing Finance Leasing Company Limited (“Lessor”), pursuant to which Fukang Tianshan agreed to sell the production equipment to the Lessor at a total consideration of RMB300,000,000;

(vi)	a leaseback contract (“Leaseback Contract”) dated 24 June 2016 entered into between Fukang Tianshan and the Lessor, pursuant to which (a) the Lessor has agreed to leaseback the aforementioned production equipment to Fukang Tianshan for a period of 36 months with an aggregate lease consideration payable by Fukang Tianshan to the Lessor to be determined with reference to the principal amounts, being RMB300,000,000 and the lease interest which is expected to be RMB22,286,193.29; and (b) Fukang Tianshan will pay a non-refundable handling fee of RMB9,900,000 (inclusive of added-value tax) to the Lessor;

(vii)	a mortgage contract dated 24 June 2016 entered into between Fukang Tianshan and the Lessor, pursuant to which Fukang Tianshan agreed and the Lessor agreed to accept Fukang Tianshan to mortgage certain cement production equipment, houses and lands of Fukang Tianshan to guarantee its liability to the Lessor under the Leaseback Contract, with guarantee amount thereof being RMB322,286,193.29;

(viii)	a share subscription contract dated 28 September 2016 entered into between Sinoma and Tianshan Cement, pursuant to which Sinoma has agreed to subscribe for no more than 167,638,483 A Shares (inclusive) at the subscription price as stipulated therein, of which the aggregate consideration shall be no more than RMB1,150 million (inclusive);

(ix)	finance lease contracts (“Kuche Finance Lease Contracts”) dated 18 November 2016 entered into among Tianshan Cement, Kuche Tianshan Cement Co., Ltd. (“Kuche Tianshan”, a subsidiary of Tianshan Cement) and Taiping & Sinopec Financial Leasing Co., Ltd. (“Taiping & Sinopec”), pursuant to which (a) Tianshan Cement and Kuche Tianshan agreed to sell and Taiping & Sinopec agreed to purchase the equipment, structures and ancillary facilities to be transferred by Tianshan Cement and Kuche Tianshan to Taiping & Sinopec at an aggregate consideration of RMB645,000,000; (b) Taiping & Sinopec agreed to lease back the aforesaid assets to Tianshan Cement and Kuche Tianshan for a period of 60 months at an estimated aggregate lease consideration of RMB719,920,983.96; and (c) Tianshan Cement and Kuche Tianshan agreed to pay a non-refundable handling fee of RMB7,740,000 to Taiping & Sinopec;

APPENDIX IV	GENERAL INFORMATION

(x)	guarantee contracts dated 18 November 2016 entered into between Sinoma and Taiping & Sinopec, pursuant to which Sinoma agrees to provide Taiping & Sinopec with an irrevocable joint liability guarantee for Tianshan Cement and Kuche Tianshan’s obligations and responsibilities under Kuche Finance Lease Contracts;

(xi)	a finance lease contract (“Aksu Finance Lease Contract”) dated 18 November 2016 entered into among Tianshan Cement, Aksu Tianshan Duolang Cement Co., Ltd. (“Aksu Tianshan”, a subsidiary of Tianshan Cement) and Taiping & Sinopec, pursuant to which (a) Tianshan Cement and Aksu Tianshan agreed to sell and Taiping & Sinopec agreed to purchase the equipment, structures and ancillary facilities to be transferred by Tianshan Cement and Aksu Tianshan to Taiping & Sinopec at an aggregate consideration of RMB355,000,000; (b) Taiping & Sinopec agreed to lease back the aforesaid assets to Tianshan Cement and Aksu Tianshan for a period of 60 months at an estimated aggregate lease consideration of RMB396,235,580.31; and (iii) Tianshan Cement and Aksu Tianshan agreed to pay a non-refundable handling fee of RMB4,260,000 to Taiping & Sinopec;

(xii)	a guarantee contract dated 18 November 2016 entered into between Sinoma and Taiping & Sinopec, pursuant to which Sinoma agrees to provide Taiping & Sinopec with an irrevocable joint liability guarantee for Tianshan Cement and Aksu Tianshan’s obligations and responsibilities under Aksu Finance Lease Contracts;

(xiii)	a capital increase agreement dated 30 December 2016 entered into between Taishan Fiberglass Inc. (“CTG”, a subsidiary of Sinoma) and Zoucheng Municipal Asset Operation Co., Ltd. (“Asset Operation Company”), pursuant to which CTG has agreed to make a capital contribution to Taishan Fiberglass Zoucheng Co., Ltd. (“Zoucheng Company”) in the amount of RMB350 million in cash. Upon completion of the capital increase, the registered capital of Zoucheng Company shall be RMB1,151,291,614 and Zoucheng Company shall be held as to 91.18% and 8.82% by CTG and Asset Operation Company, respectively;

(xiv)	an equipment procurement contract dated 24 January 2017 entered into between Lithium Membrane Company and DaLian Rubber & Plastics, pursuant to which DaLian Rubber & Plastics has agreed to sell 2 wet process lithium battery membrane production lines and the auxiliary facilities thereof to Lithium Membrane Company, with the aggregate consideration thereunder being RMB303 million;

APPENDIX IV	GENERAL INFORMATION

(xv)	a finance lease contract (“Yecheng Finance Lease Contract”) dated 15 May 2017 entered into between Yecheng Tianshan Cement Co., Ltd. (“Yecheng Tianshan”, a subsidiary of Tianshan Cement) and China Reform Financial Leasing Co., Ltd. (“China Reform”), pursuant to which (a) Yecheng Tianshan agreed to sell and China Reform agreed to purchase certain equipment and the substitutes, attachments, additives, renovation and ancillary facilities thereof to be transferred by Yecheng Tianshan to China Reform at an aggregate consideration of RMB500,000,000; (b) China Reform agreed to lease back the aforesaid assets to Yecheng Tianshan for a period of 36 months at an estimated aggregate lease consideration of RMB538,544,270.82; and (c) Yecheng Tianshan agreed to pay a non-refundable handling fee of RMB11,500,000 to China Reform;

(xvi)	a guarantee contract dated 15 May 2017 entered into between Tianshan Cement and China Reform, pursuant to which Tianshan Cement shall provide China Reform with an irrevocable joint liability guarantee for Yecheng Tianshan’s responsibilities under the Yecheng Finance Lease Contract; and

(xvii)	the Merger Agreement.

(2)	In respect of CNBM

The following contracts (being contracts not entered into in the ordinary course of business) have been entered into by members of CNBM Group from the date two years immediately before the date of the Joint Announcement up to and including the Latest Practicable Date and which are or may be material:

(i)	a framework agreement dated 13 October 2015 entered into between Beijing New Building Material Public Limited Company (“BNBM”) and Taishan Gypsum Company Limited (“Taishan Gypsum”, a 65%-owned, directly and indirectly, subsidiary of BNBM) minority shareholders in relation to the acquisition of the 35% equity interest in Taishan Gypsum held by Taishan Gypsum minority shareholders collectively through a private issuance of BNBM shares to Taishan Gypsum minority shareholders, pursuant to which BNBM will directly and indirectly hold 100% equity interest in Taishan Gypsum and Taishan Gypsum minority shareholders will become shareholders of BNBM;

(ii)	supplemental agreements dated 15 January 2016 and 25 January 2016 entered into between Beijing New Building Material Public Limited Company and Taishan Gypsum Company Limited minority shareholders respectively in relation to the framework agreement dated 13 October 2015, pursuant to which the parties agreed that the transaction price of the target assets (i.e. 35% of the equity interests of Taishan Gypsum Company Limited) shall be RMB4,195,499,000 and Taishan Gypsum Company Limited minority shareholders agreed to provide compensation for the contingent risks arising from the acquisition of the target assets and lock up the 97,590,590 shares acquired by Beijing New Building Material Public Limited Company. The transaction has been completed as at the Latest Practicable Date;

APPENDIX IV	GENERAL INFORMATION

(iii)	a finance lease agreement dated 25 April 2016 entered into among Lincheng Zhonglian Fushi Cement Company Limited, Nanjing Zhonglian Cement Company Limited, Tai’an Zhonglian Cement Company Limited, Tengzhou Zhonglian Cement Company Limited, Xintai Zhonglian Taifeng Cement Company Limited, Xuzhou Zhonglian Cement Company Limited, Jingang (Group) Baishan Cement Company Limited, Jiamusi North Cement Company Limited, Huanan Branch, Liaoyuan Weijin Jingang Cement Company Limited, Yichun North Cement Company Limited, Guizhou Delong Cement Company Limited, Jiahua Special Cement Company Limited, Jiahua Cement Plant, Yunnan Pu’er Southwest Cement Company Limited and Sichuan Wangcang Southwest Cement Company Limited (each a “Lessee” and collectively “Lessees”), CNBM and Industrial Bank Financial Leasing Co., Ltd. (“IBFL”), pursuant to which the Lessees will sell, at an aggregate consideration of RMB3 billion, and IBFL will purchase, at such aggregate consideration, the assets to be transferred by the Lessees to IBFL, and leased back by IBFL to the Lessees and CNBM with an aggregate net asset value of RMB3,175,889,371 as at 31 March 2016 (“Leased Assets”) at an consideration of RMB3 billion; and the Leased Assets will be leased back to each relevant Lessee and the CNBM jointly for the lease period;

(iv)	a cooperation agreement dated 7 December 2016 entered into between South Graphite (a company 50% owned by CNBM Investment Company Limited, a wholly-owned subsidiary of the Company) and CNBM United, pursuant to which the parties agreed to establish a joint venture, i.e. South Graphite New Material Co., Ltd. in the PRC. The transaction has been completed as at the Latest Practicable Date;

(v)	a transfer contract of state-owned land use rights dated 18 January 2017 entered into between China Triumph International Engineering Company Limited (“China Triumph”, a 91% directly-owned subsidiary of CNBM) and Bengbu China Optoelectronics Technology Co., Ltd. (“Bengbu COE”, a 55% indirectly-owned subsidiary of CNBM Parent), pursuant to which China Triumph agreed to transfer the land use rights of the land to Bengbu COE at a consideration of RMB65.05 million. The transaction has been completed as at the Latest Practicable Date;

(vi)	a capital contribution agreement dated 23 January 2017 entered into between Zhongfu Shenying Carbon Fiber Company Limited (a 100% directly-held subsidiary of CNBM), Lianyungang Yingyou Textile Machinery Group Co., Ltd., Jiangsu Aoshen and CNBM United Investment Co., Ltd. (a 100% directly-held subsidiary of CNBM Parent) pursuant to which parties to the capital contribution agreement should make a capital contribution to Zhongfu Shenying in cash at a consideration of RMB107,238,606. The transaction has been completed as at the Latest Practicable Date;

APPENDIX IV	GENERAL INFORMATION

(vii)	an agreement dated 7 February 2017 entered into among China Triumph, Anhui Huagang Photoelectric Materials Technology Group Co., Ltd. (“Huagang Group”), Bengbu Design & Research Institute for Glass Industry (“Bengbu Institute”) and Luoyang Glass Company Limited (“Luoyang Glass”, a subsidiary of CNBM Parent indirectly controlled by CNBM Parent through Triumph Group as to 33.04%) pursuant to which China Triumph, Huagang Group and Bengbu Institute have conditionally agreed to purchase an aggregate of 100% equity interest in Tongcheng New Energy at a consideration of RMB247,266,100 (subject to adjustment);

(viii)	a supplemental agreement dated 21 April 2017 entered into among each of the Lessees, CNBM and IBFL, pursuant to which (1) the lease period under each finance lease agreement will be extended from one year to three years commencing on the relevant lease inception date; and (2) the aggregate lease consideration payable by the Lessees and CNBM comprises the aggregate lease interest and the aggregate lease principal in the amount of RMB3 billion. Save as what set out in the supplemental agreement, the finance lease agreements dated 25 April 2016 remain in full force;

(ix)	a supplemental sale and purchase agreement (“Supplemental SPA”) and a supplemental profit guarantee indemnity agreement (“Supplemental PGIA”) dated 7 August 2017 entered into among China Triumph, Huagang Group, Bengbu Institute and Luoyang Glass, pursuant to which the consideration under the original sale and purchase agreement (“Original SPA”) and original profit guarantee indemnity agreement (“Original PGIA”) dated 7 February 2017 is adjusted. The Supplemental SPA and Supplemental PGIA will become effective upon the Original SPA and Original PGIA becoming effective. Save as what set out in the Supplemental SPA and Supplemental PGIA, the terms of the Original SPA and Original PGIA remain unchanged;

(x)	an equity transfer agreement dated 18 August 2017 entered into between North Cement Company Limited (“North Cement”, a 70% owned subsidiary of CNBM) and Mudanjiang North Cement Company Limited (“MNC”) pursuant to which North Cement has agreed to purchase and MNC has agreed to sell the target equity interests;

(xi)	an equity transfer agreement dated 18 August 2017 entered into between North Cement and Liaoyuan Jingang Cement (Group) Company Limited (“Jingang Group”), pursuant to which North Cement has agreed to purchase and Jingang Group has agreed to sell the equity interests in MNC. The transaction has been completed as at the Latest Practicable Date; and

(xii)	the Merger Agreement.

APPENDIX IV	GENERAL INFORMATION

14.	MATERIAL LITIGATION

(1)	In respect of Sinoma

As at the Latest Practicable Date, save for the litigations as disclosed below, none of the members of the Sinoma Group was engaged in any litigation of material importance and there was no litigation or claim of material importance known to Sinoma Directors to be pending or threatened by or against any member of the Sinoma Group.

Sinoma Equipment & Engineering Corp., Ltd. (“Sinoma E&E”, a subsidiary of Sinoma) filed a civil action to the court in respect of its sales contract disputes with SinoSteel Guangdong Co., Ltd., and appealed to the court in respect of the first instance judgment received. Sinoma E&E filed an action against SinoSteel Guangdong Co., Ltd. to the court again on the basis of unjust enrichment after receiving the second instance judgement of this case, and the first instance judgement thereof had been made by the court. Sinoma E&E had appealed to the court in this regard, which had been accepted by the court.

(2)	In respect of CNBM

As at the Latest Practicable Date, save for the gypsum board litigation in the United States as disclosed below, none of the members of the CNBM Group was engaged in any litigation of material importance and there was no litigation or claim of material importance known to the CNBM Directors to be pending or threatened by or against any member of the CNBM Group.

References are made to the overseas regulatory announcement of CNBM dated 30 May 2010 in respect of an announcement released by BNBM, relating to the gypsum board incident in the United States and the information on subsequent development of the gypsum board litigation in the United States set out in the announcements dated 18 July 2014, 20 August 2014, 13 February 2015, and 13 March 2015, the 2014 annual report, the 2015 interim report, the 2015 third-quarterly report and the 2015 annual report, the 2016 interim report, the 2016 annual report and the announcement dated 22 June 2017 of CNBM.

In June 2017, having considered factors including costs of litigation and potential impact on other gypsum board litigation to which BNBM and/or Taishan Gypsum are parties, each of BNBM and Taishan Gypsum has reached settlement with the plaintiffs of one of the gypsum board cases, namely Lennar Homes, LLC and U.S. Home Corporation (the “Lennar”). According to terms of settlement, BNBM and Taishan Gypsum have agreed to pay Lennar US$500,000 and US$6,000,000, respectively. The litigations filed by Lennar against BNBM and Taishan Gypsum have been closed.

CNBM, BNBM and Taishan Gypsum have respectively engaged domestic and overseas lawyers to consider and assess the litigation strategy and defence, as well as its impact on each of the parties above. CNBM will make further disclosure as and when necessary or appropriate based on the progress of the litigation.

APPENDIX IV	GENERAL INFORMATION

15.	EXPERTS’ QUALIFICATIONS AND CONSENT

(a)	The professional advisers who have been named in this document or given their opinion or advice which are contained in this document are set out below (in alphabetical order):

Name	Qualification

Baker Tilly Hong Kong Limited	Certified Public Accountants

CICC	a licensed corporation under the SFO, licensed to carry out Type 1 (dealing in securities), Type 2 (dealing in futures contracts), Type 4 (advising on securities), Type 5 (advising on futures contracts) and Type 6 (advising on corporate finance) regulated activities

Morgan Stanley	a licensed corporation under the SFO, licensed for Type 1 (dealing in securities), Type 4 (advising on securities), Type 5 (advising on futures contracts), Type 6 (advising on corporate finance) and Type 9 (asset management) regulated activities

Oceanwide Capital Limited	a licensed corporation under the SFO, licensed to carry out type 6 (advising on corporate finance) regulated activity

ShineWing Certified Public Accountants LLP	Certified Public Accountants

(collectively, “Experts”)

(b)	As at the Latest Practicable Date, save as disclosed in the section headed “Letter from Sinoma’s Board – 2. Background Information of the Merger – (5) Rights and Interests in Sinoma Shares and CNBM Shares and respective derivatives” each of the Experts did not, directly or indirectly, own shares or any rights to subscribe or nominate others to subscribe any securities of any member company of the Post-Merger CNBM, whether or not such rights are legally enforceable.

(c)	Each of the Experts has given and has not withdrawn its written consent to the printing of this document with the inclusion of references to its name in the form and context in which they respectively appear.

(d)	As at the Latest Practicable Date, each of the Experts had not owned any direct or indirect interests in any asset that had been purchased or sold or leased, or proposed to be purchased or sold or leased by any member company of the Post-Merger CNBM since 31 December 2016 (namely the preparation date of the latest published consolidated financial statements of the CNBM Group and Sinoma Group).

APPENDIX IV	GENERAL INFORMATION

16.	SERVICE CONTRACTS IN RESPECT OF SINOMA

As at the Latest Practicable Date, Sinoma has entered into service contracts with all of the Sinoma Directors, namely, Mr. Liu Zhijiang, Mr. Peng Jianxin, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang, Mr. Wang Fengting, Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin. The term of office of each Sinoma Director is effective from the date of approval by the Sinoma Shareholders at the first extraordinary general meeting for the year 2016 for a period of three years. The remuneration of Sinoma Directors shall be determined by Sinoma Shareholders in accordance with the remuneration administrative measures of Sinoma.

As disclosed in the annual report of Sinoma for the year ended 31 December 2016, the remuneration of Sinoma Directors for the year ended 31 December 2016 are as follows:

				Fixed	Variable
		Commencement	Expiry date of	remuneration	remuneration
		date of service	service	under service	under service
Name	Title	contract	contract	contract	contract

Mr. Liu Zhijiang	Executive director	29 July 2016	28 July 2019	–	–
Mr. Li Xinhua	Non-executive director	29 July 2016	28 July 2019	–	–
Mr. Li Jianlun	Non-executive director	29 July 2016	28 July 2019	–	–
Mr. Wang Fengting	Non-executive director	29 July 2016	28 July 2019	–	–
Mr. Peng Jianxin	Executive director	29 July 2016	28 July 2019	RMB1,528,216.05 per year	–
Mr. Leung Chong shun	Independent non-executive director	29 July 2016	28 July 2019	RMB180,000 per year	–
Mr. Wang Zhulin	Independent non-executive director	29 July 2016	28 July 2019	–	–
Mr. Lu Zhengfei	Independent non-executive director	29 July 2016	28 July 2019	RMB180,000 per year	–
Mr. Shen Yungang	Non-executive director	21 December 2016	20 December 2019	–	–

Save as disclosed above, as at the Latest Practicable Date, there were no service contracts entered into by any Sinoma Directors with any member company of the Sinoma Group (1) which (including both continuous or fixed term contracts) had been entered into or amended within six months before the date of the Joint Announcement, (2) which were continuous contracts with a notice period of 12 months or more, or (3) which were fixed term contracts with more than 12 months to run irrespective of the notice period.

APPENDIX IV	GENERAL INFORMATION

17.	OTHER INFORMATION

(a)	Principal members of CNBM’s concert group: (i) CNBM Parent; (ii) Sinoma Parent; (iii) Sinoma; (iv) CICC; and (v) Morgan Stanley.

(b)	CNBM was established in the PRC as a joint stock limited liability company on 28 March 2005.

(c)	The address of the registered office and principal place of business of CNBM is located at Tower 2 (Building B), Guohai Plaza, 17 Fuxing Road, Haidian District, Beijing, the PRC. The address of CNBM’s principal place of business in Hong Kong is Level 54, Hopewell Centre, 183 Queen’s Road East.

(d)	CICC is one of the joint financial advisers to CNBM in relation to the Merger and its address is at 29th Floor, One International Finance Centre, 1 Harbour View Street, Central, Hong Kong.

(e)	Morgan Stanley is one of the joint financial advisers to CNBM in relation to the Merger and its address is at International Commerce Centre, 1 Austin Road West, Kowloon, Hong Kong.

(f)	In case of inconsistency, the English version of this document shall prevail over the Chinese version.

18.	DOCUMENTS AVAILABLE FOR INSPECTION

Copies of the following documents are available for inspection from the date of this document until the date of the Sinoma EGM (both dates inclusive): (1) at the principal place of business in Hong Kong of Sinoma at 7th Floor, Hong Kong Trade Centre, 161-167 Des Voeux Road Central during normal business hours (i.e. from 9:30 a.m. to 5:00 p.m. on Monday to Friday, excluding public holdings), (2) on the website of Sinoma at http://www.sinoma-ltd.cn/; (3) on the website of the SFC at www.sfc.hk:

(a)	Sinoma’s Articles;

(b)	CNBM’s Articles;

(c)	the annual reports of CNBM for the years ended 31 December 2015 and 2016, and the interim report of CNBM for the six months ended 30 June 2017;

(d)	the annual reports of Sinoma for the years ended 31 December 2015 and 2016, and the interim report of Sinoma for the six months ended 30 June 2017;

(e)	the letter from Sinoma’s Board, the full text of which is set out in this document from pages 12 to 35;

(f)	the letter from the Sinoma Independent Board Committee, the full text of which is set out in this document on page 36;

APPENDIX IV	GENERAL INFORMATION

(g)	the letter from the Sinoma Independent Financial Adviser, the full text of which is set out in this document from pages 37 to 84;

(h)	the letter of consent from each of the Experts;

(i)	the report on the unaudited pro forma financial information of the Enlarged Group, the full text of which is set out in Appendix III to this document;

(j)	the material contracts referred to in the paragraph headed “Material Contracts” in this Appendix;

(k)	the service contracts referred to in the paragraph headed “Service Contracts in respects of Sinoma” in this Appendix; and

(l)	this document.

NOTICE OF SINOMA EGM

(a joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock code: 1893)

NOTICE OF SINOMA EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Sinoma EGM”) of the shareholders of China National Materials Company Limited (“Sinoma”) will be held at 9:30 a.m. on Wednesday, 6 December 2017 at No. 2 meeting room on the 6th Floor, Tower 2, Guohai Plaza, No. 17 Fuxing Road, Haidian District, Beijing, the People’s Republic of China (“PRC”), for the purposes of considering and, if thought fit, passing the following resolutions. Unless otherwise stated, capitalized terms used herein shall have the same meanings as defined in the merger document jointly issued by Sinoma and China National Building Material Company Limited (“CNBM”) dated 20 October 2017.

AS SPECIAL RESOLUTIONS

1.	To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 8 September 2017 entered into between Sinoma and CNBM and the Merger and the transactions contemplated under the Merger Agreement.

2.	To consider and, if thought fit, to approve that any director of Sinoma be authorized to do all such acts and things, to sign and execute all such other documents, deeds and instruments, to make applications to the relevant regulatory authorities and to take such steps as they may consider necessary, appropriate, expedient and in the interest of Sinoma to give effect to and in connection with any transactions contemplated under the Merger Agreement.

AS ORDINARY RESOLUTION

1.	To consider and, if thought fit, to approve the adoption of the share option incentive scheme of Sinoma International Engineering Co., Ltd. (amended draft), which is as described in the summary circulated to the shareholders of Sinoma.

By order of the Board
CHINA NATIONAL MATERIALS COMPANY LIMITED
Liu Zhijiang
Chairman of the Board

Beijing, 20 October 2017

As at the date of this notice, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors.

– EGM-1 –

NOTICE OF SINOMA EGM

Notes:–

1.	Eligibility for Attending the Sinoma EGM

Holders of Sinoma H shares whose names appear on the register of Sinoma maintained by Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong, on Wednesday, 6 December 2017 shall be entitled to attend the Sinoma EGM.

Holders of Sinoma H shares intending to attend and vote at the Sinoma EGM to be held on Wednesday, 6 December 2017 shall lodge all the transfer documents for Sinoma H shares with the relevant share certificates to the H share registrar and transfer office of Sinoma in Hong Kong, Computershare Hong Kong Investor Services Limited, at rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, no later than 4:30 p.m. on Friday, 3 November 2017.

2.	Proxy

(1)	Shareholders entitled to attend and vote at the Sinoma EGM may appoint one or more proxies in writing to attend and vote at the meeting on his behalf. The proxy need not be a shareholder of Sinoma.

(2)	A proxy shall be appointed by a shareholder by a written instrument signed by the appointor or his attorney duly authorized in writing. In case of a corporation, the same must be either under its common seal or under hand of its director(s) or duly authorized attorney(s). If the written instrument is signed by an attorney of the appointor, the power of attorney or other documents of authorization of such attorney shall be notarized.

(3)	To be valid, the notarized power of attorney or other document(s) of authorization (if any) and the form of proxy shall be delivered to (i) the registered office address of Sinoma for holders of domestic shares and unlisted foreign shares; and (ii) Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong, for holders of Sinoma H shares, no less than 48 hours before the time fixed for convening the Sinoma EGM or any adjournment thereof (as the case may be). Completion and return of a form of proxy will not preclude a shareholder from attending and voting in person at the meeting if he so desires.

(4)	If a shareholder appoints more than one proxy, such proxies shall only exercise their voting rights by a poll.

3.	Registration Procedures for Attending the Sinoma EGM

(1)	A shareholder or his proxy shall produce his identification document when attending the Sinoma EGM. Where a shareholder is a legal person, the legal representative of that shareholder or the person authorized by its board of directors or other governing body shall produce a copy of the resolutions of the board of directors or other governing body of such shareholder appointing such person to attend the meeting.

(2)	Shareholders intending to attend the Sinoma EGM shall return to Sinoma the reply slip stating their attendance on or before Wednesday, 15 November 2017.

(3)	A shareholder may return the above reply slip to Sinoma in person, by post or by facsimile to the office of Sinoma or Computershare Hong Kong Investor Services Limited.

4.	Closure of Register of Members

The Register of Members will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017 (both days inclusive), during which period no transfer of shares will be registered.

– EGM-2 –

NOTICE OF SINOMA EGM

5.	Method of Voting at the Sinoma EGM

Pursuant to Rule 13.39 (4) of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, any vote of shareholders at a general meeting must be taken by way of poll. Accordingly, the chairman of the Sinoma EGM will demand a poll in relation to all the proposed resolutions at the Sinoma EGM.

6.	Miscellaneous

(1)	The Sinoma EGM is expected to be held for less than half a day. Shareholders attending the Sinoma EGM shall be responsible for their own travelling and accommodation expenses.

(2)	The address of the Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong is 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

(3)	The registered office and the contact details of Sinoma are:

8th Floor,

Tower 2,

Guohai Plaza,

No. 17 Fuxing Road,

Haidian District,

Beijing 100036

PRC

Telephone: (+86) 10 6813 9666

Fax: (+86) 10 6813 9688

– EGM-3 –

NOTICE OF SINOMA H SHAREHOLDERS’ CLASS MEETING

(a joint stock company incorporated in the People’s Republic of China with limited liability)

(Stock code: 1893)

NOTICE OF SINOMA H SHAREHOLDERS’ CLASS MEETING

NOTICE IS HEREBY GIVEN that the H shareholders’ class meeting (the “Sinoma H Shareholders’ Class Meeting”) of China National Materials Company Limited (“Sinoma”) will be held at 10:30 a.m. or immediately following the conclusion of the Sinoma EGM or any adjournment thereof on Wednesday, 6 December 2017 at No. 2 meeting room on the 6th Floor, Tower 2, Guohai Plaza, No. 17 Fuxing Road, Haidian District, Beijing, the People’s Republic of China (“PRC”), or immediately following the conclusion of the Sinoma EGM or any adjournment thereof for the purpose of considering and, if thought fit, passing the following resolution. Unless otherwise stated, capitalized terms used herein shall have the same meanings as defined in the merger document jointly issued by Sinoma and China National Building Material Company Limited (“CNBM”) dated 20 October 2017.

AS SPECIAL RESOLUTION

1.	To consider and, if thought fit, to approve, confirm and ratify the Merger Agreement dated 8 September 2017 entered into between Sinoma and CNBM and the Merger and the transactions contemplated under the Merger Agreement.

By order of the Board
CHINA NATIONAL MATERIALS COMPANY LIMITED
Liu Zhijiang
Chairman of the Board

Beijing, 20 October 2017

As at the date of this notice, Sinoma’s Board comprises Mr. Liu Zhijiang and Mr. Peng Jianxin as executive directors, Mr. Li Xinhua, Mr. Li Jianlun, Mr. Shen Yungang and Mr. Wang Fengting as non-executive directors, and Mr. Leung Chong Shun, Mr. Lu Zhengfei and Mr. Wang Zhulin as independent non-executive directors.

Notes:

1.	Eligibility for Attending the Sinoma H Shareholders’ Class Meeting

Holders of Sinoma H shares whose names appear on the register of Sinoma maintained by Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong, on Wednesday, 6 December 2017 shall be entitled to attend the Sinoma H Shareholders’ Class Meeting.

Holders of Sinoma H shares intending to attend and vote at the Sinoma H Shareholders’ Class Meeting to be held on Wednesday, 6 December 2017 shall lodge all the transfer documents for Sinoma H shares with the relevant share certificates to the H share registrar and transfer office of Sinoma in Hong Kong, Computershare Hong Kong Investor Services Limited, at rooms 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong, no later than 4:30 p.m. on Friday, 3 November 2017.

– HSCM-1 –

NOTICE OF SINOMA H SHAREHOLDERS’ CLASS MEETING

2.	Proxy

(1)	Shareholders entitled to attend and vote at the Sinoma H Shareholders’ Class Meeting may appoint one or more proxies in writing to attend and vote at the meeting on his behalf. The proxy need not be a shareholder of Sinoma.

(2)	A proxy shall be appointed by a shareholder by a written instrument signed by the appointor or his attorney duly authorized in writing. In case of a corporation, the same must be either under its common seal or under hand of its director(s) or duly authorized attorney(s). If the written instrument is signed by an attorney of the appointor, the power of attorney or other documents of authorization of such attorney shall be notarized.

(3)	To be valid, the notarized power of attorney or other document(s) of authorization (if any) and the form of proxy shall be delivered to (i) the registered office address of Company for holders of domestic shares and unlisted foreign shares; and (ii) Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong, for holders of Sinoma H shares, no less than 48 hours before the time fixed for convening the Sinoma H Shareholders’ Class Meeting or any adjournment thereof (as the case may be). Completion and return of a form of proxy will not preclude a shareholder from attending and voting in person at the meeting if he so desires.

(4)	If a shareholder appoints more than one proxy, such proxies shall only exercise their voting rights by a poll.

3.	Registration Procedures for Attending the Sinoma H Shareholders’ Class Meeting

(1)	A shareholder or his proxy shall produce his identification document when attending the Sinoma H Shareholders’ Class Meeting. Where a shareholder is a legal person, the legal representative of that shareholder or the person authorized by its board of directors or other governing body shall produce a copy of the resolutions of the board of directors or other governing body of such shareholder appointing such person to attend the meeting.

(2)	Shareholders intending to attend the Sinoma H Shareholders’ Class Meeting shall return to Sinoma the reply slip stating their attendance on or before Wednesday, 15 November 2017.

(3)	A shareholder may return the above reply slip to Sinoma in person, by post or by facsimile to the office of Sinoma or Computershare Hong Kong Investor Services Limited.

4.	Closure of Register of Members

The Register of Members will be closed from Saturday, 4 November 2017 to Wednesday, 6 December 2017 (both days inclusive), during which period no transfer of shares will be registered.

5.	Method of Voting at the Sinoma H Shareholders’ Class Meeting

Pursuant to Rule 13.39 (4) of the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited, any vote of shareholders at a general meeting must be taken by way of poll. Accordingly, the chairman of the Sinoma H Shareholders’ Class Meeting will demand a poll in relation to all the proposed resolutions at the Sinoma H Shareholders’ Class Meeting.

6.	Miscellaneous

(1)	The Sinoma H Shareholders’ Class Meeting of Sinoma is expected to be held for less than half a day. Shareholders attending the Sinoma H Shareholders’ Class Meeting shall be responsible for their own travelling and accommodation expenses.

(2)	The address of the Computershare Hong Kong Investor Services Limited, the H share registrar and transfer office of Sinoma in Hong Kong is 17M Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.

– HSCM-2 –

NOTICE OF SINOMA H SHAREHOLDERS’ CLASS MEETING

(3)	The registered office and the contact details of Sinoma are:

8th Floor,

Tower 2,

Guohai Plaza,

No. 17 Fuxing Road,

Haidian District,

Beijing 100036

PRC

Telephone: (+86) 10 6813 9666

Fax: (+86) 10 6813 9688

– HSCM-3 –